Supporting Documentation

Table of Contents

1. Kool, PNAS, December 10, 2002 ..........Page 1
2. Labhasetwar, The FASEB Journal. 2002 ..........Page 13
3. Elaine Shmidt, HealthWire--Nov. 13, 2000 ..........Page 38
4. UCLA Health & Medicine News ..........Page 38
5. Carmia Borek, LE Magazine September 2002 ..........Page 32
6. María A. Blasco et al.
Genes and Development September 15, 1999 ..........Page 40
7. Jerry W. Shay * and Woodring E. Wright
Carcinogenesis October 7, 2004 ..........Page 53
8. Wired News ..........Page 75
9. UT Southwestern Research, June 15, 2001 ..........Page 76
10 Walter D. Funk et al., Experimental Cell Research, 2000 ..........Page 78
11. Ronald DePhinho,
American Chemical Society August 10, 2000 ..........Page 88
12. Swayam Prabha et al.,
Molecular Pharmaceutics Mar 31, 2004 ..........Page 91
13. Calvin B. Harley
Current Molecular Medicine 2005 ..........Page 103
14. Clinical Cancer Res 2004, May 2004 ..........Page 112
15. BBC NEWS August, 2001 ..........Page 113
16. Antonio L. Serrano et al.,
Circulation Research. 2004 ..........Page 115
17. Michael Fossel, M.D., Ph.D, LE Magazine, 2003 ..........Page 137
18. Doctor’s Guide ..........Page 143
19. Ki-Hyuk Shin et al.,
Clinical Cancer Research, April 2004 ..........Page 145
20. Harvard Medical Schools,
Consumer Health Information April 28, 2000 ..........Page 163
21. Stefanie U. Wiemann et al., The FASEB Journal. 2002 ..........Page 165
22. Jayanth Panyam, Advanced Drug Delivery
Reviews, February 2003 ..........Page 187
23. Artandi et al., Biochemical and Biophysical
Research Communications June 2005 ..........Page 215
24. Steven E. Artandi
25. Shanti Menon, Discover, June, 1999 ..........Page 227
27. Geoffrey Mock, Duke University News and Communication
April 22, 2003 ..........Page 231
28 Ki-Hyuk Shin et al.,
Experimental Therapeutics, April 2004 ..........Page 233
29. Bodnar, Science, 16 January 1998 ..........Page 248
30. Baur J., Science, 15 June 2001 ..........Page 258
31. Ribel-Madsen S, Int J Tissue React., 2005 ..........Page 267

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32. Rudolph Lenard EMBO J. 2003 August 1 ..........Page 267
33. Stefanie u. Wiemann et al., the FASEB Journal 2002 ..........Page 283
34. R. Lewis, BioScience, Dec 1998 ..........Page 300
35. Jiang XR et al, Nature Gen, 1999 ..........Page 305
36. Michael Milyavsky, Cancer, November 2003 ..........Page 312
37. Christian Darimont et al.,
Cell Growth & Differentiation, February 2002 ..........Page 332
38. Marion Softsky, the Almanac, May 1999 ..........Page 349
39. Khin Yin Win et al., Biomaterials, May 2005 ..........Page 352
40. S. Jay Olshansky, The Scientist, March 2006 ..........Page 368
41. Johanna Ip, Bioteach Journal, 2004 ..........Page 374
42. Alex Lee, Daily Utah Chronical, Jan 31, 2003 ..........Page 384
43. M. Anwar Iqbal, PhD, FACMG, 1998 ..........Page 386
44. Robert P. Lanza, Science April 2000 ..........Page 389
45. Maria A. Blasco, Nature Reviews Genetics, 2005 ..........Page 400
46. Hartig et al., Nucleic Acids Research, 2004 ..........Page 420
47. Meeker et. al, Clinical Cancer Research, 2004 ..........Page 430
48. Jerry Shay et al., Nature Biotechnology, 2000 ..........Page 446
49. Kristin Leutwyler, Scientific American, 1998 ..........Page 449
50. Antonio L. Serrano, Circulation Research, 2004 ..........Page 451
51. Dr. Massimo Cristofanilli,
MD Anderson Cancer Center, Cancerwise, 2003 ..........Page 465

Exhibit 4.3 Supporting Documents

PNAS | December 10, 2002 | vol. 99 | no. 25 | 15953-15958
Artificial human telomeres from DNA nanocircle templates

Ulf M. Lindström *, Ravi A. Chandrasekaran *, Lucian Orbai *, Sandra A. Helquist *, Gregory P. Miller *, Emin Oroudjev , Helen G. Hansma , and Eric T. Kool *

*Department of Chemistry, Stanford University, Stanford, CA 94305-5080; and Department of Physics, University of California, Santa Barbara, CA 93106. Edited by Peter B. Dervan, California Institute of Technology, Pasadena, CA, and approved October 9, 2002 (received for review July 3, 2002)

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Abstract

Human telomerase is a reverse-transcriptase enzyme that synthesizes the multikilobase repeating hexamer telomere sequence (TTAGGG)n at the ends of chromosomes. Here we describe a designed approach to mimicry of telomerase, in which synthetic DNA nanocircles act as essentially infinite catalytic templates for efficient synthesis of long telomeres by DNA polymerase enzymes. Results show that the combination of a nanocircle and a DNA polymerase gives a positive telomere-repeat amplification protocol assay result for telomerase activity, and similar to the natural enzyme, it is inhibited by a known telomerase inhibitor. We show that artificial telomeres can be engineered on human chromosomes by this approach. This strategy allows for the preparation of synthetic telomeres for biological and structural study of telomeres and proteins that interact with them, and it raises the possibility of telomere engineering in cells without expression of telomerase itself. Finally, the results provide direct physical support for a recently proposed rolling-circle mechanism for telomerase-independent telomere elongation.

rolling-circle replication | primer extension | telomerase | TRAP assay

Abbreviations: pol , DNA polymerase ; pol , DNA polymerase ; KF, Klenow fragment; DV, Deep Vent DNA polymerase; TRAP, telomere-repeat amplification protocol; AFM, atomic force microscopy
________________________________________
The telomerase enzyme synthesizes the multikilobase repeating hexamer telomere sequence (TTAGGG)n at the ends of chromosomes (1-3). The protein component shares significant sequence homology with known reverse transcriptases. Unlike common reverse transcriptases, however, telomerase is a ribonucleoprotein in which the associated RNA fragment (human telomerase RNA) acts as the template for addition of this G-rich sequence. To make multiple repeats, the enzyme shuttles every six nucleotides to initiate a new hexamer. Although the protein and RNA components of human telomerase have been cloned, telomerase is difficult to reconstitute in pure form. Standard telomerase preparations from cell extracts have low activity and purity and only moderate processivity. As a result, it is difficult to prepare G-rich telomere repeats for structural and functional studies. Here we describe an approach to functional mimicry of telomerase by providing a synthetic template for common DNA polymerases that encodes essentially infinite telomere repeats. This synthetic template consists of a nanometer-scale circular DNA encoding the telomeric G-rich strand. This telomerase-mimicking system allows for simple and efficient synthesis of long telomere repeats.

Replication of very small circular DNA templates by polymerase enzymes has been shown to result in the synthesis of repeating DNAs complementary to the circle (4, 5). Small (nanometer-scale) circular single-stranded DNAs as short as 18 nt are known to act as substrates for a number of DNA polymerases, and rolling-circle amplification on such templates recently has become broadly useful as an isothermal amplification method (6-8). The only requirements for successful rolling replication with such small circles are a DNA polymerase, nucleoside triphosphates, and a primer 3' end complementary to a portion of the circle. We recognized that a primer representing a telomere 3'-overhanging end sequence might be a substrate for extension by the rolling-circle mechanism if a DNA nanocircle were complementary to the 3' end. Elongation of this primer (Fig. 1) would result in extension of the telomere sequence isothermally, mimicking the action of telomerase itself. This extension is biologically relevant, because telomere length is a primary determinant of replicative life span of human cells (9, 10). Moreover, the ability to readily synthesize long telomeric repeats should facilitate structural and functional studies of telomeres greatly.

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Materials and Methods

Telomere-Encoding Nanocircles. DNA circles were synthesized and purified from linear precursors according to published procedures (11). Circularity was confirmed by nicking with S1 endonuclease; gel electrophoretic analysis of the products of S1 cleavage showed mobility identical to that of a linear 54-mer of the same sequence. [In brief, this problem arises because closure by ligase requires the addition of a short DNA splint complementary to the ends, bringing the reactive ends together. In a perfect repeat, such a splint will bind not to the ends but rather to the intact repeats (12).] The HT54 nanocircle required special base-protection strategies and was prepared as described (12). All synthetic oligonucleotides were purified by denaturing PAGE.

Telomere Primer Extension. All extension reactions contained 100 nM circle, 100 µM 18-mer primer (5'-TTAGGGTTAGGGTTAGGG-3'), and 1 mM each of dATP, dCTP, dGTP, and dTTP in a total reaction volume of 25 µl. For calf thymus DNA polymerase (pol , Chimerx, Milwaukee, WI), reactions contained 60 mM Tris*HCl (pH 8.0), 5 mM MgCl2, 0.3 mg/ml BSA, 1 mM DTT, 0.1 mM spermidine, and 0.15 units/µl pol . Reactions using human DNA polymerase (pol , Chimerx) contained 50 mM Tris*HCl (pH 8.7), 5 mM MgCl2, 100 mM KCl, 0.4 mg/ml BSA, 1 mM DTT, and 0.16 units/µl pol . Reactions using exo minus Klenow fragment of DNA pol I (KF-, United States Biochemical) contained 50 mM Tris*HCl (pH 7.5), 10 mM MgCl2, 1 mM DTT, 50 µg/ml BSA, and 0.4 units/µl KF-. For Sequenase 2.0 (exonuclease-free T7 DNA polymerase, United States Biochemical), reactions contained 40 mM Tris*HCl (pH 7.5), 20 mM MgCl2, 0.2 mM DTT, and 0.52 units/µl Sequenase. Reactions using thermophilic Deep Vent DNA polymerase (DV, New England Biolabs) contained 10 mM KCl, 10 mM (NH4)2SO4, 20 mM Tris*HCl (pH 8.8), 2.0 mM MgSO4, 0.1% Triton X-100, and 0.08 units/µl DV. The DV reactions were incubated at 70deg. C, whereas all other extension reactions were carried out at 37deg. C. All reactions proceeded for 3 h and were stopped by the addition of an equal volume of PAGE loading buffer (10 mM EDTA in formamide). Reaction mixtures then were run on 20% denaturing PAGE gels at 30 W for 2 h.

DNA sequencing of single-stranded circle-extension products was carried out after extension with pol . Polymerase reaction conditions were as follows: 100 nM circle/100 nM primer/1 mM each of dATP, dTTP, dCTP and dGTP (Roche Biosciences, Palo Alto, CA)/8 units of human DNA pol (Chimerx)/reaction buffer (50 mM Tris*HCl (pH 8.7)/10 mM MgCl2/100 mM KCl/0.2 mg/ml BSA/1.0 mM DTT) were incubated as 50-µl reactions for 4 h. Reactions were purified immediately by using the QIAquick PCR purification kit (Qiagen, Valencia, CA) to isolate single-stranded DNA larger than primer, which was subsequently concentrated and redissolved in water. The sequencing primer was 5'-dCCC TAA CCC TAA CCC TAA CC. Products were sequenced by Sanger methods at Biotech Core (Palo Alto, CA).

Telomere-Repeat Amplification Protocol (TRAP) Assay. TRAP-assay reactions were performed in two steps, with separate elongation and amplification reactions. Each 25-µl reaction contained 12.5 pmol of telomerase substrate primer (5'-dAGC ATC CGT CGA GCA GAG TT-3') and 1 mM each of dATP, dGTP, and dTTP in pol or Klenow buffer. Circle, if included, was present at 100 nM; pol was used at 0.2 units/µl, Klenow (exo-) polymerase was used at 0.01 units/µl, or 1 µl of a 3-[(3-cholamidopropyl)dimethylammonio]-1-propanesulfonate (CHAPS) extract from HeLa cells (National Cell Culture Center) was used as the telomerase sample. Elongation reactions were run at 30deg. C for 10 min and terminated by heating at 90deg. C for 1 min, and the products were ethanol-precipitated then resuspended in 15 µl of water for the amplification reaction. TRAP reactions (25-µl) were run as described (13, 14). Five microliters of native loading buffer was added to each sample, and the products were separated by native PAGE on a 10% 0.5x Tris-borate-EDTA (TBE) nondenaturing gel. Labeled products were visualized by exposure to autoradiography films.

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Inhibition Studies. Primer d(TTAGGG)4 was incubated with TMPyP4 (Aldrich) in the presence of pol buffer and dNTPs at 37deg. C for 30 min. HT54 nanocircle and pol then were added, bringing the final concentrations to 100 nM primer/100 nM circle/1x pol buffer/0.16 units/ml pol /1 mM each of dATP, dGTP, dCTP, and dTTP. Reactions proceeded for 10 min at 37deg. C and were stopped by the addition of an equal volume of PAGE loading buffer followed by heating at 90deg. C for 90 sec. Samples then were stored at -70deg. C. Reaction products were run on 10% denaturing PAGE gels at 30 W for 2.5 h. Gels were scanned by using a Molecular Dynamics Storm 860 PhosphorImager, and reaction products were quantified by using IQMAC 1.2 software. All reactions were repeated five times; averages are shown with standard deviations as error bars.

Atomic Force Microscopy (AFM). Telomere extension reactions were performed essentially as described above except with 1.3 units/µl Sequenase/20 nM HT54 circle/200 nM 18-mer primer. Circle and primer were annealed by heating to 95deg. C for 3 min and then cooling to 38deg. C over a period of 15 min. Reaction was begun by adding Sequenase and dNTPs and continued for 4 h at 38deg. C. Samples were stored overnight at 4deg. C or longer at -10deg. C. For AFM imaging, samples were diluted 10-fold with 40 mM Hepes (pH 7.4)/10 mM MgCl2; 5-µl aliquots on freshly cleaved mica were incubated for 3 min at ambient temperature, rinsed with a few milliliters of MilliQ-purified water, and dried in a stream of compressed dry N2. Tapping-mode AFM imaging in air was performed with a silicon Nanosensor cantilever, resonant frequency 290-340 kHz, in a MultiMode atomic force microscope (Digital Instruments, Santa Barbara, CA).

Page. 6

Telomere Extension on Metaphase Chromosomes. Metaphase spreads on glass slides were prepared from human 293 human embryonic kidney cells according to standard protocols. Slides were denatured in 70% formamide/2x SSC (1x SSC = 0.15 M sodium chloride/0.015 M sodium citrate, pH 7.0) for 2 min at 72deg. C followed by dehydration in 70, 85, and 95% aqueous ethanol solutions. A 25-µl mixture containing 0.2 mM dATP, 0.2 mM dGTP, 0.02 mM dTTP, 0.05 mM fluorescein-12-dUTP (Molecular Probes), 0.5 µM HT54 nanocircle, 5 units of Taq polymerase, and Thermopol buffer (New England Biolabs) was added to one slide. A similar mixture containing no circle was added to the control slide. Slides were incubated at 68deg. C for 20 min followed by 1 h at 72deg. C. After incubation, they were washed in 4x SSC/0.5% Tween-20 for 10 min at 65deg. C followed by dehydration in 70, 85, and 95% ethanol serially. Counterstaining was performed with a 90% glycerol solution containing 4,6-diamino-2-phenylindole (0.1 µg/ml, Sigma) and diazabicyclo[2.2.2]octane (20 mg/ml, Sigma). Digital images were acquired with a SPOT charge-coupled device camera mounted on a Nikon E800 epifluorescence microscope equipped with appropriate filters. For pol extensions, pretreatment conditions (cell preparation, denaturation, and dehydration) were identical to those for the Taq reaction. Initially, 5 µl of a 12 µM solution of HT54 circle was added to the slide and heated at 95deg. C for 5 min. After cooling to room temperature, 10 µl of nucleotide mix (0.5 mM dATP and dGTP/50 µM dTTP/130 µM fluorescein-12-dUTP) and 5 µl of polymerase solution [10 units of pol in the buffer recommended by the manufacturer (Chimerx)] were added. The slide was sealed and incubated for 1.5 h at 37deg. C. Subsequent steps (washing) were identical to those for the Taq extensions. The scrambled circle control (HT54SCR) had the sequence 5'-CAC TCC ACT CAC AAC ATC CAC ACC TCA CAC TAC AAC TCC AAC ACA CTC ACT CCT-3'.

Results and Discussion

Extension of Telomeric Primers. This approach to mimicry of telomerase requires very small single-stranded DNA circles encoding telomere repeats. Such DNA circles of repetitive sequence are difficult or impossible to construct by standard methods. We initially prepared a chimeric 54-nt circular single-stranded DNA (YT54) encoding two Saccharomyces cerevisiae telomeric hexamers followed by seven human telomeric hexamers (Fig. 1b). This chimeric template sequence was chosen in part because of the problems posed by cyclization of a perfect repeating sequence with standard circle-closing ligation methods. To avoid this we included yeast sequences to allow a splint to bind uniquely at the ends, enabling closure by T4 DNA ligase. As controls we also prepared a sequence-scrambled 54-mer template circle (YS54) and a linear 54-mer of the yeast/human template sequence (YL54).

Page. 7

Standard end-labeled telomeric primers 18 nt in length then were reacted with these templates in the presence of common DNA polymerases and nucleoside triphosphates (Fig. 2). With the YT54 nanocircle, results showed rapid elongation of the primers to lengths ranging from a few hundred to >12 kb after 3 h (Fig. 2a). This is comparable in length to human telomeres, which are commonly 12 kb in length in primary human cells (10, 15). A sequence-scrambled circular control DNA, YS54, showed little or no elongation (data not shown), presumably because of a lack of complementarity to the primer, whereas the linear version of YT54, YL54, generally showed only products with lengths shorter than 100 nt (Fig. 2b). One interesting exception was the thermophilic polymerase, which produced relatively long products with the linear variant. Most enzymes tested showed telomerase-mimicking activity in the presence of the YT54 nanocircle, with thermophilic DV, KF polymerase, and human pol giving the longest products. It is noteworthy that partially purified human telomerase is able to extend telomeres by only a few dozen repeats after similar times (ref. 13 and data not shown); thus rolling-circle templates can especially active in this context.

We then prepared a new DNA nanocircle (HT54) encoding nine uninterrupted human telomeric repeats by application of orthogonal protecting group chemistry that forces the splint to bind only to the ends (12). Rolling-replication experiments in vitro with this nanocircle proceeded as efficiently as with the YT54 chimera (Fig. 2a). Sanger sequencing of the elongated products using the HT54 nanocircle template and human pol confirmed the presence of the expected human repeating sequences encoded by the rolling template (Fig. 2c).

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Mimicry of Positive and Negative Telomerase Activities. The standard method for measuring telomerase activity is the TRAP assay, which amplifies and labels repeating sequences by using a PCR after extension by telomerase (13, 14). We tested whether combinations of nanocircles and DNA polymerases could mimic human telomerase successfully in a TRAP assay. Experiments confirmed that the HT54 nanocircle in combination with pol or the Escherichia coli KF- polymerase does in fact give a positive TRAP-labeling result (Fig. 3a, lanes 5 and 10). Controls lacking enzyme or circle gave negative results (lanes 3 and 4). Comparisons of the circle-mediated signal (lane 5) with the standard TRAP signal from HeLa extract (lane 1) show both similarities and differences. The circle+polymerase lane for pol (lane 5) shows mostly the same short repeat bands observed with HeLa extract; however, a few are relatively much more abundant. Although the origins of these more intense bands are not confirmed yet, we hypothesize that some (particularly those 90 bp in length) may result from extension on small amounts of linear DNAs that are common in synthetic circular DNA preparations. The KF- experiment (lane 10) shows only very long extended products; this is the expected outcome of a TRAP assay if extension is very efficient. For both polymerase+circle experiments there is a high abundance of very long DNAs, which are low in abundance with HeLa extract.

To investigate further the extent of the mimicry of telomerase ribonucleoprotein by polymerase-nanocircle complexes, we then examined whether a known telomerase inhibitor might also inhibit our telomerase-mimicking system. DNA tetraplex-binding molecules are hypothesized to inhibit telomerase elongation by stabilizing the folded telomeric 3' end, preventing binding of the ribonucleoprotein to the primer (16). The tetracationic porphyrin derivative TMPyP4 has been studied as such an inhibitor (17). Our experiments revealed (Fig. 3b) that TMPyP4 also inhibits elongation of 30-mer telomere primers by DNA polymerases (e.g., pol ) with nanocircle HT54. The IC50 was measured at 3 µM, similar to that reported for TMPyP4 with human telomerase (16). Significantly, the porphyrin inhibits elongation more effectively when added before polymerase elongation than after it has begun (data not shown), which supports the idea that stabilization of the primer tetraplex by TMPyP4 inhibits binding of the nanocircle, analogous to its mode of inhibition with telomerase itself. It also suggests that rolling synthesis by pol is processive, because dissociation of the polymerase and circle might be expected to result in folding of the newly synthesized telomere into the stabilized tetraplex.

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Imaging Artificial Telomeres. The simplicity of this approach to synthesis of artificial telomeres without telomerase (18) suggests its use in study of telomere structure in general. In this light we attempted to image the produced synthetic telomeric single strands by AFM (19). The results with exonuclease-deficient T7 DNA polymerase (Sequenase 2.0) in combination with the HT54 nanocircle clearly show (Fig. 4) apparent telomeric DNAs up to 0.5 µm in length (corresponding to 1,500 nt), and polymerase enzymes, imaged as roughly spherical features, are found to be associated with the ends. The nanocircles are smaller in diameter than the polymerases and resolved in the images when polymerase is absent (Fig. 4a). Also observed are aggregated structures, which might arise from intermolecular DNA-DNA interactions such as G tetraplexes (20). No long products were observed in the absence of polymerase or nanocircle.

Extension of Telomeres on Metaphase Chromosomes. We then tested whether a DNA polymerase would be able to extend telomeres on human chromosomes in fixed cells. Metaphase spreads of cells on microscope slides were prepared from human 293 human embryonic kidney cells. These spreads were incubated with the HT54 nanocircle, nucleoside triphosphates, and the thermophilic Taq polymerase. New sequences were visualized by the uptake of fluorescein-labeled dUTP in the extension reaction. Results showed (Fig. 5a) that new, apparently telomeric sequences are clearly visible as green signals at chromosome ends. Controls lacking nanocircle gave no signal (Fig. 5b), and we found that dCTP was not needed to generate this signal, consistent with the expected (TTAGGG)n sequence. Experiments with a different control, in which a circle of scrambled sequence was used (HT54SCR), showed no signals (data not shown), consistent with the need for complementarity to the existing telomere end. Experiments with a second polymerase, human pol , also showed new telomeric signals (Fig. 5c), thus establishing that (i) high temperatures are not necessary for elongation and (ii) polymerases of eukaryotic origin can function in this mechanism. Interestingly, for the majority of chromosomes we observe fewer than four signals per chromosome (Fig. 5 a and c), whereas four are observed by standard telomere fluorescence in situ hybridization methods (21). This may be due to either variations in end accessibility to the circle/polymerase complex as an artifact of the nuclear preparation methods or the possibility that chromatid telomere ends are inherently differently accessible. Overall, the results establish that human chromosome ends are able to act as primers for telomere extension by nanocircles, at least in fixed nuclear preparations. This suggests the possibility of telomere engineering in artificial chromosome constructs by this strategy.

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The data show that the combination of a DNA polymerase and a nanocircle template effectively mimics the natural ribonucleoprotein composed of the human protein (hTERT) and the human telomerase RNA template. This approach offers an efficient and simple method for production of long telomeric repeats and may have utility in the study of the unusual secondary and tertiary structures formed by telomeres and their associated proteins (22-25). Chimeric nanocircles may make it possible also to encode chimeric telomeres, which otherwise are not possible to make by altering the human telomerase RNA template sequence. This may be useful in the investigation of mechanisms of apoptosis induced by telomere mutations (26). Last, the results suggest the future possibility of using nanocircles to engineer telomeres in cells without the need for expression of hTERT, by supplying circular templates for polymerases already present (11).

Rolling Circles in Alternative Pathways. Finally, in certain human cells that lack telomerase, telomeres can be maintained by an alternative pathway (ALT) that results in greatly elongated telomeric tracts (27, 28). Evidence has been reported in ALT cells for extrachromosomal telomeric DNA that may be present in circular form (29). Such observations have led to the proposal that a rolling-circle mechanism might provide an alternative biological pathway for elongation and maintenance of telomere-repeat length (30). In addition, recent experiments in Kluyveromyces lactis have shown that double-stranded circular constructs containing some telomeric sequence can lead to telomere elongation by a mixture of mechanisms including integration at telomere ends and elongation by rolling and recombination (31). The present experiments add support to the above hypotheses and observations and establish that, at least in vitro, a simple rolling-circle mechanism is indeed feasible and can be highly efficient. Moreover, the single-stranded nanocircle design presents a minimal and readily accessible molecular template for achieving this elongation.

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Acknowledgements

We thank Drs. S. Artandi and V. Lundblad for helpful comments. U.M.L. acknowledges a postdoctoral fellowship from the Swedish Research Council. H.G.H. acknowledges support from the National Science Foundation.

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www.pnas.org/cgi/doi/10.1073/pnas.252396199

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The FASEB Journal. 2002;16:1217-1226.
Rapid endo-lysosomal escape of poly(DL-lactide-co-glycolide) nanoparticles: implications for drug and gene delivery

JAYANTH PANYAM*, WEN-ZHONG ZHOU*, SWAYAM PRABHA*, SANJEEB K. SAHOO* and VINOD LABHASETWAR*, 1

* Department of Pharmaceutical Sciences, University of Nebraska Medical Center, Omaha, Nebraska 68198, USA, and Department of Biochemistry and Molecular Biology, University of Nebraska Medical Center, Omaha, Nebraska 68198, USA 1Correspondence: 986025 Nebraska Medical Center, Omaha, NE 68198-6025, USA

ABSTRACT

The endo-lysosomal escape of drug carriers is crucial to enhancing the efficacy of their macromolecular payload, especially the payloads that are susceptible to lysosomal degradation. Current vectors that enable the endo-lysosomal escape of macromolecules such as DNA are limited by their toxicity and by their ability to carry only limited classes of therapeutic agents. In this paper, we report the rapid (<10 min) endo-lysosomal escape of biodegradable nanoparticles (NPs) formulated from the copolymers of poly(DL-lactide-co-glycolide) (PLGA). The mechanism of rapid escape is by selective reversal of the surface charge of NPs (from anionic to cationic) in the acidic endo-lysosomal compartment, which causes the NPs to interact with the endo-lysosomal membrane and escape into the cytosol. PLGA NPs are able to deliver a variety of therapeutic agents, including macromolecules such as DNA and low molecular weight drugs such as dexamethasone, intracellularly at a slow rate, which results in a sustained therapeutic effect. PLGA has a number of advantages over other polymers used in drug and gene delivery including biodegradability, biocompatibility, and approval for human use granted by the U.S. Food and Drug Administration. Hence PLGA is well suited for sustained intracellular delivery of macromolecules.

--Panyam, J., Zhou, W. Z., Prabha, S., Sahoo, S. K., Labhasetwar, V. Rapid endo-lysosomal escape of poly(DL-lactide-co-glycolide) nanoparticles: implications for drug and gene delivery.

Key Words: intracellular delivery * gene therapy * antiproliferative effect * sustained release * restenosis

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INTRODUCTION

DEVELOPMENT OF AN efficient therapy based on macromolecular drugs such as genes and proteins depends on their safe and efficient intracellular delivery. However, a number of barriers exist for the cellular entry of these macromolecules including the poor permeability and selectivity of cell membranes and degradation of the macromolecules in the lysosomes following their internalization by endocytosis (1 , 2) . Thus, in recent years there has been significant interest in developing carriers for intracellular delivery that will enable a variety of macromolecules to escape the degradative endo-lysosomal compartment and result in their efficient intracellular delivery (3 , 4) .

Endo-lysosomal escape has been reported for a number of vectors used in gene therapy including viruses, fusogen peptides, cationic lipids, and cationic polymers. Viruses and peptide toxins use a fusogen peptide to cross the endosomal membrane and reach the cytosol (5) . Nonviral vectors such as cationic lipids and polycations protect the DNA by either retarding the transfer of DNA from endosomes to lysosomes or destabilizing the endo-lysosomal membranes (2) . However, these carriers suffer from a number of limitations including immunogenicity, toxicity, instability in vivo, and the ability to deliver only DNA or oligonucleotides (6) .

A number of small protein domains, termed protein transduction domains (PTDs), can cross biological membranes without the necessity of endocytosis and have been shown to be useful for carrying various peptides and proteins into cells (7) . However, these PTD vectors have a certain number of limitations in that they all require cross-linking to the target peptide or protein (8) . Also, some of these systems such as PTDs derived from HIV-1 TAT protein require denaturation of the protein before delivery to increase the accessibility of the TAT-PTD domain (9) . More recently, a short amphipathic carrier, Pep-1, was used to deliver functionally active proteins and peptides intracellularly without the need for cross-linking or denaturation (8) . However, most of these vectors are also constrained by their ability to carry only protein or peptide therapeutics. Thus, there is a need for a carrier that is nontoxic and biodegradable and that has the ability to deliver intracellularly multiple classes of therapeutic agents.

We report here one such system, polymeric nanoparticles (NPs) formulated from the biodegradable polymer poly(DL-lactide-co-glycolide) (PLGA), that is able to cross the endosomal barrier and deliver the encapsulated therapeutic agents into the cytoplasm. NPs are colloidal systems that typically range in diameter from 10 to 1000 nm, with the therapeutic agent either entrapped into or adsorbed or chemically coupled onto the polymer matrix (10) . The PLGA NP formulation with a therapeutic agent entrapped into the polymer matrix provides sustained drug release. The degradation products of PLGA are lactic and glycolic acids that are formed at a very slow rate and are easily metabolized in the body via the Krebs cycle and are eliminated (11) . PLGA has previously been used for drug, protein, and gene delivery applications because of its biocompatibility and sustained-release properties (12 13 14 15) . Thus, PLGA NPs offer the advantages of safety, the ability to carry different classes of therapeutic agents, and the possibility of sustained intracytoplasmic delivery. In this report, we demonstrate the rapid endo-lysosomal escape of PLGA NPs. We further demonstrate a sustained therapeutic effect of an NP-encapsulated low molecular weight drug with cytoplasmic receptor (dexamethasone) and sustained gene expression with DNA-loaded NPs as an example of a macromolecular therapeutic agent.

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MATERIALS AND METHODS

Materials
LysoTracker Red and Texas Red-conjugated transferrin were purchased from Molecular Probes (Eugene, OR). Fluoresbrite YG NPs (mean diameter 84 +/- 10 nm) and 6-coumarin were purchased from Polysciences (Warrington, PA). PLGA was purchased from Birmingham Polymers (Birmingham, AL). All the reagents used for transmission electron microscopy (TEM) were from Electron Microscopy Services (Ft. Washington, PA). Other chemicals and reagents were purchased from Sigma (St. Louis, MO).

NP formulation
NPs containing a fluorescent dye, 6-coumarin (fluorescent NPs), were formulated by using a double emulsion-solvent evaporation technique as described previously (16) . In a typical procedure, a solution of bovine serum albumin (BSA) (60 mg in 1 ml of water) was emulsified in polymer (PLGA 50:50, molecular weight 143,000) solution (180 mg in 6 ml of chloroform) containing 6-coumarin (100 µg) using a probe sonicator (55 W for 2 min) (Sonicator XL, Misonix, Farmingdale, NY). BSA was used as a model macromolecule in the formulation of fluorescent NPs. The water-in-oil emulsion thus formed was further emulsified into 50 ml of 2.5% w/v aqueous solution of polyvinyl alcohol (PVA) used as an emulsifier by using sonication as above for 5 min to form a multiple water-in-oil-in-water emulsion. NPs containing plasmid DNA (pGL3 containing the firefly luciferase cDNA downstream of the SV40 promoter) were prepared by an identical procedure except that the DNA solution in Tris-EDTA buffer (0.6 ml, 10 mg/ml) was used to form the primary emulsion. NPs containing osmium tetroxide, an electron-dense agent, were formulated similarly, except that 10 mg of osmium tetroxide, instead of 6-coumarin, was added to the polymer solution. Dexamethasone-loaded NPs were formulated by emulsifying the polymer solution containing dexamethasone (50 mg of PLGA and 8 mg of dexamethasone dissolved in a mixture of 2 ml of chloroform and 0.5 ml of acetone) into a PVA solution (10 ml of 2.5% w/v) by sonication for 10 min as above to form an oil-in-water emulsion. In general, in all the formulation procedures, the emulsion was stirred for about 18 h at room temperature followed by desiccation for 1 h in a desiccator under vacuum to evaporate chloroform. NPs thus formed were recovered by ultracentrifugation (25,000 rpm for 20 min at 4deg. C, Optima LE-80K, Beckman, Palo Alta, CA), washed two times to remove PVA and unentrapped agent, and then lyophilized (Sentry, Virtis, Gardiner, NY) for 48 h to obtain a dry powder.

NP characterization
NPs were evaluated for size by TEM and for surface charge (zeta potential) by using a zeta potential analyzer (ZetaPlus, Brookhaven Instruments, Holtsville, NY). For TEM, a sample of NPs was suspended in water (0.5 mg/ml) and the particles were visualized by using a Philips 201 (Philips/FEI, Briarcliff Manor, NY) transmission electron microscope after negative staining of NPs with 2% w/v uranyl acetate.

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Cell culture
Human arterial smooth muscle cells (HASMCs; Cascade Biologics, Portland, OR) were used for studying the cellular uptake of NPs, although human aortic vascular smooth muscle cells (HA-VSMCs, American Type Culture Collection [ATCC], Manassas, VA) were used for antiproliferative studies. VSMCs were selected for these studies because they have been implicated in the development of restenosis and have been used as an in vitro model for studying the antiproliferative efficacy of different therapeutic agents (17) . HASMCs were maintained on Medium 231 supplemented with smooth muscle growth supplement (Cascade Biologics). HA-VSMCs were maintained on Ham’s F12-K medium supplemented with 10 mM 4-(2-hydroxyethyl)-1-piperazineethanesulfonic acid (HEPES), 10 mM N-tris[hydroxymethyl]methyl-2-aminoethane sulfonic acid (TES), 50 µg/ml ascorbic acid, 10 µg/ml transferrin, 10 µg/ml insulin, 10 ng/ml sodium selenite, and 30 µg/ml endothelial growth supplement, 10% FBS, 100 µg/ml penicillin G, and 100 µg/ml streptomycin (GIBCO BRL, Grand Island, NY). PC3 (prostate cancer) cells (ATCC) were grown in RPMI 1640 supplemented with 10% FBS, 100 µg/ml penicillin G, and 100 µg/ml streptomycin. We selected these cell lines because of our interest in developing NP-based drug and gene therapies for cancer and restenosis.

Cellular NP uptake studies
HASMCs were seeded at 50,000 cells/ml per well in 24-well plates (Falcon, Becton Dickinson, Franklin Lakes, NJ) and were allowed to attach for 24 h. To determine the NP uptake, the cells were incubated with a suspension of NPs in growth medium for 1 h, washed three times with PBS (pH 7.4, 154 mM), and lysed by incubating cells with 0.1 ml of 1X cell culture lysis reagent (Promega, Madison, WI) for 30 min at 37deg. C. The cell lysates were processed to determine the NP levels as per our previously published method (16) . The fluorescent dye (6-coumarin) incorporated in PLGA NPs ( 0.05% loading) is lipophilic and therefore remains associated with the polymer matrix of NPs. The dye does not leach from the NPs during the experimental period and therefore the fluorescence seen in the cells is due to NPs. Thus, the dye in NPs serves as a sensitive marker to quantitatively determine their cellular uptake and also to study their intracellular and tissue distribution by confocal or fluorescence microscopy (16 , 18) .

Initially, the dose- and time-dependent cellular uptake of NPs was determined. To study the effect of various inhibitors on NP uptake, cells were preincubated first with inhibitors and then with a suspension of NPs (100 µg/ml), which also contained the respective inhibitor at the same concentration as that used for preincubation: 1) 0.1% w/v sodium azide and 50 mM 6-deoxyglucose for 1 h, 2) 10 mM ammonium chloride for 1 h, 3) 450 mM sucrose for 1 h, 4) 5 µM brefeldin A for 5 min, 5) 30 µM cytochalasin D for 30 min, 6) 33 µM nocodazole for 30 min, 7) 100 nM bafilomycin A1 for 30 min, and 8) 1 µg/ml filipin for 30 min. To study the effect of temperature on NP uptake, cells were preincubated for 1 h at 4deg. C and then with an NP suspension for an additional 1 h at 4deg. C. Confocal microscopy and TEM were used to monitor the cellular uptake and intracellular trafficking of NPs.

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Microscopic studies
For confocal microscopy, HASMCs were plated 24 h prior to the experiment in Bioptechs plates (Bioptechs, Butler, PA) at 50,000 cells/plate in 1 ml of growth medium. To study the effect of various inhibitors on the intracellular distribution of NPs, the cells were first pretreated with inhibitors and then were incubated with a suspension of fluorescent NPs (100 µg/ml) containing 50 nM LysoTracker Red and the respective inhibitor for 30 min. For the experiments involving Texas Red transferrin, cells were preincubated with serum-free growth medium for 30 min followed by treatment with a suspension of fluorescent NPs (100 µg/ml) prepared in serum-free growth medium containing Texas Red transferrin (100 µg/ml). After the cells were incubated with NPs for 30 min, they were washed twice with PBS and visualized with HEPES buffer (pH 8). The images captured by use of a 488-nm filter (fluorescein), 568-nm filter (rhodamine), and differential interference contrast using a Zeiss Confocal microscope LSM410 equipped with argon-krypton laser (Carl Zeiss Microimaging, Thornwood, NY) were overlaid to obtain images to determine localization of NPs in endo-lysosomal compartments (using LysoTracker Red as a marker), or in early and recycling endosomes (using Texas Red transferrin as a marker).
For TEM, HASMCs were plated 24 h prior to the experiment in 100-mm tissue culture dishes (Becton Dickinson) at 500,000 cells/dish in 10 ml of growth medium. To study the time-dependent cellular uptake and intracellular distribution of NPs, the cells were incubated with the osmium tetroxide-loaded NPs (100 µg/ml), were washed twice with PBS at different time points (10 min, 30 min, and 1 h postincubation) for the time-dependent uptake study, and then were harvested by trypsinization. The harvested cells were fixed in a 2.5% glutaraldehyde solution in PBS and then postfixed in 1% osmium tetroxide in PBS for 1 h. The cells were washed with PBS and dehydrated three times in a graded series of ethanol solutions (50%, 70%, 90%, 95%, 100%); they were then soaked overnight in a 1:1 ratio of 100% ethyl alcohol and Unicryl embedding resin (Ted Pella, Redding, CA), after which they were soaked in fresh Unicryl resin for 4-5 h. The cells in fresh Unicryl resin were then placed in BEEM capsules (Electron Microscopy Services), and the capsules were placed in a Pelco UV-2 Cryo Chamber (Ted Pella) at 4deg. C for 48 h for polymerization of the resin by UV radiation. The polymerized blocks were sectioned, and the sections (80-100 nm thick) were placed on Formvar-coated copper grids (150 mesh, Ted Pella), stained with an aqueous solution of 2% uranyl acetate for 15 min, washed briefly in water, stained with Reynolds lead citrate for 7 min, and then finally washed in water prior to visualization under a Philips 410LS microscope (Philips/FEI).

In vitro antiproliferative studies
HA-VSMCs were plated overnight in 96-well plates at 2500 cells/well and had their growth synchronized by serum depletion for 24 h. Cells were then restimulated with normal growth medium containing 10% FBS. The growth medium also contained 10 µM dexamethasone either in solution or encapsulated in NPs. Plain growth medium and control NPs (no drug) were used as respective controls. Cell proliferation was followed by a standard MTS assay (CellTiter 96 AQueous, Promega).

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In vitro gene expression studies
PC-3 cells were seeded in 24-well plates 24 h prior to transfection. The transfection was carried out at 60-70% confluency. The growth medium in the wells was replaced with a suspension of the DNA-loaded NPs prepared in the growth medium containing serum. Luciferase activity was measured by using an assay kit from Promega, and the data were normalized to per milligram of cell protein. The transfection study could not be continued beyond 3 days because by then the cells had reached full confluency and started to detach.

Statistical analysis
The two-tailed unpaired Student’s t test was used to analyze the significance of differences in mean responses between the various treatment groups. Differences were accepted as significant at P values < 0.05.

RESULTS

NP characterization
PLGA NPs containing 6-coumarin had a mean size of 69 +/- 4 nm (mean +/- SE of particles counted from 10 TEM fields) (Fig. 1 A), with an average zeta potential of -12.5 +/- 0.4 mV (mean +/- SE, n = 5) at pH 7 in 0.001 M HEPES buffer (Fig. 1B ). The zeta potential and the particle size of the different NP formulations are shown in Table 1 .

Mechanism of NP uptake
The NP uptake by HASMCs was linear at lower doses of NPs (10-100 µg), but the efficiency of uptake was reduced at higher doses. The NP uptake was relatively rapid during the first 2 h of incubation, before a saturation uptake was achieved in 4-6 h. NP uptake was energy dependent, as evidenced by the reduction in the uptake by 78% and 67% at a lower temperature of incubation (4deg. C) and after energy depletion by a mixture of sodium azide and 6-deoxyglucose, respectively (Fig. 2 A). Inhibition of clathrin-coated pit endocytosis by hypertonic growth medium decreased the intracellular uptake of NPs by 40%, whereas inhibition of caveola-coated pit endocytosis by filipin did not affect NP uptake, indicating that caveolae were not involved in NP uptake (Fig. 2B ). NP uptake was not affected by cytochalasin D, a potent inhibitor of actin polymerization, which suggests that microfilaments did not play an important role in the uptake of NPs, at least in this cell line (Fig. 2B ). However, inhibition of microtubules by nocodazole resulted in a 66% increase in NP uptake, indicating that microtubules may be involved in controlling intracellular uptake of NPs (Fig. 2B ).

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Intracellular distribution and endo-lysosomal escape of NPs
Because transferrin is a marker of early and recycling endosomes (19) , we studied the colocalization of Texas Red-conjugated transferrin (red fluorescence) with fluorescent PLGA NPs (green fluorescence). This resulted in a partial colocalization (yellow fluorescence) in the peripheral cytoplasmic compartment (Fig. 3 A). However, NPs appeared to accumulate in compartments separate from the transferrin-labeled compartments, which suggests that a majority of NPs may be present either in late endosomes/lysosomes or in the cytoplasm. To determine whether the NPs are localized in the secondary endosomal and lysosomal compartments, cells were incubated with NPs in the presence of LysoTracker Red, a marker for secondary endosomes and lysosomes. The LysoTracker Red, which is colorless at physiological pH, has red fluorescence at the acidic pH present in these compartments. As shown in Fig. 3B , NPs were colocalized with LysoTracker Red in the endo-lysosomal compartment within 2 min of incubation, as evident from the appearance of orange to yellow fluorescence. At 10 min postincubation, NPs were localized in the cytoplasmic compartment, as seen from the appearance of green fluorescence of NPs (Fig. 3C ). The intensity of green fluorescence in cytoplasm increased with incubation time, which suggests the localization of more NPs in the cytoplasmic compartment with time (Fig. 3D, E ). The above results thus indicate that NPs were probably escaping rapidly from the endo-lysosomal compartments into the cytoplasmic compartment following their uptake. This argument is supported by the fact that the brefeldin A-induced tubulation of secondary endosomes or lysosomes (20) resulted in the lack of NP-associated green fluorescence in the cytoplasmic compartment. This result may be due to the inhibition of escape of NPs from the endo-lysosomal compartment to the cytoplasmic compartment because of the tubulation of endo-lysosomal vesicles (Fig. 4 ). The above-mentioned events related to NP uptake and their cellular trafficking were then followed by using TEM. The osmium tetroxide-loaded NPs in the cells were clearly distinguishable from the intracellular vesicles because of their

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electron-dense nature. The TEM of the cells exposed to NPs demonstrated localization of NPs in vesicles (Fig. 3F ) and multivesicular bodies at 10 min postincubation, with few NPs in the cytoplasm. NPs were seen adhering to the wall of endocytic vesicles, which suggests some interaction between NPs and the membrane of the endocytic vesicles prior to the escape of the NPs into the cytoplasm (Fig. 3G ). With a further increase in the incubation time, more NPs were seen in the cytoplasmic compartment and in lysosome-like structures (Fig. 3H ). Thus, the TEM data complement the confocal data on NP uptake and their rapid escape from the endo-lysosomal compartment to the cytoplasmic compartment.

To determine the mechanism of NP escape from the endo-lysosomal compartment, we thought of various possibilities including the changes in the surface characteristics of NPs

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after their cellular uptake. We found that PLGA NPs have a negative charge in physiological and alkaline pH but acquire a positive charge in the acidic pH that is present in the endo-lysosomal vesicles (pH 4) (Fig. 1B ). Therefore, we considered the possibility that NPs may escape the endosomes by a mechanism similar to that operating for cationic lipids. To test this hypothesis, we incubated NPs in the presence of ammonium chloride, a lysosomotropic agent that is known to raise the pH inside the endosomal vesicles. This resulted in the complete escape of the NPs from the endo-lysosomes (Fig. 4A ). Incubation of NPs in the presence of bafilomycin A1 also led to similar results (data not shown), probably also related to the lysosomotropic effect of bafilomycin A1 (21) . Although these results show that increasing the pH of the endo-lysosomes led to an increase in the number of NPs escaping into the cytoplasm, they did not elucidate the mechanism of escape of NPs into the cytoplasmic compartment in the absence of a lysosomotropic agent. Hence, we studied the intracellular distribution of fluorescent polystyrene NPs of similar size as PLGA NPs and without any surface functionalization. Unlike the PLGA NPs, these NPs exhibited a negative zeta potential in all pH values (Fig. 1C ). Almost all of the polystyrene NPs were found colocalized in the endo-lysosomal compartment, with most of the cytoplasmic compartment free of the green fluorescence of NPs (Fig. 4C ). The insignificant green fluorescence seen outside of the endo-lysosomal compartment can be attributed to the NPs localized in the early and recycling endosomes. These data support our hypothesis that surface cationization of PLGA NPs in the endo-lysosomal compartment is responsible for their escape into cytoplasm. This result is further substantiated by the fact that in the TEM pictures of the cells, PLGA NPs were clearly seen adhering to the membrane of endocytic vesicles (Fig. 3G ) but not in the early endosomes (Fig. 3F ), where the pH was 7 and the particles were negatively charged.

Sustained antiproliferative effect of dexamethasone-loaded NPs
The percent increase in the cell population as compared with the day 1 cell population of HA-VSMCs is shown in Fig. 5 . Dexamethasone in solution showed inhibition of cell growth compared with plain growth medium for only up to 4 days (55 +/- 2% for growth medium vs. 45 +/- 4% for solution) (Fig. 5A ). The inhibition of cell growth with dexamethasone NPs was significantly greater and more sustained (for up to 2 wk) as compared with the same dose of control NPs (Fig. 5B ) or dexamethasone in solution (Fig. 5C ). The inhibitory effect was not due to NPs, because there was no difference between the growth curves of the cell treated with either growth medium (Fig. 5A ) or control NPs (Fig. 5B ).

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Sustained gene expression in prostate cancer cells
The transfection levels were dose dependent and increased with the time of transfection, which suggested sustained gene transfection with NPs (Fig. 6 ). Similar experiments with a commercially available transfecting agent, FuGene 6 (Roche Diagnostics, Indianapolis, IN), resulted in a peak expression level at 2 days, which then declined by about 70% in 3 days. The plasmid DNA in solution alone showed an insignificant level of transfection.

DISCUSSION

For macromolecular therapeutics such as plasmid DNA, peptides, or proteins, the major route of entry into the cell is by endocytosis (2) . After intracellular uptake, the contents of the endocytic vesicle are delivered to lysosomes for degradation unless there are special mechanisms for the contents to escape out of the endo-lysosomes. Thus, it becomes critical in macromolecular delivery that the carrier used for intracellular delivery should also successfully protect the macromolecule from degradation in the lysosomes and deliver it to the

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cytoplasmic compartment (3) . Further, for drugs such as dexamethasone, receptors of which are cytoplasmic, it may be important to retain the drug in the cytoplasmic compartment to enhance its therapeutic efficacy (22) .
The efficacy of NP-encapsulated therapeutic agents such as low molecular weight drugs and macromolecules has been known (10 , 13 , 23) , but the mechanism of their enhanced therapeutic effect has not been investigated at a cellular level. Although a therapeutic agent encapsulated in NPs may be less susceptible to degradation in the endo-lysosomal compartment, the relatively faster degradation of PLGA NPs under acidic conditions in the endo-lysosomal compartment (11) may result in the release of the therapeutic agent in the endo-lysosomes, which could then degrade quite rapidly. We therefore hypothesized that to function as an efficient drug or gene delivery vehicle, NPs must be efficiently internalized into the cells and then deliver their payload into the cytoplasmic compartment rather than be retained in the degradative environment of endo-lysosomal compartment.

In our studies, PLGA NPs were internalized by VSMCs in an energy-dependent manner, which suggests an endocytic process (24) . This result was further confirmed by the fact that NPs, once internalized, were found in the endosomal and lysosomal compartments. A similar energy-dependent and saturable uptake was reported for poly(ethylene oxide)-PLGA nanospheres in VSMCs, and it was suggested that the uptake was through adsorptive pinocytosis (25) . NP uptake was significantly reduced after inhibition of clathrin vesicles but not caveolae. Clathrin-mediated transport has been previously reported for active receptor-mediated endocytosis (26) . However, our NPs did not have any specific ligands for receptor-mediated intracellular uptake. Therefore, it is possible that NPs were being nonspecifically transported through clathrin vesicles. The fact that NPs were generally found in the center of the newly formed endocytic vesicle (Fig. 3F ) instead of being attached to the membrane wall provides further evidence that NPs were being internalized by a nonspecific mechanism, possibly by fluid-phase pinocytosis. VSMCs are known to be phagocytic, involved in acting on dead and apoptotic cells in the vessel wall (27) . However, no phagocytic cellular activity was detected during the uptake of NPs at an NP dose as high as 1000 µg (assay kit: Fc-OxyBurst, Molecular Probes). Absence of any effect on the NP uptake after the inhibition of microfilament polymerization further confirmed that the NP uptake process is not phagocytic (24) .

After their uptake, NPs were localized in the early and recycling endosomes and also in the late endosomes and lysosomes. We hypothesize that from early endosomes, NPs either are recycled back to the surface or are transported to the secondary endosomes and lysosomes from which the NPs escape into the cytosol (Fig. 7 ). Similar sorting pathways at the level of early endosomes have been described for cell surface receptors that are either recycled back to the surface or degraded in the lysosomes (28) . Endosomal escape has been reported for viral and nonviral vectors used in gene therapy (2 , 29) . Although viral vectors use a fusogen peptide to cross the endosomal membrane, it is generally believed that the DNA-cationic compound fuses with the organelle membrane, leading to the escape of DNA into the cytosol. Another possibility is that the cationic lipids and polymers cause the swelling and rupture of the lysosomes by sequestering protons and their counterions (the "proton sponge effect") and create an osmotic imbalance similar to that created by lysosomotropic compounds (30) . This latter mechanism could be the source of toxicity observed with the cationic vectors.

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Although cationization of poly(lactide)or PLGA microparticles with the change of pH was previously reported and was attributed to the transfer of excess protons from the bulk liquid to the NP surface or attributed to hydrogen bonding between carboxyl groups of poly(lactide) or PLGA and hydronium molecules in the acidic pH (31 , 32) , its significance in the escape of NPs from the endo-lysosomal compartment was not elucidated. This surface cationization could explain the differences in NP behavior in the different endocytic vesicles. The early endocytic vesicles have a physiological pH (24) and at this pH, NPs would have a net negative charge and hence would be repelled by the negatively charged endosomal membrane. The TEM of the cells exposed to NPs showed NPs in the center of the early endosomes (Fig. 3F ), supporting the above argument. However, the secondary endosomes and lysosomes are predominantly acidic, with pH values ranging from 4 to 5 (24) . In this pH, NPs would have a net cationic potential and hence would interact with the negatively charged membrane (Fig. 3G ), leading to their escape into cytoplasmic compartment. The escape of NPs is not due to the opening of the endo-lysosomal vesicles because no differences in the distribution of LysoTracker dye was found in the cells that were incubated with NPs for 24 h (data not shown). Lysosomotropic agents are known to cause the destabilization of endo-lysosomes because of the change in the pH of the endo-lysosomal vesicles, leading to the escape of their contents (21) . Because of the release of the endosomal contents, lysosomotropic agents are known to have cytotoxic effects. Because we did not observe cellular toxicity with PLGA NPs in cell culture in a 48-h mitogenic assay in our previous studies (16) , it is clear that NPs do not open up the endo-lysosomal vesicles and are probably released by localized destabilization of the endo-lysosomal membrane at the point of contact with NP, followed by extrusion of the NP through the membrane (Fig. 3G ). This hypothesis of NP escape from the endosomal compartment was further confirmed by the fact that polystyrene NPs, which did not show a charge reversal in the acidic pH as did PLGA NPs, were retained in the early and recycling endosomes or in the secondary endosomes, with most of the cytoplasmic compartment free of NP-associated green fluorescence (Fig. 4C ).

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This mechanism of action of NPs is an important advantage in the use of PLGA NPs as cytoplasmic delivery vehicles. Unlike cationic lipids or polymers, PLGA NPs are cationic only in the endosomal compartment and do not destabilize the lysosomes. This reduces the chances of toxicity commonly associated with the use of cationic lipids and cationic polymers (33) . Further, the intracellular uptake of the NPs is unaffected by serum (unpublished observation) and hence PLGA NPs are suitable for in vivo applications. NPs retained intracellularly could release the encapsulated drug slowly, leading to a sustained drug effect, which is especially crucial for drugs that require intracellular uptake. As a proof of this concept, we demonstrated a sustained and significantly greater antiproliferative efficacy of NP-encapsulated dexamethasone compared with dexamethasone in solution. Dexamethasone in solution showed inhibition while the cells were in contact with the drug (4 days). After the drug was removed (growth medium containing dexamethasone was replaced with fresh growth medium without any drug), the inhibitory effect of the drug was lost (Fig. 5A ). However, with NPs, a proportion of NPs would have entered the cytoplasm and remained there, slowly releasing the drug. This particular formulation of dexamethasone showed an approximate 70% drug release during 7 days under in vitro sink conditions (data not shown). Thus, despite removing NPs from the medium, cells would still have a continuous supply of the drug because of the NPs localized intracellularly. This result is reflected in the antiproliferative efficacy: the inhibition of cell proliferation in the dexamethasone NP group was significantly greater and sustained compared with the dexamethasone solution group (Fig. 5C ). Intracellular sustained release of the drug coupled with the fact that the receptors for dexamethasone are cytoplasmic could have resulted in the observed enhancement of NP-encapsulated dexamethasone. Results of these studies could explain the significant decrease in neointimal formation observed in our previous studies with localized delivery of dexamethasone-loaded NPs compared with the controls in a rat carotid model of restenosis (13) .

In addition, we hypothesized that for NPs to function as a gene transfection system they should escape the endo-lysosomal compartment and slowly release the encapsulated DNA in the cytosol, resulting in sustained gene expression. To demonstrate this concept, we showed sustained gene expression of a marker gene in a prostate cancer cell line. The sustained gene expression observed in this study further substantiates the fact that NPs escape the endo-lysosomal compartment and that the DNA from the NPs is released slowly in the cytoplasmic compartment for their nuclear localization. We previously showed that encapsulated plasmid DNA is released at a sustained rate from PLGA nanoparticles (82% cumulative release during 17 days) under in vitro sink conditions (12) . Transfection experiments with a commercially available transfecting agent, FuGene 6 (6:1 FuGene 6:DNA, 0.2 µg of DNA/well, Roche Diagnostics), resulted in a peak expression level at 2 days (250,000 pg/mg of cell protein), which then declined by about 70% in 3 days, suggesting that sustained gene expression observed with NPs could be due to the sustained intracellular release of DNA from NPs.

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CONCLUSIONS

We demonstrated here the rapid endo-lysosomal escape of a polymeric nanoparticulate carrier formulated from PLGA. The endo-lysosomal escape of these NPs occurs because of their selective surface charge reversal in the acidic endo-lysosomes. After their escape, NPs deliver their payload in the cytoplasm at a slow rate, leading to a sustained therapeutic effect. Because NPs are biodegradable and biocompatible and are capable of sustained intracellular delivery of multiple classes of cargoes, they are a suitable system for intracytoplasmic delivery of drugs, proteins, or genes.

ACKNOWLEDGMENTS

Grant support was received from the National Institutes of Health (HL 57234) and the Nebraska Research Initiative, Gene Therapy Program. J. P. is supported by a predoctoral fellowship from the American Heart Association; S. P. is supported by a predoctoral fellowship (DAMD-17-02-1-0506) from the Department of Army, U.S. Army Medical Research Association Activity, Fort Detrick, MD 21702.
We would like to thank Mr. Tom Bargar and Ms. Janice Taylor, of the electron and confocal laser microscopy core facilities at UNMC, for their assistance with the microscopic studies, and Ms. Elaine Payne for providing administrative assistance.
Received for publication February 15, 2002. Revision received April 18, 2002.

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17. Belannger, A. J., Scaria, A., Lu, H., Sullivan, J. A., Cheng, S. H., Gregory, R. J., Jiang, C. (2001) Fas ligand/Fas-mediated apoptosis in human artery smooth muscle cells: therapeutic implications of fratricidal mode of action. Cardiovasc. Res. 51,749-761
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'Replicative Immortality'

Geron Publication Describes In Vivo Results of Telomerase Activation

11-14-00

MENLO PARK, Calif.--(BW HealthWire)--Nov. 13, 2000--Geron Corp. (Nasdaq:GERN - news) announced the publication of research demonstrating that the telomerase gene restores the ability of aging human skin cells to form normal skin structures in a mouse model of tissue formation. Published in the journal Experimental Cell Research, the work was conducted by scientists at Geron Corporation and Stanford University.

Age-related changes in skin cells play a role in conditions such as chronic ulcers and photoaging. Skin is composed of two principal cell types: keratinocytes, which form the upper epidermal layer, and fibroblasts, which form the underlying dermal structures. These layers are connected by a tight junctional membrane. The research team discovered that fibroblasts aged in the laboratory lost the ability to form a robust junction with young human keratinocytes when the two cells were put into an animal model of tissue formation. This condition is observed in the elderly and is manifested by increased skin frailty and subepidermal blistering.

In the study, introduction of telomerase to aging fibroblasts dramatically increased their division capacity and restored their ability to reconstitute normal human skin structures in the model system. A genomics microarray analysis also showed that telomerase restored a normal pattern of expressed genes to old fibroblasts. Telomerase, therefore, not only confers replicative immortality to skin fibroblasts, but also prevents or reverses the loss of biological function associated with aging cells.

"This is the first demonstration of a beneficial effect of telomerase activation in human cells in an in vivo animal model," stated Calvin Harley, Ph.D., Geron's chief scientific officer. "The research brings the company one step closer to a telomerase gene therapy for the treatment of chronic degenerative diseases in the elderly, including debilitating skin ulcers."

The two critical genes for human telomerase activity were cloned and characterized by Geron scientists (Science 269, 1236-1241, 1995 and Science 277, 955-959, 1997). Telomerase is an enzyme that maintains telomere length in immortal cells and confers replicative immortality without malignant transformation. Generally, normal human body cells lack telomerase and lose a small amount of telomeric DNA at each cell division, until a threshold length is reached which triggers senescence and loss of function. Critical telomere loss in certain cells at sites of chronic stress in humans contributes in a fundamental way to diseases of the elderly.

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"Demonstrating that telomerase restores a youthful function to aging human cells in an animal model supports our belief that this technology can be developed for regenerative medicine," noted Thomas Okarma, Ph.D., M.D., Geron's chief executive officer. "We have multiple opportunities for the treatment of disease in which telomerase can be incorporated into cell and gene therapies. Chronic skin ulcers and liver diseases are two applications among others that we are actively pursuing."

Geron is a biopharmaceutical company focused on discovering, developing and commercializing therapeutic and diagnostic products for applications in oncology, research tools for drug discovery and regenerative medicine. Geron's product development programs are based upon three patented core technologies: telomerase, human pluripotent stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron's technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in research and development efforts, enforcement of patents and proprietary rights, potential competition and uncertainty of regulatory approvals or clearances. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended Sept. 30, 2000.

A copy of the referenced paper can be obtained at http://www.idealibrary.com.

To receive an index and copies of recent press releases, call Geron's News On Demand toll-free fax service, 800/782-3279. Additional information about Geron Corp. can be obtained at http://www.geron.com. Contact: Geron Corp. David Greenwood, 650/473-7765 (Investor, Media Relations) or Burns McClellan Ailene Schimmel, 212/213-0006 (Investor Inquiries)

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Telomere Control& Cellular Aging
LE Magazine September 2002
Carmia Borek, Ph.D.

Aging cells may not be clueless about their life span: Recent studies show they have a "clock" that reminds them of passing time so that they can achieve essential goals before it is too late. Normal human cells replicate a limited number of times before they reach "replicative senescence" and stop dividing. At this point the cells are still alive, breathing and metabolizing food, sometimes for months, until they die. The "molecular clock" that informs the cell of its limited life span is the telomere, a structure at the end of each chromosome that shortens with each cell division. Research shows the mechanism by which a human cell keeps track of its division, by the length of bits of DNA at the end of the chromosome, and their proximity to specific genes.

A study reported in Science magazine found that in human cells, as in yeast cells, there exists a "telomere position effect" (TPE). TPE is dependent on telomere length and the position of the gene in relation to the telomere. It enables a cell to keep track of its number of divisions, and provides a way to modify gene expression during the lifetime of the cell. According to Dr. Woodring Wright, a senior co-author of the study with Dr. Jerry Shay and colleagues, the telomere position effect suggests that it can "let a cell know how old it is so that it could change its behavior before it became senescent."

Telomeres, telomerase and aging

The hallmark of aging is a gradual loss of functioning cells in the body. But not all cells age at the same rate, even in the same organ. When tested for their ability to divide, normal cells taken from a particular organ, such as the skin, are happily dividing. Others are incrementally slowing and dividing at a more gradual pace. And then there are those that have reached cell senescence ("old age") and no longer divide or function. On the whole, as tested in cell culture, normal human cells reach senescence after dividing around 60 to 80 times.

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The telomere, p53 and senescence

The telomere is a kind of molecular cap, made of DNA, that protects the ends of the chromosome from damage. Telomere DNA has over 1000 bases (building blocks), with the sequence TTAGG, that repeats over and over. In order to divide, a normal cell has to replicate all the DNA in its chromosomes. But normal cells have difficulty in copying the last few bases on the telomere. As a result, the telomere shortens with each round of DNA replication and cell division. As a cell ages, the telomere keeps shortening until it reaches a finite length. At that point cells stop dividing. This halt in growth is triggered by a gene called p53 that is activated in response to DNA damage. A telomere that has become too short no longer protects the chromosome from DNA damage. When the damage takes place, p53 responds by stopping cell replication and forcing it into senescence. As a telomere gets too short, the finite cell growth prevents DNA-damaged cell growth that could lead to abnormal cells and to cancer.

Telomerase and longevity

As there are 46 chromosomes in each cell, each with double strands, there are 92 telomeres that dictate its life span. Cells in most growing human tissues and organs gradually slow in growth, in proportion to the shortening of their telomeres. Studies have shown that normal cells from old people lose their ability to divide at a faster rate than cells from the young, and that senescent cells increase in the body, with age.

While telomere shortening provides replicative history-a clock that reminds a cell how many times it has divided and how long it yet has to live-elongation of the telomere adds longevity to a cell. This occurs naturally in cancer cells, where a complex protein called telomerase, which has an enzyme component, helps build up and elongate the telomere with each cell division. This allows the cells to continue growing and become effectively "immortal," the hallmark of cancer cells. If one blocks the action of telomerase in a cancer cell by genetic manipulation, the telomere will begin to shorten with each division, as in normal cells, and the cancer cells will stop dividing and die.

In normal cells that are not germ cells, telomerase is switched off at an early stage of development. Telomeres do not elongate and cells must yield to a fate of a limited number of divisions. If one introduces a telomerase gene into normal cells by genetic manipulation, the cell can extend its life span. This has been shown in several studies, including experiments by a team that included Drs. Wright and Shay.

In these experiments telomerase was introduced into telomerase-negative human retina and foreskin cells. The cells began to express telomerase, as actively as cancer cells.

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Their telomere elongated, and the cells divided vigorously and did not express a cell marker for senescence (beta galactosidase). Furthermore, the cells showed an increased number of cell divisions and a longer life span, compared to the cells that were not treated with telomerase, whose telomere shortened with each division, leading to senescence. Another important observation was that the introduction of telomerase into the cells and their continuous rapid division and longer life span did not make them cancerous. They remained with a normal appearance and normal number of chromosomes.

Telomere position effect and gene silencing

Position effect is a term used to describe an event in which a gene's behavior is affected by its location on the chromosome. The changes in behavior can be expressed in various ways, such as differences in the appearance and functions of cells (phenotype), relay of instructions from the gene, and in doubling time of the dividing cells. Position effects have been reported in insects, plants, yeast and mice, and more recently in human cells.

TPE in yeast cells

In 1990, Gottschling and colleagues showed in yeast cells that by inserting a gene next to a telomere, it was silenced. The experiments used marker gene ADE2 that produces changes in the color of colonies, depending on whether the gene is expressed (white colonies) or silenced (red colonies). Insertion of ADE2 next to the telomere produced red colonies, (silenced gene). But the red cell colonies had sectors of white colonies, showing the gene was switched back on. Within the white sectors, in the largely red colonies, red sectors appeared. This shows gene reversal; the ADE2 gene was first silenced (red colony), then switched on (white sector), and then silenced again (red within white). The switches may be due in part to neighboring genes influencing the ADE2 gene. This means that while silencing depends on the gene's proximity to the telomere, competing regulatory factors produced by neighboring genes may modify a gene's behavior.

TPE in human cells

The findings that TPE exists in human cells is novel; they show a similarity between TPE in human cells and yeast, and offer clues to cellular aging. In the experiments reported in Science, investigators used a human cancer cell line called HeLa to investigate TPE and the relation between gene activity and telomere length. HeLa cells, which are "immortal," contain telomerase that lengthens the telomere, enabling the cells to keep dividing.

In the experiments, investigators introduced into the cell a gene called luciferase (the gene that makes fire flies glow), linked to DNA. Luciferase, called a reporter gene whose location is identified in the cell by its luminescence, was inserted near a telomere. Its luminescence compared to that of the reporter inserted at internal sites of the chromosome. To test if telomere length influences gene silencing, the investigators then elongated the telomere by telomerase, and examined telomere positional effect on luciferase.

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The results showed that luciferase near the telomere produced 10 times less luminescence than luciferase located at internal sites in the chromosome. Increasing the length of the telomere further increased TPE, resulting in an additional two- to 10-fold decrease in luminescence. These experiments showed that the proximity of a telomere to a gene silences the gene: when the telomere is lengthened, and the gene is located further away from the critical end of the telomere, it is silenced even more.

Telomere position effects and cellular aging

Telomere position effect sheds light on the role of telomere in cellular aging. According to a simple and older telomere hypothesis of cellular aging, senescent cells have lost an essential gene that allows them to divide. By contrast, immortal cells, including cancer cells, have avoided this loss because they have regained telomerase activity. They continue to maintain their telomeres and press on with cell division.

The existence of telomere positioning effect in human cells offers a different scenario, where there is no need for the loss of a gene to push cells into senescence. It is speculated that, for example, when the cell is young and the telomere long, TPE silences "aging genes" that are located near the telomere, but far away from its end. As the cell divides and the telomere shortens, an "aging gene" would be more affected by its position on the telomere, as it increases its proximity to the end of the telomere. In an old cell where the telomere has shortened to its final length, the "aging genes" are no longer repressed. Silencing is switched off and the "aging genes" activated.

According to Drs. Shay, Woodring and their colleagues, J. Bauer and Dr. Ying Zou, once TPE has been discovered in human cells, there will be a challenge: to identify genes on chromosomes "whose expression is influenced by telomere length, in order to determine whether TPE actually influences the physiology of aging or cancer."

It is known that certain proteins (gene products), affect cell behavior in different ways, depending on the age of the cell. The genes that regulate these proteins may be important for programming pre-senescence changes in a cell, before telomeres reach their final length.

Take, for example, a cell that needs to alter its energy metabolism to allow for changes in old age. TPE, which keeps track of the "aging gene" in relation to telomere length, will cause mobilization of regulatory genes to help make the needed change before the telomere is too short.

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Telomere, telomerase and age related disease

Cellular aging contributes to many conditions in the elderly. The skin wrinkles through loss of collagen production by skin cells that have lost function, partly through free radical damage to DNA (sun damage), and senescence. Atherosclerosis is caused by a loss of division-capacity in cells that line blood vessels (endothelial cells). This, in turn, results in overloading of cell factors that increase the risk of atherosclerotic plaques and blood clots. Active cell division is also important in response to injury. For instance, a damaged liver resulting from excess alcohol intake can lead to liver cirrhosis. In this condition, rapid cell division of the normal healthy liver cells, in response to the injury, could replace damaged tissue by supplying functioning liver cells. The shortening of telomeres, however, would limit liver cell replication and prevent tissue renewal. Introducing telomerase into the dividing liver cells, to elongate the telomere, would exert TPE and a silencing of the "aging gene," allowing continuous division that may offer treatment. This was shown experimentally, in a mouse model of chronic liver injury, where inserting the telomerase gene into the injured liver of the mouse prevented cirrhosis.

Possible therapies

It is thought that in normal human organs with a capacity for cell replacement, the telomere clock allows enough divisions for normal growth, repair and maintenance. This setting point is not enough, however, to enable additional cell replications needed during chronic disease. Under these conditions, a potential remedy may be found by increasing the life span of tissue cells, by telomerase. Another possibility may involve taking cells from an individual, extending the life span of the cells in vitro by telomerase, and then re-introducing the cells into the organ that requires help. The discovery of TPE in human cells provides a mechanism to silence critical genes and change the pattern of cell behavior. This finding may lead to further research that uncovers the secrets of cellular aging.

References

Baur J, Zou Y, Shay JW, Wright WE Telomere position in human cells. Science 2001; 292:2075-2077.

Bodnar AG et al Extension of life span by introduction of telomerase in normal human cells. Science 1998; 279: 349-352.

Chiu CP Harley, CB Replicative senescence and cell immortality: the role of telomeres and telomerase. Proc Soc Exp Biol Med 1977; 214: 99-106.

Harley CB, Sherwood SW Telomerase, Checkpoints and cancer Surv 1997; 29: 263-284.

Herbert B-S, et al Inhibition of human telomerase in immortal human cells leads to progressive telomere shortening and cell death. Proc Nat Acad Sci 1999 96; 14276-14281.

Jiang XR et al Telomerase expression in human somatic cells does not induce changes associated with a transformed phenotype. Nat Gen 1999; 21: 111-114.

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Position effect at S cerevisiae Telomeres Reversible repression of POL II transcription. Cell 1990; 63: 751-762.

Weinrich SL et al. Reconstitution of telomerase with the catalytic protein subunit hTERT. Nature Gen 1997; 17: 498-502.

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UCLA health & medicine news

UCLA Scientists Uncork Fountain of Youth for HIV-Fighting Cells; Protein May Help Weakened Immune System Fend Off Virus

Date: Nov 12, 2004
Contact: Elaine Schmidt (elaines@support.ucla.edu)
Phone: 310-794-2272
UCLA scientists have shown that a protein called telomerase prevents the premature aging of the immune cells that fight HIV, enabling the cells to divide indefinitely and prolong their defense against infection. Published Nov. 15 in the Journal of Immunology, the research suggests a future therapy for boosting the weakened immune systems of HIV-positive people.
Every cell contains a tiny cellular clock called a telomere, which shortens each time the cell splits in two. Located at the end of the cell's chromosome, the telomere limits the number of times a cell can divide.

"Immune cells that fight HIV are under constant strain to divide in order to continue performing their protective functions. This massive amount of division shortens these cells' telomeres prematurely," said Dr. Rita Effros, Plott Chair in Gerontology and professor of pathology and laboratory medicine at the David Geffen School of Medicine at UCLA. "So the telomeres of a 40-year-old person infected with HIV resemble those of a healthy 90-year-old person."

Most scientists agree that telomeres evolved to avert the rampant cell growth that often leads to cancer. Yet many cancers continue growing because they undergo genetic changes and start to produce telomerase, which regenerates their cells' telomeres.

Effros and first author Mirabelle Dagarag hypothesized that harnessing telomerase's power over telomeres may provide a potent weapon in helping the AIDS patient's exhausted immune system defend itself against HIV. The researchers extracted immune cells from the blood of HIV-infected persons and tested what would happen if telomerase remained permanently switched on in the cell.

"By exploiting telomerase's growth influence on telomeres, we thought we might be able to keep the immune cells youthful and active as they replicated under attack," said Dagarag, a postgraduate researcher. "We used gene therapy to boost the immune cell's telomerase and then exposed the cell to HIV."

What Dagarag and Effros saw delighted them.

"We found that the immune cells could divide endlessly," said Effros, a member of the UCLA AIDS Institute. "They grew at a normal rate and didn't show any chromosomal abnormalities that might lead to cancer."

"We also saw that telomerase stabilized the telomere length," Dagarag said. "The telomere didn't shorten each time the cell divided, which left the cell able to vigorously battle HIV much longer."

The UCLA work is the first to prove that maintaining telomerase activity in immune cells from HIV-infected persons prevents telomeres from shortening.

"This is the first step toward developing other telomerase-based strategies for controlling HIV disease," Dagarag said. "Increasing the amount of telomerase in certain immune cells may one day hold the key to treating AIDS."

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"To battle HIV infection effectively, we must strengthen the human immune system - not just suppress the virus as current drugs do," Effros said. "We need a two-pronged approach to attack the disease from both sides of the medical equation."
Effros and the Geron Corp., which collaborated on this study, also are testing several non-genetic methods of activating telomerase as potential treatments for persons infected with HIV.

The UCLA team's approach could provide the foundation for immunotherapy as a treatment for HIV and related diseases that rely on lasting protection by the same immune cells. These include cancer and latent cytomegalovirus, a viral infection that often strikes organ-transplant patients and people with AIDS.

The study was funded by the National Institute of Allergy and Infectious Diseases, the Universitywide AIDS Research Program, the Geron Corp. and a University of California Discovery Grant.

-UCLA-

ES516

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Vol. 13, No. 18, pp. 2353-2359, September 15, 1999
Telomeres and telomerase
María A. Blasco,1,3 Susan M. Gasser,2 and Joachim Lingner2
1 National Centre of Biotechnology, Madrid E-28049, Spain; 2 Swiss Institute for Experimental Cancer Research (ISREC), 1066 Epalinges, Switzerland

Introduction
Telomeres are in the spotlight of modern biology. Whether the subject at hand is cancer, gene regulation, organismal aging, or the cloning of mammals, much seems to depend on what happens at the ends of chromosomes. Because glamorous hypotheses often persist without experimental support, it is important to ask ourselves what we really know about telomeres. This was the topic of a recent meeting entitled `Telomeres and telomerase: cancer, aging, and genetic instability,' held at the Juan March Centre for International Meetings on Biology (Madrid). Leading scientists in the field of telomere biology presented their latest data in an intimate and friendly setting, as summarized below.

Telomere length regulation
The length of the repetitive DNA that forms the basis of the telomeric cap varies among species, cell types and chromosomes, and may also vary with the age of a given cell. In the yeast Saccharomyces cerevisiae, the average telomere length of 350 +/- 50 bp is maintained by the balance between the opposing activities of telomerase and telomere-shortening processes, such as the mechanisms of lagging-strand synthesis and, possibly, an exonuclease activity (Wellinger et al. 1996 ). Work from the laboratories of David Shore (University of Geneva, Switzerland) and Eric Gilson (Ecole Normale Supérieure, France) has shown that the telomerase-dependent extension of the TG-rich strand in yeast is regulated by a negative feedback mechanism that monitors the length of the double-stranded TG-rich repeat (Marcand et al. 1997 ). More precisely, they have demonstrated that the complement of Rap1p molecules bound to a specific telomere end acts in cis to limit telomerase-mediated extension.

The Gilson laboratory has made several new observations on the kinetics of elongation by producing sudden changes in the length of a given chromosomal end and monitoring the rate of elongation or degradation as equilibrium is restored (Marcand et al. 1999 ). First, it was shown that following the FLP recombinase-mediated excision of a subtelomeric TG-stretch, the terminal TG repeat lengthens to restore its original length by a RAD52-independent and telomerase-dependent mechanism (Marcand et al. 1999 ). The action of telomerase requires passage into S phase, and appears to be coupled to chromosomal replication. Detailed kinetic studies show that the rate of elongation, which is at most ~15 bp per generation, decreases progressively with the increasing length of the TG repeat, whereas the rate of degradation is constant. Together this suggests a model by which telomerase is gradually inhibited as telomere length extends, most probably due to the Rap1p-bound proteins, Rif1p and Rif2p (Wotton and Shore 1997 ).

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The laboratories of Virginia Zakian (Princeton University, USA) and David Shore have shown that Rif1p is associated with the yeast telomere, where it competes with the silent information regulators, Sir3p and Sir4p, for the carboxy-terminal domain of the TG-repeat binding protein, Rap1p (Fig. 1; Wotton and Shore 1997 ; Bourns et al. 1998 ). Elimination of the Rif proteins results in greatly extended telomeres, yet Shore reported that this can be compensated by coupling these mutations with loss of another telomere associated factor, yKu. In addition to affecting telomere length, the yKu70/80 dimer itself helps recruit Sir proteins to subtelomeric sites, promoting the repression of nearby reporter genes (Mishra and Shore 1999 ; Martin et al. 1999 ). Intriguingly, Shore now finds that yKu70 binds the Rif1 protein as well as Sir4. Consistent with the model that Rif1 competes for the binding of Sir proteins to the Rap1 carboxyl terminus, the loss of telomeric position effect that occurs in a yKu mutant can be restored by deletion of Rif1 (Mishra and Shore 1999 ). With respect to length maintenance, it is still unclear which proteins communicate between these telomeric factors (Rif1, Rif2, Rap1, yKu, and Sir proteins) and the telomerase complex itself. It is predicted that such proteins might limit telomerase activity in a dose-dependent manner. Alternatively, the folding of telomeric DNA into a higher-order structure may regulate the accessibility to telomerase or to single-strand telomere binding proteins that are required for in vivo telomerase action (see below).

Telomere length in mammals may also be influenced by the telomeric chromatin structure. Jordi Surrallés (Universitat Autònoma de Barcelona, Spain) showed that telomeres of the inactive X chromosome are consistently shorter than those of all the other chromosomes, including the active X. The inactive X chromosome is heterochromatic, hypermethylated, and contains underacetylated histones, suggesting a link between chromatin structure and the mechanism of telomere length maintenance in mammals as well.

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Distinguishing telomeres from DNA strand breaks
The yKu heterodimer is one of the more promiscuous members of the telomere complex, for not only is it bound near the chromosomal end, but it spreads along subtelomeric heterochromatin and is recruited to sites of double-strand breaks, where it promotes nonhomologous end-joining reactions. Recent studies reported by Susan Gasser (Swiss Institute for Experimental Cancer Research, Switzerland) have monitored how telomeres respond to the induction of DNA strand breaks in vivo (Martin et al. 1999 ). Surprisingly, a single double-strand DNA break is sufficient to elicit a Rad9/Mec1-dependent checkpoint response that not only arrests cell cycle progression, but provokes a major relocalization of telomere-bound factors to this site of damage (Martin et al. 1999 ; Mills et al. 1999 ). The yeast Ku complex, and the subtelomeric heterochromatin proteins Sir2, 3, and 4, and Rap1 itself, were all shown to respond to the Mec1 signaling pathway by being displaced from the telomere and recruited to the site of repair. It seems possible that these ATM-like kinase-mediated changes not only promote double-strand break repair, but also may help protect telomeres from the ligase IV-mediated religation events that occur at properly processed double-strand breaks. Whether Sir proteins play a role in the repair of DNA damage or in the stabilization of unrepaired ends remains a topic of intense research.

Interestingly, results presented at this meeting suggest that the protection of telomeres from end-to-end fusion not only depends on telomere binding proteins, but may also involve an unusual DNA structure that was seen to form at mammalian telomeres. Titia de Lange (Rockefeller University, USA) and Jack Griffiths (University of North Carolina at Chapel Hill, USA) have shown by cross-linking and electron microscopy that the extreme ends of human chromosomes are tucked into the double-strand repeat forming a loop, which may serve to protect the sensitive 3' overhang of telomeric DNA (Griffith et al. 1999 ). De Lange presented a model in which the local displacement of the TG-rich strand internally is stabilized by the telomeric protein TRF2, whereas the rest of the normal duplex telomeric DNA is also bound by the closely related protein TRF1 (Fig. 2). This TG-strand invasion model not only protects the chromosomal end from ligation complexes and end-to-end fusions but could serve as an alternative means to elongate telomeric repeat DNA. Although such events have not yet been documented, it is conceivable that the invasion of the double-strand repeat by the single-stranded tail provides a 3'OH for elongation of the tail by a leading-strand DNA polymerase, obviating the need for telomerase activity. Whether this occurs under normal growth conditions, in telomerase-deficient cells, or not at all, remains to be seen. In any case, the fact that telomere length maintenance is absolutely critical to cell survival makes it likely that nature has invented multiple mechanisms to maintain the ends of chromsomes.

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Another remarkable mechanism of chromosome end maintenance is found in Drosophila, where retrotransposons target and maintain the chromosomal end. Although Drosophila telomeres appear to be structurally very different from most other eukaryotic telomeres, they must share some telomere functions, most notably the protection from end-to-end fusion. Maurizio Gatti (Universitá di Roma, Italy), reported the isolation of a large collection of Drosophila mutants that promote telomere fusions, resulting in polycentric linear and ring chromosomes. Some of the observed fusions are very tight and are maintained during anaphase, whereas others can be resolved. Surprisingly, two of the genes identified to date encode enzymes of the ubiquitin pathway (Cenci et al. 1997 ). In view of the conserved nature of ubiquitin, it was proposed that a similar family of enzymes will be important for proper telomeric function in yeast and/or mammals.

Aging, cancer, and mammalian telomeres
Although the above studies attempt to unravel the molecular mechanisms underlying normal telomere regulation, others have examined the dynamics of telomere length in cellular and organismal aging, and in cancerogenesis. Peter Lansdorp (Terry Fox Laboratory, Canada) reported that the rate of telomere shortening with increasing population doublings in cultured human fibroblasts varies between individual telomeres (ranging from 150 to 50 bp/cell division). Interestingly, those telomeres that are shorter initially, such as telomere 17p in humans (Martens et al. 1998 ), are not necessarily the first ones to be lost. Indeed, the shortening of telomeres 22p, 1p, and 5p, but not that of 17p, shows a statistically significant correlation with the induction of cellular senescence. These determinations are essential for understanding the role of telomeres in cancer and aging. It is not yet clear whether chromosomal instability is triggered by any telomere that reaches a critical length, or whether specific ends play specific roles in these events.

Calvin Harley (Geron Corp., USA) and Jerry Shay (University of Texas Southwestern Medical Center, USA) described telomere dynamics in human cells that had been immortalized by a forced activation of the telomerase RNP. The reactivation of telomerase in normal adult cells has been envisioned as a way of extending their life spans for therapeutic purposes, notably for diseases associated with aging (Bodnar et al. 1998 ).

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Harley proposed that reactivation of telomerase will provide a means to `refresh' telomeres in adult somatic cells, prior to mammalian cloning and in vitro tissue production. In this regard, both Harley and Shay mentioned that different cell types stabilized telomeres at different lengths upon the introduction of telomerase. Interestingly, Shay showed that the introduction of telomerase into fibroblast cells from patients with inherited syndromes such as Xeroderma Pigmentosum (XP), Bloom's syndrome (BS), Robert's syndrome, Werner syndrome and Hutchinson-Gillford progeria, immortalized the cells but did not necessarily ablate their phenotypic lesion. Thus, `telomerized' XP cells were still UV sensitive and cells derived from BS patients still had increased sister chromatid exchanges. This suggests that introducing telomerase into cells from patients with various genetic disorders may separate the underlying genetic lesions from those that may be produced by progressive telomere shortening due to normal fibroblast cell culture.
Studies on telomere shortening in mammals also raise the question of how telomerase is regulated during normal development, and what kind of genetic changes lead to its activation in tumors. The understanding of telomerase regulation is still very limited, but some regulators are being identified. Silvia Bacchetti (McMaster University, Canada) provided evidence that estrogen can stimulate hTERT (human telomerase reverse transcriptase) expression in normal ovary epithelial cells by activating the hTERT promoter. Robert Newbold (Uxbridge, UK) reported the mapping of a region on human chromosome 3, that when transduced into the breast cancer cell line 21NT represses telomerase and induces senescence. This study therefore argues for the existence of repressors in normal somatic cells that down-regulate telomerase.

The mouse telomerase knockout model
It is clear that mastering telomere biology will have a significant impact on human health care. First, telomerase is activated in >90% of all types of tumors and has been proposed to be a potential target of chemotherapy. Second, genetic diseases that provoke premature aging show an accelerated rate of telomere shortening. Related to the dual problem of aging and cancer, Ronald DePinho (Dana Farber Cancer Institute, USA) described mice defective for both telomerase, mTER / (mice deficient for the mouse telomerase RNA; Blasco et al. 1997 ) and tumor suppressor protein p16/p19ARF or p53, respectively. Double knockout mice mTER / /(p16/p19ARF) / from late generation that had short telomeres showed a 50% reduction in the number of tumors that developed as compared with (p16/p19ARF) / mice (Greenberg et al. 1999 ). This suggests that even though short telomeres and the absence of telomerase do not prevent tumorigenesis in the mouse (see also Blasco et al. 1997 ; Rudolph et al. 1999 ), the presence of telomerase seems to promote tumor progression, presumably by preventing further telomere shortening. This supports the idea that anti-telomerase chemotherapy may help to impede tumor growth. Data from the double knockout mTER / /p53 / , revealed that the absence of the p53 protein delays the appearance of phenotypes associated with telomerase deficiency, presumably due to an initial decrease in apoptosis mediated by p53 (Chin et al. 1999 ). Indeed, Titia de Lange had shown previously that loss of telomeric function in TRF2 mutants induces apoptosis mediated by p53 and ATM proteins (Karlseder et al. 1999 ).

Exciting new data were also presented regarding the importance of telomerase and telomeres for aging. Ronald DePinho showed that the telomerase knockout mice, mTER / , show defects associated with aging after the mice reach an old age (>18 months) (Rudolph et al. 1999 ).

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María Blasco (National Centre of Biotechnology, Spain) further reported that the telomerase deficiency has an even stronger impact on life span if the mTER-null mutation is in a genetic background with shorter telomeres (Herrera et al. 1999 ). From Blasco's and DePinho's work it seems clear that the consequences of telomere shortening occur in tissues that have high proliferation rates, such as organs of the hematopoietic system and the gut. One would predict that telomere shortening with age in humans could trigger similar pathological states. In particular, Blasco showed that the immune system of late-generation telomerase-deficient mice is greatly affected. These mice show splenic atrophy, abnormal hematology, an impaired reaction of B and T cells to mitogen stimulation as well as a defective germinal center reaction following antigen immunization, all landmarks of immunosenescence.

To explain tumor growth in mTER / mice that at the same time show severe proliferative dissorders we need to invoke the activation of telomerase-independent telomere elongation in some cells. In this regard, Blasco presented data showing that telomerase-independent elongation mechanisms could be operating in the hematopoietic organs of late generation telomerase-deficient mice. In particular, telomeres are elongated in late generation mTER / mice during the high proliferation that B cells undergo at the splenic germinal centers during the immune response. The study of mice that are deficient both for telomerase activity and DNA repair or recombination proteins could help to identify the nature of proteins involved in telomerase-independent telomere maintenance.

In this regard, Roger Reddel (Children's Medical Research Institute, Australia) presented an update on human cells that maintain telomeres without telomerase (ALT cells) (Bryan et al. 1995 , 1997 ). Experimental evidence from yeast suggests that the ALT mechanism in human cells could be recombinational, so that telomeres are extended using existing telomeres as template. Alternatively, as mentioned above, the existence of T loops raises the possibility that a telomere might be able to use itself rather than another telomere as template. Reddel reported that 5%-10% of ALT interphase nuclei exhibit an apparently unique form of promyelocytic leukemia (PML) body. (PML bodies are nuclear structures and are so-named because they contain PML protein, which derives its name from the observation that in PML this protein is often fused to another protein due to a chromosomal translocation). In ALT cells the PML bodies contain telomeric DNA, the telomeric proteins TRF1 and TRF2, as well as the recombination proteins Rad51 and Rad52. Whether this type of PML body indicates the occurrence of telomeric recombination mediated by T loops remains to be determined.

The telomerase complex
It has been known for over a decade that telomerase functions as a reverse transcriptase (RT) (Greider and Blackburn 1989 ; Yu et al. 1990 ). A tightly associated RNA subunit (TER) provides the template for telomeric repeat synthesis, and the active site of the protein subunit shares sequence features with RTs of retroviruses and retroements (Lingner et al. 1997b ; Nakamura and Cech 1998 ). Although the catalytic subunit of telomerase, TERT shares the hallmarks of other RTs, it forms a novel subgroup in this protein family and has distinct sequence features. From the biochemical point of view, TERT has some properties that distinguish it from classical RTs. Using the 3' OH at the DNA terminus as a primer, telomerase copies repeatedly only a very restricted region of the telomerase RNA component, the so-called template region.

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This repeated reverse transcription of the template region can occur in a more or less processive manner in vitro, depending on the source of the enzyme and the reaction conditions employed (Morin 1989 ; Greider 1991 ; Lee and Blackburn 1993 ; Prowse et al. 1993 ; Hammond and Cech 1997 ).

To reveal how the primary sequence features that are unique to TERT relate to its function, Tracy Bryan (University of Colorado-Boulder, USA) dissected the differences between TERTs and classical RTs using a site-directed mutagenesis approach. When a TERT-conserved leucine residue was changed to the retroviral RT-conserved tyrosine residue near the active site aspartates, the processivity of reticulocyte lysate-translated Tetrahymena TERT was increased and thus resembled more a classical RT in that respect. Using hTERT and the reticulocyte system (Weinrich et al. 1997 ), Lea Harrington (Amgen Institute/University of Toronto, Canada) determined to what extent domains outside the RT domain of TERT are required for reconstitution and telomerase activity. In this system, the RT domain was not sufficient to reconstitute activity, indicating that the TERT regions outside the RT domain are essential for activity.

Are TERT and telomerase RNA sufficient for reconstitution of activity? Interestingly, Shay reported the requirement of two chaperone proteins that are present in the reticulocyte lysate and that are required to reconstitute activity from hTERT and hTER in this system (Holt et al. 1999 ). Kathleen Collins (University of California-Berkeley, USA) also found that a reticulocyte lysate component is required to reconstitute telomerase activity from in vitro transcribed Tetrahymena TERT and telomerase RNA (Licht and Collins 1999 ).

The telomerase RNA moiety of ciliates has a length of 160-200 nucleotides and a phylogenetically conserved secondary structure (Romero and Blackburn 1991 ; Lingner et al. 1994 ; McCormick-Graham and Romero 1995 ). Recently, a pseudoknot structure conserved in the ciliate telomerase RNA was found to be necessary for in vivo assembly with TERT, thus being the first structural element of telomerase RNA with a clearly assigned function (Gilley and Blackburn 1999 ). In mammals and yeast, the telomerase RNAs are much longer 450 and 1300 nucleotides, respectively (Singer and Gottschling 1994 ; Blasco et al. 1995 ; Feng et al. 1995 ) and it is unclear which structural elements may be universally conserved. As a step toward analyzing the human telomerase RNA hTER, both Shay and Harrington reported a deletion analysis of this molecule. Functionality was tested in vitro, in the reticulocyte transcription/translation system in which hTERT is expressed and telomerase activity is reconstituted with hTER (Weinrich et al. 1997 ). Regions upstream of the hTER template were found to be mostly dispensable for reconstituting activity. However, downstream of the template the RNA contains domains critical for activity and/or assembly. Shay also reported that separate hTER fragments (+33 to +147 and +164 to +325) that are not functional for reconstitution by themselves, function to reconstitute activity when combined in trans (Tesmer et al. 1999 ).

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New data were also presented regarding the mutation of protein telomerase components in mice. Harrington presented the characterization of the knockouts of mTERT, the catalytic subunit of mouse telomerase (Greenberg et al. 1998 ; Martín-Rivera et al. 1998 ), and TEP1, a telomerase-associated protein that binds the telomerase RNA (Harrington et al. 1997a ; Nakayama et al. 1997 ). The mTERT / embryonic stem cells lack telomerase activity and show telomere shortening with increasing passage in culture, as expected from a knockout in an essential component of telomerase. Surprisingly, TEP1 knockouts show normal levels of telomerase activity and do not show telomeric shortening, suggesting that TEP1 is not required for telomerase activity nor telomere maintenance in vivo. Interestingly, TEP1 is a component of the vault complex (V. Kickhoefer and L. Rome pers. comm.), a large 13-MD ribonucleoprotein particle of unknown function (Kong et al. 1999 ). The significance of this finding for telomerase and telomere biology remains to be seen.

Telomere maintenance in S. cerevisiae requires not only the telomerase catalytic subunit Est2p and the telomerase RNA TLC1, but also several other telomerase-associated proteins. Vicki Lundblad (Baylor College of Medicine, USA) reported further analysis of the EST (ever shorter telomere) gene products (Lundblad and Szostak 1989 ; Lendvay et al. 1996 ). Est1p and Est3p are known to be required for telomere maintenance in vivo but not for telomerase activity in vitro (Cohn and Blackburn 1995 ; Lingner et al. 1997a ). Est1p, Est2p, and Est3p are associated with the telomerase RNA moiety TLC1 as shown by immunoprecipitation experiments (Lin and Zakian 1995 ; Steiner et al. 1996 ; Lingner et al. 1997a ). Apart from Est1p being a component of the telomerase complex, it is also a prime candidate for mediating its interaction with the very 3' tip of the chromosome (see Fig. 1). Est1p has single-stranded telomeric DNA-binding activity and requires a single-stranded 3' end for binding (Virta-Pearlman et al. 1996 ). Another putative single-stranded telomere binding protein, Cdc13p, may bind to the telomeric 3' overhang more internally (Lin and Zakian 1996 ; Nugent et al. 1996 ). The concentration of telomerase in vivo and its affinity for telomeric DNA may not be sufficient to allow efficient telomere elongation in the absence of Est1p or Cdc13p. On the other hand, if telomere T loops occur in yeast, Cdc13p and Est1p may also have a role in preventing the formation of such a structure during telomere elongation in S phase, thus maintaining telomeric DNA in a telomerase competent state. To understand telomere length regulation, it will be important to elucidate when and how the binding of the single-stranded telomere binding proteins and/or telomerase is regulated.

Passage through the nucleolus?
The identification of a structural element in a nonciliate telomerase RNA was reported by Kathleen Collins (Mitchell et al. 1999 ). An H/ACA type motif is present at the 3' end of human telomerase RNA. This element is typically found in small nucleolar RNAs (snoRNAs) that assemble into small ribonucleolar protein (snRNP) particles that guide the pseudouridylation of rRNA precursors (Weinstein and Steitz 1999 ). The function of the H/ACA motif in human telomerase RNA is unclear. It would be unexpected but possible that the H/ACA motif of the telomerase RNA would guide pseudouridylation of itself or another RNA, as do its related snoRNPs. On the other hand, the H/ACA motif may have been borrowed by telomerase for biogenesis or stability purposes.

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It was noted by Joachim Lingner (Swiss Institute for Experimental Cancer Research, Switzerland), however, that hTERT is not predominantly nucleolar but is found in numerous nucleoplasmic foci (Harrington et al. 1997b ; Martín-Rivera et al. 1998 ) when analyzed in tumor-derived telomerase-positive cells or in cells in which hTERT was expressed ectopically. The TERT-containing foci are of unknown identity, yet do not colocalize with the splicing factor SC35. A transient association with the nucleolus during human telomerase maturation, however, seems plausible given the presence of the H/ACA motif. Similarly, snoRNPs themselves do not have a constitutive nucleolar localization but are thought to pass through the nucleolus during maturation (Pederson 1998 ).
The subnuclear localization of the yeast TERT Est2p was also examined, using the direct epifluorescence of a functional Est2p-GFP fusion (Joachim Lingner). Rather than colocalizing with the discrete perinuclear foci of yeast telomeres, the fusion protein was found weakly distributed through the nucleoplasm and enriched in the nucleolus. Because the yeast telomerase RNA TLC1 has no apparent H/ACA motif, Est2p appears to associate with the nucleolus by other means. It has not been excluded, however, that TLC1 also passes through the nucleolus, perhaps acquiring modifications that allow efficient assembly with the protein moiety.

From the 3 days in Madrid and our report here it should become clearer than ever before that genetic, cytological, and biochemical studies in yeast and mammals alike provide a powerful and fruitful means to unravel how the eukaryotic cell produces and maintains its chromosomal ends. The ambitious goals of workers in this young, but very dynamic field, promise new and exciting findings in the near future.

Acknowledgments
We thank all the speakers at the meeting for sharing their data and the reviewers for their helpful comments.

Footnotes
3 Corresponding author.
E-MAIL mblasco@cnb.uam.es ; FAX 34-91-372-0493.

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* Yu, G.L., J.D. Bradley, L.D. Attardi, and E.H. Blackburn. 1990. In vivo alteration of telomere sequences and senescence caused by mutated Tetrahymena telomerase RNAs. Nature 344: 126-132.

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Carcinogenesis Advance Access originally published online on October 7, 2004
Carcinogenesis 2005 26(5):867-874; doi:10.1093/carcin/bgh296
Carcinogenesis vol.26 no.5 © Oxford University Press 2004; all rights reserved.

Senescence and immortalization: role of telomeres and telomerase
Received July 1, 2004; revised and accepted September 27, 2004
Jerry W. Shay * and Woodring E. Wright
University of Texas Southwestern Medical Center at Dallas, Department of Cell Biology, 5323 Harry Hines Boulevard, Dallas, TX 75390-9039, USA

Abstract

Telomere dynamics are a critical component of both aging and cancer. Telomeres progressively shorten in almost all dividing cells and most human cells do not express or maintain sufficient telomerase activity to fully maintain telomeres. There is accumulating evidence that when only a few telomeres are short, they form end-associations, leading to a DNA damage signal resulting in replicative senescence (a cellular growth arrest, also called the M1 stage). In the absence of cell-cycle checkpoint pathways (e.g. p53 and or p16/Rb), cells bypass M1 senescence and telomeres continue to shorten eventually resulting in crisis (also called the M2 stage). M2 is characterized by many ‘uncapped’ chromosome ends, end-fusions, chromosome breakage fusion-bridge cycles, mitotic catastrophe and a high fraction of apoptotic cells. In a rare M2 cell, telomerase (a cellular reverse transcriptase) can be reactivated or up-regulated, resulting in indefinite cell proliferation. This cellular immortalization is a potentially rate-limiting step in carcinogenesis that is important for the continuing evolution of most advanced cancers. In this perspective we will present our views on the evidence for telomere dysfunction in aging and in cancer progression. We will argue that telomere shortening in the absence of other alterations may be a potent tumor suppressor mechanism and we will discuss the evidence for and against the major molecular mechanisms proposed to initiate replicative senescence.
Abbreviations: gamma-H2AX, phosphorylated variant of histone 2a that associates with DNA double-strand breaks; hTERT, human telomerase reverse transcriptase; M1 and M2, mortality stages one and two; TPE, telomere position effects

Evolutionary considerations in aging and cancer

Knowledge of the pathogenesis of cancer includes not only dominant changes that accelerate growth (oncogenes), but, just as importantly, recessive changes involving growth inhibition (tumor suppressors, or gatekeeper genes), elements that control the stability of DNA and chromosomes (caretakers or longevity assurance genes), and programmed cell death pathways (apoptosis genes) (1). One could speculate that cell division is potentially a risky process, and organisms with renewable tissues have evolved mechanisms to limit the maximal number of permissable divisions in order to prevent the occurrence of genomic instability and premature onset of cancer yet permit appropriate cellular DNA repair and maintenance (2-11).

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Cancer cells must accumulate many mutations before acquiring malignant characteristics. Each mutation probably requires at least 20-30 cell divisions: the cell in which an initial mutation occurs must expand to perhaps 1 million cells before there is a reasonable probability of a second mutation occurring. Furthermore, as most mutations are recessive, an additional clonal expansion is required to eliminate the remaining wild-type allele (usually through loss of heterozygosity). Limiting the number of available cell divisions to less than 100 would thus prevent pre-malignant cells from dividing after accumulating only a few mutations, and thus block their progression (10,11). Obviously the most efficient tumor-prevention strategy would be to have few or no available divisions, but this is clearly incompatible with the growth, maintenance and repair needs of the body of long-lived species. How then does one ‘set’ the maximal number of permitted divisions? Having many more divisions than one needs for an average lifespan would increase the risk of cancer without any benefit. The number of permitted divisions has thus probably been reduced to the point of providing ‘optimal’ cell turnover for one's expected lifespan in the wild (e.g. Stone Age conditions for humans). As modern improvements in sanitation, vaccines, antibiotics and other modern medical interventions have extended the average lifespan beyond that, we may now expect that proliferation limits may adversely affect the function of some tissues, especially in situations of chronic diseases involving increased cell turnover.

Senescent cells, while not dividing, remain metabolically active and produce many secreted factors, some of which stimulate and others inhibit the growth of tumors (12-16). This cellular arrest of proliferation is accompanied by changes in cell function (such as changes in secretory pathways, expression of proteases, extracellular matrix components and inflammatory cytokines). In some contexts, a threshold of senescent stromal cells could potentially provide a permissive environment for adjacent pre-malignant epithelial cells to survive, migrate and divide (11). These alterations in gene expression in senescent cells may change tissue homeostasis and impact on both aging and tumorigenesis in the elderly (17-21). There are good theoretical reasons for believing a regulated and restricted proliferative capacity contributes to declining tissue homeostasis with increasing age. Although the presence of telomere shortening (see next section) provides strong circumstantial evidence that replicative senescence occurs in vivo (14-40), thus far there is only very limited direct evidence for actual physiologic effects of replicative senescence.

The telomere and telomerase connection to aging and cancer

The ends of linear eukaryotic chromosomes contain specialized structures called telomeres. Human telomeres consist of tandem repetitive arrays of the hexameric sequence TTAGGG, with overall telomere sizes ranging from 15 kb at birth to sometimes <5 kb in chronic disease states. The telomeric repeats help maintain chromosomal integrity and provide a buffer of potentially expendable DNA.

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The ends of telomeres are protected and regulated by telomere-binding proteins and form a special lariat-like structure called the t-loop (41). This packaging or protective cap at the end of linear chromosomes is thought to mask telomeres from being recognized as broken or damaged DNA, thus protecting chromosome termini from degradation, recombination and end-joining reactions (41-77).

The inability of DNA polymerase to replicate the end of the chromosome during lagging strand synthesis (‘end replication problem’) (74) coupled with possible processing events in both leading and lagging daughters, results in the losses of telomeric repeats each time a cell divides and ultimately leads to replicative senescence. The ability to bypass replicative senescence is thought to be one critical rate-limiting step in the evolution of most malignancies. While there is substantial correlative evidence that there is telomere attrition in pre-cancerous tissues (13-16,22-26,29-31,34-40), the direct evidence that most pre-cancerous cells senesce, and that senescence is a potent tumor suppressor pathway, remains elusive. Most malignant tumors must have a mechanism for bypassing senescence to have the unlimited proliferative capacity that appears to be required for advanced cancers. The loss of cell-cycle checkpoint pathways leads to an extended lifespan but continued telomere losses. This eventually leads to crisis or the M2 stage of replicative senescence. To escape M2, a rare human cell (about 1 in 10 million) (8) can reactivate or up-regulate telomerase activity (78-106), even though in certain cancer types up-regulation of telomerase can occur at an earlier stage (97). Even more rarely, a cell may engage an alternative to telomerase for maintaining telomeres (107-114) that appears to involve DNA recombination between telomere sister chromatids (but this pathway will not be covered in this perspective).

Telomerase is a cellular ribonucleoprotein enzyme responsible for adding telomeric repeats onto the 3' ends of chromosomes (57,78). It has two major components (protein and RNA): an enzymatic human telomerase reverse transcriptase catalytic subunit, hTERT (80, 89), and an RNA component (hTR or hTERC) (83). Telomerase uses its integral RNA component (which contains an 11-bp sequence complementary to the telomeric single stranded overhang) as a template in order to synthesize telomeric DNA (TTAGGG)n, directly onto the ends of chromosomes. After adding six bases, the enzyme pauses while it repositions (translocates) the template RNA for the synthesis of the next 6 bp repeat (i.e. telomerase is processive). This extension of the 3' DNA template eventually permits additional replication of the C-rich strand, thus compensating for the end-replication problem. The enzyme is expressed in embryonic cells (103) but the hTERT gene undergoes silencing and the enzyme activity is repressed. Telomerase is present in adult male germline cells, but is undetectable in most normal somatic cells except for proliferative cells of renewal tissues where there is regulated telomerase activity (e.g. hematopoietic proliferating stem-like cells, activated lymphocytes, proliferative transit amplifying cells of the epidermis, proliferative endometrium and intestinal crypt cells) (115,116). In normal somatic cells, even including stem-like cells expressing telomerase, progressive telomere shortening is observed, eventually leading to greatly shortened telomeres and to a limited ability to continue to divide. This implies that the functional telomerase activity in these stem-like cells may be enough to slow but not prevent telomere shortening.

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Direct evidence linking telomere shortening to replicative senescence can be demonstrated by producing telomerase activity in telomerase-negative cells following the introduction of only the hTERT catalytic component (normal cells constitutively express the RNA component of telomerase). Normal human cells stably expressing transfected telomerase can divide indefinitely, providing direct evidence that telomere shortening controls replicative senescence (79). Furthermore, elongating telomeres with telomerase and then excising the exogenous gene results in a greatly extended lifespan, demonstrating that it is the length of the telomere rather than telomerase itself that is responsible for the proliferative limits (101). The introduction of hTERT either before M1 or in between M1 and M2 results in direct immortalization, thus demonstrating the importance of telomeres in both stages of replicative senescence (Figure 1). Cells with introduced telomerase maintain a normal chromosome complement for a considerable period and continue to grow in a normal manner (91). These observations provide direct evidence for the hypothesis that telomere length determines the proliferative capacity of human cells.

Senescence and STASIS

In addition to progressive telomere shortening (leading to replicative senescence), telomere dysfunction can be initiated by a change of state (‘uncapping’) that leads to a rapid induction of growth arrest that has also been termed senescence (10,117-133). When the telomeric DNA structure or sequence is altered, or telomere proteins are depleted or mutated, cells undergo chromosome end-associations and fusions leading to growth arrest or death. This growth arrest is similar to telomere-based replicative senescence in most, but not all, regards. For example, in both types of growth arrest cells cannot divide even if stimulated by mitogens, cells remain metabolically active, and cells show characteristic changes in morphology.

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It has been demonstrated that growth inhibitory genes can be activated in cell culture and in vivo due to a variety of environmental stresses in a process variously termed, premature senescence, culture shock, stress-induced senescence and STASIS (10,119-121,123). As this type of growth arrest has received many names that are easily confused with telomere-based replicative senescence, the term ‘STASIS’ (STress or Aberrant Signaling Induced Senescence) is gaining acceptance (123). While cells undergoing replicative senescence can be immortalized by expression of hTERT to maintain telomere homeostasis, this does not occur in cells undergoing growth arrest due to STASIS (124-129). Thus, one working (if not circular) definition for replicative senescence would be as follows: growth arrest under adequate culture conditions is replicative senescence if telomeres are rate-limiting for continued cell proliferation and hTERT can directly immortalize the cells. It is important to make this distinction as the triggering agents are different (short telomeres versus a stress or damage-induced signaling pathway that may or may not involve telomeres).

STASIS may be an evolutionarily conserved mechanism that helps guard cells against oncogenic insults. It would be advantageous to prevent normal and pre-cancerous cells from proliferating if placed in an inappropriate environment (e.g. not receiving the proper mitogens or other signals from their neighbors), or following genotoxic stresses likely to induce multiple mutations (10). Treatment of most types of tumor cells with conventional anticancer therapies activates DNA damage-signaling pathways and can induce a rapid onset of STASIS. Other examples include the growth arrest elicited in normal cells in response to oncogenic Ras (120) or Raf (122), transfection of oligonucleotides, and inadequate culture conditions (plastic dishes, oxidative damage, etc.) (10,121). In these instances, the expression of hTERT does not result in the bypass of STASIS, thus demonstrating that this type of growth arrest does not involve counting cell replications (e.g. telomere-based replicative senescence) (117-133).

In both replicative senescence and STASIS, the initiating event can be triggered by similar mechanisms including recognition by cellular sensors of DNA double-strand breaks leading to the activation of cell-cycle checkpoint responses and recruitment of DNA repair foci (see next section). A fundamental area of recent investigations is to understand the diverse signaling pathways that cause cells, in some contexts, to undergo replicative senescence and in other contexts to initiate STASIS or apoptotic signaling programs. In summary, it is generally believed that somatic cells in organisms with renewable tissues have evolutionarily conserved defence mechanisms that guard against unrestrained proliferation. In some instances, the cellular proliferation control pathways may be potent anticancer protection mechanisms (tumor suppressor genes) so when there are sufficient acute stresses (or damage) cells immediately growth arrest or undergo cell death. Thus, normal cells in the context of genotoxic insults may have innate and probably highly conserved defence mechanisms that initiate signal transduction cascades leading to growth arrest or apoptosis (10). Having cellular mechanisms that cause cells to stop growing or to die in the face of acute damage would be highly advantageous.

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What induces replicative (M1) senescence?

There is persuasive evidence for progressive telomere shortening being the counting mechanism of replicative senescence (8,79), but there remain some uncertainties about the actual initiating events that ‘triggers’ senescence. While there are many models of senescence that are difficult to test experimentally, the current ideas that are being tested include, telomere position effects (134-136), DNA damage signaling from short telomeres (137-141) and loss of the 3' G-rich telomere single-strand overhangs (69).

Telomere position effects

One model combining telomere progressive shortening and changes in gene expression is called telomere position effects (TPE). TPE is dependent on telomere length and is characterized by an ‘all or nothing’ effect that is heritable and semi-stable. The idea is that when cells have long telomeres, genes near telomeres may be silenced due to chromatin effects near telomeres (Figure 2). As cells age (and telomeres are shorter), there may be some de-repression of genes near telomeres eventually leading to reactivation of other previously silenced genes. This could occur on all or only a subset of chromosome ends. The dependence of TPE on telomere length provides a mechanism for the modification of gene expression throughout the replicative lifespan of human cells (Figure 2) (134). A number of proteins have been reported to change in expression level as a function of the replicative age of the cell. The existence of TPE in mammalian cells (134-136) raises the possibility that some pre-senescent changes could be ‘programmed’ by the progressive shortening of telomeres with ongoing cell division, leading to altered patterns of gene expression that might affect both cell and organ function. While this is a feasible mechanism for downstream effects of telomere shortening, a biologically relevant role for TPE has not yet been demonstrated in higher organisms. Thus, it will be important to identify endogenous genes whose expression is influenced by telomere length in order to determine whether TPE actually influences the physiology of aging or cancer. As the hTERT gene is only a few hundred kilobases from the end of chromosome 5p, one could speculate that TPE (silencing) of hTERT limits the maximal length of human telomeres during embryogenesis (136). Finally, the recent evidence that the actual signal for growth arrest is a result of DNA damage signaling from ‘too-short’ telomeres (Figure 2) is strong and argues against TPE as a proximate cause of senescence.

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DNA damage signal from a ‘too short’ telomere

The responses of cells to progressive telomere shortening (replicative senescence) versus acute uncapping of telomeres may or may not be similar. Since loss of telomere function can lead to cell-cycle arrest or cell death, one possibility is that DNA damage/repair responses may be involved in both programs. Recently, however, the molecular mechanism(s) by which a single or a few short telomeres signal the growth arrest caused by replicative senescence is starting to emerge (137-140).

Several studies have demonstrated that DNA damage signals from telomeres at senescence have typical DNA damage foci containing factors such as gamma H2AX (a phosphorylated variant of histone 2A that associates with DNA double-strand breaks). Phosphorylation of gamma H2AX occurs on H2AX histones that are located around DNA breaks and co-localizes with breast cancer susceptibility gene-1, MDC1, MRE11, Nijmegen breakage syndrome 1, RAD50 and 53BP1 (137-143). It has also been shown that telomere-induced foci are rapidly observed by over-expressing a dominant-negative telomere repeat binding factor 2 protein (TRF2 that protects telomeres) (10,139,140,142). In this type of telomere-induced damage, the uncapping of telomeres is rapid, growth arrest occurs quickly, and there is also the loss of the single-stranded G-rich telomeric overhang (142).

Thus, experimental procedures that unfold the lariat-like telomere end-protection lead to an ‘immediate senescence’ or STASIS and this has led to the concept that the end-fusions and chromosome breakage-fusion cycles are also the cause of telomere-based replicative senescence (12,16,51,142). Whether this rapid uncapping of telomeres reflects replicative senescence (M1) or crisis (M2) is not clear (141). While many of the details are yet to be determined, it now appears that at M1 senescence there are weak telomere initiated end-associations (Figure 3) leading to a few gamma H2AX-induced DNA repair foci, and this may be sufficient to trigger replicative senescence (without activating a cell death program) (138). In the absence of telomerase or another mechanism to maintain telomeres, the replicative senescence pathway is engaged and cells can remain in a non-proliferative state for years. The timing of senescence is dependent on the shortest telomeres (61,93,101,137,138). There is not one sentinel telomere but approximately 10 telomere probe-signal-free chromosome termini that can potentially form end-associations with each other at senescence (138). However, in any given cell it is only one or two of the shortest telomeres that produce gamma H2AX repair foci (137,138) and end-associations (138) and it is dependent on signaling pathways involving ataxia-telangiectasia mutated kinase, p53 and p21CIP1 but not p16INK4a (141).

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In the absence of p53 function, cells divide beyond M1 senescence (extended lifespan period) while telomeres continue to shorten until mitotic catastrophe or apoptosis become the dominant response of cells attempting to divide (Figure 3) (8). There may be a difference between the phenotype of end-associations (M1) when a few short telomeres become metastable and induced DNA damage checkpoint responses and M2 when so many telomeres become sufficiently short (unprotected) that the frequency of dicentrics/breakage-fusion events leads to cell death (Figure 3).

Does loss of 3' G-rich single-strand overhangs cause M1 senescence?

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A final model for the initiating event in replicative senescence is that it is the loss of the 3' G-rich single-strand overhangs that trigger senescence (69). This idea is based on the observation that 60-85% of the 3' G-rich overhangs are eroded at senescence and that the remaining overhangs progressively shorten after cells bypass M1. This model raises an important question of whether the activation of cellular DNA damage response by dysfunctional telomeres initiates telomere 3' overhang shortening, or is it that shortened overhangs activates DNA damage responses? If only one or two telomere ends initiate replicative senescence, then this model of global loss of overhangs is likely to be a secondary event. One should not see a 60-85% reduction in all overhangs using an assay that measures all 92 ends if only one or two ends are limiting for growth within a given cell. A more likely explanation for the results is that loss of overhangs is a secondary, epi-phenomenon, perhaps caused by end-processing events following activation of stress/DNA damage response and is not the direct cause of replicative senescence.

Summary/perspective

Telomere positional effects exist in human cells but there is no direct evidence for regulating the onset of replicative senescence. Loss of the 3' G-rich overhang is probably not the proximal cause of replicative senescence but is likely a secondary phenomenon due to culture conditions. Finally, the timing of senescence is dependent on the shortest telomeres and there is not one sentinel short telomere but approximately 10 short chromosome termini that form the vast majority of end-associations with each other at senescence. In any given cell it is only one or two of the shortest telomeres that produce gamma H2AX repair foci and end-associations (138).

There are also many outstanding questions concerning the transition between the M1 (senescence) and M2 (crisis) and the unlimited proliferation during oncogenesis. The genomic instability from breakage-fusion cycles at M2 presumably contributes to the reactivation/up-regulation of telomerase that allows immortalization of the cells and telomere maintenance. However, once telomerase has been activated, do short telomeres continue to contribute to additional genomic instability in cancer cells? If the biological purpose of replicative senescence is to block the ability of pre-malignant cells to divide, why is there an increased incidence of cancer in the genetic disease dyskeratosis congenita? Some cases of this disease are caused by mutations in the RNA component of telomerase that result in decreased telomerase activity during development and in stem-like cells, which results in telomeres being much shorter than expected (22-26).

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If short telomeres in DKC contribute to genomic instability and cancer, how do short telomeres in normal individuals prevent the progression of pre-cancerous cells rather than promoting their genomic instability and accelerating their progression? Would elongating telomeres in chronic diseases such as ulcerative colitis (where telomeres have become very short) (144) or in dyskeratosis congenita (22-26) be beneficial by preventing the genomic instability that leads some of the cells to become malignant, or be harmful by removing the block to progression of the pre-cancerous cells already present? Resolving these apparent contradictions will be essential in designing the best therapeutic approaches for exploiting our increasing knowledge of telomere biology for the treatment of both aging and cancer.

Acknowledgments

We acknowledge support from P50 CA070907 [GenBank] and AG07992.

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Wired News

Longer Chromosomes, Longer Life?
By Reuters null | Also by this reporter
16:16 PM Jan, 31, 2003
LONDON -- Could extending telomeres, those bits of DNA at the ends of chromosomes in cells, prolong lives?

Some scientists think so.

Researchers in the United States, who discovered that elderly people with longer telomeres lived five to six years longer than people with shorter ones, think increasing the length of telomeres could be a possible key to a longer life.

"This is the first research study showing that telomere length is predictive of survival in humans," said Dr Richard Cawthon, of the University of Utah, who headed the research team.

Telomeres are similar to the plastic caps on the end of shoelaces that prevent fraying. The bits of DNA wear down and get shorter as cells divide, which scientists believe is a natural process of aging.

Cells from people with a variety of diseases have been found to have shortened telomeres.
Cawthon and his colleagues measured and ranked the telomere length in blood samples of 143 people over the age of 60 and compared their cause and age of death.

In a research letter published in The Lancet medical journal, they reported that people with the longest telomeres lived up to five years longer than those with shorter telomeres, who had higher rates of death from heart disease and infectious illnesses.

Cawthon believes the results of his research support the hypothesis that telomere shortening is a natural aging process that may contribute to deaths from a variety of age-related diseases.

"If this is correct, then it may be possible to extend the duration of healthy adult life using medical interventions that maintain telomere length," he added in a statement.

Research into telomeres is still in its early phases, but scientists believe that increased understanding about telomeres and telomerase, an enzyme that strengthens and lengthens them, will improve understanding of age-related diseases and the aging process itself.

Source: University Of Texas Southwestern Medical Center At Dallas

Date: June 18, 2001
More on: Stem Cells, Healthy Aging, Brain Tumor, Lymphoma, Human Biology, Immune System

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UT Southwestern Researchers Find Another Clue To Secrets Of Cellular Aging

DALLAS - June 15, 2001 - A discovery by UT Southwestern Medical Center at Dallas scientists that genes near human telomeres can be silenced may help explain how and why humans age.

Telomeres are repeating sequences of DNA located at the end of each chromosome and are believed to function as a counting mechanism for cellular aging.

Dr. Jerry Shay and Dr. Woodring Wright, UT Southwestern professors of cell biology, report in today's issue of Science that human cells can exhibit telomere position effect (TPE), a mechanism by which genes near telomeres can be turned off, and that the strength of gene silencing is proportional to the length of nearby telomeres.

Shay and Wright, along with collaborators at UT Southwestern, have previously shown that human cells age each time they divide because their telomeres shorten. After a finite number of cell divisions - when telomeres become short - the cells stop dividing.

Most normal cells lack the enzyme telomerase, which maintains telomeres. Telomerase is activated in 90 percent of all cancers, in which cells continue to divide at a high rate. Many diseases, including Down syndrome, are characterized by premature aging. Further understanding of TPE could help researchers discover how cellular aging contributes to the overall aging process.

"This is an important step in trying to explain the connection between telomere shortening and aging," Shay said. "Normal cells will only grow for a limited time. They grow for a while, and then they go through a process called senescence, or aging. We wanted to know about the molecular memory. Are cells counting how many times they divide? We believe the telomeres are the molecular memory."

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The researchers incorporated a piece of DNA containing a luciferase (the enzyme that allows fireflies to emit light) gene into human cells and showed that if it became located at the telomere, there was 10 times less luciferase activity than if it was located in the middle of a chromosome. They also found an even greater decrease in luciferase activity if they used telomerase to make the telomeres grow longer.

"We knew that when telomeres became too short, they caused cells to stop dividing, but there wasn't a mechanism for how a cell could sense how long its telomeres were before they became too short. TPE can do that. It can let a cell know how old it is so that it could change its behavior before it became senescent," Wright said.

TPE could help explain the differences between young and old cells. For example, if there were "aging" genes next to telomeres, they would be silent when the cells were young. As the cells aged and continued to divide, their telomeres would shorten; the silencing of the genes would be reversed; and the "aging" genes activated.
The researchers are now looking for naturally occurring human genes located near telomeres whose expression is influenced by telomere length.

Joseph A. Baur, a UT Southwestern student research assistant in cell biology, and Dr. Ying Zou, a UT Southwestern cell biology fellow, also were involved in the research.

Shay and Wright's earlier research has shown that telomerase causes human cells grown in the laboratory to retain their "youth" and continue to divide long past the time when they normally would have stopped dividing. This discovery is making the use of normal cells for tissue engineering and other therapeutic uses much easier.

The investigators' Web site can be found at http://www.swmed.edu/home_pages/cellbio/shay-wright.

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Telomerase Expression Restores Dermal Integrity to in Vitro-Aged Fibroblasts in a Reconstituted Skin Model

Walter D. Funk,*,1 C. Kathy Wang,†,2 Dawne N. Shelton,* Calvin B. Harley,*
Garrett D. Pagon,† and Warren K. Hoeffler†,‡

*Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025; ‡Xgene Corporation, 863C Mitten Road, Burlingame,California 94010; and †Department of Dermatology, Stanford University School of Medicine, Stanford, California 94305

The lifespan of human fibroblasts and other primary cell strains can be extended by expression of the telomerase catalytic subunit (hTERT). Since replicative senescence is accompanied by substantial alterations in gene expression, we evaluated characteristics of in vitro-aged dermal fibroblast populations before and after immortalization with telomerase. The biological behavior of these populations was assessed by incorporation into reconstituted human skin. Reminiscent of skin in the elderly, we observed increased fragility and subepidermal blistering with increased passage number of dermal fibroblasts, but the expression of telomerase in late passage populations restored the normal nonblistering phenotype. DNA microarray analysis showed that senescent fibroblasts express reduced levels of collagen I and III, as well as increased levels of a series of markers associated with the destruction of dermal matrix and inflammatory processes, and that the expression of telomerase results in mRNA expression patterns that are substantially similar to early passage cells. Thus, telomerase activity not only confers replicative immortality to skin fibroblasts, but can also prevent or reverse the loss of biological function seen in senescent cell populations.

© 2000 Experimental Cell Research

INTRODUCTION
Limited replicative potential is a defining characteristic of most normal human cells strains [1]. Within a population of cultured diploid cells, the proportion of actively dividing cells decreases with serial passaging while increasing numbers of cells enter a state of terminal arrest, termed replicative senescence. Similar states of senescence arrest can be achieved by a wide range of insults and effectors, including activated oncogenes [2-4], oxidative stressors [5, 6], chemical treatment [7, 8], and cdk inhibitors [9]; thus, the term cellular senescence more accurately defines a common terminal arrest phenotype triggered by numerous independent agents. Cellular senescence is also characterized by an enlarged cell morphology, the activation of a lysosomal b-galactosidase activity (senescence-associated (SA) b-galactosidase) [10], and altered gene expression patterns [11-13] that may contribute to pathologies associated with aging tissues and organs [14, 15]. The telomere hypothesis of replicative senescence predicts that shortened telomeric sequences trigger the senescence response in serially passaged normal cells [16, 17]. In mammalian cells, telomeric sequences shorten with each replication event and eventually, critically shortened telomeres trigger a senescence response. Telomere lengths are maintained in cells that express telomerase [18], a polymerase activity that in human cells minimally requires an RNA component, hTR [19], that most somatic cells express at low levels, and a catalytic protein component, hTERT [20, 21], whose expression correlates tightly with telomerase activity. Germ cells, select stem cells, and the vast majority of tumor cells express telomerase, while most normal human cells do not. However, telomerase activity can be reconstituted in nonexpressing cells by forced expression of an hTERT transgene, resulting in lengthened telomeres and replicative immortality [22, 23]. As opposed to tumor lines, cells immortalized by hTERT retain normal growth control and checkpoint mechanisms and a stable karyotype [24, 25]. In this study, we sought to determine the contribution of one senescent cell type, dermal fibroblasts, to the morphology and phenotype of skin, and to determine the effects of lifespan extension by reexpression of telomerase. Using a dermal reconstitution system, we compared the behavior of telomerase-expressing, lifespan-extended.

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1 To whom reprint requests should be addressed. E-mail:
wfunk@geron.com.
2 Present address: Aviron, 297 North Bernardo Avenue, Mountain
View, CA 94043.
Experimental Cell Research 258, 270-278 (2000)
doi:10.1006/excr.2000.4945, available online at http://www.idealibrary.com on
0014-4827/00 $35.00 270
Copyright © 2000 by Academic Press
All rights of reproduction in any form reserved.
cells to early passage and senescing cultures in functional assays and have evaluated expression patterns maintained by these populations in vitro.

METHODS
Cell culture and retroviral transduction. BJ dermal fibroblasts (agift from J. Smith, Baylor College of Medicine) were cultured in EMEM (GIBCO-BRL) with 10% fetal bovine serum (FBS) in humidified incubators at 37deg. C/10% CO2. Population doublings (PD) were determined by cell counts upon passage. Replicative senescence in BJ cells is apparent near PD 90 (,5% S phase, doubling times greater than 3 weeks). Human foreskin keratinocytes were prepared from epidermis physically separated from dispase-treated dermis. The epidermis was minced with surgical forceps and the tissue debris removed by passing the suspension through a metal mesh. Detached keratinocytes were pelleted, resuspended in 1:1 SFM (GIBCO-BRL) and KMK (Sigma) media, and plated on collagencoated dishes. Further cultures of primary keratinocytes were maintained in Keratinocyte-SFM medium (GIBCO-BRL) for a maximum of 5 PD in humidified incubators at 37deg. C/10% CO2. For the reconstitution experiments, hTERT-expressing pBABE retrovirus and pBABE control retrovirus (a gift from W. Wright, University of Texas Southwestern Medical Center at Dallas) were used to transduce BJ fibroblast cultures at PD 89, which were then placed in selective medium containing 0.3 mg/ml of puromycin. The resulting culture originated from the expansion of several hundred transformed cells and was passaged for an additional 20 population doublings after transduction.

Telomerase activity and telomere length analysis. Telomerase repeat amplification protocol (TRAP) assays were performed as described [26]. Mean telomere restriction fragment (TRF) lengths were determined following Southern blot analysis of digested genomic DNA as described [22]. Dermal reconstitutions. All animal experiments were conducted with the approval of the Animal Care Committee (APLAC) of Stanford University. Two-piece silicone culture chambers (CRD culture chambers, Renner, Germany) were surgically implanted onto the backs of severe combined immunodeficient (SCID) mice to provide an aseptic wound bed resting on the muscle fascia. Dermal fibroblasts and keratinocytes were harvested from culture by trypsinization, neutralized with PBS/10% FBS, and resuspended in serum free medium (SFM, GIBCO). Human skin reconstitutions were initiated by adding a mixed slurry of 6 3 106 keratinocytes and 6-8 3 106dermal BJ fibroblasts to implanted chambers. After 1 week, the upper chambers were removed to allow for aeration of the skin surface. After 2 weeks, a constant sheering force was applied to the area of the reconstitution using a rubberized mallet, as used by dermatologists to assess blistering potential. Immediately following this treatment, the animals were sacrificed and reconstituted skin was harvested by surgical excision.

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Microscopy and immunostaining. For hematoxylin/eosin staining reconstituted skin samples were first fixed in 10% formaldehyde, embedded in paraffin, and then sectioned to 5-mm thickness cut normal to the cutaneous surface on a Reichert-Jung 2040 microtome followed by staining with hematoxylin and eosin. For electron microscopy, samples were fixed in 2% paraformaldehyde, 2.5% glutaraldehyde, and 0.1 M cacodylate buffer, pH 7.4. Samples were treated with 2% osmium tetroxide and 2% uranyl acetate, dehydrated, and embedded. For immunostaining, sections were fixed with 220deg. C acetone for 10 min. Samples were rehydrated with five successive PBS washes. Blocking was conducted with mouse IgG diluted 1:400 (Jackson ImmunoResearch). A biotin/avidin peroxidase conjugation system was used. Diluted primary antibody was incubated with the sample for 1 h at room temperature, followed by three washes with PBS. Anti-laminin-5 b3 chain antibody K-140 was a gift from P. Marinkovich (Stanford University) and anti-collagen VII antibody LH7:2 was a gift from I. Leigh (The Royal London Hospital). An anti-mouse Ig-horseradish peroxidase conjugate (Amersham) was then incubated with the samples for 40 min. After three washes with PBS the samples were developed with an insoluble peroxidase substrate (Sigma) for 20-30 min. The slides were lightly counterstained with hematoxylin, dehydrated, and mounted. Microarray analysis. A custom DNA microarray was produced under contract with Incyte Microarray Services. A detailed presentation of the composition and performance of this device can be viewed at http://www.geron.com/pubsupplement/microarray.html. Approximately 1000 genes were selected and ESTs corresponding to these were identified by BLAST searches of GenBank. The majority of the ESTs were I.M.A.G.E. consortium clones while others were identified from other libraries, or were available from existing plasmids. PCR amplification of the clones was performed with 59-aminemodified (Glen Research) oligonucleotides complementary to flanking sequences of the vector. Amplification products were analyzed by agarose gel electrophoresis and then sent to the contractor for microarray production. Poly(A1) mRNA was prepared from subconfluent cultures grown using OligoTex cartridges (Qiagen). The RNA was quantified by A260 measurements and assessed by agarose gel electrophoresis. Conversion of mRNA into either Cy5- or Cy3-labeled cDNA probes and competitive hybridizations of probes were performed substantially as described [27] and bound signal was quantified by fluorescence measurement. Signals that scored with a signal to background level ,2.5 in both channels were not considered. The total Cy5 signal was normalized to the total Cy3 signal and differential expression ratios were then calculated. Each experimental pairing of mRNA was performed in duplicate and the results present the average of the two measurements. The identities of all genes indicated in this report were confirmed by DNA sequence analysis of the corresponding cDNAs.

RESULTS

hTERT Expression Restores Replicative Capacity to Late Passage Fibroblast Populations

We first documented the ability of hTERT expression to rescue the replicative potential of our late passage BJ fibroblast population at PD 89. Untreated or pBABE control-transduced cultures did not express telomerase activity (Fig. 1a), and had mean TRF lengths that were much shorter than those of early passage BJ cells (Fig. 1b). Senescence of these cultures was apparent at PD 93, at which point S-phase cells were reduced to less than 5%, and the population failed to double within a 3-week period. Cultures transduced at PD 89 with hTERT-expressing retrovirus expressed detectable telomerase catalytic activity. The lengthening of the mean TRF of the telomerase-expressing DS-1 line was observed to increase once the culture had surpassed the normal senescence point, suggesting that only those cells that had restored telomeres were capable of extended lifespan. DS-1 cells showed no signs of reduced growth at PD 110 (Fig. 1c), and similar hTERT-expressing BJ cultures have been grown to at least PD 280 [24].

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TELOMERASE EXPRESSION, SENESCENCE, AND SKIN FUNCTION 271

Sheer-Sensitivity of Skin Reconstitutions Performed with Senescent Fibroblasts Is Not Seen in
Reconstitutions with TERT-Expressing Fibroblasts

Tissue-related characteristics of BJ fibroblasts were assessed by incorporating these cells into human skin reconstitutions. A variety of models are available for this purpose. We chose a variation of a method that gives rise to epidermal and dermal layers, where striation of immunohistological markers in the reconstituted skin model are identical to normal skin [28]. The method utilizes a silicone chamber [29, 30] implanted directly on mouse muscle fascia for the incubation of human keratinocytes and fibroblasts. Over the course of 2 weeks, the fibroblast and keratinocyte populations segregate into dermal and epidermal layers and form a dermal composite that closely matches human dermal architecture [28]. We compared directly the morphology of reconstituted human skin created using early (PD ;20), middle (PD ;60), and late passage (PD ;85) BJ dermal fibroblasts, and the telomerase positive DS-1 strain (PD ;110). Light microscopy of hematoxylin/eosin (H/E)-stained paraffin-embedded thin sections of the early passage reconstitutions revealed a normal, tightly joined epidermis and dermis (Fig. 2a). In contrast, intermittent splitting (blistering) near the dermal-epidermal (D/E) junction was observed in the middle passage reconstitution (Fig. 2b), while extensive splitting was observed in reconstitutions performed with the late passage fibroblasts (Fig. 2c). The proportion of senescent cells, as judged by SA b-galactosidase staining, increases with serial passage [10] and it is likely that the observed defects evident in middle and late passage reconstitutions reflect this accumulation. Reconstitutions performed with the telomerase-expressing DS-1 strain, which did not stain significantly for SA b-galactosidase activity (data not shown), demonstrated skin integrity near the D/E junction that was similar to that observed with early passage cells (Fig. 2d). Both the early and DS-1 reconstitutions were amenable to a higher resolution analysis

FIG. 1. Telomerase activity and telomere length analysis. (a) TRAP assays were performed on cell extracts prepared from mass culture late passage BJ fibroblasts, and late passage fibroblasts transduced at PD89 with pBABE control or pBABE-hTERT retroviral vectors. IC, internal control for PCR portion of TRAP assay. (b) Southern blot analysis for terminal restriction fragment (TRF) lengths was performed for mass culture BJ fibroblasts at early and late passage, and for control- or hTERT-transduced cultures. (c) Growth curves for late passage BJ (.), pBABE control (h), and pBABE-hTERT (e) cultures following retroviral infection. PD, population doubling.

272 FUNK ET AL.

by electron microscopy (EM) of the dermal-epidermal junction, since these junctions remained intact, whereas splitting of the junctions in the later samples precluded the possibility of further analysis. The high resolution of the EMs allow assessment of ultrastructural elements present within the dermal-epidermal

FIG. 2. Splitting (blistering) of reconstituted human skin increases with serial passaging of fibroblasts and is prevented by telomerase expression. Results are representative of repeat experiments involving a total of at least six animals for early, middle, and late passage reconstitutions, and three animals for the DS-1 reconstitutions. Hematoxylin/eosin-stained thin sections are shown for: (a) early passage BJ skin fibroblasts (PD ;20); (b) middle passage BJ skin fibroblasts (PD ;60); (c) late passage fibroblasts (PD ;85); (d) DS-1 cells (PD 110); electron micrographs (61,3003) of human skin reconstitutions performed with (e) early passage (PD 20) BJ fibroblasts or (f) DS-1 fibroblasts (PD 110) expressing a telomerase transgene. Bars on the right indicate extent of epidermal keratinocytes (white) and dermal fibroblasts (black). Note that hemidesmosomes linked into intermediate filaments within the epidermis are positioned directly across from wispy shaded regions that contain collagen filaments (arrows).

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TELOMERASE EXPRESSION, SENESCENCE, AND SKIN FUNCTION 273

junction between single cells. Both sections from reconstitutions performed with early passage BJ fibroblasts or DS-1 fibroblasts revealed very similar ultrastructures including hemidesmosomes with attached intermediate filaments within the epidermal cells, with connections to collagen filaments seen on the dermal fibroblast side of the junction (Figs. 2e and 2f).

Sheer-Sensitive Splitting in Senescent Fibroblast Reconstitutions Occurs in the Dermal Layer

To define more precisely the splitting observed in reconstitutions performed with later passage fibroblasts, immunohistological staining was conducted for proteins known to reside at discrete layers within normal skin. Laminin-5 is the main component of anchoring filaments that are a part of the hemidesmosomes, ultrastructures responsible for connecting dermal and epidermal layers. Immunohistological staining with a laminin-5 antibody showed that the split occurs below the level of the D/E junction, since all of the laminin-5 remained attached to the epidermal side of the split (Fig. 3a). Likewise, immunohistological staining using an antibody specific for collagen VII also illustrated that the split is below the anchoring fibrils, structures localized entirely in the dermis, since all of the collagen VII remained on the epidermal side of the split (Fig. 3b). The deficient component responsible for the compromised integrity of the reconstituted skin must reside below the D/E junction itself. This conclusion is further supported by the observation that occasionally a few fibroblasts are found to remain adhered to the D/E junction, indicating that the split is due to a deficiency below the junction.

Senescence-Associated Gene Expression Patterns Are
Substantially Prevented by Telomerase Expression

To assess the alterations in gene expression at senescence, we developed a custom DNA microarray [13] and used it to contrast early, late, and telomeraseexpressing passages of BJ fibroblasts. Compared to early passage cells, BJ fibroblasts at senescence overexpress markers associated with a variety of processes (Fig. 4a). The cdk inhibitor p21, and growth arrestspecific (gas1) mRNA are likely participants, or markers, of cell cycle arrest, while the expression of chemokines MCP-1, Gro-a, cytokines Il-1b, Il-15, and the adhesion molecule ICAM-1 are characteristic of an inflammatory response. Matrix-degrading activities are well-documented characteristics of senescent cells [11] as demonstrated here by the expression of tPA, stromelysins-1,2, and cathepsin O, while stress-associated genes, such as GADD153 and MnSOD, are also upregulated. Many of these proteolytic and chemotactic activities are also associated with wound repair and serum responsiveness of normal dermal fibroblasts [13, 31] and suggest that senescent cells are locked into an inappropriate, proinflammatory state, perhaps preventing the later anabolic phase of normal wound healing [13]. In DS-1 cells, assessed 17 PD past the normal point of replicative exhaustion, the majority of these markers are expressed at levels comparable to early passage cells. Specifically, mRNA levels of proinflammatory molecules, matrix proteases, and stress-associated genes returned to levels comparable to early passage cells, and a similar response was seen for most, but not

FIG. 3. The level of the split is below laminin-5 and collagen VII. Immunostaining was performed on dermal reconstitutions using middle passage fibroblasts (PD ;60) (a) Laminin-5, a component of the hemidesmosomes, is localized between dermal and epidermal layers, and stains along the upper blister surface indicating a subepidermal split, arrow. (b) Collagen VII, a component of the anchoring filaments that are in the upper dermal surface, also stains along the upper surface of the blister indicating that the split occurs below the dermal/epidermal junction, arrow. 274 FUNK ET AL.

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all, of the other markers associated with senescence (Fig. 4a). These results demonstrate that many of these changes in gene expression associated with replicative senescence can be prevented by the expression of telomerase.We also examined the expression of genes whose expression are repressed at senescence, in particular genes involved in deposition and maintenance of the dermal extracellular matrix (ECM). The primary ECM material is collagen I, making up about 77% of the dry weight of skin and, together with collagen III and elastin, makes up the majority of the ECM. The expression of collagen 1a1 and collagen IIIa1 is low in senescent cells [32, 33] but in DS-1 cells these levels are restored to those seen with early passage BJ fibroblasts (Fig. 4b). The expression of elastin is also low in senescent cells, while in DS-1 cells expression does not appear to be substantially changed as a result of telomerase expression.

DISCUSSION

To date, cellular senescence has been studied primarily in the context of cultured human cell lines, while the biological consequences of this condition remain largely unexplored. Data supporting the increasing frequency of senescent cells in human skin with chronological aging have been reported [10] and our study provides direct evidence that the senescent phenotype results in structural deficits in reconstituted human skin and that telomerase expression is able to restore biological function to late passage cell strains.

Cellular Senescence, Skin Aging, and StructuralDefects

The skin reconstitution model used in this study provides an accurate facsimile of human dermis and can be particularly useful in contrasting the behavior of donor cells. Our examination of the effects of senescence in fibroblast populations showed significant weakening of the structural integrity of the dermal matrix, a finding that is consistent with thinning of the matrix that occurs with chronological aging [15]. The reconstitution system may model more accurately wound healing processes, in that cell populations are required to repopulate and remodel a full-thickness dermal deficit. In mice lacking telomerase activity due to a knockout of the mTR locus, telomeres shorten and dermal pathologies are observed that include ulcerative lesions at sites of high mechanical stress and reduced wound repair [34], observations that are consistent with the mechanical fragility observed in late passage reconstitutions. The skin organ contains many additional cell types, such as Langerhans cells, melanocytes, mast cells, and endothelial cells, and these are not provided in our reconstitutions. Aspects likely to be specific to keratinocytes and fibroblasts, respectively, include fragility of the skin along the D/E junction resulting in blistering, a decline in the thickness of the dermis, disorganization of collagen bundles and elastin fibrils in the dermis, and a decrease in the turnover rate for keratinocytes [35]. Expression of hTERT results in the rescue of replication-competent cells even when transducing very late passage populations. Retroviral transduction is selective for actively dividing cells and thus it is possible that the DS-1 population derived from the few remaining actively dividing cells in the original senescing population but not from the transduction of arrested cells. The extent to which telomerase expression is capable of restoring the molecular phenotype of late

FIG. 4. DNA microarray analysis of mRNA levels in early passage and late passage BJ fibroblasts and in telomerase-expressing DS-1 fibroblasts. (a) Genes overexpressed in late passage fibroblasts. Black bar: Fold-differential expression of mRNA in senescent BJ cells (PD 92) relative to early passage BJ cells (PD 30). Gray bar: Expression of same genes in telomerase-expressing DS-1 cells (PD 110) relative to early passage BJ cells. (b) Genes overexpressed in early passage fibroblasts. Black bar: Fold-differential expression of mRNA in early passage BJ cells relative to senescent BJ cells. Gray bar: Expression of same genes in DS-1 cells relative to senescent passage BJ cells.

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TELOMERASE EXPRESSION, SENESCENCE, AND SKIN FUNCTION 275

passage cells to that of early passage cells may reflect two processes. First, a portion of what is described as the senescent phenotype may include long-term cumulative defects, such as oxidative damage to mitochondria, and these changes may not be affected by telomerase expression. Whatever the nature of any accumulated damage in long-term culture, such deficits clearly do not accumulate to a degree necessary to affect proliferative capacity, since telomerase-immortalized cultures have been maintained for hundreds of population doublings. Second, long-term cultivation of cells in vitro may result in the selection of long-lived subpopulations of cells whose expression patterns differ intrinsically from that of the early passage culture because of phenotypic drift. For example, the expression of elastin in DS-1 populations is not restored to levels seen in early passage cells, while levels of IGFBP5 remain elevated. The ability of IGF-BPs to inhibit the action of IGF, a known inducer of elastin expression [36], may account for this finding. Regardless, the majority of changes in gene expression observed in senescent populations are not observed in telomerase immortalized cells, suggesting that most gene dysregulation associated with replicative senescence results directly, or indirectly, from telomere attrition.

Gene Expression Changes at Senescence

The pronounced proinflammatory response of dermal fibroblasts at senescence in many ways resembles an activated state associated with the early phases of wound healing. The potent mix of cytokines and chemokines elicited by senescent cells can mobilize immune response cells, while proteolytic activities, such as plasminogen activators and stromelysins, play a significant role in the breakdown of fibrin clots and dermal matrix. Expression of the prohormone converting enzyme peptidyl-amidating monooxygenase (PAM) is also consistent with a wound-activated phenotype, as expression of neuropeptides has been documented to participate in dermal inflammatory processes [37]. As assessed by this broad survey of transcripts, the expression of these transcripts is suppressed in telomerase-expressing populations to levels consistent with those of early passage cells, suggesting strongly that their elevated expression in late passage is correlated primarily with the telomere-related senescence arrest, and not due to effects of long-term culture or generalized damage. One of the outstanding issues regarding cellular senescence remains the extent to which this process initiates or contributes to disease processes, particularly those associated with human aging. Experimental evidence showing an increased abundance of SA-b-galactosidase-positive cells in human dermis with donor age has been reported [10]; however, the inflammatory transcript profile provided by senescent fibroblasts might suggest that these cells would be eliminated from tissue by immune responses. Regardless, the senescent phenotype may still contribute to pathologies, since many of the effects predicted by gene expression analyses would be extracellular and could affect tissue integrity. The results from our dermal reconstitution studies suggest a deficit in wound healing in tissues with increased abundance of senescent, or near senescent, cells. In support of this, an increased occurrence of senescent fibroblasts has been observed in chronic wound biopsies [33, 39], and age significantly effects the efficiency of wound healing in aeschemic ulcer models [40].

The relationship of telomerase-extended cellular lifespans to cancer have yet to be fully defined, but the expression of telomerase in human cells does not alter their response to a variety of cell cycle arrest effectors, nor does it result in malignant transformation or genotypic instability [24, 25]. Recent results with human vascular endothelial cells [41] and bovine adrenocortical cells [42] have shown that early passage cells expressing telomerase expression retain complex biological function and the results shown here indicate that telomerase expression, even at very late stages of passage, prevents the majority of alterations in gene expression associated with senescence. The potential of utilizing telomerase activation to treat cellular agerelated conditions ex vivo and in vivo is under investigation.

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We thank D. Choi for the TRF analysis and P. Whittier for assistance with the microarray sample preparations.

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Received February 3, 2000Revised version received May 3, 2000
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PSA Rising Magazine, Dr. Ronald DePhinho
"Cell Crisis" a key event in development of cancer in older adults
Dana Farber looks for ways to prevent it
August 10, 2000. BOSTON - A new study by researchers at Dana-Farber Cancer Institute offers fresh evidence for a theory of why incidences of certain cancers grow more common as people age.
Ronald DePhinho is a leader in the use of engineered cancer models to uncover the molecular and biological processes that lead to the development of cancer.

Telomerase model, Cech lab, Howard Hughes Medical Institute, Boulder, Colorado Click to enlarge.

The theory is that in tissues that undergo continual renewal, a process where cells die and are replaced throughout life, such as those in the breast, skin, prostate, and colon - a genetic mutation causes some cells to keep dividing even after their chromosomes have lost their protective protein ends called telomeres. The result is chromosomes that fuse together in abnormal ways, creating chaos with cells' genetic programming and setting them on the path toward cancer.

The new study, led by Ronald DePinho, M.D., and colleagues Steven Artandi, M.D., Ph.D., and Sandy Chang, M.D., Ph.D., of Dana-Farber, and published in the August 10 issue of Nature, used a new strain of mice whose ability to develop certain cancers resembles that of humans.

Normally, mice with flaws in their genetic "brakes" against cancer develop lymphomas and malignancies known as sarcomas in bones and connective tissue. In aging humans, however, tumors tend to arise in "epithelial" cells -- cells that regularly die and are replaced -- that line the interior of certain organs.

The DePinho team speculated that reason for this difference lay in the telomeres. In humans, telomeres shorten each time a cell divides until they become so short they can no longer protect the chromosomes from damage. At this point, known as the "Hayflick limit," the cells normally cease dividing. In some cells, though, a genetic error enables them to bypass the Hayflick limit and continue dividing even though their chromosomes are virtually shorn of telomeres. At this stage, known as "crisis," the cells' chromosomes begin breaking and fusing in abnormal places.

"When these complex chromosomal rearrangements occur, you get very rapid gains and losses of genetic information within cells," lead author Artandi says. "This process, known as "crisis," gives rise to pre-cancerous cells that begin to form a primary tumor, but cannot fully develop until telomere function is restored."

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At this point, full maturation of the cancer is achieved by reactivation of the enzyme telomerase, rebuilding and stabilizing the cells' telomeres -- and allowing continued tumor cell division and migration within the body.

"We have long known that cancer is associated with age," senior author, DePinho remarks. "We know it tends to occur in epithelial cells in older adults, and we know the chromosomal structure of these cancer cells is very complex: under a microscope, it looks as though someone threw a grenade into the nucleus where the chromosomes are located. We wanted to find an explanation for these phenomena."

The answer would come from studies with mice. In mouse cells, unlike human cells, the gene for rebuilding telomeres is always switched "on," so the telomeres don't shorten with each cell division. This has been thought to explain why mice tend to develop cancer in different tissues than aging humans do. DePinho and his colleagues developed a strain of mouse in which, like humans, the telomere-building gene is shut off. "Essentially, we engineered the mouse cells to experience 'crisis,' something they would normally be prevented from doing," DePinho says.

The results were striking. "We saw a dramatic shift in the types of tumors these animals developed," DePinho continues. "They much more closely resembled the tumor spectrum found in aged humans."

Not only that, but when the chromosomes in the mouse cancer cells were examined by Sandy Chang with a new technology called SKY (for Spectral Karyotyping), the patterns they formed were very much like those seen in cancerous epithelial cells in humans. Chang's efforts were greatly facilitated by the Arthur and Rochelle Belfer Cancer Genomics Center at Dana-Farber, directed by Lynda Chin, M.D., and Matthew Meyerson, M.D., Ph.D.

"Our conclusion is that crisis is a major event in the development of cancer cells in older people," DePinho remarks. "Crisis is what enables the cells to gain and lose the chromosomal material that leads cells to become cancerous."

The implication is that if crisis could be prevented - by rebuilding the telomeres of cells before they incur the genetic instability associated with loss of telomeres - scientists could prevent this crisis stage from occurring and, potentially, reduce the chances that the cells would become fully cancerous. Ongoing studies will explore that possibility. These studies were initiated by Lynda Chin and aided more recently by Scott Alson, Geoff Gottlieb, and Luan Lee.

DePinho has been recognized as a leader in the use of engineered cancer models to uncover the molecular and biological processes that lead to the development of cancer. He and his colleagues have produced cancer models that have allowed detailed analysis of the complex host-tumor cell interactions required for tumor existence.

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Dr. DePinho's honors and awards include the coveted American Cancer Society Research Professorship, the Cancer Research Institute Scholar Award, the Melini Award for Biomedical Excellence and Kirch Foundation Medical Investigator Award.

Dana-Farber Cancer Institute (www.dana-farber.net) is a principal teaching hospital of Harvard Medical School and an NCI Comprehensive Cancer Center.
Sources and Links
Nature 2000 Aug 10;406(6796):641-5 Telomere dysfunction promotes non-reciprocal translocations and epithelial cancers in mice. Artandi SE, Chang S, Lee SL, Alson S, Gottlieb GJ, Chin L, DePinho RA Department of Adult Oncology, Dana-Farber Cancer Institute, Boston, Massachusetts 02115, USA.
Ann N Y Acad Sci 1999;886:1-11 Telomerase. A target for anticancer therapy. Lichtsteiner SP; Anticancer Res 2000 May-Jun;20(3B):1905-12
Genetic alterations in human prostate cancer: a review of current literature. Ozen M, Pathak S Department of Cancer Biology, University of Texas M. D. Anderson Cancer Center, Houston 77030, USA.

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10.1021/mp049970+ CCC: $27.50 © 2004 American Chemical Society VOL. 1, NO. 3, 211-219
MOLECULAR PHARMACEUTICS 211
Published on 03/31/2004

Nanoparticle-Mediated Wild-Type p53 Gene Delivery Results in Sustained Antiproliferative Activity in Breast Cancer Cells

Swayam Prabha† and Vinod Labhasetwar*,†,‡

Department of Pharmaceutical Sciences, UniVersity of Nebraska Medical Center, Omaha, Nebraska 68198-6025, and Department of Biochemistry and Molecular Biology, UniVersity of Nebraska Medical Center, Omaha, Nebraska 68198-4525

Received February 2, 2004

Abstract: Gene expression with nonviral vectors is usually transient and lasts for only a few days. Therefore, repeated injection of the expression vector is required to maintain a therapeutic protein concentration in the target tissue. Biodegradable nanoparticles (_200 nm diameter) formulated using a biocompatible polymer, poly(D,L-lactide-co-glycolide) (PLGA), have the potential for sustained gene delivery. Our hypothesis is that nanoparticle-mediated gene delivery would result in sustained gene expression, and hence better efficacy with a therapeutic gene. In this study, we have determined the antiproliferative activity of wild-type (wt) p53 gene-loaded nanoparticles in a breast cancer cell line. Nanoparticles containing plasmid DNA were formulated using a multiple-emulsion-solvent evaporation technique. To understand the mechanism of sustained gene expression with nanoparticles, we monitored the intracellular trafficking of both the nanoparticles and the nanoparticle-entrapped DNA, and also determined p53 mRNA levels over a period of time. Cells transfected with wt-p53 DNA-loaded nanoparticles demonstrated a sustained and significantly greater antiproliferative effect than those with naked wt-p53 DNA or wt-p53 DNA complexed with a commercially available transfecting agent (Lipofectamine). Cells transfected with wt-p53 DNA-loaded nanoparticles demonstrated sustained p53 mRNA levels compared to cells which were transfected with naked wt-p53 DNA or the wt-p53 DNALipofectamine complex, thus explaining the sustained antiproliferative activity of nanoparticles. Studies with fluorescently labeled DNA using confocal microscopy and quantitative analyses using a microplate reader demonstrated sustained intracellular localization of DNA with nanoparticles, suggesting the slow release of DNA from nanoparticles localized inside the cells. Cells which were transfected with naked DNA demonstrated transient intracellular DNA retention. In conclusion, nanoparticle-mediated wt-p53 gene delivery results in sustained antiproliferative activity, which could be therapeutically beneficial in cancer treatment.

Keywords: Sustained release; biodegradable polymers; cellular gene delivery; gene transfection;
Cancer

† Department of Pharmaceutical Sciences.
‡ Department of Biochemistry and Molecular Biology.
(1) Li, S.; Huang, L. Nonviral gene therapy: promises and challenges.
Gene Ther. 2000, 7, 31-34.
(2) Brown, M. D.; Schatzlein, A. G.; Uchegbu, I. F. Gene delivery with synthetic (non viral) carriers. Int. J. Pharm. 2001, 229, 1-21.

Introduction
Gene delivery using nonviral systems such as liposomes and cationic lipid- or polymer-DNA complexes is usually transient and requires repeated delivery of the expression vector for the maintenance of a therapeutic level of the expressed protein in the target tissue.1,2 The frequency of dosing of the expression vector, depending on the need of a particular disease condition, would depend on the efficiency of gene expression and the stability of the expressed protein in the tissue.3 Repeated delivery of the vector may cause toxicity, and the therapy may not be effective.4,5 To avoid these problems, various sustained release gene delivery systems such as polymeric implants, gels, etc., are being investigated.3-7

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We have been investigating sustained release nanoparticles formulated using biodegradable polymers, poly-(D,L-lactide-co-glycolide) (PLGA) and polylactide (PLA), as a gene delivery system. Although nanoparticles have been extensively investigated as a carrier for various therapeutic agents, including macromolecules such as proteins and peptides, their application as a gene expression vector is recent.8-13 Recently, we have demonstrated rapid escape (within 10 min) of nanoparticles from the endolysosomal compartment to the cytoplasmic compartment following their intracellular uptake via an endocytic process.11 The escape of nanoparticles was attributed to the reversal of their surface charge from anionic to cationic in the acidic pH of the endolysosomal compartment, causing nanoparticles to interact with the endolysosomal membrane and then escape into the cytoplasmic compartment.11 The rapid escape of nanoparticles from the endolysosomal compartment could protect nanoparticles as well as the encapsulated DNA from the degradative environment of the endolysosomes.12 Our hypothesis is that the nanoparticles localized in the cytoplasmic compartment would release the encapsulated DNA slowly, thus resulting in sustained gene expression. Sustained gene expression could be advantageous, especially if the half-life of the expressed protein is very low and/or a chronic gene delivery is required for therapeutic efficacy.3 The aim of the proposed studies was to determine the efficacy of p53 gene-loaded nanoparticles in inducing antiproliferative activity in a breast cancer cell line. The p53 tumor suppressor gene is the most frequently mutated gene identified in many tumors, including in breast cancer.14 Mutations in the p53 gene lead to the loss of vital cellular functions that govern cell division and apoptosis, leading to tumor growth.15 Several studies have indicated that the restoration of wild-type (wt) p53 function could result in tumor inhibition,16-18 and has been suggested as a potential therapeutic strategy for the treatment of cancers.19-21 In this study, we have determined the antiproliferative activity of wt-p53 DNA-loaded nanoparticles in MDAMB-435S cells. This cell line is derived from a human ductal carcinoma from patients with metastatic disease and had not been subjected to chemotherapy.22 This cell line has a p53 gene rearrangement that causes a reduced level of expression of p53 and, hence, is a preferred cell line for studying the effect of p53 gene therapy.23

(3) Bonadio, J.; Smiley, E.; Patil, P.; Goldstein, S. Localized, direct plasmid gene delivery in vivo: prolonged therapy results in reproducible tissue regeneration. Nat. Med. 1999, 5, 753-759.
(4) Maheshwari, A.; Mahato, R. I.; McGregor, J.; Han, S.; Samlowski, W. E.; Park, J. S.; Kim, S. W. Soluble biodegradable polymerbased cytokine gene delivery for cancer treatment. Mol. Ther.2000, 2, 121-130.
(5) Maheshwari, A.; Han, S.; Mahato, R. I.; Kim, S. W. Biodegradable polymer-based interleukin-12 gene delivery: role of induced cytokines, tumor infiltrating cells and nitric oxide in anti-tumor activity. Gene Ther. 2002, 9, 1075-1084.
(6) Lim, Y. B.; Han, S. O.; Kong, H. U.; Lee, Y.; Park, J. S.; Jeong, B.; Kim, S. W. Biodegradable polyester, poly[R-(4-aminobutyl)-L-glycolic acid], as a non-toxic gene carrier. Pharm. Res. 2000, 17, 811-816.
(7) Luo, D.; Woodrow-Mumford, K.; Belcheva, N.; Saltzman, W. M. Controlled DNA delivery systems. Pharm. Res. 1999, 16, 1300-1308.
(8) Cohen, H.; Levy, R. J.; Gao, J.; Fishbein, I.; Kousaev, V.; Sosnowski, S.; Slomkowski, S.; Golomb, G. Sustained delivery and expression of DNA encapsulated in polymeric nanoparticles. Gene Ther. 2000, 7, 1896-1905.
(9) Labhasetwar, V.; Bonadio, J.; Goldstein, S. A.; Levy, R. J. Gene transfection using biodegradable nanospheres: results in tissue culture and a rat osteotomy model. Colloids Surf., B 1999, 16, 281-290.
(10) Panyam, J.; Labhasetwar, V. Biodegradable nanoparticles for drug and gene delivery to cells and tissue. AdV. Drug DeliVery ReV.2003, 55, 329-347.
(11) Panyam, J.; Zhou, W. Z.; Prabha, S.; Sahoo, S. K.; Labhasetwar, V. Rapid endo-lysosomal escape of poly(DL-lactide-co-glycolide) nanoparticles: implications for drug and gene delivery. FASEB J. 2002, 16, 1217-1226.
(12) Prabha, S.; Labhasetwar, V. Critical determinants in PLGA/PLA nanoparticle-mediated gene expression. Pharm. Res. 2004, 21, 354-363.
(13) Prabha, S.; Zhou, W. Z.; Panyam, J.; Labhasetwar, V. Sizedependency of nanoparticle-mediated gene transfection: studies with fractionated nanoparticles. Int. J. Pharm. 2002, 244, 105-115.
(14) Hollstein, M.; Sidransky, D.; Vogelstein, B.; Harris, C. C. p53 mutations in human cancers. Science 1991, 253, 49-53. (15) Harris, C. C. Structure and function of the p53 tumor suppressor gene: clues for rational cancer therapeutic strategies. J. Natl.Cancer Inst. 1996, 88, 1442-1455.
(16) Chen, Q. R.; Mixson, A. J. Systemic gene therapy with p53 inhibits breast cancer: recent advances and therapeutic implications. Front. Biosci. 1998, 3, D997-D1004. (17) Xu, M.; Kumar, D.; Srinivas, S.; Detolla, L. J.; Yu, S. F.; Stass, S. A.; Mixson, A. J. Parenteral gene therapy with p53 inhibits human breast tumors in vivo through a bystander mechanism without evidence of toxicity. Hum. Gene Ther. 1997, 8, 177-185.

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(18) Xu, L.; Huang, C. C.; Huang, W.; Tang, W. H.; Rait, A.; Yin, Y. Z.; Cruz, I.; Xiang, L. M.; Pirollo, K. F.; Chang, E. H. Systemic tumor-targeted gene delivery by anti-transferrin receptor scFvimmunoliposomes. Mol. Cancer Ther. 2002, 1, 337-346.
(19) Liu, T. J.; El-Naggar, A. K.; McDonnel, T. Apoptosis induction mediated by wild-type p53 adenoviral gene transfer in squamous cell carcinoma of the head and neck. Cancer Res. 1995, 55, 3117-3122.
(20) Gallagher, W. M.; Brown, R. p53-oriented cancer therapies: current progress. Ann. Oncol. 1999, 10, 139-150.
(21) Rochlitz, C. F. Gene therapy of cancer. Schweiz. Med. Wochenschr. 2001, 131, 4-9.
(22) Cailleau, R.; Young, R.; Olive, M.; Reeves, W. J. Breast tumor cell lines from pleural effusions. J. Natl. Cancer Inst. 1974, 53, 661-674.

articles Prabha and Labhasetwar
212 MOLECULAR PHARMACEUTICS VOL. 1, NO. 3
Experimental Section

Plasmid DNA Isolation and Purification. The Escherichia coli (DH5R) pCEP4 vector either alone [p53(-ve)] or containing CMV-driven wild-type human p53 cDNA was provided by P.-W. Cheng (University of Nebraska Medical Center). The luciferase protein-encoding gene (pGL3) was purchased from Promega (Madison, WI). Plasmid DNA was extracted and purified using a Qiagen mega/giga DNA extraction and purification kit. The concentration and purity of the DNA preparation were determined by measuring the absorbance at 260 and 280 nm using a UV spectrophotometer (Shimadzu, Columbia, MD).

Nanoparticle Formulation. Nanoparticles containing plasmid DNA were formulated using a multiple-emulsion solvent evaporation technique as per our previously published protocol.13 In brief, 1 mg of DNA and 2 mg of nuclease free bovine serum albumin (BSA, Sigma, St. Louis, MO) were dissolved in 200 íL of Tris-EDTA buffer (pH 8). The primary emulsion was formulated by sonicating 30 mg of PLGA 50:50 (intrinsic viscosity of 1.32 g/dL, Birmingham Polymers) dissolved in 1 mL of chloroform with the aboveDNA solution for 2 min over an ice bath using a probe sonicator set at 55 W of energy output (Sonicator XL, Misonix). The resulting emulsion was further emulsified into a 2% w/v polyvinyl alcohol (PVA, 30-70 kDa, Sigma) solution using sonication as described above for 5 min to form a multiple (water-in-oil-in-water) emulsion. The emulsion was stirred overnight on a magnetic stir plate and kept in a vacuum desiccator for 1 h to evaporate chloroform. Nanoparticles were separated using ultracentrifugation (35 000 rpm for 20 min at 4 C, Optima LE-80K, Beckman, Palo Alto, CA) and washed twice to remove PVA and unencapsulated DNA. The nanoparticle pallet was then resuspended in 5 mL of sterile water by sonication as described above for 30 s, and the suspension was lyophilized (-80 C and <10 ímHg, LYPH-LOCK 12, Labconco, Kansas City, MO) for 48 h. The DNA loading in nanoparticles was determined using the protocol described in our earlier studies.12 In brief, the supernatant following recovery of nanoparticles and the washings were carefully collected to determine the amount of DNA that was not entrapped in nanoparticles. The supernatant and washings were combined and analyzed for the DNA levels by measuring the UV absorbance at 260 nm with washings from the nanoparticles formulated under identical conditions but without DNA as a blank. The DNA loading in nanoparticles was determined from the amount of DNA that is not entrapped and subtracting this from the total amount of DNA added in the formulation. Nanoparticles containing YOYO- and TOTO-labeled DNA (luciferase) were prepared in a similar manner as described above except that the DNA was prelabeled by incubation with either YOYO or TOTO (Molecular Probes, Eugene, OR). In a typical labeling procedure, 1 mg of DNA in 200
íL of TE buffer was incubated in the dark with a 0.1 íM stock solution of the dye (TOTO or YOYO) for 1 h. In addition, nanoparticles containing DNA (TOTO-labeled) and a fluorescent dye (6-coumarin, Polysciences Inc., Warrington, PA) were formulated using an identical procedure. The dye was dissolved in the PLGA polymer solution prior to emulsification. The incorporated dye acts as a probe for nanoparticles and hence can be used to quantitatively determine the cellular uptake of nanoparticles as well as to study their intracellular distribution using confocal microscopy.24 The green fluorescence of nanoparticles (due to the dye incorporated in nanoparticles) and the red fluorescence of the encapsulated DNA (TOTO-labeled) can be used to study the intracellular distribution of nanoparticles as well as that of the DNA released from nanoparticles. In some of the studies, YOYO-labeled (green fluorescence) DNA was used for encapsulation in nanoparticles to study the intracellular distribution of the released DNA along with a marker for endolysosomes (LysoTraker Red, Molecular Probes).

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Particle Size Analysis and ú Potential. Particle size was determined using a quasi-elastic light scattering technique. A dilute suspension of nanoparticles (0.1 mg/mL) was prepared in double-distilled water and sonicated on an ice bath for 30 s as described above. The sample was subjected to a particle size analysis in the ZetaPlus particle size analyzer (Brookhaven Instrument Corp., Holtsville, NY) and ú potential measurement using the ZetaPlus ú potential analyzer.

Cell Culture. The human breast carcinoma cell line (MDA-MB-435S) was obtained as a kind gift from Dr. Singh (Department of Pathology and Microbiology, University of Nebraska Medical Center). Cells were grown in DMEM supplemented with 10% FBS and incubated at 5% CO2 and 37 C. The medium was changed on every alternate day.

Antiproliferative studies. Cells were seeded in 96-well plates at a cell density of 2500 cells per well per 100 íL 1 day prior to the experiment. Suspensions of nanoparticles at three different doses (4, 6, and 8 mg, DNA loading in nanoparticles ) 2.1 mg of DNA/100 mg of nanoparticles) were prepared in 0.5 mL of serum free medium using a water bath sonicator (FS140, Fisher Scientific, Pittsburgh, PA) for 10 min. Each sample was then diluted to 8 mL with serum containing medium to give nanoparticle concentrations of 500, 750, and 1000 íg/mL, respectively. DNA in serum containing medium, corresponding to the DNA dose in nanoparticles (10.5, 15.75, and 21 íg/mL), was used for the transfection as respective controls. The DNA-Lipofectamine complex was prepared as per the protocol described by the supplier of the reagent (Invitrogen, Carlsbad, CA). In a typical procedure, a DNA solution (1 íg diluted in 62.5 íL of serum free medium) and Lipofectamine (6 íL stock diluted in 31.25 íL of serum free medium) were mixed (23) Runnebaum, I. B.; Nagarajan, M.; Bowman, M.; Soto, D.; Sukumar, S. Mutations in p53 as potential molecular markers for human breast cancer. Proc. Natl. Acad. Sci. U.S.A. 1991, 88, 10657-10661.

(24) Panyam, J.; Labhasetwar, V. Dynamics of endocytosis and exocytosis of poly(D,L-lactide-co-glycolide) nanoparticles in vascular smooth muscle cells. Pharm. Res. 2003, 20, 212-220.

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together. The mixture described above was incubated at room temperature for 45 min to allow the complexation to take place and then diluted to 0.2 mL with serum free medium. Cells were incubated with 20 íL of serum free medium prior to transfection. The DNA-Lipofectamine complex (30 íL) was added to each well for transfection. The final DNA concentration used for transfection with the DNA-Lipofectamine complex was 1.5 íg/mL. A higher concentration of the DNA-Lipofectamine complex could not be used because of cell toxicity. Thus, the DNA dose used with the DNA-Lipofectamine complex was _7-fold lower than the lowest DNA dose used with nanoparticles (1.5 íg/mL vs 10.5 íg/mL). Cells were incubated for 2 h and then supplemented with 50 íL of 2_ serum-containing medium as per the protocol described in the manufacturer’s instructions. Untreated cells, p53(-ve) DNA nanoparticles, control (without DNA) nanoparticles, and Lipofectamine (without DNA) were used as respective controls. Cell proliferation was followed as a function of time using a standard MTS assay (CellTiter 96 AQueous, Promega).

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The medium was changed on day 2 following transfection and on every other day thereafter, and no further dose of DNA was added. For the MTS assay, cells were washed twice with PBS and incubated with fresh medium for 2 h. The MTS reagent (20íL) was added to each well and the mixture incubated for 150 min, and the absorbance was measured at 490 nm using a microplate reader (BT 2000 Microkinetics Reader, BioTek Instruments, Inc., Winooski, VT).

Determination of p53 mRNA Levels by RT-PCR. Cells (9 _ 105) were seeded in T-75 flasks 1 day prior to the experiment. The medium was aspirated, and the nanoparticle suspension (4 mg/10 mL, DNA dose of 8.4 íg/mL) in serumcontaining medium was added to each flask. Cells were incubated, and the medium was changed 1 day after the transfection and on every alternate day thereafter. DNA in solution (8.4 íg/mL) and the DNA-Lipofectamine complex (DNA dose of 1.5 íg/mL) were added to a separate set of cells. Nanoparticles loaded with p53(-ve) DNA were used as a control. The cells were trypsinized at different time points, washed twice with 1_ PBS, and processed for isolation of RNA as follows.

(1) Isolation of RNA. Cells were lysed by incubating them with 1.2 mL of TRIzol reagent (Invitrogen) per flask for 5 min at room temperature, and the contents were transferred to Eppendorf tubes. Chloroform (240 íL) was added to each sample, and the tubes were shaken vigorously for 15 s and incubated at room temperature for 3 min. The samples were then centrifuged at 12000g (Eppendorf 5417R microcentrifuge, Brinkmann Instruments, Westbury, NY) for 15 min at 4 C. The upper aqueous phase containing RNA was collected in separate Eppendorf tubes. For separation of RNA, the RNA was precipitated using 0.6 mL of isopropyl alcohol, incubated at room temperature for 10 min, and the RNA pallet was recovered by centrifugation at 12000g for 10 min at 4 C. The pellet was washed once with 1.2 mL of 75% ethanol, and the RNA was recovered by centrifugation at 7500g for 5 min at room temperature.

(2) Reverse Transcription of RNA and PCR Amplification of cDNA. Approximately 1 íg of RNA was used for the RT-PCR using a GeneAmp PCR system (Applied Biosystems, Foster City, CA). The primers used for the gene amplification were synthesized at the molecular biology core facility of the University of Nebraska Medical Center. Sequences of the primers that were used were GAGCGCTGCTCAGATAGCGA (forward) and CTGTTCCGTCCCAGTAGATT (reverse).

(3) Determination of mRNA Levels. PCR products were resolved alongside a DNA marker on a 1.7% agarose gel and stained with an ethidium bromide solution. The band intensity were quantitated using a densitometer (GelExpert software, Nucleotech, San Mateo, CA). â-Actin was used as an internal standard. The data were expressed as the ratio of p53 to â-actin band intensities.

Intracellular DNA Distribution Using Confocal Microscopy. For an intracellular distribution study, luciferase DNA-loaded nanoparticles were used. Nanoparticles containing YOYO-DNA were used to study endolysosomal colocalization of DNA, and nanoparticles containing TOTO-DNA and 6-coumarin dye were used to demonstrate sustained intracellular retention of DNA and nanoparticles following transfection. Cells were seeded at a cell density of 35,000 cells/mL in Bioptec culture plates (Bioptechs, Butler, PA) 1 day prior to the experiment. The medium in the Bioptec culture plates was replaced with a nanoparticle suspension (450 íg/mL), and the plates were incubated. DNA in solution (8 íg/plate) equivalent to the dose used in nanoparticles was also added to a separate group of cells. Untreated cells were used as a control to account for autofluorescence. The medium was changed on the second day following transfection and on every alternate day thereafter.

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The images were captured by using a 488 nm filter (6-coumarin), a 633 nm filter (TOTO), and differential interference contrast using a Zeiss confocal microscope equipped with an argonkrypton laser (model LSM410, Carl Zeiss Microimaging, Thornwood, NY). Nanoparticles are green in color, and the released DNA is red in color. The images obtained using a 588 nm filter (rhodamine) and a 488 nm filter (YOYOlabeled DNA) were overlaid to determine the colocalization of the released DNA with an endolysosomal marker, LysoTracker Red. LysoTracker Red emits red fluorescence in the acidic pH of the endosomes but is colorless at physiologic pH. Therefore, colocalization of nanoparticles or DNA (green fluorescence) in the presence of LysoTracker Red (red fluorescence) is expected to give a yellow fluorescence.

Quantitative Analysis of Intracellular DNA UsingFluorimetry. Cells were seeded at a cell density of 35 000 cells/mL in 24-well plates. The following day, cells were transfected with 450 íg per well per milliliter of YOYOlabeled DNA-loaded nanoparticles. YOYO-labeled naked DNA and the DNA-Lipofectamine complex were also added to a separate set of cells. After 1, 3, 5, and 7 days, cells were washed twice with PBS, and the fluorescence associated with the cells was measured using a Dynex fluorimeter plate articles Prabha and Labhasetwar

214 MOLECULAR PHARMACEUTICS VOL. 1, NO. 3 reader and quantitated using Dynex software (Dynex Revelation 4.21, Dynex Technologies, Ashford, U.K.). These measurements provided overall relative DNA levels in the transfected cells.

Statistical Analysis. Statistical analysis was performed using a Student’s t test. Differences were considered significant for p values of <0.05.

Results
Nanoparticle Formulation. The formulation protocol resulted in 60-63% entrapment of p53 plasmid DNA in nanoparticles with a DNA loading of _1.99-2.10% (w/w). Nanoparticles had a mean hydrodynamic diameter of 280 nm (polydispersity index of 0.143) and mean ú potential of -18.9 mV. Nanoparticle formulations prepared using YOYOand TOTO-labeled DNA exhibited similar physical characteristics.

In Vitro Antiproliferative Studies. The antiproliferative effect was more sustained and greater in cells which were transfected with wt-p53 DNA-loaded nanoparticles than that with plasmid DNA or the DNA-Lipofectamine complex. The antiproliferative effect became stronger with incubation time in the case of nanoparticles, whereas the effect was transient and lasted for 1 day when the cells were transfected with naked wt-p53 DNA (Figure 1). There was no significant difference in the antiproliferative effect of wt-p53 DNA nanoparticles with an increase in the dose (Figure 1). Transfection of cells with the wt-p53 DNA-Lipofectamine complex resulted in relatively stronger inhibition of cell proliferation 1 day following transfection than that with naked wt-p53 DNA or wt-p53 DNA-loaded nanoparticles, but the inhibitory effect with the complex did not extendbeyond 3 days post-transfection (Figure 2).

p53 mRNA Levels. Since the p53 protein has a shorter half-life (_6 min), mRNA levels were used as an indicator of gene expression. Cells demonstrated constitutive levels of p53 mRNA. Hence, mRNA levels in the transfected cells were expressed as the percentage above the mRNA levels in nontransfected cells (Figure 3D). Cells transfected with wt-p53 DNA-loaded nanoparticles and the wt-p53 DNALipofectamine complex demonstrated relatively higher levels of p53 mRNA than cells which were transfected with naked wt-p53 DNA. The mRNA levels in the cells transfected with naked wt-p53 DNA were close to that in the nontransfected cells. Cells transfected with wt-p53 DNA-loaded nanoparticles demonstrated an increase in mRNA levels with time, whereas these levels dropped gradually in the cells which were transfected with the wt-p53 DNA-Lipofectamine complex.

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Intracellular DNA Distribution. Cells transfected with DNA-loaded nanoparticles at 2 h demonstrated mainly the green fluorescence of nanoparticles (due to 6-coumarin incorporated in nanoparticles) but no red fluorescence of the DNA (TOTO-labeled) that is incorporated in nanoparticles.
However, with incubation time, the red color of the DNA became more prominent gradually and was more prominent at 7 days than the green color of the nanoparticle incorporated dye. The dye remains with nanoparticles because it is incorporated (dissolved state) in the polymer phase, whereas DNA is dispersed in the polymer phase and is released slowly from the nanoparticles. The green color of nanoparticles became less prominent gradually because either the particles undergo degradation or the red color of the released DNA is masking the green color of nano-

Figure 1. Antiproliferative activity of wt-p53 DNA-loaded nanoparticles (NP) and naked wt-p53 DNA (DNA) in MDAMB-435S cells. Cells (2500 cells/well) grown in 96-well plates were incubated with (A) 500, (B) 750, and (C) 1000 íg/mL nanoparticles and an equivalent amount of naked DNA [(A) 10.5, (B) 15.75, and (C) 21 íg/mL, respectively]. Medium control or nanoparticles without DNA were used as controls. Cell growth was followed using a standard MTS assay where the absorbance is directly proportional to the number of viable cells. Nanoparticles demonstrated an increase in antiproliferative activity with incubation time. Data are represented as the mean ( the standard error of the mean (n ) 6; p < 0.01 for points marked with asterisks).
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particles. The increase in red fluorescence indicates the sustained release of DNA from the nanoparticles which are localized inside the cells. The cells transfected with naked DNA exhibited the red color of DNA 2 h post-transfection, but its intensity was reduced significantly at 3 days, suggesting a transient intracellular retention of DNA (Figure 4). The studies with YOYO-labeled DNA (green fluorescence)-
loaded nanoparticles along with LysoTracker Red (red fluorescence) demonstrated yellow fluorescence inside the cells, suggesting that there is localization of a fraction of the released DNA into the endolysosomal compartment. However, the predominant green fluorescence seen inside the cells suggests that most of the released DNA is probably in the cytoplasmic compartment (Figure 5). However, since nanoparticles and the released DNA have green fluorescence, it is difficult to distinguish between them in the confocal microscopic picture. Like the results with TOTO-labeled DNA (Figure 4), these studies also demonstrated sustained intracellular retention of DNA in the cells which were transfected with nanoparticles as compared those which were transfected with naked DNA. In all the studies described above, the released DNA was seen in the perinuclear area.

Quantitative Analysis of Intracellular DNA. The above confocal microscopic observation of sustained intracellular DNA delivery with nanoparticles was further confirmed using a quantitative method. For this purpose, YOYO-labeled DNA-loaded nanoparticles were used.

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Cells transfected with nanoparticles demonstrated an increase in intracellular fluorescence with incubation time, while the cells transfected with plasmid DNA demonstrated transient intracellular DNA localization (Figure 6). Cells transfected with the DNALipofectamine complex demonstrated almost constant intracellular DNA levels that were below the levels observed in the cells which were transfected with either naked DNA or nanoparticles (data not shown). The lower levels with the complex could probably be due to the smaller dose of DNA

Figure 2. Antiproliferative activity of the wt-p53 DNALipofectamine complex. MDAMB-435S cells (2500 cells/well) grown in 96-well plates were incubated with the DNALipofectamine complex (DNA dose of 1.5 íg/mL), and cell proliferation was followed with a standard MTS assay. The DNA-Lipofectamine complex resulted in the transient inhibition of cell proliferation. Data are represented as the mean (the standard error of the mean (n ) 6).

Figure 3. RT-PCR detection of p53 mRNA levels on day (A) 1, (B) 3, and (C) 5 on gel and quantitatively (D) using densitometry. (A) Lane 1: molecular weight markers. Lanes 2-6 (p53) and lanes 7-11 (â-actin): levels in cells transfected with wt-p53 DNA, p53(-ve) DNA-loaded nanoparticles, wt-p53 DNA-loaded nanoparticles, the wt-p53 DNA-Lipofectamine complex, and untreated cells, respectively. (B and C) Lane 11: molecular weight markers. Lanes 1-5 (p53) and lanes 6-10 (â-actin): levels in cells treated with wt-p53 DNA, p53-(-ve) DNA-loaded nanoparticles, wt-p53 DNA-loaded nanoparticles, the wt-p53 DNA-Lipofectamine complex, and untreated cells, respectively. Since untreated cells exhibited some basal levels of p53 mRNA, the quantitative data (D) are expressed as the percentage above the control. Cells transfected with wt-p53 DNA-loaded nanoparticles and the wtp53 DNA-Lipofectamine complex exhibited detectable levels of p53 mRNA higher than baseline levels (untransfected cells). Cells transfected with wt-p53 DNA-loaded nanoparticles demonstrated sustained and increased p53 mRNA levels with incubation time as opposed to a decrease in mRNA levels in the cells transfected with the wt-p53 DNA-Lipofectaminecomplex.

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216 MOLECULAR PHARMACEUTICS VOL. 1, NO. 3
used, or they could be due to the quenching of the fluorescence due to complexation of the DNA with Lipofectamine. A larger dose of the DNA-Lipofectamine complex could not be used because of cell toxicity.

Discussion
Several recent studies have shown gene expression with biodegradable nano- and microparticles,8,11-13 but their

Figure 4. Time course study of intracellular uptake and retention of DNA in MDA-MB-435S cells. Cells were transfected with either naked DNA (red fluorescence, top panel) or nanoparticles (green fluorescence) loaded with DNA (red fluorescence, bottom panel). Cells transfected with nanoparticles demonstrated sustained intracellular DNA localization as opposed to transient localization in the cells transfected with naked DNA.

Figure 5. Time course study of the intracellular distribution of DNA. Cells transfected with naked YOYO-labeled DNA (top panel) or encapsulated in nanoparticles (bottom panel). Cells transfected with nanoparticles demonstrated a sustained and significantly greater amount of DNA localization in cytosol (green fluorescence) vs that in endolysosomes (yellow fluorescencedue to colocalization of DNA LysoTracker Red, maker for endolysosomes). Cells transfected with naked DNA demonstrated a reduced level of green fluorescence after 3 days.

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mechanism of gene expression at the cellular level and the efficacy using a therapeutic gene have not been investigated. In this study, we observed sustained retention of DNA with nanoparticles which resulted in sustained p53 mRNA levels and greater and sustained inhibition of cell proliferation compared to that with plasmid DNA. As demonstrated previously, a fraction of nanoparticles following intracellular uptake escape the endolysosomal compartment and are localized in the cytosolic compartment.11,12 Thus, the DNA is released slowly from the nanoparticles localized in the cytoplasmic compartment, resulting in sustained intracellular gene delivery. It is interesting to note that the red color of DNA in the cells transfected with nanoparticles was seen predominantly _3 days post-transfection. This could be because of the retarded release of DNA from the nanoparticles and its slow diffusion into the viscous cytosolic fluid.25 The release of DNA from nanoparticles under in Vitroconditions in Tris-EDTA buffer is immediate, with _10% of the encapsulated DNA release occurring within 1 day.12 The slow intracellular release of DNA from nanoparticles also explains the gradual increase in the level of maker gene (luciferase) expression with incubation time observed in our previous studies with nanoparticles as compared to that with a commercially available transfecting agent (FuGene 6, Roche Diagnostics, Indianapolis, IN).11 With transfecting agents, most of the DNA probably dissociates from the complex following its internalization and, hence, is available for nuclear transport, whereas with nanoparticles, the DNA is released slowly.
In this study, the cells transfected with wt-p53 DNA-loaded nanoparticles demonstrated significant and sustained inhibition of cell proliferation (Figure 1). The slow intracellular release of the entrapped DNA could have resulted in sustained p53 mRNA levels observed in the RT-PCR studies and hence is the sustained antiproliferative effect with nanoparticles. The DNA-Lipofectamine complex exhibited only transient inhibition of cell proliferation which was not significantly different from the medium control at 3 days

(Figure 2). While DNA-Lipofectamine complexes resulted in p53 mRNA levels similar to that observed with nanoparticles at the earlier time points, mRNA levels dropped significantly with time in the case of the DNA-Lipofectamine complex. However, since the dose of DNA (as suggested by the manufacturer) used with DNA-Lipofectamine complexes was smaller than that used in nanoparticles because of the toxicity of the DNA-lipid complex, it was not possible to directly compare the inhibition efficiency of the two vectors at the same DNA dose. The increase in the dose of wt-p53 DNA-loaded nanoparticles did not significantly increase the antiproliferative effect, which could be because of the saturation uptake of nanoparticles by the cells at the smallest nanoparticle dose that was studied.26 Cells transfected with naked DNA demonstrated intracellular localization of DNA within 2 h post-transfection, but its retention was transient, suggesting that the free DNA either was degraded due DNAse or undergoes exocytosis.27 Lechardeur et al.28 have shown the apparent half-life of 50-90 min of plasmid DNA in the cytoplasm of HeLa and COS cells. Rapid degradation of DNA in the cytosol is also considered one of the limiting factors in gene delivery using a nonviral gene expression system. Nanoparticles have the advantage because the encapsulated DNA is protected, and hence can sustain gene expression as is evident from the increase in mRNA levels and the antiproliferative activity of the encapsulated wt-p53 gene with incubation time (Figures 1-3). The DNA in the transfected cells was seen mostly in the cytosolic compartment but not in the nucleus (Figures 4 and 5), indicating that the nuclear envelope is a barrier for the delivery of DNA to the nucleus, as has been originally reported by Capecchi.29 Nanoparticles that are _200 nm indiameter are not expected to carry the DNA directly to the nucleus through the nuclear pore that is _25 nm in

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(25) Lukacs, G. L.; Haggie, P.; Seksek, O.; Lechardeur, D.; Freedman,
N.; Verkman, A. S. Size-dependent DNA mobility in cytoplasm
and nucleus. J. Biol. Chem. 2000, 275, 1625-1629.
(26) Davda, J.; Labhasetwar, V. Characterization of nanoparticle uptake by endothelial cells. Int. J. Pharm. 2002, 233, 51-59.
(27) Liu, G.; Li, D.; Pasumarthy, M. K.; Kowalczyk, T. H.; Gedeon,
C. R.; Hyatt, S. L.; Payne, J. M.; Miller, T. J.; Brunovskis, P.;
Fink, T. L.; Muhammad, O.; Moen, R. C.; Hanson, R. W.; Cooper,
M. J. Nanoparticles of compacted DNA transfect postmitotic cells.
J. Biol. Chem. 2003, 278, 32578-32586.
(28) Lechardeur, D.; Sohn, K. J.; Haardt, M.; Joshi, P. B.; Monck,
M.; Graham, R. W.; Beatty, B.; Squire, J.; O’Brodovich, H.;
Lukacs, G. L. Metabolic instability of plasmid DNA in the
cytosol: a potential barrier to gene transfer. Gene Ther. 1999, 6,
482-497.
(29) Capecchi, M. R. High efficiency transformation by direct microinjection of DNA into cultured mammalian cells. Cell 1980, 22,
479-488.

Figure 6. Quantitative determination of intracellular DNA levels. Cells transfected with YOYO-labeled DNA-loaded nanoparticles demonstrated sustained and increased intracellular DNA levels as opposed to transient DNA levels inthe cells transfected with naked DNA. Data are represented as the mean ( the standard error of the mean (n ) 6; p < 0.001 for points marked with asterisks).

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218 MOLECULAR PHARMACEUTICS VOL. 1, NO. 3

diameter.30,31 Most lipid-DNA complexes have also demonstrated cytoplasmic delivery of DNA but not nuclear delivery.32 However, Pollard et al.33 reported, although now debated, that polyethylenimine can enhance the movement of exogenous DNA into the nucleus. Thus, the gene expression with nanoparticles probably occurs through interaction of the released DNA in cytosol with certain cellular proteins that carry DNA to the nucleus,34-36 or the DNA is transported to the nucleus during cell division when the nuclear envelop is more permeable.27 While DNA delivery across the cell membrane is important and a significant emphasis is placed on developing such vectors, relatively little attention is focused on developing ways to deliver DNA into the nucleus once it is localized inside the cells.37 One could probably couple NLS (nuclear localization signal) peptides to DNA prior to encapsulation into nanoparticles to help facilitate nuclear targeting of the DNA once it is released into the cytosolic compartment.38,39 One of the important considerations in p53 gene delivery for tumor growth inhibition would be the sustained expression of the p53 protein in the target cells. Takenobu et al.40 reported that when the p53 protein was delivered to oral cancer cells using the protein transduction approach, it was necessary to maintain p53 protein levels by providing multiple doses to obtain inhibition of cell proliferation comparable to that with viral vectors. A single-dose regimen resulted in only a weak and transient inhibition of cell proliferation. Thus, the sustained presence of the p53 protein via gene transfection might be an important consideration for tumor inhibition.

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Several mechanisms have been attributed to wt-p53 gene-mediated cancer therapy such as apoptosis of cancer cells, cell cycle arrest, and/or the antiangiogenic effect of the protein.20 Gene delivery with nanoparticles would require direct intratumoral injection in the case of a solid tumor or delivery via a catheter to an accessible diseased tissue. However, tumor targeting via intravascular administration would require nanoparticle surface modification to avoid extravasation by the reticuloendothelialsystem.41

The success of the gene therapy for clinical applications, in part, would depend on the efficiency of the expression vector as determined by the level as well as the duration of gene expression.3 Although various cationic polymers and lipid-based systems are being investigated, most of these systems exhibit higher-level but transient gene expression.42 Most often, the emphasis is on the level of gene expression rather than on the duration of gene expression.4 In certain disease conditions, a relatively low level of gene expression (therapeutic level) but for a sustained duration may be more effective than higher-level but transient gene expression.43 Therefore, a gene expression system that can modulate the level as well as the duration of gene expression in the target tissue is desirable. Polymer-based sustained release formulations such as nanoparticles have the potential of developing into such a system.

Conclusion
PLGA nanoparticles loaded with wt-p53 DNA demonstrated a sustained antiproliferative effect whose magnitude increased with incubation time in a breast cancer cell line. Inhibition of cell proliferation was found to be due to sustained gene expression following slow intracellular release of the encapsulated DNA from nanoparticles. The results of the study suggest that wt-p53 DNA-loaded nanoparticles could be potentially useful in the therapy of breast and other cancers which are ascribed to mutation in the p53 gene.

Acknowledgment.
Grant support from the Nebraska Research Initiative, Gene Therapy Program. S.P. is supported by a predoctoral fellowship from the U.S. Department of Defense. We are thankful to Janice Taylor for her help in confocal studies. Administrative assistance from Ms. Elaine Payne is greatly appreciated. MP049970+

(30) Feldherr, C. M.; Akin, D. Signal-mediated nuclear transport in proliferating and growth arrested BALB/c 3T3 cells. J. Cell Biol.
1991, 115, 933-939.
(31) Dworetzky, S. I.; Feldherr, C. M. Translocation of RNA-coated gold particles through the nuclear pore of oocytes. J. Cell Biol.
1988, 106, 575-584.
(32) Xu, Y.; Szoka, F. C. Mechanism of DNA release from cationic liposome/DNA complexes used in cell transfection. Biochemistry
1996, 35, 5616-5623.
(33) Pollard, H.; Remy, J. S.; Loussouarn, G.; Demolombe, S.; Behr,
J. P.; Escande, D. Polyethylenimine but not cationic lipids
promotes transgene delivery to the nucleus in mammalian cells.
J. Biol. Chem. 1998, 273, 7507-7511.
(34) Hu, T.; Guan, T.; Gerace, L. Molecular and functional characterization of the p62 complex, an assembly of nuclear pore
complex glycoproteins. J. Cell Biol. 1996, 134, 589-601.
(35) Iovine, M. K.; Watkins, J. L.; Wente, S. R. The GLFG repetitive region of the nucleoporin Nup116p interacts with Kap95p, an
essential yeast nuclear import factor. J. Cell Biol. 1995, 131,
1699-1713.
(36) Rexach, M.; Blobel, G. Protein import into nuclei: association and dissociation reactions involving transport substrate, transport factors, and nucleoporins. Cell 1995, 83, 683-692.
(37) Johnson-Saliba, M.; Jans, D. A. Gene therapy: optimizing DNA delivery to the nucleus. Curr. Drug Targets 2001, 2, 371-399.

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(38) Ludtke, J. J.; Zhang, G.; Sebestyen, M. G.; Wolff, J. A. A nuclear localization signal can enhance both the nuclear transport and expression of 1 kb DNA. J. Cell Sci. 1999, 112, 2033-2041.
(39) Munkonge, F. M.; Dean, D. A.; Hillery, E.; Griesenbach, U.; Alton, E. W. Emerging significance of plasmid DNA nuclear import in gene therapy. AdV. Drug DeliVery ReV. 2003, 55, 749-760.
(40) Takenobu, T.; Tomizawa, K.; Matsushita, M.; Li, S.; Moriwaki, A.; Lu, Y.; Matsui, H. Development of p53 protein transduction therapy using membrane-permeable peptides and the application to oral cancer cells. Mol. Cancer Ther. 2002, 1, 1043-1049.
(41) Gref, R.; Minamitake, Y.; Peracchia, M. T.; Trubetskoy, V.; Torchilin, V.; Langer, R. Biodegradable long-circulating polymeric nanospheres. Science 1994, 263, 1600-1603.
(42) Verma, I.; Somia, N. Gene therapy: promises, problems and prospects. Nature 1997, 389, 239-242.
(43) Lee, R. J.; Springer, M. L.; Blanco-Bose, W. E.; Shaw, R.; Ursell, P. C.; Blau, H. M. VEGF gene delivery to myocardium: deleterious effects of unregulated expression. Circulation 2000, 102, 898-901.

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Current Molecular Medicine 2005, 5, 205-211 205
Telomerase Therapeutics for Degenerative Diseases
Calvin B. Harley*
Geron Corporation, Menlo Park, CA, 94025, USA

Abstract: Telomerase is active in early embryonic and fetal development but is down-regulated in all human somatic tissues before birth. Since telomerase is virtually absent or only transiently active in normal somatic cells throughout postnatal life, telomere length gradually decreases as a function of age in most human tissues. Although telomerase repression likely evolved as a tumor suppressor mechanism, a growing body of evidence from epidemiology and genetic studies point to a role of telomerase repression and short telomeres in a broad spectrum of diseases: (a) Humans with shorter than average telomere length are at increased risk of dying from heart disease, stroke, or infection; (b) Patients with Dyskeratosis congenita are born with shortened telomeres due to mutations in telomerase components, suffer from a variety of proliferative tissue disorders, and typically die early of bone marrow failure; and (c) Individuals with long-term chronic stress or infections have accelerated telomere shortening compared to age-matched counterparts. Telomerase activation may prove useful in the treatment of diseases associated with telomere loss. While human cells dividing in culture lose telomeric DNA and undergo changes that mirror certain age- or disease-associated changes in vivo, telomerase transduced cells have extended replicative capacities, increased resistance to stress, improved functional activities in vitro and in vivo, and no loss of differentiation capacity or growth control. In addition, telomerase transduction in vivo can prevent telomere dysfunction and cirrhotic changes in liver of telomerase knockout mice. Thus, pharmacological activation of telomerase has significant potential for the treatment of a broad spectrum of chronic or degenerative diseases.

Keywords: Telomere, telomerase, disease, aging, Dyskeratosis congenita, therapeutics, gene therapy.

TELOMERES AND TELOMERASE IN CELL
AGING AND CANCER

Telomerase is constitutively active in the vast majority of biopsies from all cancer types studied to date. However, telomerase does not cause cancer [14]. This has been shown by experiments in which over-expression of telomerase causes no malignant changes in normal cells [20, 21], and by the fact that embryonic stem cells [22] and developing germ cells have activated telomerase, yet remain normal. Cancer is primarily characterized by abnormal cell growth caused by activation of oncogenes or loss of tumor suppressors that regulate cell growth and division. During early growth and expansion of mutated cells, telomerase is typically inactive and telomeres continue to shorten until telomerase is activated through one or more additional mutations, conferring immortality to the cancer. Thus, even though telomerase activation is important for cancer cell survival, and with longterm growth telomerase immortalized cells may acquire transforming mutations [23], telomerase activation in normal human cells is expected to improve their function without causing cancerous changes. In fact, telomerase activation could have the paradoxical effect of reducing the frequency of cancer if the beneficial effect of restoring normal function to aging cellular systems outweighs the risk of extending the lifespan of premalignant cells [23]. Telomeres are essential genetic elements "capping" the ends of our chromosomes [1] (see review of Crabbe and Karlseder in this issue). They are maintained in immortal cancer cells and cells in the germ lineage by expression of telomerase [2, 3]. Telomerase consists of two core subunits: hTR, the human telomerase RNA component [4], and
hTERT, the human telomerase reverse transcriptase [5]. In humans, telomerase is active in early fetal development, but is repressed in essentially all somatic tissues before birth [3, 6]. In postnatal somatic tissues, telomerase is repressed, or is present transiently or at very low levels, and telomeres gradually erode with time and cell division [7-11] (see review of Hahn in this issue).
Eventual loss of telomere function on one or a few chromosomes triggers a complex response associated with damaged DNA, leading to loss of normal cell function, division capacity, and/or cell death [12, 13] (see review of Hazel et al. in this issue). This process of "replicative senescence" may play an important role in age-related diseases (e.g. cardiovascular diseases, stroke, macular degeneration, osteoporosis, joint disease), and in conditions such as viral infections or chronic stress (e.g. AIDS, liver diseases, and skin ulcers) [14-19].

206 Current Molecular Medicine, 2005, Vol. 5, No. 2 Calvin B. Harley

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ANIMAL MODELS, HUMAN EPIDEMIOLOGY, GENETIC STUDIES, AND CHRONIC STRESS LINK SHORT TELOMERES TO DEGENERATIVE DISEASES
Second, in epidemiological studies, individuals with short telomeres in their blood cell DNA were found to be statistically at higher risk for stroke (cerebrovascular dementia), heart disease, and infections, compared to individuals with longer telomeres [29, 30] (see review of von Zglinicki and
Martin-Ruiz in this issue). In the case of heart disease and infections, the risk factor for mortality in unrelated individuals over the age of 60 with short telomeres was increased 3.2-fold (p=0.008) and 8.5- fold (p=0.015), respectively [30]. There are multiple lines of evidence suggesting that telomere loss may play a role in degenerative diseases. First, the telomerase knock-out (TKO)
mouse has proven to be a useful model of human aging and disease (see review of Chang in this issue). Laboratory strains of mice have not been a good model of human aging and age-related disease, but their telomeres are much longer than those in humans. In later generations of inbred TKO mice, when telomeres shorten to lengths similar to those seen in aging humans, and in TKO mice crossed with mice harboring genes linked to premature aging in humans, a variety of diseases in proliferative tissues mimicking those in the humans are revealed for the first time [17, 24-28]. This suggests that short telomeres can link aging and disease in mice to the human state.
Third, human genetic disorders such as X-linked or autosomal dominant Dyskeratosis Congenita
(DKC) affecting the structure of hTR or telomerase associated proteins, respectively, cause decreased telomerase activity in all cells throughout life (see review of Mason et al. in this issue). This leads to shortened telomeres at birth and rapid progression to failure in proliferative tissues such as bone marrow, skin, hair, nails, liver, and gut [31]. Other genetic disorders such as Down’s syndrome [11], Fig. (1). Schematic illustrating telomere loss with normal aging leading to age-related or degenerative diseases. Mutations in telomerase or genes involved in telomere replication or structure can cause accelerated telomere loss in all tissues during fetal development and/or in proliferative tissues throughout life, leading to early onset disease. Similarly, chronic stress from infection, oxidative damage, or other extrinsic (environmental) or intrinsic (genetic) factors leading to increased cell turnover or greater telomere loss per cell division, can also accelerate telomere loss and disease progression. In contrast, generalized or targeted telomerase activation can increase telomere length or slow the rate of telomere loss, and possibly prevent or delay the onset of disease.

Telomerase Therapeutics for Degenerative Diseases Current Molecular Medicine, 2005, Vol. 5, No. 2 207

certain forms of aplastic anemia [32], Fanconi’s anemia [33], and Werner’s syndrome [34] can also lead to shortened telomeres, accelerating aging and failure of proliferative tissues. In some cases (e.g. forms of aplastic anemic and Werner’s syndrome), the genetic lesion has a direct impact on telomere replication either through telomerase or other aspects of telomere replication. In other cases the impact on telomere loss is not fully understood and may simply be a consequence of chronic genetic stress and increased cell and tissue turnover, accelerating the natural age-dependent loss of telomeres. extrinsic factors which can lead to accelerated telomere loss, is illustrated in (Fig. 1).

EVIDENCE THAT TELOMERASE ACTIVATION HAS POTENTIAL FOR DEGENERATIVE DISEASES

In addition to the correlative data listed above linking telomere loss with disease in humans, there are a variety of experimental studies that directly support the potential of telomerase activation for

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the treatment of degenerative diseases. First, a variety of human cell types grown in culture exhibit little or no telomerase activity, gradual telomere loss, and a finite lifespan culminating in replicative senescence associated with loss of normal differentiated function [38, 18, 39, 40, 21, 41-43] (see reviews of Hahn and of Hazel et al. in this issue). These cellular changes in the laboratory dish have been linked to age- and disease- related changes in vivo [14, 44, 39]. Introduction of an active form of the catalytic protein component of telomerase, hTERT, by gene transfer into human cells typically increases telomere length, extends cellular lifespan, and restores (or prevents loss of) normal differentiated function. Moreover, such "telomerized" cells have normal growth control and generally show no signs of malignant changes [14, 40, 21]. In many cases, introduction of active Chronic stress from extrinsic factors might also accelerate telomere loss. A recent study showed that telomeres in blood leukocytes tend to be shorter in women exposed to long-term stress, a condition associated with increased susceptibility to multiple diseases [35]. Chronic infection with HIV leads to accelerated telomere loss in CD8+ T cells, and critical telomere lengths in these cells is associated with progression to AIDS [16, 36].
Similarly, chronic hemodynamic stress near bifurcations in arteries is associated with shortened telomeres in endothelial cells and atherosclerosis [37]. The relationship between telomere loss, normal aging and age-related or degenerative diseases, and the contribution of intrinsic and

Table 1. Cells that Respond to Telomerase Gene Transduction with Improved Replicative Capacity, Differentiated Function, and/or Resistance to Stress

*Bone: Osteoblasts [60-62]
*Brain and the nervous system: Neurons and neural progenitors [49, 63, 64]
*Breast: Mammary epithelial cells [65, 66]
*Connective tissue: Chondrocytes [67]
*Endocrine system: Adrenocortical cells [68]
*Esophagus: Keratinocytes, squamous cells [69, 70]
*Eye: Retinal pigmented epithelial (RPE) cells [71], corneal keratocytes [72]
*Gum tissue: Gingival fibroblasts [73]
*Heart: Cardiomyocytes [45]
*Immune and hematopoietic system (normal): Cytotoxic T cells [74, 75, 15], Hematopoietic stem cells [76]
*Immune system (impaired, e.g. HIV/AIDS): Cytotoxic T cells [16, 77]
*Liver: Hepatocytes [78], stellate cells [79, 80], cholangiocytes [81],
*Muscle: Skeletal myocytes [82]
*Ovary: Surface epithelial cells [83]
*Pancreas: Ductal stem or precursor cells [84]
*Uterus: Endometrial glandular cells [85], stromal cells [86] and myometrial cells [87]
*Skin: Keratinocytes [88], fibroblasts (reviewed in [14], microvascular endothelial cells [89, 90], lymphatic endothelial cells [91, 92], melanocytes [93]
*Vasculature: Brain [94], retinal [95] and microvascular endothelial cells, smooth muscle cells [96]
*Other: Mesenchymal [61, 97], adipose [98] and bone marrow stromal [99] stem cells; bone marrow endothelial cells [100]
208 Current Molecular Medicine, 2005, Vol. 5, No. 2 Calvin B. Harley

Table 2. In vivo Models in which Telomerase Activated (hTERT Transduced) Cells have Improved Function over Control Cells

*Wound healing (human skin reconstitution in mice): Human fibroblasts [43] and keratinocytes (Harley, C.B. unpublished data)
*Neovascularization (normal skin or ischemic hind limb salvage in mice): Human endothelial or endothelial progenitor cells [101, 102]

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*Bone formation (human cells or bone fragments injected into mice): Human osteoblasts or mesenchymal stem cells [61, 103]
*Dentin formation (rat cells into rat): Odontoblasts [104]
*Cancer immunotherapy (human melanoma in mice): Human cytotoxic T cells specific for the implanted tumor cells [105] telomerase also increases the capacity of cells to withstand stress due to high or low levels of oxygen, toxic molecules, or abnormal growth conditions [45- 49] (see revie of Chung et al. in this issue). These observations are supported by the loss of stress resistance in telomerase-inhibited tumor cells and in the TKO mouse [26, 47, 50]. The ability of telomerase activation to increase stress-resistance in normal cells independent of cell division is important as it suggests that even non-dividing cells will benefit from telomerase activation. Examples of human cells responding positively to telomerase gene transduction are listed in Table (1). This list includes 19 different tissue systems and over 35 cell types.

delay or prevent the onset of degenerative changes in tissues caused by critical telomere loss (Fig. 1). Multiple approaches to telomerase therapeutics for degenerative disease are possible. Telomerase (hTERT) gene therapy could be utilized in vivo in either a targeted or non-targeted manner. Alternatively, cells could be removed from a patient and modified ex vivo with telomerase before reintroduction. Different gene therapy vectors (e.g. non-integrating or integrating vectors, with conditional or non-conditional expression) could be utilized to achieve shorter- or longer-lasting, or controlled expression of hTERT. This could achieve some level of control over the extent or duration of telomere elongation. Finally, allogeneic cells with hTERT-extended lifespans, with or without additional genetic modifications, could be used in an allo-transplant setting. The second line of research linking telomere lossto cellular aging and disease comes from in vivo studies in which hTERT-expressing cells are injected into rodent models to assess functional capacity (Table 2). In these 5 model systems of tissue repair or regeneration, including a model of cancer immunotherapy, normal cells which have been transfected with active telomerase form functional tissue more readily than their normal (untransfected) counterparts.

Although cell and gene therapy for the treatment of degenerative diseases remains a viable approach for telomerase activation, the ideal therapy would be a safe and effective small molecule activator of endogenous telomerase. A small molecule drug has the advantage that it is simpler to manufacture, qualify, distribute, and control, and does not carry the same level of risk for genetic modification to cells. Based on the research reviewed above, a small molecule telomerase activator could find utility in treatment of essentially all age-related diseases that involve reduced proliferative capacity or sensitivity to stress related to lack of telomerase activity or shortened telomeres. Table 3 provides a partial list of diseases that should respond to a telomerase activator drug. There is a precedent, at least conceptually, for the benefit of small molecule activators since the hTERT promoter is known to respond to estrogen [51-53]. We are engaged in efforts to discover and develop novel telomerase activators and anticipate that such drugs will be useful in the treatment of a broad range of chronic diseases. The third line of research supporting telomerase activation for the treatment of disease involves injection of a telomerase gene into telomerase knockout mice having short telomeres and compromised livers. Restoration of telomerase activity in the liver of these mice by mTR gene therapy prevented lethal loss of liver function upon exposure to toxic molecules or upon repeated partial hepatectomy [25]. In subsequent work by Rudolph and coworkers [17], it was shown that even though the absence of telomerase reduced the frequency of cancer in these mice, the impact of impaired tissue function due to telomere loss had a more dominant effect on survival. This suggests that the survival benefit of telomerase activation in the setting of compromised tissue homeostasis due to critically shortened telomeres should outweigh the potential risk of tumor promotion, consistent with arguments made previously [14].

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IMPLICATIONS REGARDING TELOMERASE THERAPEUTICS FOR CANCER
APPROACHES FOR TELOMERASE ACTIVATION IN DISEASE THERAPY

Since telomerase is repressed in most normal cells while playing a critical role in all tumor types studied to date, it is no surprise that telomerase is keenly targeted for cancer therapy [54]. The first clinical cancer studies based upon telomerase capitalize on the selective expression of hTERT as Telomerase activation, by increasing telomere length or slowing the rate of telomere loss, should

Telomerase Therapeutics for Degenerative Diseases Current Molecular Medicine, 2005, Vol. 5, No. 2 209

Table 3. Potential Uses of a Small Molecule Telomerase Activator
*AIDS: Improved cytotoxic T cell elimination of HIV-infected CD4 cells
*Cardiovascular and heart diseases: Reduced ischemic damage, improved neo-vascularization
*Chronic ulcers: Improved wound healing
*Joint diseases: Improved cartilage production
*Infections in the elderly: Improved overall immune response
*Liver disease: Improved hepatocyte growth and resistance to stress
*Macular degeneration: Improved RPE cell function; reduced angiogenesis
*Osteoporosis: Improved osteoblast function and bone generation
*Stroke and neurodegenerative diseases: Reduced ischemic damage and increased resistance to neurotoxins (e.g. amyloid)

a pan-tumor-specific antigen for therapeutic vaccines. Phase I/II trials to date show a strong TERT-specific immune response, preliminary signs of efficacy, and no indication of toxicity to normal tissues or stem cells ([55] and Okarma T., AACR Special Conference on the Role of Telomerase in Cancer, Nov., 2004). A number of viral and gene therapy-based strategies are in preclinical development utilizing the selective activation of the hTERT promoter in tumor cells to trigger cell killing [56, 57]. In our pursuit of a direct telomerase inhibitor, we are now in IND-enabling development of GRN163L, a highly potent and specific lipidconjugated thio-phosphoramidate oligonucleotide that binds the template region of hTR and acts as a direct enzyme inhibitor. This molecule, an analog GRN163 [58], has demonstrated efficacy in a variety of animal models of human cancer and has attractive pharmacokinetic and pharmacodynamic properties (Harley, C.B, AACR Special Conference on the Role of Telomerase in Cancer, Nov., 2004). Other strategies to kill telomerase-positive tumor cells have been reviewed elsewhere [59].

CONCLUSIONS
Telomerase activation is a novel and attractive approach for the treatment of degenerative diseases afflicting elderly individuals and those with chronic conditions or infections that lead to accelerated cellular aging and loss of tissue homeostasis. The role of telomerase in conferring increased resistance to stress expands the potential of a telomerase activator beyond dividing cells to nondividing tissues such as heart and brain. Although telomerase activation is associated with cancer progression, telomerase is not an oncogene, and in normal human cells and tissues, controlled telomerase activation with a small molecule activator should not impose an unacceptable cancer risk.

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28 May 2004
Short telomeres linked to GI tumors

Clin Cancer Res 2004; 10: 3317-3326

Research indicates that the development of abnormally short telomeres could play a critical role in the early formation of many types of cancer, including those of the large intestine and esophagus.
"Cancer researchers have debated whether shortened telomeres were a cause or effect of tumors," lead researcher Alan K Meeker (Johns Hopkins University School of Medicine, Baltimore, Maryland, USA) explains in a statement.
"Our study suggests that telomere dysfunction may be a key component in the development of many epithelial cancers," he says.
Using fluorescent in situ hybridization, Meeker and fellow scientists assessed the telomere length in surgical specimens obtained from precancerous lesions of the bladder, cervix, mouth, esophagus, and large intestine.
Telomere length abnormalities were present in 34 of the 35 lesions studied, the team reports in the journal Clinical Cancer Research.
In addition, 88% of the specimens contained abnormal telomeres classified as short or very short, including all of the lesions taken from the esophagus and large intestine.
Dysfunctional telomeres can cause chromosomal instability (CIN), a form of genetic instability that can lead to the acquisition of abnormal chromosome numbers, mutation, and carcinogenesis.
Meeker comments that the findings are a "strong indicator that abnormal telomeres are likely playing a causal role in cancer development."
Angela De Marzo, head of the group that carried out the research, also discussed the findings.
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"Assessing telomere length may provide a new direction for cancer prevention studies, and lead to improved early diagnosis of precancerous lesions."

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BBC NEWS
Sunday, 12 August, 2001, 00:09 GMT 01:09 UK

Ageing cells 'cause hardened arteries'

The scientists looked at cell ageing
Premature ageing of cells could be linked to hardened arteries and heart disease, scientists have found.
All cells have a life span, but people with atherosclerosis - where arteries are blocked by fatty deposits - have cells which appear like those of people around nine years older, which means the cells are nearer to the end of their life span.
Atherosclerosis is a key stage in changes which can lead to potentially-fatal heart disease.

People with heart disease are older biologically than their age suggests

Professor Nilesh Samani
The researchers, from Leicester University, say their finding is an early observation, but could lead to better understanding of why people develop coronary artery disease (CAD).
Ageing of cells
The scientists, led by Professor Nilesh Samani, looked at the DNA of white blood cells removed from the site of the problem in the artery.
They examined the cells of 10 patients with severe coronary artery disease (CAD), and 20 without.
They looked at the cells' "biological clock" - telomeres, which are regions at the end of chromosomes, and which shorten as the cells get older. As this happens, cells function less well.
Compared to healthy people, the telomeres in the cells of CAD patients were much shorter, meaning they looked like those of people almost nine years older.
The reason for this is not yet certain.
It could be that heart disease risk factors such as smoking and diabetes have an effect.

Page. 115

People could also be born with short telomeres, meaning their cells age more quickly - or be born small and have to catch up, speeding up the ticking of this biological clock.
Heart disease does have a genetic component, and it has been suggested if people have to grow quickly during the neonatal period, they may be more prone to heart disease in middle age.
Malfunction
Prof Samani, whose research was funded by the British Heart Foundation, told BBC News Online: "People with heart disease are older biologically than their age suggests.
"It's a hypothesis that premature malfunction of cells in the arteries of the heart leads to developing atherosclerosis."
But the professor said the team's finding could link the three theories of risk factors, genetic cause and low birthweight leading to growth spurts neonatally as cause of heart disease.
It could also lead to work on how to prevent the telomeres shortening, leading to treatment of atherosclerosis - though that would be some way off.
Prof Samani and his team are now expanding their research to more patients to see if their initial findings are repeated.
The research is published in The Lancet.

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Circulation Research. 2004;94:575.)
© 2004 American Heart Association, Inc.
________________________________________
Reviews
Telomeres and Cardiovascular Disease
Does Size Matter?
Antonio L. Serrano, Vicente Andrés
From Laboratory of Vascular Biology, Department of Molecular and Cellular Pathology and Therapy, Instituto de Biomedicina de Valencia, Consejo Superior de Investigaciones Científicas, Valencia, Spain.
Correspondence to Vicente Andrés, Laboratory of Vascular Biology, Department of Molecular and Cellular Pathology and Therapy, Instituto de Biomedicina de Valencia, C/Jaime Roig 11, 46010 Valencia, Spain. E-mail vandres@ibv.csic.es

Abstract

Telomeres--the specialized DNA-protein structures at the ends of eukaryotic chromosomes--are essential for maintaining genome stability and integrity and for extended proliferative life span in both cultured cells and in the whole organism. Telomerase and additional telomere-associated proteins are necessary for preserving telomeric DNA length. Age-dependent telomere shortening in most somatic cells, including vascular endothelial cells, smooth muscle cells, and cardiomyocytes, is thought to impair cellular function and viability of the aged organism. Telomere dysfunction is emerging as an important factor in the pathogenesis of hypertension, atherosclerosis, and heart failure. In this Review, we discuss present studies on telomeres and telomere-associated proteins in cardiovascular pathobiology and their implications for therapeutics.

Key Words: telomeres * atherosclerosis * heart disease * hypertension * diabetes

Introduction

Telomeres are specialized DNA-protein complexes located at the ends of linear chromosomes of eukaryotes that preserve genome integrity and stability by preventing the recognition of chromosomal ends as double-stranded DNA breaks. The telomeric complex is composed of noncoding double-stranded repeats of G-rich tandem DNA sequences (TTAGGG in humans) that are extended several thousand base pairs and end in a 3' single-stranded overhang, the enzyme telomerase, and several associated proteins with structural and regulatory roles that participate in the control of telomere length and capping (ie, TRF1, TRF2, and Ku86) (Figures 1A and 1B). Telomerase has two components, a catalytic telomerase reverse transcriptase (TERT) and a telomerase RNA component (Terc) that serves as a template for the synthesis of new telomeric DNA repeats (Figure 1B).

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The telomeric structure and the complex regulation of telomere dynamics is thoroughly discussed elsewhere.1,2

Most adult somatic cells exhibit low or absent telomerase activity and thus experience progressive telomere attrition with each mitotic cycle, both in cell culture as a function of population doublings and during aging of the whole organism3-5 (Figure 1C). In contrast, germ and tumor cells maintain high telomerase activity and long telomeres and thus have an extended proliferative potential. Notably, forced overexpression of TERT inhibits replicative senescence and extends life span in numerous cell types. The Table summarizes studies on telomeres and telomerase in the biology of cultured cardiomyocytes, smooth muscle cells (SMCs), and endothelial cells (ECs). Notably, telomere shortening is accelerated in human premature aging syndromes (ie, Werner syndrome, ataxia telangiectasia, and dyskeratosis congenita).

The validity of telomere length by itself as an indicator of cell viability or aging has been challenged by the present model of the telomere complex, which postulates a dynamic switch between a protected or capped state and a temporarily uncapped state.6

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Telomere homeostasis is regulated through mutually reinforcing mechanisms, such as its precise protein composition, telomere length, and telomerase activity level. The probability of telomere uncapping increases when one or more of these parameters are critically altered and cannot be compensated by the others. For instance, telomerase is dispensable in cells with sufficiently long telomeres, but cells with critically short telomeres that lack telomerase lose their ability to proliferate (replicative senescence). Telomere dysfunction can provoke chromosomal fusions and apoptotic cell death.
Telomerase expression and activity and telomere length are tissue-regulated and developmentally regulated, with generally greater telomerase activity during embryonic development and low or undetectable levels soon after birth. For instance, telomerase activity in rat embryos is highest in liver and lowest in brain and becomes undetectable in all adult organs examined but in liver,7 and telomere length decreases with aging in rat kidney, liver, pancreas, and lung but not in brain.8 In mice, similar telomere length was found in liver, brain, testis, kidney, and spleen of newborns, but this parameter differed among tissues in adults.9 Significant age-dependent telomere shortening in Mus spretus was found in spleen and brain but not in liver, testis, or kidney, and telomerase activity was abundant in adult liver and testis but weak to undetectable in spleen, kidney, and brain.10 Although human telomere reduction rates of 29 to 60 bp per year have been estimated in the liver, renal cortex, and spleen, telomere length is maintained in cerebral cortex.11
Individual differences in telomere length in rodents9,10 and humans11-15 suggest that this parameter is genetically determined. Moreover, human and animal studies revealed higher telomerase activity16 and longer telomeres8,10,17 in females versus males, and estrogens may contribute to these gender differences (see below). It is also noteworthy that human TERT (hTERT) is alternatively spliced in specific patterns in different tissue types during human development, and this mechanism often leads to the expression of hTERT protein lacking functional reverse-transcriptase domains.18
The impact of telomere ablation in the whole organism has been rigorously assessed in Terc-deficient mice.19-26 Notably, the breeding of successive generations of Terc-null mice is necessary to reach critical telomere ablation, leading to increased chromosome end-to-end fusions and alterations characteristic of premature aging and disease, such as infertility, graying of hair, alopecia, impaired wound healing, small intestine and spleen atrophy, reduced proliferation of T and B lymphocytes, and hematopoietic disorders. These alterations, which are most prominent in highly proliferative organs, are associated with a significant reduction in life span. Studies using this animal model that are relevant for cardiovascular pathobiology will be discussed in the next sections.

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Telomeres and Neovascularization

The restoration of blood flow into ischemic territories in the adult organism depends on the development of new collateral vessels from established vascular networks (angiogenesis) and on de novo vessel formation by endothelial progenitor cells (vasculogenesis).27 New capillaries composed by a monolayer of ECs are stabilized and mature into fully functional vessels on the recruitment of SMCs and pericytes. Hypoxia is a fundamental angiogenic stimulus that induces TERT protein expression and phosphorylation in cultured SMCs.28 Telomerase inhibition shortened the life span of hypoxic cultures, and constitutive TERT expression extended life span under normoxia, suggesting that hypoxia-mediated telomerase activation promotes long-term SMC growth. Whether chronic hypoxia also leads to higher telomerase activity in ECs remains to be established.
Aging leads to endothelial dysfunction, reduced vascular endothelial growth factor expression, and diminished angiogenesis in a rabbit model of limb ischemia, although advanced age does not preclude augmentation of collateral vessel development in response to the supply of exogenous angiogenic factors.29 Late-generation Terc-null mice with short telomeres disclosed a sharp decrease in angiogenesis in both Matrigel implants and murine melanoma grafts, and this correlated with diminished tumor cell proliferation, increased tumor cell apoptosis, and a lower tumor growth rate.23 Collectively, these studies suggest that telomere ablation likely impairs angiogenesis in the aged organism.
Pallini et al30 found a direct correlation between hTERT mRNA expression in ECs of newly formed vessels and the histological grade of human tumors, thus additionally supporting a role of telomerase in angiogenesis. They detected endothelial hTERT expression in 29%, 56%, and 100% of low-grade astrocytomas, anaplastic astrocytomas, and advanced glioblastomas multiforme, respectively. Whereas hTERT mRNA expression and the proliferation rate of human ECs are dissociated in low-grade and anaplastic astrocytomas, these parameters correlated in glioblastomas multiforme. Remarkably, diffusible factors produced by glioblastoma cells in vitro upregulate hTERT mRNA and protein expression and telomerase activity in ECs.31
Human dermal microvascular ECs transduced with hTERT have increased capacity to form more durable microvascular structures when subcutaneously xenografted in severe combined immunodeficiency mice.32 Likewise, constitutive hTERT expression in cultured human endothelial progenitor cells enhances their mitogenic and migratory activity, improves survival, and augments neovascularization in a murine hind limb ischemia model.33

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Telomeres and Cardiovascular Disease

The cardioprotective effects of estrogens via indirect actions on lipoprotein metabolism and through direct effects on vascular ECs and SMCs are likely to contribute to the lower incidence of cardiovascular disease observed in premenopausal women compared with men.34-37 Of note in this regard, women have a decelerated rate of age-dependent telomere exhaustion over men.8,10,15,17 Estrogen induces TERT transcription via an estrogen response element within the TERT promoter.38 Moreover, estrogen activates in human ECs the phosphoinositol 3-kinase (PI3K)/Akt pathway,39 which in turn enhances human telomerase activity through TERT phosphorylation.40 In contrast, PI3K inhibition or dominant-negative Akt diminishes telomerase activity in ECs.41 Collectively, these findings suggest that estrogen activates endothelial telomerase via PI3K/Akt signaling. Conversely, Akt inactivation by proatherogenic oxidized low density lipoproteins diminishes telomerase activity in ECs.41 Estrogen also stimulates nitric oxide production in vascular ECs,39 which in turn induces telomerase in these cells.42
Atherothrombosis is frequently the cause of myocardial infarction (MI) and consecutive heart failure. Atheroma development is a complex multifactorial process that involves distinct cell types and molecular events, including both adaptive and innate immune mechanisms.43-48 Endothelial dysfunction in response to atherogenic stimuli (ie, elevated plasma cholesterol level, hypertension, and diabetes) is accepted as one of the earliest manifestations of atherosclerosis at sites of predisposition to atheroma formation. The damaged endothelium promotes the adhesion and transendothelial migration of circulating leukocytes. Early fatty streaks contain mostly highly proliferative macrophages that avidly uptake lipoproteins to become lipid-laden foam cells. Activated intimal leukocytes produce a plethora of inflammatory mediators that promote SMC proliferation and migration, thus additionally contributing to atheroma growth.43,44,49,50 Plaque rupture or erosion at advanced disease stages can lead to thrombus formation, resulting in MI or stroke. In the next sections, we will discuss studies on telomeres and telomere-associated proteins in cardiovascular pathobiology, including alterations in telomere homeostasis induced by atherogenic stimuli, cardiovascular aging, and heart failure, as well as the cardiovascular phenotype of mice with altered telomerase function (Figure 2).

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Telomeres and Atherosclerosis
Aging is a major cardiovascular risk factor.43,44 ECs from human abdominal aorta display age-dependent telomere shortening and increased frequency of aneuploidy.51 A greater rate of telomere attrition has been estimated in human ECs from iliac arteries compared with iliac veins (102 versus 47 bp per year, respectively), and age-dependent intimal telomere loss is greater in the iliac artery versus the internal thoracic artery (147 versus 87 bp per year, respectively),52 a vessel subjected to less hemodynamic stress. Similarly, Okuda et al53 reported a higher rate of age-dependent telomere attrition in both the intima and media of the distal versus proximal human abdominal aorta. They also found a negative correlation between telomere length and atherosclerotic grade, although this relationship was not statistically significant after adjustment for age. Collectively, these studies suggest that telomere attrition contributes to age-dependent endothelial dysfunction and reveal a higher rate of telomere attrition in aged vascular beds with increased shear wall stress and enhanced cellular turnover.
ECs with senescence-associated phenotypes are present in human atherosclerotic lesions.54 This phenotype can be induced in cultured human aortic ECs by overexpression of a dominant-negative mutant of telomere repeat binding factor 2 (TRF2), and replicative senescence of these cells can be prevented by TERT transduction.54 Interestingly, age-dependent telomere shortening of cultured human umbilical vein ECs is slowed down by enrichment of intracellular vitamin C, which reduces by 53% the level of proatherogenic reactive oxygen intermediates.55
Leukocytes play important roles in all phases of atheroma development.43,44,47,48 Patients with vascular dementia, a disorder that is frequently associated with progressive cerebrovascular atherosclerosis and consecutive stroke, have significantly shorter telomeres in blood circulating leukocytes compared with three age-matched control groups, namely cognitively competent patients suffering from cerebrovascular or cardiovascular disease alone, patients with probable Alzheimer’s dementia, and apparently healthy control subjects.56 Likewise, average telomere length in leukocytes of 10 patients with severe coronary artery disease (CAD) was significantly shorter than that of 20 controls with normal coronary angiograms after adjustment for age and sex.57 In a larger study comparing 203 cases of premature MI and 180 controls, age- and sex-adjusted mean terminal restriction fragment (TRF) length of patients was significantly shorter than that of controls, and this difference was not accounted for by other coronary risk factors.58 Compared with subjects in the highest quartile for telomere length, subjects with shorter than average telomeres had between 2.8- and 3.2-fold higher risk of MI. In another study of 143 healthy unrelated individuals older than 60 years of age, shorter telomere length in blood DNA correlated with poorer survival that was attributable in part to a 3.18- and a 8.54-fold higher mortality rate from heart and infectious disease, respectively.59
The above studies raise the possibility that telomere attrition may be a primary abnormality that renders the organism more susceptible to cardiovascular risk factors. However, because the rate of telomere shortening augments in most somatic cells with increasing cell division,1-5 reduced leukocyte telomere length in patients with cardiovascular and cerebrovascular diseases may be a mere consequence of

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increased cell turnover induced by the chronic inflammatory response underlying atherogenesis. To add insight into this question, we assessed the impact of telomere attrition on atherogenesis induced by dietary cholesterol in apolipoprotein E (apoE)-deficient mice, a well-established model of experimental atherosclerosis that recapitulates important aspects of the human disease.60 We found that late-generation mice doubly deficient in apoE and Terc had shorter telomeres and were protected from atherosclerosis compared with apoE-null mice with an intact Terc gene, and this beneficial effect of short telomeres correlated with impaired proliferative capacity of lymphocytes and macrophages.26 Additional studies are warranted to ascertain whether telomere shortening affects other key processes implicated in atherosclerosis (ie, leukocyte recruitment, SMC proliferation, and migration). If our findings in Terc-apoE doubly deficient mice are applicable to humans, telomere shortening in blood circulating leukocytes is unlikely to represent a factor predisposing to atherosclerosis in humans. However, a conclusive answer to this chief question must await the results of epidemiological studies to ascertain if individuals with significantly shorter telomeres in circulating leukocytes at birth are at higher risk of developing CAD in adulthood independently of known cardiovascular risk factors. Of note in this regard, Okuda et al12 reported high variability of telomeric DNA length in white blood cells (WBCs), umbilical artery, and skin from donor newborns independently of gender, suggesting that genetic and environmental determinants that start exerting their effect during embryonic development are key determinants of telomere length. These authors also suggested that longer telomeres in adult women result from a slower rate of telomeric attrition during aging. X-linked inheritance of telomere length has recently been suggested.97

Because human aging is associated with telomere erosion in most somatic cells,4,5 the higher prevalence of atherosclerosis within the elderly seems to challenge the conclusion made in mice that short telomeres protect from atherosclerosis.26 These seemingly conflicting findings might be reconciled if accepting that accumulation of cellular damage imposed by prolonged exposure to cardiovascular risk factors ultimately prevails over protective mechanisms, including telomere shortening. Remarkably, we have shown that 4- to 5-year-old rabbits exhibit a marked reduction in the size of atherosclerotic lesions compared with 4- to 5-months-old counterparts despite comparable hypercholesterolemia induced by the same dietary regimen.61

Telomeres, Hypertension, and Diabetes
Hypertension is a major cardiovascular risk factor.46 In spontaneously hypertensive rats (SHR), both telomerase protein expression and activity are induced in the aorta but not in other tissues before the onset of hypertension, and this correlates with telomere lengthening and increased medial SMC proliferation.62 TERT antisense RNA delivery increased apoptosis in cultured SMCs by a mechanism that was reversed by p53 overexpression. The authors concluded that selective TERT activation and subsequent telomere lengthening in aortic medial SMCs is the driving force for the imbalance between cell proliferation and apoptosis that ultimately results in the vascular remodeling seen in genetic hypertension. Compared with age-matched normotensive rats, the kidney of SHR undergoes a transient hyperplasic response during the first 2 weeks of postnatal life.63 Because shorter telomeres are detected in the kidney of SHR at all ages examined,

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it was suggested that kidney cells from these animals are subjected to increased turnover, potentially leading to their accelerated aging.
In a study performed on 49 twin pairs that included 38 men and 60 women 18 to 44 years of age, TRF length in WBCs correlated positively with diastolic blood pressure but negatively with systolic blood pressure, suggesting a negative relation between TRF length and pulse pressure.15 Moreover, the correlation between telomere length and pulse pressure was independent of gender, and both parameters appeared highly heritable. Benetos et al17 also investigated WBC telomere length and blood pressure parameters that are associated with stiffness of large arteries (pulse pressure and pulse wave velocity) in French subjects who were not taking any antihypertensive medications (120 men and 73 women; mean age, 56+/-11 years). Although telomere length negatively correlated with age in both sexes, multivariate analysis showed that telomere shortening significantly contributed to increased pulse pressure and pulse wave velocity only in men. Both studies found age-adjusted longer telomeres in women, suggesting that biological aging is more advanced in men than in women.
Patients with diabetes mellitus are at higher risk for microvascular and macrovascular disease.45 Jeanclos et al64 reported reduced telomere length in WBCs from patients with insulin-dependent diabetes mellitus compared with age-matched nondiabetic subjects. Because this parameter was undistinguishable when comparing patients with non-insulin-dependent diabetes mellitus and nondiabetic controls, the authors suggested that telomere shortening occurs in subsets of WBCs that play a role in the pathogenesis of insulin-dependent diabetes mellitus. The observation that CAD patients with hypercholesterolemia and diabetes mellitus have shorter telomeres in peripheral blood mononuclear cells than healthy controls provides additional support implicating telomere exhaustion as a mechanism contributing to coronary atherosclerosis under some circumstances of metabolic disorders.65
Telomeres and Heart Pathobiology
Similar telomere length in the human heart was found in autopsy samples from 168 individuals in the age range of 0 to 104 years.11 Examination of crude heart extracts revealed a maximum of telomerase activity in embryos, which then declines to become very low or undetectable shortly after birth and throughout adulthood in rodents7,66-68 and humans.69-71 Telomerase downregulation in the adult heart has been eluded in transgenic mice engineered to express hTERT specifically in cardiac myocytes, and this was sufficient to prevent telomere attrition in adult myocardium.68 Although the ventricle of 2-week-old transgenic mice displayed increased DNA synthesis and myocyte density, the ratio of heart weight to body weight did not increase because transgenic cardiomyocytes at this age were smaller than wild-type controls. By 12 weeks, however, there was a concentric hypertrophy of both ventricles and increased myocyte size, without evidence of cell loss or alteration of mechanical heart dysfunction as an explanation. It is noteworthy that this biphasic response occurred despite sustained telomerase activity throughout the period of time examined, suggesting that hTERT initially delays cardiac myocyte cell-cycle exit and then induces late-onset cell hypertrophy in mice. In contrast, hTERT overexpression in primary cultures of postmitotic rat ventricular myocytes did not elicit DNA synthesis but triggered hypertrophic growth.68
Leri and colleagues16,72 confirmed the postnatal downregulation of cardiac telomerase activity by analyzing highly pure preparations of rat and dog ventricular

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myocytes obtained by enzymatic dissociation. Notably, these authors detected telomerase activity in a restricted population of cardiomyocytes throughout adulthood and argued that contamination from fibroblast, EC, and SMC nuclei lacking telomerase is the most likely cause of the reported lack of telomerase activity in the whole myocardium from 20-day-old rats.7 Telomerase expression in adult somatic cells has been also reported in cycling primary presenescent human fibroblasts,73 previously believed to lack telomerase activity and expression. Analysis of telomere length in myocyte nuclei isolated from the left ventricle of fetal, neonatal, and adult rats (up to 27 months of age) additionally supports the notion of cellular heterogeneity within the adult heart.74 Although this parameter was preserved during aging in most cells, telomere shortening increased with age in a subgroup of myocytes that constituted 16% of the entire cell population in aged hearts. Because telomere attrition is generally more prominent in proliferating cells, these findings have been interpreted as an indication that replicative-competent cardiac myocytes exist throughout life and that these cells may counteract the continuous death of cells in the aging mammalian rat heart.16,74 Indeed, contrary to the generally held concept that adult cardiomyocytes irreversibly exit the cell cycle, several studies reported the presence of proliferating ventricular myocytes in the normal and pathologic adult mammalian heart of several species, including humans.75-79
Recent studies have explored the putative role of telomeres and telomerase in heart pathology. As discussed above, reduced telomere length in circulating leukocytes has been associated with increased risk of MI and heart disease and higher mortality rate.58,59 In an experimental model of progressive deterioration of cardiac performance and dilated cardiomyopathy in young dogs, telomerase activity and protein level in left ventricle myocytes, but not in ECs, SMCs, and fibroblasts, increased 3 weeks after the onset of the disease and then were reduced 1 week later.72 Notably, the percentage of telomerase-competent cardiomyocytes coexpressing the proliferation marker Ki67 increased during disease progression, and their level of telomerase activity seemed sufficient to preserve telomere length in this model of acute cardiac failure. In contrast, age-related cardiomyopathy in humans (characterized by an increase of cell senescence markers, moderate hypertrophy, and cardiac dilatation) correlated with enhanced apoptosis and telomere shortening despite a 14-fold increase in the number of telomerase-competent myocytes and twice as much telomerase activity with respect to age-matched hearts.80 Likewise, heart tissue from patients affected by cardiac hypertrophy consecutive to aortic stenosis with a mean duration of 3 years exhibited increased telomerase activity and a 90- to 120-fold increase in the number of telomerase-positive cells but a 2.7-fold decrease in telomere length.81 Thus, unlike acute dilated cardiomyopathy in young dogs,72 these human studies demonstrate telomerase shortening during age-related heart disease and cardiac hypertrophy despite enhanced telomerase activity. Oh et al71 also reported age-dependent telomere attrition in patients with end-stage heart failure at the time of cardiac transplantation, although they did not detect telomerase activity in the diseased heart.
In addition to cardiac telomere shortening,71,81

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patients with heart failure disclose induction of the DNA damage-activated checkpoint kinase Chk2, downregulation of TRF2 expression, and increased frequency of myocyte apoptosis compared with control hearts.71 TRF2 downregulation was not seen in patients with hypertrophic obstructive cardiomyopathy, a disease that does not affect ventricular function. Biomechanical stress induced by 1 week of partial aortic constriction in mice reproduced the findings made in patients with heart failure, including telomere shortening, TRF2 downregulation, Chk2 activation, and increased apoptosis in myocardial tissue.71 Importantly, cardiac-specific hTERT expression in transgenic mice resulted in maintenance of TRF2 protein expression, blockade of Chk2 activity, and diminished cardiac apoptosis after ischemic (coronary ligation) and biomechanical (partial occlusion of the thoracic aorta) injury, and these effects correlated with reduced area of MI and less fibrosis and preservation of systolic function, respectively.68,71 Moreover, TRF2 inhibition caused telomere erosion, Chk2 activation, and increased apoptosis in cultured rat ventricular myocytes, and TERT and TRF2 overexpression reduced the apoptotic rate and increased oxidative stress induced by serum withdrawal in these cells.71 Collectively, these studies strongly suggest that TRF2 downregulation and Chk2 activation contribute to increased cardiomyocyte apoptosis in both human and murine cardiac failure.
The examination of successive generations of Terc-null mice additionally supports the importance of telomere attrition in cardiac pathology.24 Telomere length in isolated cardiac myocytes was progressively reduced up to the fifth generation of Terc-null mice (G5Terc-null). Moreover, old G5Terc-null mice exhibited shorter telomeres in cardiomyocytes than did younger counterparts, and this led to ventricular dilation, thinning of the myocardium, cardiac dysfunction, and sudden death. Compared with wild-type mice, heart sections from G5Terc-null mice revealed increased level of expression of the tumor suppressor protein p53, reduced proliferation and increased apoptosis, and a 50% reduction in the number of left ventricular myocytes. Moreover, a strong correlation between p53 protein expression and telomere shortening was found in cardiomyocytes of G5Terc-null mice. It remains to be established whether systemic alterations in response to telomere attrition in other organs may have contributed to cardiac hypertrophy and heart failure in this experimental model.

Potential Therapeutic Applications of Telomerase Gene Transfer for Cardiovascular Disease

As discussed in the previous sections, telomerase attrition is likely to play an important role in cardiovascular disease. Thus, telomerase-based gene therapy could be of value for the treatment of these disorders. Importantly, Samper et al82 demonstrated that critically short telomeres can become fully functional by restoration of telomerase. They mated heterozygous Terc+/- mice to late-generation Terc-null mice, which have short telomeres, unstable chromosomes, and signs of premature aging. Analysis of the progeny revealed chromosomes with detectable telomeres, absence of chromosomal instability, and no signs of premature aging in the telomerase-reconstituted mice.
The exogenous supply of angiogenic cytokines promotes therapeutic neovascularization in animal models of peripheral and myocardial ischemia and has shown promising clinical results.83,84 Ex vivo expanded human endothelial progenitor cells can also serve as a "supply-side" strategy for therapeutic neovascularization in experimental animals,85 and in vivo transplantation of hTERT-transduced endothelial progenitors improved capillary density and limb salvage in a murine hind limb ischemia model.33 It is noteworthy, however, that telomere-independent barriers may limit the transplantation

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capacity of hematopoietic stem cells. Indeed, although TERT overexpression in murine hematopoietic stem cells prevented telomere attrition in these cells during serial transplantation, this strategy did not extend their transplantation capacity.86
hTERT overexpression in human aortic SMCs increased telomere length and extended life span compared with control cells.87 Late-passage hTERT-transduced SMCs retained a normal morphology and a differentiated, nonmalignant phenotype, and engineered vessels containing human umbilical vein ECs and hTERT-SMCs disclosed markedly improved cellular viability and were architecturally and mechanically superior to vessels generated from control SMCs. Thus, the production of tissue-engineered human arteries for bypass surgery may be facilitated by TERT transduction.
Proof of principle for the notion that telomerase reconstitution may prevent or rescue heart disease was provided by the observation that cardiac-restricted expression of TERT in transgenic mice protects from age-dependent myocardial telomere shortening and apoptosis and alleviates the consequences of ischemic and biomechanical injury (ie, reduced MI area, less fibrosis, and preservation of systolic function).68,71 Isolation and ex vivo expansion of telomerase-competent replicating cardiomyocytes found in adult heart16,72,74 could also support myocardial regeneration. Moreover, recent studies have reported the isolation of murine and rat adult heart-derived cardiac progenitor cells that are capable of homing to injured myocardium when injected either intravenously88 or directly into the ischemic heart.89 Grafted cardiac stem cells undergo cardiac differentiation with and without fusion to host cells and can encompass as much as 70% of the injured ventricle. Current issues regarding the potential use of stem cell transplantation for the treatment of ischemic heart disease have been comprehensively discussed elsewhere.90,91
Despite encouraging results of gene therapy in preclinical and clinical studies, major efforts are still required to override the current practical barriers and limitations placed on most clinical trials before gene therapy strategies exhibit wide application, including the development of safer gene delivery vectors, improvement of transgene expression, and development of efficient systems for conditional expression. Aside from these general considerations, it is worth considering some issues specifically related to gene therapy for telomere-length restoration. First, the protection against heart injury observed in cardiac-specific TERT transgenic mice was achieved in animals that expressed the transgene throughout development,68,71 but telomerase gene transfer would most likely be administered in adult patients whose heart contains a large fraction of nondividing cardiomyocytes. Of note in this regard, cardiac-specific TERT transgenic mice displayed cardiac hyperplasic growth by 2 weeks of age and concentric hypertrophy of both ventricles and increased myocyte size at 12 weeks of age.68 Additional animal studies are thus warranted to assess whether telomerase reconstitution after injury is of therapeutic value. A second aspect is the potential of unwanted effects brought about by telomerase gene transfer that should be considered in the risk-benefit analysis of this approach. For instance, indiscriminate proliferation of telomerized cells within the heart may promote cardiac fibrosis and cancer.92,93 Moreover, because neovascularization is enhanced by TERT overexpression32,33 and proliferation of vasa vasorum promotes atherosclerosis,94 grafting of telomerized cells into coronary vessels may worsen atherogenesis in patients with CAD. This potential risk, as well as additional unwanted effects attributable to the homing of grafted telomerized cells in sites other than the heart, may be prevented by the use of cardiac-restricted promoters to drive TERT expression.

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Concluding Remarks

Telomere dysfunction is emerging as an important factor in the pathogenesis of age-related cardiovascular disease. Critically short telomeres, an imbalance in the relative level of telomere-associated proteins, low telomerase activity, or a combination of these factors can lead to cellular senescence or apoptosis. Both genetic and environmental factors seem to control human telomere length, which shows a high degree of individual variability. It is also notable that estrogens may contribute to longer telomeres in women compared with age-matched men, and this correlates with lower incidence of cardiovascular disease in premenopausal women.
Although a consistent finding in humans is the correlation between short telomeres in blood circulating leukocytes and hypertension, diabetes mellitus, CAD, and MI, whether telomere exhaustion is cause or consequence of these pathologies remains to be established. On the other hand, assessing whether telomere erosion is an independent cardiovascular risk factor will require prospective epidemiological studies. Another important issue is to what extent the observations made in genetically modified mice affecting telomeric components are valid in humans. For instance, although shorter telomeres have been detected in human arterial tissue from atherosclerosis-prone vascular beds and in blood circulating leukocytes from patients with CAD, telomere shortening in hypercholesterolemic mice significantly reduced atherosclerosis. Furthermore, although cardiac-specific TERT transgenic mice give proof of principle for telomerase reconstitution as a valid therapy for myocardial regeneration, additional studies are required to ascertain whether this strategy may be applicable to humans.
In conclusion, although the role of telomere dysfunction in cardiovascular disease appears evident, more research is needed before telomerization can be translated effectively into clinical practice. Because most reports have focused on telomerase, future studies aimed at assessing the role of additional telomere-associated proteins in cardiovascular pathobiology and their potential implications for therapeutics are warranted.

Acknowledgments

Work in the laboratory of V.A. is supported in part by the Ministry of Science and Technology of Spain and Fondo Europeo de Desarrollo Regional (grants SAF2001-2358 and SAF2002-1443) and from Instituto de Salud Carlos III (Red de Centros C03/01). A.L.S. is the recipient of a Marie Curie postdoctoral fellowship from the European Union. We thank M.J. Andrés-Manzano for preparing the figures and M.A. Blasco for providing the Q-FISH photomicrograph of Figure 1A.

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Footnotes

Original received November 26, 2003; revision received January 21, 2004; accepted February 4, 2004.

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Can We Cure Aging?
By Michael Fossel, M.D., Ph.D.
LE Magazine, March 2003

Ed.- We are pleased to include for the first time in the Anti-Aging Bulletin, an article by the renowned Michael Fossel, M.D., Ph.D. Dr. Fossel is the Executive Director of the American Aging Association, the Editor-in-Chief of the Journal of Anti-Aging Medicine, and the Clinical Professor of Medicine at Michigan State University.

Until quite recently,1 the notion of reversing human aging was mere fantasy, absent any scientific support. Throughout history, going as far back as the Epic of Gilgamesh 4,700 years ago2, we have dreamed of being able to cure aging and the diseases that accompany it, but every claim of a "fountain of youth" has proven to rely on nothing more than false hopes and - more often than not - an urge to profit at the expense of the gullible. The fact that we never really understood aging, made it extremely unlikely we could learn to slow, prevent, or reverse the process.

Looking back on aging

Today, however, we stand at a unique point in history, much like where we were in 1870 with regard to infectious disease. At that time, few had heard of Pasteur or Koch, and well-known scientists ridiculed the idea of microbes being dangerous or causing disease.3 Time passed, however, and once ridiculed or not, we now take the concept of infectious disease for granted. In fact, much of what is good about modern medical care- sterile technique, antibiotics, immunizations, etc - derives from this single, powerful conceptual revolution that began a hundred and thirty years ago. Before we came to grips with the fact that microscopic creatures could harm and even kill us, effective intervention in most common diseases was also fantasy. In those days, treatment for tetanus infection- "lockjaw" - was a matter of early cauterization to remove "devitalized tissue" (using a red hot iron rod or boiling oil), amputation if things got worse (without anesthesia), finally followed by hope, prayer, and attentive nursing care, though nothing really improved the deadly outcome. During America's Civil War, roughly 60% of military deaths were attributable to tetanus alone, with other infections playing a lesser, though still substantial role in the devastation of human life. In wars, direct death due to trauma alone was relatively rare, partly because of the low kinetic energy of the weapons then in use, but largely because of the stunning risk of wound infection even after the most trivial injury. The merest scratch could cause slow unavoidable death. Not only was infectious death unnecessarily common, but the link between such deaths was completely missed. We think of malaria, cellulitis, tetanus, pneumonia, and yellow fever as a short list of infectious diseases; to the physicians of those times, each of these diseases was independent and unique, without shared mechanism, and without hope of effective treatment.

Today, we have much the same conception (and misconceptions) of aging and age-related diseases. We think of cancer, atherosclerosis, osteoporosis, osteoarthritis, skin aging, and immune senescence as all unrelated, except chronologically.

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You get these diseases as you get older, not because they have anything in common, but "just because you get older". Even pathologists rarely consider common mechanisms, cellular events which link each of these diseases at the genetic level. After all, what could osteoarthritis and atherosclerosis, aging skin and Alzheimer's possibly have to do with one another except that they happen to old people? Yet, not only do they share a great deal in common, but it is precisely this common thread that will allow effective intervention both in age-related diseases and in aging itself.

Old cars, old cells, and new free radicals

To understand the common mechanism, we first need to understand how aging itself occurs. To many, aging is simply a matter of wear and tear. Although often expressed in the scientific jargon of free radical damage to proteins and DNA or of reactive oxygen molecules and mitochondria, a simple homely model is often that of the aging car. Some scientists view getting old as the same thing that happens to a car, as it gathers rust, loses power, and falls apart4. The problem with the car analogy is that organisms aren't cars. What car can continually repairing itself for decades? If organisms were cars, then they would be remarkably wondrous cars with invisible, elf-mechanics that magically repair, replace, and tune up the car all the time. Imagine having a car in which every time a rust spot began to appear, the fender was magically replaced with a new one. Every time the tires lost a bit of their tread, the elves magically added more new rubber with deeper treads. Every time the spark plugs got dirty, the elves took them out, cleaned them, shined them, adjusted the gaps and replaced them. The oil was replaced every night, the paint redone every two days, the engine cleaned and tuned once a week. Magical, yes, but that is precisely what your body does all the time. You live in a body that actively resists wear and tear by continually repairing itself, replacing lost cells and damaged proteins, making new mitochondria and new molecules, fixing DNA and remaking itself from top to bottom. Quite some car.

And yet, this magical car, this body which continually repairs itself, grows old. The problem, however, lies not in the rust and the worn tread, but the fact that it stops repairing itself. There is always free radical damage, but older cells stop doing much about it. Every single one of your cells divided and ultimately came two joined cells, one from each of your parents (with the mitochondria from your mother), whose cells in turn came from their parents, and so on back as far as life has been around. Following your cells, (and their mitochondria) back through your maternal line, we quickly realize that you are part of a line of cells which are three and a half billion years old. You look pretty good, considering that free radical damage has been after your cells for several billion years. Why haven't those cells aged and died? Perhaps its not just free radical damage, but something about fertilization and having so many cells. But there are multicellular organisms that never age and single celled organisms that do. In fact, the reason that your cells age is that they allow themselves to do so.

Some cells, cancer cells or the germ cell lines that created you, never age. Other cells, such as most (though not all) of the cells of your body age, although at varying rates. All of these cells - aging or not, at different rates or not - are exposed to free radical and other

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damage, yet only certain cells age. The difference is that aging cells slow down their repair (and other) processes, which cells that don't age continue to deal with the damage, quite literally forever.

Let's look at what kinds of damage we are talking about, even just narrowing it down to free radical damage. Almost all (about 92%) of free radicals are made in your mitochondria. The first problem, then, is trying to avoid making free radicals. Unfortunately, since we need oxygen to survive, we can't avoid making a least a few free radicals as we make ATP, the molecule that fuels almost everything in your cells. Worse yet, as your cells age, they make more and more free radicals for the same amount of ATP. In other words, your cells get sloppier as they get older.

The second problem is keeping the free radicals away from things that you need. It's bad enough making free radicals within the mitochondria, but the last thing you want is to expose your DNA and critical cell proteins to attack from these dangerous free radicals. Luckily, your cells (like all eukaryotic cells) hides the DNA in a safe place - the nucleus - and tries to keep the free radicals in another - the mitochondria. But as your cells get older, the lipid membranes begin to leak: the free radicals begin to escape from the mitochondria.

The third problem is catching and breaking down those escaping free radicals. Your cells use vitamin E, superoxide dismutase and a number of other mechanisms to deal with free radicals. Unfortunately, as you get older, all of these mechanisms become a bit less available. As a result, free radicals roam about more freely and do more damage in older cells than they did in younger cells.

Finally, no matter how good your cells are otherwise, there is always some damage that your cells have to deal with. In the case of DNA, you repair it, in the case of everything else, you replace it. Unfortunately, as your cells age, all of this slows down too. The result is a gradual increase in the likelihood of damaged DNA, proteins that don't work, and membranes that leak (as above).

Together, these four problems are a guarantee that your cells will slowly fall apart and fail to work, resulting in tissues that don't work, resulting in a body that doesn't work, resulting in problems for you. The obvious question is what we might be able to do about any of this. You could try to fix any one of these problems. For example, you might use caloric restriction to limit the production of free radicals. Or you could increase your dietary vitamin E to help scavenge the ones that escape. Both of these, and most other approaches deal with only a single part of the problem and, worse yet, only with problems after they have occurred. The best approach would be to deal with all of the problems and not just by "cleaning up after them", but by stopping the entire problem at the cause. But is there really a single place to intervene?

Repairing cells with your own genetic toolbox

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Curiously enough, all of the problems come together in one single place: gene expression. All of the changes listed above, and a lot of others, occur because the pattern of gene expression changes as we age. Your genes are just the same, but what they do certainly isn't. Just as the difference between a muscle cell and a skin cell is the pattern of gene expression, so too is the difference between a young cell and a young one. But what controls that pattern and, more importantly, can we do anything about it?

The list of things that affect gene expression is enormous. Every cell affects its neighbors and hormones, diet, activity, infections, and a host of other things affect gene expression. In fact, the list is practically infinite: almost everything affects gene expression to some degree in a cell somewhere in your body. Even the much smaller list of things that control the change in pattern of gene expression between young cells and old ones is remarkably long. Luckily, however, we know of one thing that appears to be the major control of that change, namely the telomere.

The telomere is a long piece of DNA at the end of each one of your chromosomes. Because of the way DNA is replicated5,6, every time one of your cells divides, it loses a small part of its telomere. This gradual loss causes a change in the proteins around the telomere which in turn causes an indirect change in gene expression throughout the rest of the chromosome. The overall result is simple: every time your cells divide, they get a little bit older. Although some of your cells - nerve and muscle cells, for example - don't divide very often, this doesn't protect them. In each case the cells that don't divide, (and so don't age much) are dependent on cells that divide quite a bit. In the case of heart muscle cells, for example, it is not the heart that ages, but the arteries supplying the heart. In the coronary arteries that supply the heart muscle, the cells lining the vessels - the vascular endothelial cells - not only divide, but do so all the more in the face of smoking, high blood pressure, diabetes, and other things known to cause atherosclerosis. In short, the reason that most cardiac risk factors cause heart attacks is because they make the cells that line your arteries divide and age.

In each organ, we can trace aging diseases to aging cells. In Alzheimer's disease, it is the microglia that appear to be the culprit. In arthritis, is the chondrocytes that make up the cartilage in your joints. In your bones, the osteoblasts age and result in osteoporosis. In your immune system, the lymphocytes age and result in poor immune function. In your skin, the fibroblasts and keratinocytes age and result in thin and wrinkled skin. In every organ, in every tissue, in every disease, we find dividing cells, aging, changing, and failing.

None of this would be of much importance if we couldn't prevent the failure, but, as it turns out, we can. The first study that showed we could prevent aging in cells came out only a few years ago. Since then, the same result has been repeated in a host of other laboratories and other cell types. At the cellular level, reversing aging is well within our current ability.

None of us, however, are mere cells, but tissues, organs, and bodies: vast collection of cells, each cell with a specific function and each dependent upon all other cells. While we

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can reverse aging in cells, can we go further and reverse aging in tissues or entire organs? In a sense, we already have. We can now reset aging in "reconstituted human skin". If we take a mouse and transplant human skin cells (keratinocytes and fibroblasts) onto it, the cells layer out and grow human skin. If we use young human cells, we get young human skin: with thick and deeply interdigitated layers, strongly bound together between the dermis and epidermis. If we use old human cells, we get old human skin: with thin and barely adherent layers, weakly bound between dermis and epidermis and prone to sloughing off at the least pull. But if we take old human cells and reset the pattern of gene expression, the result is, once again, young skin; the skin is thick, the layers have deep interdigitations, and the cells are typical of young skin both in terms of their gene expression7 and their histology8. The age of your skin is not a matter of how old the cells are, but of how old the gene expression is.

From nursing homes to chromosomes: actually reversing aging

Just as the telomere is the key to the altered pattern of gene expression in aging cells, so too is it the key to resetting gene expression in cells and in reconstituted human skin. Here, as always, the question is not "What causes aging?", but rather "What is the single most effective point to intervene in aging?" The issue is not academic, but concrete. How can we most effectively and efficiently prevent or treat the diseases of aging? In treating arthritis, we could (and do) replace the affected joints, but this is painful, expensive, and not entirely effective. In treating heart disease, we could replace the heart itself, but this is not only painful and expensive, but remarkably risky as well. In treating the genes that underlie these and other age-related diseases, we could - just as with hips and hearts - replace the affected part. But just as in hips and hearts, so too with genes: why not simply make the normal part work the way it was intended to work? The difference between a young cell and an old cell is not the superoxide dismutase gene, nor should we replace this or other genes. The difference between a young cell and an old cell is that this and other genes are not being expressed in the right amounts and at the right times. All of this can, and has been reset by using telomerase both in the laboratory and in reconstituted skin.

The current question is; what is the best way to reset gene expression to that of normal young cells? We could replace the telomerase gene, which would then express normal telomerase, reset the genes, and rejuvenate normal cell function. Even better, however, would be to control the existing telomerase gene in each of your cells, turning it on and off as needed. This is the role of a telomerase inducer, currently under development. Either of these techniques - inserting another copy of the normal telomerase gene or using a telomerase inducer - should do the trick.

Gene insertion has already been used in other contexts and human trials using telomerase are not far off. Using this technique, a gene gun can be used to fire millions of copies of the human telomerase gene (hTERT) into human skin. While the "take" for this technique is normally fairly low, it would be sufficient. Dermal and epidermal cells would take up the hTERT gene and begin expressing it, resetting gene expression, and returning to normal young adult cell function. Current plans call for attempting this in four different

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types of patient: those with Fanconi's anemia, those with dyskeratosis congenita, normal older patients in a wound care center, and children with Hutchinson-Gilford progeria. In the first two diseases, patients are known to have difficulty maintaining normal telomere function. In Hutchinson-Gilford progeria, the cells lose telomere length early in life, at least in the blood vessels, skin, hair follicles, and joints. The result is that these children have atherosclerosis, thin skin, little hair, and arthritis, usually dying by age 13 of a heart attack or stroke. Small wonder we might want to try fixing the problem.

In the case of normal older patients, we may try inserting a normal hTERT gene into the skin, particularly around the pressure sores these patients typically have. These are the result of poor innervation, (so the patient is often unaware of sitting on them for hours), poor circulation, (so they easily get infected and have a poor oxygen supply), and poor skin function, (so the cells are slow to divide and heal the lesion). If we can repopulate the skin with healthy cells, the sores may heal more quickly and fully than is normally the case in the elderly.

The real question, however, is what happens if we try these approaches in normal, older patients even without skin sores? Moreover, we could try a similar approach in coronary arteries (the cause of heart disease), glial cells in the brain (which may underlie Alzheimer's dementia), chondrocytes in the joints (which cause osteoarthritis), osteoblasts in the bones (which fail in osteoporosis), lymphocytes in the blood (which cause immune aging), etc. Both these trials and trials using telomerase inducers are likely to begin within the next few years. Only when we are finally able to intervene in the fundamental causes of aging - the altered pattern of gene expression that permits your cells to finally succumb to free radicals and a host of other problems - will we finally be able to reverse human aging and prevent the suffering that accompanies the diseases of aging9.

References
1. Fossel M. Reversing Human Aging. William Morrow and Company. New York, 1996.
2. Sandars NK. The Epic of Gilgamesh. An English Version with an Introduction. Penguin Books, London, 1960.
3. King LS. Transformations in American Medicine. Johns Hopkins University Press, Baltimore, 1991.
4. Hayflick L. How and why we age. Experimental Gerontology 33:639-653, 1998.
5. Olovnikov AM,. Principle of marginotomy in template synthesis of polynucleotides [in Russian]. Doklady Akademii Nauk SSSR 201:1496-1499, 1971.
6. Watson JD. Origin of Concatameric T7 DNA Nature: New Biology 239, 197-201, 1972.
7. Shelton DN, Chang E, Whittier PS, Choi D, Funk WD. Microarray analysis of replicative senescence. Curr Biol 9:939-945, 1999.
8. Funk WD, Wang CK, Shelton DN, Harley CB, Pagon GD, Hoeffler WK. Telomerase expression restores dermal integrity to in vitro-aged fibroblasts in a reconstituted skin model. Exp Cell Res 258:270-278, 2000.
9. Fossel M. Cells, Aging, and Human Disease. Oxford University Press, New York, 2003.

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Doctor’s Guide

Studies Looking at Surprising Role of Telomeres for Stopping Aging and Cancer

SAN FRANCISCO--March 6, 1997 -- Bits of protective DNA on the ends of a cell's gene-harboring chromosomes -- already believed by some scientists in the biotechnology industry to hold a key to stopping aging and cancer -- now also have been shown by a pioneering academic researcher to play an entirely different and vital role in the life of a cell.
New findings published in the March 7 issue of Science by Elizabeth H. Blackburn, Ph.D., and her University of California San Francisco research team reveal that "telomeres," which are end caps on chromosomes, the thin, elongated, gene-harboring structures inside cells, play an important function in controlling the separation of paired chromosomes when cells grow and divide.
The fidelity of chromosome allocation during cell division is crucial in ensuring that the two daughter cells will receive neither too few nor too many genes. A normal gene complement is needed to direct the orderly production of the proteins that will guide the cell in the performance of both specialized functions and in carrying out the everyday, household tasks of any cell. In humans, abnormal chromosome allotments in fertilized eggs result in genetic disorders. For example, an extra copy of chromosome 21 causes Down’s syndrome.
"While it had been known that chromosomes lacking telomeres fuse together, or degrade, or are lost at high rates, not much had been known about how telomeres ensure the stability of chromosomes," according to Blackburn, professor and chair of microbiology and immunology at UCSF.
The UCSF researchers made films of cells dividing, a process called mitosis. With the aid of fluorescent tags and special light microscopic techniques developed by John W. Sedat, Ph.D., professor of biochemistry and biophysics, they demonstrated that telomeres must spell out the proper DNA sequence, specific to its own species, in order for chromosome pairs to separate normally during cell division.
Mutated telomeres with strange DNA sequences stick together even as the chromosomes are being pulled apart and the cell continues its efforts to complete cell division. This tension leads to extraordinary stretching of chromosomes, sometimes to twice their normal length, and to a greatly elongated cell.

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Blackburn and others previously demonstrated that telomeres prevent genes from being lost when cells replicate their chromosomes. Cells perform their chromosome-duplicating duties prior to allocating the resultant genetic material to two new daughter cells and completing the process of cell division.
However, when a cell's chromosomes are replicated, the DNA-replicating machinery normally fails to copy the DNA at the chromosomes' tips.
Telomeres make up for this oversight by serving as sacrificial DNA. In the same way that the caps on sneaker laces prevent fraying, the telomeres, which are made of DNA but contain no genes, surrender a bit of themselves and thereby help prevent chromosomes from being damaged and genes from being lost when cells divide.
Blackburn works primarily with single-celled organisms, including yeast and, for the research reported in Science, a pond-dweller called Tetrahymena. In 1985, Blackburn and her graduate student Carol E. Greider, working with Tetrahymena, reported the discovery of telomerase, an enzyme responsible for assembling and adding telomeric DNA to the ends of chromosomes.
Blackburn speculates that as-yet-unidentified proteins may oversee the function of telomeres in chromosome separation and points out that several proteins have recently been identified that play a role in the telomeres' previously described chromosome-protecting function.
The idea that aging and cancer might be stopped by manipulating the mortality of normal and malignant cells through telomeres has generated excitement in the biotechnology industry. To achieve these aims, researchers are looking into controlling the integrity of telomeres by controlling activity of the telomerase enzyme.
Studies of human cells from several different tissues have provided evidence that the cells' telomeres are shorter in older individuals and that telomerase is inactive in these cells. Company scientists reason that preserving the telomere caps may enable cells to healthily survive additional cell divisions, rejuvenating the aging organism of which they are part. Conversely, they say, doing away with telomeres by eliminating telomerase activity in tumors may lead to massive genetic damage, inducing seemingly immortal cancer cells to cease their relentless replications and die.
Whatever the merits of the idea of controlling the mortality of our cells and of ourselves by controlling telomeres, the generalization that telomere length shortens over time in the progeny of normal cells while being maintained by telomerase activity in cancer cells is now being challenged by a messier picture of telomeric reality emerging from additional studies in several labs, Blackburn says.

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Experimental Therapeutics, Preclinical Pharmacology
Clinical Cancer Research Vol. 10, 2551-2560, April 2004
© 2004 American Association for Cancer Research
Introduction of Human Telomerase Reverse Transcriptase to Normal Human Fibroblasts Enhances DNA Repair Capacity
Ki-Hyuk Shin1, Mo K. Kang1, Erica Dicterow1, Ayako Kameta1, Marcel A. Baluda1 and No-Hee Park1,2
1 School of Dentistry and 2 Jonsson Comprehensive Cancer Center, University of California, Los Angeles, California

ABSTRACT

Purpose: From numerous reports on proteins involved in DNA repair and telomere maintenance that physically associate with human telomerase reverse transcriptase (hTERT), we inferred that hTERT/telomerase might play a role in DNA repair. We investigated this possibility in normal human oral fibroblasts (NHOF) with and without ectopic expression of hTERT/telomerase.
Experimental Design: To study the effect of hTERT/telomerase on DNA repair, we examined the mutation frequency rate, host cell reactivation rate, nucleotide excision repair capacity, and DNA end-joining activity of NHOF and NHOF capable of expressing hTERT/telomerase (NHOF-T). NHOF-T was obtained by transfecting NHOF with hTERT plasmid.
Results: Compared with parental NHOF and NHOF transfected with empty vector (NHOF-EV), we found that (a) the N-methyl-N'-nitro-N- nitrosoguanidine-induced mutation frequency of an exogenous shuttle vector was reduced in NHOF-T, (b) the host cell reactivation rate of N-methyl-N'-nitro-N-nitrosoguanidine-damaged plasmids was significantly faster in NHOF-T; (c) the nucleotide excision repair of UV-damaged DNA in NHOF-T was faster, and (d) the DNA end-joining capacity in NHOF-T was enhanced. We also found that the above enhanced DNA repair activities in NHOF-T disappeared when the cells lost the capacity to express hTERT/telomerase.
Conclusions: These results indicated that hTERT/telomerase enhances DNA repair activities in NHOF. We hypothesize that hTERT/telomerase accelerates DNA repair by recruiting DNA repair proteins to the damaged DNA sites.

INTRODUCTION

Telomerase, which consists of the catalytic protein subunit, human telomerase reverse transcriptase (hTERT), the RNA component of telomerase (hTR), and several associated

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proteins, has been primarily associated with maintaining the integrity of cellular DNA telomeres in normal cells (1 , 2) . Telomerase activity is correlated with the expression of hTERT, but not with that of hTR (3 , 4) .
The involvement of DNA repair proteins in telomere maintenance has been well documented (5, 6, 7, 8) . In eukaryotic cells, nonhomologous end-joining requires a DNA ligase and the DNA-activated protein kinase, which is recruited to the DNA ends by the DNA-binding protein Ku. Ku binds to hTERT without the need for telomeric DNA or hTR (9) , binds the telomere repeat-binding proteins TRF1 (10) and TRF2 (11) , and is thought to regulate the access of telomerase to telomere DNA ends (12 , 13) . The RAD50, MRE11, and NBS1 proteins, which are involved in DNA repair, are also active in telomere elongation via protein kinase ATM and associate with TRF1 and TRF2 (13, 14, 15, 16, 17) . Moreover, recent observations indicate that telomerase also associates with proteins known to participate in DNA replication (18) and in DNA repair (9) . Also, DNA repair is impaired in mice with telomere dysfunction (19 , 20) . Because proteins involved in DNA replication are required for repair of damaged DNA, there exists a possibility that telomerase is also involved in DNA repair. A recent report showed that ectopic expression of hTERT accelerated the repair of DNA double-strand breaks induced by ionizing radiation and of DNA adducts produced by cisplatin (21) .
To investigate the putative role of hTERT in general DNA repair, two independent strains of normal human oral fibroblasts (NHOF) were transfected with a plasmid capable of expressing hTERT. NHOF do not express the hTERT gene, which is silenced by hypermethylation (22) . They express hTR, which is ubiquitously present in normal cells. Three NHOF clones that expressed hTERT and telomerase activity were established. Two of the three clones transiently expressed telomerase activity because the nonintegrated plasmids were lost after approximately 35 population doublings (PDs) after transfection. During the period when these hTERT-transfected clones expressed hTERT and possessed telomerase activity, they demonstrated a significantly greater DNA repair capacity compared with that of the parental NHOF and NHOF transfected with empty vector (NHOF-EV). After the hTERT-transfected cells ceased to express hTERT and telomerase activity, they lost the capacity to enhance DNA repair. The hTERT-induced enhancement of DNA repair was demonstrated in four different ways. First, in NHOF expressing telomerase activity treated with N-methyl-N'-nitro-N-nitrosoguanidine (MNNG), the mutation frequency of the replicating pS189 shuttle vector was decreased. Second, NHOF expressing telomerase activity had a higher repair level of exogenous DNA damaged in vitro by MNNG. Third, NHOF expressing telomerase activity showed a faster rate of nucleotide excision repair (NER) in both strands of an endogenous cellular gene. Fourth, NHOF expressing telomerase activity had a higher rate of DNA end-joining activity. The parental primary NHOF and five hTERT-negative clones served as controls.

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MATERIALS AND METHODS

Cells and Culture Conditions.
Primary cultures of NHOF were established from explants of gingival connective tissue that was excised from patients undergoing oral surgery. The cells that proliferated outwardly from the explant culture were continuously cultured in 100-mm culture dished in DMEM/medium 199 (4:1) containing fetal bovine serum (Gemini Bioproducts) and gentamicin (50 µg/ml). Primary normal human oral keratinocytes were prepared from separated epithelial tissue and serially subcultured in Keratinocyte Growth Medium (Clonetics) containing 0.15 mM Ca2+ as described previously (23) . 293 (adenovirus-transformed human embryonic kidney) cells were obtained from American Type Culture Collection (Manassas, VA) and cultured in DMEM/medium 199 (4:1) containing fetal bovine serum (Gemini Bioproducts) and gentamicin (50 µg/ml). To determine cell PDs, the cells were subcultured until they reached postmitotic stage. PD of the cells was calculated at the end of each passage by the formulation 2N = (Cf/Ci), where N denotes PD, Cf denotes the total cell number harvested at the end of a passage, and Ci denotes the total cell number of attached cells at seeding. The PD time was calculated by dividing the duration of culture in hours by the PD value. Transfection and Cloning.

A human TERT expression plasmid (pCI-neo-hTERT) was provided by Dr. Robert A. Weinberg (Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology). Control plasmid (pCI-neo) was obtained from Promega (Madison, WI). After 41 PDs, approximately 2 x 105 exponentially replicating NHOFs per 60-mm culture dish were transfected with pCI-neo-hTERT or pCI-neo by using LipofectAMINE 2000 reagent (Invitrogen). For each 60-mm dish, a mixture of pCI-neo-hTERT or pCI-neo (5 µg/50 µl) and the LipofectAMINE reagent (35 µg/50 µl) was added to the culture medium dropwise as uniformly as possible with gentle swirling. The cells were incubated for 7 h at 37°C. The medium was then replaced with fresh culture medium, and the cultures were incubated for an additional 24 h. To select cells transfected with the pCI-neo-hTERT or pCI-neo, the cells were incubated in culture medium containing 200 µg/ml G418 (Invitrogen). Then, G418-resistant clones were isolated by ring-cloning. The G418-resistant clones transfected with pCI-neo-hTERT or pCI-neo were selected and subcultured.

Nucleic Acid Isolation.
High molecular weight cellular DNA was extracted from the cells with phenol/chloroform/isoamyl alcohol (25:24:1) and ethanol precipitation (24) .

Analysis of Telomerase Activity.
Cellular extracts were prepared by using 3-[(3-cholamidopropyl)dimethylammonio]-1-propanesulfonic acid (lysis buffer) provided from the TRAP-eze Telomerase Detection Kit (Intergen Corp., Norcross, GA) as recommended by the manufacturer. Telomerase activity was determined using the TRAP-eze Telomerase Detection Kit as described previously (23) . Each telomeric repeat amplification protocol reaction contained cellular extract equivalent to 1 µg protein. The PCR products were electrophoresed in 12.5% nondenaturing polyacrylamide gels, and the radioactive signals were detected by PhosphorImager (Molecular Dynamics, Inc., Sunnyvale, CA).

Southern Blot Analysis.
For genomic Southern blot analysis, 10 µg of DNA were digested with SalI restriction enzyme. The fragmented DNA was then separated by electrophoresis, transferred to nitrocellulose filter, and hybridized to 32P-labeled full-length hTERT cDNA. The hTERT cDNA was labeled with [32P]dCTP (ICN Radiochemicals, Irvine, CA) by Prime-It RmT Random Primer Labeling Kit (Stratagene). The radioactive signals were detected by

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PhosphorImager (Molecular Dynamics, Inc., Sunnyvale, CA).
Southern Blot Analysis.
For genomic Southern blot analysis, 10 µg of DNA were digested with SalI restriction enzyme. The fragmented DNA was then separated by electrophoresis, transferred to nitrocellulose filter, and hybridized to 32P-labeled full-length hTERT cDNA. The hTERT cDNA was labeled with [32P]dCTP (ICN Radiochemicals, Irvine, CA) by Prime-It RmT Random Primer Labeling Kit (Stratagene). The radioactive signals were detected by PhosphorImager and quantitatively analyzed by ImageQuant software (Molecular Dynamics Inc., Sunnyvale, CA).
Analysis of Mutation Frequency in pS189 Shuttle Vector.
The shuttle vector pS189 and host Escherichia coli strain MBM7070 obtained from Dr. E. J. Shillitoe (State University of New York, Syracuse, NY) were described elsewhere (25 , 26) . The pS189 vector can replicate in a number of different cell types, including lymphoblasts (24) , cells from xeroderma complementation groups (27) , normal oral human keratinocytes, and oral squamous cell carcinoma cells (26 , 28) . Eighty percent confluent cells were transiently transfected with pS189 plasmids using LipofectAMINE 2000 reagent (Invitrogen) as described previously. Twenty-four h after transfection, the cells were exposed to 1.5 µg/ml MNNG for 2 h and cultured in fresh medium not containing the chemical for an additional 24 h. At the end of the incubation, the plasmids were recovered from the cells by the alkaline lysis method as described elsewhere (29). Plasmid DNA was digested with the enzyme DpnI (Boehringer Mannheim Biochemicals, Indianapolis, IN) to cleave DNA from plasmids that had not replicated in NHOF (30). Recovered plasmid DNA that had replicated in cells were transfected into E. coli MBM7070 by the heat shock method. Transformed bacteria were plated on Luria-Bertani agar plates containing ampicillin (50 µg/ml), 5-bromo-4-chloro-3-indolyl-B-D-galactopyranoside, and isopropyl-1-thio-B-D-galactopyranoside. Bacterial colonies containing plasmids with the mutant or wild-type suppressor tRNA gene (supF) were identified by color (cells containing wild-type plasmids are blue, whereas cells with mutant plasmids are light blue or white). The mutagenic frequency was determined as the percentage of white and light blue colonies in the total colonies [mutagenesis frequency (%) = number of white and light blue colonies / number of total colonies]. Host Cell Reactivation Assay. The pGL3-Luc plasmid (Promega), in which expression of the firefly luciferase gene is controlled by the cytomegalovirus (CMV) promoter, was used to determine the capacity of cells for repairing damaged DNA. The pRL-CMV plasmid, in which the Renilla luciferase gene is driven by the CMV promoter, was used as an internal control for transfection efficiency. To create in vitro damaged DNA, the pGL3-Luc plasmid was exposed to 50 or 100 ng/ml MNNG for 30 min in Tris-EDTA buffer and purified with Wizard DNA Clean-Up System (Promega). Approximately 5 x 104 cells/well were plated in a 24-well culture dish and cultured for 24 h. The cells were then transiently transfected with 1 µg damaged pGL3-Luc plasmid/well and 0.1 µg pRL CMV plasmid/well using the LipofectAMINE reagent following the manufacturer's instructions. The pRL-CMV plasmid was used to normalize for total DNA transfected. After 4 h of transfection, the transfection medium was replaced with regular culture medium. Cells were collected 48 h after transfection, and cell lysates were prepared according to the Promega's instruction manual. Luciferase activity was measured using the Dual Luciferase Reporter Assay System (Promega) and a luminometer (Promega). The Renilla luciferase activity was used to normalize for transfection efficiency. NER Assay. Strand-specific riboprobes for the p53 EcoRI fragment detection were prepared by PCR amplification of a human genomic DNA fragment between nucleotides 1750 and 2138 of exon II of the p53 gene. This fragment of 388 nucleotides was ligated into the pGEM-T plasmid (Promega) and sequenced to confirm the absence of mutations. Strand-specific

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32P-labeled riboprobes were generated using the T7 or SP6 transcription promoters in the pGEM-T/p53 vector as described previously (31) . Strand-specific removal of UV-induced cyclobutane pyramidine dimers (CPDs) was analyzed from a 16-kb EcoRI fragment of the active p53 gene using single-stranded labeled riboprobes specific for p53 (32 , 33) . Cells cultured to confluence were UV-irradiated with 2.5 J/m2 (254 nm). Genomic DNA was extracted at 0, 8, and 24 h after UV-irradiation using phenol/chloroform/isoamyl alcohol (25:24:1) and ethanol precipitation (24) . The extracted DNA was digested with EcoRI and treated or mock-treated with T4 endonuclease V (T4V; Epicenter Technologies, Madison, WI) and then electrophoresed on denaturing agarose gels and transferred to Hybond-N nylon membranes (Amersham Life Sciences, Arlington Heights, IL). After hybridization with strand-specific riboprobes, signals in the membrane were detected using a Storm 840 phosphorimager and quantified with ImageQuant software, version 1.2 (Molecular Dynamics). Repair of CPDs was calculated by comparing the amount of radioactivity in the T4V-treated versus mock-treated fragments and normalized with a loaded control plasmid (pGL3 control plasmid). In Vitro DNA End-Joining Assay.

Cells were collected and washed three times in ice-cold PBS. The cells were lysed by incubation for 30 min at 4°C in lysis buffer [1% Triton X-100, 150 mM NaCl, 10 mM Tris (pH 7.4), 1 mM EDTA, 1 mM EGTA (pH 8.0), 0.2 mM sodium orthovanadate, and protease inhibitor mixture (Boehringer Mannheim)]. The cell lysates were centrifuged at 8000 x g for 10 min at 4°C. EcoRI linearized pCR2.1-TOPO plasmid (Invitrogen) was incubated with total cell extracts for 2 h at 37°C in 20 µl of reaction mixture containing 1 µl of linearized plasmid (10 ng), 2 µl of cell extract (10 µg), 4 µl of 50% polyethylene glycol, and 2 µl of 10x ligase buffer [300 mM Tris-HCl (pH 7.8), 100 mM KC1, 100 mM DTT, and 10 mM ATP]. To amplify rejoined DNA, PCR reaction was performed with 3 µl of end-joining reaction using M13 reverse primer (5'-CAGGAAACAGCTATGAC- 3') and M13 forward primer (5'-GTAAAA CGACGGCCAG-3'). The PCR condition consisted of 35 cycles at 95°C for 30 s, 60°C for 30 s, and 70°C for 30 s. PCR products were separated in 2% agarose gel electrophoresis in Tris-borate EDTA buffer and visualized by staining with ethidium bromide. Amplification of rejoined DNA was evident as a 186-bp band.

In Vivo DNA End-Joining Assay.
The pGL3 plasmid (Promega), in which expression of the luciferase gene is controlled by the CMV promoter, was used to evaluate correct nonhomologous end-joining activity that precisely rejoins broken DNA ends in vivo. The pGL3 plasmid was completely linearized by restriction endonuclease NarI (New England Biolabs), which cleaves within the luciferase coding region as confirmed by agarose gel electrophoresis. The linearized DNA was subjected to phenol/chloroform extraction and ethanol precipitation and dissolved in sterilized water. Before transfection, a 6-well plate was inoculated with approximately 5 x 104 cells/well and cultured for 24 h. The cells were then transiently transfected with 1 ug linearized pGL3 plasmid/well or 1 µg intact pGL3 plasmid/well using the LipofectAMINE reagent (Invitrogen) following the manufacturer's instructions. After 7 h of transfection, the transfection medium was replaced with regular culture medium. Cells were collected 48 h after transfection, and cell lysates were prepared according to the Promega instruction manual. Luciferase activity was measured using the Luciferase Reporter Assay System (Promega) and a luminometer (Promega). The reporter plasmid was digested to

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completion with NarI within the luciferase coding region, and only precise DNA end-joining activity should restore the luciferase activity. The precise nonhomologous end-joining activity was calculated from the luciferase activity of linearized pGL3 plasmids compared with that of the uncut plasmids. Each experiment was repeated three times.
RESULTS

Expression of hTERT Induces Telomerase Activity in Two Independent Strains of NHOF. Two actively proliferating independent strains of NHOF (NHOF-1 at PD 41 and NHOF-2 at PD 37) were transfected with a plasmid (pCI-neo-hTERT) capable of expressing hTERT and neomycin phosphotransferase. Fifteen G418-resistant colonies of NHOF-1 and 12 colonies of NHOF-2 were cloned and tested for telomerase activity by the telomeric repeat amplification protocol assay. Among the fifteen G418-resistant cell clones of NHOF-1, two clones expressed telomerase activity when tested at PD 50 (clones FT-1 and FT-3). The parental NHOF and a control clone (Fneo), NHOF transfected with pCI-neo without hTERT cDNA, did not display telomerase activity (Fig. 1, A and B) . The telomerase-positive NHOF clones were serially subcultured to determine the effect of telomerase on replication and senescence of NHOF. Also, telomerase activity was tested again in FT-1 at PDs 62, 74, and 84 and in FT-3 at PDs 62, 76, and 86 (Fig. 1, A and B) . At PDs 62 and 74, FT-1 showed telomerase activity, which was decreased by 5.5-fold in cells at PD 74. A similar pattern of reduced telomerase activity was noted in FT-3 at higher PDs. Telomerase activity was not detected in FT-1 and FT-3 at PD 84 and PD 86, respectively, although these clones continued to replicate exponentially (Fig. 1, A and B) . FT-3 expressed approximately four times less telomerase activity than FT-1 at all times tested. Thus, telomerase activity was only transiently expressed in the hTERT-transfected NHOF clones.

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The 12 G418-resistant cell clones established from NHOF-2 were also tested for hTERT expression by the telomeric repeat amplification protocol assay. Among the 12 G418-resistant cell clones, 1 clone (T-11) expressed telomerase activity (Fig. 1C) . The parental NHOF and three clones transfected with the empty vector (N-1, N-2, and N-p) did not display telomerase activity. hTERT/Telomerase Decreases the Mutation Frequency of a Shuttle Vector in NHOF Treated with a DNA-Damaging Agent. To investigate the effect of telomerase on DNA repair, we compared the mutation frequency of pS189 shuttle vector plasmids (25 , 34) in cells unexposed or exposed to the genotoxic agent MNNG. Because FT-1 and FT-3 cells showed a decreased expression of telomerase activity at PD 74 and a total loss of activity at PD 84 (Fig. 1) , we used cells at PD 65. The spontaneous mutation frequency (1/23,049) of the pS189 plasmid in the clones FT-1 and FT-3 was similar to that (1/28,131) in parental NHOF and in Fneo analyzed at PD 60 and PD 62, respectively during the exponential replication phase (Table 1) . After the cells were treated with MNNG, the mutation frequency of the shuttle vector was significantly increased in all of the tested cells. However, the magnitude of the increase was almost two times lower in FT-1 and FT-3 cells than that in the parental and Fneo cells (Table 1) . These data indicated that the expression of hTERT/telomerase activity either prevented the mutation of the plasmids or increased the repair of DNA damaged by MNNG. hTERT/Telomerase Enhances the Repair of MNNG-Damaged Exogenous DNA. The host cell reactivation assay is a method of investigating the DNA repair capacity of cells by quantifying the function of repaired exogenous DNA that had been damaged before introduction into cells (35, 36, 37) .

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The pGL3-Luc luciferase reporter plasmids were treated with 0, 50, or 100 ng/ml MNNG. The damaged plasmids were transiently transfected into parental NHOF (PD 60), Fneo (PD 62), FT-1 (PD 65), and FT-3 (PD 65). The luciferase activity was monitored in all tested cells. The hTERT-expressing fibroblasts demonstrated a significantly higher level of luciferase activity compared with the controls. At the higher (100 ng/ml) concentration of MNNG, the level was twice as high as in controls. The luciferase activity of undamaged plasmids was similar in the controls and the hTERT-transfected cells (Fig. 2A) .

Similar results were also obtained from the independent hTERT transfection study with the NHOF-2 strain. The three clones transfected with empty vector (N-1, N-2, and N-p) showed only 55% of the host cell reactivation activity detected in the hTERT-expressing clone (T-11; Fig. 2B ). hTERT/Telomerase Accelerates the NER Process of Cellular Gene. In mammalian cells, a variety of DNA lesions such as UV-induced CPDs are repaired by the NER pathway (38) . The NER pathway is divided into transcription coupled repair, which is restricted to the transcribed strand of transcriptionally active genes, and general genome repair, which acts on DNA lesions within the entire genome (38 , 39) . The effect of hTERT/telomerase on NER of the endogenous p53 gene was measured by the rate of removal of UV-induced CPDs from the individual strands of the gene sequence (40) . This assay involves both transcribing strand-specific NER and general NER. The parental, vector-transfected, and hTERT/telomerase-expressing fibroblasts at

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PD 65 were irradiated with 2.5 J/m2, and cellular DNA was isolated 0, 8, and 24 h after UV-irradiation. The extracted DNA was treated with T4V, which cleaves DNA containing UV-induced CPDs. The strand-specific removal of CPDs from a 16-kb EcoRI fragment of the cellular p53 gene was analyzed using a single-stranded 32P-labeled riboprobe specific for either the transcribed or nontranscribed strand of p53 (Fig. 3) . In the parental NHOF, within 8 h after UV-irradiation, 33% of the transcribed and 20% of the nontranscribed DNA strands were repaired, and within 24 h after UV-irradiation, 56% of the transcribed and 38% of the nontranscribed strands were repaired. In Fneo, the percentages of repair were 36% and 24% after 8 h and 68% and 44% after 24 h, respectively, for the two DNA strands. In the hTERT/telomerase-expressing cells, the NER activity was much faster. In the FT-1 clone, within 8 h after irradiation, 60% of the transcribed and 46% of the nontranscribed DNA strands were repaired, and within 24 h after UV-irradiation, 100% of the transcribed and 65% of the nontranscribed DNA strands were repaired. In the FT-3 clone, the repair percentages for the two DNA strands were 44% and 31% after 8 h and 90% and 45% after 24 h. The slower rate of NER repair in FT-3 than in FT-1 appears to reflect the lower expression of telomerase activity resulting from fewer active hTERT plasmids in FT-3. The delay in repairing the nontranscribed strand was not affected by telomerase activity. The NER assay was not performed with the T-11 clone.

hTERT/Telomerase Increases the DNA End-Joining Activity in NHOF.
DNA end-joining is part of the mechanism for repairing double-strand DNA breaks (41 , 42)

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, 42) . To determine whether hTERT/telomerase is directly involved with double-strand breaks repair, we carried out an in vitro end-joining assay using linearized plasmid and PCR amplification of rejoined DNA (Fig. 4A). The cellular extracts from FT-1 and FT-3 expressing telomerase activity at PD 62 showed 50-70% higher end-joining activity than that of Fneo at PD 69 within a 2-h incubation period (Fig. 4B). An additional control clone was also examined in this experiment. One of the 13 hTERT-transfected clones, FT-5, which failed to demonstrate telomerase activity, showed end-joining activity similar to that of the control (Fig. 4, A and B).

In the in vivo DNA end-joining assay, the three control clones with empty vector (N- 1, N-2, and N-p) showed only 58% of the DNA repair activity detected in the hTERT-expressing clone (Fig. 4C) . These data confirmed the results obtained from the hTERT-transfected NHOF-1 strain and indicated that hTERT/telomerase expression was associated with the enhancement of in vitro and in vivo DNA end-joining activity in NHOF.

Enhanced DNA Repair Activity Disappears When the Cells Lost Telomerase Activity.
We also compared the replication capacity of the hTERT-transfected NHOF-1 clones (FT-1 and FT-3) with that of the parental cells and the empty vector-transfected cells (Fig. 5A) . The parental cells and the vector-transfected control ceased dividing at PD 82 and PD 80, respectively, whereas the hTERT-transfected clones, FT-1 and FT-3 replicated for an additional 20 and 10 doublings, respectively. The T-11 clone is replicating at present, and the cells have not yet reached senescence.

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To determine whether the loss of telomerase activity and cellular replication arrest were caused by arrest of hTERT expression or by the loss of nonintegrated hTERT carrying plasmids, we investigated the physical status of the exogenous hTERT gene by Southern blot analysis of cellular DNA isolated from clones FT-1 and FT-3 (Fig. 5B) . The cellular DNA was digested with SalI, an enzyme that makes one cut in the pCI-neo-hTERT plasmid but does not cut within the cellular hTERT gene (43 , 44) . This enzyme should generate an 8.9-kb hTERT-specific DNA fragment if the pCI-neo-hTERT plasmid exists as an episome in cells and a single cellular hTERT band. As shown in Fig. 5B , an 8.9-kb hTERT-specific band was identified in the hTERT-transfected clones at PD 62 but was not seen in the parental NHOFs or in the vector-transfected control. This band was absent in the hTERT-transfected clones at PD 85. At PD 62, the FT-1 clone harbored more (22%) episomal exogenous hTERT gene than the FT-3 clone. An endogenous hTERT-specific band of approximately 23.1 kb was observed in all of the tested cells. These results indicated that the exogenous hTERT cDNA existed as an episomal form in the hTERT-transfected fibroblast clones. The diminution and eventual arrest of telomerase activity in the hTERT-transfected clones was correlated with loss of the exogenous hTERT plasmids. These findings also revealed a quantitative correlation between the number of surviving hTERT plasmids and telomerase activity as well as cellular replication capacity.

Using the host cell reactivation assay, we also compared the repair capacity of FT-1 cells at PD 92 (after they had lost telomerase activity but were still dividing exponentially) with that of FT-1 cells at PD 68 (when they were showing telomerase activity; Fig. 5C ). Whereas the luciferase activity of FT-1 at PD 68 was, as expected, significantly higher than that of the controls, the luciferase activity of FT-1 at PD 92 was similar to that of the

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control cells (Fig. 5C) . Moreover, FT-1 and FT-3 cells at higher PDs (PD 84 and PD 86, respectively) showed similar end-joining activity as the control cells, presumably due to loss of telomerase activity (Fig. 4, A and B) . This important finding showed that loss of telomerase activity caused the loss of enhanced DNA repair capacity in cloned NHOF of identical genotype

DISCUSSION

Because the FT-1 and FT-3 NHOF clones transfected with hTERT cDNA contained hTERT cDNA in an episomal form that was lost within 35 PDs after transfection, they provided us with critical unique features for investigating the role of hTERT/telomerase on DNA repair. If the foreign DNA had integrated into host chromosomal DNA, its function or effect may not have been precisely evaluated due to potential genetic alterations caused by gene silencing or mutation (45 , 46) . Also, FT-1 and FT-3 expressed hTERT and telomerase activity in a transient manner between PDs 41 and 84 but continued to divide exponentially for another 10 and 6 PDs, respectively. Therefore, we were able to compare the effect of hTERT on DNA repair, not only between transfected and parental (or control) cells, but also between the earlier stage of active hTERT and telomerase expression and the later stages, when hTERT and telomerase expression diminished and eventually ceased. This allowed us to accurately evaluate the effect of hTERT and telomerase activity on DNA repair in a direct and quantitative manner. The transient expression of telomerase activity in FT-1 and FT-3 extended their in vitro life span by 20 and 10 PDs, respectively, as compared with control cells. The rate of cell division remained same as that of the control cells, suggesting that hTERT/telomerase has no effect on the cell cycle. Also, the DNA proofreading (as detected by spontaneous mutagenicity) during the pS189 plasmid DNA replication was not affected (Table 1) . This is in agreement with the finding by Roques et al. (47) that the mutation frequency of microsatellite DNA in a shuttle vector was the same in parental and telomerase-immortalized human fibroblasts.

Because of the gradual decrease of telomerase activity in hTERT-transfected NHOF during cellular replication, we determined the DNA repair capacity at their peak level of telomerase expression (PD 65) during exponential replication. The control cells were also tested during their exponential replication phase. Telomerase activity reduced the mutation frequency of the pS189 plasmid replicating in FT-1 and FT-3 cells treated with MNNG by 2-fold. This represented a 2-fold acceleration of the repair of damaged DNA, both cellular and plasmid, within 24 h after MNNG treatment. This enhancement of DNA repair activity by hTERT was confirmed by host cell reactivation of the firefly luciferase gene in the pGL3-Luc plasmid damaged in vitro by MNNG and transfected into hTERT/telomerase-expressing NHOF. Within 48 h after transfection of the plasmids damaged with 100 ng/ml MNNG, luciferase activity was twice as high in FT-1 and FT-3 as in the control cells. However, it should be noted that the normal repair mechanism could function without hTERT, albeit at a slower rate, because a significant level of DNA repair occurred in the absence of hTERT, especially at the low MNNG dose (50 ng/ml) in parental NHOF and Fneo cells. Hence, hTERT and telomerase activity enhanced DNA

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activity enhanced DNA repair but is not required for DNA repair. It has also been reported that telomerase and ATM protect chromosome ends and double-stand breaks, thereby preventing chromosome rearrangements (48 , 49) . We also demonstrated that hTERT/telomerase activity accelerated in vitro DNA end-joining activity. Because Ku proteins are key molecules in the DNA end-joining pathway and physically associate with hTERT (9) , it appears that hTERT may facilitate their recognition of broken DNA ends. hTERT binds to total genomic DNA independently of hTR, which is required to bind to telomeric DNA (21) . It is well established that primary mammary epithelial cells that lack active telomerase develop chromosomal abnormalities and spontaneously become transformed when cultured in vitro (50 , 51) . Such cells are the progenitors of mammary carcinoma.
The increased efficiency of DNA repair by hTERT was not restricted to foreign episomal DNA, as demonstrated by the increased rate of NER of the endogenous cellular p53 gene. Thus the effect of hTERT was not an artifact on transfected unintegrated plasmid DNA with a different association of histones and other DNA-binding proteins normally associated with cellular chromosomal DNA. In hTERT/telomerase-expressing FT-1 cells, the NER rate was twice that of the control cells. In FT-3 cells expressing a lower level of hTERT/telomerase, the NER rate was faster than that in controls but slower than that in FT-1, demonstrating a quantitative relationship between the level of hTERT and its accelerating effect on the DNA repair mechanism. The nontranscribed DNA strand being replicated 3' 5' via Okasaki fragments must wait for repair of the transcribed strand and its replication beyond the repaired site (52) . Consequently, its repair rate was accelerated indirectly through acceleration of the complementary strand repair by hTERT, but the delay between repair of the two strands was unaffected by hTERT.
To eliminate the unlikely possibility that the enhanced DNA repair activity of the hTERT-expressing clones (FT-1 and FT-3) was due to some sort of selectivity, we transfected another strain of NHOF with the pCI-neo-hTERT plasmid. We observed similar results from two independent hTERT transfection studies. This indicated that hTERT expression is associated with increased DNA repair efficiency for different types of DNA damage induced in NHOF.
The increased efficiency of DNA repair was detected for different types of DNA damage that presumably required different repair mechanisms. The Sharma et al. (21) report added repair of ionizing radiation and DNA adducts to our data. Therefore, the role of hTERT in DNA repair did not appear to be restricted to a specific repair mechanism but to general factors involved in all forms of DNA repair. Some protein factors involved in DNA repair, DNA replication, or telomere maintenance, e.g., RAD-50, MRE-11, NBS, Ku, TRF-1, and TRF-2, form physical complexes with each other and with hTERT (2 , 9 , 13, 14, 15 , 53 , 54) . Therefore, it is not surprising that hTERT can accelerate the DNA repair process in a concentration-dependent manner. DNA damage itself does not induce hTERT expression.3 Judging from the ability of hTERT to form complexes with protein factors that bind to DNA ends and the kinetics of DNA repair in presence of excess hTERT, we speculate that hTERT facilitates DNA repair by recruiting the initiation factors to the DNA damage sites. However, unlike the report of Sharma et al. (21) , our in vitro and in vivo end-joining assays established a direct involvement of hTERT in double-strand break repair. The different experimental approaches used could be responsible for this discrepancy. Because our in vitro assay was PCR based, it was more sensitive than that used by Sharma et al. (21) . Moreover, using our in vivo assay, we could selectively

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measure accurate DNA end-joining activity in cells. The increased intracellular level of ATP induced by hTERT reported by Sharma et al. (21) as responsible for faster DNA repair kinetics is another possible mechanism by which hTERT accelerates DNA repair. However, the two possibilities are not mutually exclusive.

ACKNOWLEDGMENTS

We thank Dr. R. A. Weinberg for the pCI-neo-hTERT plasmid and Dr. E. J. Shillitoe (SUNY-Syracuse) for the shuttle vector pS189 and E. coli strain MBM7070.

FOOTNOTES

Grant support: Grants DE14147 and DE14635 funded by the National Institute of Dental and Craniofacial Research.
The costs of publication of this article were defrayed in part by the payment of page charges. This article must therefore be hereby marked advertisement in accordance with 18 U.S.C. Section 1734 solely to indicate this fact.
Requests for reprints: No-Hee Park, University of California Los Angeles School of Dentistry, CHS 53-038, 10833 Le Conte Avenue, Los Angeles, CA 90095-1668. Phone: (310) 206-6063; Fax: (310) 794-7734; E-mail: npark@dent.ucla.edu
3 Unpublished data.
Received 5/ 1/03; revised 12/29/03; accepted 12/31/03.

REFERENCES
Top
ABSTRACT
INTRODUCTION
MATERIALS AND METHODS
RESULTS
DISCUSSION
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HARVARD Medical Schools, Consumer Health Information

Cloned Cows Cells Stay Young April 28, 2000

WASHINGTON (AP) - Massachusetts scientists have cloned six cows that show none of the worrisome premature aging reported for Dolly the sheep. In fact, the cows' cells seem to have a surprisingly prolonged youth, a new study shows.

The finding is important because it could erase doubts about trying to use cloned cells to fight diseases, doubts raised when scientists discovered Dolly's cells appeared older than she was. But the cloned cows - the oldest turned a year old this week, while the others are 7 months old - have cells that appear as young as the cells of newborn calves, researchers with the biotechnology company Advanced Cell Technologies report in Friday's edition of the journal Science. Unlike Dolly, the cows were cloned from cells nearing the end of their lifespan. If even very old cells can have their "aging clock" essentially rewound, then scientists might one day be able to clone customized replacement tissues for patients suffering diabetes, Parkinson's or other diseases, say experts on cellular aging.

Does it also mean the cloned cows could live longer than normal? Maybe, says Advanced Cell Technologies' chief scientist, Dr. Robert Lanza. "There's a chance these could be the longest-lived cows on the planet."

But no one will know that for years, cautioned Thoru Pederson, a cellular biologist at the University of Massachusetts Medical School. After all, cows typically live 20 years, and there's more to aging than the cellular characteristic the company is investigating. "It's important not to overdramatize this as a 'fountain of youth' thing," stressed one of the nation's leading experts on cellular aging, Jerry Shay of the University of Texas Southwestern Medical Center.

Instead, Shays says, the study provides "the first very dramatic proof" that people's very old cells could one day be rejuvenated for tissue engineering.

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Cells can divide only a certain number of times before they die - about 70 times for human cells; around 60 times for cows.

All chromosomes have protective tips called telomeres that prevent a cell's genetic code from fraying during this cellular division. But each time the cell divides, the telomere gets a little shorter. It eventually becomes too short to protect the chromosome, so the cell can no longer divide and eventually dies.

Dolly was the first large animal to be cloned from genetic material extracted from an adult cell. She seems healthy. But last year, scientists discovered her telomeres were too short - while she was just 3, her genetic material was aging at the rate of the 6-year-old sheep from which she was cloned. Not only did that suggest Dolly could age and sicken prematurely, it meant any cloned cells one day developed as medical treatments might be too old to last in the body and fight disease. Now Advanced Cell Technologies has discovered the opposite effect: Its six new cloned cows have telomeres significantly longer than regular cows the same age - in other words, the cells look far younger than expected.

When cloned cow cells were put in a lab dish, they divided more than 90 times before dying, the researchers report in Science.

And the company just had four new calves born last month that had telomeres "longer than any I've ever seen," Lanza added. Why? Nobody knows.

The cow cloning process is done a little differently than Dolly was cloned. The sheep was cloned from a cell that temporarily stopped dividing, not a terribly old cell. In contrast, Lanza let cow cells divide in a dish for several months until they were at the very end of their lifespan, a period called senescence. He cloned only the oldest of these old cells, ones with incredibly short telomeres.

One theory: Putting super-old genetic material into an egg - the next step in cloning - may prompt the egg to overreact and ensure it produces an embryo with extra-long telomeres, Shay said. "This is good news," said Huber Warner, associate director of the National Institute on Aging. "This says telomeres can be repaired."

Copyright 2000 The Associated Press. All rights reserved.

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This Article

Abstract
PubMed Citation
Articles by WIEMANN, S. U.
Articles by RUDOLPH, K. L.
(The FASEB Journal. 2002;16:935-942.)
© 2002 FASEB

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Hepatocyte telomere shortening and senescence are general markers of human liver cirrhosis
STEFANIE U. WIEMANN1, ANDE SATYANARAYANA1, MARTINA TSAHURIDU1, HANS L. TILLMANN, LARS ZENDER, JUERGEN KLEMPNAUER*, PEER FLEMMING , SONIA FRANCO , MARIA A. BLASCO , MICHAEL P. MANNS and K. LENHARD RUDOLPH2
Department of Gastroenterology, Hepatology, and Endocrinology, Medical School Hannover, Germany;
* Department of Visceral Surgery, Medical School Hannover, Germany;
Department of Pathology, Medical School Hannover, Germany; and
Department of Immunology and Oncology, Centro National de Biotecnologia/CSIC, Madrid, Spain
2Correspondence: Department of Gastroenterology, Hepatology, and Endocrinology, Medical School Hannover, Carl-Neuberg-Str. 1, 30625 Hannover, Germany. E-mail: Rudolph.Lenhard@Mh-Hannover.de

Telomere shortening limits the number of cell divisions of primary human cells and might affect the regenerative capacity of organ systems during aging and chronic disease. To test whether the telomere hypothesis applies to human cirrhosis, the telomere length was monitored in cirrhosis induced by a broad variety of different etiologies. Telomeres were significantly shorter in cirrhosis compared with noncirrhotic samples independent of the primary etiology and independent of the age of the patients. Quantitative fluorescence in situ hybridization showed that telomere shortening was restricted to hepatocytes whereas lymphocytes and stellate cells in areas of fibrosis had significantly longer telomere reserves. Hepatocyte-specific telomere shortening correlated with senescence-associated B-galactosidase staining in 84% of the cirrhosis samples, specifically in hepatocytes, but not in stellate cells or lymphocytes. Hepatocyte telomere shortening and senescence correlated with progression of fibrosis in cirrhosis samples. This study demonstrates for the first time that cell type-specific telomere shortening and senescence are linked to progression of human cirrhosis. These findings give a novel explanation for the pathophysiology of cirrhosis, indicating that fibrotic scarring at the cirrhosis stage is a consequence of hepatocyte telomere shortening and senescence. The data imply that future therapies aiming to restore regenerative capacity during aging and chronic diseases will have to ensure efficient targeting of specific cell types within the affected organs.--Wiemann, S. U., Satyanarayana, A., Tsahuridu, M., Tillmann, H. L., Zender, L., Klempnauer, J., Flemming, P., Franco, S., Blasco, M. A., Manns, M. P., Rudolph, K. L. Hepatocyte telomere shortening and senescence are general markers of human liver cirrhosis.

Key Words: telomerase * regeneration * chronic disease * fibrosis * stellate cell activation

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INTRODUCTION

IN HUMANS, CIRRHOSIS is induced by a broad variety of hepatotoxins. Regardless of its etiology, cirrhosis evolves slowly over many years, and chronic hepatocyte death and renewal are major predisposing factors (1 2 3) . Although many studies have addressed the common end points of cirrhosis, little is known about the molecular lesions governing the progressive induction of cirrhosis during its long latency. Classical explanations propose that long-standing organ architectural changes induced by processes such as chronic inflammation, cytokine production, extracellular matrix reorganization, among others, become irreversible at some undefined point (1 2 3) . Another not mutually exclusive thesis has proposed that sustained cellular turnover in chronic liver disease precipitates cellular senescence and/or crisis as a result of telomere shortening (4) .
Telomeres are specialized nucleoprotein structures at the end of eukaryotic chromosomes (5) . Continuous shortening of telomeres during each cell division limits the life span of primary human cells in vitro (6) . It is still a matter of debate to what extent telomere shortening affects organo-pathophysiology during aging (7) or chronic diseases that induce elevated rates of cell turnover (8 9 10 11) . The telomere hypothesis of liver cirrhosis proposes that chronic liver injury induces continual waves of liver destruction and regeneration, resulting in critical telomere shortening, which in turn culminates in hepatocyte replicative senescence or death and ultimately in liver cirrhosis (4) . Experimental merit for the telomere hypothesis of cirrhosis comes from studies in the telomerase-deficient mouse (mTERC-/-) showing defects in liver regeneration and a premature onset of cirrhosis in mice with short telomeres (12) . In humans, a variety of studies from Japan described shortening of telomere restriction fragments (TRFs) in cirrhosis induced by viral hepatitis in patients over 45 years (11 , 13 14 15) . Nevertheless, it remains an open question whether the shortening of telomeres is a consequence of continuous liver regeneration or a mechanistic factor triggering the development of cirrhosis.
To prove that telomere shortening plays a mechanistic role in human cirrhosis, it is necessary to show that telomere shortening is a general marker of cirrhosis independent of the etiology and patient’s age. Since the cellular composition of the liver changes significantly at the cirrhotic stage (formation of fibrotic septa and lymphocyte infiltration), a cell type-specific analysis of telomere length is another step in understanding the role of telomere shortening in cirrhosis. We have analyzed telomere length in 76 cirrhosis samples induced by a broad variety of liver diseases (viral hepatitis, autoimmune hepatitis, alcoholism, primary sclerosing cholangitis, and primary biliary cirrhosis) in patients spanning a broad age range. A cell type-specific analysis of the telomere length was conducted on hepatocytes, fibroblasts, and lymphocytes using interphase Q-FISH, and the

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prevalence of senescence in cirrhosis was followed using senescence-associated B-galactosidase (B-Gal) staining. Our studies demonstrate that telomere shortening is a disease and age-independent sign of human cirrhosis and that telomere shortening and senescence are specifically found in hepatocytes but not in other cell types in the cirrhotic liver. Hepatocyte telomere shortening and senescence correlate with progression of cirrhosis. Our data strongly support the telomere hypothesis of human cirrhosis, indicating that hepatocellular telomere shortening and senescence represent a molecular mechanism in the evolution of human cirrhosis.

Liver samples and histology
All liver samples were snap frozen in liquid nitrogen within 30 min after explantation and stored at -80deg. C.
Histological analysis was performed on formalin-fixed tissue samples at the Department of Pathology at the Medical School Hannover. The grade of inflammatory infiltration was scored on 52 cirrhosis samples by 2 investigators according to the Ishak criteria (16) (low grade, 18; moderate grade, 23; high grade, 11). The Child-Pugh criteria were used to classify disease progression in 72 samples according to standard criteria evaluating serum albumin, bilirubin, the grade of encephalopathia, ascites, and the prothrombin time (12 Child A cirrhosis, 32 Child B cirrhosis, and 28 Child C cirrhosis).
TRF length analysis
Genomic DNA was extracted with phenol-chloroform according to standard protocols. The DNA was rehydrated in TE buffer and an aliquot of undigested DNA was run in an agarose gel to exclude DNA degradation. For TRF length measurement, 4 µg of DNA was digested overnight with HinfI and RSA1 at 37deg. C. Complete digestion of the DNA samples was confirmed in a 1.5% agarose gel. Digested DNA was run in a 0.8% TAE gel overnight at 40 volts. Electrophoresis was stopped when the 2 kb size marker had run 14 cm into the gel. The high molecular weight marker and the 1 kb ladder (Life Technologies, Grand Island, NY) were used as size standards. After 20 min of denaturation and neutralization, the gel was dried for 1 h at 60deg. C in a vacuum dryer. One hour prehybridization and 4 h hybridization were performed at 37deg. C. The (TTAGGG)3 oligo-nucleotide was radioactive labeled and used for hybridization. After three washes in 0.25% SSC, 0.1% SDS, the gel was put on a PhosphorImager-screen overnight. The mean TRF length was calculated by measuring the signal intensity in 15 squares covering the

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entire TRF smear. All calculations were performed with PCbas and Excel (Microsoft) computer programs.
In situ Q-FISH on interphase nuclei
In situ Q-FISH on interphase nuclei was performed as described previously (16 , 17) . In brief, 7 µm sections were fixed in 4% paraformaldehyde in cacodylate buffer. After three washes in PBS, a second fixation was carried out in 4% formaldehyde, followed by enzymatic unmasking of the sections for 10 min at 37deg. C (enzyme mix: 100 mg pepsine/50 mg collagenase/100 mg dispase/84 µL concentrated HCl/100 mL water). Fixation and washing steps were repeated as described, followed by dehydration of the slides. After 3 min of denaturation at 80deg. C, hybridization was carried out for 2 h at room temperature (hybridization mix: (125 µL final volume): 2.5 µL 1 M Tris-Cl, pH 7.2/21.4 µL MgCl2 [25 mM MgCl2/9 mM citric acid/8.2 mM NaH2PO4, pH 7.4]/175 µL deionized Formamid/12.5 µL 10% (w/w) blocking reagent/5 µL 25 µg/mL PNA Cy3-telomere probe). The slides were washed twice in washing solution I (100 mL final volume: 70 mL formamide/1 mL 1M Tris-Cl, pH 7.2/1 mL 10% BSA stock solution/28 mL water), followed by three washes in washing solution II (15 mL 1M Tris-Cl, pH 7.2/15 mL 1.5 M NaCl/120 µL Tween 20 (0.08% final)/120 mL H2O). After dehydration, the sections were mounted with 1:1 (v;v) mixed mounting solution with/without DAPI. Pictures were taken at 2500 ms for the Cy3 images and at 100 ms for the DAPI images. To facilitate the identification of different cell types in the cirrhosis samples, hematoxylin/eosin counterstaining was performed on consecutive sections used for Q-FISH analysis. The quantification of the telomere fluorescence intensity was performed using TFL-TELO V1.0, a telomere analysis program developed by P. Lansdorp. To facilitate day-to day comparison, one standard sample was photographed and analyzed for each individual session. To compare the cell type-specific fluorescence intensity of telomere signals between different cirrhosis samples, the mean fluorescence of hepatocytes was set to 100 units and the fluorescence intensities of the other cell types were adjusted using the same calculation factor. In total, the fluorescence intensities of telomere spots were analyzed from 247 hepatocytes, 170 stellate cells, and 26 lymphocytes in 6 cirrhotic samples with severe fibrosis, from 52 hepatocytes in 2 cirrhosis samples with mild fibrosis, and from 78 hepatocytes in 1 noncirrhotic sample.
Senescence-associated B-Gal staining
Senescence-associated B-Gal staining was performed as described previously (18) . In brief, 7 µm cryostat sections were fixed in 3% formaldehyde for 3-5 min, followed by three washes in PBS at room temperature. The slides were immersed in freshly prepared senescent-associated B-gal staining solution (1 mg/mL of 5-bromo-4-chloro-3-indolyl B-D galactoside (X-gal) in DMF/40 mM citric acid/sodium phosphate (pH 6.0)/5 mM potassium ferrocyanide/5 mM potassium ferricyanide/150 mM NaCl/2 mM MgCl2) and incubated at 37deg. C for 14-16 h. The stained sections were washed twice with PBS and counterstained for 1 min with eosin. The excess counterstain was removed by two washes in PBS. The samples were analyzed by two independent investigators in a blinded fashion. All samples were stained in triplicate.

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Shortening of TRFs is a disease-independent marker of cirrhosis
To test whether telomere shortening is a general marker of cirrhosis independent of its etiology. Telomere length was analyzed on a large selection of cirrhosis samples induced by a broad variety of different liver diseases. A total of 96 liver samples derived from explanted livers of patients undergoing liver transplantation at the Medical School Hannover, Germany, during 1993-2001 were used for this study. Noncirrhotic control samples (n=20) were derived from patients with acute liver failure, cystic liver disease, or liver surgery due to metastatic liver tumors. Cirrhotic liver samples (n=76) were derived from patients with chronic viral hepatitis (n=27), autoimmune hepatitis (n=11), primary sclerosing cholangitis (n=20), primary biliary cirrhosis (n=13), and alcoholic liver disease (n=5). The length of TRFs was analyzed using DNA extracted from whole organ samples. The mean TRF length was significantly shorter in cirrhotic livers than with noncirrhotic samples (Fig. 1 A; mean TRF length of cirrhotic samples: 7.35 kb, range: 5.7-9.5kb; mean TRF length of noncirrhotic samples: 9.15 kb, range: 7.5-11.5 kb; P=0.0001). Telomeres were uniformly short at the cirrhosis stage independent of its etiology (Fig. 1B, C) and each cirrhosis subgroup had significantly shorter TRFs compared with the controls (Fig. 1B), demonstrating that telomere shortening is a disease-independent marker of cirrhosis.

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Shortening of TRFs is an age-independent marker of cirrhosis
To further characterize telomere shortening as a general marker of cirrhosis, TRF length of cirrhotic and noncirrhotic samples was correlated to the age of the patients at the time of surgery. The mean age of patients in the control group was 37.6 years (range: 16-62 years). The mean age of patients in the cirrhosis group was 43.1 years (range: 21-66 years). In the different subgroups of cirrhosis, the mean age was as follows: 47.7 years for patients with chronic viral hepatitis (range: 20-65), 29.1 years for patients with AIH (range: 20-41), 51.8 years for patients with alcoholic liver disease (range: 41-59), 36.8 years for patients with PSC (range: 21-60), and 42.4 years for patients with PBC (range: 25-66). In noncirrhotic samples, the mean TRF length showed a significantly age-dependent decline (Fig. 2 A, P=0.0076). In contrast, TRFs of cirrhotic samples were similarly short at every given age, showing a weak but not significant age-dependent decrease (Fig. 2D , P=0.09). Similarly, none of the cirrhosis subgroups showed a significant age-dependent decrease in TRF length (Fig. 2B-E , data not shown for alcoholic liver disease). Together, these data demonstrate that telomere shortening is an age- and disease-independent marker of cirrhosis.

Masking of telomere shortening during cirrhosis progression by organ architectural changes

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To test the correlation between telomere shortening and cirrhosis progression, the grade of cirrhosis was characterized in 72 cirrhosis samples using the Child-Pugh criteria, a clinical score to measure severity of cirrhosis (A, mild cirrhosis; B, moderate cirrhosis; C, severe cirrhosis). Surprisingly, there was no significant correlation between the TRF length and the cirrhosis stage in our survey (Fig. 3 A). These data indicate that either telomeres had reached a critically short length at the onset of cirrhosis, not allowing further telomere attrition, or changes in the cellular composition of the cirrhotic liver would affect the average TRF length of whole organ samples. Cirrhosis is characterized by increasing fibrosis of the liver often associated with significant inflammatory infiltration of the organ. These changes in the cellular composition during progression of cirrhosis could affect the overall telomere length of whole organ samples, possibly counteracting telomere shortening in hepatocytes, the cell type predominantly affected by chronic liver diseases. To test this possibility, the rate of inflammatory infiltration was determined in 52 of the cirrhosis samples using the Ishak classification, a pathological score to qualify inflammatory infiltration in cirrhosis (19) . TRFs were significantly shorter in cirrhosis samples showing low inflammatory infiltration compared with cirrhosis samples showing high rates of inflammatory infiltration (mean length: 6.95 kb vs. 7.7 kb, P=0.006, Fig. 3B ). This analysis revealed that within the subgroup of liver samples showing low rates of lymphocytic infiltration, TRFs were significantly shorter in severe cirrhosis (Child C: 6.8kb, Fig. 3C ) vs. mild cirrhosis (Child A: mean length 7.6kb, P=0.04, Fig. 3C ). Together, these data show that telomere shortening correlates to cirrhosis progression but that changes in the cirrhotic liver, such as lymphocyte infiltration, counteract this correlation.

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Hepatocyte-specific telomere shortening in cirrhosis
To directly assess which cell type in the cirrhotic liver shows telomere shortening, quantitative fluorescence in situ hybridization (Q-FISH) on interphase nuclei was performed on frozen sections of cirrhotic livers using a telomere-specific PNA probe (16 , 17) . In cirrhosis samples, three distinct cell populations are distinguishable by cell morphological aspects visualized by counterstaining using DAPI and hematoxylin/eosin solution (Fig. 4 A-C): 1. Hepatocytes are located in regenerative nodules with round nuclei and a large cytoplasm (Fig. 4A, B ), 2. Stellate cells appear densely packed in fibrotic septa as elongated cells with elongated nuclei (Fig. 4A, B ), 3. Lymphocytes in inflammatory infiltrates are characterized by densely packed populations of cells with round nuclei and very small cytoplasm, mainly located within fibrotic septa (Fig. 4C ). When the fluorescence intensity of telomeres was analyzed specifically in hepatocytes, a significantly weaker mean fluorescence intensity was detected in cirrhosis (mean: 100 units) compared with noncirrhotic controls (mean: 212 units, P<0.0001, Fig. 4D ). Using this method, the difference between cirrhosis and noncirrhotic controls was more pronounced than the difference in mean TRF length detected by Southern blotting (Fig. 1A ), indicating that telomere shortening in cirrhosis predominantly affects hepatocytes. To further characterize cell type-specific telomere length in cirrhosis the fluorescence intensity of telomeres was compared between hepatocytes, stellate cells and lymphocytes within individual sections of cirrhosis of different etiologies. Independent of the etiology, fluorescence intensity was significantly weaker in hepatocytes (mean: 100 units) compared with stellate cells (mean: 147 units, P<0.0001, Fig. 4D, E ) or lymphocytes (mean: 214, P<0.0001, Fig. 4D ) in all cirrhosis samples tested. Hepatocytes had reduced mean and maximal fluorescence intensities compared with the stellate cells and a higher percentage of hepatocellular telomere spots had minimal fluorescence intensities (Fig. 4E ). These data demonstrate that telomere shortening in cirrhosis predominantly affects hepatocytes whereas other cell types in the cirrhotic liver have longer telomere reserves.

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Hepatocyte-specific senescence in cirrhosis

If telomere shortening limits the regenerative capacity of hepatocytes signs of cellular senescence might be detectable in hepatocytes at the cirrhosis stage. To test this possibility, B-Gal staining was conducted on 49

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of the cirrhosis samples and 15 of the control samples. An association between B-Gal activity at pH6 and cellular senescence has first been described for cells in tissue culture (20) . An increase in B-Gal-positive keratinocytes in the skin of humans during aging (18) and an increase of B-Gal-positive liver cells in precirrhotic liver affected by chronic viral hepatitis (21) have been described. Nevertheless, background activity of B-Gal not linked to cellular senescence has been reported (22) , indicating the need to evaluate B-Gal staining in correlation with telomere length. In our survey, a strong correlation between senescence-associated B-Gal activity and cirrhosis was detectable: 41 of 49 cirrhosis samples (84%) had B-Gal activity, whereas only 1 of 15 control samples (7%) showed very weak B-Gal activity (Fig. 5 A, P<0.0001). B-Gal activity was detectable at a high frequency in all subgroups of cirrhosis: in 90% of the AIH, 75% of the viral hepatitis, 85% of the PSC, 86% of the PBC, and 86% of the cirrhosis samples induced by alcoholism (Fig. 5B ). Concordant with our data on hepatocyte-specific telomere shortening in cirrhosis (see above), only hepatocytes stained positive for B-Gal whereas stellate cells in fibrotic septa did not stain positive for B-Gal in any samples tested (Fig. 5C ). The B-Gal staining pattern of hepatocytes in cirrhosis is markedly pronounced at the edge of regenerative nodules as opposed to the center of the nodules (Fig. 5C ). Since the regenerative nodules in the cirrhotic liver represent clonal expansion of regenerating hepatocytes, the cells at the edge of these nodules have undergone more cell divisions than cells in the center, providing a possible explanation for the increase in senescence-associated B-Gal activity in these regions. Quantification of the percentage of B-Gal-positive hepatocytes within cirrhosis samples showed that 32% of the cirrhosis samples have a weak B-gal activity (<5% of the hepatocytes), 32% have a moderate activity (5-15% of the hepatocytes), and 36% show strong activity (>15% of the hepatocytes). In vitro studies of human fibroblasts have shown that proliferation significantly decreases before end-stage senescence (23) and that the rate of B-Gal-positive cells at this stage is 11% similar to the rate of B-Gal-positive hepatocytes detectable in the vast majority of cirrhosis samples in our survey (68%). Together, our data show that there is a significant rate of hepatocellular senescence in cirrhosis limiting the regenerative capacity of the injured organ, thereby perturbing the balance of injury and regeneration, culminating in fibrotic scarring.

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Hepatocyte telomere shortening and senescence correlate to fibrosis progression in cirrhosis

To test the hypothesis that limitation of hepatocyte regeneration by telomere shortening and senescence triggers fibrotic scarring, we evaluated the correlation between hepatocellular telomere length and fibrosis and between the rate of senescent hepatocytes (B-Gal positive) and fibrosis. Cirrhosis samples were grouped into samples with mild fibrosis and samples with severe fibrosis according to the Ishak criteria (19) . In line with our hypothesis, this analysis showed that samples with severe fibrosis have significantly shorter telomeres and higher rates of hepatocyte senescence than samples with milder fibrosis (Fig. 6 A, B).

Our study shows that telomere shortening is a disease- and age-independent sign of liver cirrhosis in humans. Telomere shortening is present in cirrhosis induced by viral hepatitis (chronic hepatitis A and B), toxic liver damage (alcoholism), autoimmunity,

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and cholestasis (PBC and PSC); telomeres are uniformly short in cirrhosis independent of the age of the patients. We show that telomere shortening and senescence specifically affect hepatocytes in the cirrhotic liver and that both parameters strongly correlate with progression of fibrosis during cirrhosis.

Our data support the telomere hypothesis of human cirrhosis (4 , 12) , suggesting that chronic hepatocyte damage and concomitant hepatocyte regeneration accelerate telomere shortening in hepatocytes. When hepatocytes reach the senescent stage, liver regeneration decreases but the chronic liver damage continues. At this stage of disease, other cell types, like hepatic stellate cells, which usually do not participate in the regenerative process, become activated and form fibrotic scar tissue in areas of hepatocyte loss (Fig. 7 ). This model gives a plausible explanation for the long latency of cirrhosis induced by a variety of chronic liver diseases. Further support for this model comes from the observation that hepatocellular proliferation in response to chronic liver injury dramatically decreases at the cirrhosis stage (24 25 26 27) and that cell cycle inhibitors like p53 and p21 are overexpressed in cirrhosis (28 , 29) similar to the accumulation of p53 in senescent cultures (23 , 30) . The incidence of accelerated cirrhosis in telomerase-deficient mice (mTERC-/-) with short telomeres compared with mice with longer telomeres gives experimental support for telomere hypothesis of human cirrhosis (12) .

Our study implicates that an effective treatment of disease stages associated with telomere shortening during aging (7) and chronic high turnover diseases (8 9 10 11) would require the targeting of a specific cell type within the affected organ. The data implicate that a hepatocyte-directed therapy to restore telomere length could potentially rescue cirrhosis in chronic liver diseases. In line with this hypothesis, telomerase gene delivery by adenovirus vectors prevents cirrhosis formation in mice with short telomeres (12) . Nevertheless, it remains to be explored to what extent cirrhosis can be rescued in advanced stages of the disease. Since cellular senescence is generally considered to be irreversible, an activation of telomerase in end-stage cirrhosis could come too late. A potential downside of telomerase therapy could be an elevated risk of liver cancer, which is associated with telomerase reactivation in > 80% of the cases (31) . It has been shown that telomere shortening inhibits tumorigenesis in mTERC-/- mice that retain functional p53 (17 , 32 , 33) .

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A careful evaluation of a telomerase therapy for cirrhosis is needed. It will be important to identify the signals inducing hepatocellular senescence once telomeres have reached a critically short length. The tumor suppressor p53 has been identified as a downstream target of short dysfunctional telomeres in mouse (34) and human cells (35) . Inhibition of p53 rescues the adverse effects of telomere dysfunction (34) . The data on accumulation of p21 in cirrhotic samples (28 , 29) indicate this pathway might also be activated at the cirrhosis stage. However, the mechanism of p53 activation and the role of other pathways in response to critical telomere shortening remain to be identified. The detailed characterization of such signals will possibly identify new targets besides telomerase for the treatment of cirrhosis, other chronic disease and disease stages associated with loss of regenerative capacity during aging.

ACKNOWLEDGMENTS

We thank Prof. Ungewickell, Prof. Schlegelberger, Dr. Brandes, and Dr. Wilkens for help with the fluorescence microscopy, Mrs. Weier for help with cryostat sections, and Dr. R. Greenberg for critical reading of the manuscript. K.L.R is supported by grants of the Deutsche Forschungsgemeinschaft (Ru 745/2-1) and of the Deutsche Krebshilfe e.V. (10-1809-Ru1), H. T. is supported by a grant of the Deutsche Forschungsgemeinschaft (SFB 265/C5), M.A.B. is supported by grants of the Spanish Ministry of Science and Technology, from the European Union and by the Department of Immunology and Oncology (CSIC-Pharmacia Corporation).

FOOTNOTES

1 The first three authors contributed equally to this work.
Received for publication December 17, 2001. Revision received February 28, 2002.

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Biodegradable nanoparticles for drug and gene delivery to cells and tissue
Jayanth Panyama and Vinod Labhasetwar , , a, b

a Department of Pharmaceutical Sciences, University of Nebraska Medical Center, Omaha, NE 68198, USA
b Department of Biochemistry and Molecular Biology, University of Nebraska Medical Center, Omaha, NE 68198, USA

Received 22 April 2002; accepted 16 September 2002. ; Available online 4 December 2002.

Abstract
Biodegradable nanoparticles formulated from poly ( -lactide-co-glycolide) (PLGA) have been extensively investigated for sustained and targeted/localized delivery of different agents including plasmid DNA, proteins and peptides and low molecular weight compounds. Research about the mechanism of intracellular uptake of nanoparticles, their trafficking and sorting into different intracellular compartments, and the mechanism of enhanced therapeutic efficacy of nanoparticle-encapsulated agent at cellular level is more recent and is the primary focus of the review. Recent studies in our laboratory demonstrated rapid escape of PLGA nanoparticles from the endo-lysosomal compartment into cytosol following their uptake. Based on the above mechanism, various potential applications of nanoparticles for delivery of therapeutic agents to the cells and tissue are discussed.
Author Keywords: Nanotechnology; Sustained release; Biodegradable polymers; Protein delivery; Gene therapy

Article Outline
1. Significance of nanotechnology for drug therapy
2. Nanoparticles
2.1. Significance of particle size
2.2. Biodegradable polymers PLGA and PLA
2.3. Intracellular trafficking
2.4. Therapeutic applications of PLGA nanoparticles
2.4.1. Sustained gene delivery
2.4.2. Protein delivery
2.4.3. Vaccine adjuvant
2.4.4. Intracellular targeting
3. Tissue targeting
3.1. Pathophysiological disease conditions where localized and sustained delivery are important

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3.2. Restenosis following vascular intervention: a continuing problem
3.3. Catheter-based local delivery of nanoparticles for restenosis
4. Future prospects
Acknowledgements
References

1. Significance of nanotechnology for drug therapy
In recent years, significant effort has been devoted to develop nanotechnology for drug delivery since it offers a suitable means of delivering small molecular weight drugs, as well as macromolecules such as proteins, peptides or genes by either localized or targeted delivery to the tissue of interest [1]. Nanotechnology focuses on formulating therapeutic agents in biocompatible nanocomposites such as nanoparticles, nanocapsules, micellar systems, and conjugates. Since these systems are often polymeric and submicron in size, they have multifaceted advantages in drug delivery. These systems in general can be used to provide targeted (cellular/tissue) delivery of drugs, to improve oral bioavailability, to sustain drug/gene effect in target tissue, to solubilize drugs for intravascular delivery, and to improve the stability of therapeutic agents against enzymatic degradation (nucleases and proteases), especially of protein, peptide, and nucleic acids drugs [1]. The nanometer size-ranges of these delivery systems offer certain distinct advantages for drug delivery. Due to their sub-cellular and sub-micron size, nanoparticles can penetrate deep into tissues through fine capillaries, cross the fenestration present in the epithelial lining (e.g., liver), and are generally taken up efficiently by the cells [2]. This allows efficient delivery of therapeutic agents to target sites in the body. Also, by modulating polymer characteristics, one can control the release of a therapeutic agent from nanoparticles to achieve desired therapeutic level in target tissue for required duration for optimal therapeutic efficacy. Further, nanoparticles can be delivered to distant target sites either by localized delivery using a catheter-based approach with a minimal invasive procedure [3] or they can be conjugated to a biospecific ligand which could direct them to the target tissue or organ [1].
While different aspects of nanoparticles and microparticles have been reviewed in detail elsewhere [4, 5, 6, 7, 8 and 9], the information about the mechanism of their intracellular uptake, different pathways of their uptake, intracellular trafficking and sorting into different intracellular compartments, and the mechanism of enhanced therapeutic efficacy of the nanoparticle-encapsulated agent both in vitro and in vivo is more recent and is the primary focus of the review. This report also overviews the new potential therapeutic applications of nanoparticles based on their mechanism of action. While in recent years the micellar systems and gel systems (e.g. nanogels) have also been included under the term "nanoparticles", the term nanoparticles is restricted to the polymeric matrix-like particulate systems in this review.
2. Nanoparticles
Nanoparticles are submicron-sized polymeric colloidal particles with a therapeutic agent of interest encapsulated within their polymeric matrix or adsorbed or conjugated onto the surface [10]. We have been investigating nanoparticles formulated using a FDA approved biodegradable and biocompatible polymers, poly ( -lactide-co-glycolide) (PLGA) with a therapeutic agent encapsulated into the polymer for localized and sustained drug and macromolecular delivery (Fig. 1) [11, 12, 13, 14 and 15].

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2.1. Significance of particle size
The sub-micron size of nanoparticles offers a number of distinct advantages over microparticles. Nanoparticles have in general relatively higher intracellular uptake compared to microparticles. This was demonstrated in our previous studies in which 100 nm size nanoparticles showed 2.5 fold greater uptake compared to 1 μm and 6 fold higher uptake compared to 10 μm microparticles in Caco-2 cell line [16]. Similar results were obtained when these formulations of nano- and microparticles were tested in a rat in situ intestinal loop model. The efficiency of uptake of 100 nm size particles was 15-250 fold greater than larger size (1 and 10 μm) microparticles [17]. In the above rat study, we found that nanoparticles were able to penetrate throughout the submucosal layers while the larger size microparticles were predominantly localized in the epithelial lining [17]. Others have shown that nanoparticles can cross the blood-brain barrier following the opening of tight junctions by hyperosmotic mannitol. Such a strategy could provide sustained delivery of therapeutic agents for difficult-to-treat diseases like brain tumors [18]. Thus, our studies and those of others show that particle size significantly affects cellular and tissue uptake, and in some cell lines, only the submicron size particles are taken up efficiently but not the larger size microparticles (e.g. Hepa 1-6, HepG2, and KLN 205) [19]. In our recent in vitro studies, we have shown that serum does not affect the intracellular uptake of PLGA nanoparticles [20]. Thus these nanoparticles can be administered into systemic circulation without the problems of particle aggregation or blockage of fine blood capillaries.
2.2. Biodegradable polymers PLGA and PLA
A number of different polymers, both synthetic and natural, have been utilized in formulating biodegradable nanoparticles [1]. While synthetic polymers have the advantage of sustaining the release of the encapsulated therapeutic agent over a period of days to several weeks compared to natural polymers which have a relatively short duration of drug release, they are in general limited by the use of organic solvents and relatively harsher formulation conditions. The polymers used for the formulation of nanoparticles include synthetic polymers such as polylactide-polyglycolide copolymers, polyacrylates and polycaprolactones or natural polymers such as albumin, gelatin, alginate, collagen and chitosan [1]. Of these polymers, polylactides (PLA) and poly ( -lactide-co-glycolide) (PLGA) have been the most extensively investigated for drug delivery [21 and 22]. As polyesters in nature, these polymers undergo hydrolysis upon

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implantation into the body, forming biologically compatible and metabolizable moieties (lactic acid and glycolic acid) that are eventually removed from the body by the citric acid cycle. Polymer biodegradation products are formed at a very slow rate, and hence they do not affect the normal cell function. These polymers have been tested for toxicity and safety in extensive animal studies, and are currently being used in humans for resorbable sutures, bone implants and screws, and contraceptive implants [23 and 24]. These polymers are also used as graft materials for artificial organs, and recently as supporting scaffolds in tissue engineering research [22, 25 and 26].
The drug entrapped in PLGA matrix is released at a sustained rate through diffusion of the drug in the polymer matrix and by degradation of the polymer matrix [8]. Degradation of the polymer can be varied by changing block copolymer composition and molecular weight [27] and hence, the release of encapsulated therapeutic agent can be altered from days to months. Also, since microparticles formulated using PLGA containing the LHRH-agonist, leuprolide, are already being marketed [28], the formulation of PLGA nanoparticles can be analogously scaled to industrial manufacture. Several extrusion methods have been recently developed to formulate smaller size particles on a large scale [29].
PLGA nanoparticles are generally formulated using emulsion solvent evaporation or by solvent displacement techniques [21]. We have previously shown that a variety of therapeutic agents including low molecular weight lipophilic or hydrophilic drugs and high molecular weight DNA or antisense can be encapsulated in nanoparticles using emulsion solvent evaporation technique [10]. Polyvinyl alcohol (PVA) has been the most commonly used emulsifier for the formulation of PLGA nanoparticles because the particles formed using this emulsifier are relatively uniform and smaller in size, and are easy to redisperse in aqueous medium. Recently, we have shown that a fraction of PVA remains associated at the nanoparticle surface and affects the physical and cellular uptake properties of nanoparticles [20]. Nanoparticles with greater amount of associated PVA are relatively more hydrophilic and have reduced cellular uptake than that of particles with lower amount of associated PVA. Thus, the physical and cellular uptake properties of nanoparticles can be modulated by varying the amount of PVA that remains associated with nanoparticles.
2.3. Intracellular trafficking
Intracellular targeting refers to the delivery of therapeutic agents to specific compartments or organelles within the cell. The therapeutic agent could be a small molecular weight drug or a macromolecule like protein or DNA. Targeted delivery could result in higher bioavailability of a therapeutic agent at its site of action, thus simultaneously reducing both the total dose and the side effects associated with the drug. However, for a number of applications, it is not only important to deliver a therapeutic agent into a specific tissue but also to deliver it within a specific cellular compartment [30]. Poor permeability of the drug through cell membrane, low accessibility of the drug to its site of action within the cell, degradation of the drug in specific cell compartments or toxicity due to exposure of the drug and/or the delivery system to different cellular organelles [30, 31, 32 and 33] all require innovative solutions. Presence of efflux transporters such as Multi-drug Resistance Proteins (MRP) or membrane bound p-glycoprotein (p-gp) in tumor cells also require that dosed drug be optimally localized to its desired site of action within the cell without its exposure to these transporters [34 and 35].

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We have studied the uptake and distribution of nanoparticles in vascular smooth muscle cells and in vascular endothelial cells [36, 37 and 38]. The results indicate that nanoparticles are internalized efficiently through an endocytic process and that uptake is concentration- and time-dependent. Efficiency of nanoparticle uptake decreased at higher doses, suggesting that the uptake pathway is saturable. Uptake of particulate systems could occur through various processes such as by phagocytosis, fluid phase pinocytosis or by receptor-mediated endocytosis [39 and 40] ( Fig. 2). We have shown that in vascular smooth muscle cells, the nanoparticle internalization is in part through fluid phase pinocytosis and in part through clathrin-coated pits. We also observed that caveoli and phagocytosis are not involved in nanoparticle uptake in this cell line. Following their uptake, nanoparticles were shown to be transported to primary endosomes and then probably to sorting endosomes. From sorting endosomes, a fraction of nanoparticles is sorted back to the cell exterior through recycling endosomes while the remaining fraction is transported to secondary endosomes, which then fuse with lysosomes. We have further shown that nanoparticles escape the endo-lysosomes and enter the cytosolic compartment. Time-dependent uptake studies showed that nanoparticles escaped the endo-lysosomes within 10 min of incubation and entered the cytoplasmic compartment. Surface charge reversal of nanoparticles selectively in the acidic pH of endo-lysosomes is proposed as the mechanism responsible for the endo-lysosomal escape of the nanoparticles (Fig. 3). Surface charge reversal results from transfer of protons/hydronium ions from bulk solution to nanoparticle surface under acidic conditions [41]. Transmission electron microscopy of the cells exposed to nanoparticles revealed nanoparticles interacting with vesicular membranes inside the cell, probably because of their cationization in the vesicles. This could lead to localized destabilization of the membrane and the escape of nanoparticles into cytoplasmic compartment. Fig. 4 demonstrates localization of nanoparticles in the cytoplasm. The above mechanism of nanoparticle escape was further confirmed by studies with polystyrene nanoparticles, which do not exhibit surface charge reversal with change in pH and were seen not escaping the endo-lysosomal compartment [36].

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Nanoparticle amounts inside the cell are maintained as long as nanoparticles are present in the outside medium. Once the external concentration gradient is removed, exocytosis of nanoparticle begins and results in a drop of about 65% of the initial levels in about 30 min. However, at least 15% of the initial nanoparticle levels were maintained at the end of 6 h. Interestingly, we have observed that this nanoparticle exocytosis was inhibited in serum free medium. Protein (albumin) present in the serum was found to be responsible for inducing nanoparticle exocytosis [37]. Albumin is probably adsorbed onto nanoparticles and/or carried along with nanoparticles, which in turn could interact with the exocytic pathway leading to an increased exocytosis of nanoparticles [42]. In recent studies, we have shown sustained (2 weeks) and greater antiproliferative effect of dexamethasone-loaded nanoparticles in smooth muscle cells. The effect was transient (3 days) with the drug in solution and lasted as long as the drug was present in the medium. Once the medium was changed, the antiproliferative effect of the drug in solution was not seen whereas in case of drug-loaded nanoparticles, the antiproliferative effect of the drug was retained even when the medium was changed [36]. Results of these studies thus demonstrate that a fraction of nanoparticles retained intracellularly is effective in demonstrating the antiproliferative effect of the encapsulated drug.
While the drop in intracellular nanoparticle levels could lead to lower efficiency of nanoparticle-encapsulated therapeutic agent, it has to be realized that nanoparticle concentration outside the cell may not fall so rapidly in vivo. It has been previously demonstrated that when nanoparticles are delivered locally into the vascular tissue, drug levels in the tissue are sustained for at least up to 7-14 days [43]. Thus, in vivo, there could be a constant presence of nanoparticles next to or near the cells, which might lead to mass transport equilibrium being reached, resulting in higher intracellular nanoparticle levels. Although the dynamics of endocytosis and exocytosis in vivo could be different from that observed in vitro, it is important to understand the factors affecting the cellular uptake of nanoparticles, and their intracellular trafficking and sorting mechanisms to further explore the drug delivery applications of nanoparticles.

2.4. Therapeutic applications of PLGA nanoparticles

2.4.1. Sustained gene delivery
Rapid escape of nanoparticles from the degradative endo-lysosomal compartment to the cytoplasmic compartment [36] and their sustained intracellular retention suggest that

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nanoparticles containing encapsulated plasmid DNA could serve as an efficient sustained release gene delivery system [14]. The therapeutic efficacy of the nanoparticles could be due to their ability to protect the therapeutic agent from degradation due to lysosomal enzymes. Hedley et al. have demonstrated protection of DNA from nucleases when encapsulated into PLGA microspheres [44]. Following their intracellular uptake and endo-lysosomal escape, nanoparticles could release the encapsulated DNA at a sustained rate resulting in sustained gene expression. Using marker genes (fire fly luciferase and heat sensitive human placental alkaline phosphatase) encapsulated in nanoparticles, we have demonstrated gene expression in cell culture in the presence of serum. In a rat bone osteotomy model, sustained gene expression was observed in tissue retrieved from the gap 5 weeks after the surgery [14]. This gene delivery strategy could be used to facilitate bone healing using therapeutic genes such as bone morphogenic protein.

In another study, we used PLGA emulsion containing alkaline phosphatase as a marker gene for coating gut suture [45]. The gene-coated suture was used to close an incision in the rat skeletal muscles. Two weeks after the surgery, tissue from the incision site demonstrated gene expression. Gene-coated sutures encoding a growth factor such as vascular endothelial growth factor could facilitate wound healing. Sustained marker gene expression with plasmid DNA containing PLGA nanoparticles both in vitro and in vivo has also been demonstrated by Cohen et al. [46]. While gene transfection with nanoparticles was significantly lower than that observed with liposomes in vitro, it was one to two orders of magnitude higher in vivo. Further, nanoparticle-mediated in vivo gene transfection was observed for up to 28 days, suggesting the application of nanoparticles for sustained gene expression [46].
PLGA nanoparticles formulated using a double emulsion solvent evaporation technique usually results in the formation of particles with heterogeneous size distribution. We investigated the gene transfection levels of different size fractions of nanoparticles. Nanoparticle fractions were separated by membrane filtration (100 nm size cut-off), and the transfection levels of the different fractions were evaluated in cell culture. We have shown that lower size nanoparticle fraction produced 27-fold higher transfection in COS-7 cells and 4-fold higher transfection in HEK 293 cells for the same dose of nanoparticles [47]. Higher transfection efficiency of the smaller size fraction was not related to the differences in the DNA loading, cellular uptake or the release of DNA from the two fractions. The results of these studies suggest that smaller particle size and uniform particle size distribution are important to enhance the nanoparticle-mediated gene expression.

One limiting factor in gene therapy is the toxicity of expression vectors [48], which most often limits the dose of DNA that can be delivered. Our studies have shown that nanoparticles are not toxic in vitro to cultured cells ( Fig. 5) [38] nor in vivo as shown in various studies. Nanoparticles administered intravascularly in arterial tissue did not show untoward effects in chronic pig and rat models of restenosis, demonstrating the long-term biocompatibility of nanoparticles [11 and 49]. Therefore, even if the amount of DNA associated with nanoparticles (1:50 w/w) is relatively lower than that in cationic polymer (1:0.4 to 1:6) or lipid based systems (1:2 to 1:6), the dose of nanoparticles could be increased to deliver the required amounts of DNA without the concerns over nanoparticle-associated toxicity. Recently, new efforts are being made to enhance DNA entrapment in nanoparticles by condensing them prior to encapsulation, or synthesizing

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novel polymers with cationic groups that would condense DNA into the nanoparticle matrix. It is quite possible that some transfecting agents, which show high transfection efficiency in vitro, are not as effective in vivo because the vector itself causes tissue toxicity, thus reducing the transfection efficiency [46]. It is now an accepted fact that the safety of the expression vector in vivo is equally important as the efficiency of gene expression to the success of gene therapy [50].

It is hypothesized that slow release of DNA from PLGA nanoparticles intracellularly would be effective in achieving sustained gene expression in the target tissue. Sustained and regulated gene expression is probably more important in treating certain localized disease conditions such as cardiac and limb ischemia by inducing neovascularization in the damaged tissue using genes encoding pro-angiogenic growth factors [51]. It has been shown that unregulated over-expression of growth factors for angiogenesis therapy could lead to tumor formation instead of therapeutic angiogenesis [52]. Similarly, sustained gene expression has been shown to be effective in bone regeneration using a collagen matrix for DNA delivery [53]. Restenosis, a vasculoproliferative condition that occurs following coronary balloon angioplasty procedure, is another example of a pathological condition where sustained expression of a gene in the target artery having antiproliferative effect could be more effective [54]. Thus, just as in drug therapy where the optimal dose and the duration of therapy is important, in gene therapy too the optimized level of gene expression for a sufficient period of time could be more effective in certain disease conditions. Therefore, optimal gene delivery would depend on the requirements of different disease conditions. Certain disease conditions are localized whereas others require systemic therapy. For systemic gene therapy, however, the knowledge of optimal plasma levels of expressed proteins is necessary.

2.4.2. Protein delivery
Therapeutic proteins and peptides can be encapsulated into nanoparticles using double emulsion solvent evaporation techniques. We are investigating VEGF-encapsulated nanoparticles for sustained delivery of growth factors for therapeutic angiogenesis [55]. One primary concern with protein encapsulation in PLGA nano- and microparticles is the loss of therapeutic efficacy of the protein due to the degradation/denaturation of the protein. We have previously observed that about 30% of the tetanus toxoid activity was lost following its encapsulation in nanoparticles ( Fig. 6) [15]. Inactivation of protein could occur through two different mechanisms. First, protein is exposed to organic solvents during the formulation procedure, leading to protein adsorption at the oil-water interface and consequent denaturation and aggregation of the protein [56 and 57]. Second, the acidic environment generated during the degradation of PLGA matrix due to the

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formation of acidic monomers and oligomers could produce similar inactivation [58]. Protein aggregation at the interface can be inhibited by addition of either human or bovine serum albumin to the aqueous phase before emulsification [56 and 59]. BSA protects the therapeutic protein by preferentially adsorbing to the interface. Similarly, increased protein release and protection of antigenicity of the tetanus toxoid was achieved by using 0.2% gelatin in the microsphere formulation [60]. Therapeutic protein can be protected from degradation due to acidic microenvironment by including a buffering base such as magnesium hydroxide into the formulation [58]. Addition of magnesium hydroxide to the PLGA microsphere formulation was shown to protect the encapsulated BSA from aggregation and increase its in vitro release from the microspheres.

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Fig. 6. Cumulative (%) release of SEB-toxoid from nanospheres at 37 deg. C. as determined by a micro BioRad protein assay (open circles) and sandwich ELISA assay (closed circles). Data as mean+/-S.E.M. Reproduced from Ref. [86] with permission (http://www.tandf.co.uk).

2.4.3. Vaccine adjuvant
Nano- and microparticles containing entrapped or adsorbed antigens are being investigated as vaccine adjuvant alternatives to the currently used alum with an objective to develop better vaccine adjuvants and minimize the frequency of immunization [15 and 61]. Nanoparticles containing encapsulated antigen can be effective as an adjuvant because they could provide sustained release of the antigen. Kreuter and Speiser originally demonstrated the adjuvant properties of poly(methyl methacrylate) nanoparticles in 1976 [62]. Nanoparticles have also been investigated for oral immunization to induce systemic and mucosal immunity [63]. We have demonstrated adjuvant properties of PLGA nanoparticles containing encapsulated staphylococcal enterotoxin B toxoid [15]. The systemic immune response (IgG, IgA and IgM titers) of animals injected with nanoparticles was comparable to that obtained following injection of alum. The immune response reached a maximum at 7 weeks post-immunization, which then gradually declined with time. A booster dose of toxoid at 19 weeks induced a similar secondary immune response in both groups, which was higher than the primary immune response. While these studies suggest that PLGA nanoparticles could be used as vaccine adjuvants, in another study with tetanus toxoid (TT), we have demonstrated that co-injecting TT-alum along with TT-loaded nanoparticles induces a synergistic immune response [61]. The combination induced a four-fold greater mean serum anti-TT IgG response than a single injection of TT-nanoparticles alone. The mean immune response obtained with the combination was comparable with that obtained from two injections of alum alone. The additional benefit of the combination was that it resulted in a much stronger immune response as early as at 3 weeks. Thus, the system could be useful in inducing an early immune response in case of an epidemic outbreak.

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2.4.4. Intracellular targeting
Nanoparticles could be used as efficient delivery vehicles for intracellular targeting (Fig. 7). We have shown that the ability of nanoparticles to escape the endo-lysosomes was dependent on the surface charge of the nanoparticles [36]. Nanoparticles which show transition in their surface charge from anionic (at pH 7) to cationic in the acidic endosomal pH (pH 4-5) were found to escape the endosomal compartment whereas the nanoparticles which remain negatively charged at pH 4 were retained mostly in the endosomal compartment [36]. Thus, by varying the surface charge, one could potentially direct the nanoparticles either to lysosomes or to cytoplasm. Further, it seems possible to localize nanoparticles to mitochondria by modifying the nanoparticle surface to obtain a net positive charge [64]. We have previously demonstrated increased cellular uptake of nanoparticles in serum containing media following surface modification of nanoparticles with cationic agents such as didodecyldimethylammonium bromide (DMAB) [13]. Another important feature of nanoparticles is that physical properties such as size, surface charge, hydrophobicity, and release characteristics can be easily varied by altering the composition of the formulation and/or the formulation method. Furthermore, organelle specific localization signals such as nuclear localization signal (NLS) can be attached to the nanoparticle surface, enabling nanoparticles to target the nucleus. This could be critical in achieving efficient gene transfection with nanoparticles containing plasmid DNA.

(3K)
Fig. 7. Different intracellular targets for nanoparticles. Figure not drawn to scale.

3. Tissue targeting
Targeted delivery of therapeutic agents to specific tissues has been made feasible due to a number of developments such as monoclonal antibodies, discovery of specific receptors that are either over-expressed or expressed only in specific tissues, and development of conjugation techniques to attach antibodies or ligands to drug delivery systems. Targeted delivery results in higher bioavailability of the therapeutic agent at its site of action and at the same time results in reduced side effects. Further, nanoparticles formulated with PLGA can be conjugated to cell- or tissue-specific ligands using the epoxy-activation method developed in our laboratory [13]. We are currently investigating the above technique to develop transferrin-coupled PLGA nanoparticles for tumor-specific drug delivery.

The development of nanoparticulate delivery systems for targeted delivery has been reviewed recently by Moghimi et al. [1]. Targeted delivery can be achieved by either active or passive targeting. Active targeting of a therapeutic agent or a carrier is achieved by conjugating the therapeutic agent or the carrier to a tissue- or cell-specific ligand [65 and 66]. Passive targeting is achieved by coupling the therapeutic agent to a macromolecule or carrier that passively reaches the target organ [67]. Drugs encapsulated in microparticles can be passively targeted to the reticuloendothelial system and

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circulating macrophages. Similarly, antitumor drugs coupled to macromolecules such as high molecular weight polymers passively target the tumor tissue through the enhanced permeation and retention (EPR) effect [67 and 68]. Another approach to targeted delivery is to directly deliver the therapeutic agent locally to the disease tissue [49].

3.1. Pathophysiological disease conditions where localized and sustained delivery are important
A number of pathophysiological processes require the sustained presence of the drug locally at therapeutic concentrations for their treatment. This could be because the pathophysiology of the disease is limited to a particular tissue. Also, localized delivery could prevent unwanted systemic side effects associated with the exposure of the drug to systemic circulation. Further, local delivery also prevents the loss of the therapeutic agent to other areas, thereby minimizing the dose and the cost of the therapy. Restenosis, the reobstruction of an artery following an interventional procedure, is an example of disease condition where the pathology is limited to the area of vessel wall injury [49]. Hence, it is more pertinent to localize the drug treatment to the injury area. Similarly, in therapeutic angiogenesis, which is the induction of new blood vessel growth from existing blood vessels, treatment is usually required in a specific ischemic area. Exposing other normal tissues to growth factors could lead to tumor growth, fibrosis and other related complications [69]. Similarly, in tumor chemotherapy, cytotoxic effects of the therapeutic agent on other normal tissues can be prevented or minimized, if the therapeutic agent is targeted or locally delivered to the tumor tissue [70].

Many disease states are associated with altered physiology of the diseased tissue and this local phenomenon could be exploited for drug targeting using nanoparticles. For example, it has been shown that a number of solid tumor types have leaky blood vessels permeable to large molecules and particulate carriers [67]. Similarly, the blood-brain barrier becomes more permeable in some inflammatory conditions [18 and 71]. This could be used to passively target nanoparticles to these tissues. Similarly, it was shown that nanoparticles could be selectively targeted to inflamed colonic mucosa commonly found in inflammatory bowel disease [65].

3.2. Restenosis following vascular intervention: a continuing problem
Atherosclerosis is the primary pathological event leading to the decrease in lumen size of coronary vessels in patients with coronary artery disease. For many symptomatic lesions, mechanical interventions such as percutaneous transluminal coronary balloon angioplasty (PTCA), excisional atherectomy, and stent placement are standard procedures used to relieve the obstruction. However, restenosis remains the major limitation of these procedures as 30 to 50 percent of patients develop reocclusion within three to 6 months following the procedure [72 and 73]. This incidence of restenosis has proven to be refractory to most standard drug therapy [74]. In the United States alone, 14 million people suffer from coronary artery disease, of which approximately 1 million undergo coronary angioplasty annually. It is estimated that the annual toll of restenosis exceeds 2500 lives and $3.5 billion in the USA alone. Even a moderate reduction in the incidence of restenosis by 25 to 33% would result in annual savings of as much as by half a billion dollars per year [75].

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Restenosis is a complex process, triggered by blood vessel wall injury and disruption of the endothelial barrier caused by an intervention. Platelet aggregation at the site of vascular injury, release of different growth factors and cytokines, invasion of inflammatory cells, and thrombosis are the common events that occur following an intervention [76]. Smooth muscle cells (SMCs) at the injured site are thus exposed to different mitogens present in the blood and those released by the injured tissue [77]. This changes the phenotype of the SMCs from the normal contractile or differentiated state to a proliferative state [78, 79, 80 and 81]. In response, SMCs migrate and proliferate into lumen of the artery, and deposit extracellular matrix resulting in neointimal development, which causes restenosis [82 and 83]. Since animal and clinical data indicate that SMC proliferation is a major determinant of post-interventional restenosis [81], main therapeutic strategy has been focused on preventing proliferation and migration of SMCs [84].
Oral or systemic administration of antiproliferative agents has not been effective in inhibiting restenosis in clinical studies because it does not provide therapeutic drug levels in the target artery for sufficient periods of time to inhibit proliferation of SMCs. Although it has been argued that the dissimilarity between the pathophysiology of restenosis in humans and the animal models may have been the reason for failure of many drugs in clinical trials despite their success in animal models [85], the available data suggest that doses used in humans were several fold lower than those used in animal models, and were given for a shorter duration because of the risk of systemic toxicity [84 and 86]. Therefore, localized arterial drug therapy has been under investigation to circumvent the problem of systemic toxicity while maintaining therapeutic drug levels in the diseased artery [84, 86, 87, 88, 89 and 90]. Catheter- or stent-based delivery is a logical means of adapting the existing interventional techniques to pharmacological or genetic vascular approaches.
Stents are currently deployed in more than 50% of the patients undergoing coronary angioplasty. Stents are effective in preventing blood vessels from post-interventional elastic recoil and limit the adverse vascular remodeling by acting as a mechanical scaffold within the vessel, however, in-stent restenosis continues to be the major problem [91]. In-stent restenosis is caused by various factors such as damage to the endothelium as a result of the stent deployment [92], increased thrombosis [93], and inflammatory response to the materials used for the fabrication of stents [94]. Drug-eluting stents are considered as the logical means to deliver drugs locally to counteract the above pathophysiologic condition [95]. Although stents coated with antithrombotic agents (e.g. heparin and hirudin) are successful in limiting the subacute thrombosis, which usually occurs within 3 to 10 days following their implantation [91, 96 and 97], their antiproliferative effect has been limited in clinical studies [98, 99, 100 and 101]. Recent studies with stents coated with sirolimus (a cell-cycle inhibitor) and paclitaxel (acts by interfering with microtubule function) have shown promising results in a short-term follow up clinical trials (6 months to 1 year) [102]. Recent long-term follow-up study (8.3 months) using a 7-hexanoyltaxol (a taxane analog) coated stent, showed minimal amount of neointimal proliferation, however, the peri-stent margins (vessel segments immediately adjacent to the stent ends) showed degrees of lumen narrowing similar to conventional metal stents [103]. Similarly, vascular brachytherapy, where the stented artery is exposed intraluminally to a small dose of β- or γ-radiation (dose=30 to 55 Gy)

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for a brief period of time (5 to 20 min), while showing promising short-term results [104], demonstrated a rapid late lumen loss, increased rate of thrombosis requiring patients on prolonged antiplatelet therapy, and edge restenosis (artery adjacent to the stent) that required patients to undergo immediate atherectomy in long-term follow-up studies (1 to 5 yrs) [105, 106 and 107]. Therefore, it is suggested that brachytherapy does not prevent restenosis, but instead prolongs the process because of a general increase in inflammation and a decrease in re-endothelization of the stented artery [104 and 108]. The rapid rebound of hyperplasia in the stented artery, after an initial effect, may suggest that stents probably display their inflammatory response once the antiproliferative effect of the coated drug is reduced due to its depletion or the effect of radiation is subsided. This may be because of the deep focal chronic injury caused by the metal struts of the stents [92, 109 and 110]. Similarly, paclitaxel-coated stents, which showed significant inhibition of hyperplasia at 28 days (49% inhibition) in a rabbit model, did not sustain this antiproliferative effect up to 90 days [111 and 112].

Other factors that affect the efficiency of drug eluting stents are the limited contact (5-12%) a stent provides with the arterial wall for drug transfer and the dependence of tissue drug uptake on the physicochemical properties of the coated drug. Hydrophobic drugs (e.g., paclitaxel) tend to have relatively better partitioning into arterial tissue whereas hydrophilic drugs (e.g. heparin) exhibit very poor uptake [113]. One approach to overcome this problem would be to derivatize a hydrophilic drug into a more hydrophobic one. Matsuda and Magoshi developed terminally alkylated heparin as an antithrombogenic surface modifier and suggested its use for short-term "system antithrombogenicity" of circulatory devices such as stents [114]. Alkylated heparin was also found to have higher antiproliferative activity compared to unmodified heparin, and antiproliferative activity was found to increase with increase in alkyl chain length [115]. Despite the above problems, drug eluting stents have the potential to provide sustained localized drug delivery in the target artery. However, understanding drug-device interactions, mode of drug binding to the polymer and its release, drug-tissue interactions, and the efficacy of drug transport to the arterial tissue and its retention over a period of time are important to the long-term efficacy of this approach [116, 117 and 118].

3.3. Catheter-based local delivery of nanoparticles for restenosis
The simple approach of infusing drug in solution at the site of injured artery is not successful in inhibiting restenosis because of the rapid wash-out of infused drug from the arterial tissue (90% loss within 30 min with almost complete loss in <24 h) [119, 120, 121 and 122]. The infused drug diffuses quickly away from the tissue in the absence of any specific tissue-drug binding affinity [123]. Hydrophobic agents (e.g. paclitaxel or steroids) may have a slightly better disposition in the arterial wall and retention than hydrophilic drugs because of their greater solubility in the cell lipid membrane, but often not enough to inhibit the proliferation of SMCs [124, 125 and 126]. Limited aqueous solubility of hydrophobic drugs also limits the dose of drug to be delivered. Catheters coated with drug-loaded hydrogel have been tested to prevent the rapid loss of drug from the arterial tissue. However, this approach is inefficacious as well, as most of the coated gel is washed off even before the catheter reaches the target site and the transfer of gel from the catheter to the arterial tissue is inefficacious [127, 128 and 129]. Further, the

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transferred drug is retained in the target tissue for only 24 h or less [130], which is too short to modulate the proliferation of SMCs [119].

A drug carrier administered intramurally at the site of injured artery using a cardiac infusion catheter to provide sustained localized drug therapy might prove to be effective in inhibiting hyperplasia. The colloidal characteristics of nanoparticles allow ready re-suspension in physiological buffer or saline and administration using a cardiac infusion catheter at the site of injury immediately following angioplasty procedures. The proposed mechanism of arterial localization of nanoparticles is that nanoparticles, because of their submicron size, penetrate the dilated arterial wall under pressure, probably more through the injured epithelium caused by angioplasty (i.e., the normal infusion conditions for pressure-based cardiac infusion catheters). Once the pressure is released and the artery returns to its normal state, the infused nanoparticles get immobilized in the arterial wall (Fig. 8) [49].

The efficiency of arterial localization of nanoparticles is crucial for maximizing drug effects in the target tissue. Hence, we have investigated various determinants that affect the efficiency of nanoparticle localization in arterial tissue. Particle size is an important determinant in the arterial tissue uptake of nanoparticles. Smaller size PLGA nanoparticles ( 100 nm) demonstrated more than 3 fold greater arterial uptake compared to larger nanoparticles ( 275 nm) in an ex vivo canine carotid artery model [3]. Similarly, we have shown that uptake of nanoparticle-encapsulated drug increases with increasing concentration of the nanoparticle suspension, whereas uptake decreased with increased drug loading in the nanoparticles. We have further shown that nanoparticles surface modified with a fusogenic molecule (didodecydimethylammonium bromide, DMAB) enhances the arterial tissue uptake of the encapsulated drug ( Fig. 9) [13]. The mechanism of greater arterial uptake with DMAB surface modification of nanoparticles could be due to greater penetration and retention of modified nanoparticles as compared to unmodified nanoparticles. Secondly, the modified nanoparticles are cationic, which may form ionic interactions with the tissue/cells, resulting in greater retention of nanoparticles [13].

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Another factor that could affect nanoparticle localization in arterial tissue is the type of catheter used for nanoparticle administration, especially for coronary administration as the side branches could drain nanoparticles in the blood flow. Therefore, we compared the efficiencies of Dispatch® (Scimed, Maple Groove, MN) and the Infiltrator® (Interventional Technologies, San Diego, CA) cardiac infusion catheters to localize nanoparticles in the arterial wall in a porcine coronary model of restenosis [131]. The Dispatch® catheter resulted in 3.3 fold greater efficiency of nanoparticle localization in the LAD than the Infiltrator® catheter (309+/-124 Vs 93+/-43 μg/g of tissue, n=6 for Dispatch® and n=5 for Infiltrator®, P=0.082, t-test). It was estimated that about 2% of the arterial volume could be displaced with the nanoparticle infusion. Fluorescence microscopy revealed greater fluorescence activity in the intimal layer of the infused arterial segment with both catheters. However, arteries infused using Dispatch® catheter demonstrated relatively higher degree of fluorescence activity in the medial and adventitial layers. TEM of the arterial sections demonstrated infiltration of nanoparticles in the arterial wall without causing any damage to the endothelium.
Infiltrator® is a third generation infusion catheter that is designed to deliver small volumes of drug solution intramurally. Since nanoparticles are expected to be deposited directly into the vessel wall, Infiltrator® catheter was expected to be more efficient in localizing nanoparticles compared to Dispatch® catheter, which delivers the nanoparticles in vessel lumen. There could be two reasons for the relatively lower efficiency of localization of nanoparticles with Infiltrator®. First, micro-injector ports of the catheter probably failed to penetrate intimal layer and were only crushing the internal elastic lamina because of the elastic nature of arterial wall. This may have resulted in the deposition of nanoparticles in vessel lumen rather than in vessel wall. This also explains the relatively lower fluorescence observed in arterial cross section in medial and adventitial layers relative to the intimal layer with this catheter [131]. Other possibility is that nanoparticles may not have diffused through the arterial wall as quickly as drug solution would have because of the particulate nature of nanoparticles.
The submicron nanoparticle size is not only important for their greater efficiency of arterial uptake [3] and cellular entry [16], but could also prevent inflammatory tissue responses usually associated with larger size microparticles [132]. Larger size microparticles could be injurious to the arterial wall if infused under pressure with cardiac infusion catheters, and excess particles flowing downstream could block peripheral blood capillary beds, and thus could be toxic [133 and 134]. Nanoparticles immobilized into the arterial wall can release the encapsulated agent slowly, thus providing sustained drug/gene effect in the target artery. As shown above for cultured cells, nanoparticles may enter into the intracellular space by endocytosis, thus providing localized drug effects at a cellular level. This is important for certain drugs like dexamethasone because the receptors for this drug are intracellular [135]. Intracellular delivery is also important for gene therapy approaches to achieve greater level of gene expression. Since the drug/gene is encapsulated in nanoparticles, it is also protected from rapid enzymatic/hydrolytic degradation, an advantage over a free drug/gene in solution. Thus, the nanoparticle-encapsulated therapeutic agents may show greater efficacy through

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multiple mechanisms such as enhanced tissue/cellular uptake, sustained drug effect, and protection of the therapeutic agent from enzymatic degradation.
In our previous studies, we have demonstrated 35% inhibition of restenosis in a rat carotid model with a single-dose localized intraluminal delivery of nanoparticles loaded with dexamethasone. In this study, dexamethasone levels were sustained beyond 1 week in the infused section of the artery but not in the adjacent or collateral side of the carotid artery, suggesting that the effect of dexamethasone was due to localized sustained delivery of the drug [11]. Since PLGA nanoparticles are biodegradable, they are completely resorbed by the tissue so that there is no concern of long-term side effects due to the residual polymer. This is an advantage over the drug-coated stents because once the drug is depleted, the stents could still show the inflammatory response and can cause hyperplasia. Thus, nanoparticles could be an effective drug delivery system to achieve localized and sustained arterial drug therapy for the prevention of restenosis.
4. Future prospects
Results from our studies and those of others indicate that nanoparticles are a potentially useful drug delivery system capable of delivering a multitude of therapeutic agents by targeted and/or sustained delivery. Issues in drug delivery are becoming more important as more potent and specific drugs become available with the knowledge about diseases available from the human genome project. All therapeutic agents would optimally require drug delivery and targeting mechanisms to deliver them to target tissues without reducing their therapeutic efficacy. Also, as the pathophysiology of disease conditions and their cellular mechanisms are understood, drug delivery systems customized to achieve optimal therapeutic efficacy will be more effective. Nanoparticles, because of their versatility for formulation, sustained release properties, sub-cellular size and biocompatibility with tissue and cells appear to be a promising system to achieve these important objectives.

Acknowledgements
JP is supported by a Predoctoral Fellowship from American Heart Association, the Heartland Affiliate. The work described in the review is partially contributed by Dr. Wenzong Zhou, Swayam Prabha, Jasmine Davda, and Dr. Sanjeeb K. Sahoo in Dr. Labhasetwar’s laboratory. Some of the work described in the review was carried out in collaboration with Dr. Robert J. Levy, University of Pennsylvania, Philadelphia and Dr. Gordon L. Amidon, University of Michigan, Ann Arbor. Grant support from the National Institutes of Health, Heart, Lung, and Blood Institute (HL 57234) and the Nebraska Research Initiative-Gene Therapy Program. We would like to thank Janice Taylor and Tom Bargar for their assistance with microscopic studies and Ms. Elaine Payne for secretarial assistance.

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Telomeres, Telomerase, and Human Disease
Steven E. Artandi, M.D., Ph.D.
Telomeres, the genetic segments that appear at a chromosome's ends, have been known since the 1930s to have special properties that protect these ends. They were first isolated in the 1970s and 1980s and shown to be made up of DNA repeats that, when transferred to the ends of artificial chromosomes in yeast, could protect them from degradation. At the same time, a newly discovered enzyme called telomerase was found to add telomere repeats to the ends of chromosomes with the use of a dedicated RNA template. This mechanism of telomere addition by telomerase solved the "end-replication problem" -- the inability of conventional DNA polymerases to replicate fully the ends of chromosomes. The inactivation of telomerase components led to telomere shortening and eventual senescence in yeast. Next week, Elizabeth Blackburn, Carol Greider, and Jack Szostak will receive the 2006 Albert Lasker Award for Basic Medical Research for making these seminal observations.

These fundamental discoveries in chromosome and cell biology reverberate beyond the basic-science arena; they have ramifications for human health and disease. More recent investigations show that telomeres and telomerase are central to the biology of cancer, stem cells, aging, and the inherited syndrome dyskeratosis congenita.

The initial connection between telomerase and cancer was established when most human tumors were found to express telomerase, whereas some normal tissues and cultures of normal cells did not. Telomerase comprises two principal subunits: telomerase reverse transcriptase (TERT), the protein catalytic subunit, and the telomerase RNA component (TERC). When cultured in vitro, many primary human cells lack sufficient TERT to maintain telomeres. Consequently, telomeres shorten progressively with cell division, eventually causing cellular senescence, as a subgroup of telomeres lose their ability to protect the ends of chromosomes and are therefore recognized by the cell's DNA-repair machinery as damaged DNA (see Figure 1).

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Overexpression of TERT in primary human cells is sufficient to prevent telomere attrition and enables these otherwise normal cells to proliferate indefinitely -- behavior reminiscent of that of cancer cells in humans. Indeed, in cancer, telomerase expression serves just that function, endowing cells with an infinite replicative capacity. Telomerase appears to be up-regulated late in tumor development, which may explain why telomeres shorten considerably during tumorigenesis. This telomere shortening can profoundly compromise chromosomal stability and may contribute to the widespread genomic changes seen in cancer in humans. Preclinical models of advanced cancers in humans in which telomerase is expressed suggest that telomerase inhibition is a viable strategy for compromising tumor growth.
In normally regenerating tissues, stem cells and progenitor cells express telomerase and intact telomere function is required for tissue homeostasis. In telomerase-knockout mice, critical telomere shortening induces programmed cell death and impairs the function of actively dividing tissues, including the bone marrow, testis, and gastrointestinal tract. The requirement for functional telomeres in tissue maintenance may be related to the essential role of intact telomeres in stem-cell self-renewal, which has been most clearly demonstrated with hematopoietic stem cells in transplantation experiments. Whether this requirement extends to other types of stem cells has yet to be determined. Although the need for intact telomere function in stem cells may partially explain the pattern of telomerase expression in human tissues, telomerase was recently found to activate stem cells through a mechanism that does not require its telomere-lengthening function. Therefore, both telomeres and telomerase may have profound effects on stem cells and progenitor cells in mammalian tissues.
The gradual loss of telomere sequences in cultured primary human fibroblasts suggests a connection to aging. Indeed, with advancing age, telomere shortening is seen in many human tissues and is often described as a "mitotic clock" that reflects the number of cell divisions that have occurred in the tissue's history. Critical telomere shortening in human tissues may therefore activate senescence responses or lead to cell depletion, either of which could contribute to impaired tissue function in the elderly (see Figure 2). Rather than impairing all cells within a tissue, dysfunctional telomeres may contribute to aging through interference with stem-cell function. Accelerated telomere shortening also accompanies aging in progerias such as Werner's syndrome. The likelihood of a causal link between telomere shortening and aging was strengthened by the recent findings that the DNA

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helicase protein that is mutant in Werner's syndrome is required for efficient telomere replication and for telomere stability. These findings suggest that telomere dysfunction may be partially responsible for the premature aging seen in Werner's syndrome and, by extension, for certain aspects of normal human aging.

Mutations in telomerase components underlie the pathophysiology of dyskeratosis congenita, an inherited syndrome characterized by aplastic anemia, oral leukoplakia, nail dystrophy, and abnormal skin pigmentation. In its autosomal dominant form, dyskeratosis congenita is associated with mutations in TERC or TERT. An X-linked form of the syndrome is caused by mutations in the protein dyskerin, which binds TERC and is also involved in ribosome biogenesis. Consistent with this link to telomerase is the fact that telomeres are shorter in patients with the syndrome than in normal subjects. Recently, some patients with aplastic anemia but no other signs of dyskeratosis congenita were found to have mutations in either TERC or TERT. These findings indicate that the bone marrow failure seen both in some patients with aplastic anemia and in patients with dyskeratosis congenita is caused by telomere dysfunction, presumably through the impairment of hematopoietic stem-cell function.
The basic-science discoveries of Blackburn, Greider, and Szostak have paved the way for these findings linking telomeres and telomerase to human disease. Undoubtedly, additional connections among the telomere, its sustaining enzyme, and human biology will be discovered in the future. Harnessing these insights may well lead to improvements in the treatment of cancer and other disorders associated with aging.

Source Information
Dr. Artandi is an assistant professor of hematology at the Stanford University School of Medicine, Stanford, CA.

Biochemical and Biophysical Research Communications
Volume 331, Issue 3 , 10 June 2005, Pages 881-890
p53 in Apoptosis Control

doi:10.1016/j.bbrc.2005.03.211
Copyright © 2005 Elsevier Inc. All rights reserved.
Review

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Pathways connecting telomeres and p53 in senescence, apoptosis, and cancer
Steven E. Artandia, , and Laura D. Attardib,

aDepartment of Medicine, Division of Hematology and Cancer Biology Program, Stanford University School of Medicine, Stanford, CA 94305, USA
bDepartments of Radiation Oncology and Genetics, Stanford University School of Medicine, Stanford, CA 94305, USA

Received 29 March 2005. Available online 9 April 2005.

Abstract
The ends of eukaryotic chromosomes are protected by specialized structures termed telomeres that serve in part to prevent the chromosome end from activating a DNA damage response. However, this important function for telomeres in chromosome end protection can be lost as telomeres shorten with cell division in culture or in self-renewing tissues with advancing age. Impaired telomere function leads to induction of a DNA damage response and activation of the tumor suppressor protein p53. p53 serves a critical role in enforcing both senescence and apoptotic responses to dysfunctional telomeres. Loss of p53 creates a permissive environment in which critically short telomeres are inappropriately joined to generate chromosomal end-to-end fusions. These fused chromosomes result in cycles of chromosome fusion-bridge-breakage, which can fuel cancer initiation, especially in epithelial tissues, by facilitating changes in gene copy number.
Keywords: Telomere; Telomerase; p53; Senescence; Apoptosis; Chromosomal instability; Cancer

Article Outline
Telomeres are nucleoprotein structures that protect chromosome ends
Telomere shortening compromises the proliferation of mammalian cells and activates the p53 tumor suppressor
p53 is central for the response to cellular stresses
Telomere shortening inhibits tumorigenesis in models with intact p53 pathways
How do dysfunctional telomeres signal to p53?
Downstream p53 pathways activated in response to telomere attrition
Dysfunctional telomeres can activate p53 to induce a G1 checkpoint response or replicative senescence
p53-dependent apoptosis triggered by critically short telomeres
Telomere dysfunction promotes epithelial carcinogenesis in p53+/− mice
Telomere dysfunction promotes chromosomal instability and gene copy number changes
Telomere shortening, telomerase reactivation, and gene copy number changes in human carcinoma

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Conclusions
Acknowledgements
References

Telomeres, the nucleoprotein structures that cap the ends of eukaryotic chromosomes, serve essential roles in preventing checkpoint activation and in maintaining chromosomal stability. Telomeres are composed of G-rich nucleotide repeats bound by a complex array of proteins that help stabilize formation of a looped and protected chromosomal end [1] and [2]. Telomeres shorten progressively in humans, both in cultured cells with increasing rounds of cell division and in certain tissues with advancing age. Telomeres shorten because DNA polymerase cannot fully replicate the lagging strand--the end replication problem--and because certain stem/progenitor cell compartments express inadequate levels of telomerase, the reverse transcriptase that synthesizes telomeric repeats. Telomerase consists of two essential components: an RNA subunit, TERC, and a protein catalytic subunit, TERT. TERT is a reverse transcriptase that binds TERC and synthesizes telomeres by copying the telomere repeat sequences encoded in the TERC template. Telomeres shorten dramatically during the early stages of tumorigenesis [3], and this telomere attrition can profoundly alter tumorigenesis, either impairing or enhancing the development of early neoplastic lesions depending on the genetic context (see below). Telomerase is ultimately reactivated in approximately 90% of human cancers, typically late in tumor development, reestablishing telomere maintenance and providing the cancer with unlimited proliferative potential. This review will focus on experiments using genetically defined telomerase-deficient mice, which have helped to improve our understanding of the interplay between telomeres and the p53 tumor suppressor. Furthermore, these experiments have provided novel insights into how chromosomal rearrangements are generated in human tumorigenesis.
Telomeres are nucleoprotein structures that protect chromosome ends
Telomeres are comprised of tracts of G-rich nucleotide repeats that serve as binding sites for a large array of proteins. These TTAGGG repeats in vertebrates are bound by two sequence-specific DNA-binding proteins, TRF1 and TRF2, which in turn recruit a larger number of proteins. TRF1 principally serves as a regulator of telomere length, whereas TRF2 is critical for telomere end protection [2]. TRF1 interacts with several proteins that comprise the TRF1 protein complex (Fig. 1). Tankyrase 1, a poly(ADP-ribose)polymerase (PARP), can negatively regulate TRF1 through direct ADP-ribosylation of TRF1, inhibiting DNA binding and leading to telomere elongation [4]. TIN2 protein forms a ternary complex with TRF1 and tankyrase, and can modulate the effects of tankyrase 1 on TRF1 [5]. TIN2 also interacts with PIP1, which serves as a bridge between the TRF1 complex and Pot1, an OB fold containing protein that recognizes single-stranded TTAGGG repeats [6], [7] and [8]. Pot1 binds the single-stranded overhang and restricts telomerase access to the telomere end, thus limiting telomere elongation [9]. The amount of TRF1 loaded on each telomere is proportional to telomere length, therefore the TRF1 complex serves to transduce telomere length information to Pot1 at the telomere terminus, controlling the access of telomerase to its substrate.

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TRF2 protein is critical for telomere stability. Loss of TRF2 function leads to rapid impairment of end protection--telomere uncapping--characterized by ligation of chromosome ends to yield fused chromosomes [10]. The telomere end is characterized by a single-stranded, 3′ overhang that folds back to interact with more proximal double-stranded telomere repeats through strand invasion, a structure termed the t-loop, which is stabilized by TRF2 protein (Fig. 1) [11]. This telomere conformation is likely important in preventing the activation of DNA damage responses at the telomere end, because overexpression of dominant negative TRF2 in human cells leads to telomere uncapping, degradation of the G-rich strand, and activation of DNA damage responses. The t-loop structure may also be important for telomere length regulation, because sequestration of the 3′ end of the G-rich strand either through strand invasion in the D loop or through interaction with Pot1 could prevent telomerase access (Fig. 1). TRF2 interacts with hRap1, a telomere length regulator [12], and also directly interacts with TIN2. In addition to its function in the TRF1 complex, TIN2 is part of the TRF2 complex and serves a role in bridging between these complexes controlling telomere length and stability, suggesting a functional coupling between the processes of length regulation and telomere end protection [13] and [14].
Telomere shortening compromises the proliferation of mammalian cells and activates the p53 tumor suppressor
Primary human cells have a finite proliferative potential and after extended passage, they enter replicative senescence, a state of permanent growth arrest and altered morphology [15]. Replicative senescence appears to be caused by progressive telomere shortening, as evidenced by the finding that expression of TERT reverses the telomere shortening seen during passage of primary cells, preventing senescence and allowing immortal proliferation in culture [16], [17] and [18]. Senescence is also bypassed by inactivating the tumor suppressor genes Rb and p53 [19]. This escape is only temporary, however, as continued telomere shortening leads to widespread cell death in the culture and chromosomal instability, a period termed crisis [20]. When telomeres become so short that they can no longer protect the chromosome end, they are said to be dysfunctional,

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critically short or uncapped. These equivalent terms indicate a conformational change in these short telomeres which allows chromosome ends to be inappropriately joined, yielding chromosomal end-to-end fusions, a cytogenetic hallmark of dysfunctional telomeres. These chromosomal fusions occur through gradual loss of telomere sequences and typically lack telomere signals at the point of fusion, unlike fused chromosomes in cells with impaired TRF2 function, which retain bright telomere signals at the joints. These seminal studies on senescence and crisis in human cells led to the suggestion that telomere attrition might impede tumorigenesis in humans by causing senescence and crisis responses in early tumors before telomerase is reactivated. This model predicted that reactivation of telomerase is a rate-limiting step in tumor growth.
The generation of mice deficient in telomerase has allowed these hypotheses to be tested in vivo. Inactivation of mouse TERC via homologous recombination in embryonic stem cells resulted in viable TERC−/− mice lacking telomerase activity, but which were phenotypically normal because they retained long telomeres. Telomeres in mice are much longer than telomeres in humans (40-60 kb vs. 5-15 kb). Therefore, achieving a significant reduction in telomere length required interbreeding these telomerase-deficient mice for multiple generations. By generations 4-6, telomeres became sufficiently short to cause infertility and defects in organ systems with high renewal requirements, including bone marrow, lymphocytes, skin, and the gastrointestinal tract [21], [22], [23] and [24]. These defects in cell proliferation and survival are largely due to activation of the tumor suppressor p53 [25], which plays a key role in eliminating cells with damage DNA (see below). p53 is crucial for preventing cancer [26], an idea first suggested by the finding that over half of all human cancers, of a wide variety of types, harbor mutations in the p53 gene, indicating a strong selection pressure against p53 activity [27]. Moreover, mice genetically engineered to lack p53 develop cancer at 100% frequency [28] and [29]. These results underscore the general importance of p53 function for preventing tumor development in both humans and mice.
p53 is central for the response to cellular stresses
To understand p53 function downstream of critically short telomeres, it is instructive to consider what is known generally about p53 from other contexts. p53 acts as a tumor suppressor by serving as a cellular stress sensor. In response to numerous stresses, including DNA damage, hypoxia, hyperproliferative signals, growth factor deprivation, and matrix detachment, p53 acts to limit cellular proliferation either through the induction of cell cycle arrest or apoptosis [30]. The best-characterized response of cells expressing wild-type p53 is to DNA damage. The DNA double-strand breaks induced upon treatment with many DNA damaging agents, such as γ-irradiation, cause activation and stabilization of p53 through a host of modifications on p53. Among these, phosphorylation of p53 is important for the displacement of the mdm2 ubiquitin ligase from p53 and consequent p53 protein stabilization, ultimately leading to cell cycle arrest or apoptosis, depending on the exact context [26] and [31].
The response of p53 to diverse stresses is envisioned to reflect a broad role in protection against neoplasia in vivo. Many of the signals that activate p53 are important in cancer initiation and progression, including double-strand DNA breaks, critically short telomeres, hypoxia, and oncogene activation. Loss of p53 therefore creates a permissive cellular environment in which there is inappropriate proliferation and survival. As a result, these stresses provide a strong selection pressure for p53 loss in tumor cells, accounting for the high frequency of mutations seen in human tumors.

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Telomere shortening inhibits tumorigenesis in models with intact p53 pathways
To determine if telomere attrition can limit neoplastic growth, several mouse models that employ tumor suppressor gene deletion and/or carcinogens to induce cancer have been analyzed in the context of TERC deficiency. These model systems afford the opportunity to study the effect of telomere shortening on cancer formation in different tissue types and in diverse genetic contexts.
Chemical carcinogen treatment of wild-type mice with 7,12-dimethylbenz(a)anthracene (DMBA) and 12-O-tetradecanoylphorbol-13-acetate (TPA) is a well-established protocol for inducing high rates of skin papilloma formation and is associated with activating mutations in the H-RAS gene [32]. These papillomas progress to invasive carcinoma over time, albeit with lower frequency. Treatment of G5 TERC−/− mice with DMBA/TPA resulted in a 20-fold reduction in papilloma frequency compared to wild-type mice [33]. Therefore, telomere dysfunction profoundly impaired transformation of keratinocytes in this skin papilloma model.
Analysis of mice with multiple intestinal neoplasia (min) provided further evidence that telomere shortening can dramatically impair tumor development in epithelial cells [34]. The APC tumor suppressor gene is mutated in patients with familial adenomatous polyposis, a disease characterized by hundreds of colonic polyps, and in 80% of sporadic human colon cancers. Heterozygous APCmin mice develop numerous gastrointestinal adenomas, in similar fashion to patients with APC mutations, but the lesions in mice do not progress at high frequency to invasive adenocarcinoma. APCmin mice have shortened lifespans and die of anemia due to bleeding from their gastrointestinal adenomas. As in the papilloma model, telomere dysfunction in late-generation G4 TERC−/− APCmin+/− mice profoundly suppressed adenoma formation. This inhibition of adenoma formation correlated with increased survival in G4 TERC−/− APCmin+/− mice, presumably by reducing the gastrointestinal bleeding associated with polyp formation.
Mice with deletions in the INK4A/ARF locus provided an experimental system in which to study the effect of telomere shortening on non-epithelial cancers, because INK4A/ARF-deficient mice are highly prone to mesenchymal and lymphoid tumors [35] and [36]. The INK4A/ARF locus encodes two tumor suppressor genes, p16INK4A and p19ARF, which share a common exon that is deleted in INK4A/ARFΔExon2 mice, resulting in loss of both tumor suppressor gene products. This locus is mutated in 30% of sporadic human cancers and in patients with familial melanoma and familial pancreatic cancer. Critical telomere shortening in G5 TERC−/− INK4A/ARFΔExon2−/− mice reduced the incidence of tumors at 9 months of age from 64% to 31% [37]. This reduction, although significant, was smaller than in the two preceding models. Possible explanations for this smaller effect may relate to differences in sensitivity to telomere dysfunction among the target cell types (epithelial vs. lymphoid and mesenchymal) or to the genetics of the developing cancers. For example, loss of p16INK4A and/or p19ARF may partially blunt the response to telomere dysfunction and thereby help minimize the impact of telomere shortening in this model.

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The ability of telomere attrition to impair the development of neoplastic lesions appears to be mediated by p53. All three mouse models discussed above retain intact p53-dependent DNA damage response pathways, and neoplastic lesions with impaired growth due to telomere dysfunction showed elevated p53 protein levels [33] and [34]. Together, these data in three separate mouse models suggest that telomere dysfunction limits neoplastic growth via p53 activation in several different tissues and in different genetic contexts, and support a critical role for telomere maintenance in tumor progression (see Table 1). These results in the mouse are consistent with experiments in human cells in which expression of telomerase is required in combination with other oncogenes to transform primary human cells [38].

Table 1.
Comparison of the effects of telomere dysfunction in mouse models of cancer
Mouse model Tumor type in telomerase + model Cancer incidence Change in tumor type Changes in p53 in neoplastic lesions Genomic changes
DMBA/TPA tx [33]
Skin papilloma ↓ ↓ No change ↑ protein ND
APCmin+/− [34]
GI adenoma ↓ ↓ No change ↑ protein ND
INK4A/ARF−/− [37]
Lymphoma, sarcoma ↓ No change ND End-to-end fusions
p53+/− [64]
Lymphoma, sarcoma ↑ Epithelial cancers LOH NRTs, CNAs
ATM−/− [43] and [44]
Lymphoma ↓ ↓ No change ND End-to-end fusions
These models are: skin papilloma formation in wild-type mice after treatment with the chemical carcinogens DMBA/TPA; spontaneous GI adenomas in min+/− mice; spontaneous lymphomas and sarcomas in INK4A/ARF−/− mice; spontaneous lymphomas and sarcomas in p53+/− mice; and lymphomas in ATM−/− mice. Each mouse model was studied on a late-generation TERC−/− background. The table indicates the effects of telomere shortening in these models on cancer incidence, tumor type, p53 expression or p53 gene deletion, and genomic integrity.
ND, not determined; LOH, loss of heterozygosity; NRT, non-reciprocal chromosomal translocation; CNA, copy number aberrations; and GI, gastrointestinal.

How do dysfunctional telomeres signal to p53?
The pathway by which p53 becomes activated in response to DNA damage has been at least partially defined. The presence of double-strand DNA breaks activates the ATM kinase, a member of the PI3 kinase family. ATM phosphorylates p53 directly, as well as phosphorylating the Chk2 checkpoint kinase, which promotes additional phosphorylation of p53 [31]. These modifications contribute to the displacement of mdm2 from p53, thereby allowing p53 stabilization and activation (Fig. 2). Recent evidence from cell culture models clearly demonstrates that telomere shortening provides a DNA

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damage signal similar to that induced by double-strand breaks. Human fibroblasts undergoing replicative senescence display nuclear foci containing phosphorylated H2AX (γ-H2AX) and 53BP1, among other DNA repair and checkpoint proteins, as well as the activation of checkpoint kinases CHK1 and CHK2, all hallmarks of double-strand breaks. Furthermore, it has been shown that these DNA damage foci colocalize with telomeres in fibroblasts that have reached replicative senescence [39] and [40]. The importance of these DNA damage signaling components in the replicative senescence response was demonstrated through loss-of-function experiments. Pairwise inactivation of ATM/ATR or CHK1/CHK2 [39] or inactivation of ATM alone allowed senescent cells to re-enter the cell cycle [41] while inhibition of Chk2 was shown to increase the lifespan of cells in long-term assays [40]. In addition, telomeres can be experimentally uncapped by expression of a dominant negative form of TRF2, resulting in extensive chromosomal end-to-end fusions. Telomere uncapping in this context was shown to lead to the formation of abundant DNA damage foci at telomere ends, further supporting the hypothesis that damage foci seen at replicative senescence in human cells represent dysfunctional telomeres [39] and [42].

(22K)
Fig. 2. Pathways connecting telomeres and p53. As telomeres progressively shorten with aging, telomeres become uncapped, which can lead to chromosome end-to-end fusions. Telomere uncapping itself, or DNA DS breaks that occur during chromosome fusion-bridge-breakage (FBB), can activate ATM/ATR kinases. ATM phosphorylates CHK2 which phosphorylates p53; in addition, ATM can directly phosphorylate p53 protein. These phosphorylation events stabilize and activate p53, which in turn transcriptionally upregulates its target genes. Activation of these targets is important in mediating the alternate fates induced by p53, including G1 arrest, senescence, and apoptosis.

To investigate the role of ATM in the response to dysfunctional telomeres in vivo, ATM mutations were studied in the context of TERC deficiency [43] and [44]. Apoptosis in the gastrointestinal epithelium in response to dysfunctional telomeres was found to be partially dependent on ATM. Apoptosis was reduced in G1-G3 TERC−/− ATM−/− mice compared to G1-G3 TERC−/− ATM+/+ littermates. However, there was no change in apoptosis comparing G4 TERC−/− ATM−/− mice and G4 TERC−/− ATM+/+ littermates. In fact, there was evidence for increased severity of telomere dysfunction in G4 TERC−/− ATM−/− mice, indicating a potential role for ATM in telomere stability. A direct role for ATM in telomere metabolism had been previously suggested by experiments in yeast and by evidence for shorter telomeres in fibroblasts from patients with ataxia-telangiectasia [45]. Development of thymic lymphomas in ATM−/− mice was efficiently suppressed by telomere shortening in late-generation TERC−/− ATM−/− mice [43] and [44] (Table 1). Taken together, these data are consistent with a role for ATM in activating p53 in response to telomere uncapping; however, there are clearly ATM-independent means of activating p53 or initiating cell death. A similar finding of ATM-independent responses was seen with dominant negative TRF2-induced senescence, which was not blocked in ATM−/− human fibroblasts [42]. These ATM-independent responses may involve the related kinases ATR or CHK1/2. In particular, the analysis of the response to telomere uncapping in a CHK2−/− background may be revealing, especially if CHK2 serves to activate p53 in response to telomere dysfunction, without serving a direct function in telomere metabolism.

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Downstream p53 pathways activated in response to telomere attrition
Once p53 is activated by a stress signal, depending on the exact context, p53 can induce any of several different cell fates, including the activation of a G1 arrest checkpoint response, a cellular senescence program or apoptosis. How this decision is determined is not well understood, however, multiple factors contribute, including cell type, the specific stress activating p53, and the cellular environment. p53 activates these diverse cell fates in large part by serving as a transcriptional activator [46]. The DNA-binding domain is the most common site of p53 mutation in tumors, supporting the idea that inactivation of this function of p53 is critical for tumorigenesis. p53 binds to cognate recognition sites in the promoters or introns of a variety of genes to stimulate gene expression. A number of these p53 targets, which include p21, mdm2, and bax, are well characterized and have proposed functions in different aspects of p53 action, including G1 arrest, negative feedback regulation, and apoptosis, respectively [47]. Studying specific targets of p53 can help dissect the pathways by which p53 acts to enforce replicative senescence, apoptosis, and cell cycle arrest responses as telomeres become critically short.
Dysfunctional telomeres can activate p53 to induce a G1 checkpoint response or replicative senescence
While p53 is dispensable for normal cell cycles, it is required for the G1 arrest checkpoint response to γ-irradiation [48]. When cells sustain DNA damage, p53 protein levels are induced and p53 stimulates transcription of the p21 cyclin-dependent kinase (CDK) inhibitor gene [49]. p21 in turn inhibits CDK activity, thereby causing cell cycle arrest [50]. By blocking cell cycle progression in cells that have sustained DNA damage, this p53-dependent G1 checkpoint response can prevent the propagation of oncogenic mutations. Support for the role of this checkpoint response in tumor suppression came from the generation of a p53 knock-in mouse in which the wild-type p53 gene was replaced with a mutant allele encoding p53R172P, the analogue of a human tumor-derived mutant defective for apoptosis but still active for G1 cell cycle arrest [51]. Interestingly, tumor development in p53R172P/R172P mice was significantly delayed in comparison to p53 null mice, with a striking inhibition of the thymic lymphomas typically seen in p53−/− mice. These data suggest that the cell cycle checkpoint function of p53 plays an important role in tumor suppression, particularly in the suppression of thymic lymphomagenesis.
Evidence from TERC−/− fibroblasts suggests that activation of arrest may represent part of the mechanism by which p53 acts to limit proliferation of cells sustaining telomere dysfunction [25]. However, clearly elucidating the role of this arrest response in p53’s ability to suppress telomere dysfunction-driven tumorigenesis will require crosses of TERC-deficient mice with mice bearing alterations in arrest components, to either the p21−/− mice or to the p53R172P/R172P mice. If late generation, TERC−/−;p21−/− mice show an enhanced tumor predisposition or an altered tumor spectrum compared to TERC−/−;p53+/+ mice, then such findings support the relevance of cell cycle checkpoint function in suppressing tumorigenesis. Moreover, if tumorigenesis is impaired in late-generation TERC−/−;p53R172P/R172P mice compared with TERC−/−;p53−/−mice, then it would further suggest that p53 cell cycle arrest function plays an important part in suppressing tumorigenesis

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fueled by telomere dysfunction. There is evidence that p53 cell cycle arrest function contributes to replicative senescence in human cells, based on elevated levels of p21. Furthermore, inactivation of p21 in human fibroblasts extends cellular lifespan, indicating that p21 is an important downstream target of p53 in this context [52]. Future genetic experiments of this type will be highly informative for determining the relevance of the G1 checkpoint response in p53 action downstream of telomere attrition.
In addition to replicative senescence, which is caused by telomere shortening, many other stimuli can induce a senescence response, and p53 is also important in these non-telomere-based senescence programs [53]. For example, both DNA damage signals and expression of oncogenes can induce p53-dependent cellular senescence in cultured cells, which is thought to be a safeguard against tumorigenesis. Although few downstream p53 targets have been studied thus far in p53-induced senescence, the p53 target gene PML has been implicated in oncogene-induced cellular senescence [54]. However, investigation of other p53 target genes may reveal that p53 enforces senescence by activating multiple targets. How these target genes may contribute to telomere-based senescence responses warrants further investigation.
p53-dependent apoptosis triggered by critically short telomeres
p53 also suppresses tumorigenesis by inducing apoptosis of incipient tumor cells. This idea was originally suggested by cell culture studies showing that "hyperproliferative" fibroblasts (e.g., rodent fibroblasts expressing oncoproteins such as adenovirus E1A or c-myc) have increased levels of p53 protein and are highly sensitive to undergo p53-mediated apoptosis [55] and [56]. This cell death is greatly stimulated by DNA damage and other stresses, including hypoxia and growth factor deprivation [57]. Dysfunctional telomeres also provide such a DNA damage signal that can stimulate p53-dependent apoptosis in vivo. As described earlier, p53’s ability to respond to these stresses is hypothesized to be a means of protecting an organism against neoplasia. These stresses provide a strong selection pressure for loss of p53 in tumor cells.
Evidence from mouse tumor models further supports the idea that apoptosis is a critical part of p53 tumor suppression action in vivo. For example, in a transgenic mouse model for brain cancer in which a fragment of SV40 large T-antigen (T121) is expressed in the choroid plexus epithelium, mice that are wild-type for p53 have limited tumor growth, with significant apoptosis [58]. Mice that are p53 null, however, display rapid tumor growth with little apoptosis, suggesting that apoptosis normally limits tumor development. Furthermore, if T121-expressing mice are crossed to mice null for the p53 pro-apoptotic target gene bax, they develop tumors faster than T121;wild-type mice, clearly implicating the p53 apoptotic pathway in tumor suppression in this setting [59]. Similarly, genetic experiments have shown that myc-induced lymphomagenesis is kept in check by p53-dependent apoptosis [60]. These data argue that apoptosis is important for p53’s role as a tumor suppressor in these mouse models. Moreover, the isolation of specific p53 human tumor mutants that still activate G1 arrest but not apoptosis highlights the importance of inactivating p53 apoptotic function for tumorigenesis in certain situations [61]. The fact that mice bearing such a mutation--the p53R172P/R172P mice described above--are sensitive to developing certain tumor types further supports the central part apoptosis plays in p53-mediated tumor suppression in some tissues.

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The role of p53-mediated apoptosis in the response to telomere shortening was suggested by the observed stabilization and activation of p53 protein in cells and tissues of late-generation TERC−/− mice, accompanied by dramatic apoptosis in the testis, gastrointestinal epithelium, and lymphoid compartments. Furthermore, loss of p53 in late-generation TERC−/− p53+/− mice blunted the apoptotic response to telomere dysfunction [25]. In a similar fashion, inhibiting TRF2, a telomere-binding protein that protects the telomere end, caused rapid uncapping of the telomere end and triggered p53-dependent apoptosis in mouse and human cells [62]. Thus, the integrity the p53 apoptotic program appears to be a critical determinant of the cellular response to telomere dysfunction.
The contribution of p53-mediated apoptosis to tumor suppression upon telomere dysfunction has yet to be tested genetically. Analysis of the late-generation TERC−/−;p53R172P/R172P mice described above, which retain intact arrest pathways, but not apoptotic pathways, would be instrumental in determining if apoptosis is the major downstream function of p53 activated by telomere shortening. If so, then this allele should recapitulate complete p53 deficiency. Another approach to defining the importance of apoptotic responses downstream of telomere attrition is to examine specific p53 targets involved in cell death. p53 upregulates a cohort of apoptotic target genes, including bax, noxa, Perp, and puma [63], and genetic analysis in the mouse has shown that each of these genes is important for cell death in a context-dependent fashion. Crossing the telomerase-deficient mice with mice lacking specific apoptotic effectors will be highly informative for defining the specific pathway by which p53 acts downstream of critically short telomeres.

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Telomere dysfunction promotes epithelial carcinogenesis in p53+/− mice
The central role for p53 in the response to dysfunctional telomeres was confirmed using p53-deficient mice. Specifically, the impact of unchecked telomere dysfunction on cancer formation in mice with impaired p53 pathways was assessed by generating compound TERC−/− p53-deficient mice and monitoring them for spontaneous tumor development. In contrast to the models with intact p53-dependent DNA damage response pathways, telomere attrition in late-generation TERC−/− p53−/− or p53+/− mice significantly accelerated the rate of tumor formation [64]. Thus, telomere shortening facilitated, rather than inhibited, tumor development, on a p53-deficient background, in marked contrast to the inhibitory effects of telomere dysfunction in p53+/+ mice (Table 1).
In addition to accelerating tumorigenesis, telomere dysfunction dramatically altered the spectrum of tumor types in p53+/− mice. In contrast to p53+/− mice with intact telomeres, which typically develop mesenchymal and lymphoid tumors, late-generation (G4-G8) TERC−/− p53+/− mice succumbed primarily to epithelial cancers, including tumors of the skin, breast, and gastrointestinal tract. In fact, by 1 year of age, all mice in this cohort harbored neoplastic lesions in the colon. Therefore, telomere-based crisis--or telomere shortening that proceeds unchecked by p53 activation--accelerates, rather than limits, carcinogenesis and appears to promote tumor formation in epithelial compartments. These findings underscore the importance of the p53 pathway in limiting tumorigenesis in settings of telomere dysfunction. These data showed that chromosomal instability driven by loss of telomere capping function may be especially important in human epithelial cancers (see below).
Telomere dysfunction promotes chromosomal instability and gene copy number changes
A role for telomeres in maintaining chromosomal stability has been inferred since the 1930s and has been validated by directed experiments perturbing telomerase or telomeres in ciliates, yeast, and mammals [65]. These studies have shown that, in addition to activating checkpoints, one of the critical functions of telomeres is to prevent recombination between chromosomes. Loss of telomere capping function leads to end-to-end fusions of chromosomes [21] and [66]. The presence of two centromeres renders these

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dicentric chromosomes potentially unstable, because each centromere may attach to opposite poles of the mitotic spindle during mitosis. When this occurs, such dicentric chromosomes are stretched between the poles, generating anaphase bridges that are likely to break. In primary cells and neoplastic lesions in late-generation TERC−/− mice, telomere dysfunction leads to end-to-end fusions and anaphase bridges. Both exposure of the chromosomal end during uncapping of the packaged, looped structure of the telomere and double-strand DNA breaks generated by processing these dicentric chromosomes may contribute to p53 activation and impaired tumorigenesis in telomerase-deficient mice.
In the epithelial cancers that emerged in the TERC−/− p53+/− mice, loss of the remaining p53 allele and unchecked telomere shortening were shown to yield anaphase bridge formation at high frequency. Analysis of chromosomal structure by spectral karyotyping (SKY) indicated that in tumors from TERC−/− p53+/− mice, telomere attrition promoted the formation of translocations between non-homologous chromosomes. These translocations were of the non-reciprocal type and were not seen in cancers from p53-deficient mice with long telomeres. Unlike classical balanced translocations, non-reciprocal translocations (NRT) led to copy number changes in the genes encoded in the involved chromosomal regions [67]. Therefore, unrestricted telomere dysfunction in cells lacking p53 activity promotes cancer in part by generating NRTs and widespread gene copy number changes (see Table 1).
Telomere shortening, telomerase reactivation, and gene copy number changes in human carcinoma
Analysis of cancer genomes has been aided by comparative genome hybridization (CGH), which allows a global view of copy number aberrations (CNAs). CGH analyses have revealed that human carcinomas sustain numerous copy number changes and that a significant percentage of the cancer genome may be altered in this manner [68]. Furthermore, extensive CNAs are seen in pre-invasive precursors of carcinoma and these clonal changes are shared to a large extent among pre-invasive cancers, invasive cancers, and metastatic lesions in the same patient. These data suggest that chromosomal stability is profoundly impaired early in tumorigenesis, but that the genome appears more stable during progression. What is the mechanism for generating these copy number changes during early tumorigenesis? One possible explanation is that a period of telomere dysfunction occurs when early neoplastic cells, dividing before telomerase activation, sustain significant telomere loss and circumvent activation of p53 pathways. Just as in the TERC−/− p53+/− mouse model, cell division under these circumstances will lead to cycles of dicentric chromosomes and anaphase bridge formation, chromosomal breakage, and generation of NRTs, a classical cytogenetic hallmark of human carcinomas. In support of this model, telomeres shorten significantly during the early stages of human tumorigenesis when telomerase is not expressed [69]. When telomerase is reactivated, telomere shortening ceases and telomeres are maintained at a stable, but shorter, length. Data from these telomerase-deficient mouse models have revealed complexities in how telomere dysfunction can influence cell fate during the early stages of carcinogenesis and have provided a putative mechanism to explain the generation of the extensive CNAs seen in human epithelial cancers. Moreover, they provide yet another reason to explain the strong selection for p53 loss during human tumorigenesis.
Conclusions
Mouse models have suggested that p53 is central both for the cell cycle arrest and apoptotic responses caused by critically short telomeres. In addition, p53 is crucial for the ability of dysfunctional telomeres to suppress tumorigenesis in vivo. However, the pathways upstream and downstream from p53 in response to telomere shortening remain to be completely defined. In particular, it will be important to understand how the p53 pathway is attenuated in carcinomas that appear to have developed through telomere-based crisis, based on their abnormal CGH profiles. Future studies examining the p53 pathway in telomerase-deficient mice will allow the details of p53 action in response to telomere uncapping to be elucidated and will significantly improve our understanding of how telomere shortening contributes to aging and to cancer in humans.

Acknowledgments
We thank T. Johnson and A. Venteicher for critical reading of the manuscript. We apologize to those whose work was not cited due to space constraints.

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Immortal Cells
Discover, June, 1999 by Shanti Menon

The clusters of human skin cells basking in a sterile incubator, with alarms poised to go off if the level of carbon dioxide drops or the temperature wavers from 98.6 degrees, appear to be blessed with eternal youth. Under normal circumstances, skin cells divide about 50 to 70 times and then quickly wither and stop dividing. But after nearly two years in a laboratory at Geron, a Menlo Park, California, biotech company, these genetically altered cells are approaching 400 divisions and still show no signs of aging. They just keep multiplying.

Until now, endlessly multiplying cells indicated one thing: cancer. But Geron biochemist Cal Harley and cell biologist Jerry Shay, who has the same type of lab setup at the University of Texas Southwestern Medical Center in Dallas, say the remarkably youthful skin cells remain cancer-free. Moreover, Harley and Shay hope their success in prolonging the life span of these individual cells in the lab could eventually pave the way for more people to lead healthy and productive lives up to the age of 120. "One of the driving forces for trying to immortalize normal cells is that we may be able to treat or prevent the onset of certain diseases where cell aging plays a key role," says Harley.

He and Shay discovered their cellular fountain of youth when a strand of DNA they inserted into a skin cell prompted the production of telomerase, an enzyme naturally found in very young embryonic cells. Telomerase restores bits of DNA, called telomeres, which cap the ends of chromosomes and keep them from unraveling.

Every time a cell divides, its telomeres get shorter, like the burning wick on a candle. When telomeres get down to a critical length, a cell will simply stop dividing. "Telomeres are now known to be the clock of cell aging," says Harley. "Telomerase is the enzyme that can rewind the clock. It gives us a way to restore an increased life span, a youthful life span, to aging cells."

Young cells help keep skin smooth and supple by secreting collagen and elastin, proteins that manufacturers often add to creams and lotions. But when the cells stop dividing, they produce less of these proteins; some make an enzyme that breaks down collagen. As a result, old skin starts looking thin and wrinkled. When cells Harley and Shay had altered began producing telomerase, the effect was remarkable. "Within a few doublings, the telomeres in those cells started to grow, in some cases quite dramatically," says Harley. With their lengthened telomeres, the rejuvenated skin cells also continued to churn out high levels of youthful proteins.

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In theory, a skin graft using immortalized cells could replace tough old skin with soft, healthy young skin. A less drastic approach might be to coax skin cells to activate their existing, but dormant, telomerase genes. "It's a natural gene that's in every cell but is tamed off," says Harley. "You could try to deliver a telomerase activator in a cream," he suggests. "It would penetrate the skin, get into the cells, and keep them from aging."

Harley and Shay hope the beauty of telomerase turns out to be more than skin-deep. One of the most promising potential uses of the enzyme is to treat atherosclerosis, the scarring that blocks arteries. Clusters of eternally youthful endothelial cells, from the protective lining in arteries, are thriving in the Geron lab. These days, when someone undergoes angioplasty to scrape out gunk from clogged arteries, the endothelial lining gets scraped out, too. "Older patients, because of the aging of their endothelial cells, have a reduced ability to heal the wound," says Harley. "If we can deliver rejuvenated endothelial cells, using the same type of balloon catheter that cleans out the vessels, we think we can achieve a permanent solution to the problem."

Harley and Shay are currently working with just a few cell types, but the list of degenerative diseases they eventually plan to target is extensive. In some types of late-onset diabetes, for example, people don't have enough insulin-making pancreatic islet cells. "What if we could go in with a fine needle, take out one pancreatic islet cell, and introduce telomerase into that cell?" says Shay. "We'd give the person back their own islet cells as if they were from a 20-year-old." Similar procedures could regenerate skin for burn patients, immune cells for people with HIV, retinal cells for blind people, or muscle cells to combat muscular dystrophy. "This is a very potent direction to pursue," says Shay.

Testing these techniques in humans is still a long way off, however. Identifying the best means of triggering a cell to produce telomerase is the first step. Harley and Shay have already had some success engineering viruses to carry telomerase genes, instead of harmful viral genes, into cells. This works fairly well in a petri dish, but when a virus enters a living person, it has to sneak past the body's defenses to deliver the goods.

PSA RISING
"Cell Crisis" a key event in development of cancer in older adults
Dana Farber looks for ways to prevent it
August 10, 2000. BOSTON - A new study by researchers at Dana-Farber Cancer Institute offers fresh evidence for a theory of why incidences of certain cancers grow more common as people age.
________________________________________

Ronald DePhinho
is a leader in the use of engineered cancer models to uncover the molecular and biological processes that lead to the development of cancer.
________________________________________
Halting Growth of Telomeres - Princeton (Aug 2000)
________________________________________
Telomeres sit at ends of chromosomes
Click to see Telomere Structure and Human Telomere Atlas (U. of Chicago)
________________________________________

Telomerase model, Cech lab, Howard Hughes Medical Institute, Boulder, Colorado Click to enlarge.

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The theory is that in tissues that undergo continual renewal, a process where cells die and are replaced throughout life, such as those in the breast, skin, prostate, and colon - a genetic mutation causes some cells to keep dividing even after their chromosomes have lost their protective protein ends called telomeres. The result is chromosomes that fuse together in abnormal ways, creating chaos with cells' genetic programming and setting them on the path toward cancer.

The new study, led by Ronald DePinho, M.D., and colleagues Steven Artandi, M.D., Ph.D., and Sandy Chang, M.D., Ph.D., of Dana-Farber, and published in the August 10 issue of Nature, used a new strain of mice whose ability to develop certain cancers resembles that of humans.

Normally, mice with flaws in their genetic "brakes" against cancer develop lymphomas and malignancies known as sarcomas in bones and connective tissue. In aging humans, however, tumors tend to arise in "epithelial" cells -- cells that regularly die and are replaced -- that line the interior of certain organs.

The DePinho team speculated that reason for this difference lay in the telomeres. In humans, telomeres shorten each time a cell divides until they become so short they can no longer protect the chromosomes from damage. At this point, known as the "Hayflick limit," the cells normally cease dividing. In some cells, though, a genetic error enables them to bypass the Hayflick limit and continue dividing even though their chromosomes are virtually shorn of telomeres. At this stage, known as "crisis," the cells' chromosomes begin breaking and fusing in abnormal places.

"When these complex chromosomal rearrangements occur, you get very rapid gains and losses of genetic information within cells," lead author Artandi says. "This process, known as "crisis," gives rise to pre-cancerous cells that begin to form a primary tumor, but cannot fully develop until telomere function is restored." At this point, full maturation of the cancer is achieved by reactivation of the enzyme telomerase, rebuilding and stabilizing the cells' telomeres -- and allowing continued tumor cell division and migration within the body.

"We have long known that cancer is associated with age," senior author, DePinho remarks. "We know it tends to occur in epithelial cells in older adults, and we know the chromosomal structure of these cancer cells is very complex: under a microscope, it looks as though someone threw a grenade into the nucleus where the chromosomes are located. We wanted to find an explanation for these phenomena."

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The answer would come from studies with mice. In mouse cells, unlike human cells, the gene for rebuilding telomeres is always switched "on," so the telomeres don't shorten with each cell division. This has been thought to explain why mice tend to develop cancer in different tissues than aging humans do. DePinho and his colleagues developed a strain of mouse in which, like humans, the telomere-building gene is shut off. "Essentially, we engineered the mouse cells to experience 'crisis,' something they would normally be prevented from doing," DePinho says.

The results were striking. "We saw a dramatic shift in the types of tumors these animals developed," DePinho continues. "They much more closely resembled the tumor spectrum found in aged humans."

Not only that, but when the chromosomes in the mouse cancer cells were examined by Sandy Chang with a new technology called SKY (for Spectral Karyotyping), the patterns they formed were very much like those seen in cancerous epithelial cells in humans. Chang's efforts were greatly facilitated by the Arthur and Rochelle Belfer Cancer Genomics Center at Dana-Farber, directed by Lynda Chin, M.D., and Matthew Meyerson, M.D., Ph.D.

"Our conclusion is that crisis is a major event in the development of cancer cells in older people," DePinho remarks. "Crisis is what enables the cells to gain and lose the chromosomal material that leads cells to become cancerous."

The implication is that if crisis could be prevented - by rebuilding the telomeres of cells before they incur the genetic instability associated with loss of telomeres - scientists could prevent this crisis stage from occurring and, potentially, reduce the chances that the cells would become fully cancerous. Ongoing studies will explore that possibility. These studies were initiated by Lynda Chin and aided more recently by Scott Alson, Geoff Gottlieb, and Luan Lee.

DePinho has been recognized as a leader in the use of engineered cancer models to uncover the molecular and biological processes that lead to the development of cancer. He and his colleagues have produced cancer models that have allowed detailed analysis of the complex host-tumor cell interactions required for tumor existence.

Dr. DePinho's honors and awards include the coveted American Cancer Society Research Professorship, the Cancer Research Institute Scholar Award, the Melini Award for Biomedical Excellence and Kirch Foundation Medical Investigator Award.

Dana-Farber Cancer Institute (www.dana-farber.net) is a principal teaching hospital of Harvard Medical School and an NCI Comprehensive Cancer Center.
Sources and Links

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Nature 2000 Aug 10;406(6796):641-5 Telomere dysfunction promotes non-reciprocal translocations and epithelial cancers in mice. Artandi SE, Chang S, Lee SL, Alson S, Gottlieb GJ, Chin L, DePinho RA Department of Adult Oncology, Dana-Farber Cancer Institute, Boston, Massachusetts 02115, USA.
Ann N Y Acad Sci 1999;886:1-11 Telomerase. A target for anticancer therapy. Lichtsteiner SP; Anticancer Res 2000 May-Jun;20(3B):1905-12
Genetic alterations in human prostate cancer: a review of current literature. Ozen M, Pathak S Department of Cancer Biology, University of Texas M. D. Anderson Cancer Center, Houston 77030, USA.

Duke University News and Communication

Growing Human Skin In Laboratory Can Prematurely Age Cells
Technique used to save lives also means skin prematurely ages
By Geoffrey Mock
Tuesday, April 22, 2003
Print This Page
Children who receive laboratory-expanded sheets of their own skin to cover severe burns are saved from certain death, but their new skin can have the cellular age of an 80 year old, according to a study at Duke University Medical Center.
The process of growing small patches of human skin into larger sheets, called tissue engineering, makes cells divide so many times that the skin becomes prematurely aged at a cellular level. The dangers of prematurely aged skin are that it will not regenerate for the duration of the child's life, and its wound-healing capacity could be severely compromised, said Christopher Counter, Ph.D., a cancer biologist in the Duke Comprehensive Cancer Center.
Results of his study are published in the April 19, 2003, issue of the British medical journal, The Lancet.
"Although tissue engineering is a life-saving technique, our work suggests that the skin could ultimately lose its regenerative capacity over a period of decades," said Counter. "Conversely, we might unwittingly select cells that have a mutation and keep dividing uncontrollably in the patient, which is a hallmark of cancer." To date, tissue engineering

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has saved more than 700 patients who had burns covering more than 75 percent of their bodies, and, he points out, so far most of these grafts are fine.
To determine the cellular age of expanded skin grafts, Counter's team analyzed samples from four burn victims years after they received "cultured" skin grown in the laboratory. Culturing the skin involves taking small patches of undamaged skin from the patient and placing them in a large dish, where the skin cells divide and multiply to form a sheet.
The cultured sheets of skin are then placed over the patient's burned tissue. Within days, the skin sheets permanently engraft, attaching to the healing connective tissue in the wound bed. Because the skin is autologous, or derived from the patient, there is no chance of rejection. Such a process is used when there is not enough of the patients' unburned skin to cover expansive, third degree burns.
Counter said that years after the engraftment, the skin continues to look normal. But a closer analysis of cultured skin showed extensive changes in the chromosomes of skin cells.
Specifically, Counter and co-investigators William Press and Carolyn Compton found that cultured skin cells had much shorter chromosomal tips than did normal skin cells. Chromosomes are the strands of DNA in each cell that carry its genetic code, and the end of a chromosome is its "telomere." Every time a cell divides, its chromosomal telomeres become shorter until they are so short that the cell receives a signal to commit suicide.
The exponential cell division that skin patches undergo during the expansion process caused telomeres to become excessively short, analogous to the skin of an 80 year old, said Counter. This aging process is what he speculates might curtail the lifespan of the skin.
Counter said evidence of this phenomenon is strong, both from human and animal studies. Certain skin diseases such as dyskeratosis congenita cause telomeres to become excessively short, resulting in skin defects and reduced wound-healing capacity, he added.
"In fact in every organism ever tested, ranging from yeast to mice to humans, extensive loss of telomeric DNA has the same consequence: a reduction in the proliferative capacity of the cells," Counter said.
Counter and his team speculate that briefly adding an enzyme, called telomerase, during the laboratory expansion process might elongate telomeres enough that they would sustain their regenerative capacity. Telomerase is produced by highly proliferative cells, such as adult stem cells, in order to prolong their lifespan. Yet telomerase produced by the wrong cells in the body can unnaturally extend the cell's life and hence promote the growth of cancer. In fact, recent studies have shown that telomerase is found in 85 percent of all cancers.

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Using telomerase briefly and at the right timeframe during skin growth might allow telomeres to be appropriately long without stimulating the over-growth that is characteristic in all cancer, said Counter. "Not only does our data have relevance to the burn victims, but also is a red flag that other tissues engineered in the lab may run into the same problem."
For more information, contact: Becky Levine | (919)660-1308 | becky.levine@duke.edu

Experimental Therapeutics, Preclinical Pharmacology
Clinical Cancer Research Vol. 10, 2551-2560, April 2004
© 2004 American Association for Cancer Research
Introduction of Human Telomerase Reverse Transcriptase to Normal Human Fibroblasts Enhances DNA Repair Capacity
Ki-Hyuk Shin1, Mo K. Kang1, Erica Dicterow1, Ayako Kameta1, Marcel A. Baluda1 and No-Hee Park1,2
1 School of Dentistry and 2 Jonsson Comprehensive Cancer Center, University of California, Los Angeles, California

ABSTRACT
Top
ABSTRACT
INTRODUCTION
MATERIALS AND METHODS
RESULTS
DISCUSSION
REFERENCES

Purpose: From numerous reports on proteins involved in DNA repair and telomere maintenance that physically associate with human telomerase reverse transcriptase (hTERT), we inferred that hTERT/telomerase might play a role in DNA repair. We investigated this possibility in normal human oral fibroblasts (NHOF) with and without ectopic expression of hTERT/telomerase.
Experimental Design: To study the effect of hTERT/telomerase on DNA repair, we examined the mutation frequency rate, host cell reactivation rate, nucleotide excision repair capacity, and DNA end-joining activity of NHOF and NHOF capable of expressing hTERT/telomerase (NHOF-T). NHOF-T was obtained by transfecting NHOF with hTERT plasmid.
Results: Compared with parental NHOF and NHOF transfected with empty vector (NHOF-EV), we found that (a) the N-methyl-N'-nitro-N- nitrosoguanidine-induced

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mutation frequency of an exogenous shuttle vector was reduced in NHOF-T, (b) the host cell reactivation rate of N-methyl-N'-nitro-N-nitrosoguanidine-damaged plasmids was significantly faster in NHOF-T; (c) the nucleotide excision repair of UV-damaged DNA in NHOF-T was faster, and (d) the DNA end-joining capacity in NHOF-T was enhanced. We also found that the above enhanced DNA repair activities in NHOF-T disappeared when the cells lost the capacity to express hTERT/telomerase. Conclusions: These results indicated that hTERT/telomerase enhances DNA repair activities in NHOF. We hypothesize that hTERT/telomerase accelerates DNA repair by recruiting DNA repair proteins to the damaged DNA sites.

Introduction

Telomerase, which consists of the catalytic protein subunit, human telomerase reverse transcriptase (hTERT), the RNA component of telomerase (hTR), and several associated proteins, has been primarily associated with maintaining the integrity of cellular DNA telomeres in normal cells (1 , 2) . Telomerase activity is correlated with the expression of hTERT, but not with that of hTR (3 , 4) . The involvement of DNA repair proteins in telomere maintenance has been well documented (5, 6, 7, 8) . In eukaryotic cells, nonhomologous end-joining requires a DNA ligase and the DNA-activated protein kinase, which is recruited to the DNA ends by the DNA-binding protein Ku. Ku binds to hTERT without the need for telomeric DNA or hTR (9) , binds the telomere repeat-binding proteins TRF1 (10) and TRF2 (11) , and is thought to regulate the access of telomerase to telomere DNA ends (12 , 13) . The RAD50, MRE11, and NBS1 proteins, which are involved in DNA repair, are also active in telomere elongation via protein kinase ATM and associate with TRF1 and TRF2 (13, 14, 15, 16, 17) . Moreover, recent observations indicate that telomerase also associates with proteins known to participate in DNA replication (18) and in DNA repair (9) . Also, DNA repair is impaired in mice with telomere dysfunction (19 , 20) . Because proteins involved in DNA replication are required for repair of damaged DNA, there exists a possibility that telomerase is also involved in DNA repair. A recent report showed that ectopic expression of hTERT accelerated the repair of DNA double-strand breaks induced by ionizing radiation and of DNA adducts produced by cisplatin (21) . To investigate the putative role of hTERT in general DNA repair, two independent strains of normal human oral fibroblasts (NHOF) were transfected with a plasmid capable of expressing hTERT. NHOF do not express the hTERT gene, which is silenced by hypermethylation (22) . They express hTR, which is ubiquitously present in normal cells.

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Three NHOF clones that expressed hTERT and telomerase activity were established. Two of the three clones transiently expressed telomerase activity because the nonintegrated plasmids were lost after approximately 35 population doublings (PDs) after transfection. During the period when these hTERT-transfected clones expressed hTERT and possessed telomerase activity, they demonstrated a significantly greater DNA repair capacity compared with that of the parental NHOF and NHOF transfected with empty vector (NHOF-EV). After the hTERT-transfected cells ceased to express hTERT and telomerase activity, they lost the capacity to enhance DNA repair. The hTERT-induced enhancement of DNA repair was demonstrated in four different ways. First, in NHOF expressing telomerase activity treated with N-methyl-N'-nitro-N-nitrosoguanidine (MNNG), the mutation frequency of the replicating pS189 shuttle vector was decreased. Second, NHOF expressing telomerase activity had a higher repair level of exogenous DNA damaged in vitro by MNNG. Third, NHOF expressing telomerase activity showed a faster rate of nucleotide excision repair (NER) in both strands of an endogenous cellular gene. Fourth, NHOF expressing telomerase activity had a higher rate of DNA end-joining activity. The parental primary NHOF and five hTERT-negative clones served as controls.

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Transfection and Cloning.
A human TERT expression plasmid (pCI-neo-hTERT) was provided by Dr. Robert A. Weinberg (Whitehead Institute for Biomedical Research, Massachusetts Institute of Technology). Control plasmid (pCI-neo) was obtained from Promega (Madison, WI). After 41 PDs, approximately 2 x 105 exponentially replicating NHOFs per 60-mm culture dish were transfected with pCI-neo-hTERT or pCI-neo by using LipofectAMINE 2000 reagent (Invitrogen). For each 60-mm dish, a mixture of pCI-neo-hTERT or pCI-neo (5 µg/50 µl) and the LipofectAMINE reagent (35 µg/50 µl) was added to the culture medium dropwise as uniformly as possible with gentle swirling. The cells were incubated for 7 h at 37deg. C. The medium was then replaced with fresh culture medium, and the cultures were incubated for an additional 24 h. To select cells transfected with the pCI-neo-hTERT or pCI-neo, the cells were incubated in culture medium containing 200 µg/ml G418 (Invitrogen). Then, G418-resistant clones were isolated by ring-cloning. The G418-resistant clones transfected with pCI-neo-hTERT or pCI-neo were selected and subcultured.
Nucleic Acid Isolation.
High molecular weight cellular DNA was extracted from the cells with phenol/chloroform/isoamyl alcohol (25:24:1) and ethanol precipitation (24) .
Analysis of Telomerase Activity.
Cellular extracts were prepared by using 3-[(3-cholamidopropyl)dimethylammonio]-1-propanesulfonic acid (lysis buffer) provided from the TRAP-eze Telomerase Detection Kit (Intergen Corp., Norcross, GA) as recommended by the manufacturer. Telomerase activity was determined using the TRAP-eze Telomerase Detection Kit as described previously (23) . Each telomeric repeat amplification protocol reaction contained cellular extract equivalent to 1 µg protein. The PCR products were electrophoresed in 12.5% nondenaturing polyacrylamide gels, and the radioactive signals were detected by

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Plasmid DNA was digested with the enzyme DpnI (Boehringer Mannheim Biochemicals, Indianapolis, IN) to cleave DNA from plasmids that had not replicated in NHOF (30) . Recovered plasmid DNA that had replicated in cells were transfected into E. coli MBM7070 by the heat shock method. Transformed bacteria were plated on Luria-Bertani agar plates containing ampicillin (50 µg/ml), 5-bromo-4-chloro-3-indolyl-B-D-galactopyranoside, and isopropyl-1-thio-B-D-galactopyranoside. Bacterial colonies containing plasmids with the mutant or wild-type suppressor tRNA gene (supF) were identified by color (cells containing wild-type plasmids are blue, whereas cells with mutant plasmids are light blue or white). The mutagenic frequency was determined as the percentage of white and light blue colonies in the total colonies [mutagenesis frequency (%) = number of white and light blue colonies / number of total colonies].
Host Cell Reactivation Assay.
The pGL3-Luc plasmid (Promega), in which expression of the firefly luciferase gene is controlled by the cytomegalovirus (CMV) promoter, was used to determine the capacity of cells for repairing damaged DNA. The pRL-CMV plasmid, in which the Renilla luciferase gene is driven by the CMV promoter, was used as an internal control for transfection efficiency. To create in vitro damaged DNA, the pGL3-Luc plasmid was exposed to 50 or 100 ng/ml MNNG for 30 min in Tris-EDTA buffer and purified with Wizard DNA Clean-Up System (Promega). Approximately 5 x 104 cells/well were plated in a 24-well culture dish and cultured for 24 h. The cells were then transiently transfected with 1 µg damaged pGL3-Luc plasmid/well and 0.1 µg pRL CMV plasmid/well using the LipofectAMINE reagent following the manufacturer’s instructions. The pRL-CMV plasmid was used to normalize for total DNA transfected. After 4 h of transfection, the transfection medium was replaced with regular culture medium. Cells were collected 48 h after transfection, and cell lysates were prepared according to the Promega’s instruction manual. Luciferase activity was measured using the Dual Luciferase Reporter Assay System (Promega) and a luminometer (Promega). The Renilla luciferase activity was used to normalize for transfection efficiency.
NER Assay.
Strand-specific riboprobes for the p53 EcoRI fragment detection were prepared by PCR amplification of a human genomic DNA fragment between nucleotides 1750 and 2138 of exon II of the p53 gene. This fragment of 388 nucleotides was ligated into the pGEM-T plasmid (Promega) and sequenced to confirm the absence of mutations. Strand-specific 32P-labeled riboprobes were generated using the T7 or SP6 transcription promoters in the pGEM-T/p53 vector as described previously (31) . Strand-specific removal of UV-induced cyclobutane pyramidine dimers (CPDs) was analyzed from a 16-kb EcoRI fragment of the active p53 gene using single-stranded labeled riboprobes specific for p53 (32 , 33) . Cells cultured to confluence were UV-irradiated with 2.5 J/m2 (254 nm). Genomic DNA was extracted at 0, 8, and 24 h after UV-irradiation using phenol/chloroform/isoamyl alcohol (25:24:1) and ethanol precipitation (24) . The extracted DNA was digested with EcoRI and treated or mock-treated with T4 endonuclease V (T4V; Epicenter Technologies, Madison, WI) and then electrophoresed on denaturing agarose gels and transferred to Hybond-N nylon membranes (Amersham Life Sciences, Arlington Heights, IL). After hybridization with strand-specific riboprobes, signals in the membrane were detected using a Storm 840 phosphorimager and quantified with ImageQuant software, version 1.2 (Molecular Dynamics). Repair of CPDs was

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calculated by comparing the amount of radioactivity in the T4V-treated versus mock-treated fragments and normalized with a loaded control plasmid (pGL3 control plasmid). In Vitro DNA End-Joining Assay.

Cells were collected and washed three times in ice-cold PBS. The cells were lysed by incubation for 30 min at 4°C in lysis buffer [1% Triton X-100, 150 mM NaCl, 10 mM Tris (pH 7.4), 1 mM EDTA, 1 mM EGTA (pH 8.0), 0.2 mM sodium orthovanadate, and protease inhibitor mixture (Boehringer Mannheim)]. The cell lysates were centrifuged at 8000 x g for 10 min at 4°C. EcoRI linearized pCR2.1-TOPO plasmid (Invitrogen) was incubated with total cell extracts for 2 h at 37°C in 20 µl of reaction mixture containing 1 µl of linearized plasmid (10 ng), 2 µl of cell extract (10 µg), 4 µl of 50% polyethylene glycol, and 2 µl of 10x ligase buffer [300 mM Tris-HCl (pH 7.8), 100 mM KC1, 100 mM DTT, and 10 mM ATP]. To amplify rejoined DNA, PCR reaction was performed with 3 µl of end-joining reaction using M13 reverse primer (5'-CAGGAAACAGCTATGAC- 3') and M13 forward primer (5'-GTAAAA CGACGGCCAG-3'). The PCR condition consisted of 35 cycles at 95°C for 30 s, 60°C for 30 s, and 70°C for 30 s. PCR products were separated in 2% agarose gel electrophoresis in Tris-borate EDTA buffer and visualized by staining with ethidium bromide. Amplification of rejoined DNA was evident as a 186-bp band. In Vivo DNA End-Joining Assay.

The pGL3 plasmid (Promega), in which expression of the luciferase gene is controlled by the CMV promoter, was used to evaluate correct nonhomologous end-joining activity that precisely rejoins broken DNA ends in vivo. The pGL3 plasmid was completely linearized by restriction endonuclease NarI (New England Biolabs), which cleaves within the luciferase coding region as confirmed by agarose gel electrophoresis. The linearized DNA was subjected to phenol/chloroform extraction and ethanol precipitation and dissolved in sterilized water. Before transfection, a 6-well plate was inoculated with approximately 5 x 104 cells/well and cultured for 24 h. The cells were then transiently transfected with 1 µg linearized pGL3 plasmid/well or 1 µg intact pGL3 plasmid/well using the LipofectAMINE reagent (Invitrogen) following the manufacturer's instructions. After 7 h of transfection, the transfection medium was replaced with regular culture medium. Cells were collected 48 h after transfection, and cell lysates were prepared according to the Promega instruction manual. Luciferase activity was measured using the Luciferase Reporter Assay System (Promega) and a luminometer (Promega). The reporter plasmid was digested to completion with NarI within the luciferase coding region, and only precise DNA end-joining activity should restore the luciferase activity. The precise nonhomologous end-joining activity was calculated from the luciferase activity of linearized pGL3 plasmids compared with that of the uncut plasmids. Each experiment was repeated three times.

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RESULTS

Expression of hTERT Induces Telomerase Activity in Two Independent Strains of NHOF.
Two actively proliferating independent strains of NHOF (NHOF-1 at PD 41 and NHOF-2 at PD 37) were transfected with a plasmid (pCI-neo-hTERT) capable of expressing hTERT and neomycin phosphotransferase. Fifteen G418-resistant colonies of NHOF-1 and 12 colonies of NHOF-2 were cloned and tested for telomerase activity by the telomeric repeat amplification protocol assay. Among the fifteen G418-resistant cell clones of NHOF-1, two clones expressed telomerase activity when tested at PD 50 (clones FT-1 and FT-3). The parental NHOF and a control clone (Fneo), NHOF transfected with pCI-neo without hTERT cDNA, did not display telomerase activity (Fig. 1, A and B) . The telomerase-positive NHOF clones were serially subcultured to determine the effect of telomerase on replication and senescence of NHOF. Also, telomerase activity was tested again in FT-1 at PDs 62, 74, and 84 and in FT-3 at PDs 62, 76, and 86 (Fig. 1, A and B) . At PDs 62 and 74, FT-1 showed telomerase activity, which was decreased by 5.5-fold in cells at PD 74. A similar pattern of reduced telomerase activity was noted in FT-3 at higher PDs. Telomerase activity was not detected in FT-1 and FT-3 at PD 84 and PD 86, respectively, although these clones continued to replicate exponentially (Fig. 1, A and B) . FT-3 expressed approximately four times less telomerase activity than FT-1 at all times tested. Thus, telomerase activity was only transiently expressed in the hTERT-transfected NHOF clones.

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The 12 G418-resistant cell clones established from NHOF-2 were also tested for hTERT expression by the telomeric repeat amplification protocol assay. Among the 12 G418-resistant cell clones, 1 clone (T-11) expressed telomerase activity (Fig. 1C) . The parental NHOF and three clones transfected with the empty vector (N-1, N-2, and N-p) did not display telomerase activity.
hTERT/Telomerase Decreases the Mutation Frequency of a Shuttle Vector in NHOF Treated with a DNA-Damaging Agent.
To investigate the effect of telomerase on DNA repair, we compared the mutation frequency of pS189 shuttle vector plasmids (25 , 34) in cells unexposed or exposed to the genotoxic agent MNNG. Because FT-1 and FT-3 cells showed a decreased expression of telomerase activity at PD 74 and a total loss of activity at PD 84 (Fig. 1) , we used cells at PD 65. The spontaneous mutation frequency (1/23,049) of the pS189 plasmid in the clones FT-1 and FT-3 was similar to that (1/28,131) in parental NHOF and in Fneo analyzed at PD 60 and PD 62, respectively during the exponential replication phase (Table 1) . After the cells were treated with MNNG, the mutation frequency of the shuttle vector was significantly increased in all of the tested cells. However, the magnitude of the increase was almost two times lower in FT-1 and FT-3 cells than that in the parental and Fneo cells (Table 1) . These data indicated that the expression of hTERT/telomerase activity either prevented the mutation of the plasmids or increased the repair of DNA damaged by MNNG.

hTERT/Telomerase Enhances the Repair of MNNG-Damaged Exogenous DNA.
The host cell reactivation assay is a method of investigating the DNA repair capacity of cells by quantifying the function of repaired exogenous DNA that had been damaged before introduction into cells (35, 36, 37) . The pGL3-Luc luciferase reporter plasmids were treated with 0, 50, or 100 ng/ml MNNG. The damaged plasmids were transiently transfected into parental NHOF (PD 60), Fneo (PD 62), FT-1 (PD 65), and FT-3 (PD 65). The luciferase activity was monitored in all tested cells. The hTERT-expressing fibroblasts demonstrated a significantly higher level of luciferase activity compared with the controls. At the higher (100 ng/ml) concentration of MNNG, the level was twice as high as in controls. The luciferase activity of undamaged plasmids was similar in the controls and the hTERT-transfected cells (Fig. 2A) .

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Similar results were also obtained from the independent hTERT transfection study with the NHOF-2 strain. The three clones transfected with empty vector (N-1, N-2, and N-p) showed only 55% of the host cell reactivation activity detected in the hTERT-expressing clone (T-11; Fig. 2B ).
hTERT/Telomerase Accelerates the NER Process of Cellular Gene.
In mammalian cells, a variety of DNA lesions such as UV-induced CPDs are repaired by the NER pathway (38) . The NER pathway is divided into transcription coupled repair, which is restricted to the transcribed strand of transcriptionally active genes, and general genome repair, which acts on DNA lesions within the entire genome (38 , 39) .
The effect of hTERT/telomerase on NER of the endogenous p53 gene was measured by the rate of removal of UV-induced CPDs from the individual strands of the gene sequence (40) . This assay involves both transcribing strand-specific NER and general NER. The parental, vector-transfected, and hTERT/telomerase-expressing fibroblasts at PD 65 were irradiated with 2.5 J/m2, and cellular DNA was isolated 0, 8, and 24 h after UV-irradiation. The extracted DNA was treated with T4V, which cleaves DNA containing UV-induced CPDs. The strand-specific removal of CPDs from a 16-kb EcoRI fragment of the cellular p53 gene was analyzed using a single-stranded 32P-labeled riboprobe specific for either the transcribed or nontranscribed strand of p53 (Fig. 3) . In the parental NHOF, within 8 h after UV-irradiation, 33% of the transcribed and 20% of

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the nontranscribed DNA strands were repaired, and within 24 h after UV-irradiation, 56% of the transcribed and 38% of the nontranscribed strands were repaired. In Fneo, the percentages of repair were 36% and 24% after 8 h and 68% and 44% after 24 h, respectively, for the two DNA strands. In the hTERT/telomerase-expressing cells, the NER activity was much faster. In the FT-1 clone, within 8 h after irradiation, 60% of the transcribed and 46% of the nontranscribed DNA strands were repaired, and within 24 h after UV-irradiation, 100% of the transcribed and 65% of the nontranscribed DNA strands were repaired. In the FT-3 clone, the repair percentages for the two DNA strands were 44% and 31% after 8 h and 90% and 45% after 24 h. The slower rate of NER repair in FT-3 than in FT-1 appears to reflect the lower expression of telomerase activity resulting from fewer active hTERT plasmids in FT-3. The delay in repairing the nontranscribed strand was not affected by telomerase activity. The NER assay was not performed with the T-11 clone.

hTERT/Telomerase Increases the DNA End-Joining Activity in NHOF.
DNA end-joining is part of the mechanism for repairing double-strand DNA breaks (41 , 42) .

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In the in vivo DNA end-joining assay, the three control clones with empty vector (N- 1, N-2, and N-p) showed only 58% of the DNA repair activity detected in the hTERT-expressing clone (Fig. 4C) . These data confirmed the results obtained from the hTERT-transfected NHOF-1 strain and indicated that hTERT/telomerase expression was associated with the enhancement of in vitro and in vivo DNA end-joining activity in NHOF.
Enhanced DNA Repair Activity Disappears When the Cells Lost Telomerase Activity.
We also compared the replication capacity of the hTERT-transfected NHOF-1 clones (FT-1 and FT-3) with that of the parental cells and the empty vector-transfected cells (Fig. 5A) . The parental cells and the vector-transfected control ceased dividing at PD 82 and PD 80, respectively, whereas the hTERT-transfected clones, FT-1 and FT-3 replicated for an additional 20 and 10 doublings, respectively. The T-11 clone is replicating at present, and the cells have not yet reached senescence.

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To determine whether the loss of telomerase activity and cellular replication arrest were caused by arrest of hTERT expression or by the loss of nonintegrated hTERT carrying plasmids, we investigated the physical status of the exogenous hTERT gene by Southern blot analysis of cellular DNA isolated from clones FT-1 and FT-3 (Fig. 5B) . The cellular DNA was digested with SalI, an enzyme that makes one cut in the pCI-neo-hTERT plasmid but does not cut within the cellular hTERT gene (43 , 44) . This enzyme should generate an 8.9-kb hTERT-specific DNA fragment if the pCI-neo-hTERT plasmid exists as an episome in cells and a single cellular hTERT band. As shown in Fig. 5B , an 8.9-kb hTERT-specific band was identified in the hTERT-transfected clones at PD 62 but was not seen in the parental NHOFs or in the vector-transfected control. This band was absent in the hTERT-transfected clones at PD 85. At PD 62, the FT-1 clone harbored more (22%) episomal exogenous hTERT gene than the FT-3 clone. An endogenous hTERT-specific band of approximately 23.1 kb was observed in all of the tested cells. These results indicated that the exogenous hTERT cDNA existed as an episomal form in the hTERT-transfected fibroblast clones. The diminution and eventual arrest of telomerase activity in the hTERT-transfected clones was correlated with loss of the exogenous hTERT plasmids. These findings also revealed a quantitative correlation between the number of surviving hTERT plasmids and telomerase activity as well as cellular replication capacity.
Using the host cell reactivation assay, we also compared the repair capacity of FT-1 cells at PD 92 (after they had lost telomerase activity but were still dividing exponentially) with that of FT-1 cells at PD 68 (when they were showing telomerase activity; Fig. 5C ). Whereas the luciferase activity of FT-1 at PD 68 was, as expected, significantly higher than that of the controls, the luciferase activity of FT-1 at PD 92 was similar to that of the control cells (Fig. 5C) . D 65 and FT-3 cells at higher PDs (PD 84 and PD 86, respectively) showed similar end-joining activity as the control cells, presumably due to loss of telomerase activity (Fig. 4, A and B) . This important finding showed that loss of telomerase activity caused the loss of enhanced DNA repair capacity in cloned NHOF of identical genotype

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DISCUSSION

Because the FT-1 and FT-3 NHOF clones transfected with hTERT cDNA contained hTERT cDNA in an episomal form that was lost within 35 PDs after transfection, they provided us with critical unique features for investigating the role of hTERT/telomerase on DNA repair. If the foreign DNA had integrated into host chromosomal DNA, its function or effect may not have been precisely evaluated due to potential genetic alterations caused by gene silencing or mutation (45 , 46) . Also, FT-1 and FT-3 expressed hTERT and telomerase activity in a transient manner between PDs 41 and 84 but continued to divide exponentially for another 10 and 6 PDs, respectively. Therefore, we were able to compare the effect of hTERT on DNA repair, not only between transfected and parental (or control) cells, but also between the earlier stage of active hTERT and telomerase expression and the later stages, when hTERT and telomerase expression diminished and eventually ceased. This allowed us to accurately evaluate the effect of hTERT and telomerase activity on DNA repair in a direct and quantitative manner.
The transient expression of telomerase activity in FT-1 and FT-3 extended their in vitro life span by 20 and 10 PDs, respectively, as compared with control cells. The rate of cell division remained same as that of the control cells, suggesting that hTERT/telomerase has no effect on the cell cycle. Also, the DNA proofreading (as detected by spontaneous mutagenicity) during the pS189 plasmid DNA replication was not affected (Table 1) . This is in agreement with the finding by Roques et al. (47) that the mutation frequency of microsatellite DNA in a shuttle vector was the same in parental and telomerase-immortalized human fibroblasts.
Because of the gradual decrease of telomerase activity in hTERT-transfected NHOF during cellular replication, we determined the DNA repair capacity at their peak level of telomerase expression (PD 65) during exponential replication. The control cells were also tested during their exponential replication phase. Telomerase activity reduced the mutation frequency of the pS189 plasmid replicating in FT-1 and FT-3 cells treated with MNNG by 2-fold. This represented a 2-fold acceleration of the repair of damaged DNA, both cellular and plasmid, within 24 h after MNNG treatment. This enhancement of DNA repair activity by hTERT was confirmed by host cell reactivation of the firefly luciferase gene in the

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pGL3-Luc plasmid damaged in vitro by MNNG and transfected into hTERT/telomerase-expressing NHOF. Within 48 h after transfection of the plasmids damaged with 100 ng/ml MNNG, luciferase activity was twice as high in FT-1 and FT-3 as in the control cells. However, it should be noted that the normal repair mechanism could function without hTERT, albeit at a slower rate, because a significant level of DNA repair occurred in the absence of hTERT, especially at the low MNNG dose (50 ng/ml) in parental NHOF and Fneo cells. Hence, hTERT and telomerase activity enhanced DNA repair but is not required for DNA repair. It has also been reported that telomerase and ATM protect chromosome ends and double-stand breaks, thereby preventing chromosome rearrangements (48 , 49) . We also demonstrated that hTERT/telomerase activity accelerated in vitro DNA end-joining activity. Because Ku proteins are key molecules in the DNA end-joining pathway and physically associate with hTERT (9) , it appears that hTERT may facilitate their recognition of broken DNA ends. hTERT binds to total genomic DNA independently of hTR, which is required to bind to telomeric DNA (21) . It is well established that primary mammary epithelial cells that lack active telomerase develop chromosomal abnormalities and spontaneously become transformed when cultured in vitro (50 , 51) . Such cells are the progenitors of mammary carcinoma.
The increased efficiency of DNA repair by hTERT was not restricted to foreign episomal DNA, as demonstrated by the increased rate of NER of the endogenous cellular p53 gene. Thus the effect of hTERT was not an artifact on transfected unintegrated plasmid DNA with a different association of histones and other DNA-binding proteins normally associated with cellular chromosomal DNA. In hTERT/telomerase-expressing FT-1 cells, the NER rate was twice that of the control cells. In FT-3 cells expressing a lower level of hTERT/telomerase, the NER rate was faster than that in controls but slower than that in FT-1, demonstrating a quantitative relationship between the level of hTERT and its accelerating effect on the DNA repair mechanism. The nontranscribed DNA strand being replicated 3' 5' via Okasaki fragments must wait for repair of the transcribed strand and its replication beyond the repaired site (52) . Consequently, its repair rate was accelerated indirectly through acceleration of the complementary strand repair by hTERT, but the delay between repair of the two strands was unaffected by hTERT.
To eliminate the unlikely possibility that the enhanced DNA repair activity of the hTERT-expressing clones (FT-1 and FT-3) was due to some sort of selectivity, we transfected another strain of NHOF with the pCI-neo-hTERT plasmid. We observed similar results from two independent hTERT transfection studies. This indicated that hTERT expression is associated with increased DNA repair efficiency for different types of DNA damage induced in NHOF.
The increased efficiency of DNA repair was detected for different types of DNA damage that presumably required different repair mechanisms. The Sharma et al. (21) report added repair of ionizing radiation and DNA adducts to our data. Therefore, the role of hTERT in DNA repair did not appear to be restricted to a specific repair mechanism but to general factors involved in all forms of DNA repair. Some protein factors involved in DNA repair, DNA replication, or telomere maintenance, e.g., RAD-50, MRE-11, NBS, Ku, TRF-1, and TRF-2, form physical complexes with each other and with hTERT (2 , 9 , 13, 14, 15 , 53 , 54) . Therefore, it is not surprising that hTERT can accelerate the DNA repair process in a concentration-dependent manner. DNA damage itself does not induce hTERT expression.3 Judging from the ability of hTERT to form complexes with protein

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factors that bind to DNA ends and the kinetics of DNA repair in presence of excess hTERT, we speculate that hTERT facilitates DNA repair by recruiting the initiation factors to the DNA damage sites. However, unlike the report of Sharma et al. (21) , our in vitro and in vivo end-joining assays established a direct involvement of hTERT in double-strand break repair. The different experimental approaches used could be responsible for this discrepancy. Because our in vitro assay was PCR based, it was more sensitive than that used by Sharma et al. (21) . Moreover, using our in vivo assay, we could selectively measure accurate DNA end-joining activity in cells. The increased intracellular level of ATP induced by hTERT reported by Sharma et al. (21) as responsible for faster DNA repair kinetics is another possible mechanism by which hTERT accelerates DNA repair. However, the two possibilities are not mutually exclusive.

ACKNOWLEDGMENTS

We thank Dr. R. A. Weinberg for the pCI-neo-hTERT plasmid and Dr. E. J. Shillitoe (SUNY-Syracuse) for the shuttle vector pS189 and E. coli strain MBM7070.

FOOTNOTES

Grant support: Grants DE14147 and DE14635 funded by the National Institute of Dental and Craniofacial Research.
The costs of publication of this article were defrayed in part by the payment of page charges. This article must therefore be hereby marked advertisement in accordance with 18 U.S.C. Section 1734 solely to indicate this fact.
Requests for reprints: No-Hee Park, University of California Los Angeles School of Dentistry, CHS 53-038, 10833 Le Conte Avenue, Los Angeles, CA 90095-1668. Phone: (310) 206-6063; Fax: (310) 794-7734; E-mail: npark@dent.ucla.edu
3 Unpublished data.
Received 5/ 1/03; revised 12/29/03; accepted 12/31/03.

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50. Kiyono T, Foster SA, Koop JI, et al Both Rb/p16INK4a inactivation and telomerase activity are required to immortalize human epithelial cells. Nature (Lond.), 396: 84-8, 1998.
51. Romanov SR, Kozakiewicz BK, Holst CR, et al Normal human mammary epithelial cells spontaneously escape senescence and acquire genomic changes. Nature (Lond.), 409: 633-7, 2001.
52. Waga S, Stillman B. The DNA replication fork in eukaryotic cells. Annu Rev Biochem, 67: 721-51, 1998.
53. Boulton SJ, Jackson SP. Components of the Ku-dependent non-homologous end-joining pathway are involved in telomeric length maintenance and telomeric silencing. EMBO J, 17: 1819-28, 1998.
54. Zhu XD, Kuster B, Mann M, Petrini JH, Lange T. Cell-cycle-regulated association of RAD50/MRE11/NBS1 with TRF2 and human telomeres. Nat Genet, 25: 347-52, 2000.
HARVARD Medical Schools, Consumer Health Information

Cloned Cows Cells Stay Young
April 28, 2000
WASHINGTON (AP) - Massachusetts scientists have cloned six cows that show none of the worrisome premature aging reported for Dolly the sheep. In fact, the cows' cells seem to have a surprisingly prolonged youth, a new study shows.
The finding is important because it could erase doubts about trying to use cloned cells to fight diseases, doubts raised when scientists discovered Dolly's cells appeared older than she was.
But the cloned cows - the oldest turned a year old this week, while the others are 7 months old - have cells that appear as young as the cells of newborn calves, researchers with the biotechnology company Advanced Cell Technologies report in Friday's edition of the journal Science.
Unlike Dolly, the cows were cloned from cells nearing the end of their lifespan. If even very old cells can have their "aging clock" essentially rewound, then scientists might one day be able to clone customized replacement tissues for patients suffering diabetes, Parkinson's or other diseases, say experts on cellular aging.
Does it also mean the cloned cows could live longer than normal? Maybe, says Advanced Cell Technologies' chief scientist, Dr. Robert Lanza. "There's a chance these could be the longest-lived cows on the planet."
But no one will know that for years, cautioned Thoru Pederson, a cellular biologist at the University of Massachusetts Medical School. After all, cows typically live 20 years, and there's more to aging than the cellular characteristic the company is investigating.
"It's important not to overdramatize this as a 'fountain of youth' thing," stressed one of the nation's leading experts on cellular aging, Jerry Shay of the University of Texas Southwestern Medical Center.
Instead, Shays says, the study provides "the first very dramatic proof" that people's very old cells could one day be rejuvenated for tissue engineering.

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To test this hypothesis, two telomerase-negative normal human cell types, retinal pigment epithelial cells and foreskin fibroblasts, were transfected with vectors encoding the human telomerase catalytic subunit. In contrast to telomerase-negative control clones, which exhibited telomere shortening and senescence, telomerase-expressing clones had elongated telomeres, divided vigorously, and showed reduced staining for -galactosidase, a biomarker for senescence. Notably, the telomerase-expressing clones have a normal karyotype and have already exceeded their normal life-span by at least 20 doublings, thus establishing a causal relationship between telomere shortening and in vitro cellular senescence. The ability to maintain normal human cells in a phenotypically youthful state could have important applications in research and medicine.
A. G. Bodnar, M. Frolkis, C.-P. Chiu, G. B. Morin, C. B. Harley, and S. Lichtsteiner are at Geron Corporation, 230 Constitution Drive, Menlo Park, CA 94025, USA. M. Ouellette, S. E. Holt, J. W. Shay, and W. E. Wright are in the Department of Cell Biology and Neuroscience, University of Texas Southwestern Medical Center, 5323 Harry Hines Boulevard, Dallas, TX 75235-9039, USA.
* These authors contributed equally to this work.

To whom correspondence should be addressed. E-mail: slichtste@geron.com ; wright@utsw.swmed.edu
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Normal human diploid cells placed in culture have a finite proliferative life-span and enter a nondividing state termed senescence, which is characterized by altered gene expression (1, 2). Replicative senescence is dependent upon cumulative cell divisions and not chronologic or metabolic time, indicating that proliferation is limited by a "mitotic clock" (3). The reduction in proliferative capacity of cells from old donors and patients with premature aging syndromes (4), and the accumulation in vivo of senescent cells with altered patterns of gene expression (5, 6), implicate cellular senescence in aging and age-related pathologies (1, 2).
Telomere loss is thought to control entry into senescence (7-10). Human telomeres consist of repeats of the sequence TTAGGG/CCCTAA at chromosome ends; these repeats are synthesized by the ribonucleoprotein enzyme telomerase (11, 12). Telomerase is active in germline cells and, in humans, telomeres in these cells are maintained at about 15 kilobase pairs (kbp). In contrast, telomerase is not expressed in most human somatic tissues (13, 14), and telomere length is significantly shorter (15). The telomere hypothesis of cellular aging (16) proposes that cells become senescent when progressive telomere shortening during each division produces a threshold telomere length.
The human telomerase reverse transcriptase subunit (hTRT) has been cloned (17). We recently demonstrated that telomerase activity can be reconstituted by transient expression of hTRT in normal human diploid cells, which

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express low levels of the template RNA component of telomerase (hTR) but do not express hTRT (18). This provided the opportunity to manipulate telomere length and test the hypothesis that telomere shortening causes cellular senescence.
Introduction of telomerase into normal human cells. To determine if telomerase expression increases cell life-span, we transfected hTRT normal cells with two different hTRT expression constructs. One construct was engineered for increased translational efficiency by removal of the 5 and 3 untranslated regions of hTRT and creation of a Kozak consensus sequence. This engineered hTRT cDNA was cloned downstream of the MPSV promoter (19). The second construct consisted of the complete (native) hTRT cDNA cloned downstream of the SV40 promoter in pZeoSV (19). In the first experiments, we compared the life-span of stable clones transfected with MPSV-hTRT versus "vector only" clones, and in the second, we compared the life-span of activity- positive and activity-negative stable clones containing integrated SV40-hTRT constructs.
hTRT normal retinal pigment epithelial cells (RPE-340) were transfected with the MPSV-hTRT vector at population doubling (PD) 37, and 27 of the 39 resultant stable clones (69%) expressed telomerase activity. BJ foreskin fibroblasts were transfected with the MPSV-hTRT vector at PD 58, and 3 of the 22 stable clones (14%) expressed telomerase activity. Reverse transcriptase-polymerase chain reaction experiments demonstrated that the hTRT mRNA originated from the transfected cDNA and not the endogenous gene (20). Telomerase activity, measured relative to that in the lung cancer-derived human cell line H1299, ranged from 65 to 360% in the RPE clones (Fig. 1) and 86 to 95% in the BJ clones. This range of telomerase activity is similar to that observed for tumor cell lines (13). Thirty-three RPE clones and 24 BJ clones transfected with the control plasmid were also isolated; RPE clones that generated sufficient cells for the TRAP assay (n = 15) (Fig. 1) and control BJ clones (n = 15) were negative for telomerase activity. BJ fibroblasts were also transfected with the pZeoSV-hTRT construct at PD 44. Six of 76 clones (8%) expressed telomerase activity ranging from 10 to 30% of that in the reference H1299 cell line. As assessed by a ribonuclease protection assay, hTRT mRNA was undetectable in activity-negative BJ cells but readily observed in hTRT+ clones (20).
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Fig. 1. Telomerase activity in stable RPE clones. Stable human RPE clones obtained by transfection with a control vector (clone numbers prefixed with "C") or with a vector expressing the hTRT cDNA ("T" clones) were analyzed for telomerase activity by the TRAP assay (19). "PD37" represents the cell population at the time of transfection. The number of cells assayed for each clone is indicated above each lane. "IC" is the internal control in the TRAP assay. The positive control was the telomerase activity extracted from H1299 cells (20).

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Telomere lengthening in hTRT+ normal cells. We then measured telomere lengths to determine if the hTRT-reconstituted telomerase acts on its normal chromosomal substrate (21). Telomeres in the hTRT cells decreased by 0.4 to 1.3 kbp (Fig. 2), comparable to the shortening seen in mass cultures at equivalent PDs, whereas telomeres in the hTRT+ RPE and BJ clones transfected with the MPSV-hTRT vector increased by 3.7 kbp (+/- 1.4 kbp, n = 26) and 7.1 kbp (+/- 0.3 kbp, n = 3), respectively. Telomeres in six hTRT+ clones transfected with the pZeoSV-hTRT vector, increased by 0.4 kbp (+/- 0.3 kbp, n = 6). Because two hTRT+ clones expressing only 5 to 7% relative telomerase activity (RPE clone T30 and BJ clone B13) did not maintain telomere length, they were considered to be functionally hTRT (Fig. 2B). These results demonstrate that hTRT-reconstituted telomerase extends the endogenous telomeres in a normal cell.
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Fig. 2. Telomere length in stable RPE and BJ clones. (A) Terminal restriction fragment (TRF) length of DNA from representative RPE and BJ clones (21). "C" clones are telomerase-negative and "T" clones are telomerase-positive. "PD37" and "PD58" represent cells at the time of transfection for RPE and BJ cells, respectively, and "PD55" represents the RPE mass culture at the time of senescence. "M" indicates molecular size markers in kbp. (B) Mean TRF length at the indicated population doublings of the hTRT+ (triangles) and hTRT (circles) RPE clones. "T30" refers to clone T30. The gray horizontal bar represents the mean TRF of the cell population at the time of transfection. The dashed horizontal lines indicate the average TRF values for the hTRT+ and hTRT clones. (C) Mean TRF length at the indicated population doublings of the BJ clones transfected with pZeoSV-hTRT; designations are as in (B). "B13" refers to clone B13. Closed symbols represent cells that senesced; half-filled symbols correspond to cells near senescence (dividing less than once per week). [View Larger Versions of these Images (86 + 17 + 24K GIF file)]

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Life-span, karyotype, and phenotype. To investigate the effect of telomerase expression on the life-span of normal cells, we compared the growth of hTRT+ and hTRT clones. hTRT RPE clones showed the expected slowing of growth that is associated with aging in vitro, and 30 out of 33 senesced (22) by an age typical for mass RPE cultures (Fig. 3). In contrast, hTRT+ RPE clones transfected with MPSV-hTRT exceeded the mean life-span of the hTRT clones by ~20 doublings (P < 10 24; Student's T test). These clones have exceeded the maximal RPE life-span (PD 55 to 57), and continue to divide at the rate of young RPEs (Fig. 3). Similarly, most of the hTRT BJ fibroblast clones senesced or are near senescent (64 of 70 clones), whereas all six of the hTRT+ clones transfected with the pZeoSV-hTRT vector exceeded the maximal BJ life-span (85 to 90 PD) (Fig. 3). The average PD of these six rapidly dividing hTRT+ clones is already 36 doublings beyond the average life-span of the 70 hTRT clones (P < 10 6). Similar results were obtained with human vascular endothelial cells (23). Thus, expression of functional hTRT in normal cells extends their life-span.
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Fig. 3. Effect of telomerase expression on cell life-span. The proliferative status of each RPE (upper panel) and BJ (lower panel; pZeoSV-hTRT experiment) clone is shown. The hTRT+ clones (triangles) and the hTRT clones (circles) are plotted (35). Closed symbols represent senescent clones (dividing less than once per 2 weeks); half-filled symbols correspond to cells near senescence (dividing less than once per week); open symbols represent clones dividing more than once per week. The shaded vertical area indicates the typical PD range where the mass population of cells senesce. Dashed vertical lines represent the mean PD of: (a) the hTRT and (b) the hTRT+ clones. [View Larger Version of this Image (16K GIF file)]

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Senescence-associated -galactosidase (SA- -Gal) is an established biomarker associated with cellular aging (6). We stained hTRT RPE clones at or near senescence and compared the level of SA-

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-Gal staining to that in hTRT+ clones that had undergone a similar or greater number of cell divisions (Fig. 4, A and B). A majority of the cells in the hTRT clones showed strong staining; by contrast, few of the cells in hTRT+ clones at equivalent or greater PD showed staining. The cells of the hTRT clones that had stopped dividing exhibited SA- -Gal staining levels equivalent to that observed in senescent mass cultures. Their large size and increased ratio of cytoplasm:nucleus also indicates that the clones had senesced (Fig. 4A). The remainder of the slowly dividing hTRT clones exhibited SA- -Gal staining typical of cells close to senescence. The same result was found for fibroblasts: Six of six hTRT+ clones showed low levels of staining typical of young fibroblast cultures, whereas all of the hTRT clones showed elevated SA- -Gal staining (Fig. 4C). Detailed G-banding of two hTRT+ RPE clones and two hTRT+ BJ clones revealed that the cells had the normal complement of 46 chromosomes and no abnormalities (24). hTRT+ cells with an extended life-span therefore appear to have a normal karyotype and phenotype similar to young cells.
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Fig. 4. SA- -galactosidase staining of stable clones. (A) Bright-field photomicrograph of representative RPE hTRT+ and hTRT clones stained for SA- -Gal (6). Clones T8 (PD60) and T71 (PD60) are hTRT+; clones C22 (PD54) and C23 (PD56) are hTRT . Scale bar, 100 µm. (B) SA- -Gal staining at the indicated population doublings of RPE clones. Each point represents one clone. hTRT+ clones (triangles) and hTRT clones (circles) are plotted. Closed symbols represent senescent clones (dividing less than once per 2 weeks), half-filled symbols correspond to cells near senescence (dividing less than once per week); open symbols represent clones dividing at least once per week. (C) SA- -Gal staining at the indicated population doublings of BJ clones; designations are as in (B). [View Larger Versions of these Images (153 + 22K GIF file)]

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Implications. Our results indicate that telomere loss in the absence of telomerase is the intrinsic timing mechanism that controls the number of cell divisions prior to senescence. The long-term effects of exogenous telomerase expression on telomere maintenance and the life-span of these cells remain to be determined in studies of longer duration.
Telomere homeostasis is likely to result from a balance of lengthening and shortening activities. Although certain proteins in yeast are thought to facilitate the interaction of telomerase with the telomere (25), our results indicate that if analogous mammalian factors are required, they are already present in hTRT human cells. The telomerase catalytic subunit produces the lengthening activity, but other factors including telomere binding proteins such as hTRF-1 and -2 (26) might be involved in establishing a telomere length equilibrium. Very low levels of

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telomerase activity, such as that exhibited by RPE clone T30 and BJ clone B13, are apparently insufficient to prevent telomere shortening. This is consistent with the observation that stem cells have low but detectable telomerase activity, yet continue to exhibit shortening of their telomeres throughout life (27). Thus, we believe that a threshold level of telomerase activity is required for life-span extension. Promoter strength, structure of untranslated regions, site of integration, levels of hTR and hTRT, and telomere- or telomerase-associated proteins in specific cell types are all factors that may affect the functional level of telomerase. This hypothesis is supported by our finding that hTRT+ clones derived from different cell types and transfected with different vectors showed marked differences in telomere lengths.
Certain stem cells or germline populations are telomerase positive (13, 27, 28) and have long or indefinite life-spans, illustrating that telomerase expression per se is not oncogenic. Cellular transformation with viral oncoproteins can also extend cell life-span, but through mechanisms that reduce checkpoint control, increase genomic instability, and fail to prevent telomere loss (29, 30). We have not observed any gross phenotypic or morphological characteristics of transformed cells (such as loss of contact inhibition or growth in low serum) that might account for the extended proliferative capacity of the hTRT+ cells. The normal karyotype and the absolute correlation between extended life-span and telomerase activity suggest that stochastic mutagenesis does not account for the life-span extension.
Cellular senescence is believed to contribute to multiple conditions in the elderly that could in principle be remedied by cell life-span extension in situ. Examples include atrophy of the skin through loss of extracellular matrix homeostasis in dermal fibroblasts (31); age-related macular degeneration caused by accumulation of lipofuscin and downregulation of a neuronal survival factor in RPE cells (32); and atherosclerosis caused by loss of proliferative capacity and overexpression of hypertensive and thrombotic factors in endothelial cells (9, 33). Extended life-span cells also have potential applications ex vivo. Cloned normal diploid cells could replace established tumor cell lines in studies of biochemical and physiological aspects of growth and differentiation; long-lived normal human cells could be used for the production of normal or engineered biotechnology products; and expanded populations of normal or genetically engineered rejuvenated cells could be used for autologous or allogeneic cell and gene therapy. Thus the ability to extend cellular life-span, while maintaining the diploid status, growth characteristics, and gene expression pattern typical of young normal cells, has important implications for biological research, the pharmaceutical industry, and medicine.
Note added in proof: As of the time of galley proofs, virtually all of the hTRT clones were senescent or near senescent, whereas all of the hTRT+ clones continued to divide rapidly.

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17. T. M. Nakamura, et al., Science 277, 955 (1997) ; M. Meyerson, et al., Cell 90, 78 (1997) ; A. Kilian, et al., Hum. Mol. Genet. 6, 2011 (1997) .
18. S. L. Weinrich, et al., Nature Genet. 17, 498 (1997) .
19. RPE-340 cells and BJ fibroblasts were cultured as previously described (18). In one set of experiments, RPE and BJ cells were subjected to electroporation with control vector (pBBS212) or vector encoding hTRT with a consensus Kozak sequence downstream of the myeloproliferative sarcoma virus (MPSV) promoter (pGRN145) (18). After 48 hours, transfected cells were placed into medium containing Hygromycin-B (50 µg/ml) for 2 to 3 weeks, at which time the concentration was reduced to 10 µg/ml. Individual stable clones were selected and analyzed for telomerase activity by the telomeric repeat amplification protocol (TRAP) (13, 18). In a separate experiment, BJ fibroblasts were transfected with pZeoSV-hTRT, a derivative of pZeoSV (Invitrogen, Carlsbad, CA) encoding hTRT downstream of the simian virus 40 (SV40) promoter. After electroporation, the BJ cells were cultured in zeocin (200 µg/ml). hTRT+ and hTRT clones from each transfection were obtained and expanded.
20. Reverse transcriptase-polymerase chain reaction (RT-PCR) was performed on cells transfected with pGRN145. Endogenous hTRT mRNA was detected with the primer set RA58 (5 -GGCTGAAGTGTCACAG-3 ) and hTRT3 UTR (5 -GGCTGCTGGTGTCTGCTCTCGGCC-3 ). Exogenous hTRT mRNA was detected with the primer set RA58 and RA55 (5 -TCCGCACGTGAGAAT-3 ). RT-PCR showed that the hTRT mRNA derived from the transfected cDNA, but not the endogenous hTRT mRNA, was present in telomerase-positive RPE (n = 4) and BJ (n = 3) clones (34). Ribonuclease protection assays were performed on BJ cells transfected with pZeoSV-hTRT and on H1299 cells (NCI-H1299, American Type Culture Collection). The probe corresponded to hTRT sequences spanning amino acids 541 to 647. The abundance of the catalytic subunit was comparable to that in H1299 cells (34).
21. DNA isolation and TRF analyses for the RPE and BJ clones were performed essentially as described (7), except that in some cases the DNA was resolved on 0.6% agarose gels and electroblotted to nylon membranes (18), and for mean TRF calculations, the average of the weighted and unweighted means was used [ M. Levy, R. C. Allsopp, A. B. Futcher, C. W. Greider, C. B. Harley, J. Mol. Biol. 225, 951 (1992) ].
22. Senescence is defined as less than one PD in 2 weeks; near-senescence is defined as less than one PD per week. Young BJ and RPE cells typically double in 1 to 2 days.
23. A. G. Bodnar et al., unpublished data.
24. Chromosomes were analyzed by G-banding with trypsin and Wright's stain (GTW) by the Clinical Cytogenetics Laboratory, Stanford Health Services (RPE clones) and the Cytogenetics Laboratory, University of Texas Southwestern Medical Center (BJ clones).

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25. L. M. C. Konkel, et al., Proc. Natl. Acad. Sci. U.S.A. 92, 5558 (1995) ; P. W. Greenwell, et al., Cell 82, 823 (1995) ; T. Lendvay, D. Morris, J. Sah, B. Balasubramanian, V. Lundblad, Genetics 144, 1399 (1996) [Abstract] ; D. Wotton and D. Shore, Genes Dev. 11, 748 (1997) [Abstract] ; S. Marcand, E. Gilson, D. Shore, Science 275, 986 (1997) .
26. D. Broccoli, A. Smogorzewska, L. Chong, T. de Lange, Nature Genet. 17, 231 (1997) ; B. van Steensel and T. de Lange, Nature 385, 740 (1997) .
27. C.-P. Chiu, et al., Stem Cells 14, 239 (1996) [Abstract] .
28. A. Bodnar, N. W. Kim, R. B. Effros, C.-P. Chiu, Exp. Cell Res. 228, 58 (1996) ; W. E. Wright, M. A. Piatyszek, W. E. Rainey, W. Byrd, J. W. Shay, Dev. Genet. 18, 173 (1996) ; M. Engelhardt, et al., Blood 90, 182 (1997) .
29. C. M. Counter, et al., EMBO J. 11, 1921 (1992) ; J. W. Shay, W. E. Wright, H. Werbin, Int. J. Oncol. 3, 559 (1993); J. W. Shay, W. E. Wright, D. Brasiskyte, B. A. Van Der Haegen, Oncogene 8, 1407 (1993) ; J. W. Shay, B. A. Van der Haegen, Y. Ying, W. E. Wright, Exp. Cell Res. 209, 45 (1993) .
30. J. W. Shay, O. M. Pereira-Smith, W. E. Wright, Exp. Cell Res. 196, 33 (1991) .
31. K. Takeda, A. Gosiewska, B. Peterkofsky, J. Cell. Physiol. 153, 450 (1992) ; M. D. West, Arch. Dermatol. 130, 87 (1994) [Abstract] .
32. M. Boulton, F. Docchio, P. Dayhaw-Barker, R. Ramponi, R. Cubeddu, Vision Res. 30, 1291 (1990) ; J. Tombran-Tink, S. M. Shivaram, G. J. Chader, L. V. Johnson, D. Bok, J. Neurosci. 15, 4992 (1995) [Abstract] .
33. T. Kumazaki, Hiroshima J. Med. Sci. 42, 97 (1993) .
34. S. Lichtsteiner, I. Savre-Train, M. Ouellette, unpublished results.
35. To accumulate doublings as rapidly as possible, we shifted all six hTRT+ BJ clones and the six fastest growing hTRT BJ clones from 10% to 20% serum and maintained them in continuous log growth as of PD 66 to 78 (hTRT ) or PD 74 to 80 (hTRT+). Neither increased serum nor exponential growth conditions significantly extends life-span [T. Ohno, Mech. Ageing Devel. 11, 179 (1979); J. R. Smith and K. I. Braunschweiger, J. Cell Physiol. 98, 597 (1979) ] particularly if instituted near the proliferative limit of the culture.
36. We thank M. Liao, J.-F. Train, V. Tesmer, B. Frank, Y. Oei, S. Gitin, S. Wong, V. Votin, B. Lastelic, R. Adams, S. Amshey, D. Choi, and N.

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Spiff-Robinson for excellent technical assistance; W. Andrews and R. Adams for the construction of the MPSV vector; L. Hjelmeland for the RPE-340 cells; J. Smith for the BJ fibroblasts; M. Kozlowski for helpful discussions; L. Hayflick and T. R. Cech for critical reading of the manuscript; I. Savre-Train for the ribonuclease protection results; and W. O'Wheels for support during manuscript preparation. Supported in part by NIH grant AGO7992 (W.E.W.) and NIH postdoctoral fellowship AG05747 (S.E.H.).
1 December 1997; accepted 22 December 1997

Science 15 June 2001:
Vol. 292. no. 5524, pp. 2075 - 2077
DOI: 10.1126/science.1062329 Prev | Table of Contents | Next

REPORTS
Telomere Position Effect in Human Cells
Joseph A. Baur, Ying Zou, Jerry W. Shay,* Woodring E. Wright*
In yeast, telomere position effect (TPE) results in the reversible silencing of genes near telomeres. Here we demonstrate the presence of TPE in human cells. HeLa clones containing a luciferase reporter adjacent to a newly formed telomere express 10 times less luciferase than do control clones generated by random integration. Luciferase expression is restored by trichostatin A, a histone deacetylase inhibitor. Overexpression of a human telomerase reverse transcriptase complementary DNA results in telomere elongation and an additional 2- to 10-fold decrease in expression in telomeric clones but not control clones. The dependence of TPE on telomere length provides a mechanism for the modification of gene expression throughout the replicative life-span of human cells.
Department of Cell Biology, University of Texas Southwestern Medical Center at Dallas, 5323 Harry Hines Boulevard, Dallas, TX 75390-9039, USA.
* To whom correspondence should be addressed. E-mail: Jerry.Shay@UTSouthwestern.edu (J.W.S) or Woodring.Wright@UTSouthwestern.edu (W.E.W).
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Most normal human cells lack the enzyme telomerase, which maintains telomeres, and as a consequence, telomeres shorten with each division until the cells reach replicative senescence (the Hayflick limit). This growth arrest is mediated by p53 and has been suggested to be the result of a DNA damage response to telomeres that have become too short (1-3). No mechanism has been demonstrated in vertebrates that can account for differences between young and old (but not yet senescent) cells. In Saccharomyces cerevisiae, telomere position effect (TPE) can result in the reversible silencing of a gene near a telomere by a mechanism that depends both on telomere length and on the

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distance to the gene (4-6). Because telomeres in most human cells shorten with age, TPE would provide a mechanism to incrementally alter phenotype with increasing cellular age (7). However, previous efforts to identify TPE in mammalian cells have not been successful (8-10). We demonstrate here the presence of TPE in human cells and that the strength of the silencing effect is dependent on telomere length.
We seeded de novo telomere formation in (telomerase-positive) HeLa cells by introducing a linear plasmid containing a luciferase reporter adjacent to 1.6 kb of telomere repeats (Web fig. 1) (11). Integration of a repeat-containing plasmid can result in breakage of the chromosome, followed by extension of the plasmid telomeric sequences by telomerase and loss of the distal chromosome fragment (12). Clones with a telomeric reporter were identified by Southern blotting of purified telomeres (Fig. 1A and Web fig. 2) (11) and confirmed by in situ hybridization (Fig. 1B). The mean length of the healed telomeres (after subtracting 3 kb of attached plasmid sequence) was estimated from Southern blots to be between 1.5 and 2 kb. Control clones were generated by transfection of an otherwise identical linearized construct that lacked telomere repeats. As expected with plasmid transfections, there was a high degree of variation within each group. The clones with a telomeric reporter nonetheless expressed luciferase at a 10 times lower average level than did the clones with an internal integration site (Fig. 2A).
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Fig. 1. Identification of telomeric clones by Southern blotting and in situ hybridization. (A) Genomic DNA was digested with Stu I, leaving the luciferase gene attached to the plasmid telomere sequences. Telomeres were then separated from bulk genomic DNA as described previously (23). Both the telomere fraction and the supernatant were separated on a 0.7% agarose gel, transferred to a ZetaProbe blotting membrane (Bio-Rad, Hercules, California), and probed with luciferase sequences. Telomeric luciferase genes appear as a smear in the telomere fraction because of the heterogeneous lengths of the attached telomeres, whereas internally integrated genes appear as a discrete band in the supernatant fraction. Multiple integrations were noted in several of the internal control clones; however, the average was less than two (11). Markers shown are from DNA digested with Sty I (in kilobases). (B) Cells were fixed and probed simultaneously with the luciferase plasmid labeled with Spectrum Orange (Vysis, Downers Grove, Illinois), shown in red, and a fluorescein isothiocyanate-labeled oligonucleotide N3'-P5' phosphoramidate probe complementary to telomere sequences [(CCCTAA)3], shown in green. 4',6'-diamidino-2-phenylindole staining is shown in blue. The top panel shows a clone with an internal integration site; the lower panels demonstrate the colocalization of the telomere and luciferase signals in three independent telomeric clones. [View Larger Version of this Image (92K GIF file)]

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Fig. 2. Telomeric clones show a 10 times lower level of luciferase activity that is restored by a histone deacetylase inhibitor. (A) Puromycin-resistant clones were screened with a Luciferase Assay System (Promega, Madison, Wisconsin) on an Optocomp I luminometer (MGM Instruments, Hamden, Connecticut). The results for 23 telomeric and 15 internal integrations are shown. The plus signs indicate clones with a level of expression too low to be visible on this scale. (B) Silencing is relieved by the histone deacetylase inhibitor TSA. Three telomeric and three internal clones were treated with TSA (200 ng/ml) (Sigma, St. Louis, Missouri) for 24 hours. The medium was replaced, and the cells were incubated for an additional 24 hours before collection for luciferase assays. Note the switch to a logarithmic scale. rlu, relative light units. [View Larger Version of this Image (26K GIF file)]

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We next sought to demonstrate that the lower expression levels in telomeric clones were the result of heterochromatin formation rather than of damage to the transgene or the presence of a mixed population of clones. Heterochromatin in mammalian cells is normally dependent on histone deacetylation. We therefore investigated whether treatment with trichostatin A (TSA), a highly specific inhibitor of histone deacetylases (13), could eliminate the telomeric silencing effect we had observed. Telomeric and internal clones were treated with TSA. After treatment, both sets of clones expressed the reporter at an enhanced level, representing a 2.6 +/- 0.4-fold increase for the internal clones and a 51 +/- 37-fold increase for the telomeric clones (Fig. 2B). The initial difference in the level of luciferase expression is thus histone deacetylase-dependent. Enhancement of transgene expression by histone deacetylase inhibitors has been noted previously (14). Luciferase expression returned to pre-experiment levels within 72 hours after withdrawal of the TSA (15). Although the TSA dose used in these experiments is somewhat cytotoxic, the toxicity did not play a role in increasing luciferase expression, because nonspecific treatment with toxic doses of hygromycin led to a moderate decrease in luciferase activity (15).
We next extended telomeres in order to establish the length dependence of the observed silencing effect. Increasing the telomerase activity of HeLa cells by infection with a human telomerase reverse transcriptase (hTERT)-encoding retrovirus causes them to elongate their telomeres (Fig. 3A), as has been observed in several other cell lines (16). We observed an additional 2- to 10-fold decrease in luciferase activity after telomeric clones were infected with a telomerase-containing retrovirus, as compared to control, vector-only infections (Fig. 3B). This change was not observed in clones with an internal luciferase reporter. These results demonstrate that this effect shares some similarities with yeast TPE and provides a mechanism by which the expression of subtelomeric human genes could increase with replicative age.
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Fig. 3. Silencing in telomeric clones is enhanced by an increase in telomere length. (A) Infection of HeLa cells with an hTERT-encoding retrovirus causes telomere elongation, as demonstrated by terminal restriction fragment analysis. Mean telomere length increased from approximately 5 kb to almost 14 kb. Genomic DNA was digested with six restriction enzymes to degrade nonrepetitive sequences. Samples were then separated on a 0.7% agarose gel and probed with an oligonucleotide complementary to telomere repeats. Markers shown are Sty (in kilobases). (B) Telomeric clones infected with hTERT express 2 to 10 times lower levels of luciferase activity as compared to control, vector-only infections. Internal clones having comparable initial values retain full expression of the luciferase reporter after infection with hTERT. [View Larger Version of this Image (47K GIF file)]

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The strongest evidence against the existence of mammalian TPE comes from a comparison of mRNA levels for a telomeric neo gene in subclones of SV40-transformed human fibroblasts with varying telomere lengths (8). This cell line uses the ALT (alternative lengthening of telomeres) pathway to maintain its telomeres, a phenotype that involves altered telomere biology and a substantial increase in total telomeric DNA (17). It is possible that the extra telomeric sequences in ALT cells are titrating out factors essential for TPE, as has been observed in yeast (18), so that ALT cells might not exhibit TPE. Another report may have failed to identify TPE, because the healed telomere appears to have been extremely short and/or because it was located >50 kb from the nearest gene that could be examined (9). In at least one case, data consistent with a very mild mammalian TPE have been described (19), and the insertion of telomere repeats into an intron of the APRT gene of Chinese hamster cells was shown to cause a twofold reduction in the mRNA level (20).
A number of proteins have been reported to change in expression level as a function of the replicative age of the cell (21, 22). The existence of TPE in mammalian cells raises the possibility that some presenescent changes could be "programmed" by the progressive shortening of telomeres with ongoing cell division, leading to altered patterns of gene expression that might affect both cell and organ function. It will be important to identify endogenous genes whose expression is influenced by telomere length in order to determine whether TPE actually influences the physiology of aging or cancer.
REFERENCES AND NOTES
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2. E. Hara, H. Tsurui, A. Shinozaki, S. Nakada, K. Oda, Biochem. Biophys. Res. Commun. 179, 528 (1991) .

3. J. W. Shay, O. M. Pereira-Smith, W. E. Wright, Exp. Cell Res. 196, 33 (1991) .

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5. H. Renauld et al., Genes Dev. 7, 1133 (1993).
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7. W. E. Wright and J. W. Shay, Trends Genet. 8, 193 (1992) .

8. C. N. Sprung, L. Sabatier, J. P. Murnane, Nucleic Acids Res. 24, 4336 (1996) .

9. R. Ofir, A. C. Wong, H. E. McDermid, K. L. Skorecki, S. Selig, Proc. Natl. Acad. Sci. U.S.A. 96, 11434 (1999) .

10. R. A. Bayne et al., Hum. Mol. Genet. 3, 539 (1994).
11. Supplementary Web material is available on Science Online at www.sciencemag.org/cgi/content/full/292/5524/2075/DC1

12. J. P. Hanish, J. L. Yanowitz, T. de Lange, Proc. Natl. Acad. Sci. U.S.A. 91, 8861 (1994) .

13. P. A. Marks, V. M. Richon, R. A. Rifkind, J. Natl. Cancer Inst. 92, 1210 (2000) .

14. T. Yamano et al., Mol. Ther. 1, 574 (2000).
15. J. A. Baur, J. W. Shay, W. E. Wright, unpublished data.
16. P. A. McChesney, D. L. Aisner, B. C. Frank, W. E. Wright, J. W. Shay, Mol. Cell. Biol. Res. Commun. 3, 312 (2000) .

17. T. M. Bryan, L. Marusic, S. Bacchetti, M. Namba, R. R. Reddel, Hum. Mol. Genet. 6, 921 (1997) .

18. E. A. Wiley and V. A. Zakian, Genetics 139, 67 (1995) [Abstract] .

19. H. Cooke, in Telomeres, E. Blackburn, Ed. (Cold Spring Harbor Laboratory Press, Plainview, NY, 1995), pp. 238-239.
20. A. E. Kilburn, M. J. Shea, R. G. Sargent, J. H. Wilson, Mol. Cell. Biol. 21, 126 (2001) .

21. M. Tresini, R. J. Pignolo, R. G. Allen, V. J. Cristofalo, J. Cell Physiol. 179, 11 (1999) .

22. L. Hayflick, in Annual Review of Gerontology and Geriatrics, C. Eisdorf, Ed. (Springer, New York, 1980), pp. 26-67.
23. W. E. Wright, V. M. Tesmer, K. E. Huffman, S. D. Levene, J. W. Shay, Genes Dev. 11, 2801 (1997) .

24. We thank C. Iucu for excellent technical support. Funding for this work was provided by the Ellison Medical Foundation (J.A.B. and J.W.S.), U.S. Department of Defense grant BC000422 (J.A.B. and J.W.S.), NIH grant AG07792 (W.E.W.), and the Geron Corporation, Menlo Park, CA.
7 March 2001; accepted 8 May 2001
10.1126/science.1062329

Int J Tissue React. 2005

Ribel-Madsen S; Gronemann ST; Bartels EM; Danneskiold-Samsøe B; Bliddal H
The Parker Institute, Department of Rheumatology, Frederiksberg Hospital, H:S University Hospital, Denmark. soren.ribel.madsen@fh.hosp.dk

The distribution and amount of collagen in skin from a non-tender-point area from fibromyalgia patients was assessed by quantitative analysis of amino acids and by electron and light microscopy. Skin biopsies were obtained from the front of the thigh of 27 females who fulfilled the American College of Rheumatology criteria of fibromyalgia and from eight control subjects who were matched for gender, age and physical activity. Amino acids were determined by high-performance liquid chromatography. Electron and light microscopic investigations were carried out to examine tissue structure. Among the collagen-related amino acids, the mean number of hydroxyproline residues per 1,000 residues was 52.5 and 63.4 in fibromyalgia patients and control subjects, respectively (p = 0.050); proline residues were 81.7 and 110.0 (p = 0.006); and hydroxylysine residues were 14.7 and 10.1 (p = 0.002). The total amount of skin protein in proportion to dry tissue weight was 83.4% and 72.6% in fibromyalgia and controls, respectively (p = 0.037). The overall microscopic picture was normal. The lamellar structure of the perineurium and a deficiency in collagen packing in the endoneurium was observed more frequently and to a larger extent in fibromyalgia patients than in controls. In conclusion, there are some differences between the amino acid composition of skin proteins in fibromyalgia patients compared with controls. The amount of collagen may be lower in skin from fibromyalgia patients, and collagen packing in the endoneurium may be less dense.

EMBO J. 2003 August 1; 22(15): 4003-4013.
doi: 10.1093/emboj/cdg367.
Copyright © 2003 European Molecular Biology Organization

Telomere shortening impairs organ regeneration by inhibiting cell cycle re-entry of a subpopulation of cells
A. Satyanarayana, S.U. Wiemann, J. Buer,1,2 J. Lauber,2 K.E.J. Dittmar,2 T. Wüstefeld, M.A. Blasco,3 M.P. Manns, and K.L. Rudolph4

Department of Gastroenterology, Hepatology and Endocrinology and 1Department of Microbiology, Medical School Hannover, Carl-Neuberg-StraBe 1, D-30625 Hannover,

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2Department of Cell Biology, GBF, Germany and 3Department of Oncology, Canto Blanco, Madrid, Spain

4Corresponding author e-mail: Rudolph.Lenhard@Mh-Hannover.de

Received September 2, 2002; Revised May 21, 2003; Accepted June 2, 2003.

Telomere shortening limits the regenerative capacity of primary cells in vitro by inducing cellular senescence characterized by a permanent growth arrest of cells with critically short telomeres. To test whether this in vitro model of cellular senescence applies to impaired organ regeneration induced by telomere shortening in vivo, we monitored liver regeneration after partial hepatectomy in telomerase-deficient mice. Our study shows that telomere shortening is heterogeneous at the cellular level and inhibits a subpopulation of cells with critically short telomeres from entering the cell cycle. This subpopulation of cells with impaired proliferative capacity shows senescence-associated β-galactosidase activity, while organ regeneration is accomplished by cells with sufficient telomere reserves that are capable of additional rounds of cell division. This study provides experimental evidence for the existence of an in vivo process of cellular senescence induced by critical telomere shortening that has functional impact on organ regeneration.

Telomeres are specialized nucleoprotein structures at the end of eukaryotic chromosomes (Blackburn, 1991). Loss of telomeric DNA via the end replication problem limits the proliferative capacity of primary cells in vitro at the stage of cellular senescence (Harley et al., 1990; Yu et al., 1990; Wright and Shay, 1992; Allsopp et al., 1995). Cells cannot proliferate beyond the senescence checkpoint unless the senescence pathway which is guarded by p53 and Rb is experimentally perturbed (Shay et al., 1991; Bond et al., 1996; Vaziri and Benchimol, 1996; Jarrard et al., 1999; Bringold and Serrano, 2000; Smogorzewska and de Lange, 2002). Experimental proof for the telomere hypothesis of ‘cell aging’ has come from studies showing that the ectopic expression of telomerase immortalizes primary human fibroblasts (Bodnar et al., 1998).

In humans, telomere shortening has been demonstrated in various tissues during aging (Lindsey et al., 1991; Vaziri et al., 1993, 1994; Allsopp et al., 1995; Chang and Harley, 1995) and in chronic diseases of elevated cell turnover (Kitada et al., 1995; Ball et al., 1998; Boultwood et al., 2000; Effros, 2000; Wiemann et al., 2002), and some of the recent studies have reported increased senescence-associated β-galactosidase activity in aged human skin (Dimri et al., 1995) and liver cirrhosis (Paradis et al., 2001;Wiemann et al., 2002). These data have fueled the debate that cellular senescence induced by telomere shortening might impact on regeneration of tissues and organs during aging and chronic high-turnover diseases. Experimental support for the telomere hypothesis of impaired organ regeneration during aging and chronic diseases has come from studies in telomerase-deficient mice (mTERC-/-). Late-generation mTERC-/- mice with critically

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short telomeres show defects in homeostasis of highly proliferative organs (Lee et al., 1998) and these organ systems are affected by premature aging phenotypes (Herrera et al., 1999; Rudolph et al., 1999). In addition, liver regeneration was impaired in mTERC-/- mice in different model systems of liver regeneration (Rudolph et al., 2000). First, in response to partial hepatectomy (PH), liver mass restoration was delayed and hepatocytes showed signs of telomere dysfunction (anaphase bridges) and a suppressed progression through the G2/M stage of the cell cycle (Rudolph et al., 2000). Secondly, in a model of acute liver failure, telomere shortening correlated with decreased hepatocyte proliferation and increased hepatocyte apoptosis. Finally, in response to chronic organ damage, the impaired organ regeneration in mTERC-/- mice results in a premature development of progressive disease stages such as liver cirrhosis (Rudolph et al., 2000) and colitis ulcerosa (J.Wedemeyer and K.L.Rudolph, unpublished data)--diseases in humans that are characterized by critical telomere shortening (Kinouchi et al., 1998; Wiemann et al., 2002).

The phenotype of impaired organ regeneration in mTERC-/- mice has been linked to the prevalence of critically short telomeres (Hemann et al., 2001), and the cell cycle inhibitor p53 was identified as mediating the adverse effects of telomere shortening (Chin et al., 1999). A current hypothesis is that critical telomere shortening leads to telomere dysfunction and activates DNA damage responses resulting in cell cycle arrest and/or apoptosis, as has been demonstrated in primary cell lines entering senescence in vitro. Since the replicative lifespans of subclones of a given cell line show high variability depending on the initial telomere length of individual subclones prior to expansion, it has been postulated that telomere length at the cellular level determines whether a cell enters senescence or continues to proliferate (Allsopp and Harley, 1995). Our study explores whether this model applies to the impaired regenerative capacity of organ systems in vivo by analyzing the cellular responses to PH in late-generation mTERC-/- mice and mTERC+/+ controls. We present direct evidence for induction of cellular senescence by critical telomere shortening at the cellular level in vivo and its impact on organ regeneration.

Telomere shortening limits the number of cells participating in organ regeneration
The resting liver is a mitotically inactive organ with over 95% of the cells in the G0 stage of the cell cycle. In response to PH, liver cells re-enter the cell cycle in a highly synchronized fashion and regenerate lost mass by one to two rounds of replication within a week, thus representing a system in which somatic cell division regenerates organ mass without a direct need for a specific stem cell population (Fausto, 2000; Kountouras et al., 2001). To analyze the impact of telomere shortening on organ regeneration at the cellular level, continuous labeling of all the proliferating cells with 5-bromo-2′-deoxyuridine (BrdU) was performed in G3 mTERC-/- and mTERC+/+ controls until two rounds of replication (120 h after PH) had been completed. After both the first round (72 h after PH) and the second round (120 h after PH) of DNA replication, the number of cells participating in liver regeneration was significantly reduced in G3 mTERC-/- mice compared with mTERC+/+ mice (Figure 1A and B). These data indicated that telomere shortening inhibited a subpopulation of liver cells from participating in organ regeneration.

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Previous studies in late-generation mTERC-/- mice have shown that telomere shortening leads to defective regeneration and impaired organ homeostasis (Lee et al., 1998; Herrera et al., 1999; Rudolph et al., 1999, 2000). To test whether inhibited cell cycle entry of a subpopulation of cells in G3 mTERC-/- mice is due to critical telomere shortening, we monitored liver regeneration in G1 mTERC-/- mice (i.e. animals lacking telomerase activity but having long telomere reserves) (Blasco et al., 1997). S-phase activity in response to PH peaks at 48 h after surgery. Two hours of pulse labeling with BrdU at this time point revealed similarly high rates of BrdU incorporation in G1 mTERC-/- and mTERC+/+ mice compared with a significantly lower rate in G3 mTERC-/- mice (Figure 1C). In addition, telomere stabilization by telomerase re-expression in G4 mTERC+/- mice, derived from a cross of G3 mTERC-/- mice and mTERC+/- mice (Samper et al., 2001), completely rescued the defective regenerative response following PH, which was present in G4 mTERC-/- littermates (Figure 1D). Together, these data indicated that the phenotype of a decreased population of cells entering the cell cycle during organ regeneration is due to telomere shortening, independent of telomerase per se, but can be rescued by telomere stabilization in mice with critically short telomeres.

Critical telomere shortening at the cellular level blocks cell cycle re-entry of a subpopulation of liver cells in G3 mTERC-/- mice
A possible explanation for the inhibition of cell cycle re-entry in a subpopulation of cells in G3 mTERC-/- mice is that telomeres in cells of an organ system are heterogeneous, and that only cells with critically short dysfunctional telomeres are inhibited from entering the cell cycle. To test this hypothesis, telomere length was analyzed at the single-cell level using quantitative fluorescence in situ hybridization (qFISH) (Gonzalez-Suarez et al., 2000; Poon and Landsdorp, 2001) in combination with BrdU staining (Figure 2A-C). With this approach, it is possible to compare telomere lengths directly between liver cells participating in organ regeneration (BrdU positive) and liver cells inhibited from cell cycle re-entry (BrdU negative). In mTERC+/+ mice, BrdU-positive and BrdU-negative liver cells (120 h after PH and continuous labeling with BrdU) showed similar mean telomere fluorescence intensities (Figure 2D, E and H). As expected, the overall telomere fluorescence intensity is lower in G3 mTERC-/- mice than in mTERC+/+ mice. Interestingly, however, within the liver of G3 mTERC-/- the telomere fluorescence intensity was significantly weaker in the subpopulation of cells inhibited from cell cycle re-entry (BrdU negative) than in the population of proliferating cells (BrdU positive) (Figure 2F-H). In addition to lower mean telomere fluorescence intensity, the

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non-proliferating cells also had lower minimum fluorescence intensities compared with the proliferating cells in G3 mTERC-/- mice (data not shown). The observation that the mean telomere fluorescence intensities between BrdU-positive and BrdU-negative cells 120 h after PH were similar in mTERC+/+ mice indicates that BrdU staining and cell cycle stage did not interfere with hybridization and quantification of the telomeric probe at the telomeres. These data gave direct evidence that critically short telomeres at the cellular level limit the proliferative capacity of cells within an organ system.

Non-proliferating cells with critically short telomeres in mTERC-/- are senescent
A possible mechanism for inhibition of cell cycle re-entry in a subpopulation of cells is the induction of cellular senescence, which in primary human cells is induced after 50-70 cell doublings, first affecting subclones with critically short telomeres of a given cell line in vitro (Allsopp and Harley, 1995). To test directly whether the non-proliferating cells in G3 mTERC-/- entered senescence, senescence-associated (SA) β-galactosidase staining (Dimri et al., 1995) was conducted on liver samples 120 h after PH to compare directly the percentage of SA β-galactosidase-positive cells with the percentage of non-proliferating cells (BrdU negative). This method revealed significantly increased rates of senescent cells in G3 mTERC-/- mice compared with mTERC+/+ mice (Figure 3A and B). Even though SA β-galactosidase staining is widely used as a marker of senescence, it has been shown that false-positive results occur in vitro in cell cultures exposed to various stresses (Severino et al., 2000). To exclude unspecific non-senescence-related SA β-galactosidase staining, a co-staining combining BrdU staining with SA β-galactosidase staining was conducted. This co-staining revealed a strong coincidence of β-galactosidase activity with non-proliferating cells (BrdU negative) in G3 mTERC-/- mice. Specifically, only 13 +/- 4.84% of the SA β-galactosidase-positive cells were BrdU positive, whereas 79 +/- 6.2% of the SA β-galactosidase-negative fraction of cells showed BrdU incorporation (Figure 3C).
To show directly that the SA β-galactosidase-positive cells in G3 mTERC-/- mice were inhibited from cell cycle re-entry by critically short telomeres, a co-staining combining SA β-galactosidase staining with telomeric qFISH was carried out. As anticipated from the above results, this analysis revealed significantly weaker telomere fluorescence intensities in SA β-galactosidase-positive cells than in SA β-galactosidase-negative cells in G3 mTERC-/- mice (Figure 3D and E). In contrast, mTERC+/+ mice showed no difference in the telomere fluorescence intensity comparing SA β-galactosidase-positive and -negative cells. Therefore, the low prevalence of SA β-galactosidase-positive cells in mTERC+/+ mice was independent of telomere shortening, possibly resembling the ‘premature senescence’ phenotype induced by mitogenic stimulation such as ras signaling (Serrano et al., 1997). Although interference of SA β-galactosidase staining or senescence per se with telomere probe hybridization and measurement during qFISH remains formally possible, the data showing similar telomere fluorescence intensity in SA β-galactosidase-positive and -negative liver cells of mTERC+/+ mice indicate that such interference did not occur.

The Rb and p53 pathways have been prominently associated with cellular senescence (Bond et al., 1996; Vaziri and Benchimol, 1996; Jarrard et al., 1999; Bringold and Serrano, 2000; Smogorzewska and de Lange, 2002). To test for activation of these senescence pathways in mTERC-/- mice, Affimetrix oligonucleotide microarray analysis was carried out in duplicate comparing gene expression levels in quiescent liver and at the G1/S transition (30-36 h after PH). This time point was chosen since most of the known senescence pathways are active at this transition point (Pang and Chen, 1994; Chen, 1997). We monitored gene expression changes between these two time points and compared the differentially regulated genes in mTERC+/+ and G3 mTERC-/- mice. This experiment identified 114 differentially expressed genes, 34 genes that were regulated in

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mTERC+/+ but not G3 mTERC-/- mice and 79 genes that were regulated in G3 mTERC-/- mice but not mTERC+/+ mice (data not shown). The full dataset of this microarray experiment is accessible in MIAME format online (www.gbf.de/array) under downloads (under Satyanarayana et al.: Table1, Table2 and ExperimentalDesign). From the differentially regulated genes in the microarray experiments comparing resting liver and regenerating liver 30-36 h after PH in mTERC+/+ mice and G3 mTERC-/- mice, eight target genes which have a role in cell cycle regulation were chosen and their differential expression was confirmed by RT-PCR (Table I). The gene list include four downstream targets of p53 (p21, plk, Gadd45g and KLF-4) which were all upregulated in G3 mTERC-/- mice; two of these genes (p21 and Gadd45g) have previously been related to replicative senescence and DNA damage response that leads to G1/S arrest (Dulic et al., 2000; Vairapandi et al., 2002).

To analyze the role of factors other than impaired cell cycle re-entry that could explain the decreased rate of proliferation in G3 mTERC-/- mice, we evaluated mitogenic signaling and apoptosis in this system. The most prominent mitogenic signal priming liver cells to re-enter the cell cycle is interleukin 6 (IL-6) (Cressman et al., 1996; Li et al., 2001). Induction and peak levels of IL-6 in response to PH were similar in mTERC+/+ and G3 mTERC-/- mice (data not shown), indicating that impaired mitogen responses did not account for the defective liver regeneration in G3 mTERC-/- mice. Apoptosis has been linked to impaired organ regeneration of highly self-renewing organs in mTERC-/- mice (Lee et al., 1998) and is induced by telomere shortening in clonally regenerating hepatocytes in the setting of acute liver failure (Rudolph et al., 2000). We assessed the possible impact of apoptosis in our experimental system using the TUNEL assay. Following PH, TUNEL staining showed very low but similar rates of apoptosis in the liver of mTERC+/+ and G3 mTERC-/- mice (data not shown), suggesting that this process did not account for the differences in regenerative response. Given that apoptosis is predominantly present in the setting of telomere shortening coupled with extensive regenerative pressure in mTERC-/- mice (Lee et al., 1998; Rudolph et al., 2000), it seems possible that the limited apoptotic response to PH was indicative of the more moderate regenerative stress in this setting.

Cells with sufficient telomere reserves in G3 mTERC-/- mice compensate for impaired organ regeneration by an additional round of replication
Synchronized liver regeneration in response to two-thirds PH takes approximately one and a half rounds of replication to restore organ mass within a week after PH (Fausto, 2000; Kountouras et al., 2001). In the C57BL/6 mouse strain used in our studies, the first peak stage of S-phase was observed 48 h after PH and was followed by a smaller second peak 96 h after PH (Figure 4). We evaluated S-phase onset and progression in response to PH in mTERC+/+ mice and G3 mTERC-/- mice by BrdU pulse labeling (Figure 4A). In response to PH, the timing of the onset and the peak stages of S-phase were superimposable in mTERC+/+ and G3 mTERC-/- mice. Nevertheless, the percentage of liver cells participating in the first round of replication was significantly lower in G3 mTERC-/- mice than in mTERC+/+ mice (Figure 4A, B and D). In contrast,

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a significantly higher fraction of liver cells entered a second round of replication in G3 mTERC-/- mice than in mTERC+/+ mice (Figure 4A, C and E).
To test whether impaired S-phase entry would impact on organ regeneration and whether the elevated second round of replication could compensate for impaired regeneration, we followed the relative liver weight (liver weight/total body weight) of mTERC+/+ and G3 mTERC-/- mice at different time points after PH. In parallel with the time course of S-phase, the liver weight of G3 mTERC-/- mice compared with mTERC+/+ mice was significantly decreased after the first round of replication, 72 h after PH (relative liver weight 2.27% in G3 mTERC-/- mice compared with 2.74% in mTERC+/+ mice, p = 0.001). In agreement with our hypothesis that liver cells with sufficient telomere reserves accomplished organ regeneration in G3 mTERC-/- mice by entering a second round of replication, the liver weight was normalized in G3 mTERC-/- mice after the second round of replication, 120 h after PH (data not shown). Similarly, the difference in total number of BrdU-labeled cells (after long-term labeling) between G3 mTERC-/- and mTERC+/+ mice (Figure 1A and B) was significantly reduced after the second round of replication compared with the first round (-4.69%, p =0.0274).

Together, our data indicated that impaired liver regeneration was due to inhibition of cell cycle re-entry in a subpopulation of cells with critically short telomeres in G3 mTERC-/- mice but was compensated for by an additional round of replication by liver cells with sufficient telomere reserves capable of proliferation. An alternative explanation was that a subpopulation of resting liver cells in G3 mTERC-/- mice was not in the G0 stage but was arrested in G2/M, and was released from this block to exit mitosis and therefore re-entered the cell cycle at a delayed time point after PH. To test this possibility, cell cycle analysis was carried out by flow cytometry on resting and regenerating livers of mTERC+/+ and G3 mTERC-/- mice (Figure 5). Since in mouse liver a relatively high percentage of cells are binucleated, this analysis was carried out on cell nuclei, although cytospins on liver cells did not show a difference in the percentage of mononuclear (22.51 +/- 7.77 versus 25.66 +/- 3.83, p = 0.2645) as well as binucleated (76.99 +/- 8.90 versus 74.32 +/- 3.82, p = 0.395) cells in mTERC+/+ and G3 mTERC-/- mice. In line with previous reports of flow cytometry on liver cell nuclei of several strains of mice (Severin et al., 1984; Danielsen et al., 1986), our study revealed that in addition to a cell population with a 2N DNA content, a proportion of resting liver cell nuclei had a 4N DNA content. Cell cycle analysis of resting liver cell nuclei from G3 mTERC-/- and mTERC+/+ mice revealed a similar distribution of nuclei with 2N and 4N DNA content in both groups (Table II; Figure 5A and B). In line with the BrdU staining data, the FACS analysis revealed that 48 h after PH the overall number of cells in S-phase was significantly lower in G3 mTERC-/- than in mTERC+/+ mice (Table II; Figure 5C and D, top panel). Interestingly, the suppression of S-phase entry in G3 mTERC-/- mice affected cells with 2N, 4N and higher DNA content. Although it cannot be excluded that some of the 4N and 8N cells were arrested at the G2/M stage of the cell cycle, the inhibition of S-phase entry from 2N cells indicated that suppressed S-phase entry in G3 mTERC-/- was at least in part due to a pre-S-phase arrest.

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As anticipated from the BrdU staining results (Figure 4), FACS analysis at 96 h after PH revealed a higher percentage of liver cells in S-phase in G3 mTERC-/- than in mTERC+/+ mice (Table II; Figure 5C and D, bottom panel). The fact that this S-phase entry predominantly derived from cells with 4N and 8N DNA content suggested that the second peak of S-phase in G3 mTERC-/- mice did not result from 4N cells overcoming a G2/M block to re-enter S-phase from a 2N stage after completion of mitosis.

In addition to the above data on S-phase entry, the FACS analysis revealed an accumulation of cells with higher DNA content in G3 mTERC-/- compared with mTERC+/+ mice in the time course of liver regeneration following PH. These data are in line with previous reports of an impaired G2/M progression of regenerating liver cells in mTERC-/- mice (Rudolph et al., 2000). Cell cycle analysis 21 days after PH again revealed an almost similar ploidy distribution in mTERC+/+ and G3 mTERC-/- mice (Figure 5E and F), indicating that impaired G2/M progression in G3 mTERC-/- was either temporary or associated with decreased cell survival over time.

Our current study demonstrates that telomere shortening at the cellular level affects organ regeneration in vivo by inhibiting a subpopulation of cells with critically short telomeres from entering the cell cycle, thereby limiting the pool of proliferating cells within an organ system. As a result, there is an elevated regenerative pressure on the proliferating subpopulation of cells to compensate for impaired organ regeneration by additional rounds of cell division, which in turn accelerates the rate of telomere shortening and the imbalance of proliferating and non-proliferating cells. Our results are further strengthened by previous studies in mTERC-/- mice showing that it is not the average telomere length but the prevalence of critically short telomeres that leads to regenerative disorders (Hemann et al., 2001). The new concept derived from our study is that the prevalence of critically short telomeres at the cellular level determines the proliferative capacity of cells within an organ system. Thus, the regenerative capacity of organs and tissues depends on the size of the population of cells with sufficient telomere reserves required for cell proliferation.

Which mechanism limits cell proliferation in the subpopulation of cells with critically short telomeres? We show that mitogen signaling and apoptosis do not contribute to impaired liver regeneration in response to telomere shortening in our model system of PH. It seems likely that the lack of telomere-directed apoptosis reflects the modest regenerative stress induced by PH since we have previously shown that critical telomere shortening induces prominent hepatocyte apoptosis during clonal expansion of hepatocytes following acute liver failure--a setting of potent regenerative stress. The prevalence of β-galactosidase-positive cells and the coincidence of β-galactosidase activity with non-proliferating cells indicate that the cells with critically short telomeres have reached the senescence stage. In line with this hypothesis, gene expression profiling and RT-PCR analysis of regenerating liver at the onset of S-phase revealed an upregulation of downstream targets of p53 (Table I)--a pathway critical for inducing cellular senescence in response to telomere shortening (Vaziri and Benchimol, 1996; Chin et al., 1999; Smogorzewska and de Lange, 2002).

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At which stage of the cell cycle are the liver cells arrested? Previous studies in mTERC-/- mice have revealed that telomere shortening induces a biphasic cell cycle block in mouse embryonic fibroblasts (Chin et al., 1999) and impaired mitotic progression in regenerating liver (Rudolph et al., 2000). In line with these studies, our current data on liver regeneration following PH show impaired cell cycle progression at two stages: pre-S-phase and G2/M. Impaired S-phase entry in G3 mTERC-/- mice was independent of the DNA content of the cells, demonstrating that G1/S progression was impaired, and the accumulation of cells with higher DNA ploidy in G3 mTERC-/- mice during the time course of liver regeneration indicated that G2/M progression was impaired. We hypothesize that if telomeres are dysfunctional in resting cells, cell cycle re-entry is inhibited at the G1/S transition. In addition, some cells will acquire dysfunctional telomeres during S-phase owing to further telomere shortening during DNA replication and will consequently be withdrawn from the cell cycle at the G2/M stage.

Our study supports a model in which inhibition of cell cycle entry in a subpopulation of cells with critically short telomeres results in delayed organ regeneration by requiring an additional round of replication by cells with sufficient telomere reserves. According to this model, regenerative defects are determined by the size of the proliferating population of cells within an organ system necessary to maintain organ function and homeostasis. It seems likely that the differences in telomere length between individual cells within an organ reflect the replicative history of cells during organogenesis and postnatal life. In addition, other factors that possibly affect telomere length might be differences in metabolic rates and intracellular load of radical oxygen species. The percentage of liver cells inhibited from cell cycle re-entry in G3 mTERC-/- mice in our study was ~15%; most of them (~11%) in turn show β-galactosidase activity. The mice do not show any liver phenotype during development and aging, but show an accelerated onset of cirrhosis in response to chronic organ damage (S.U.Wiemann and K.L.Rudolph, unpublished data) similar to the results obtained from G6 mTERC-/- mice in a mixed genetic background (Rudolph et al., 2000). Therefore, the relatively small percentage of senescent cells inhibited from cell cycle re-entry seems to allow normal organ homeostasis in normal conditions, but under circumstances of elevated cell turnover it leads to impaired organ homeostasis.

Does the telomere hypothesis of impaired organ regeneration in mouse models apply to humans? To date there is an accumulation of correlative data indicating that telomere shortening might impact on the regenerative capacity of human tissues during aging and chronic diseases. In addition, mutation of the essential RNA component of human telomerase has been implicated in premature aging, bone marrow failure and liver cirrhosis among other phenotypes in patients with dyskeratosis congenita (Vulliamy et al., 2001). Interestingly, in human cirrhosis, the prevalence of senescent hepatocytes ranges from 2 to 15% in the vast majority of cases, indicating that cellular senescence at rates similar to those observed in our study impairs regular organ regeneration in chronic liver disease in humans (Wiemann et al., 2002). Determination of the rates of cellular senescence and the identification of new markers of senescence could be useful to test the relevance of senescence in limiting the regenerative capacity in different human tissues and organs during aging and chronic disease.

Mice
Male mTERC-/- and littermate mTERC+/+ control mice (age 10-12 weeks) in a C57/B6J background were used for this study. The mice were bred and maintained in the animal facility, Medical School Hannover, Germany, on a standard diet.

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Partial hepatectomy and BrdU labeling
All the mice were operated on in the morning (between 8.00 and 11.00 a.m.) as described (Higgins and Anderson, 1931). Mice were anesthetized and subjected to 70% PH by surgically removing the left lateral, left median and right median lobes without disrupting the portal vein, biliary tract and gallbladder. The mice were killed from each group (mTERC+/+ and mTERC-/-) at 24 h (n = 3), 36 h (n = 3), 48 h (n = 5), 72 h (n = 5), 96 h (n = 5) and 120 h (n = 5) after PH. Ten microliters per gram body weight of labeling reagent [10:1 ratio, BrdU and 5-fluoro-20-deoxyuridine (Cell Proliferation Kit, Amersham)] were administered to the animals intraperitoneally 2 h before killing. For continuous labeling of all the proliferating cells, 0.8 mg/ml BrdU (Sigma) was given in sterile drinking water and fresh water was prepared every 24 h. To increase the sensitivity of the continuous labeling procedure, 200 µl of 1 mg/ml BrdU in phosphate-buffered saline (PBS) were administered intraperitoneally at 12 h intervals between 24 and 72 h (or 120 h) after PH. After killing, the liver lobes were snap frozen in liquid nitrogen and stored at -80deg. C until required for further analysis.

Immunohistochemical detection of BrdU
After fixation of 7 µm cryostat sections in ice-cold acetone-methanol (1:1) for 10 min, samples were washed in Tris-buffered saline (TBS)-Tween, dehydrated in 70% ethanol for 30 min and air dried. Endogenous peroxidase activity was blocked by 3% H2O2 in methanol for 10 min, followed by two 5 min washes in TBS-Tween, denaturation in alkaline formamide (95 ml formamide + 5 ml 1N NaOH) for 30 s at 70deg. C, washing for 5 min in TBS-Tween at 70deg. C and incubation in 15 mM tri-sodium citrate in formamide for 15 min at 70deg. C. The reaction was stopped by washing the slides in ice-cold TBS-Tween twice for 5 min each. A second fixation was carried out in 3% formaldehyde in PBS for 30 min, followed by two 5 min washes in TBS-Tween and incubation in 0.2% glutaraldehyde in PBS for 10 min at room temperature. The slides were then washed twice for 5 min in TBS-Tween and incubated with anti-BrdU monoclonal antibody overnight at 4deg. C in a wet chamber. After two washes with TBS-Tween, the slides were incubated with a peroxidase-labeled anti-mouse IgG2a secondary antibody for 30 min at room temperature, followed by three 5 min washes, and detection was performed by incubating them with the substrate 3,3′-diaminobenzidine tetrahydrochloride (DAB) (25 mg of DAB, 100 µl of substrate intensifier, 50 ml of PBS) for 20 min, followed by two 5 min washes with double-distilled water. The slides were then counterstained with hemalum solution, mounted with mounting medium and stored in the dark until analysis. A BrdU-labeling index was determined by counting the number of BrdU-positive cells randomly in 20 low-power magnification fields (10×) and expressing the number of BrdU-labeled nuclei as a percentage of all nuclei counted.

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Senescence-associated β-galactosidase staining
Senescence-associated β-galactosidase staining was carried out as described previously (Dimri et al., 1995). All the samples were stained in triplicate. Analysis was carried out in blinded fashion. The number of SA β-galactosidase-positive cells was counted randomly in 20 low-power fields (10×) and expressed as a percentage of all cells counted.

BrdU-telomere probe co-staining

Cryostat sections (7 µm) were fixed, dehydrated and denatured exactly as described above. Following the second fixation in 3% formaldehyde in PBS, the tissues were digested with acidified pepsin (100 mg of pepsin, 100 ml of H2O, 84 µl of conc. HCl) for 10 min, followed by two 5 min washes in TBS-Tween. Then they were fixed by incubating in 0.2% glutaraldehyde in PBS for 10 min at room temperature. The slides were co-incubated with anti-BrdU monoclonal antibody (Amersham) and telomere probe hybridization mix [250 µl final volume: 2.5 µl of 1 M Tris-HCl pH 7.2, 21.4 µl of MgCl2 (25 mM MgCl2, 9 mM citric acid, 82 mM Na2HPO4 pH 7.4), 175 µl of deionized formamide, 12.5 µl of 10% (w/w) blocking reagent, 5 µl of 25 µg/ml PNA Cy3-telomere probe, 33.6 µl of H2O] overnight at 4deg. C in a wet chamber. Then they were given three 5 min washes with TBS-Tween and incubated with FITC-conjugated goat anti-mouse IgG secondary antibody (Dako) for 30 min at room temperature, followed by three 5 min washes in TBS-Tween and mounting in DAPI mounting solution. The telomere fluorescence intensities were calibrated as described (Herrera et al., 1999; Wiemann et al., 2002). Quantification of the telomere fluorescence intensity was performed on cy3 and DAPI images captured at a magnification of 100× using TFL-TELO V1.0, a telomere analysis program developed by P.Landsdorp.

Senescence-BrdU co-staining

For simultaneous detection of senescence and cell proliferation in the same sample, first SA β-galactosidase staining at pH 6 was carried out (as described above) on 7 µm sections of liver samples from mTERC+/+ (n = 5) and mTERC-/- (n = 5), followed by BrdU staining as described above.

Senescence-telomere probe co-staining

To measure the telomere lengths in senescent cells and proliferating cells in the same sample, first SA β galactosidase staining was carried out (as described above), followed by telomere probe hybridization (as described above), except that the pepsin digestion step was optimized to 7 min to detect cytoplasmic senescent staining and at the same time to minimize background for telomere fluorescence intensity measurement.

Apoptosis staining

The tunnel assay was performed on cryostat sections according to the manufacturer’s protocol (In Situ Cell Death Detection Kit, Roche). The number of apoptotic cells was counted in 20 high-power fields (100×). All the counts were performed without knowledge of the day(s) after PH.

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Determination of IL-6 serum levels

Sera were obtained from partially hepatectomized mice at 1, 3, 6, 9 and 12 h, and stored at -80deg. C before testing. Serum IL-6 levels were determined using the Pharmingen OptEIA™ Set: Mouse IL-6 kit according to the manufacturer’s protocol.

Liver perfusion, nuclei preparation and flow cytometry

Liver cells were collected by the collagenase perfusion method. The cells were collected from the quiescent liver (non-operated) (n = 5) and 48 h (n = 6), 96 h (n = 5) and 21 days (n = 4) after PH from each group (mTERC+/+ and mTERC-/-). Mice were anesthetized and subjected to 70% PH, and 10 µl/g body weight labeling reagent [10:1 ratio of 5-BrdU and 5-fluoro-20-deoxyuridine (Cell Proliferation Kit, Amersham)] was administered 2 h before liver perfusion. The liver was perfused through the portal vien by inserting a SURFLO I.V catheter connected to an ISMATEC pump with KRBI buffer (150 mM NaCl, 5 mM KCl, 5 mM glucose, 25 mM NaHCO3, 20 mM HEPES, 1 mM EDTA pH 7.4 at 37deg. C) until the blood was completely drained out, followed by KRBII (150 mM NaCl, 5 mM KCl, 5 mM glucose, 25 mM NaHCO3, 20 mM HEPES, 0.5 mM CaCl2, 0.5 mg/ml collagenase at 37deg. C) until the liver mass became soft and fragile. The liver mass was suspended in 10 ml of PBS by gentle pipetting and then centrifuged at 50 g for 3 min for hepatocyte purification.

Next, 1 × 106 cells were suspended gently for 2 min without producing air bubbles in 2 ml of NPBT buffer (10 mM Tris-HCl pH 7.4, 2 mM MgCl2, 140 mM NaCl, 0.5% Triton X-100) and centrifuged through a 50% sucrose gradient (50% sucrose in NPB, 10 mM Tris-HCl pH 7.4, 2 mM MgCl2, 140 mM NaCl) for 10 min at 13 000 r.p.m. The nuclear pellet was resuspended in a suitable volume of PBS and again centrifuged at 50 g for 2 min to remove non-lysed cells. The pure nuclei obtained from this procedure were used for flow cytometry. The nuclei collected 0 h and 21 days after PH were stained with PI only, whereas the nuclei collected 48 and 96 h after PH were double stained with PI and FITC-antiBrdU antibody (Becton Dickinson) according to the manufacturer’s instructions. Flow cytometric analysis was carried out with a FACScan (Becton Dickinson) equipped with Cellquest software.

RNA extraction and cDNA synthesis

The total RNA was extracted according to the manufacturer’s protocol (RNA Clean™; Hybaid). The RNA extracted from the liver samples at 0 h [mTERC+/+ (n = 6), mTERC-/- (n = 5)] and at 30-36 h after PH [mTERC+/+ (n = 12) and mTERC-/- (n =10)] and the RNA with an OD260/280 ratio of 2 or more was used for microarray, cDNA synthesis and quantitative real-time PCR. Two micrograms of total RNA were used to synthesize cDNA with oligo-dT primer and Superscript II-RT enzyme (Invitrogen). The RT reaction was checked by amplifying a 130 bp fragment of the housekeeping gene RSP9.

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DNA microarray hybridization and analysis

The quality and integrity of the total RNA were checked by running all the samples on an Agilent Technologies 2100 Bioanalyzer (Agilent Technologies). The expression analysis was carried out according to the manufacturer’s standard protocols (Affymetrix GeneChip Expression Analysis Manual; Affymetrix). A detailed description of the experimental set-up and the data analysis is accessible online (www.gbf.de/array) under downloads (under Satyanarayana et al.: ExperimentalDesign). The full dataset is accessible on the same web page under Table1 (full data set on signal intensities) and Table2 (conclusive data set on calculated gene expression changes).

Quantitative real-time PCR

Quantitative real-time PCR was performed on an ABI prism 7700 Sequence detection system (PE Applied Biosystems) using SYBR Green I as a double-strand DNA-specific binding dye. The same RNA preparations were used for microarray and quantitative RT-PCR. All the samples were analyzed in triplicate and the expression of each target gene was confirmed by three independent PCR runs. The cycle profile of PCR is as follows: an initial 10 min activation of Hot Star Taq™ DNA polymerase (Qiagen) at 95deg. C, followed by denaturation at 94deg. C for 15 s, annealing at 54deg. C for 15 s and extension at 72deg. C for 30 s. Forty cycles of PCR amplification were performed to confirm the expression levels of eight selected target genes, and the housekeeping gene RSP9 was used as an internal control to normalize the expression levels; the Ct for the target genes appears between 24 and 30 cycles. The quantification data were analyzed with the ABI Prism 7700 analysis software.

Statistical programs

Student’s t-test, Fisher’s exact test and Graphpad InStat software were used to calculate the statistical significance and standard deviations.

Acknowledgements

This paper is dedicated to the memory of Jo Lauber. We thank Professor Ungewickell for the fluorescence microscopy, and Dr R.Greenberg and Dr H.Sundberg for critical reading of the manuscript. K.L.R. is supported by grants from the Deutsche Forschungsgemeinschaft (Ru 745/2-1) and Deutsche Krebshilfe e.V. (10-1809-Ru1), M.A.B. is supported by grants from the Spanish Ministry of Science and Technology, the European Union and the Department of Immunology and Oncology (CSIC-Pharmacia Corporation).

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Figures and Tables Fig. 1. Telomere shortening inhibits a subpopulation of cells from participating in liver regeneration. The percentage of liver cells incorporating BrdU in response to PH under continuous BrdU labeling is higher in mTERC+/+ than in G3 (more ...)
Fig. 2. Critical telomere shortening at the cellular level inhibits cell cycle re-entry of a subpopulation of cells. Telomere length analysis at cellular level by qFISH was combined with BrdU staining (A-C). (A) DAPI counterstaining. (more ...)

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Fig. 3. Co-localization of SA β-galactosidase acitivity in non-proliferating cells with critically short telomeres. (A) SA β-galactosidase staining at pH 6 shows a higher number of positive cells in G3 mTERC-/- (more ...)
Fig. 4. Cells with sufficient telomere reserves compensate for impaired organ regeneration by an additional round of replication. (A) Percentage of BrdU-positive cells at different time points after PH in mTERC+/+ and G3 mTERC (more ...)
Fig. 5. Inhibition of S-phase entry, impaired G2/M progression and an additional round of cell division in regenerating liver of G3 mTERC-/- mice. (A-F) Representative photographs of one of the five independent flow cytometric (more ...)
Table I.
Differentially expressed cell cycle regulating genes at G0-G1/S transition in G3 mTERC-/- mice
Table II.
Ploidy distribution and cell cycle profile of quiescent and proliferating liver cells at the indicated time points after PH in mTERC+/+ and G3 mTERC-/- as analyzed by flow cytometry

Hepatocyte telomere shortening and senescence are general markers of human liver cirrhosis
STEFANIE U. WIEMANN1, ANDE SATYANARAYANA1, MARTINA TSAHURIDU1, HANS L. TILLMANN, LARS ZENDER, JUERGEN KLEMPNAUER*, PEER FLEMMING , SONIA FRANCO , MARIA A. BLASCO , MICHAEL P. MANNS and K. LENHARD RUDOLPH2
Department of Gastroenterology, Hepatology, and Endocrinology, Medical School Hannover, Germany;
* Department of Visceral Surgery, Medical School Hannover, Germany;
Department of Pathology, Medical School Hannover, Germany; and
Department of Immunology and Oncology, Centro National de Biotecnologia/CSIC, Madrid, Spain
2Correspondence: Department of Gastroenterology, Hepatology, and Endocrinology, Medical School Hannover, Carl-Neuberg-Str. 1, 30625 Hannover, Germany. E-mail: Rudolph.Lenhard@Mh-Hannover.de

ABSTRACT

Telomere shortening limits the number of cell divisions of primary human cells and might affect the regenerative capacity of organ systems during aging and chronic disease. To test whether the telomere hypothesis applies to human cirrhosis, the telomere length was

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monitored in cirrhosis induced by a broad variety of different etiologies. Telomeres were significantly shorter in cirrhosis compared with noncirrhotic samples independent of the primary etiology and independent of the age of the patients. Quantitative fluorescence in situ hybridization showed that telomere shortening was restricted to hepatocytes whereas lymphocytes and stellate cells in areas of fibrosis had significantly longer telomere reserves. Hepatocyte-specific telomere shortening correlated with senescence-associated B-galactosidase staining in 84% of the cirrhosis samples, specifically in hepatocytes, but not in stellate cells or lymphocytes. Hepatocyte telomere shortening and senescence correlated with progression of fibrosis in cirrhosis samples. This study demonstrates for the first time that cell type-specific telomere shortening and senescence are linked to progression of human cirrhosis. These findings give a novel explanation for the pathophysiology of cirrhosis, indicating that fibrotic scarring at the cirrhosis stage is a consequence of hepatocyte telomere shortening and senescence. The data imply that future therapies aiming to restore regenerative capacity during aging and chronic diseases will have to ensure efficient targeting of specific cell types within the affected organs.--Wiemann, S. U., Satyanarayana, A., Tsahuridu, M., Tillmann, H. L., Zender, L., Klempnauer, J., Flemming, P., Franco, S., Blasco, M. A., Manns, M. P., Rudolph, K. L. Hepatocyte telomere shortening and senescence are general markers of human liver cirrhosis.

Key Words: telomerase * regeneration * chronic disease * fibrosis * stellate cell activation

INTRODUCTION

IN HUMANS, CIRRHOSIS is induced by a broad variety of hepatotoxins. Regardless of its etiology, cirrhosis evolves slowly over many years, and chronic hepatocyte death and renewal are major predisposing factors (1 2 3) . Although many studies have addressed the common end points of cirrhosis, little is known about the molecular lesions governing the progressive induction of cirrhosis during its long latency. Classical explanations propose that long-standing organ architectural changes induced by processes such as chronic inflammation, cytokine production, extracellular matrix reorganization, among others, become irreversible at some undefined point (1 2 3) . Another not mutually exclusive thesis has proposed that sustained cellular turnover in chronic liver disease precipitates cellular senescence and/or crisis as a result of telomere shortening (4) .

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Telomeres are specialized nucleoprotein structures at the end of eukaryotic chromosomes (5) . Continuous shortening of telomeres during each cell division limits the life span of primary human cells in vitro (6) . It is still a matter of debate to what extent telomere shortening affects organo-pathophysiology during aging (7) or chronic diseases that induce elevated rates of cell turnover (8 9 10 11) . The telomere hypothesis of liver cirrhosis proposes that chronic liver injury induces continual waves of liver destruction and regeneration, resulting in critical telomere shortening, which in turn culminates in hepatocyte replicative senescence or death and ultimately in liver cirrhosis (4) . Experimental merit for the telomere hypothesis of cirrhosis comes from studies in the telomerase-deficient mouse (mTERC-/-) showing defects in liver regeneration and a premature onset of cirrhosis in mice with short telomeres (12) . In humans, a variety of studies from Japan described shortening of telomere restriction fragments (TRFs) in cirrhosis induced by viral hepatitis in patients over 45 years (11 , 13 14 15) . Nevertheless, it remains an open question whether the shortening of telomeres is a consequence of continuous liver regeneration or a mechanistic factor triggering the development of cirrhosis.
To prove that telomere shortening plays a mechanistic role in human cirrhosis, it is necessary to show that telomere shortening is a general marker of cirrhosis independent of the etiology and patient’s age. Since the cellular composition of the liver changes significantly at the cirrhotic stage (formation of fibrotic septa and lymphocyte infiltration), a cell type-specific analysis of telomere length is another step in understanding the role of telomere shortening in cirrhosis. We have analyzed telomere length in 76 cirrhosis samples induced by a broad variety of liver diseases (viral hepatitis, autoimmune hepatitis, alcoholism, primary sclerosing cholangitis, and primary biliary cirrhosis) in patients spanning a broad age range. A cell type-specific analysis of the telomere length was conducted on hepatocytes, fibroblasts, and lymphocytes using interphase Q-FISH, and the prevalence of senescence in cirrhosis was followed using senescence-associated B-galactosidase (B-Gal) staining. Our studies demonstrate that telomere shortening is a disease and age-independent sign of human cirrhosis and that telomere shortening and senescence are specifically found in hepatocytes but not in other cell types in the cirrhotic liver. Hepatocyte telomere shortening and senescence correlate with progression of cirrhosis. Our data strongly support the telomere hypothesis of human cirrhosis, indicating that hepatocellular telomere shortening and senescence represent a molecular mechanism in the evolution of human cirrhosis.

MATERIALS AND METHODS

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Liver samples and histology
All liver samples were snap frozen in liquid nitrogen within 30 min after explantation and stored at -80deg. C.
Histological analysis was performed on formalin-fixed tissue samples at the Department of Pathology at the Medical School Hannover. The grade of inflammatory infiltration was scored on 52 cirrhosis samples by 2 investigators according to the Ishak criteria (16) (low grade, 18; moderate grade, 23; high grade, 11). The Child-Pugh criteria were used to classify disease progression in 72 samples according to standard criteria evaluating serum albumin, bilirubin, the grade of encephalopathia, ascites, and the prothrombin time (12 Child A cirrhosis, 32 Child B cirrhosis, and 28 Child C cirrhosis).
TRF length analysis
Genomic DNA was extracted with phenol-chloroform according to standard protocols. The DNA was rehydrated in TE buffer and an aliquot of undigested DNA was run in an agarose gel to exclude DNA degradation. For TRF length measurement, 4 µg of DNA was digested overnight with HinfI and RSA1 at 37deg. C. Complete digestion of the DNA samples was confirmed in a 1.5% agarose gel. Digested DNA was run in a 0.8% TAE gel overnight at 40 volts. Electrophoresis was stopped when the 2 kb size marker had run 14 cm into the gel. The high molecular weight marker and the 1 kb ladder (Life Technologies, Grand Island, NY) were used as size standards. After 20 min of denaturation and neutralization, the gel was dried for 1 h at 60deg. C in a vacuum dryer. One hour prehybridization and 4 h hybridization were performed at 37deg. C. The (TTAGGG)3 oligo-nucleotide was radioactive labeled and used for hybridization. After three washes in 0.25% SSC, 0.1% SDS, the gel was put on a PhosphorImager-screen overnight. The mean TRF length was calculated by measuring the signal intensity in 15 squares covering the entire TRF smear. All calculations were performed with PCbas and Excel (Microsoft) computer programs.
In situ Q-FISH on interphase nuclei
In situ Q-FISH on interphase nuclei was performed as described previously (16 , 17) . In brief, 7 µm sections were fixed in 4% paraformaldehyde in cacodylate buffer. After three washes in PBS, a second fixation was carried out in 4% formaldehyde, followed by enzymatic unmasking of the sections for 10 min at 37deg. C (enzyme mix: 100 mg pepsine/50 mg collagenase/100 mg dispase/84 µL concentrated HCl/100 mL water). Fixation and washing steps were repeated as described, followed by dehydration of the slides. After 3 min of denaturation at 80deg. C, hybridization was carried out for 2 h at room temperature (hybridization mix: (125 µL final volume): 2.5 µL 1 M Tris-Cl, pH 7.2/21.4 µL MgCl2 [25 mM MgCl2/9 mM citric acid/8.2 mM NaH2PO4, pH 7.4]/175 µL deionized Formamid/12.5 µL 10% (w/w) blocking reagent/5 µL 25 µg/mL PNA Cy3-telomere probe). The slides were washed twice in washing solution I (100 mL final volume: 70 mL formamide/1 mL 1M Tris-Cl, pH 7.2/1 mL 10% BSA stock solution/28 mL water), followed by three washes in washing solution II (15 mL 1M Tris-Cl, pH 7.2/15 mL 1.5 M NaCl/120 µL Tween 20 (0.08% final)/120 mL H2O). After dehydration, the sections were mounted with 1:1 (v;v) mixed mounting solution with/without DAPI. Pictures were taken at 2500 ms for the Cy3 images and at 100 ms for the DAPI images. To facilitate the identification of different cell types in the cirrhosis samples, hematoxylin/eosin counterstaining was performed on consecutive sections used for Q-FISH analysis.

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The quantification of the telomere fluorescence intensity was performed using TFL-TELO V1.0, a telomere analysis program developed by P. Lansdorp. To facilitate day-to day comparison, one standard sample was photographed and analyzed for each individual session. To compare the cell type-specific fluorescence intensity of telomere signals between different cirrhosis samples, the mean fluorescence of hepatocytes was set to 100 units and the fluorescence intensities of the other cell types were adjusted using the same calculation factor. In total, the fluorescence intensities of telomere spots were analyzed from 247 hepatocytes, 170 stellate cells, and 26 lymphocytes in 6 cirrhotic samples with severe fibrosis, from 52 hepatocytes in 2 cirrhosis samples with mild fibrosis, and from 78 hepatocytes in 1 noncirrhotic sample.
Senescence-associated B-Gal staining
Senescence-associated B-Gal staining was performed as described previously (18) . In brief, 7 µm cryostat sections were fixed in 3% formaldehyde for 3-5 min, followed by three washes in PBS at room temperature. The slides were immersed in freshly prepared senescent-associated B-gal staining solution (1 mg/mL of 5-bromo-4-chloro-3-indolyl B-D galactoside (X-gal) in DMF/40 mM citric acid/sodium phosphate (pH 6.0)/5 mM potassium ferrocyanide/5 mM potassium ferricyanide/150 mM NaCl/2 mM MgCl2) and incubated at 37deg. C for 14-16 h. The stained sections were washed twice with PBS and counterstained for 1 min with eosin. The excess counterstain was removed by two washes in PBS. The samples were analyzed by two independent investigators in a blinded fashion. All samples were stained in triplicate.

RESULTS

Shortening of TRFs is a disease-independent marker of cirrhosis
To test whether telomere shortening is a general marker of cirrhosis independent of its etiology, telomere length was analyzed on a large selection of cirrhosis samples induced by a broad variety of different liver diseases. A total of 96 liver samples derived from explanted livers of patients undergoing liver transplantation at the Medical School Hannover, Germany, during 1993-2001 were used for this study. Noncirrhotic control samples (n=20) were derived from patients with acute liver failure, cystic liver disease, or liver surgery due to metastatic liver tumors. Cirrhotic liver samples (n=76) were derived from patients with chronic viral hepatitis (n=27), autoimmune hepatitis (n=11), primary sclerosing cholangitis (n=20), primary biliary cirrhosis (n=13), and alcoholic liver disease (n=5).

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The length of TRFs was analyzed using DNA extracted from whole organ samples. The mean TRF length was significantly shorter in cirrhotic livers than with noncirrhotic samples (Fig. 1 A; mean TRF length of cirrhotic samples: 7.35 kb, range: 5.7-9.5kb; mean TRF length of noncirrhotic samples: 9.15 kb, range: 7.5-11.5 kb; P=0.0001). Telomeres were uniformly short at the cirrhosis stage independent of its etiology (Fig. 1B, C ) and each cirrhosis subgroup had significantly shorter TRFs compared with the controls (Fig. 1B ), demonstrating that telomere shortening is a disease-independent marker of cirrhosis.

Shortening of TRFs is an age-independent marker of cirrhosis
To further characterize telomere shortening as a general marker of cirrhosis, TRF length of cirrhotic and noncirrhotic samples was correlated to the age of the patients at the time of surgery. The mean age of patients in the control group was 37.6 years (range: 16-62 years). The mean age of patients in the cirrhosis group was 43.1 years (range: 21-66 years). In the different subgroups of cirrhosis, the mean age was as follows: 47.7 years for patients with chronic viral hepatitis (range: 20-65), 29.1 years for patients with AIH (range: 20-41), 51.8 years for patients with alcoholic liver disease (range: 41-59), 36.8 years for patients with PSC (range: 21-60), and 42.4 years for patients with PBC (range: 25-66). In noncirrhotic samples, the mean TRF length showed a significantly age-dependent decline (Fig. 2 A, P=0.0076). In contrast, TRFs of cirrhotic samples were similarly short at every given age, showing a weak but not significant age-dependent

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decrease (Fig. 2D , P=0.09). Similarly, none of the cirrhosis subgroups showed a significant age-dependent decrease in TRF length (Fig. 2B-E , data not shown for alcoholic liver disease). Together, these data demonstrate that telomere shortening is an age- and disease-independent marker of cirrhosis.

Masking of telomere shortening during cirrhosis progression by organ architectural changes
To test the correlation between telomere shortening and cirrhosis progression, the grade of cirrhosis was characterized in 72 cirrhosis samples using the Child-Pugh criteria, a clinical score to measure severity of cirrhosis (A, mild cirrhosis; B, moderate cirrhosis; C, severe cirrhosis). Surprisingly, there was no significant correlation between the TRF length and the cirrhosis stage in our survey (Fig. 3 A). These data indicate that either telomeres had reached a critically short length at the onset of cirrhosis, not allowing further telomere attrition, or changes in the cellular composition of the cirrhotic liver would affect the average TRF length of whole organ samples. Cirrhosis is characterized by increasing fibrosis of the liver often associated with significant inflammatory infiltration of the organ. These changes in the cellular composition during progression of cirrhosis could affect the overall telomere length of whole organ samples, possibly counteracting telomere shortening in hepatocytes, the cell type predominantly affected by chronic liver diseases. To test this possibility, the rate of inflammatory infiltration was determined in 52 of the cirrhosis samples using the Ishak classification, a pathological score to qualify inflammatory infiltration in cirrhosis (19) . TRFs were significantly shorter in cirrhosis samples showing low inflammatory infiltration compared with cirrhosis samples showing high rates of inflammatory infiltration (mean length: 6.95 kb vs. 7.7 kb, P=0.006, Fig. 3B ). This analysis revealed that within the subgroup of liver samples showing low rates of lymphocytic infiltration, TRFs were significantly shorter in severe cirrhosis (Child C: 6.8kb, Fig. 3C ) vs. mild cirrhosis (Child A: mean length 7.6kb, P=0.04, Fig. 3C ). Together, these data show that telomere shortening

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correlates to cirrhosis progression but that changes in the cirrhotic liver, such as lymphocyte infiltration, counteract this correlation.

Hepatocyte-specific telomere shortening in cirrhosis
To directly assess which cell type in the cirrhotic liver shows telomere shortening, quantitative fluorescence in situ hybridization (Q-FISH) on interphase nuclei was performed on frozen sections of cirrhotic livers using a telomere-specific PNA probe (16 , 17) . In cirrhosis samples, three distinct cell populations are distinguishable by cell morphological aspects visualized by counterstaining using DAPI and hematoxylin/eosin solution (Fig. 4 A-C): 1. Hepatocytes are located in regenerative nodules with round nuclei and a large cytoplasm (Fig. 4A, B ), 2. Stellate cells appear densely packed in fibrotic septa as elongated cells with elongated nuclei (Fig. 4A, B ), 3. Lymphocytes in inflammatory infiltrates are characterized by densely packed populations of cells with round nuclei and very small cytoplasm, mainly located within fibrotic septa (Fig. 4C ). When the fluorescence intensity of telomeres was analyzed specifically in hepatocytes, a significantly weaker mean fluorescence intensity was detected in cirrhosis (mean: 100 units) compared with noncirrhotic controls (mean: 212 units, P<0.0001, Fig. 4D ). Using this method, the difference between cirrhosis and noncirrhotic controls was more pronounced than the difference in mean TRF length detected by Southern blotting (Fig. 1A ), indicating that telomere shortening in cirrhosis predominantly affects hepatocytes.

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To further characterize cell type-specific telomere length in cirrhosis the fluorescence intensity of telomeres was compared between hepatocytes, stellate cells and lymphocytes within individual sections of cirrhosis of different etiologies. Independent of the etiology, fluorescence intensity was significantly weaker in hepatocytes (mean: 100 units) compared with stellate cells (mean: 147 units, P<0.0001, Fig. 4D, E ) or lymphocytes (mean: 214, P<0.0001, Fig. 4D ) in all cirrhosis samples tested. Hepatocytes had reduced mean and maximal fluorescence intensities compared with the stellate cells and a higher percentage of hepatocellular telomere spots had minimal fluorescence intensities (Fig. 4E ). These data demonstrate that telomere shortening in cirrhosis predominantly affects hepatocytes whereas other cell types in the cirrhotic liver have longer telomere reserves.

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Hepatocyte-specific senescence in cirrhosis
If telomere shortening limits the regenerative capacity of hepatocytes signs of cellular senescence might be detectable in hepatocytes at the cirrhosis stage. To test this possibility, B-Gal staining was conducted on 49 of the cirrhosis samples and 15 of the control samples. An association between B-Gal activity at pH6 and cellular senescence has first been described for cells in tissue culture (20) . An increase in B-Gal-positive keratinocytes in the skin of humans during aging (18) and an increase of B-Gal-positive liver cells in precirrhotic liver affected by chronic viral hepatitis (21) have been described. Nevertheless, background activity of B-Gal not linked to cellular senescence has been reported (22) , indicating the need to evaluate B-Gal staining in correlation with telomere length. In our survey, a strong correlation between senescence-associated B-Gal activity and cirrhosis was detectable: 41 of 49 cirrhosis samples (84%) had B-Gal activity, whereas only 1 of 15 control samples (7%) showed very weak B-Gal activity (Fig. 5 A, P<0.0001). B-Gal activity was detectable at a high frequency in all subgroups of cirrhosis: in 90% of the AIH, 75% of the viral hepatitis, 85% of the PSC, 86% of the PBC, and 86% of the cirrhosis samples induced by alcoholism (Fig. 5B ). Concordant with our data on hepatocyte-specific telomere shortening in cirrhosis (see above), only hepatocytes stained positive for B-Gal whereas stellate cells in fibrotic septa did not stain positive for B-Gal in any samples tested (Fig. 5C ). The B-Gal staining pattern of hepatocytes in cirrhosis is markedly pronounced at the edge of regenerative nodules as opposed to the center of the nodules (Fig. 5C ). Since the regenerative nodules in the cirrhotic liver represent clonal expansion of regenerating hepatocytes, the cells at the edge of these nodules have undergone more cell divisions than cells in the center, providing a possible explanation for the increase in senescence-associated B-Gal activity in these regions. Quantification of the percentage of B-Gal-positive hepatocytes within cirrhosis samples showed that 32% of the cirrhosis samples have a weak B-gal activity (<5% of the hepatocytes), 32% have a moderate activity (5-15% of the hepatocytes), and 36% show strong activity (>15% of the hepatocytes). In vitro studies of human fibroblasts have shown that proliferation significantly decreases before end-stage senescence (23) and that the rate of B-Gal-positive cells at this stage is 11% similar to the rate of B-Gal-positive hepatocytes detectable in the vast majority of cirrhosis samples in our survey (68%). Together, our data show that there is a significant rate of hepatocellular senescence in cirrhosis limiting the regenerative capacity of the injured organ, thereby perturbing the balance of injury and regeneration, culminating in fibrotic scarring.

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Hepatocyte telomere shortening and senescence correlate to fibrosis progression in cirrhosis
To test the hypothesis that limitation of hepatocyte regeneration by telomere shortening and senescence triggers fibrotic scarring, we evaluated the correlation between hepatocellular telomere length and fibrosis and between the rate of senescent hepatocytes (B-Gal positive) and fibrosis. Cirrhosis samples were grouped into samples with mild fibrosis and samples with severe fibrosis according to the Ishak criteria (19) . In line with our hypothesis, this analysis showed that samples with severe fibrosis have significantly shorter telomeres and higher rates of hepatocyte senescence than samples with milder fibrosis (Fig. 6 A, B).

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Our study shows that telomere shortening is a disease- and age-independent sign of liver cirrhosis in humans. Telomere shortening is present in cirrhosis induced by viral hepatitis (chronic hepatitis A and B), toxic liver damage (alcoholism), autoimmunity, and cholestasis (PBC and PSC); telomeres are uniformly short in cirrhosis independent of the age of the patients. We show that telomere shortening and senescence specifically affect hepatocytes in the cirrhotic liver and that both parameters strongly correlate with progression of fibrosis during cirrhosis.
Our data support the telomere hypothesis of human cirrhosis (4 , 12) , suggesting that chronic hepatocyte damage and concomitant hepatocyte regeneration accelerate telomere shortening in hepatocytes. When hepatocytes reach the senescent stage, liver regeneration decreases but the chronic liver damage continues. At this stage of disease, other cell types, like hepatic stellate cells, which usually do not participate in the regenerative process, become activated and form fibrotic scar tissue in areas of hepatocyte loss (Fig. 7 ). This model gives a plausible explanation for the long latency of cirrhosis induced by a variety of chronic liver diseases. Further support for this model comes from the observation that hepatocellular proliferation in response to chronic liver injury dramatically decreases at the cirrhosis stage (24 25 26 27) and that cell cycle inhibitors like p53 and p21 are overexpressed in cirrhosis (28 , 29) similar to the accumulation of p53 in senescent cultures (23 , 30) . The incidence of accelerated cirrhosis in telomerase-deficient mice (mTERC-/-) with short telomeres compared with mice with longer telomeres gives experimental support for telomere hypothesis of human cirrhosis (12) .

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Our study implicates that an effective treatment of disease stages associated with telomere shortening during aging (7) and chronic high turnover diseases (8 9 10 11) would require the targeting of a specific cell type within the affected organ. The data implicate that a hepatocyte-directed therapy to restore telomere length could potentially rescue cirrhosis in chronic liver diseases. In line with this hypothesis, telomerase gene delivery by adenovirus vectors prevents cirrhosis formation in mice with short telomeres (12) . Nevertheless, it remains to be explored to what extent cirrhosis can be rescued in advanced stages of the disease. Since cellular senescence is generally considered to be irreversible, an activation of telomerase in end-stage cirrhosis could come too late. A potential downside of telomerase therapy could be an elevated risk of liver cancer, which is associated with telomerase reactivation in > 80% of the cases (31) . It has been shown that telomere shortening inhibits tumorigenesis in mTERC-/- mice that retain functional p53 (17 , 32 , 33) .
A careful evaluation of a telomerase therapy for cirrhosis is needed. It will be important to identify the signals inducing hepatocellular senescence once telomeres have reached a critically short length. The tumor suppressor p53 has been identified as a downstream target of short dysfunctional telomeres in mouse (34) and human cells (35) . Inhibition of p53 rescues the adverse effects of telomere dysfunction (34) . The data on accumulation of p21 in cirrhotic samples (28 , 29) indicate this pathway might also be activated at the cirrhosis stage. However, the mechanism of p53 activation and the role of other pathways in response to critical telomere shortening remain to be identified. The detailed characterization of such signals will possibly identify new targets besides telomerase for the treatment of cirrhosis, other chronic disease and disease stages associated with loss of regenerative capacity during aging.

ACKNOWLEDGMENTS

We thank Prof. Ungewickell, Prof. Schlegelberger, Dr. Brandes, and Dr. Wilkens for help with the fluorescence microscopy, Mrs. Weier for help with cryostat sections, and Dr. R. Greenberg for critical reading of the manuscript. K.L.R is supported by grants of the Deutsche Forschungsgemeinschaft (Ru 745/2-1) and of the Deutsche Krebshilfe e.V. (10-1809-Ru1), H. T. is supported by a grant of the Deutsche Forschungsgemeinschaft (SFB 265/C5), M.A.B. is supported by grants of the Spanish Ministry of Science and Technology, from the European Union and by the Department of Immunology and Oncology (CSIC-Pharmacia Corporation).

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FOOTNOTES

1 The first three authors contributed equally to this work.
Received for publication December 17, 2001. Revision received February 28, 2002.

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35. Karlseder, J., Broccoli, D., Dai, Y., Hardy, S., de Lange, T. (1999) p53- and ATM-dependent apoptosis induced by telomeres lacking TRF2. Science 283,1321-1325

BioScience, Dec 1998 v48 i12 p981(5)
Telomere tales.
Ricki Lewis.
Abstract: Research at Geron Corp shows that normal somatic cells can be made immortal by extending the length of their chromosome tips with the enzyme telomerase. This finding confirms the notion that telomeres function as cellular clocks that age as they shorten.
Elegant experiments confirm long-held theory of cellular aging
They have found a way to reverse the aging process," Tom Brokaw proclaimed on the NBC Nightly News on January 14, 1998. Brokaw was referring to experimental results from researchers at Geron Corporation, in Menlo Park, California, and at the University of Texas Southwestern Medical Center at Dallas. The work showed that providing normal somatic cells with the enzyme telomerase extends the length of their chromosome tips (telomeres) and renders them immortal, yet healthy.

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Although the reported results were not quite as dramatic as the fountain of youth that Brokaw evoked, they did confirm the long-held theory that telomeres function as a cell division clock, ticking down time as they shorten. And as years of discoveries coalesce into the burgeoning field of telomere biology, potential medical applications are already on the horizon in such diverse areas as diagnosing cancer, slowing degenerative diseases of aging, and making organ transplants safer.
Human telomeres are made up of repeats of the DNA sequence TTAGGG. Today it is known that telomeres, long thought to protect chromosomal integrity in some vague way, erode with each cell division, ultimately reaching a threshold length that signals division to cease. For many somatic cell types, an end to cell division means not death, but rather the onset of a defined differentiated, or specialized, state. Telomere shortening seems to be the normal default option for most somatic cells. By contrast, cells in the germline and in highly proliferative tissues, such as bone marrow and the epithelium of the small intestine, continually replenish their chromosome tips. So do most cancer cells, which are notorious for having long telomeres and active telomerase.
Chromosomes keep from shrinking in some cells, including cancer cells, thanks to telomerase, a ribonucleoprotein with three components: a catalytic protein portion with reverse transcriptase activity, an RNA template, and an associated protein called telomeric repeat binding factor. The RNA template contains the sequence CCCUAA, the reverse complement of the TTAGGG DNA that forms the telomere. Reverse transcriptase allows the cell to make DNA copies of this RNA template. And the telomeric repeat binding factor brings the chromosome tip, the RNA template, and the reverse transcriptase physically together, so that six-nucleotide DNA repeats can be added to the chromosome end. This cellular machinery is essentially a built-in telomere factory that is turned on only at certain times and in certain cells.
Thoughts on telomeres
The 1980s and 1990s have seen the elaboration and dovetailing of the molecular details of the telomere story. But the saga began many years earlier, with several seemingly unrelated observations made by some of the heavyweights in the history of biology.
Cytogeneticists first noted the importance of telomeres in the first half of the century, when they observed that chromosomes that lost their tips stuck together and vanished after mitosis. H. J. Muller observed the protective effect of telomeres in Drosophila in 1938, and Barbara McClintock did so a year later in corn. In 1961, Leonard Hayflick contributed information that would prove to be pivotal in telomere biology: He found that cells in culture divide a finite number of times, usually 40-60. This number became known as the "Hayflick limit."
A decade after the discovery of the Hayflick limit, Alexey Olovnikov, a senior researcher at the Institute of Biochemical Physics and the Russian Academy of Sciences in Moscow, proposed that telomere shrinkage is a countdown to cellular senescence. In 1973 he published "A theory of marginotomy: The incomplete copying of template margin in enzymatic synthesis of polynucleotides and biological significance of the phenomenon," in the Journal of Theoretical Biology. What that mouthful means is that chromosome tips whittle down because DNA polymerase cannot copy the very end of one of the replicating strands, the so-called lagging strand.

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Consequently, the chromosomes would shorten at each round of replication. Olovnikov wrote: "Marginotomy causes the appearance, in the daughters of dividing cells, of more and more shortened end-genes.... After the exhaustion of telogenes the cells become aged." Olovnikov explains that, as he proposed in his 1973 paper, "The telomere shortening could serve as a counting mechanism, which, like a molecular bookkeeper, counts the number of cell doublings already performed." A bacterium avoids the problem of shrinking chromosome tips, he also noted at the time, because its chromosome is a circle.
Soon after Olovnikov's prescient hypotheses were published, James Watson published similar ideas. However, Watson's description of the "end-replication problem" referred to the replication of the ends of linear bacteriophage DNA, and not to aging. Nevertheless, "the telomere field has always cited Watson, since his was the prediction of chromosome shortening that people in the United States knew about, and were testing," relates Carol Greider, of the Johns Hopkins University School of Medicine. "I did not know of Olovnikov when I discovered telomerase, nor did others," Greider says, although she adds that researchers in the field of aging were aware of his work.
But Calvin Harley, now vice president for research at Geron, knew of Olovnikov's work and spread the word by describing and referencing it in a 1991 publication in Mutation Research. "Experiments have validated his predictions," Harley says. "But Olovnikov didn't know the biochemistry of DNA replication very well and couldn't describe it. He was thinking about aging. Conversely, James Watson carefully defined the end-replication problem, and wrote nothing about aging." Many telomere biologists now concur that both of these researchers deserve credit for identifying the phenomenon of telomere shrinkage.
Experiments reveal how telomeres shrink
Olovnikov suggested that an enzyme might maintain chromosome ends. "But molecular tools were needed to prove this idea," Harley says. A living system in which to explore telomere behavior came in the form of the ciliated protozoan Tetrahymena thermophila. This pond organism provides an enriched system for probing telomeres because when it forms sex cells, its chromosomes fragment and then replicate, generating about 20,000 telomeres. (By contrast, a human somatic cell has just 92 telomeres.) In 1978, Joseph Gall and Elizabeth Blackburn, then at Yale University, found that telomeres in T. thermophila consist of many short DNA repeats. By the mid-1980s, Blackburn, at the University of California-Berkeley, and Greider, then a graduate student in Blackburn's lab, had discovered and described the enzyme that extends telomeres, naming it telomerase.
In 1986, Howard Cooke, at the Medical Research Council in Cambridge, UK, measured telomere length in human chromosomes, noting that the tips were shorter in somatic cells than in sperm cells. By 1989, Robert Moyzis and coworkers at Los Alamos National Laboratory identified the human telomere repeat as TTAGGG, and in 1990, Harley, Greider, and Bruce Futcher found that the telomeres of human somatic cells shorten as the number of cell divisions increases, although those of cancer cells do not.
In the early 1990s, several observations solidified the link between telomere shortening and aging. In 1992, Richard Allsopp and colleagues at Geron reported in Proceedings of the National Academy of Sciences (89: 10114-10118) that children with the rapid-aging disorder Hutchinson-Gilford syndrome have unusually short telomeres. In 1993, shorter-than-normal telomeres were found in people with Down's syndrome, and 3 years later, they were also found in people

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with Werner syndrome, an adult-onset rapid-aging disorder. Cells from people with these disorders literally race through their allotted divisions, accelerating life at the cellular level as the body ages ahead of schedule. (People with Down's syndrome have a shortened life span and often develop early-onset Alzheimer's disease.)
In 1995, Geron researchers and Greider's group at Cold Spring Harbor reported in Science (269: 1236-1241) that they had cloned the RNA template component of human telomerase - an 11-nucleotide sequence that includes the critical CCCUAA that encodes the telomere repeat. They and others subsequently measured the amount of RNA template in various tissues, finding greater abundance in tumor cell lines and germline tissues than in somatic cells.
Researchers also probed the origins of the telomerase system by searching for clues in reverse transcriptase, an enzyme that is not unique to telomerase. RNA viruses use reverse transcriptase to copy themselves into DNA in host cells, and retrotransposons also use the enzyme. A retrotransposon is a piece of moveable DNA that transcribes itself into an RNA intermediate when it changes location, and then reverse transcribes itself back into DNA when it inserts at a new location in a chromosome.
The fruit fly has retrotransposons rather than typical telomeres at its chromosome tips. "If a retrotransposable element wanted to use as a target the end of a chromosome, it would effectively take over the role of telomerase. This is what has apparently occurred in Drosophila melanogaster," says Thomas Eickbush, of the University of Rochester, in New York. He discussed the evolutionary relationship between retrotransposons and telomerase - that is, which came first - in 1997 in Science (277:911-913). Eickbush suggested that, in early eukaryotes, telomeres originated from retrotransposons, which a retrovirus perhaps supplied, and that the unusual telomeres of Drosophila reflect a more recent takeover of somatic cells by retrotransposons that preferentially insert at chromosome ends.
Revealing the role of telomerase
Two key experiments reported in late 1997 and early 1998 further strengthened the connection between telomere shortening and cell senescence, while indicating that the enzyme's role in cancer causation is complex. One investigation removed telomerase in knockout mice and observed the onset of senescence. The other work, which made the nightly news, added telomerase to human cells in culture and demonstrated extension of the cells' proliferative lifetime.
Mice in which telomerase was eliminated by deleting (or "knocking out") the telomerase RNA component gave Greider and her colleagues at Cold Spring Harbor, the Albert Einstein College of Medicine in New York City, and Quest Diagnostics, Inc., in Teterboro, New Jersey, the opportunity to ask what life would be like without telomerase. The researchers created these knockout mice, then observed them and analyzed several highly proliferative tissues through six generations (Cell 91:25-29 and Nature 392: 569-574).
As the researchers had expected, the knockout mice did not fare well. Overall, the lack of telomerase compromised chromosome stability and the integrity of cells that normally divide often. Their telomeres became shorter than normal, their chromosomes broke, and some nonhomologous chromosomes fused to form translocations. The animals' fertility plummeted, reproductive organs shrank, and highly proliferative tissues, such as testis, spleen, and bone marrow, degenerated. These results therefore confirmed that telomerase

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is important for maintaining highly renewable tissues. Interestingly, cells cultured from the knockout mice could still become cancerous. This result showed that telomerase by itself does not cause cancer, an observation that is consistent with the fact that cancer development is often a multistep process requiring the participation of several genes.
In the 16 January 1998 issue of Science, Harley and colleagues at Geron, and Woodring Wright, Jerry Shay, and colleagues at Southwestern Medical Center, reported the effects of adding the gene that encodes human telomerase reverse transcriptase to normal human cells in culture. These experiments used cells important in human disease and aging-retinal pigment epithelium, fibroblasts, and vascular endothelium. Slowed metabolism of retinal epithelium can cause age-related macular degeneration. Fibroblasts in aging skin make less collagen and elastin and more collagenase, causing wrinkles. And overgrowth of the endothelium that forms capillaries and lines blood vessel interiors contributes to atherosclerosis.
The results of adding telomerase to these cells were striking - the cells regained their proliferative potential, ignoring the Hayflick limits. "For the first time, we showed that if you highly specifically modulate telomere dynamics, you can see the predicted effect on cell lifespan. It proves the causal relationship between telomere length and aging," says Harley.
The fact that most cancer cells have active telomerase and long telomeres led to the hypothesis that telomerase is required for tumor growth, with telomere shortening in normal somatic cells having a tumor-suppressing function. However, although many of the cells to which the researchers added telomerase reverse transcriptase churned out the enzyme at levels similar to those of cancer cells, signs of cancer have not appeared, and the cells seem normal despite ignoring the Hayflick limit. "After a year, the cells have not progressed to cancer. They have normal karyotypes, pass all the cell cycle checkpoints, and do not cause tumors when injected into nude mice [which lack immunity and are used to test tumor-forming potential]. They divide at a reasonable rate, and they have a youthful appearance," Shay reports.
The fact that the telomerase-bolstered human cells do not become cancerous, and that telomerase-deficient mice can still get cancer, is not as contradictory as it might seem. It just shows that telomerase is neither necessary nor sufficient to cause cancer. "If we've learned anything over the past 20 years, it is that a lot of different insults are required to transform a normal cell to a cancerous cell. By simply adding telomerase, you're only affecting one factor. As long as the other pathways are intact, there is no reason to expect an increase in cancer incidence," Shay says. Telomerase may enable a cell to ignore the Hayflick limit, or directly or indirectly destabilize chromosomes, which in turn could activate an oncogene or deactivate a tumor suppressor gene that is part of the pathway to cancer. "Now we have to see how telomerase fits into all the other aspects of cancer that are controlled by other genes," Shay adds.
Eclectic applications
With the components of telomerase clearly identified, and the enzyme's function elegantly demonstrated, the next stage in the continuing tale of telomeres will be developing clinical applications.
Because telomerase is critical to maintaining cellular stability and cell division, altering this enzyme's activity may have varied uses. In basic research using cell cultures, "controlling telomerase would yield a constant source of human cells that are not cancerous, but would proliferate," Shay says. In clinical applications, new understanding of telomerase function could lead to more sensitive cancer diagnostics and make transplants safer, treat AIDS, and perhaps even rejuvenate a

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Measuring telomerase levels, for example, can be used to track cancer progression. In one study, 12 of 16 children with neuroblastoma and high telomerase activity in their cancer cells died, whereas only 2 of 60 children with low telomerase activity died. "About 85 percent of tumors contain this marker, and use of telomerase as a cancer marker is already a routine procedure in some oncological centers," Olovnikov says. A polymerase chain reaction-based assay called TRAP (telomeric repeat amplification protocol) can spot a single telomerase-producing cancer cell among 10,000 healthy cells, and a technique using fluorescent in situ hybridization (FISH) and flow cytometry, called "flow-FISH," can measure telomere length. Clinicians may someday manipulate telomerase level or activity as a way to treat cancer, but the exact role of telomerase in cancer needs to be worked out first.
New understanding of telomere biology may also solve a vexing problem with bone marrow transplants: Something about the transplant process seems to rev up the mitotic clock, accelerating the aging of donor cells. Robert Wynn and colleagues at The Paterson Institute for Cancer Research in Manchester, UK, reported in the 17 January 1998 issue of The Lancet that telomeres in transplanted bone marrow cells are shorter than those in normal bone marrow cells in either the donor or the recipient. Rosario Notaro and coworkers at Memorial Sloan-Kettering Cancer Center in New York City reported in the 9 December 1997 issue of PNAS that the more cells that are transplanted, the less the telomeres shrink. It is as if transplanting only a few cells stresses them in their effort to repopulate the recipient's marrow, and in response the cells age faster than normal, the researchers suggest.
The rapid aging of transplanted tissue may explain the increased risk that bone marrow transplant recipients face of developing blood cancers years later, Shay suggested in an editorial accompanying the Lancet article. "A bone marrow transplant is supposed to be all stem cells, but this is not completely so. Ten to 15 years later, a recipient may develop leukemia because the transplanted cells did not have the proliferative capacity of a true stem cell," he says. Inserting telomerase into the donor bone marrow cells before the transplant may help to extend the cells' lifetimes.
A similar approach of extending cellular life with telomerase might be used to treat AIDS, but in this case the patient's own cells would be used. The human body has enough hematopoietic (blood-forming) stem cells to last a lifetime, but as HIV kills more and more T cells, the stem-cell population has to work overtime to replace them. The hematopoietic system may eventually shut down. "Telomere biology might be part of the AIDS story," Shay says. Instead of transplanting bone marrow from donors, hematopoietic stem cells could be taken from a person at the early stage of HIV infection. The cells would have their telomeres extended in culture. Then, when the patient's T-cell count falls as the infection progresses, he or she can receive the stored stem cells, which may replenish the T-cell supply.
Telomere biology may also be exploited to address signs of aging. A blast of telomerase might keep fibroblasts in the skin's dermis layer at a more youthful stage, in which they synthesize collagen and elastin rather than collagenase. Reactivating collagen and elastin production from within might be an alternative to injecting bovine collagen to plump out wrinkles.
Further in the future is the possibility of using autologous (self) cell implants to renew selected tissues that degenerate with age, approaching Tom Brokaw's view of

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telomere biology as providing a fountain of youth. Olovnikov speculates that "such cells will be treated in vitro with telomerase activity-containing viral vectors. Artificially elongating their telomeres will preserve these cells"normalcy,' so they will not senesce. Such cells might be used to renew the inner parts of blood vessels, cells of the pancreas, or even normal postmitotic cells such as cardiocytes and neurons." But those sorts of applications are still very much in the future. As Shay sums up, "We can't make people live forever. There's nothing wrong with fantasizing, but there are too many interesting short-term benefits of the research to focus on. If we can develop tissue-specific therapies, if we can correct certain problems, then maybe we will live longer."
Ricki Lewis is the author of several life science textbooks published by McGraw-Hill and is working on a book on scientific discovery. Article A53392373
Nature Genetics 21, 111 - 114 (1999)
doi:10.1038/5056

Telomerase expression in human somatic cells does not induce changes associated with a transformed phenotype

Xu-Rong Jiang1, Gretchen Jimenez2, Edwin Chang1, Maria Frolkis1, Brenda Kusler1, Marijke Sage3, Michelle Beeche2, Andrea G. Bodnar1, Geoffrey M. Wahl2, Thea D. Tlsty3 & Choy-Pik Chiu1

1 Geron Corporation, Menlo Park, California 94025, USA.

2 The Salk Institute, La Jolla, California 92037, USA.

3 University of California, San Francisco , California 94143, USA.

Correspondence should be addressed to Choy-Pik Chiu cchiu@geron.com

Expression of the human telomerase catalytic component, hTERT, in normal human somatic cells can reconstitute telomerase activity and extend their replicative lifespan1, 2. We report here that at twice the normal number of population doublings, telomerase-expressing human skin fibroblasts (BJ-hTERT) and retinal pigment epithelial cells (RPE-hTERT) retain normal growth control in response to serum deprivation, high cell density, G1 or G2 phase blockers and spindle inhibitors. In addition, we observed no cell growth in soft agar and detected no tumour formation in vivo. Thus, we find that telomerase expression in normal cells does not appear to induce changes associated with a malignant phenotype.

Normal cells are contact inhibited and depend on serum for continued proliferation. We monitored the cell-cycle distribution of parental and TERT-expressing cells and showed that both were arrested by contact and serum starvation (Table 1). Moreover, serum induction stimulated the starved cells to resume cycling. In contrast,

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near-senescent BJ fibroblasts and 340-RPE cells exhibited very low cycling fractions in all conditions. We noted that the RPE-hTERT clones responded more slowly to serum starvation. As RPE cultures can be phenotypically heterogeneous3, differences in the magnitude and kinetics of the response may be due to clonal variations.

Table 1. hTERT clones respond normally to cell density and serum induction

Full Table

pRb phosphorylation is required for progression through S phase. pRb activity is regulated by proteins such as CDK4, cyclin D1 and p16 (4).

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In both parental and TERT-expressing cells, we observed that pRb was predominantly hyperphosphorylated in subconfluent, proliferating cultures but became hypophosphorylated in confluent cultures ( Fig. 1). Furthermore, we found that the level of pRb proteins was downregulated at confluence. In contrast, p16 expression did not change with cell density, irrespective of whether TERT was expressed or not. Although p16 is induced in senescent cells, its induction in short-term cell-cycle arrest appears to depend on the cell types examined and the status of other cell-cycle regulators5. We noted that one of the RPE-hTERT clones, T58, has undetectable levels of p16 expression, despite an intact pRb response. In contrast, the parental line and T86 clone have abundant p16 levels. This may be due to clonal variation in p16 levels in the parental RPE cells before TERT transfection. Nevertheless, our data indicate that TERT-expressing cells do not have an altered pRb or p16 response to cell-cycle checkpoint arrests compared with parental non-TERT transfected cells.

Figure 1. Expression of pRb and p16 as a function of cell density.

BJ parental cells (P; PD 36-39), BJ-hTERT clones 5ta (PD 104-106) and 6ta (PD 108-110), 340-RPE parental cells (P; PD 33-38) and RPE-hTERT clones T58 (PD 99-100) and T86 (PD 98-105) were maintained as either subconfluent cultures (S) or confluent cultures for 72 h (C). pRb and p16 expression was assayed in each sample using western-blot analysis.

We examined the integrity of several cell-cycle checkpoints in TERT -expressing cells. Treatment with hydroxyurea (HU) induces a p53-independent early S-phase arrest6, whereas thymidine (Thy)/aphidicolin (Aph) arrests cells at the G1/S boundary7. Both parental and TERT -expressing cells appropriately arrested in response to both S-phase blockers (Fig. 2). We observed an increase in the proportion of cells in either G1 or S phase, and a decrease in those in G2/M phase. Preliminary data showed that pRb was also appropriately hypophosphorylated upon HU treatment (data not shown). In contrast, H1299 tumour cells accumulated in the G2/M phase, presumably due to a delay in cell-cycle progression caused by DNA breakage resulting from a disruption of nucleotide pools.

Figure 2. TERT-expressing clones arrest appropriately in response to G1/S blockers.

Exponentially growing BJ and 340-RPE cells, their hTERT clones and H1299 cells were treated with hydroxyurea (HU) or a combination of thymidine and aphidicolin (Thy/Aph) for 72 h and analysed by

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flow cytometry following staining with propidium iodide. The percentage of cells in G1, S and G2/M phases is shown for untreated cells (a), HU (b) and Thy/Aph ( c) treated cells. Data represent the average of three separate experiments.

The antimetabolite PALA causes a predominant, p53-dependent, G1- and sometimes G2-phase arrest6, 8, 9, 10. These cell-cycle checkpoints also require intact pRb function8. -irradiation and X-rays, on the other hand, induce DNA damage and activate a p53-dependent G1 and a p53-independent G2 arrest11. In response to PALA, -irradiation or X-rays, we observed an increase in the G1/S ratios in both parental and TERT-expressing cells, whereas that of the p53-deficient fibroblasts WS1E6 remained low6 (0.83; Fig. 3, data not shown for X-irradiation). The greater increase in the G1/S ratio in response to PALA treatment observed in RPE-hTERT clones (2.9 to 23 or 75) relative to that in the parental 340-RPE cells (3.2 to 11.5) could be due to the clonal origin of these cells. A time-course analysis further confirmed that BJ parental and TERT-expressing cells showed similar kinetics of cell-cycle arrest (Fig. 3b).

Figure 3. hTERT clones undergo normal growth arrest in response to PALA and -irradiation.

Exponentially growing BJ and 340-RPE cells, their hTERT clones, WS1, WS1E6 or NHF E6/E7 cells were treated with PALA (100 M) or exposed to -irradiation (4 Gy for fibroblasts and 8 Gy for 340-RPE cells). Cells were harvested and fixed at the indicated times, stained with BrdU/PI and analysed by flow cytometry. a, G1/S ratios of cells treated with PALA for 48 h or 24 h following -irradiation. Data represent means.d. from at least two separate experiments. b, Area graphs of cell-cycle profiles in untreated and PALA-treated cells over a period of 4 d. The G2/M, S and G1 phases of the cell cycle are represented by the top, middle and bottom areas of the graph, respectively. c, Bivariate flow cytometry profiles in untreated and -irradiated cells. Numbers represent the percentage of cells in each phase of the cell cycle. Bottom left, G0- and G1-phase cells; bottom right, G2- and M-phase cells; top, S-phase cells.

Full Figure and legend (10K)

Microtubule destabilizing agents, such as colcemid and nocodazole, arrest cells with 4N DNA content12, 13, whereas transformed cells often re-replicate, causing the accumulation of cells with greater than 4N DNA content. Re-replication has been linked to deficiencies in p53, pRb, p21, or p16 function12. We did not observe any accumulation of cells with greater than 4N DNA content in parental or TERT-expressing cells in response to colcemid (data not shown for 340-RPE cells) or nocodazole (data not shown). In contrast, colcemid induced significant re-replication in E6/E7-infected NHF cells with mutations including p53 and pRb deficiency ( Fig. 4).

Figure 4. hTERT clones arrest appropriately in response to the spindle inhibitor colcemid.

Exponentially growing BJ cells, BJ-hTERT clones (5ta, 6ta, 7ta) and NHF E6/E7 cells were treated with colcemid (50 ng/ml) for 72 h, stained with BrdU/PI and analysed by flow cytometry. The percentage of cells with greater than 4N DNA content was shown in untreated and treated cultures. Data represent the average value from two or more independent experiments.

Full Figure and legend (8K)

Transformed cells, unlike normal cells, can grow independently of anchorage and may form tumours in vivo14, 15. Neither parental nor hTERT clones (3 BJ and 12 340-RPE clones) formed colonies in soft agar (Table 2), indicating maintenance of anchorage-dependent growth. Moreover, parental BJ and hTERT clones did not form tumours in nude mice after 2 months (Table 2). No tumour growth was detected for up to 5.5 months, or when 10 times the amount of cells (10 7 cells/mouse) were used (data not shown). In contrast, 100% of mice injected with HT1080 or 293 cells developed tumours. Thus, under the conditions examined here, hTERT does not induce changes that allow tumour growth in vivo.

Table 2. hTERT clones are anchorage dependent and not tumorigenic in vivo

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Another characteristic of normal cells is a diploid karyotype. The hTERT clones used in the present study (3 BJ and 2 340-RPE clones at population doublings (PD) 101-142) were diploid by G-banding (data not shown). One BJ and one RPE hTERT clone contained additional genetic material on chromosome 6 and the X chromosome, respectively, but both clones maintained normal behaviour compared with parental cells. To date, BJ- and RPE-hTERT clones have reached more than 200 population doublings and some polyploid or tetraploid cells have been observed. Preliminary data suggests that these cells maintain functional cell-cycle checkpoints and anchorage-dependent growth. Further analysis will be required to determine whether the acquisition of an abnormal karyotype is a consequence of telomerase expression or of long-term culture per se 16, 17, 18.

A causal relationship between telomerase expression, telomere maintenance and replicative lifespan was recently reported in BJ and 340-RPE cells1. Cells such as germ cells or stem cells contain telomerase activity19, 20, 21, have extensive replicative potential and yet are functionally normal, indicating telomerase expression per se is not oncogenic. This is further supported by our findings that telomerase expression in normal somatic cells does not cause abnormal growth control or oncogenic transformation. The availability of primary human cells with greatly extended or immortal lifespan in the absence of mutations in cell-cycle checkpoint genes and genetic instability will serve as valuable research tools as well as provide therapeutic opportunities for age-related diseases.

Methods
Cells.
Normal RPE cells 340-RPE, BJ fibroblasts and their TERT-transfected clones (RPE-hTERT clones, T58 and T86; BJ-hTERT clones, 5ta, 6ta and 7ta) were maintained as described1. For all experiments, BJ and 340-RPE parental cells were used at PD 20-63 and PD 20-39, respectively (maximal replicative lifespan: BJ, PD 85-95; 340-RPE, PD 55-57). BJ- and RPE-hTERT clones were used at PD 101-142. hTERT clones were compared with the parental population because clones containing control vector had senesced, mostly by PD 75 for BJ and PD 55 for 340-RPE, soon after transfection and subsequent cell expansion. Other cells used in the present study included normal human embryonic skin fibroblasts WS1 or normal foreskin fibroblasts NHF; E6- and/or E7-infected fibroblast cell strains WS1E6 and NHF E6/E7 (Refs 6,9); SV40-transformed cell line SW26i; adenovirus-transformed embryonic kidney epithelial cells 293; tumour cell lines HT1080 fibrosarcoma cells, H1299 lung carcinoma cells, MCF7 and MDA-MB-435S breast cancer cells.

Western-blot analysis.
Cells were lysed with 1% SDS in 10 mM Tris, pH 7.5, and protein extracts (pRb, 10 g; p16, 20 g) were separated by SDS-PAGE and transferred to a nitrocellulose membrane.

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We stained the blots with Ponceau S solution (Sigma) to monitor the amounts of protein loaded. After a blocking step using 5% fat-free dry milk, we incubated the membrane with a monoclonal antibody against either pRb or p16 (1-2 g/ml; PharMingen) for 1 h at RT. The antibody to pRb recognizes both hyper- and hypo-phosphorylated forms of the protein. The immunoblots were then incubated with goat anti-mouse IgG conjugated to peroxidase (1:7,500; Vector) for 1 h and visualized with enhanced chemiluminescence detection reagents (Super Signal Substrate, Pierce).

Chemicals, X-ray and -irradiation.
We exposed asynchronous cultures to cell-cycle blockers for 72 h at the following concentrations: hydroxyurea (1-5 mM), thymidine and aphidicolin (1-5 mM and 1-5 g/ml, respectively), colcemid (50-2,000 ng/ml) and nocodazole (15-50 ng/ml). PALA (100 M; National Cancer Institute) was added to cells for up to 4 d (Refs 6,8-10). Irradiation with 15-25 Gy of X-rays was delivered at 250 cGy/min at RT using a Torrex 150D X-ray machine (EG & G Astrophysic Research; 140 kVp, 5 mA; half-value layer; 1.0 mm Cu). -irradiation was performed at RT with a 60Co -irradiator (Gammabeam 150-C) at a distance of 40 cm at approximately 2.2 Gy/min. We irradiated fibroblasts with 1, 4, or 8 Gy of -irradiation and 340-RPE cells with 4, 8, or 12 Gy.

Cell-cycle analysis.
To monitor cell-cycle distribution, cells were fixed in methanol and stained with propidium iodide (PI) solution containing RNase and analysed for DNA content using a Coulter EPICS Elite ESP flow cytometer (Coulter Electronics). We determined the percentage of cells in G1, S and G2/M at the time of harvest using a Multicycle AV computer system (Phoenix Flow Systems). To monitor the progression through the cell cycle, we performed BrdU-PI double staining as described6, 8, 9. Briefly, we prepared nuclear pellets by lysing cells with HCl, incubating with anti-BrdU-FITC (Becton Dickinson) and counterstaining with PI solution containing RNase. Samples were analysed on a Beckton Dickinson FACScan.

Clonogenic soft agar assay.
Cells were resuspended at 1104 cells/ml in growth medium containing 0.36% agar (Difco). Cell suspension (5 ml) was added to 60-mm plates (Costar) precoated with 0.9% solid agar (5 ml). We counted colonies composed of 40 or more cells after 2-6 weeks.

In vivo tumorigenic assay.
Cell suspensions were mixed 1:1 with matrigel (Collaborative Biomedical Products) before injection. Matrigel was used to provide additional growth stimulation22, 23 (G.M. Coviello-McLaughlin and C.-P.C., pers. comm.). Cells (1 or 1010 6) or matrigel alone were injected subcutaneously in the left scapular region of nude mice. We measured cell/matrigel xenografts, matrigel boluses and body weights immediately following injection and twice each week until the termination of the study at 2 or 5.5 months post-inoculation, or until xenografts reached 1 g in measured volume. Parallel cultures of the hTERT clones were maintained in vitro without drug selection and were shown to maintain telomerase expression.

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Top

Received 4 August 1998; Accepted 16 November 1998

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Bodnar, A.G. et al. Extension of life-span by introduction of telomerase into normal human cells. Science 279, 349−352 (1998). | Article | PubMed | ISI | ChemPort |
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[Cancer Research 63, 7147-7157, November 1, 2003]
© 2003 American Association for Cancer Research

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Regular Articles

Prolonged Culture of Telomerase-Immortalized Human Fibroblasts Leads to a Premalignant Phenotype1 ,,2
Michael Milyavsky, Igor Shats, Neta Erez, Xiaohu Tang, Shai Senderovich, Ari Meerson, Yuval Tabach, Naomi Goldfinger, Doron Ginsberg, Curtis C. Harris and Varda Rotter3
Department of Molecular Cell Biology, Weizmann Institute of Science, Rehovot 76100, Israel [M. M., I. S., N. E., X. T., S. S., A. M., Y. T., N. G., D. G., V. R.], and the Laboratory of Human Carcinogenesis, National Cancer Institute, NIH, Bethesda, Maryland 20892 [C. C. H.]

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ABSTRACT

Telomere shortening in primary human fibroblasts results in replicative senescence, which can be overcome by telomerase (hTERT) overexpression. However, because immortalization is one of the hallmarks of malignant transformation, careful analysis of hTERT-immortalized cells is of crucial importance for understanding both processes. To this end, we infected WI-38 fibroblasts with a retrovirus carrying the hTERT cDNA and analyzed their proliferative behavior during 600 days [500 population doublings (PDLs)] of continuous culture. Growth of three independent mass cultures was uniform for 150 PDLs after telomerase infection, followed by a progressive acceleration of growth in two of three cultures. Expression of p16INK4A was significantly elevated in the immortalized cells but gradually disappeared during the accelerated growth phase. This alteration correlated with loss of the contact inhibition response and conferred the cells with sensitivity to H-Ras-induced transformation. In contrast, the p53- and pRb-mediated checkpoints such as the DNA damage response, chromosomal stability and entry into quiescence remained intact, irrespective of INK4A locus expression. Importantly, detailed examination of one of the WI-38/hTERT cultures during the accelerated growth phase revealed overexpression of the c-myc and Bmi-1 oncogenes, as well as loss of p14ARF expression. Collectively, our results indicate that although hTERT-immortalized cells behave similarly to primary cells during the first 150 PDLs, long-term growth in culture may favor the appearance of clones carrying potentially malignant alterations.

INTRODUCTION

HDFs,4 when passaged in culture, gradually reduce their proliferation rate and enter an irreversible growth arrest termed replicative senescence (1) . Senescent fibroblasts are characterized by flattened morphology, enlarged cell size, diminished DNA replication, positive B-galactosidase staining at neutral pH (SA-B-GAL), and exhibit a distinct pattern of gene expression (2) .

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An additional feature, which is correlated with the passaging of human primary cells in vitro, is a progressive shortening of telomeres because of an end-replication problem (3) . Telomeres consist of repetitive TTAGGG sequences that in complex with telomere associated proteins, create special T-loop structures at the ends of each chromosome (4) . Both telomeric DNA and trans-acting protein factors protect the chromosome ends from recombination, fusion, or degradation, and finally, prevent the chromosome ends from being recognized as damaged DNA (5 , 6) . In the absence of a specific repair mechanism, primary somatic cells stop proliferating when a critical telomere length is reached. The initiation of this cell cycle arrest is mainly attributed to wild-type p53 tumor suppressor activation. In addition, a role for p16INK4A protein in this process was recently suggested (7, 8, 9, 10) .

In contrast to normal cells, the majority of tumor-derived cells express telomerase (hTERT), an RNA dependent DNA polymerase, which is able to catalyze telomere elongation (11 , 12) . Several studies demonstrated that overexpression of hTERT in HDFs and several other cell types prevents telomere shortening and is sufficient to bypass replicative senescence and immortalize these cells (13, 14, 15, 16) . The above observations have led to the telomere-dependent theory of senescence. However, the contribution of telomere shortening to human aging is still a controversial issue (17 , 18) .

The induction of replicative senescence, as well as the maintenance of a nonproliferative state, requires proper functioning of the p53- and pRb-controlled signaling pathways. The role of p53 in senescence is mainly attributed to its ability to transactivate the p21WAF1 cyclin dependent kinase inhibitor, which, in turn, is sufficient to terminate cell cycle progression. Induction of p16INK4A and subsequent inactivation of cyclinD/CDK4/6 complexes provides an additional mechanism that acts in replicative senescence (8 , 9 , 19 , 20) . Indeed, inactivation of these tumor suppressor genes by viral oncogenes such as E6 and E7 of human papillomavirus type 16 virus or large T antigen of SV40 virus allows cells to escape the short telomere associated checkpoint and proliferate for an additional 20-40 PDLs until the cells fall into crisis (21, 22, 23, 24, 25) . Rare immortal clones that recover after the crisis ultimately reactivate telomerase or the alternative lengthening of telomeres pathway (26 , 27) . Tight involvement of tumor suppressors such as p53, pRb, and p16INK4A in the induction of senescence in vitro on the one hand and their inactivation in malignant transformation on the other indicate that replicative senescence may serve as a tumor protective barrier in vivo, as well. Although hTERT overexpression in primary cells was not found to be associated with a malignant phenotype (28 , 29) , its ability to immortalize cells allows the expansion of a cell population far beyond the limits imposed by replicative senescence. Theoretically, three scenarios are possible: (a) hTERT-expressing cells finally cease proliferation because of factors independent of telomere length; (b) hTERT-expressing cells continue to proliferate but do not acquire malignancy-associated changes; and (c) continued proliferation of hTERT-immortalized cells may select for alterations that confer them with additional growth advantages. Taking into consideration the appeal of using hTERT in cell-based therapies and the intimate association of telomerase activity with malignancies, a greater understanding of the effects of stable hTERT overexpression is important. To address this issue, we transduced the primary human diploid fibroblast

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strain WI-38 with hTERT and monitored the behavior of the immortalized cells for >600 days of continuous culturing. We observed gradual growth acceleration after 150 PDLs. Furthermore, expression of the p16INK4A and p14ARF genes, which was up-regulated after the hTERT-immortalized cells bypassed the predetermined replicative limit, gradually underwent silencing. We show here that inactivation of the INK4A locus was associated with a loss of the contact inhibition checkpoint and conferred the cells with sensitivity to H-Ras-mediated transformation.

MATERIALS AND METHODS

Cell Culture.
Primary human embryonic lung fibroblasts (WI-38), amphotropic, and ecotropic Phoenix retrovirus-producing cells were purchased from the American Type Culture Collection. WI-38 cells were grown in MEM supplemented with 10% FCS, 1 mM sodium pyruvate, 2 mM L-glutamine, and antibiotics. Phoenix cells were grown in DMEM supplemented with 10% FCS, 2 mM L-glutamine, and antibiotics. All of the cells were maintained in a humidified incubator at 37deg. C and 5% CO2. Cells were split close to confluence by incubation with trypsin and replated into a new plate at cell density of 1500 cells/cm2. PDLs were calculated using the formula: PDLs = log (cell output/cell input)/log2.

Retroviral Constructs.
pBabe-hTERT-puro was kindly provided by Dr. Jerry Shay (University of Texas Southwestern Medical Center), pBabe-H-Ras V12-hygro and ecotropic receptor retroviral constructs were kindly provided by Dr. Doron Ginsberg (Weizmann Institute), and PLXSN-GSE56-Neo was obtained by the subcloning of GSE56 BamHI fragment from pBabe-GSE56-puro (30) into PLXSN.

Retroviral Infection.
Amphotropic and ecotropic Phoenix-packaging cells were transfected with 10 µg of DNA of the appropriate retroviral construct by a standard calcium phosphate procedure. Culture supernatants were collected 36-48 h after transfection and filtered. WI-38 cells were infected with the filtered viral supernatants in the presence of 4 µg/ml polybrene (Sigma) for 12 h, after which, the medium was changed. Fresh viral suspensions were added after a 24-h interval for an additional 12 h. Infected cells were selected with 1 µg/ml puromycin (5 days), 400 µg/ml G418 (14 days), or 300 µg/ml hygromycin (5 days).

Western Blotting Analysis.

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Cells were lysed in Tris Triton Lysis Buffer (TLB) buffer (50 mM Tris-Cl, 100 mM NaCl, 1% Triton X-100, 0.5% sodium deoxycholate, and 0.1% SDS) supplemented with protease inhibitor mixture (Roche) and phosphatase inhibitor mixtures I and II (Sigma) for 30 min on ice. Extracts were analyzed for protein concentration by Bradford assay. For electrophoresis, 50 µg of protein extract were dissolved in sample buffer [140 mM Tris (pH 6.8), 22.4% glycerol, 6% SDS, 10% B-mercaptoethanol, and 0.02% bromphenol blue] boiled and loaded on 10-12.5% polyacrylamide gels containing SDS. Proteins were transferred to nitrocellulose membranes. The following primary antibodies were used: mouse monoclonal anti-p53 (DO-1 and 1801; kindly provided by Dr. David Lane [Ninewells Hospital and Medical School (Dundee, Scotland)]; rabbit polyclonal anti-p53 (produced in our laboratory); mouse monoclonal anti-MDM2 [4B2, 2A9, and 2A10; kindly provided by Dr. Moshe Oren (Weizmann Institute of Science)]; rabbit polyclonal anti-p21 (C-19; Santa Cruz Biotechnology); rabbit polyclonal anti-p16 (C-20; Santa Cruz Biotechnology); mouse monoclonal anti-Ras (C-18, BD Transduction Laboratories); mouse monoclonal anti-tubulin (Sigma); and mouse monoclonal anti-Bmi-1 (229F6; Upstate Biotechnology). The protein-antibody complexes were detected using horseradish peroxidase-conjugated secondary antibodies and the Super-signal enhanced chemiluminescence system (Pierce).

Measurement of Telomere Length by the TRF Assay.
Genomic DNA was extracted by GenElute Mammalian Genomic DNA Kit (Sigma) according to the manufacturer’s recommendations. Next, 2 µg of genomic DNA were reacted according to Telo TAGGG Telomere Length Assay kit (Roche Molecular Biochemicals). Washed membranes were exposed to phosphorimaging plates for 5-60 min. The mean TRF length was determined using MacBas 2500 software according to the following formula: mean TRF = (Ai)/(Ai/Li), where Ai is the chemiluminiscent signal and Li is the length of the TRF fragment at position i.

TRAPeze Assay.
Telomerase activity determinations were performed using a commercial TRAPeze kit (Intergene) according to manufacturer’s nonradioactive protocol. The cycling conditions were modified as follows: 30deg. C for 30 min, 94deg. C for 3 min; and 29 cycles of amplification: 94deg. C for 30 s, 56deg. C for 30 s, and 72deg. C for 30 s. Unless indicated otherwise, 500 ng lysate/telomeric repeat amplification protocol reaction were used.

Semiquantitative RT-PCR.
Total RNA was isolated by Tri Reagent (Molecular Research Center), and 1 µg was reverse transcribed with EZ-First Strand cDNA Synthesis kit (Biological Industries, Beit Haemeck, Israel) according to the manufacturer’s protocol. Hot start PCR was carried out for 19 (GAPDH), 25 (p21WAF1), 26 (c-myc), 29 (p16INK4A, p14ARF), 35 (hTERT), and 26 (Bmi-1) cycles. The linear range of amplification was determined by varying the number of PCR cycles for each cDNA and set of primers. The primers were as follows: GAPDH, 5'-TCCACCACCCTGTTGCTGTA and 3'-ACCACAGTCCATGCCATCAC; p21WAF1, 5'-CGCGACTGTGATGCGCTAATG and 3'-GGAACCTCTCATTCAACCGCC; c-myc, 5'-CTACGTTGCGGTCACACCC and 3'-GAGGGGTCGATGCACTCTG; p16INK4A, 5'-GAGCAGCATGGAGCCTTCGGand 3'-CATGGTTACTGCCTCTGGTG; p14ARF, 5'-GAAGATGGTGCGCAGGTTCT and 3'-CCTCAGCCAGGTCCACGGG; hTERT, 5'-GCCTGAGCTGTACTTTGTCAA and 3'-CGCAAACAGCTTGTTCTCCATGTC; and Bmi-1, 5' ACAGCCCAGCAGGAGGTATTC and 3'-GCCCAATGCTTATGTCCACTG. PCR products were separated on agarose gels and visualized by ethidium bromide staining.

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SA-B-GAL Activity Staining.
Cells were washed in PBS and fixed with 2% formaldehyde/0.2% gluteraldehyde in PBS for 5 min at room temperature. Plates were stained for SA-B-gal activity, as described previously (31) .

Spectral Karyotype Analysis.
Exponentially growing cells were incubated with Colcemid (0.1 µg/ml) for 3 h, trypsinized, lysed with hypotonic buffer, and fixed in glacial acetic acid/methanol (1:3). The chromosomes were simultaneously hybridized with 24 combinatorially labeled chromosome painting probes and analyzed using the SD200 spectral bioimaging system (Applied Spectral Imaging Ltd., Migdal Haemek, Israel).

Anchorage-Independent Growth (Agar Colony Assay).
Between 1 and 2 x 104 cells were suspended in 1 ml of 2x MEM supplemented with 20% FCS, 2 mM sodium pyruvate, 4 mM L-glutamine, and mixed with 1 ml of 0.22% molten agarose, held at 60deg. C. The mixture was then layered on top of 1 ml of solidified 0.5% agarose in MEM supplemented with 10% FCS, 1 mM sodium pyruvate, and 2 mM L-glutamine in a 35-mm plate. The cells were incubated at 37deg. C and fed with fresh 0.2% agarose/MEM/FCS every 7 days. Colonies were counted after 21 days.

Colony-Forming Assay.
WI-38 cells and WI-38/hTERT from the indicated passages were trypsinized and 300-1000 cells/100-mm dish were plated out in duplicate. After 16-21 days, dishes were fixed, stained with crystal violet, and colonies were counted.

Cell Cycle Analysis.
Subconfluent cultures were labeled for 30 min with 10 µm BrdUrd (Sigma). Cell were detached with trypsin, fixed in 70% ethanol, and treated as follows (PBS washes between each step): 2 M HCl and 0.5% Triton X-100 for 30 min at room temperature; 0.1 M Na2B4O7 at pH 8.5; FITC-conjugated anti-BrdUrd (Becton Dickinson) diluted 1:3 in PBS/1% BSA/0.5% Tween 20 for 1 h at room temperature; and finally, 5 µg/ml propidium iodide and 0.1 mg/ml RNase A. Samples were analyzed by two-dimensional flow cytometry to detect both fluorescein and propidium iodide fluorescence using a fluorescence-activated cell sorter (Becton Dickinson). At least 10,000 cells were analyzed/sample.

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RESULTS

Overexpression of hTERT Induces Immortalization of WI-38 Fibroblasts.
WI-38 human diploid fibroblasts are a widely used cell culture model for studying replicative senescence and transformation processes. To create a convenient system to study the changes which accompany those processes, we infected the WI-38 cells (at 40 PDLs) with a recombinant retrovirus encoding for hTERT and, in parallel, with its empty vector counterpart, pBabe-puro. After recovery from selection, the cells were serially passaged. Although the cells infected with the control virus (WI-38/puro) gradually ceased proliferating after 50 PDLs, the mass culture (three separate pools that were passaged separately) of hTERT-infected cells (WI-38/hTERT) continued to proliferate beyond the replicative senescence checkpoint and underwent up to 600 PDLs for cells initiated from the first pool (designated WI-38/hTERT, clone1), 200 PDLs for cells initiated from the second pool (designated WI-38/hTERT, clone2), and 175 PDLs for cells initiated from the third pool (designated WI-38/hTERT, clone3) without signs of growth retardation (Fig. 1A) . Because we grew WI-38/hTERT, clone1 (further referred to as WI-38/hTERT) for the longest period of time, the majority of the assays presented in this study were performed on this cell population, unless otherwise indicated. As expected, WI-38/puro, while attaining senescence, adopted a flattened and enlarged morphology and 35% of the cells showed positive staining for SA-B-GAL. In contrast, WI-38/hTERT cells at the same time points did not exhibit significant SA-B-GAL staining (<5%; supplementary Fig. 1 ).

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As shown in Fig. 1B , hTERT infection resulted in the appearance of telomerase activity, comparable with the activity seen in the cancer cell line, H1299. Parental WI-38 and the cells infected with the control virus did not exhibit any detectable endogenous telomerase activity. In addition, expression levels of hTERT were tested in parental and hTERT infected WI-38 cells by semiquantitative RT-PCR (Fig. 1C) . Primary human cells express very low levels of hTERT(32) because of promoter repression, however, WI-38/hTERT express high levels of exogenous hTERT mRNA.
The shortening of telomeres to a critical length contributes to the initiation of the senescence program (3 , 7) . To test the involvement of telomeres in the in vitro aging of WI-38 fibroblasts and the effect of hTERT overexpression on the telomeres, the mean TRFL was determined as a function of progressive cell passaging (Fig. 1D) . Although the WI-38/puro cells exhibit a gradual shortening of telomeres (7 kb in young cells versus 4 kb in old cells), the WI-38/hTERT cells elongate their telomeres continuously (from 5 to 10 kb) as a function of successive passages in culture. Interestingly, in addition to length, the pattern of telomere length distribution changes as a function of hTERT overexpression. Primary cells exhibit telomeres with heterogeneous TRFLs, whereas after hTERT expression, TRFLs become more uniform in length (Fig. 1D) .

Thus, introduction of the hTERT catalytic subunit into WI-38 primary human fibroblasts results in a significant extension of life span, supporting the hypothesis that telomere shortening is the primary cause of replicative senescence in this cell type.

Growth Characteristics of hTERT-Expressing Cells.
To characterize the molecular changes accompanying the hTERT-induced immortalization process, we followed the proliferative behavior of WI-38/hTERT over >600 days of continuous logarithmic growth. As evident from Fig. 2A , the period of extended life span could be divided roughly into two main stages, according to the proliferation rate of cells expressing telomerase. The first stage is characterized by a rate of proliferation comparable with primary cells and was maintained for 250 days, which is roughly equivalent to 150 PDLs. The second phase is characterized by a gradual acceleration in the proliferation rate ranging between 30 and 52 PDLs/50 days. We shall refer to the cells in the first growth stage as WI-38/hTERTslow and those at the second stage as WI-38/hTERTfast.

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An important growth parameter that distinguishes between primary and transformed cells is the loss of contact inhibition by the latter. After the observation that a significantly higher proliferation rate was evident in the late passages of hTERT-immortalized cells, their ability to grow when the culture reached confluence was assessed (Fig. 1B) . Surprisingly, we found that WI-38/hTERTfast (assayed at 289 PDLs) were able to grow to saturation density exceeding that of primary WI-38 cells (assayed at 25, 32, and 48 PDLs) or WI-38/hTERTslow (assayed at 52 and 92 PDLs), by as much as 4.5-fold. This newly acquired proliferation capability at high saturation density, observed in WI-38/hTERTfast, is indicative of a defect in their response to contact inhibition.
Cell growth at clonal density (CFE) often reveals the cumulative effects of stress that individual cells experience during culture, including in vitro aging (17) . These effects could be masked in mass culture experiments such as those we conducted. In addition, an intact stress response is dependent on functional p53 and/or pRb tumor suppressor pathways. To reveal the effect of hTERT-mediated immortalization on CFE, cells from different passages were seeded at clonal density (Fig. 2C) . In agreement with early studies that made use of embryonic lung fibroblasts, the CFE of early passages of WI-38 cells was 10% (Fig. 2C ; Ref. 33 ). In contrast, CFE was decreased by 10-fold among WI-38/hTERTslow (tested at 90 and 131 PDLs) as compared with primary cells. The significant inhibition of CFE in WI-38/hTERTslow during the extended phase of the life span induced by telomerase supports the existence of additional mechanisms, independent of telomere-length, that may limit the life span of primary cells. CFE of WI-38/hTERTfast (tested at 353PDLs) was significantly higher when compared with the early passages of primary and WI-38/hTERTslow cells. This indicates the selection of a population with better adaptation to extended life span in vitro. Taken together, examination of several growth parameters in WI-38/hTERT reveals a biphasic behavior of the immortalized cells. A similar pattern of growth acceleration was observed in WI-38/hTERT, clone2 after 170 PDLs. In contrast, no significant change in the proliferation was evident in WI-38/hTERT, clone3 (data not shown), which retained the slow growth phenotype. WI-38/hTERTslow cells exhibited reduced CFE and arrested their growth at a cell density similar to that of primary cells. Conversely, WI-38/hTERTfast exhibited a higher proliferation rate, a defective contact inhibition checkpoint, and had a higher CFE in comparison with primary cells or with WI-38/hTERTslow.

Expression Pattern of Endogenous Cell Cycle-Related Proteins.
The irreversible growth arrest that limits proliferation of primary human fibroblasts to 50-60 PDLs is mediated by the activation of the p53 and pRb pathways (8 , 9 , 34) . In addition, in the vast majority of human cancers these pathways are defective, further indicating the importance of these pathways in immortalization and transformation (35) .

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To elucidate the molecular determinants accompanying hTERT-mediated immortalization, we performed expression analysis of several well-known components of the p53 and pRb pathways. p16INK4A is a critical regulator of the pRb pathway and is known to be up-regulated in response to stress occurring during prolonged tissue culture. In some cell types such as breast epithelium and keratinocytes, p16INK4A may prevent hTERT-induced immortalization (36, 37, 38, 39) . By semiquantitative RT-PCR analysis, we found that p16INK4A expression is up-regulated at the WI-38/hTERTslow stage (tested at 56, 128, and 168 PDLs) as compared with proliferating young WI-38 and achieves its maximum expression level 130 PDLs, followed by a gradual decline and loss of expression (Fig. 3A) . p14ARF is an upstream regulator of p53 stability, and it shares exons 2 and 3 with p16INK4A, although using alternative reading frames (40 , 41) . Both genes reside in the INK4Alocus. The p14ARF expression pattern, resembling that of p16INK4A, was decreased in WI-38/hTERTfast passages. To substantiate our findings regarding the silencing of INK4A locus genes, we also monitored their expression in WI-38/hTERT, clone2 and clone3. Both WI-38/hTERT clone1 and clone2 exhibited a gradual decrease in p16INK4A and p14ARF expression to almost undetectable levels at 200 PDLs. In contrast, expression of p16INK4A in clone3 was increased and did not show a decreasing trend at any time point tested.

The Bmi-1 protein is required for the transcriptional repression of the INK4A locus (42, 43, 44) . We therefore tested its expression pattern during hTERT immortalization. As seen in Fig. 3A , expression of Bmi-1 was strongly up-regulated in correlation with silencing of the p16INK4A and p14ARF genes. The c-myc transcription factor

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demonstrated an inverse correlation with INK4A locus expression, i.e., its expression was relatively low in primary and WI-38/hTERTslow cells (tested at 56, 128, and 168 PDLs) and was strongly enhanced in the WI-38/hTERTfast (tested at 216, 295, and 339 PDLs) cells (Fig. 3A) . In contrast to the above genes, we did not detect significant changes in the expression pattern of p21WAF1 throughout the life span of the hTERT-immortalized cells.
The results obtained at the RNA level were additionally confirmed and expanded by protein analysis using Western blotting. As shown in Fig. 3B , in agreement with the pattern of p16INK4A mRNA expression, p16INK4A protein levels were strongly elevated during the slow proliferative phase (tested at 140 and 160 PDLs), and its expression was completely lost at later time points. Unfortunately, we were unable to detect endogenous p14ARF protein in WI-38 cells, possibly because of low levels of its expression. p53 and p21WAF1 protein levels did not show significant changes at the different stages of immortalization. c-Myc protein was almost undetectable by immunoblotting in primary WI-38 as well as in WI-38/hTERTslow cells (tested at 140 and 160 PDLs). However, its level rose dramatically in WI-38/hTERTfast cells (tested at 376 and 485 PDLs) and attained expression comparable with the cancer cell lines H1299 and HeLa (Fig. 3B) .

Finally, we found similar levels of Bmi-1 protein in primary and WI-38/hTERT slow cells. In contrast, WI-38/hTERTfast cells expressed increasing levels of Bmi-1 with the appearance of a faster migrating band possibly representing the hypoposphorylated form (45) of this factor. In addition, Bmi-1 protein levels and their migration pattern in WI-38/hTERTfast cells were comparable with the H1299 tumor cell line (Fig. 3B) .

De novo methylation of the p16INK4A promoter region associated with expression silencing was found in several primary tumors and established tumor cell lines. Treatment of cells with (5-AzaC), a known inhibitor of DNA methylation often reactivates promoters silenced by methylation (46 , 47) . To determine whether the loss of p16INK4A expression is attributable to promoter methylation, WI-38/hTERTfast cells (350PDLs) were exposed to 5-AzaC, and levels of the p16INK4A protein were determined. Inhibition of DNA methylation in WI-38/hTERTfast partially restored p16INK4A expression in a time-dependent manner (Fig. 3C) . We did not detect changes in p21WAF1 or B-tubulin expression as the result of 5-AzaC treatment. The combination of high c-mycand Bmi-1 oncogene expression together with the silencing of the INK4A locus may explain the accelerated growth and the loss of contact inhibition observed in WI-38/hTERTfast as compared with WI-38/hTERTslow.

Genome Stability and Functional Activity of p53 and pRb Genes in hTERT-Immortalized Cells.
Genomic aberrations of various kinds are one of the hallmarks of transformation. It is widely believed that intact p53 function is responsible for the maintenance of genome stability (48) . Spectral karyotype analysis was performed on WI-38 (30 PDLs) and on WI-38/hTERT at 65, 230, 260, 348, and 484 PDLs to assess the integrity of the genome during prolonged and continuous passaging. Parental WI-38 as well as WI-38/hTERT cells at 65PDLs exhibit a normal diploid genome without any evidence of aneuploidy or chromosomal aberrations.

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However, from PDL 230, a nonreciprocal translocation der(X)t(X;17) was observed in 9 of 10 of the examined metaphases. Subsequently, the translocation was identified by fluorescent in situ hybridization to represent a gain of 17q25. It is likely that this translocation represents the only clonal chromosomal change as was identified in each of the progressive samples (analyzed at 260, 348, and 484 PDLs), as well as in H-Ras transformed WI-38/hTERT-immortalized cells (Table 1 ; supplementary Fig. 2 ). Furthermore, using fluorescent in situ hybridization analysis, we did not detect c-mycamplification in the samples tested, suggesting that the elevated levels of c-myc are not attributable to genome instability (Table 1) . The frequency and type of aberrations found in the WI-38/hTERT cells are comparable with those reported in other normal and hTERT-immortalized fibroblast strains (28 , 29 , 49) . It is important to note that the passage at which this translocation was first observed coincides with gradual growth acceleration and INK4A locus silencing. Thus, we conclude that hTERT-immortalized cells maintain a stable genome even after 484 cumulative PDLs. In addition, our karyotype analysis suggests that the INK4A locus does not significantly affect genome integrity at the chromosome level, at least 200 divisions after its inactivation.

Several types of DNA damage are known to activate p53, which can terminate the proliferation of cells with unrepaired or improperly repaired DNA (48) . We assessed p53 activation by treatment of WI-38 cells and their hTERT-expressing counterparts with the DNA-damaging agent, doxorubicin. Strong p53 stabilization was evident 5 h after doxorubicin treatment and was maintained for at least 48 h. The activated p53 was able to induce the expression of its downstream targets such as p21WAF1 and MDM2 (Fig. 4A) . A similar pattern of p53 activation and induction of its transcriptional targets was observed in parental WI-38 cells as well as in hTERT-immortalized cells [WI-38/hTERTslow (48 and 96 PDLs) and WI-38/hTERTfast (353 PDLs)]. The cell cycle response of primary and hTERT-immortalized cells to this dose of doxorubicin was characterized by an almost complete S-phase disappearance and accumulation of cells in the G2 phase of the cell cycle (Fig. 4B) . To confirm the dependence of this response on p53, we made use of WI-38/hTERT cells stably expressing a dominant negative p53 polypeptide, GSE56 (30) . The expression of GSE56 efficiently blocked p53-dependent transactivation (data not shown). The cells with inactivated p53 did not arrest after doxorubicin treatment, indicating the participation of p53 in this process (Fig. 4B) . Importantly, we did not observe any detectable differences in the kinetics or in the extent of p53 induction between WI-38/hTERT cells, which differed in their INK4A locus expression.

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Reversible growth arrest in response to growth factor depletion (quiescence) is mediated by both pRb and p53 activation (50) . Many transformed and tumor-derived cells continue to proliferate despite the depletion of growth factors. To characterize the integrity of the quiescence response as a function of hTERTexpression and of INK4A locus status, we assayed the proportion of cells in S phase under low serum conditions. WI-38/hTERTfast (295 PDLs) exhibit a quiescence response similar to that of primary cells. p53 inactivation by transfection with a dominant negative form of p53 (GSE 56) causes a delayed entrance into quiescence (data not shown). In agreement with previous studies (28 , 29 , 49) , these results suggest that hTERT-mediated immortalization does not result in gross genomic changes at the chromosomal level; cells maintain an intact p53-dependent DNA damage response and a functional quiescence checkpoint. We did not detect a significant contribution of the INK4A locus to the above responses.
Sensitivity to H-Ras-Induced Transformation Is Correlated with the Status of INK4A Locus.
Primary human diploid fibroblasts enter irreversible growth arrest with features of senescence in response to overexpression of the oncogenic Ras protein. This arrest is mediated by the concomitant activation of p53 and p16INK4A tumor suppressors (51, 52, 53) . However, the particular contribution of each of those genes is unclear. Previous studies suggested that hTERT-immortalized fibroblasts behave in a manner indistinguishable from their mortal counterparts in response to H-Ras mediated transformation (54) . Taking into consideration that the late passages of WI-38/hTERT do not express p16INK4A and p14ARF, their response to mutant Ras may provide important clues regarding Ras-mediated transformation.

We infected parental WI-38, WI-38/hTERTslow (75 PDLs) and WI-38/hTERTfast (340 PDLs) with retroviruses encoding either H-RasV12 cDNA or an empty vector counterpart.

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To determine the role of p53 in the response to mutant Ras overexpression, we used a retrovirus encoding a dominant negative form of p53 (GSE56). After infection and selection, the growth kinetics, morphological, and biochemical properties of the cells were analyzed (Fig. 5) . H-RasV12 overexpression resulted in arrest of WI-38 and WI-38/hTERTslow cells. However, WI-38/hTERTfast/H-RasV12 and WI-38/hTERTfast/H-RasV12/GSE56 resumed proliferation after a transient 3-day arrest (Fig. 5A) . Morphologically, H-RasV12-infected WI-38 and WI-38/hTERTslow cells acquired a flattened morphology similar to that of senescent fibroblasts. Conversely, WI-38/hTERTfast/H-RasV12 cells, after a delay of 3-5 days, formed foci of vigorously proliferating cells on the background of arrested cells. WI-38/H-RasV12, as well as WI-38/hTERTslow/H-RasV12, showed diminished BrdUrd incorporation versus control virus-infected cells (Fig. 5B) , in agreement with the growth curves. In contrast, recovered pools of WI-38/hTERTfast/H-RasV12 showed an increase in BrdUrd incorporation. Ras-arrested cells demonstrated SA-B-GAL staining, indicating that the arrest exhibited features of replicative senescence. On the other hand, the WI-38/hTERTfast/H-RasV12 cells did not show staining with this marker at levels above the controls (Fig. 5C) .

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Fig. 5. H-RasV12 induces transformation of WI-38/hTERTfast cells deficient in the INK4Alocus. A, representative growth curves corresponding to the indicated WI-38 cells infected with H-RasV12, GSE56, or empty vector (pBabe-Hygro) retroviruses. WI-38/hTERT, 75 PDLs is representative of the WI-38/hTERTslow growth stage (high p16INK4A expression); WI-38/hTERT, 340 PDLs is a representative of WI-38/hTERTfast growth stage (no detectable p16INK4A and p14ARF). The time frame corresponds to the end of selection. The cell number was determined in duplicate at each time point. B, the percentage of cells in S phase after H-RasV12 expression as measured by BrdUrd incorporation and flow cytometry analysis. C, SA-B-GAL staining in WI-38 and WI-38/hTERT cells infected with H-RasV12 retrovirus. The staining was performed 5 days after the end of selection period. D, soft agar colony formation after H-RasV12 and GSE56 infection of WI-38/hTERTfast cells. Macroscopically visible colonies of the indicated clones in soft agar were counted. E, cells infected with H-RasV12were analyzed for Ras, p16INK4A, and B-tubulin (control) by Western blot analysis.

Anchorage-independent growth is a hallmark of Ras transformation (55, 56, 57) , therefore, we tested the ability of H-RasV12-infected cells to grow in soft agar. Although the WI-38/hTERTfast cells infected with the empty vector or with dominant negative p53

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failed to form colonies, WI-38/hTERTfast/H-RasV12 cells were able to grow in the soft agar. Furthermore, we observed a strong synergistic effect between p53 inactivation and mutant Ras overexpression in the soft agar colony formation assay as measured by colony number and size (Fig. 5D) . Overexpression of H-Ras was confirmed by Western blot analysis (Fig. 5E) . Interestingly, the highly expressed p16INK4A protein in the WI-38/hTERTslow cells was not additionally induced by H-Ras. In contrast, p16INK4A could not be detected in the WI-38/hTERTfast cells after H-RasV12 overexpression.
In addition to the described effects of mutant H-Ras overexpression and p53 inactivation on cell growth parameters, we analyzed their impact on genome stability (Table 1) . Combination of H-Ras and p53 inhibition (WI-38/hTERT/H-Ras/GSE) resulted in extensive aneuploidy and random chromosomal translocations. Interestingly, none of the detected aberrations were identical, suggesting that they do not represent changes that became clonally expanded in the population.

Taken together, our results provide strong evidence that hTERT-immortalized cells exhibit differential sensitivity to mutant Ras-induced transformation. Although the early passages of hTERT-expressing fibroblasts were resistant to H-RasV12, late passages, which do not express p14ARF and p16INK4A, were susceptible.

DISCUSSION
Top
ABSTRACT
INTRODUCTION
MATERIALS AND METHODS
RESULTS
DISCUSSION
REFERENCES

To characterize the changes in genome integrity and growth control that accompany the immortalization process, we used the ability of telomerase to confer somatic cells with unlimited proliferation potential. We found that hTERT-immortalized fibroblasts gradually acquired distinct features associated with a transformed phenotype. Furthermore, dramatic changes in the expression pattern of a number of tumor suppressors and oncogenes eventually became evident, altogether suggesting an increased risk of such cells to ultimately convert into malignant cells. There are a growing number of studies, which suggest that cell immortality represents a combined phenotype involving a telomere maintenance mechanism together with changes in certain growth control pathways. Immortalization in vitro using virus-derived oncogenes such as large T antigen, E6 and E7, or E1A is based on initial inactivation of the p53 and/or Rb pathways, followed by acquisition of a true immortal phenotype through a telomere-associated genome crisis. hTERT-mediated immortalization, however, escapes the genome instability step but retains the intact checkpoints that limit infinite proliferation (8 , 24 , 58 , 59) . Accumulation of p16INK4A is a hallmark of such a growth restraining mechanism in many cell types, preventing true immortalization by hTERT, and is

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suggested to be a result of inadequate growth conditions (37 , 38 , 59, 60, 61) . In our study, p16INK4A induction in WI-38/hTERT cells was observed shortly after the cells bypassed the replicative senescence barrier. This induction occurred at the transcriptional level and resulted in protein accumulation. The activation of the p16/pRb pathway could explain the dramatic decrease in the colony formation that we observed when WI-38/hTERTslow cells were seeded at clonal density. Furthermore, 5% of the WI-38/hTERTslow cells in mass culture exhibited SA-B-GAL staining, as compared with <1% observed in young WI-38. Increased levels of p16INK4A were shown to induce a senescence-like growth arrest (19 , 36) . On the other hand, variations in levels of p16INK4A expression among individual cells or its inability to completely inhibit CDK4 and CDK6 activity by itself could provide a plausible explanation for the absence of growth arrest in mass culture. A similar p16INK4A induction was observed in several other hTERT-immortalized fibroblast strains (29 , 62) .

p16INK4A inactivation was repeatedly observed in mammary epithelial cells and keratinocytes immortalized by hTERT. Furthermore, its inactivation during hTERT immortalization of two strains of primary human fibroblasts was reported recently (63) . Although INK4A locus silencing could represent a rare event in the hTERT-induced immortalization of human fibroblasts, the apparent growth advantages conferred on cells after its inactivation result in a positive selection process, with rapid outgrowth of INK4A-deficient clones. It is plausible that INK4A locus silencing resulted in a significant acceleration of cell growth, a complete rescue, and even an increase of CFE, as well as loss of contact inhibition. Although we could not distinguish between the individual contribution of either p16INK4A or p14ARF to the observed changes in the growth parameters, both genes act as key regulators of cell growth. Therefore, cells deficient in the expression of either p16INK4A or p14ARF have increased susceptibility to additional transformation (64, 65, 66, 67) .

The strong up-regulation of two oncogenes such as c-myc and Bmi-1, which we observed in close correlation with the INK4A locus silencing, provide additional evidence regarding the premalignant nature of WI-38/hTERTfast cells. Elevated expression of c-myc, for instance, could by itself contribute to the accelerated growth rate we observed. The role of Bmi-1 oncogene in the regulation of INK4A locus expression was suggested by several studies, although the mechanism of its action is still unknown (42 , 44) . The increase in Bmi-1 expression coincides with the decrease in INK4A locus expression, suggesting that in our model, Bmi-1 may serve as a transcriptional regulator of either p16INK4A, p14ARF, or both. Intriguingly, strong cooperation between c-myc and Bmi-1 during lymphomagenesis was demonstrated using an in vivo model (43) . In addition to the possible role of Bmi-1 as a transcription regulator, it seems that in our case, promoter hypermethylation is also involved in p16INK4A silencing. Indeed, we observed that the treatment of WI-38/hTERTfast with a DNA demethylating drug 5Aza-dC partially restored p16INK4A expression. The particular contribution of the Bmi-1-mediated repression and of DNA methylation to INK4A locus silencing in our cellular model is currently under investigation.

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It should be noted that a number of genetic and epigenetic events such as activation of the c-myc oncogene and the inactivation of INK4A locus were recently reported to be associated with hTERT-induced immortalization of human mammary and adenoid-derived epithelial cells (39 , 68) . Furthermore, hTERT-associated growth acceleration and profound changes in the transcription pattern were noted (69 , 70) . Studying mice that constitutively express high levels of telomerase in basal keratinocytes suggested an important role of telomerase in promoting tumorigenesis in vivo. Those mice exhibit a greater incidence of spontaneous and carcinogen-induced tumors than wild-type controls (71 , 72) . In general, our findings are in agreement with those reported for MRC-5 lung fibroblasts immortalized by telomerase expression (73, 74, 75) . However, in those studies, no extensive molecular characterization of the pRb and p53 pathways was presented. Therefore, it is impossible to apply our conclusions to other types of human fibroblasts.

Loss of intact p53- and pRb-mediated cell cycle checkpoints are common events during malignant transformation. According to our findings and in agreement with previously published data (28 , 29) , ectopic expression of hTERT does not affect the p53-mediated DNA damage cell cycle checkpoint or the pRb-mediated quiescence response. Our cytogenetic analysis confirms that the p53-mediated cell cycle checkpoint is intact and suggests that hTERT overexpression and the maintenance of telomeres do not lead to accumulation of genomic aberrations characteristic of cancer cells.

Compelling evidence for the premalignant nature of INK4A-deficient hTERT-immortalized cells is provided by their response to an oncogenic mutant of Ras. Induction of irreversible growth arrest with features of replicative senescence was repeatedly reported for primary cells with intact p53 and pRb pathways in response to mutant Ras overexpression (51, 52, 53 , 56) . This arrest prevents Ras-induced transformation and serves as a barrier against oncogene-driven tumorigenesis. In stark contrast to the irreversible growth arrest observed in primary and in WI-38/hTERTslow cells after H-Ras overexpression, the INK4A-deficient WI-38/hTERTfast cells expressing Ras resumed proliferation and became transformed, as judged by their ability to grow in an anchorage-independent manner. Although there are different requirements for ARF versus p16INK4A expression in mouse and human cells controlling their sensitivity to Ras-mediated transformation (56 , 57 , 62 , 76, 77, 78, 79) , the complete silencing of both genes seems to underlie the transformation by Ras as observed in WI-38/hTERTfast cells. Spectral karyotype analysis of WI-38/hTERT/H-Ras/GSE56 cells revealed a strong destabilizing effect of those oncogenes on chromosomal integrity, in addition to their known effect on cell growth parameters.

Our data, taken together with previous studies regarding the genome integrity during the different stages of immortalization, suggest that hTERT-immortalized human fibroblasts maintain a stable diploid karyotype for an extended time period. Stable changes in the expression of genes such as p16INK4A and p14ARF could be attributed to epigenetic events. However, the unlimited proliferative potential conferred to cells by hTERT, in concert with defects in INK4A locus-dependent failsafe programs, provide a suitable background for rapid accumulation of additional genetic aberrations as illustrated by the oncogene overexpression demonstrated in our study.

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In summary, our studies of hTERT-induced immortalization of WI-38 lung embryonic fibroblasts provide strong evidence for the positive selection of potentially malignant genetic alterations during prolonged culture in vitro. Although hTERT by itself does not induce cell transformation, our results emphasize the need for careful consideration of safety before hTERT-immortalized cells could be used for cell therapy.

ACKNOWLEDGMENTS

We thank Dr. Irit Bar-Am (Applied Spectral Imaging Ltd.) for assistance with spectral karyotype, Dr. Jerry Shay (The University of Texas Southwestern Medical Center) for the hTERT plasmid, Dr. Andrei Gudkov (Lerner Research Institute, Cleveland Clinic Foundation) for the GSE56 plasmid, and Dr. Moshe Oren (Weizmann Institute) for fruitful discussions.

FOOTNOTES

The costs of publication of this article were defrayed in part by the payment of page charges. This article must therefore be hereby marked advertisement in accordance with 18 U.S.C. Section 1734 solely to indicate this fact.

1 This study was supported in part by a grant from the Israel-USA Binational Science Foundation (to C. C. H., V. R.). V. R. holds the Norman and Helen Asher Professorial Chair in Cancer Research at the Weizmann Institute.

2 Supplemental data for this article are available at Cancer Research Online (http://cancerres.aacrjournals.org).

3 To whom requests for reprints should be addressed, at Department of Molecular Cell Biology, Weizmann Institute of Science, Rehovot 76100, Israel. Phone: 972-8-9344501; Fax: 972-8-9465265; E-mail: varda.rotter@weizmann.ac.il.

4 The abbreviations used are: HDF, human primary diploid fibroblast; SA-B-GAL, senescence-associated B-galactosidase; CDK, cyclin-dependent kinase; PDL, population doubling; TRF, terminal restriction fragment; RT-PCR, reverse transcription-PCR; GAPDH, glyceraldehyde-3-phosphate dehydrogenase; BrdUrd, bromodeoxyuridine; TRFL, telomere restriction fragment length; CFE, colony-forming efficiency; 5-AzaC, 5-aza-2'-deoxycytidine.

Received 5/20/03. Revised 8/13/03. Accepted 8/19/03.

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DISCUSSION
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Cell Growth & Differentiation Vol. 13, 59-67, February 2002
© 2002 American Association for Cancer Research
SV40 T Antigen and Telomerase Are Required to Obtain Immortalized Human Adult Bone Cells without Loss of the Differentiated Phenotype
Christian Darimont, Ornella Avanti, Yvonne Tromvoukis, Patricia Vautravers-Leone, Nori Kurihara, G. David Roodman, Lorel M. Colgin, Heide Tullberg-Reinert, Andrea M. A. Pfeifer, Elizabeth A. Offord and Katherine Mace1
Nestle Research Center, 1000 Lausanne 26, Switzerland [C. D., O. A., Y. T., P. V-L., A. M. A. P.]; University of Pittsburgh Cancer Institute, Pittsburgh, Pennsylvania 15260 [N. K., G. D. R.]; Children’s Medical Research Institute, Westmead 2145, New South Wales, Australia [L. M. C.]; and Institute of Pathology, University Hospital Basel, 4003 Basel, Switzerland [H. T-R.]

Abstract

In most human primary bone cells, SV40 T-antigen expression was able to expand life span for a few passages before cells undergo growth arrest, described as crisis. In this study, telomerase activity was reconstituted in human osteoblast precursors (hPOB cells) and marrow

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stromal cells (Saka cells) transformed with the SV40 T antigen. Bone cells with telomerase activity were able to bypass crisis and show unlimited life span. Despite chromosomal aberrations observed in hPOB-tert cells, these immortalized precursors were able to differentiate into osteoblasts like precrisis hPOB cells. Saka-tert cells enhanced the formation of human osteoclast-like cells in a similar manner as Saka cells. These results demonstrate that reconstitution of telomerase activity in transformed SV40 T-antigen human osteoblast precursors or marrow stromal cells leads to the generation of immortalized cells with a preserved phenotype.

Introduction

Primary cells, derived from normal rodent or human bone, present a reliable phenotype but have a limited proliferative life span before reaching a permanent growth arrest, known as replicative senescence (1 , 2) . This restricted proliferative capacity renders their use, in screening assays, limited and labor intensive. Osteosarcoma constitutes an unlimited source of cells with some osteoblastic features. However, because of large genetic transformations, these tumorigenic cell lines may display a modified differentiation pattern and respond abnormally to hormonal treatments (3 , 4) . Immortalization of cells by overexpression of oncogenes, such as the SV40 T-Ag,2 is an interesting approach to obtain relevant human cell lines. Transformation of human bone precursors with SV40 T-Ag was shown to extend their life span and to preserve their phenotype (5, 6, 7, 8, 9, 10) . However, in most of these reports (6, 7, 8) cells were able to overcome replicative senescence for only few PDs before entering into a nonreplicative phase called "crisis" (11) . In most cell types, rare cellular clones are able to escape from crisis and to proliferate indefinitely (12) . Nevertheless, these immortalized cell lines present important genomic modifications, which usually induce phenotypic alterations (13 , 14) .

Functional telomeres are essential for chromosomal integrity, and recent reports suggest that critical telomere shortening is associated with the onset of cellular senescence (15) . Therefore, ectopic expression of the hTERT gene, which catalyzes the addition of telomeric DNA repeats on the ends of chromosomes, has been proposed as an alternative method for human cell immortalization (15) . Immortalization of human fibroblasts and epithelial cells by reconstitution of telomerase activity alone is nevertheless still controversial (16, 17, 18, 19) . In human osteoblasts, hTERT gene expression was shown recently to delay the replicative senescence for 20 more PDs than telomerase-negative cells but did not lead to cellular immortalization (20) . Telomerase activity reconstitution in SV40 T-Ag-transformed human fibroblasts, myoblasts, and pancreatic and kidney cells was shown to allow cells to escape from crisis and to become immortal (21, 22, 23, 24) . Although the association of SV40 T-Ag and hTERT gene expression appears as a promising approach for human cell immortalization, it nevertheless remains to be shown that this process of immortalization is effective in human bone cells and avoids phenotypic drift of the cells.

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For this purpose, human osteoblast precursors of periosteal origin were infected with a SV40 T-Ag-recombinant retrovirus. SV40 T-Ag-expressing cells (designated hPOB cells) showed extended life span when compared with non infected primary cells but entered rapidly into crisis. Ectopic expression of the hTERT gene allowed hPOB cells to bypass crisis and to acquire indefinite life span. Similar results were obtained when telomerase activity was reconstituted in the SV40 T-Ag-transformed human marrow stromal Saka cell line described previously (10) . Both immortalized cell lines, named hPOB-tert and Saka-tert, present the same characteristics as precrisis cells, i.e., capacity to differentiate into osteoblast and to support osteoclast differentiation, respectively. These human cell lines overcome many of the limitations of existing human cellular models and represent valuable tools to gain additional insights into the process of bone remodeling.

Results

Establishment of the SV40 T-Ag-expressing Osteoblast Precursors.

Primary human osteoblast precursors, prepared from a periosteal specimen of femur, were infected with the pLHXSD retroviral vector carrying the SV40 T-Ag gene. After three to four passages, noninfected primary cells stopped growing, whereas infected cells continued to proliferate. Proliferative cells, designated hPOB cells, were expanded, and the homogeneity of the SV40 T-Ag-expressing cell population was checked by immunostaining. Fig. 1 shows that the totality of the hPOB cell nucleus strongly reacted with the antibody directed against the SV40 T-Ag. These cells were able to grow until passages 12-15, corresponding to a maximum of 89 PDs before entering in crisis. Several attempts were made to allow the cells to escape crisis; however, no survivor cells arose.

Reconstitution of Telomerase Activity in Bone Cells.
To try to bypass crisis and immortalize the cells, hPOB cells were infected at a low passage (passage 9; 54 PD) with a pLHXSD retroviral vector carrying the hTERT gene. Infected hPOB cells, designated hPOB-tert cells, were able to grow, without any modification in cell proliferation,

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for at least 428 PDs (passage 62) and were considered as immortal. To demonstrate that the hTERT gene was active in hPOB-tert cells, telomerase activity was measured. Fig. 2A shows that as early as passage 20, corresponding to 138 PDs, hPOB-tert cells were able to express telomerase activity, whereas no activity was detected in hPOB cells. As expected, telomerase activity reconstitution in hPOB-tert cells was correlated with an increased in telomere length. The mean average telomere length measured in hPOB-tert cells between 214 and 228 PDs was 18.3 kb, which is similar to what has been observed previously in transformed SV40-T Ag cells expressing hTERT (24) .

The Saka cell line is a human marrow stromal cell line transformed with the SV40 T-Ag and described for its capacity to enhance human osteoclast formation (10) . Like most of the SV40 T-Ag-transformed human bone cells, proliferation of Saka cells was strongly reduced at about passage 14 (43 PDs). To confirm that association of telomerase activity and SV40 T-Ag allows immortalization of human bone cells, Saka cells, at passage 11, were infected with a recombinant virus carrying the hTERT gene. Infected cells displayed telomerase activity (Fig. 2B) and were able to bypass crisis and to grow until at least 319 PDs (passage 54) with no decrease in cell proliferation.

Karyotype Analysis.

To define the chromosome patterns during the immortalization process, karyotype analysis was performed in hPOB cells at passage 10 (60 PDs) and in hPOB-tert cells at passage 39 (269 PDs). The data from 100 metaphases indicate that 68% of hPOB cells were diploid, 27% tetraploid, and 5% higher. A significant shift in ploidy was observed in hPOB-tert cells. Indeed, 97% of cells were tetraploid with no diploid cells. Consequently,

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the modal number increased from 45 in hPOB cells to 85 in hPOB-tert cells. Two marker chromosomes were detected in hPOB-tert cells, whereas none of these chromosomes were found in the hPOB cells karyotype. The isoenzyme phenotype patterns in hPOB-tert cells were concordant with those of hPOB cells, identifying hPOB-tert cells as a derivative of hPOB cells.

Phenotypic Characterization.

Experiments designed for the determination of cell phenotype were performed in hPOB and in hPOB-tert cells cultured from passage 8 to 12 (48 to 72 PDs) and from passage 33 to 40 (228 to 276 PDs), respectively.

Cell proliferation was assessed in both cell types. hPOB-tert cells presented a slightly higher proliferation rate than hPOB cells with a doubling time of 20.8 h and 24.1 h for hPOB-tert and hPOB cells, respectively. Saka cell proliferation was strongly increased after hTERT gene expression. The doubling time raised from 60 h in Saka cells (passages 10-14) to 28.4 h in Saka-tert cells (passages 20-35). Similar observations have been reported previously in SV40 T-Ag/hTERT-transformed human myoblast and pancreatic cells (22 , 24) .

The ability of hPOB and hPOB-tert cells to differentiate into osteoblast-like cells was then tested. ALP activity was measured at different times during differentiation under osteogenic culture conditions. From day 0 to 9 after confluence, cells were cultured in the basal medium alone or supplemented with 0.1 µM of Dex, 10 nM of 1,25-(OH)2D3, or with the combination of both agents. ALP activity did not change significantly in hPOB cells incubated from day 0 to 9 with the basal medium (Fig. 3A) . However, when 1,25-(OH)2D3 was added to the culture medium, ALP activity increased from day 4 after confluence and reached a plateau at day 6. Dex alone increased the enzyme activity slightly but not significantly (320.1 +/- 36.0 nmol pNP/mg/h with 1,25-(OH)2D3 versus 221.5 +/- 49.5 nmol pNP/mg/h with Dex at day 9). No additive effect was observed when Dex and 1,25-(OH)2D3 were added simultaneously to the culture medium. In hPOB-tert cells the basal activity of ALP was 2-fold higher as compared with the basal activity of hPOB cells (Fig. 3B ; hPOB cells: 117.9 +/- 19.6 nmol pNP/mg/h; hPOB-tert cells: 231.8 +/- 22.7 nmol pNP/mg/h at day 0). As early as day 2, 1,25-(OH)2D3 enhanced ALP activity, which reached a plateau at day 4. The fold increase of ALP activity stimulated by 1,25-(OH)2D3 at day 9, as compared with untreated cells, was similar in both cell types (2.5-fold in hPOB cells versus 2.4-fold in hPOB-tert cells). Dex did not increase significantly ALP activity in hPOB-tert cells, and no additive effects of 1,25-(OH)2D3 plus Dex were observed. These results show that hPOB and hPOB-tert cells cultured with 1,25-(OH)2D3 had a maximal ALP activity at day 6, indicating that, under this appropriate osteogenic culture condition, both cell types reached a differentiated status 6 days after confluence. Interestingly, under the same culture conditions primary culture of human periosteal cells displayed a similar stimulation of ALP activity than hPOB cells (4-fold increase versus 3-fold in hPOB cells).

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To determine whether osteoblast markers were present in differentiated cells, expression levels of osteocalcin, Cbfa-1, and osteonectin were measured by semiquantitative RT-PCR at day 0 and 6 after confluence. Osteocalcin, the most abundant noncollagenous proteins in bone, was hardly detectable in both cell types at day 0 and day 6 without any anabolic agents (Fig. 4) . However, 1,25-(OH)2D3 induced a large and significant increase in mRNA levels of hPOB (2.3-fold) and hPOB-tert cells (3.3-fold). In hPOB cells, the addition of Dex plus 1,25-(OH)2D3 induced an additive effect (2-fold), whereas in hPOB-tert cells Dex did not change the effect of 1,25-(OH)2D3 (Fig. 4) .

Cbfa-1 was expressed at day 0 in both cell types (Fig. 5) . At day 6, Dex significantly increased Cbfa-1 mRNA in hPOB cells, whereas it was only slightly enhanced in hPOB-tert cells (Fig. 5) . Osteonectin was expressed in hPOB cells at a lower level at day 6

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(Cont) than day 0 (Fig. 6) . Dex and 1,25-(OH)2D3 slightly stimulated its expression at day 6, but no additive effect was observed. In hPOB-tert cells osteonectin expression was slightly decreased during differentiation but not affected by any effectors (Fig. 6) . A lack of stimulation of osteonectin expression was also observed in primary human osteoblast precursors cultured with Dex and 1,25-(OH)2D3 for 6 days (not shown). However, under the same culture conditions, Cbfa-1 was increased by 1.7-fold in these primary cell preparation.

The formation of in vitro mineralization was studied in hPOB and hPOB-tert cells cultured for 21 days in the presence of 1,25-(OH)2D3 and Dex. Calcium deposition was visualized with the Alzarin Red-S-based colorimetric reaction. As shown in Fig. 7 , both cell types presented in vitro mineralization.

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To estimate whether reconstitution of telomerase activity in Saka cells has modified their phenotypic characteristics, both precrisis cells and Saka-tert cells were evaluated and compared for their capacity to enhance human osteoclast formation. The number of 23c6-positive multinuclear cells was highly increased when Saka-tert cells were cocultured with human marrow mononuclear cells in the absence of osteotropic agents (Fig. 8) . Saka-tert cells appeared twice more efficient than Saka cells to enhance osteoclast formation (Fig. 8) .

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Discussion

The aim of the present study was to determine whether reconstitution of telomerase activity in SV40 T-Ag-transformed human bone cells allows them to overcome crisis and to maintain their phenotype. The results clearly show that expression of the hTERT gene in SV40 T-Ag-transformed human osteoblast precursors (hPOB cells) or marrow stromal cells (Saka cells) allowed cells to escape from crisis and to maintain cell growth until at least 428 and 319 PDs, respectively. Similar observations were reported previously for SV40 T-Ag-transformed fibroblasts, myoblasts, and pancreatic and kidney cells (21, 22, 23, 24) , but to our knowledge, it has never been demonstrated in human bone cells. In our hands, stable expression of the SV40 T-Ag gene alone in primary osteoblast precursors did not lead to immortalization, because after 89 PDs (p15) a growth arrest was observed with no spontaneous survivors of crisis. Similarly, Saka cells stopped growing after 45 PDs (p14). Several reports have described the onset of crisis in SV40 T-Ag-expressing bone cell lines (6, 7, 8) . To our knowledge, no postcrisis cellular clones aroused in these studies. All together, these results suggest that the ability to bypass crisis is a very rare event for SV40 T-Ag-transformed human bone precursors. Only two studies have reported the absence of growth reduction of human SV40 T-Ag-expressing bone cells. In the first study, cell proliferation was measured until at least 100 PDs (9) , which approximately corresponds to the precrisis period in hPOB cells. The second cell line cultured after >70 passages was established with cells derived from fetus, which may explain the difference in cell behavior during the immortalization process (5) . Because reconstitution of telomerase activity alone does not allow immortalization of adult bone cells (20) , the present study proposes that association of both SV40 T-Ag gene expression and telomerase activity is required to obtain an immortal stage of these cells.
It remained to be demonstrated that this immortalization procedure maintains the initial phenotype of precrisis cells. Marrow stromal cells and osteoblast precursors are directly involved in the modeling and remodeling of periosteum and endosteum bone mineral mass (25) . Both cell types can differentiate into osteoblasts and support osteoclast differentiation. Saka cells were described previously to display this former characteristic (10) . hTERT gene expression in Saka-tert cells did not affect the capacity of these cells to enhance the formation of osteoclastic-like multinuclear cells. Saka-tert cells appear even to be more efficient than Saka cells to support osteoclast differentiation. This difference may be because of the increasing proportion of Saka cells entering in crisis and which, during passages, could express less factors involved in osteoclast differentiation such as the osteoclast differentiation factor.
As reported previously in other SV40 T-Ag-expressing human osteoblast cell lines (5, 6, 7, 8, 9, 10 , 26) , expression of this oncogene in hPOB cells did not affect their capacity to differentiate into osteoblast-like cells. Under osteogenic culture conditions [1,25-(OH)2D3 and Dex], we observed that ALP activity was stimulated with a similar magnitude in human precursor cells, prepared from periost (3.4-fold increase) or from trabecular bone (1.5-fold increase; Ref. 27 ) than in hPOB cells (2.4-fold increase). Siggelkow et al. (27) showed a 50-fold increase of osteocalcin RNA induction by 1,25-(OH)2D3 in trabecular bone cells.

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The lower induction of this gene observed in hPOB cells (4.3-fold increase) might be related to a difference of kinetic of differentiation because of the origin of the cells or the culture conditions. The two other osteoblast-specific markers measured in this study, osteonectin and Cbfa-1, were detected in differentiated hPOB cells. Interestingly, their expression was not or slightly affected during differentiation. The constitutive expression of osteonectin RNA, with even a slight decline during hPOB cell maturation, is similar to what we observed in primary culture of periostal cells. This result is also in agreement with previous reports on primary human osteoblast precursors (27) and on human SV40 T-Ag-transformed bone cells (28) . The absence of clear induction of Cbfa-1 RNA in hPOB and hPOB-tert cells is in agreement with data showing a constitutive expression of this gene during differentiation of several T-Ag-transformed bone cells (28) .
Under the same culture conditions, hPOB-tert cells presented a very similar pattern of osteoblast markers expression than hPOB cells indicating that telomerase reconstitution did not affect the capacity of cell to differentiate into osteoblasts. Furthermore, visualization of calcium deposition showed that hPOB-tert cells, like hPOB cells, were able to mineralize. Altogether, these data contrast with the phenotypic instability usually observed during spontaneous emergence of cells from crisis (14 , 29) .
Nevertheless, to compare genomic stability between precrisis and immortalized cell lines, karyotyping analysis was performed in both hPOB and hPOB-tert cells. The results showed a doubling of the chromosome number in hPOB-tert cells at passage 39 (269 PD) as compared with hPOB cells at passage 10 (60 PD), with a majority of tetraploid cells. Similarly, an increase of marker chromosomes was observed in hPOB-tert cells. Because postcrisis hPOB cells were not obtained, direct comparison of chromosome integrity in both cell lines at high passages could not be performed. Therefore, multiplication of passage number rather than expression of hTERT could directly account for the increased chromosomal abnormalities observed in hPOB-tert versus hPOB cells. Although, to our knowledge, karyotyping analysis has never been reported in SV40 T-Ag-transformed human bone cells, increased number of both chromosomes and marker chromosomes is commonly observed in other types of cells expressing SV40 T-Ag (12, 13, 14 , 30, 31, 32, 33) . Indeed, SV40 T-Ag-transformed epithelial (passage 35) and uroepithelial cells (passage 50) escaped from crisis, presented 6 and 10 marker chromosomes, respectively, whereas untransformed cells had no chromosomal abnormalities (32 , 33) . In comparison with these previous reports, three to five times fewer marker chromosomes were observed in hPOB-tert cells at a similar passage (passage 39). Altogether these results tend to indicate that telomerase activity could limit rather than increase chromosome aberrations induced by SV40 T-Ag.
In conclusion, this study shows that reconstitution of telomerase activity in SV40 T-Ag-transformed human bone cells allowed them to overcome crisis and to become immortal. Despite altered chromosome numbers and the presence of few chromosome markers observed in the human periosteal model, these cells exhibit the main characteristics of precrisis cells. Associated with inactivation of p53 and retinoblastoma protein, telomere stabilization appears to be a powerful way to generate human bone cells with indefinite life span and preserved phenotype.

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Materials and Methods

Materials.
Cell culture materials, medium, and FBS were purchased from Life Technologies, Inc. (Basel, Switzerland). Alizarin Red S and 1,25-(OH)2D3 were purchased from Sigma Chemical Co. (Buchs, Switzerland) and Calbiochem (Lucerne, Switzerland), respectively. Ascorbic acid and B-glycerophosphate were obtained from Merck (Darmstadt, Germany).
Recombinant Virus Preparation.
A recombinant retroviral vector carrying the 3.4-kb hTERT cDNA or the 2.5-kb BglI/HpaI fragment of the SV40, which contains the large T- but not the small t-antigen gene, were constructed by insertion, with standard recombinant DNA techniques, into the BamHI site of the pLHXSD retroviral vector (34) . This vector contains the Moloney murine leukemia virus promoter controlling SV40 T-Ag or hTERT gene expression and the histidinol gene as selection marker. Infectious recombinant virus particles were generated through transfection of the recombinant retroviral vector into the amphotropic packaging cell line Phoenix (Clontech, Basel, Switzerland), followed by coculturing with the ecotropic packaging cell line, Psi2 (American Type Culture Collection), to allow "ping-pong" infection (35) .
Preparation and Infection of the Human Bone Cells.
For the establishment of hPOB cells, osteoblast precursors from the femoral periosteum of a 13-year-old female patient were prepared as described previously (36) . At 70-80% confluence, primary cells were incubated for 3 h at 37deg. C (90% humidity) with recombinant virus containing the SV40 T-Ag, prepared as described above, in the presence of 20 µg/ml DEAE-dextran. After infection, the culture medium was changed to -MEM supplemented with 10% FBS and penicillin/streptomycin. The polyclonal population of SV40 T-Ag-expressing cells overcoming senescence were infected at passage 9, as described above, with recombinant virus carrying the hTERT gene. The same procedure was used for the infection of precrisis Saka cells with the hTERT gene.
Immunodetection of the SV40-T-Ag Protein in hPOB Cells.
Immunodetection of the T antigen in hPOB cells, grown at 90% confluence on eight-well chambered glass slides, was performed with a specific monoclonal antibody (Oncogene; 1:30 dilution), as described previously (37) .
TRAP Assay and TRF Analysis.
The TRAP protocol assay was performed on cell extracts as described previously (38) . PCR product was separated in a 10% acrylamide gel and visualized by SYBR gold gel staining (Molecular Probes, Basel, Switzerland) on a UV transilluminator.
The TRF analysis was performed according to the protocol described previously (38) . Telomere length was estimated by calculating the band size observed on the scanned TRF gel using a linear curve generated by regression analysis of molecular weight marker positions.
Karyotype and Isoenzyme Analysis.
Semiconfluent cultures were sent to the Cell Culture Laboratory (Children’s Hospital of Michigan, Detroit, Michigan) for karyotyping analysis. For the chromosome study, exponentially growing cultures were treated with 0.04 µg/ml of Colcemid for 1-2 h, trypsinized, treated with 37.5 mM of KCl for 9 min, and fixed in 3:1 methanol:glacial acetic acid mixture. The suspension was centrifuged and washed twice with fixative, and finally dropped on cold, wet slides as reported previously (39) .

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Slides were air dried and stained with 4% Giemsa solution. Giemsa-stained slides were used for ploidy distribution, counts, and constitutional aberrations. For trypsin Giemsa banding, karyotypes were prepared by a modified procedure of Seabright (40) . The slides were dried at 60deg. C on a slide warmer for 16-20 h, immersed in 0.025% trypsin for 1-2 s, stained with 4% Giemsa solution for 11 min, washed in buffer (phosphate buffered saline), and then dried and mounted in permount. Well-banded metaphases were karyotyped using the AKSII Image Analysis system. A minimum of seven karyotypes were prepared from these prints and arranged according to standard human karyotype. The karyotypes were described according to standard nomenclature. An isozyme analysis was carried out by methods described by Ottenbreit et al. (41) .
Proliferation and Differentiation of hPOB and hPOB-Tert Cells.
hPOB and hPOB-tert cells were cultured in -MEM supplemented with 10% FBS and penicillin/streptomycin. This medium is referred to as the basal medium. The proliferation rate of hPOB, hPOB-tert, and Saka-tert cells was analyzed on cells seeded at 715 cells/cm2 and cultured in the basal medium. Cells were counted each day for 8 days. The number of PDs at every passage was calculated as ln N/ln 2 where N is the number of cells at the time of passage divided by the number of cells initially seeded.
To differentiate hPOB and hPOB-tert cells into osteoblasts, cells were seeded on collagen I (30 µg/ml; bovine skin-type I collagen; Roche Biomedical, Basel, Switzerland) -coated dishes at a density of 12,000 cells/cm2 in the basal medium. Confluent cells were incubated for 2-21 days in the basal medium supplemented with 1 mM of B-glycerophosphate and 50 µg/ml ascorbate supplemented with 10 nM of Dex or 10 nM of 1,25-(OH)2D3.
Mineralized matrix formation was followed in cells cultured at day 0 and 21 after confluence under the differentiation conditions. After cell fixation by incubation with ice-cold 70% ethanol for 1 h, the mineralized matrix was stained by the Alzarin Red-S-based colorimetric reaction.
ALP Activity Measurement.
hPOB and hPOB-tert cells cultured under the differentiation conditions were harvested at days 0, 2, 4, 6, and 9 after confluence, and homogenized in a lysis buffer containing 10 mM Tris (pH 7.5), 0.5 mM MgCl2, and 0.1% Triton X-100. ALP activity was measured on cell homogenates using a commercially available kit (Sigma Chemical Co., Buchs, Switzerland), and the results were normalized to total protein content, as measured by the Bradford assay method.
RNA Preparation and Expression Analysis by RT-PCR.
At day 6 after confluence, hPOB and hPOB-tert cells cultured under the differentiation conditions were washed with HBSS and stored at -80deg. C. RNA was extracted using the RNeasy Total RNA Purification System (Qiagen AG, Basel, Switzerland).
Reverse transcription was performed with an input of 10 µg of total RNA using the 1st strand cDNA synthesis kit for RT-PCR (AMV; Roche Biomedical, Basel, Switzerland) with oligo(dT)15 as primer. Primers used for the amplification of cDNAs of interest were synthesized by Mycrosynth (Windisch, Switzerland). The sequences of the forward and reverse primers were, respectively: 5'-GTTGCTATCCAGGCTGTG-3' and 5'-CATAGTCCGCCTAGAAAGC-3' for the actin gene; 5'-ATGAGAGCCCTCACACTCCT-3' and 5'-GATGTGGTCAGCCAACTCGT-3', for the

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osteocalcin gene; 5'-AGAGGTGGTGGAAGAAACTG-3' and 5'-GCTTCTGCTTCTCAGTCAGA-3' for the osteonectin gene; and 5'-CAGTGATTTAGGGCGCATTC-3' and 5'-GAAATGCGCCTAGGCACATC-3' for the Cbfa-1 gene. The PCR reaction was heated for 2 cycles to 98deg. C for 1 min, 60deg. C for 2 min, and 72deg. C for 2 min, and then cycled 28 times through a 1-min denaturation step at 94deg. C, a 1-min annealing step at 60deg. C, and a 2-min extension step at 72deg. C in a DNA thermal cycler apparatus (Bioconcept, Allschwill, Switzerland). Actin primers were included in the reaction as an internal control. PCR products (10 µl) were separated on a 2% agarose gel and visualized by ethidium bromide staining. Quantification of the PCR products was performed using the densitometric NIH Imager Program.
Detection of Osteoclast Differentiation.
Saka and Saka-tert cells were grown in -MEM supplemented with 10% FBS and penicillin/streptomycin as described previously (10) . To detect the capacity of Saka and Saka-tert cells to support osteoclast differentiation, cells were cocultured in the presence of human bone marrow mononuclear cells without 1,25-(OH)2D3, as described previously (10) . After 3 weeks of coculture, the cells were fixed and stained with the 23c6 antibody to detect osteoclast-like cells, as reported previously (10) .
Statistical Analysis.
All of the statistical analysis were performed on absolute values using the two-tailed paired t test.

Acknowledgments

We thank Dr. R. Reddel (Children’s Medical Research Institute, Westmead, Australia) and E. Federici (Nestlé Research Center, Lausanne, Switzerland) for helpful discussions, suggestions, and encouragement.

Footnotes

The costs of publication of this article were defrayed in part by the payment of page charges. This article must therefore be hereby marked advertisement in accordance with 18 U.S.C. Section 1734 solely to indicate this fact.
1 To whom requests for reprints should be addressed, at Nestlé Research Center, Vers-Chez-Les-Blanc, 1000 Lausanne 26, Switzerland. Phone: 41-21-785-84-02; Fax: 41-21-785-85-44; E-mail: catherine.mace@rdls.nestle.com.
2 The abbreviations used are: SV40 T-Ag, SV40 T antigen; hTERT, human telomerase reverse transcriptase; PD, population doubling; Dex, dexamethazone; 1,25-(OH)2D3, 1,25-dihydroxyvitamin D3; FBS, fetal bovine serum; TRAP, telomerase repeat amplification; TRF, terminal restriction fragment; ALP, alkaline phosphatase; RT-PCR, reverse transcription-PCR.
Received for publication 8/28/01. Revision received 11/ 8/01. Accepted for publication 12/17/01.

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Issue date: May 12, 1999

Geron Corp. and Dolly the clone give new hope to treating disease
By MARION SOFTKY

Just as Ponce de Leon once sought the fountain of youth, so is Menlo Park's Geron Corp. tracking immortality -- of cells and organs, if not entire animals and people.
Geron may get farther than the Spanish explorer. Its acquisition last week of the Roslin Institute in Scotland -- which produced Dolly, the cloned sheep -- now gives it three technologies which, if they can be combined, give promise of halting many degenerative diseases that plague our aging society.

Geron has already developed technologies for keeping cells alive indefinitely, and for creating any cells in the body -- liver, nerve, muscle, gut -- out of basic, undifferentiated stem cells derived from embryos. "We've kept cells for years, constantly growing," says Dr. Thomas Okarma of Portola Valley, vice president for research at Geron. He lives in Lauriston, Portola Valley's most impressive mansion.

The technology developed by Roslin may someday solve the critical problem barring use of these immortal cells in actual patients: rejection by the immune system. "Here's where Dolly comes in," Dr. Okarma says.

In creating Dolly, the Scottish scientists inserted the nucleus of a cell from the udder of an adult sheep into the egg of another sheep from which the nucleus had been removed. They gave the reconstructed cell an electric shock, planted it in a surrogate mother sheep, and -- voila! -- the cell developed into Dolly, an identical clone of the sheep from which the nucleus came.

"She had all of the genes and only the genes from the mammary cells of the adult sheep," Dr. Okarma explains. "This shows that the egg is capable of reprogramming the adult nucleus to develop a full living animal. That was the breathtaking result of the experiment."

The Dolly technology gives Geron the hope of reprogramming the immortal cells it is developing to match exactly the cells of the person who needs -- say -- a liver transplant.

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"We could make enough liver cells to restore your liver function," says Dr. Okarma. "It would take weeks to grow enough cells, but it would take months or years to find a matching donor.

Dr. Okarma dreams of the day -- at least 10 years off -- that these technologies will become routine medical practice, replacing major surgery. He foresees a time when surgical organ transplants, with all their expense, trauma, and risk, will give way to injection of living cells, precisely tailored to replace the aging cells that are causing livers or hearts or kidneys to fail.

"Modern medicine has little to offer. We need a whole new approach," he says. This approach is being called regenerative medicine. "It's the repair of a failing organ by means of injecting healthy, youthful cells."

Among the diseases that may some day be helped by the new cell technology are diabetes, stroke, Parkinson's disease, Alzheimer's disease, congestive heart failure, hepatitis or cirrhosis, cancer, osteoarthritis, macular degeneration, burns, or wound healing.

As the Geron dreams begin to sound more and more like science fiction, Dr. Okarma denies any intention of helping people live to 150 years. "We are not in the business of extending life span," he says. "We are in the business of extending healthy life."

Regenerative medicine

Since 1992, Geron has been focusing on human aging. It has developed techniques and products to treat cancer and other diseases related to age, starting at the level of the cells that run the body.
Geron's acquisition of Roslin Bio-Med for an exchange of stock, valued at about $25 million, gives the combined company control of three "breakthrough technologies" with vast potential for application in both transplantation medicine and agriculture, according to press releases.

Roslin Bio-Med, renamed Geron Bio-Med, will be a wholly owned subsidiary of Geron located in Scotland. There the scientists who cloned Dolly will continue developing the technology to reprogram cells for use in many applications, including human transplants.

"We want to learn what causes that magic. We want to understand how eggs reprogram," says Dr. Okarma. "If we can learn that, we can make other cells reprogram."

In Menlo Park, Geron has recently opened 12,000 square feet of new laboratories to pursue its research on differentiating and "immortalizing" cells. "Your cells age and poop out and cause organs to fail, which causes symptoms of illness," says Dr. Okarma.

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Immortalization

The three breakthrough technologies are aimed at solving the three most critical problems in transplant medicine, Dr. Okarma explains. These are:
**How do you produce limitless cells for tissue?

**Can you find a universal source for all kinds of tissue?

**How do you solve the tissue-matching problem and avoid rejection?

Geron's first breakthrough was creating an enzyme called telomerase, which allows cells to divide forever, Dr. Okarma says.

Telomerase acts on special DNA, called telomeres, located at the end of chromosomes. These act like the plastic ends of shoe laces and keep the lace -- read chromosome -- from unraveling, Dr. Okarma explains. During the life of a normal cell the string of telomeres becomes shorter each time the cell divides; it eventually gets so short the cell can no longer divide. "By putting telomerase in the cells, we can make them divide forever," says Dr. Okarma. "It keeps the shoelace intact."

Geron is also investigating the obvious relationship of telomerase to cancer, which involves runaway cell splitting. "Telomerase by itself does not cause cancer. Cancer cells have other genetic abnormalities," says Dr. Okarma.

Geron already has a research program with Pharmacia & Upjohn to find a drug that will inhibit telomerase in cancer cells.

Anything cells

Geron's second breakthrough technology received international attention just last November when scientists funded by Geron at the Universities of Wisconsin and Johns Hopkins announced they had isolated stem cells from embryos, that had not yet begun to differentiate.
"That was the second magic thing," says Dr. Okarma. "They can develop into all the cells of the body."

The stem cells -- called "pluripotential stem cells" because they can become many things -- are obtained from in-vitro fertilization clinics that produce far more embryos than they use, Dr. Okarma says. Some couples give "informed consent" to use excess embryos for research.

Treated with telomerase, these cells can develop to produce large quantities of many kinds of body cells that live on and on -- waiting to be cloned to help individual patients fight diabetes or Parkinsons.

"We think that in 10 years this therapy will be as commonplace in medicine as anesthesia is in surgery," Dr. Okarma says.

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There is still much to do to perfect the science, develop techniques, and scale them up to produce enough cells for practical applications, Dr. Okarma concedes. "It will take lots of time, lots of money, and many people to make this work," he says. "But there are tens and tens and tens of millions of people who need this."

© 1999 The Almanac. All Rights Reserved.

Biomaterials
Volume 26, Issue 15 , May 2005, Pages 2713-2722

Effects of particle size and surface coating on cellular uptake of polymeric nanoparticles for oral delivery of anticancer drugs

Khin Yin Win and Si-Shen Feng

aDepartment of Chemical and Biomolecular Engineering, Faculty of Engineering, National University of Singapore, 10 Kent Ridge Crescent, Singapore 119260, Singapore
bDepartment of Bioengineering, Faculty of Engineering, National University of Singapore, 10 Kent Ridge Crescent, Singapore 119260, Singapore

Received 6 April 2004; accepted 22 July 2004. Available online 11 September 2004.

Abstract
This study evaluated cellular uptake of polymeric nanoparticles by using Caco-2 cells, a human colon adenocarcinoma cell line, as an in vitro model with the aim to apply nanoparticles of biodegradable polymers for oral chemotherapy. The feasibility was demonstrated by showing the localization and quantification of the cell uptake of fluorescent polystyrene nanoparticles of standard size and poly(lactic-co-glycolic acid) (PLGA) nanoparticles coated with polyvinyl alcohol (PVA) or vitamin E TPGS. Coumarin-6 loaded PLGA nanoparticles were prepared by a modified solvent extraction/evaporation method and characterized by laser light scattering for size and size distribution, scanning electron microscopy (SEM) for surface morphology, zeta-potential for surface charge, and spectrofluorometry for fluorescent molecule release from the nanoparticles. The effects of particle size and particle surface coating on the cellular uptake of the nanoparticles were quantified by spectrofluorometric measurement. Cellular uptake of vitamin E TPGS-coated PLGA nanoparticles showed 1.4 folds higher than that of PVA-coated PLGA nanoparticles and 4-6 folds higher than that of nude polystyrene nanoparticles. Images of confocal laser scanning microscopy,

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cryo-SEM and transmission electron microscopy clearly evidenced the internalization of nanoparticles by the Caco-2 cells, showing that surface modification of PLGA nanoparticles with vitamin E TPGS notably improved the cellular uptake. It is highly feasible for nanoparticles of biodegradable polymers to be applied to promote oral chemotherapy.
Keywords: Chemotherapy; Confocal laser scanning microscopy (CLSM); Cryo-SEM; Drug delivery; Poly(lactic-co-glycolic acid) (PLGA); Transmission electron microscopy (TEM)

Article Outline
1. Introduction
2. Experimental methods
2.1. Materials
2.2. Preparation of nanoparticles
2.3. Characterization of nanoparticles
2.3.1. Size and size distribution
2.3.2. Surface morphology
2.3.3. Surface charge
2.4. In vitro release of fluorescent markers from nanoparticles
2.5. Cell culture
2.6. Nanoparticle uptake by Caco-2 cells
2.6.1. Quantitative studies
2.6.2. Qualitative studies
2.6.2.1. Confocal laser scanning microscopy
2.6.2.2. Cryo-scanning electron microscopy (Cryo-SEM)
2.6.2.3. Transmission electron microscopy (TEM)
3. Results and discussion
3.1. Physicochemical properties of nanoparticles
3.1.1. Size and size distribution
3.1.2. Morphology of nanoparticles
3.1.3. Surface charge of nanoparticles
3.1.4. In vitro fluorescent marker release
3.2. Cell uptake of nanoparticles
3.2.1. Effect of particle surface coating, incubation time and temperature
3.2.2. Effect of particle size and concentration
3.2.3. Confocal microscopy
3.2.4. Cryo-SEM and TEM
4. Conclusions
Acknowledgements
References

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1. Introduction
Oral delivery of anticancer drugs is a challenge, which has advantages over the current regime of chemotherapy by injection or infusion. Oral chemotherapy can provide a long-time, continuous exposure of the cancer cells to the anticancer drugs of a relatively lower thus safer concentration and thus give little chance for the tumor blood vessels to grow, resulting in much better efficacy and fewer side effects than the current intermittent chemotherapy could do. Oral chemotherapy is convenient and thus preferred by the patients, which can greatly improve the quality of life of the patients. This is especially important for the patients with advanced or metastatic cancer. Oral chemotherapy can eventually promote a new concept of chemotherapy: "chemotherapy at home" [1], [2], [3], [4] and [5]. Unfortunately, most anticancer drugs are not bioavailable due to their pure solubility, stability and permeability, i.e. orally administered anticancer drugs have little chance to get into the blood system and thus reach the tumor site. The reason has been under intensive investigation and it has been found that the orally administered anticancer drugs would be eliminated by the first metabolic process with cytochrome P450 and by the efflux pump of P-glycoproteins (P-gp) [6] and [7]. Medical solutions, which are currently being developed in pharmaceutical companies, usually propose to apply P450/P-gp suppressors such as cyclosporin A to make oral chemotherapy feasible. However, the P450/P-gp suppressors would fail the immune system of the patients and thus may cause complex medication to the patients. Also, most P450/P-gp suppressors may have side effects and/or difficulties in formulation of their own [8], [9], [10], [11] and [12]. Nanoparticles of biodegradable polymers may provide an alternative solution for oral delivery of anticancer drugs across the gastrointestinal barrier due to their extremely small size and their appropriate surface coating to escape from the recognition by P450/P-gp [13], [14], [15], [16], [17], [18], [19], [20], [21], [22], [23] and [24].
It has been found that the size of the nanoparticles plays a key role in their adhesion to and interaction with the biological cells. The possible mechanisms for the particles to pass through the gastrointestinal (and other physiological) barriers could be (1) paracellular passage--particles "kneading" between intestinal epithelial cells due to their extremely small size (<50 nm); (2) endocytotic uptake--particles absorbed by intestinal enterocytes through endocytosis (particles size<500 nm); and (3) lymphatic uptake--particles adsorbed by M cells of the Peyer's patches (particle size <5 μm) [17], [25] and [26]. Also, coating the particles by appropriate bioadhesive materials such as polyvinyl alcohol (PVA), poly(ethylene glycol) (PEG), vitamin E TPGS, etc. can greatly improve their adhesion to and absorption into the intestinal cells as well as the ability to escape from the multi-drug resistance pump proteins [21], [22], [23] and [24].
Vitamin E succinated polyethylene glycol 1000 (Vitamin E TPGS or simply TPGS) is a water-soluble derivative of vitamin E, which has been found to be an excellent emulsifier/solubilizer/absorption enhancer of high emulsification efficiency and cellular adhesion [22], [23] and [24]. Fischer [27] reported that co-administration of vitamin E TPGS increased the oral bioavailability of cyclosporine A in healthy dogs by non-compartmental pharmacokinetic analysis. Vitamin E TPGS acts as a reversal agent for P-glycoprotein mediated multi-drug resistance and inhibits P-gp mediated drug transport [28] and [29]. Vitamin E TPGS can also enhance the absorption flux of amprenavir, a HIV protease inhibitor, by increasing its solubility and permeability [30].

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The present study evaluated the cellular uptake of polymeric nanoparticles by using Caco-2 cells as an in vitro model with the aim to apply nanoparticles of biodegradable polymers for oral chemotherapy with emphasis on possible effects of particles size and particle surface coating on the cellular uptake of the drug loaded nanoparticles. Caco-2 cells are an established epithelial cell line derived from a human colon adenocarcinoma that undergoes enterocyte differentiation in culture [31]. Confluent Caco-2 cell monolayers form tight junctional complexes, exhibit dome formation and electrical properties similar to those of the intestinal epithelium. This cell line has been suggested to possess attributes that make it a suitable in vitro model system for the investigation of transport across the small intestinal epithelium [32] and particle uptake into human intestine [16], [33], [34], [35] and [36]. In the present study, fluorescent marker coumarin-6 was encapsulated in the poly(lactic-co-glycolic acid) (PLGA) nanoparticles to visualize the cellular uptake of the nanoparticles, which were manufactured by a modified solvent extraction/evaporation technique with PVA or vitamin E TPGS as emulsifier. To investigate the quantitative effects of the particle size on the cellular uptake of nanoparticles, commercially available fluorescent polystyrene nanoparticles were also used. The nanoparticles were characterized by laser light scattering (LLS) for their size and size distribution, scanning electron microscopy (SEM) for their surface morphology and zeta-potential measurement for their surface charge. The in vitro fluorescence release from the nanoparticles was measured by fluorescence microplate reader. Cell uptake of the coumarin-6 loaded nanoparticles and intracellular location of the nanoparticles of various size and surface coating were investigated by confocal laser scanning microscopy (CLMS), cryo-SEM and transmission electron microscopy (TEM). It was found that vitamin E TPGS-coated PLGA nanoparticles have advantages in favor of cellular uptake over those of other formulations and are thus of great potential for oral chemotherapy.
2. Experimental methods
2.1. Materials
Poly (D, L-lactic-co-glycolic acid) (PLGA) with L:G molar ratio of 50:50 and MW of 40,000-75,000, PVA with MW of 30,000-70,000, fluorescence marker coumarin-6, phosphate buffered saline (PBS), MEM medium, penicillin-streptomycin solution, Trypsin-EDTA solution, Triton® X-100 and Hank's balanced salt solution (HBSS) were purchased from Sigma (St. Louis, MO, USA). Vitamin E d-α-tocopheryl polyethylene glycol 1000 succinate (Vitamin E TPGS or simply TPGS) was obtained from Eastman (TN, USA). Dichloromethane (DCM, analytical grade) was from Merck (Darmstadt, Germany) and acetonitrile (HPLC grade) was from Fisher Scientific (NJ, USA). Fluorescent polystyrene nanoparticles were purchased from Duke Scientific (CA, USA). Fetal bovine serum (FBS) was received from Gibco (Life Technologies, AG, Switzerland). Ultrapure water (Millipore, Bedford, MA, USA) was used throughout the experiment.

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2.2. Preparation of nanoparticles
Nanoparticles, placebo or loaded with fluorescent marker were prepared by a modified solvent extraction/evaporation method (single emulsion). In brief, an oil phase solution of dichloromethane (DCM) containing poly (D, L-lactide-co-glycolide) (PLGA, 50:50) was slowly poured into an aqueous solution containing PVA or vitamin E TPGS and emulsified using a microtip probe sonicator (XL2000, Misonix Incorporated, NY) with appropriate energy output in pulse mode. The polymer solution also contained 0.05% (w/v) coumarin-6 as fluorescent marker in preparation of fluorescent nanoparticles. The resulted oil-in-water emulsion was then stirred at room temperature by a magnetic stirrer to evaporate DCM. The formed nanoparticles were collected by centrifugation (5810R, Eppendorf, 10,000 rpm, 15 min, 18 deg. C) and washed with Millipore water for 3 times to remove excessive emulsifier and fluorescent marker. The nanoparticle suspension was then freeze-dried (Christ, Alpha-2, Martin Christ, Germany) to obtain fine powder of nanoparticles, which was kept in a vacuum desiccator. Formulation optimization was pursued to obtain nanoparticles of desired physicochemical properties.
2.3. Characterization of nanoparticles
2.3.1. Size and size distribution
Nanoparticle size and size distribution were determined by laser light scattering with particle size analyzer (90 Plus, Brookhaven Inst, Huntsville, NY, USA) at a fixed angle of 90deg. at 25 deg. C. In brief, the dried nanoparticles were suspended in filtered deionized water and sonicated to prevent particle aggregation and to form uniform dispersion of nanoparticles. The size distribution was given by the polydispersity index. The lower the value is, the narrower the size distribution or the more uniform of the nanoparticle sample. The data reported in Table 1 represent the average of five measurements.
Table 1.
Characteristics of fluorescent PLGA nanoparticles coated with PVA or vitamin E TPGS and standard fluorescent polystyrene nanoparticles
Properties of samples Sample group
________________________________________
PVA TPGS 200 nm 500 nm 1000 nm
Emulsifier (w/v) 2% PVA 0.03% Vit E TPGS -- -- --
Size+/-SD (nm) 261.6+/-8.8 295.4+/-14.8 201.0+/-2.3 498.1+/-8.4 1007.1+/-35.2
Polydispersity 0.133 0.201 0.036 0.136 0.125
Zeta potential (mV) −18.38 −29.72 −36.76 −29.23 −27.52

2.3.2. Surface morphology
Morphology of the formulated nanoparticles was observed by SEM, Jeol JSM 5600LV, which requires an ion coating with platinum by a sputter coater (JFC-1300, Jeol, Tokyo) for 40 s in a vacuum at a current intensity of 40 mA after preparing the sample on metallic studs with double-sided conductive tape.

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2.3.3. Surface charge
Zeta potential is an indicator of surface charge, which determines particle stability in dispersion. Zeta potential of nanoparticles was determined by a zeta potential analyzer (Zeta Plus, Brookhaven Instruments, Huntsville, NY) by dipping a palladium electrode in the sonicated particle suspension. The mean value of 10 readings was reported.
2.4. In vitro release of fluorescent markers from nanoparticles
Coumarin-6 loaded nanoparticles were dispersed in transport buffer at pH 7.4, which was used to simulate physiological fluid. The buffer solution was kept in an orbital shaker at constant gentle shaking of 110 rpm at 37 deg. C. At pre-determined time intervals, the suspensions were centrifuged at 11,000 rpm for 8 min. The precipitated particles were re-suspended in fresh buffer and placed back into the shaker. The supernatant containing released fluorescent marker was then analyzed by microplate reader to determine the percentage release of the fluorescent markers from the nanoparticles.
2.5. Cell culture
In the present study, Caco-2 cells (ATCC, VA, USA) of passages between 24 and 30 were used.

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Caco-2 cells were cultured in MEM medium with 1.5 mM L-glutamine, supplemented with 20% FBS, 1 mM sodium pyruvate, 1.5 g/L of sodium bicarbonate and 1% penicillin-streptomycin solution. Cells were seeded at 6.4×104 cells/cm2 on the 96-well black plates with transparent bottom (Costar, IL, USA) for quantitative uptake experiments or on the Lab-Tek® chambered cover glasses (Nalge Nunc, IL, USA) for confocal microscopy. Cells were cultured as a monolayer at 37 deg. C in a humidified atmosphere containing 5% CO2 and medium was replenished every other day.
2.6. Nanoparticle uptake by Caco-2 cells
2.6.1. Quantitative studies
Caco-2 cells were seeded in 96-well black plates (Costar, IL, USA) and incubated until they formed a confluent monolayer. Upon reaching confluence, the culture medium was replaced by transport buffer (Hank's balanced salt solution, HBSS, pH 7.4) and pre-incubated at 37 deg. C for 30 min. After equilibration, cell uptake of nanoparticles was initiated by exchanging the transport medium with 100 μL of specified nanoparticle suspension (100 μg/mL to 500 μg/mL in HBSS) and incubating the cells at 37 deg. C for 0.5-4 h. The experiment was terminated by washing the cell monolayer three times with phosphate-buffered saline (PBS, pH 7.4) to eliminate excess particles which were not entrapped by the cells. Cell membrane was permeabilized with 0.5% Triton X-100 in 0.2 N NaOH solution to expose the internalized nanoparticles for the quantitative measurement. Cell-associated nanoparticles were quantified by analyzing the cell lysate in a Genios microplate reader (Tecan, Männedorf, Switzerland, λex 430 nm, λem 485 nm). Uptake was expressed as the percentage of fluorescence associated with cells versus the amount of fluorescence present in the feed solution.
2.6.2. Qualitative studies
2.6.2.1. Confocal laser scanning microscopy
Caco-2 cells were seeded on Lab-Tek® chambered cover glasses (Nalge Nunc International, Naperville, IL, USA) and incubated at 37 deg. C in 95% air and 5% CO2 environment until cells were about 70% confluent. On the day of experiment, the growth medium was replaced by HBSS (pH 7.4). After equilibration with HBSS at 37 deg. C for 30 min, the buffer was replaced with nanoparticle suspension (250 μg/mL in HBSS) and then the monolayers were further incubated for 1 or 2 h. At the end of experiment, the monolayers were washed 3 times with fresh pre-warmed transport buffer to eliminate excess nanoparticles which were not attached to the cells. Cells were then fixed with 70% ethanol and the nuclei were stained by propidium iodide (PI). The samples were mounted in the fluorescent mounting medium (Dako, CA) until examination was performed by the confocal laser scanning microscope (Zeiss LSM 410, Germany) equipped with an imaging software, Fluoview FV300.
2.6.2.2. Cryo-scanning electron microscopy (Cryo-SEM)
The cellular internalization of nanoparticles was confirmed by cryo-SEM. Caco-2 cells of passage 30 were incubated with nanoparticle suspension (250 μg/mL in HBSS, pH 7.4) for 1 h and then the excess nanoparticles were washed away with pre-warmed PBS (pH 7.4) for 3 times. Cells were fixed by using 2.5% glutaraldehyde solution and were plunged frozen in nitrogen sludge (−194 deg. C). The specimen was transferred to the cryo-preparation chamber of a cryo-system attached to a Philips XL30 scanning electron microscope. The temperature was raised to −95 deg. C. The specimen was then fractured and etched for 15 min. The frozen specimen was sputter-coated with approximately 5 nm of platinum, introduced onto the specimen stage of the SEM at −130 deg. C and examined at 5-10 kV accelerating voltage.
2.6.2.3. Transmission electron microscopy (TEM)
TEM of Caco-2 cells treated with nanoparticles was performed by negative staining. Briefly, at the end of 1 h incubation with nanoparticles (250 μg/mL), Caco-2 cells were washed, pre-fixed with 2.5% glutaraldehyde and 2% paraformaldehyde solution, post-fixed with 1% osmium tetroxide, dehydrated with a series of alcohols and infiltrated with resin. The resin sample block was trimmed, thin-sectioned to thickness of 70 nm, and collected on formvar-coated copper grids. Before examining under the TEM, these grids were stained by uranyl acetate and lead citrate, followed by blotting with a filter paper and air-drying. Samples were examined in Philips CM10 at 200 kV.
3. Results and discussion
3.1. Physicochemical properties of nanoparticles
3.1.1. Size and size distribution
The particle size, polydispersity index, and zeta potential of the coumarin-6 loaded nanoparticles are presented in Table 1. The nanoparticles formulated in this study were found to be in the size range of 200-500 nm. The light scattering measurement of particle size agreed well with the measurement given by the SmileView software from SEM micrographs.

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3.1.2. Morphology of nanoparticles
The scanning electron microscopic images of the drug-loaded nanoparticles revealed their regular spherical shape (Fig. 1). Generally, their surface morphology was smooth without any noticeable pinholes or cracks within the conventional SEM resolution. The size distribution of all nanoparticles was unimodal with diameters in the total range of 150-500 nm and a mean diameter of 200-300 nm as confirmed by the laser light scattering measurement.

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Fig. 1. SEM images of coumarin 6-loaded PLGA particles coated with PVA (A) and vitamin E TPGS (B) (bar=1 μm).

3.1.3. Surface charge of nanoparticles
The zeta potential was strongly influenced by the emulsifier used in the fabrication process of the nanoparticles. The nanoparticles in the present study were found stable in dispersion state, possessing high absolute values of zeta potential and having negative surface charges (Table 1).
3.1.4. In vitro fluorescent marker release
The use of fluorescent markers in nanoparticle visualization can lead to misinterpretation of nanoparticle uptake data due to the leaching or dissociation of fluorescent markers into the released medium [15] and hence subsequently into the cells. Neither could fluorometric analysis differentiate between intracellular and surface located particles, nor determine whether fluorescence detected was due to the cell-associated particles or the fluorescence released from the particles in the medium which was subsequently taken up by the cells. Thus, in vitro release study of fluorescence from the nanoparticle specimen was conducted to confirm the results obtained mainly due to the cell-associated nanoparticles but not from the released fluorescence in the medium. Fig. 2 shows the in vitro release profiles of fluorescence markers from standard fluorescent polystyrene nanoparticles of 200, 500, 1000 nm diameter as well as from PLGA nanoparticles coated with PVA or vitamin E TPGS, respectively. Data represent average value of triplicates. From this figure, it can be found that the smaller the particle size, the faster of the release for the standard polystyrene nanoparticles. This is quite understandable since the smaller the particle size, the larger the surface area per unit mass or volume. It can also be found from Fig. 2 that the coumarin-6 was released only 3.75% and 2.55% from the TPGS and PVA nanoparticles, respectively, over 24 h incubation time (Fig. 2), which was considered negligible in comparison with the nanoparticle uptake outcome of the Caco-2 cells. It is thus reasonable to assume that most of the coumarin-6 was associated in the nanoparticles and the fluorescence measured from the uptake samples mainly reflects the cellular associated fluorescent nanoparticles but not the released fluorescence in the medium.

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3.2. Cell uptake of nanoparticles
In order to study cellular uptake of nanoparticles in vitro or in vivo, the use of fluorescently or radioactively labeled nanoparticles is the most common experimental approach found in the literature. Fluorescent labeling was chosen for the present study to avoid exposure of the samples to radioactive materials. Fluorescent labeling makes cellular uptake of nanoparticles readily detectable by fluorescence microscopy or CLSM. The extent of particle uptake can then be determined by flow cytometry, fluorometry, or quantitative extraction of the markers from the cells. Due to its similar structural and functional differentiation to mature enterocytes, the Caco-2 monolayer model is an established in vitro tool to evaluate the intestinal permeability and metabolism of drugs [37] and [38]. Reasonable correlations could be established between in vivo data and data obtained in Caco-2 monolayers [39]. Thus, Caco-2 monolayers were used to study the various effects on cellular uptake of nanoparticles. The present study demonstrates that the Caco-2 cell uptake of nanoparticles is influenced by various parameters such as particle size, incubation time, particle concentration, surface properties of the particles, etc. TPGS-coated nanoparticles are expected to increase their circulation time and internalization efficiency, and thus, to effectively improve the bioavailability of the drugs encapsulated in the nanoparticles. Fig. 3 shows the cellular uptake efficiency of standard fluorescent polystyrene nanoparticles of 200, 500, 1000 nm diameter and PLGA nanoparticles coated with PVA or vitamin E TPGS, respectively, which is measured after 2 h incubation with Caco-2 cells at 37 deg. C. The control is the cellular uptake of coumarin-6 released from the nanoparticles under in vitro conditions and incubated with Caco-2 cells. Data represents mean+/-SD, n=4.

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Fig. 3. Cellular uptake efficiency of standard fluorescent polystyrene nanoparticles of 200, 500, 1000 nm diameter and PLGA nanoparticles coated with PVA or vitamin E TPGS, respectively, which is measured after 2 h incubation with Caco-2 cells at 37 deg. C. The control is the cellular uptake of coumarin-6 released from the nanoparticles under in vitro conditions and incubated with Caco-2 cells. Data represents mean+/-SD, n=4.

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3.2.1. Effect of particle surface coating, incubation time and temperature
Development of PLGA nanoparticles as an efficient delivery system would depend on their efficient internalization into, and sustained retention inside the cells. Vitamin E TPGS-coated PLGA nanoparticles was found to have improved the uptake of the nanoparticles by 3.9-, 4.4- and 6.1-folds over that of 200, 500 and 1000 nm nude PS particles, respectively, and 1.4-folds over that of the PVA-coated PLGA nanoparticles (Fig. 3). The PVA-coated PLGA nanoparticles enhanced the uptake by 2.9-folds over that of the PS nanoparticles of about the same particle size, indicating that the polymer material of nanoparticles also contributes to the efficiency of cellular uptake. These results can thus support the assumption that the nanoparticle surface in contact with biological fluids, cells, or cellular components can be modified to provide favorite interactions with the cells [40].
Fig. 4 shows that the uptake of nanoparticles by the Caco-2 cells at 37 deg. C increased with the incubation time over a 2 h period. However, uptake of the nanoparticles by Caco-2 cells had no significant further increase beyond 2 h incubation period since the curves showed a plateau effect. That could be due to the limited saturation level, which supports the claim by Desai [33].

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Fig. 4. Time courses for the Caco-2 cell uptake profile of fluorescent polystyrene nanoparticles of 100 nm cultured with nanoparticle concentration of 250 μg/mL at 37 deg. C. The control is the cellular uptake of the coumarin-6 released from the nanoparticles under in vitro conditions and incubated with Caco-2 cells. Data represents mean+/-SD, n=4.

There was, in another series of experiment, a significant reduction in nanoparticle uptake by the Caco-2 cells at 4 deg. C (data not shown), with the uptake being reduced to 25-46% of that at 37 deg. C at equivalent particle concentration and incubation time. This suggests that the nanoparticle uptake by the Caco-2 cells could be due to the energy-dependent endocytic process.
3.2.2. Effect of particle size and concentration
Nanoparticles for chemotherapy need to be absorbable to cells with a sufficiently high rate and extent. It has been proposed that the size of the particles plays a key role in their adhesion to and interaction with the biological cells [41]. It is, in general, assumed that particles up to about 100-200 nm can be internalized by receptor-mediate endocytosis, while larger particles have to be taken up by phagocytosis [42]. In the present study, Caco-2 cells were found to uptake the nanoparticles to an acceptable extent. Fig. 5 demonstrates that 100 nm particles had 2.3-folds greater uptake compared to that of 50 nm particles, 1.3-folds to that of 500 nm particles, about 1.8 folds that of 1000 nm particles. Thus, it is demonstrated that nanoparticles of 100-200 nm size acquire the best properties for cellular uptake. Not only does this highlight the misconception that the smaller the particle size is, the better the cellular uptake can be resulted, but also bring to light of the fact that there has an optimum size range.

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Fig. 5. Effect of particle size on cellular uptake by Caco-2 cells of polystyrene nanoparticles after 1 h incubation at particle concentration of 250 μg/mL at 37 deg. C. The control is the cellular uptake of the coumarin-6 released from the nanoparticles under in vitro conditions and incubated with Caco-2 cells at the same conditions. Data represents mean+/-SD, n=3.

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The control experiments performed by incubating Caco-2 cells with medium of the coumarin-6 released from the nanoparticles did not show any significant uptake, which demonstrates that the raw coumarin-6 markers cannot be directly internalized by the cells (Fig. 5). Furthermore, the uptake of nanoparticles by Caco-2 cells was found increased with increase in the concentration of nanoparticles in the medium. In all, 9.4% of nanoparticles were taken up at the particle concentration of 100 μg/mL, 15.6% at 250 μg/mL and 21.1% at 500 μg/mL (Fig. 6).

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Fig. 6. Effect of particle concentration on cellular uptake by Caco-2 cells of 100 nm polystyrene nanoparticles after 1 h incubation at 37 deg. C. The control is the cellular uptake of the coumarin-6 released from the nanoparticles under in vitro conditions and incubated with Caco-2 cells at the same conditions. Data represents mean+/-SD, n=3.

Our Caco-2 cell uptake studies exhibit its dependency upon the nanoparticle size with smaller particles possessing greater uptake in general. This supports the findings reported in the literature that the extent of particle uptake is indirectly proportional to the particle size [33]. The only exception is that the smallest size particles we studied, 50 nm, showed the lowest uptake, indicating there may be a limit beyond which the size no longer plays an influencing key role in the extent of uptake. However, due to numerous discrepancies in the literature, no set criteria are available for the design of an appropriate particulate carrier system. A major source of confusion may lie in the large variety of analytical methods and experimental models that have been employed to investigate particle uptake [34].
The smaller size particles seem to have efficient interfacial interaction with the cell membrane compared to larger size particles. Probably the larger size particles (>1 μm) are taken up by mechanism other than endocytosis, such as fluid-phase pericytosis [35]. Since the small size particles could improve efficacy of the particle-based oral drug delivery systems [43] and [44] and vitamin E TPGS attributes inhibition of P-gp mediated drug transport in addition to increased absorption by enhancing solubility and permeability [28] and [30], the smaller size nanoparticles with TPGS modified surface could definitely improve the efficiency of cellular uptake and be highly feasible for oral chemotherapy.

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3.2.3. Confocal microscopy
Figs. 7 and 8 show confocal microscopic images of Caco-2 cell monolayers after nanoparticle uptake experiments, which strongly support the previous quantitative measurements of the cellular uptake of nanoparticles by showing strong fluorescence in the cell cytoplasm as well as in the nucleus. Effects of particle size, treated time and surface modification on nanoparticle uptake are clearly evidenced. The confocal micrographs in Fig. 7 represent the optical sections (x-y axis) of Caco-2 cells after 1 h incubation with coumarin-6 loaded, PVA-coated (Fig. 7a) or vitamin E TPGS-coated (Fig. 7b) PLGA nanoparticles. The cells incubated with the vitamin E TPGS-coated nanoparticles at 37 deg. C exhibit a thicker layer of stronger fluorescence than those incubated with the PVA-coated nanoparticles under the same conditions. In both images, a fluorescent layer coinciding with the cell outline can be observed. However, no fluorescence can be detected from the image of the control cells (figure not shown), which were not exposed to the coumarin-6 loaded nanoparticles and/or placebo nanoparticles, implying there is no auto-fluorescence of the cells or polymer material of nanoparticles which can lead to misinterpretation of the data. Fig. 8 shows three-dimensional analysis of the confocal image of the cells incubated with the vitamin E TPGS-coated fluorescent PLGA nanoparticles at 37 deg. C, which, especially the reconstruction of the z-axis, clearly demonstrates the fluorescent signals inside the cells. This implicates the actual internalization of the nanoparticles by the Caco-2 cells. In contrast, uptake of polystyrene nanoparticles into Caco-2 cells is very poor (figure not shown). Typically, polystyrene nanoparticles are found attached to the apical cell surface only. No particles could be observed intracellularly or at the basolateral side.

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Fig. 7. Confocal microscopic images of Caco-2 cells after 1 h incubation at 37 deg. C with coumarin 6-loaded PLGA nanoparticles coated with (A) PVA or (B) vitamin E TPGS. The cells were stained by propidium iodide (red) and uptake of green fluorescent 6-coumarin-loaded nanoparticles in Caco-2 cells was visualized by overlaying images obtained by FITC filter and RITC filter. The two figures show a distinct extent in cellular uptake of the nanoparticles.

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Fig. 8. Confocal microscopic images of Caco-2 cells after 1 h incubation at 37 deg. C with coumarin 6-loaded PLGA nanoparticles coated with vitamin E TPGS. Optical sections (xy-) with xz- and yz-projections allow to clearly differentiate between the extracellular and the internalized nanoparticles. Small blue circles indicate the plane of section. Green: Vitamin E TPGS-coated nanoparticles; Red: nuclei.

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3.2.4. Cryo-SEM and TEM
Cryo-SEM enables the observation of bulk biological materials in hydrated conditions by conversion of liquid water to solid by cryo-fixation, which has been widely used for ultrastructural study of biological materials and water distribution within tissues as well as for observation of ice crystal distributions following the freezing of biological materials, especially plant tissues [44]. Cryo-SEM can provide direct observation of the cells which are arrested at the existing state with less risk of damaging the cell due to preparation process. Moreover, the preparation of Cryo-SEM samples is much simpler comparing to that of TEM.
Despite the advantages and wide applicable options, there has been no report in the literature on cryo-SEM analysis of cellular uptake of particles to our best knowledge.
Fig. 9 shows the cryo-SEM image of a cross-section of a single Caco-2 cell after treated with vitamin E TPGS-coated PLGA nanoparticles for 1 h at 37 deg. C, which indeed confirms the efficient uptake and internalization of nanoparticles. The arrows indicate some of the nanoparticles found throughout the endoplasm of the cell and around the nucleus. Some nanoparticles can be found adsorbed on the cell membrane. Some free nanoparticles scattered near the cell can also be observed.

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Fig. 9. Cryo-SEM image of a cross-section of a typical Caco-2 cell after 1 h incubation at 37 deg. C with coumarin 6-loaded PLGA nanoparticles coated with vitamin E TPGS. The arrows indicate some nanoparticles found throughout the endoplasm and around the nucleus. Some nanoparticles were found adsorbed on the cell membrane.

Fig. 10 shows the TEM micrograph of a single Caco-2 cell with uptaken TPGS-coated PLGA nanoparticles of 200 nm size throughout the cytoplasm and some in the nucleus. The arrows indicate some of the nanoparticles distributed in the cell. The TEM image supports the findings from the cryo-SEM image.

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Fig. 10. TEM image of a typical Caco-2 cell after 1 h incubation at 37 deg. C with coumarin 6-loaded PLGA nanoparticles coated with vitamin E TPGS. The arrows indicate some nanoparticles found throughout the endoplasm and within the nucleus (bar=0.5 μm).

4. Conclusions
Caco-2 cells were used in the present study as an in vitro model to evaluate the cellular uptake of fluorescent polystyrene nanoparticles of standard size and coumarin-6 loaded poly(lactic-co-glycolic acid) (PLGA) nanoparticles coated with polyvinyl alcohol (PVA)

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or vitamin E TPGS with the aim to promote oral delivery of anticancer drugs by nanoparticles of biodegradable polymers. The emphasis was given to the possible effects of particle size and particle surface coating on the cellular uptake of the nanoparticles. Our results illustrated that PLGA nanoparticles have significantly higher level of the cellular uptake compared with polystyrene nanoparticles and the vitamin E TPGS-coated PLGA nanoparticles have advantages in favor of the cellular uptake over the PVA-coated PLGA nanoparticles. An observed plateau effect of the cellular uptake efficiency against the nanoparticle concentration or the cell incubation time suggested that the cellular uptake of polymeric nanoparticle is saturable. The internalized nanoparticles were mostly seen throughout the cytoplasm surrounding the nucleus and minority of them were found in the nucleus, especially in the case of vitamin E TPGS-coated PLGA nanoparticles, in the images of confocal laser scanning microscopy (CLSM), cryo-SEM and transmission electron microscopy (TEM). Our results demonstrated that nanoparticles of biodegradable polymers of small enough size and with appropriate surface coating may have great potential to be applied for oral delivery of anticancer drugs as well as other therapeutic agents. "Chemotherapy at home" may be a dream which is coming true.

Acknowledgements
This study is supported by NUS Grant R-379-000-014-112, National University of Singapore and SCS Grant U0028, Singapore Cancer Syndicate, BMRC, A*STAR (PI: Feng SS). Khin YW thanks NUS for the scholarship for her Ph.D. Authors are grateful to Mr. Paul Lawrence (FEI) for his technical help on cryo-SEM studies and Ms Loy Gek Luan for her helpful assistance on TEM operation.

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[38] S. Yee, In vitro permeability across Caco-2 cells (colonic) can predict in vivo (small intestinal) absorption in man--fact or myth, Pharm Res 14 (1997), pp. 763-766.
[39] J.M. Schakenraad, Cells their surfaces and interactions with materials In: B.D. Ratner, A.S. Hoffman, F.J. Schoen and J.E. Lemons, Editors, Biomaterials science an introduction to materials in medicine, Academic Press, San Diego (1996), pp. 141-147.
[40] W. Zauner, N.A. Farrow and A.M.R. Haines, In vitro uptake of polystyrene microspheres effect of particle size, cell line and cell density, J Controlled Rel 71 (2001), pp. 39-51. Abstract | Full Text + Links | PDF (983 K)
[41] K.A. Foster, M. Yazdanian and K.L. Audus, Microparticulate uptake mechanisms of in-vitro cell culture models of the respiratory epithelium, J Pharm Pharmacol 53 (2001), pp. 57-66.
[42] P. Couvreur and F. Puisicux, Nano- and microparticles for the delivery of polypeptides and proteins, Adv Drug Del Rev 10 (1993), pp. 141-162. Abstract | Full Text + Links | PDF (1512 K)
[43] J. Kreuter, Peroral administration of nanoparticles, Adv Drug Deliv Rev 7 (1991), pp. 71-76.
[44] S. Fujikawa and K. Kuroda, Cryo-scanning electron microscopic study on freezing behavior of xylem ray parenchyma cells in hardwood species, Micron 31 (2000), pp. 669-686. Abstract | Full Text + Links | PDF (3328 K)

Corresponding author. Department of Chemical and Biomolecular Engineering, Faculty of Engineering, National University of Singapore, 10 Kent Ridge Crescent, Singapore 119260, Singapore. Tel: +65-6874-3835; fax: +65-6779-1936.

The Scientist, March 2006
In Pursuit of the Longevity Dividend
S. Jay Olshansky

Imagine an intervention, such as a pill, that could significantly reduce your risk of cancer. Imagine an intervention that could reduce your risk of stroke, or dementia, or arthritis. Now, imagine an intervention that does all these things, and at the same time reduces your risk of everything else undesirable about growing older: including heart disease, diabetes, Alzheimer and Parkinson disease, hip fractures, osteoporosis, sensory impairments, and sexual dysfunction. Such a pill may sound like fantasy, but aging interventions already do this in animal models. And many scientists believe that such an intervention is a realistically achievable goal for people. People already place a high value on both quality and length of life, which is why children are immunized against infectious diseases. In the same spirit, we suggest that a concerted effort to slow aging begin immediately - because it will save and extend lives, improve health, and create wealth.

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The experience of aging is about to change. Humans are approaching old age in unprecedented numbers, and this generation and all that follow have the potential to live longer, healthier lives than any in history. These changing demographics also carry the prospect of overwhelming increases in age-related disease, frailty, disability, and all the associated costs and social burdens. The choices we make now will have a profound influence on the health and the wealth of current and future generations.

GERONTOLOGY COMES OF AGE
Gerontology has grown beyond its historical and traditional image of disease management and palliative care for the old, to the scientific study of aging processes in humans and in other species-the latter is known as biogerontology. In recent decades biogerontologists have gained significant insight into the causes of aging. They've revolutionized our understanding of the biology of life and death. They've dispelled long-held misconceptions about aging and its effects, and offered for the first time a real scientific foundation for the feasibility of extending and improving life.

ARTICLE EXTRAS

Related Articles:

Your Money for Your Life
How one company carved itself a piece of the anti-aging industry pie

Plugging the Mitochondrial Leak

The Trouble with Markers The idea that age-related illnesses are independently influenced by genes and/or behavioral risk factors has been dispelled by evidence that genetic and dietary interventions can retard nearly all late-life diseases in parallel. Several lines of evidence in models ranging from simple eukaryotes to mammals suggest that our own bodies may well have "switches" that influence how quickly we age. These switches are not set in stone; they are potentially adjustable.

Biogerontologists have progressed far beyond merely describing cellular aging, cell death, free radicals, and telomere shortening, to actually manipulating molecular machinery and cell functions.1 These recent scientific breakthroughs have nothing in common with the claims of entrepreneurs selling alleged anti-aging interventions they say can slow, stop, or reverse human aging (see Your Money for Your Life for a peek at this industry). No such treatment yet exists.

Nevertheless, the belief that aging is an immutable process, programmed by evolution, is now known to be wrong. In recent decades, our knowledge of how, why, and when aging processes take place has progressed so much that many scientists now believe that this line of research, if sufficently promoted, could benefit people alive today.2,3 Indeed, the science of aging has the potential to do what no drug, surgical procedure, or behavior modification can do-extend our years of youthful vigor and simultaneously postpone all the costly, disabling, and lethal conditions expressed at later ages.

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In addition to the obvious health benefits, enormous economic benefits would accrue from the extension of healthy life. By extending the time in the lifespan when higher levels of physical and mental capacity are expressed, people would remain in the labor force longer, personal income and savings would increase, age-entitlement programs would face less pressure from shifting demographics, and there is reason to believe that national economies would flourish. The science of aging has the potential to produce what we refer to as a "Longevity Dividend" in the form of social, economic, and health bonuses both for individuals and entire populations-a dividend that would begin with generations currently alive and continue for all that follow.

We contend that conditions are ripe today for the aggressive pursuit of the Longevity Dividend by seeking the technical means to intervene in the biological processes of aging in our species, and by ensuring that the resulting interventions become widely available.

WHY ACT NOW?
Consider what is likely to happen if we don't. Take, for instance, the impact of just one age-related disorder, Alzheimer disease (AD). For no other reason than the inevitable shifting demographics, the number of Americans stricken with AD will rise from 4 million today to as many as 16 million by midcentury.4 This means that more people in the United States will have AD by 2050 than the entire current population of the Netherlands. Globally, AD prevalence is expected to rise to 45 million by 2050, with three of every four patients with AD living in a developing nation.5 The US economic toll is currently $80-$100 billion, but by 2050 more than $1 trillion will be spent annually on AD and related dementias. The impact of this single disease will be catastrophic, and this is just one example.

Cardiovascular disease, diabetes, cancer, and other age-related problems account for billions of dollars siphoned away for "sick care." Imagine the problems in many developing nations where there is little or no formal training in geriatric health care. For instance, in China and India the elderly will outnumber the total current US population by midcentury. The demographic wave is a global phenomenon that appears to be leading health care financing into an abyss.

Nations may be tempted to continue attacking diseases and disabilities of old age separately, as if they were unrelated to one another. This is the way most medicine is practiced and medical research is conducted today. The National Institutes of Health in the United States are organized under the premise that specific diseases and disorders be attacked individually. More than half of the National Institute on Aging budget in the United States is devoted to AD. But the underlying biological changes that predispose everyone to fatal and disabling diseases and disorders are caused by the processes of aging.6 It therefore stands to reason that an intervention that delays aging should become one of our highest priorities.

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HEALTH AND LONGEVITY CREATE WEALTH
According to studies undertaken at the International Longevity Center and at universities around the world, the extension of healthy life creates wealth for individuals and the nations in which they live.7 Healthy older individuals accumulate more savings and investments than those beset by illness. They tend to remain productively engaged in society. They spark economic booms in so-called mature markets, including financial services, travel, hospitality, and intergenerational transfers to younger generations. Improved health status also leads to less absenteeism from school and work and is associated with better education and higher income.

A successful intervention that delays aging would do more than yield a one-time benefit, after which, one might argue, the same exorbitant health-care expenses would ensue. Life extension already achieved among animals suggests that delayed aging may produce a genuine compression of mortality and morbidity.8 Calorie-restricted animals not only experience a reduction in their risk of death, but also experience declines in the risk of a wide variety of age-sensitive, nonlethal conditions such as cataracts, kidney diseases, arthritis, cognitive decline, collagen cross linking, immune senescence, and many others.9 If this could be achieved in people, the benefits to health and vitality would begin immediately and continue throughout the remainder of the lifespan. Thus the costly period of frailty and disability would be experienced during a shorter duration of time before death. This compression of mortality and morbidity would create financial gains not only because aging populations will have more years to contribute, but also because there will be more years during which age-entitlement and healthcare programs are not used.

A MATURING SCIENCE
Centuries ago, the French naturalist Buffon observed that aging exhibits common characteristics across species. Recent work in genetics and in the comparative biology of aging confirms these impressions and provides important clues about how to develop effective interventions that delay aging. It is now clear that some of the hormones and cellular pathways that influence the rate of aging in lower organisms also contribute to many of the manifestations of aging that we see in humans, such as cancers, cataracts, heart disease, arthritis, and cognitive decline. These manifestations occur in much the same way in other animals and for the same biological reasons.10 (For more on one example see Aging research for the dogs, below). Several experiments have demonstrated that by manipulating certain genes, altering reproduction, reducing caloric intake, and changing the signaling pathways of specific physiological mechanisms, the duration of life of both invertebrates and mammals can be extended.11,12 Some of the genes involved, such as PIT1, PROP1, and GHR/BP, modulate the levels of hormones that affect growth and maturation; others, such as p66SHC, help individual cells avoid injury and death. No one is suggesting that alteration of these genes in humans would be practical, useful, or ethical, but it does seem likely that further investigation may yield important clues about intervening pharmacologically.

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Aging Research for the Dogs

From daschund to dane, dogs are arguably the most phenotypically variable mammalian species. That variability carries over to longevity: The tiny chihuahua can live 12-15 years compared to six or seven for its larger cousin, the Irish wolfhound. Foregoing the translation from "dog years," adding even six or seven years to the average human life span would be significant.

Dogs face many of the same age-related conditions as humans. Don Ingram at the National Institute on Aging, who leads efforts to study aging in chimpanzees (which can live up to 60 years in captivity), says that dogs are attractive models. "They are particularly useful now for skeletal and connective tissue disorders. They also get everything from loss of hearing, loss of vision, immune dysfunction, cardiomyopathies, kidney disease, and cancer."

Efforts to link genotype and phenotype for some disorders might be fruitful. Elaine Ostrander of the US National Human Genome Research Institute, who worked on the recent publication of the boxer genome, has recently shown that the extent of linkage disequilibrium in dogs is greater than in humans. This means that fewer single nucleotide polymorphisms are needed for association studies.

Nevertheless, paring down studies to the actual aging process could be difficult. Dogs have been burdened by breeders' tastes in other traits. "People would say that you can't really draw valid conclusions," says Ostrander, "because lifespan in dogs is so perturbed by interventions of man."

-Michael O'NeillGenes that slow growth in early life - such as those that produce differences between large, middle-size, and miniature dogs - typically postpone all the signs and symptoms of aging in parallel. A similar set of hormonal signals, related in sequence and action to human insulin, insulin-like growth factor (IGF-I), or both, are involved in aging, life span, and protection against injury in worms, flies, and mice, and extend life span in all of those animals. These hormones help individual cells buffer the toxic effects of free radicals, radiation damage, environmental toxins, and protein aggregates that contribute to various late-life malfunctions.

An extension of disease-free lifespan of approximately 40% has already been achieved repeatedly in experiments with mice and rats.13-16 These examples provide powerful new systems to study how aging processes influence disease expression and will yield clues about where to look for interventions that can slow aging in people in a safe and effective way. Since many of the biological pathways of aging are conserved also in simple invertebrate species such as fruit flies, it should be possible to experimentally evaluate candidate intervention strategies rapidly.

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Some people, including a proportion of centenarians, live most of their lives free from frailty and disability. Genetics plays a critical role in their healthy survival. Identifying variation in these subgroups of humans holds great potential for improving public health. For example, microsomal transfer protein (MTP) on chromosome 4 has been identified as a longevity modifier in a sample of centenarians17; there is strong evidence linking a common variant of KLOTHO, the KL-VS allele, to human longevity18; and it has been demonstrated that lipoprotein particle sizes promote a healthy aging phenotype through codon 405 valine variation in the cholesteryl ester transfer protein (CETP) gene.19

Given the speed at which the study of aging has advanced and the ability to obtain research results quickly from the study of short-lived species, scientists have reason to be confident that a Longevity Dividend is a plausible outcome of aging research.

THE TARGET
What we have in mind is not the unrealistic pursuit of dramatic increases in life expectancy, let alone the kind of biological immortality best left to science fiction novels.20 Rather, we envision a goal that is realistically achievable: a modest deceleration in the rate of aging sufficient to delay all aging-related diseases and disorders by about seven years.21 This target was chosen because the risk of death and most other negative attributes of aging tends to rise exponentially throughout the adult lifespan with a doubling time of approximately seven years.22 Such a delay would yield health and longevity benefits greater than what would be achieved with the elimination of cancer or heart disease.23 And we believe it can be achieved for generations now alive.

If we succeed in slowing aging by seven years, the age-specific risk of death, frailty, and disability will be reduced by approximately half at every age. People who reach the age of 50 in the future would have the health profile and disease risk of today's 43-year-old; those aged 60 would resemble current 53-year-olds, and so on. Equally important, once achieved, this seven-year delay would yield equal health and longevity benefits for all subsequent generations, much the same way children born in most nations today benefit from the discovery and development of immunizations.

A growing chorus of scientists agrees that this objective is scientifically and technologically feasible.24 How quickly we see success depends in part on the priority and support devoted to the effort. Certainly such a great goal - to win back, on average, seven years of healthy life - requires and deserves significant resources in time, talent, and treasury. But with the mammoth investment already committed in caring for the sick as they age, and the pursuit of ever-more expensive treatments and surgical procedures for existing fatal and disabling diseases, the pursuit of the Longevity Dividend would be modest by comparison. In fact, because a healthier, longer-lived population will add significant wealth to the economy, an investment in the Longevity Dividend would likely pay for itself.

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THE RECOMMENDATION
The NIH is funded at $28 billion in 2006, but less than 0.1% of that amount goes to understanding the biology of aging and how it predisposes us to a suite of costly diseases and disorders expressed at later ages. We are calling on Congress to invest $3 billion annually to this effort, or about 1% of the current Medicare budget of $309 billion, and to provide the organizational and intellectual infrastructure and other related resources to make this work.

Specifically, we recommend that one-third of this budget ($1 billion) be devoted to the basic biology of aging with a focus on genomics and regenerative medicine as they relate to longevity science. Another third should be devoted to age-related diseases as part of a coordinated trans-NIH effort. One sixth ($500 million) should be devoted to clinical trials with proportionate representation of older persons (aged 65+) that include head-to-head studies of drugs or interventions including lifestyle comparisons, cost-effectiveness studies, and the development of a national system for postmarketing surveillance.

The remaining $500 million should go to a national preventive medicine research initiative that would include studies of safety and health in the home and workplace and address issues of physical inactivity and obesity as well as genetic and other early-life pathological influences. This last category would include studies of the social and economic means to effect positive changes in health behaviors in the face of current health crises - obesity and diabetes - that can lower life expectancy. Elements of the budget could be phased in over time, and it would be appropriate to use funds within each category for research training and the development of appropriate infrastructure. We also strongly encourage the development of an international consortium devoted to this task, as all nations would benefit from securing the Longevity Dividend.

With this effort, we believe it will be possible to intervene in aging among the baby boom cohorts, and all generations after them would enjoy the health and economic benefits of delayed aging. Such a monetary commitment would be small when compared to that spent each year on Medicare alone, but it would pay dividends an order of magnitude greater than the investment. And it would do so for current and future generations.

In our view, the scientific evidence strongly supports the idea that the time has arrived to invest in the future of humanity by encouraging the commensurate political will, public support, and resources required to slow aging, and to do so now so that most people currently alive might benefit from the investment. A successful effort to extend healthy life by slowing aging may very well be one of the most important gifts that our generation can give.

S. Jay Olshansky is professor of epidemiology and biostatistics at the University of Illinois, Chicago; Daniel Perry is executive director for the Alliance for Aging Research in Washington, DC; Richard A. Miller is professor of pathology at University of Michigan, Ann Arbor; and Robert N. Butler is president and CEO of the International Longevity Center in New York.

References

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1. H. Warner, "Twenty years of progress in biogerontology," National Institute on Aging, 2005.
2. R.M. Miller, "Extending life: Scientific prospects and political obstacles," Milbank Q, 80:155-74, 2002.
3. Public Agenda, "The science of aging gracefully: Scientists and the public talk about aging research," The Alliance for Aging Research and the American Federation for Aging Research, 2005.
4. E. Liesi et al., "Alzheimer disease in the US population: Prevalence estimates using the 2000 census," Arch Neurol, 60:1119-22, 2003.
5. Alzheimer's Disease Annual Report, Alzheimer's Disease International, 2004-2005; www.frost.com/prod/servlet/dsd-fact-file.pag?docid=38565311
6. R.N. Butler et al., "The aging factor in health and disease: The promise of basic research on aging," Special Report, Aging Clin Exp Res, 16:104-12, 2004.
7. D. Bloom, D. Canning, "The health and wealth of nations," Science, 287:1207-9, 2000.
8. M. Vergara et al., "Hormone-treated Snell dwarf mice regain fertility but remain long-lived and disease resistant," J Gerontol A Biol Sci Med Sci, 59:1244-50, 2004.
9. R.A. Miller, S.N. Austad, "Growth and aging: Why do big dogs die young?" in Handbook of the Biology of Aging, E.J. Masoro, S.N. Austad, eds., New York: Academic Press, 2006, pp. 512-33.
10. D. Sinclair, L. Guarente, "Unlocking the secrets of longevity genes," Sci Am, March 2006, [in press].
11. M. Tatar et al., "The endocrine regulation of aging by insulin-like signals," Science, 299:1346-51, 2003.
12. R. Weindruch, R.S. Sohal, "Seminars in medicine of the Beth Israel Deaconess Medical Center. Caloric intake and aging," New Engl J Med, 337:986-94, 1997.
13. H.M. Brown-Borg et al., "Dwarf mice and the ageing process," Nature, 384:33, 1996.
14. K. Flurkey et al., "Lifespan extension and delayed immune and collagen aging in mutant mice with defects in growth hormone production," Proc Natl Acad Sci, 98:6736-41, 2001.
15. B.P. Yu et al., "Nutritional influences on aging of Fischer 344 rats: I. Physical, metabolic, and longevity characteristics," J Gerontol, 40:657-70, 1985.
16. R. Weindruch, R.L. Walford, The Retardation of Aging and Disease by Dietary Restriction, Springfield, Ill., Charles C. Thomas, 1988.
17. B.J. Geesaman et al., "Haplotype-based identification of a microsomal transfer protein marker associated with the human lifespan," Proc Natl Acad Sci, 100:14115-20, 2003.
18. D.E. Arking et al., "Association between a functional variant of the KLOTHO gene and high-density lipoprotein cholesterol, blood pressure, stroke, and longevity," Circ Res, 96:412, 2005.
19. N. Barzilai et al., "Unique lipoprotein phenotype and genotype associated with exceptional longevity," JAMA, 290:2030-40, 2003.
20. H. Warner et al., "Science fact and the SENS agenda," EMBO Reports, 6:1006-8, 2005.
21. S.J. Olshansky, "Can we justify efforts to slow the rate of aging in humans?" Presentation before the annual meeting of the Gerontological Society of America, 2003.

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22. R.N. Butler, J.A. Brody, eds., Delaying the Onset of Late-life Dysfunction, New York: Springer Publishing, 1995.
23. S.J. Olshansky, "Simultaneous/multiple cause delay: An epidemiological approach to projecting mortality," J Gerontol, 42:358-65, 1987.
24. S.J. Olshansky et al., "Position statement on human aging," J Gerontol Biol Sci, 57A: B1-B6, 2002.

Johanna Ip
Bioteach Journal, 2004
Telomeres and their Role in Cancer

As an organism ages, its body functions decline and it is more susceptible to disease and injury. By understanding how aging occurs, age-related diseases and pre-mature aging that affect the lives of many people may be cured. However, aging is a complex process and our current knowledge about the mechanism of aging is very limited. There are a few generally accepted mechanisms:*damage to DNA, protein, and other cellular components by oxidation and free radicals*cellular senescence*environmental and dietary factorsAging is likely the combined result of all these factors.

With the recent advances in the field of telomere biology, cellular senescence has been proved to play an important role in aging. This knowledge may lead to the development of therapies against age-related disease. At the same time the relation between cancer and the telomere has been elucidated and the development of new anti-cancer therapies is underway.Cell senescence and the telomere. The Hayflick limit indicates the number of cell cyclesthat a cell is capable of going through. When the Hayflick limit is reached, the cell will enter cellular or replicative senescence, which is a state of irreversible growth arrest 1,2. Senescent cells have an alteredtranscription profile, which leads to changes in gene expression. Consequently, the morphology and function of these cells are different as well1. As an organismages, senescent cells accumulate and the normalfunction and architecture of a tissue may not be maintained2. Senescent cells can also secrete factorsthat destroy tissue integrity as they stimulate other cells to proliferate3. This destruction of tissue may lead tothe malfunction of organs and, eventually, to a decline in the function of body systems. For example, senescent fibroblasts are capable of degrading their extracellular matrix and can adopt a new profile of collagen secretion. These changes in fibroblasts give rise to the characteristics associated with aged skin4. Moreover,there is evidence showing that senescent cells secrete promoters of cancer progression. One example of this is the stimulation of preneoplastic (precancerous) and neoplastic (cancerous) epithelial cell growth both in vitro and in vivo by senescent fibroblasts. In contrast, when co-cultured with normal epithelial cells, the senescent fibroblasts did not stimulate the normal cells to grow3.Cells enter cellular senescence as the result of adysfunctional telomere3. The telomere is a structurecomposed of DNA and protein. Telomeres are made up of the repetitive sequence (5'-TTAGGG-3') and a single-stranded 3' overhang. The length of the repeats varies among species and cell types. By interacting with telomere-associated proteins, the telomere forms a loop, called the t-loop, at the ends of linear chromosomes. Since the overhang is buried inside the loop, the ends will not be recognized as a break in the double strand. Without telomeres,

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chromosomes areprone to degradation, recombination and fusion by DNA repair mechanism5. When the t-loop structure isdisturbed, the growth of the cell will be arrested and the cell cycle checkpoints p53 and pRB are activated2.Once the checkpoints are activated, there are threeBioTeach Journal | Vol. 2 | Fall 2004 | www.bioteach.ubc.ca-106-Telomeres and Cancer: A New Approach to TherapyJohanna Ippossible consequences for the cell:(i)if the cell cannot bypass both checkpoints, the growth of the cell is arrested permanently and cell senescence occurs(ii)if only the pRB checkpoint is bypassed, then intact p53 checkpoint will cause apoptosis(iii)if both checkpoints are bypassed, the cell may continue to grow indefinitely, resulting in genomic instability2.DNA damage, malfunctioning of telomere-associated proteins, and natural telomere shortening may all lead to telomere dysfunction2. During normalDNA replication, between 50 and 200 base pairs at the 3' end of a chromosome are not replicated. Therefore, after each round of division, each chromosome has lost part of the telomere3. After manydivisions, when only 4 to 6 kb of telomere remains,the telomere is too short to form a t-loop and the cell may senesce by activating the cell cycle check points3.Since telomere erosion happens as an organism ages, the telomere is known as the "mitotic clock" that is set
for the onset of senescence6. In addition, telomereshortening can be accelerated by external factors such as damage by free radicals and oxidative stress. These
factors usually cause a single-strand break in telomere
DNA. When the cell divides, telomere base pairs distal
to the break will be lost7.Telomerase and immortal cellsAlthough cellular senescence is the fate of mostsomatic cells, there are cells that will not become senescent and will continue to divide indefinitely. These
cells include germ-line cells, hematopoietic stem cells,
continuously regenerating cells in intestine crypt and
skin, and activated lymphocytes8. In these cells, anenzyme called telomerase is activated to extend telomeres and to prevent senescence2. HumanFigure 1. The proposed structure of the t-loop, which is responsible for the stability of thechromosome.Telomeres and Their Role in Cancer-107-telomerase consists of a RNA subunit (hTR) and a protein subunit (hTERT) 9. The RNA subunit mediatesthe binding of the 3' overhang to the enzyme and contains the template 5'-CUAACCCUAAC-3’,
which codes for the telomere sequence 9,10. The proteinsubunit is a reverse transcriptase 9. The observationthat cells with activated telomerase can proliferate indefinitely make telomerase a popular target for
studying the mechanism of aging. Immortal cell lines
can be created by activating telomerase in cells that
normally have inactive telomerase. Bodnar and her
colleagues transfected (inserted isolated nucleic acid
into a cell via a viral carrier) foreskin fibroblasts with
hTERT. Normally, only the RNA subunit (hTR) is
expressed in fibroblast and telomerase is inactive. The
transfected cells with both the RNA subunit and

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reverse transcriptase (hTERT) were capable of going
through 20 more cell cycles than normal without
changes in phenotype or malignant transformation 11.This experiment proved that telomere length controlled the occurrence of cellular senescence and affected the
lifespan of the cells. In another study, transfecting
senescent fibroblasts with hTERT, reverted their gene
expression and phenotypes to that of pre-senescent
fibroblasts. When these transfected cells were
transplanted on to an immunocompromised mouse (a
mouse that will not reject foreign tissue), a piece of
human dermal tissue without aging characteristics was
formed4. This experiment suggested that byintroducing telomerase into cells, we may be able to reverse the effects of aging and treat age-related
disease12.Activation of telomerase to extend telomere lengthis not the only way to restore senescent cells’ ability to divide. Slowing down the rate of telomere erosion
can also extend the lifespan of a cell13. Two of thetelomere-associated proteins, TRF1 and 2 (telomere repeat factor 1 and 2), can inhibit telomere elongation
by looping the telomere and preventing telomerase from
binding to the telomere14. When these two proteinsare over expressed in cells with active telomerase, the telomere erosion still occurs despite the presence oftelomerase. By inhibiting the binding of TRF1 to the telomere, telomerase can access the telomere and
telomere elongation occurs15. Therefore, for cells withactive telomerase that still encounter the problem of telomere shortening (for example, activated
lymphocytes) inhibiting the expression or the telomere-
binding ability of TRF can prevent them from entering
senescence8,13. This study suggested that extendedcellular lifespan can also be achieved by manipulating other telomere-associated proteins16.Treating premature aging and age-related
diseaseAccording to the studies discussed above, thereare many possibilities for treating pre-mature aging and age-related disease, delaying the onset of aging, or
even reversing the aging process. In theory, this can
be done by replacing old tissues with new tissues that
are constructed from immortal cell lines or by direct
transplant of immortal cells onto aging tissues. The
immortal cells will gradually outlive the aged cells and
the tissue will consist mostly of immortal cells12. Forexample, the telomeres of the endothelial cells of aorta shorten with age. Since these cells are at the site where

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blood flow is generated, individuals whose aortic
endothelial cells are worn out are at high risk of
atherosclerosis. Therefore, replacing aged endothelial
cells with immortal cells may prevent atherosclerosis3.Clinical studies examining whether replacingsenescent cells can cure age-related disease are currently underway. These include studies on the
relationship between Alzheimer’s disease and
senescent astrocytes and microglial cells, as well as
between the decline in cornea function and senescent
corneal epithelial and endothelial cells 12,17. The rate ofaging in patients with pre-mature aging disease may be decreased by activating telomerase in the cells of
the patients. Werner syndrome (WS) is one such
disease with symptoms similar to those of normal aging,
but manifested at an accelerated rate. Studies show
that the over-expression of the protein subunit (hTERT)BioTeach Journal | Vol. 2 | Fall 2004 | www.bioteach.ubc.ca-108-in WS cells increases telomerase activity, prevents telomere shortening, and decreases sensitivity of the
cells to oxidative damage, all of which help to slow
cell aging. Telomere shortening is also associated with
other premature aging diseases such as Bloom
syndrome and Down syndrome. However, the
effectiveness of telomerase activation in treating thesediseases has not yet been studied18.It is generally accepted that cell senescence is amechanism designed to prevent cancer. A cell must have mutations in several oncogenes (genes that code
for proteins which are involved in cell
cycle regulation) and tumor suppressor genes before
it can be transformed into a cancer cell. These
mutations are accumulated over time. Cell senescence
arrests the growth of aged cells and prevents further
mutation accumulation in these cells, minimizing the
chance for them to become malignant6. Re-activatinggrowth in these cells may result in aged cells having more time to acquire mutations that are necessary for
malignant transformation. In fact, Wang et al. (2000)
showed that transfecting human mammary epithelialcells (HMEC) with hTRET not only led to the immortalization of the cells, but also to the activation
of the oncogene, c-myc. The level of c-myc protein in
these immortal HMEC was comparable to that of
breast cancer cells. Therefore, transfecting cells with
hTERT to immortalize them may lead to cancer cells19.This possibility raises safety concerns about using immortal cells for therapeutic purposes.Treating cancerTelomerase is expressed in many cancer cells butnot in normal cells. This makes the enzyme a marker

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for cancer diagnosis as well as a target for the study of
inhibiting tumor growth8. Inhibition of telomerase incancer cells causes telomere erosion in these cells and leads to size reduction of the tumor by arresting the
growth of cancer cells or by inducing apoptosis (a
form of cell death). Inhibition of telomerase can be
achieved by targeting different parts of the enzyme.
For example, by using antisense oligonucleotides
(synthetic fragments of RNA or DNA that specificallyFigure 2. The presence of p53 or Rb in the cell causes the cell cycle to stop at the G1 checkpoint.Telomeres and Their Role in Cancer
-109-bind to their complementary messenger RNA) that
target the RNA template in the RNA subunit (hTR),
the reverse transcription of the telomere repeat
sequence can be inhibited. A few oligonucleotides are
now under clinical trial9. Antisense transcripts that aretargeted to bind to the region of the RNA subunit will disturb the binding of telomerase to the telomere thus
inhibiting telomerase function9. The Introduction of amutant form of the protein subunit (hTERT) that does not have catalytic activity into cancer cells is another
method that may be used. These mutants compete with
functional hTERT to bind to the RNA subunit of
telomerase and inhibit telomerase activity. Without
active telomerase, the telomeres in cancer cells were
lost and the cells eventually died. One problem with
telomerase inhibiting therapy is the presence of a lag
between the administration of the inhibitors and the
appearance of expected effects in the tumor. The end
result of apoptosis and growth arrest can only be seen
when the telomeres are shortened significantly. So, if
the original cancer cells contain long telomeres, the
effects of the inhibitors will be slow to appear20.Another possible anti-cancer therapy is the induction of an immune response that kills the tumor cells. Using
the protein subunit of telomerase (hTERT) as an antigen
to activate T cells will give rise to T cells that are specific for killing cells with high levels of hTERT expression8.Since most normal somatic cells do not express hTERT, tumor cells with high level of hTERT are the preferential
target for these T-cells. Telomerase can be a marker
for cancer diagnosis in addition to being a good
therapeutic target. Using telomerase as a marker
requires only a small amount of sample (a few cells)
but it can provide information on the stages of cancer
progression. In bladder, colon, lymphoid and prostate

Page. 384

cancer, telomerase has been proven to be an apt
diagnostic marker21.A recognized problem of targeting telomerase asanti-cancer therapy is the possible lethal effects on normal cells that express telomerase8. It is likely thatnormal cells with active telomerase will be killed in addition to the cancer cells. This can affect other bodysystems and have serious consequences for the organism. For example, if activated T-lymphocytes
expressing hTERT become the target of these anti-
cancer therapies, the T-cells may be killed and immune
system may be compromised. Further studies on
telomerase inhibitors are needed before these therapies
can be administered in clinical trials. Another problem
encountered with this method of treatment is that not
all tumor cells require telomerase to proliferate.
Therefore, these therapies could not be used to treat
all types of cancer cells22.Ethical issuesFor the time being, the idea of utilizing telomereand telomerase technology to postpone aging and to treat age related disease is still very young. However,
it is impossible to ignore the ethical issues associated
with this developing technology. One issue is the
potential exhaustion of limited resources caused by
extending the average human lifespan. Although having
a longer lifespan would be beneficial to the individual,
it might create problems for the human population
collectively23.However, telomere biology may provide a methodfor replacing aged organs or tissue with less ethical concern than using embryonic stem cells. Resetting
telomere length in senescent cells can produce young
cells and tissues that can be transplanted into the
patient, replacing the older tissues. This avoids the
ethical and religious controversy that arises from the
alternative of cloning the patient to create an embryo,
then killing the embryo to harvest embryonic stem cells,
which would then be transplanted into the patient to
repair the aged tissues. The same ethical and religious
controversies do not arise around the use of genetically
manipulated senescent cells.References1.Dimri, G.P., Testori, A., Acosta, M., Campisi, J.
Replicative senescence, aging and growth-
regulatory transcription factors. Biological
Signals 5(3), 154-62 (1996).BioTeach Journal | Vol. 2 | Fall 2004 | www.bioteach.ubc.ca
-110-2.Kim, S. et al. Telomeres, aging and cancer: In
search of a happy ending. Oncogene 21, 503-
511 (2002).3.Krtolica, A., Campisi, J. Cancer and aging: a
model for the cancer promoting effects of the
aging stroma. International Journal of

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Biochemistry and Cell Biology 34(11), 1401
(2002).4.Funk, W.D. et al. Telomerase expression
restores dermal integrity to in vitro-aged
fibroblasts in a reconstituted skin model.
Experimental Cell Research 258, 270-8 (2000).5.Blackburn, E., and Greider, C. Telomeres. (Cold
Spring Harbor Laboratory Press, USA, 1995).6.Shay, J. and Wright, E.W. Telomeres and
telomerase: Implication for Cancer and Aging.
Radiation Research 155, 188-193 (2001).7.Saretzki, G. and Von Zglinicki, T. Replicative
aging, telomeres and oxidatives stress. Annals
of New York Academy of Sciences 959, 24-9
(2002).8.Weng, N.P. and Hodes, R.J. The roles of
telomerase expression and telomere length
maintance in human and mouse. Journal of
Clinical Immunology 20(4), 257-267 (2000).9.Corey, D.R. Telomerase inhibition, oligonucleotides, and clinical trials. Oncogene
21, 631-7 (2002).10.Liu, J.P. Studies of the molecular mechanisms in the regulation of telomerase activity. FASEB
Journal 13, 2091-2104 (1999).11.Bodnar et al. Extension of life-span by introduction of telomerase into normal human
cells. Science 279, 349-352 (1998).12.Fossel, M. Cell senescence in human aging and disease. Annals of New York Academy of
Sciences 959, 14-23 (2002).13.Lord et al. Telomere-based therapy for immunosenescence. Trends in Immunology
23(4), 175-6 (2002).14.Smogorzewska, A. et al. Control of human telomere length by TRF1 and TRF2. Molecular
Cell Biology 20(5), 1659-68 (2000).15.van Steensel, B., and de Lange, T. Control of
telomere length by the human telomeric protein
TRF1.Nature 385, 740-743 (1997).16.Forwood, J.K., Jans, D.A. Nuclear import pathway of the telomere elongation suppressor
TRF1: inhibition by importin alpha.
Biochemistry 41(30), 9333-40 (2002).17.Faragher et al. Aging and the Cornea. British
Journal of Ophthalmology 81, 814-7 (1997).18.Klapper W et al. Telomere in human aging and aging syndrome. Mechanisms of Ageing and
Development. 122, 695-712 (2001).19.Wang, J., Hannon, G.J., Beach, D.H., Risky
immortalization by telomerase. Nature 405,
755-6 (2000).20.Komata et al. Telomerase as a therapeutic
target for malignant gliomas. Oncogene 21,
656-663 (2002).21.Greider, C. Telomerase activity, cell
proliferation, and cancer. PNAS USA 95, 90-2
(1998).22.Hodes, R. Molecular targeting of cancer:
Telomeres as targets. PNAS 98(14), 7649-51
(2001).23.Glannon W. Identity, prudential concern and
extended lives. Bioethics 16(3), 266-283 (2002).Telomeres and Their Role in Cancer-111-

Page. 386

Chromosome Tips Can Help Predict Life Span
Alex Lee
Daily Utah Chronical 1/31/03

When he began his medical career as a psychiatric resident, Dr. Richard Cawthon's interest was finding genes related to mental diseases, but a few life changes soon altered the course of his research.

He married, his parents retired and then his brother married, too. It all happened within a year.

The thought of mortality began to set in, and at times, kept him up at night. Cawthon, who holds a medical degree and a doctoral degree in human genetics, started thinking that research in aging might be his real calling.

"When I went to bed at night, I found myself worrying about dying. I thought if I work on aging, I'll be fighting it and I won't get depressed," Cawthon recalls.

Now a researcher at the U's Eccles Institute of Human Genetics, Cawthon spends most of his time studying aging. One project looks at the family history of people with unusually long life spans. Another involves women who were able to give birth late in life.

Cawthon's recent efforts have been on chromosome ends, or telomeres. His latest paper, to be published tomorrow in the journal Lancet, shows telomeres can predict a person's life expectancy.

Most people haven't heard of telomeres and are more interested in delaying their mortality than predicting it. But Cawthon's findings could lead to understanding the cause of aging, which has so far eluded scientists, and help find a way to increase human life span.

"If telomere shortening is a fundamental process of aging," Cawthon explains, "then it may be possible to extend healthy adult life using medical interventions that maintain telomere length."

Scientists have long suspected telomeres are involved in the mechanisms of aging. About 12 years ago, researchers noticed cells stop multiplying when their telomeres are too short, and at about the same time, other studies revealed telomeres gradually shortened as people aged.

The reason is that telomeres are a little different than the rest of the chromosome, which holds the DNA of an organism. Before splitting themselves in the act of multiplying, cells make copies of their chromosomes and pass them on to the resulting divided cells. But telomeres need a special enzyme called telomerase to copy themselves. If there isn't

Page. 387

enough of the enzyme, cells sometimes make only incomplete copies of their telomeres. As a result, each time these cells divide, their telomeres get shorter.

Telomere lengths vary among individuals, and this may be a result of the telomerase level inside their cells. Later in life, when the cells in the body have divided many times, the telomere shortening is more apparent and significant to a person's health.

Cawthon's study shows there is a relation between telomere length and life expectancy. More precisely, people with shorter telomeres have higher risk to certain life-threatening diseases.

Cawthon became interested in telomeres nine years ago. Although existing data have already shown a strong connection between telomeres and aging, there hadn't been any long-term study linking specific human diseases with telomeres, partly because it had been difficult to get data for such a study.

"You have to have enough DNA samples [from human donors] from years ago and wait to have enough deaths [among the donors]," Cawthon says.

Fortunately, the needed resources became available in Utah, which has been a hotbed for genetic research. One reason is that the Church of Latter-day Saints has kept thorough genealogical records among its members. Also, the local population has a European ancestry that reflects that of the country.

Between 1982 and 1986, two of Cawthon's colleagues at the Eccles Institute, Professor Mark Leppert and Dr. Ray White, were working on a gene-mapping project. The two collected DNA samples by drawing blood from 46 Utah families. This collection still exists and has provided the DNA samples Cawthon needed.

Also at the U is the Utah Population Database, a unique research tool developed jointly with the LDS Church. With records going back to 1905, this large database can provide birth information and causes of death on the subjects involved.

Another obstacle was measuring the telomere lengths. The DNA sequence at the telomeres made this especially challenging with existing techniques. An older technology called Southern blot was slow and required large DNA samples, and a new burgeoning technology called polymerase chain reaction (PCR) proved difficult to adopt for the purpose.

"I tried the traditional method, but it was so laborious," Cawthon says. "It made me really think hard about ways to make a PCR-based approach work."

The effort paid off. Cawthon's new technique is a refinement of the PCR method, and compared to the traditional method, it can measure telomere lengths in three hours instead of three days and uses one-hundredth the amount of DNA. Cawthon has applied for a patent on the technique.

Page. 388

Cawthon's findings tie telomeres and aging closer together. Now it remains to be determined if short telomeres is the direct cause of increase susceptibility to diseases. It is possible that short telomeres are a sign of something else happening in the body, making it weaker and more vulnerable.

A large number of DNA samples from Leppert and White's collection remains to have their telomeres measured. Cawthon hopes the flood of data will help him find the genes that influence telomere length, and he sees a number of possible ways telomeres fit into the big picture. Genes that affect cell cycles (how long it takes a cell to divide) and level of telomerase are candidates, he says.

As Cawthon and other scientists are finding the causes for aging, a strong candidate already exists and has drawn a lot of interest. It is oxidative stress, or the wear and tear caused by free radicals. A byproduct in the body's metabolism, free radicals are prevalent inside cells, where they can cause damage to other components. The body has natural defenses to neutralize these chemicals but seems inadequate, as evident by studies that show artificial methods boosting antioxidant level can dramatically affect aging. For example, some fruit flies can live 40 percent longer when they have extra copies of a gene that helps rid the body of free radicals.

Following this lead, researchers have studied other ways to affect oxidative stress. When fed bacteria loaded with a certain enzyme, some worms can live 60 percent longer. A caloric-restricted diet--where the caloric intake is 30 to 50 percent lower than normal, and as a possible consequence, lowers the amount of free radicals in the body--have boosted life span in all animals tested, sometimes by as much as 50 percent.

Though controversial, another promising area related to aging is stem cell research. Many scientists believe they can someday use the technology, also called therapeutic cloning, to grow tissues that replace old, malfunctioning ones in the body.

Because of these results and advances, and as the U.S. population becomes older, research on aging has received an increased amount of attention in recent years. The National Institute of Aging, which is part of the National Institutes of Health, plans to spend more than $950 million in 2003 on this effort.

In his office, three PCs sit among piles of books and journals.

Cawthon uses the computers to analyze data and interface with various databases. He is optimistic that aging research will hit pay dirt during his lifetime.

"With the combination of slowing oxidative stress, maintaining telomere length, and using therapeutic cloning to replace old cells with young cells, it may be possible to essentially stop aging," says Cawthon, who also draws inspiration from literature. He recites part of a Dylan Thomas poem. "Do not go gentle into that good night."

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"Life is so wonderful," he smiles and says. "If there's anything we can do to extend healthy adult life, we should work on it."

alee@chronicle.utah.edu

M. Anwar Iqbal, PhD
FACMG 1998
Review on Telomeres

A human life span is the length of time which a normal individual will live, without being afflicted with a major disease or accident. The life span of a given population may vary between 75 and 100 years and is determined, to a great extent, by genetic and environmental factors. The medical health system of a country also has a major impact on the life span of its population. The life span of humans has three phases: young (up to 25 years), middle (around 40 years), and old age (>60 years), the final phase of growth and development. Scientists have long been puzzled by this transition from youth to old age, a process generally called aging. One of the hallmarks of an aging cell is the presence of chromosomal abnormalities such as aneuploidy-a deviation from the normal 46 chromosomes present in a cell. Accumulation of lipofuscin in nerve, kidney, liver and muscle cells, resulting in cell dysfunction, is yet another important aspect of aging.

In the early 1960s, Hayflick1 demonstrated by in vitro culture methods differences in the replication doublings between embryonic fibroblast and fibroblast cultures established from mature individuals. The embryonic cells were shown to divide approximately 50 times in culture, whereas the mature cells exhibited significantly reduced numbers of cell division. The morphological features of cells approaching the end of their span were shown to be characteristic of "aging cells."2 These interesting results led to the theory of a biological clock in every cell which determines its life span.

telomeres were implicated in the aging process for the first time by Watson in 1972.3 The tips of the human chromosome arms (Figure 1), known as telomeres, consist of DNA repeats TTAGGG synthesized by an RNA-dependent DNA polymerase enzyme known as telomerase. The presence or absence of active transcription of telomerase correlates with the size of TTAGGG. telomerase is active in germ cells, with a size of about 15 kilobase (kb), whereas in most somatic tissues telomerase is not transcribed and the telomere length is significantly decreased.

Watson showed indirectly that a portion of telomere is masked from the action of DNA polymerase, thereby defying the tips from replication with each successive cell division. In other words, the length of the telomeres decreases with each replication cycle. Telomere shortening in the aging process remained a hypothesis until 1990, when it was strengthened by additional evidence.4-7

Experimental proof directly implicating telomeres in the aging mechanism came from the works of Bodner et al.8 and Vaziri and Benchimol.9 Bodner et al. showed that by

Page. 390

transfecting normal human somatic cells with a subunit of telomerase enzyme (which is absent in normal somatic cells), the length of the telomeres were increased. As a result, the replicative life span of these cells were dramatically extended beyond their usual limit of 50 population doublings. Similarly, Vaziri and Benchimol independently confirmed the role of telomeres in replicative senescence of cells. Both of these studies showed that telomeres become shortened as the cells age. Furthermore, it was also shown that relengthening the telomeres reverses the aging process, activates gene expression, and changes the morphology of cells to young-looking cells. These unique features of telomeres undoubtedly establishes them as the biological clock of aging.

The possibilities for clinical exploitation of telomeres and telomerase-dependent aging phenomenon is enormous. For example, certain genetic conditions characterized by premature aging, such as Werner syndrome, can be treated by restoring the cells' telomere length to normal levels either in vivo or in vitro, followed by transplantation. Similarly, the life span of aging tissues or cells, which gives rise to conditions such as artherosclerosis, dementia and immunosuppression, can be reset by telomere extension so that these cells can become normal and cure the disease. These innovative therapies will be the focus in the next millennium.

The role of telomeres in malignancies has also been investigated. Malignant cells which escape their life span have been shown to have longer telomeres, with increased telomerase activity, than their normal counterparts.10-11 Theoretically, it should be possible to end the life span of a cancer cell by inhibiting its telomerase activity and shortening its telomeres. More importantly, the impact of such an approach will be greater in genetic conditions with a high risk of malignancy, such as Fanconi anemia. But the relationship between high telomerase activity and malignancy raises an important question. By resetting the aging clock in non-malignant cells, is there a risk of

FIGURE 1. Human metaphase chromosomes hybridized with digoxigenin-labeled All Human Telomeres Probe (Cat #P5097-DG.5, Oncor Inc., Gaithersburg, MD, USA). The tips of the chromosomes or telomeres appear as bright red. The chromosomes are counterstained with DAPI. Methodology used was as recommended by the manufacturer (Edition 6.95, Oncor Inc.).

initiating malignancy? So far, the evidence about telomerase enzyme has been encouraging. By increasing telomerase expression in a non-malignant aging cell to reset its life span, no deleterious effect have been observed, in fact, these cells appeared and replicated as normal cells.8

The understanding of the aging phenomenon has come a long way and has started to unfold. Telomere research opens up an important area in this field. There may be many more mechanisms by which aging can occur, however, telomere and telomerase research currently occupy the central position. It remains to be seen whether telomere research will eventually increase the human life span from its current level, or if it may totally eliminate the final phase of life-old age.

Page. 391

M. Anwar Iqbal, PhD, FACMG
Head, Section of Cytogenetics/Molecular Genetics
Department of Pathology and Laboratory Medicine, MBC-10
King Faisal Specialist Hospital and Research Centre
P.O. Box 3354
Riyadh 11211, Saudi Arabia

References

Hayflick L, Moorhead PS. The limited in vitro lifetime of human diploid cell strains. Exp Aging Res 1961;25;585-621.
Hayflick L. The cell biology of human aging. Sci Am 1980;242:58-66.
Watson JD. Origin of concatameric T7 DNA. Nat New Biol 1972;239:197-201.
Harley CB, Futcher AB, Greider CW. Telomeres shorten during aging of human fibroblasts. Nature 1990;345:458-60.
Hastie ND, Dempster M, Dunlop MG, Thompson AM, Green DK, Allshire RC. Telomere reduction in human colorectal carcinoma and with aging. Nature 1990;346:866-8.
Allsopp R, Vaziri H, Patterson C, et al. Telomere length predicts replicative capacity of human fibroblasts. Proc Natl Acad Sci USA 1992;89:10114-8.
Allsopp RC, Harley CB. Evidence for a critical telomere length in senescent human fibroblasts. Exp Cell Res 1995;219:130-6.
Bodner AG, Ouellette M, Frolkis M, et al. Extension of life span by introduction of telomerase into normal human cells. Science 1998;179:349-52.
Vaziri H, Benchimol S. Reconstitution of telomerase activity in normal cells leads to elongation of telomeres and extended replicative life span. Curr Biol 1998;8:279-82.
Shay JW, Gazdar AF. Telomerase in the early detection of cancer. J Clin Pathol 1997;50:106-9.
Shay JW, Bacchetti S. A survey of telomerase in human cancer. Eur J Cancer 1997;33:787-91.

Science 28 April 2000:
Vol. 288. no. 5466, pp. 665 - 669
DOI: 10.1126/science.288.5466.665
REPORTS
Extension of Cell Life-Span and Telomere Length in Animals Cloned from Senescent Somatic Cells
Robert P. Lanza, 1* Jose B. Cibelli, 1 Catherine Blackwell, 1 Vincent J. Cristofalo, 2 Mary Kay Francis, 2 Gabriela M. Baerlocher, 3 Jennifer Mak, 3 Michael Schertzer, 3 Elizabeth A. Chavez, 3 Nancy Sawyer, 1 Peter M. Lansdorp, 34 Michael D. West 1
The potential of cloning depends in part on whether the procedure can reverse cellular aging and restore somatic cells to a phenotypically youthful state. Here,

Page. 392

we report the birth of six healthy cloned calves derived from populations of senescent donor somatic cells. Nuclear transfer extended the replicative life-span of senescent cells (zero to four population doublings remaining) to greater than 90 population doublings. Early population doubling level complementary DNA-1 (EPC-1, an age-dependent gene) expression in cells from the cloned animals was 3.5- to 5-fold higher than that in cells from age-matched (5 to 10 months old) controls. Southern blot and flow cytometric analyses indicated that the telomeres were also extended beyond those of newborn (<2 weeks old) and age-matched control animals. The ability to regenerate animals and cells may have important implications for medicine and the study of mammalian aging.
1 Advanced Cell Technology, One Innovation Drive, Worcester, MA 01605, USA.
2 Lankenau Institute for Medical Research, Wynnewood, PA 19096, and the Department of Pathology, Anatomy, and Cell Biology, Thomas Jefferson University, Philadelphia, PA 19104, USA.
3 Terry Fox Laboratory, British Columbia Cancer Research Center, 601 West 10 Avenue, Vancouver, BC, V5Z 1L3 Canada.
4 Department of Medicine, University of British Columbia, Vancouver, BC, V6T 2B5 Canada.
* To whom correspondence should be addressed. E-mail: rlanza@advancedcell.com
________________________________________
Questions have been raised as to whether cells or organisms created by nuclear transfer will undergo premature senescence. Normal somatic cells display a finite replicative capacity when cultured in vitro (1, 2). The germ line appears to maintain an immortal phenotype in part through expression of the ribonucleoprotein complex telomerase, which maintains the telomeres at a long length. However, nuclear transfer technologies use embryonic, fetal, and adult somatic cells that often do not express telomerase from a range of mammalian species (3-10). A recent report (11) suggests that nuclear transfer may not restore telomeric length and that the terminal restriction fragment size observed in animals cloned from cells reflects the mortality of the transferred nucleus, which could limit the utility of the cloning of replacement cells and tissue for human transplantation (12, 13).
Wilmut et al. (3) have reported that arrest in the G0 phase of the cell cycle is required to obtain normal development of animals cloned from differentiated cells. Replicative senescence is a physiological state distinguishable from quiescence achieved by either serum starvation or density-dependent inhibition of growth of young cells (14-18) and appears to involve a block in late G1 near the G1/S boundary in the cell cycle (19-21), possibly reflecting a DNA checkpoint arrest (22-26). Here we investigate whether the production of live offspring is possible by nuclear transfer of late-passage somatic cells and whether the epigenetic changes seen in the donor cells, such as telomere shortening and loss of replicative life-span, are reflected in the resultant organism.

Page. 393

A somatic cell strain was derived from a 45-day-old female bovine fetus (BFF) and transfected with a PGK-driven selection cassette. Cells were selected with G418 for 10 days, and five neomycin-resistant colonies were isolated and analyzed for stable transfection by Southern blotting with a full-length cDNA probe. One cell strain (CL53) was identified as 63% (total nuclei) positive for the transgene by fluorescence in situ hybridization (FISH) analysis and was chosen for our nuclear transfer studies. These fibroblast cells, which were negative for cytokeratin and positive for vimentin, were passaged until greater than 95% of their life-span was completed, and their morphology was consistent with cells close to the end of their life-span (Fig. 1A).
________________________________________
Fig. 1. Characterization of cell senescence in nuclear transfer donor cells. (A) Cells were observed by phase contrast microscopy. The donor cells (CL53) displayed an increased cell size and cytoplasmic granularity as compared with the early-passage BFF cells. (B) Representative electron micrographs of BFF and donor CL53 cells. Note the convoluted nucleus (n) of CL53 cells. CL53 cells are larger than BFF cells, and their cytoplasm contains abundant lysosomes (arrows) and thick fibrils. Both pictures are at the same magnification. Bar, 2 µm. Mitochondria (m). (C) Entry of early- (BFF, a) and late-passage (CL53, b) cells into DNA synthesis as determined by 3H-thymidine incorporation during a 30-hour incubation (40). The cells were processed for autoradiography and then observed microscopically and scored for labeled nuclei. At least 400 nuclei were counted (40). (D) The donor CL53 cells exhibit reduced EPC-1 mRNA levels as determined by Northern blot analysis. Human fibroblasts (WI-38) at early passage (Y) and late passage (O), bovine fibroblasts at early passage (Y; BFF) and late passage (O; donor CL53), RNAs isolated from cloned cattle (animals CL53-1, CL53-10, CL53-11, and CL53-12), and age-matched control (animals 1 and 2) dermal fibroblast strains are indicated. Total RNA was extracted from the cells after they were grown to confluence and growth-arrested in serum-free medium for 3 days (41). Equal amounts of RNA were treated with glyoxal, separated by electrophoresis on agarose gels, electrophoretically transferred to positively charged nylon membranes, and hybridized with the full-length EPC-1 cDNA (42). [View Larger Version of this Image (71K GIF file)]

________________________________________
A more detailed ultrastructural analysis by electron microscopy demonstrated that these cells exhibited additional features of replicative senescence, including prominent and active Golgi apparatus, increased invaginated and lobed nuclei, large lysosomal bodies, and an increase in cytoplasmic microfibrils as compared with the young cells (Fig. 1B) (27). In addition, these late-passage cells exhibited a senescent phenotype in showing a reduced capacity to enter S phase (Fig. 1C) and a significant increase in the staining of senescence-associated -galactosidase (28, 29). Furthermore, these cells exhibited a reduction in EPC-1

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(early population doubling level cDNA-1) (30) mRNA levels as compared with early-passage bovine BFF cells in a manner analogous to the changes observed during the aging of WI-38 cells (Fig. 1D).
A total of 1896 bovine oocytes were reconstructed by nuclear transfer with senescent CL53 cells (4). Eighty-seven blastocysts (5%) were identified after a week in culture. The majority of the embryos (n = 79) were transferred into progestin (SYNCROMATE-B)-synchronized recipients (2 to 6 years old), and 17 of the 32 recipients (53%) were pregnant by ultrasound 40 days after transfer. One fetus was electively removed at week 7 of gestation (ACT99-002), whereas nine (29%) remained pregnant by 12 weeks of gestation. Two of these aborted at days 252 (twins) and 253, and one was delivered stillborn at day 278. The remaining six recipients continued development to term. The rates of blastocyst formation (5%) and early (53%) and term (19%) pregnancies with senescent CL53 cells were comparable to those of control embryos produced with nonsenescent donor (CL57) cells from early-passage cells (5, 45, and 13%, respectively).
Six calves were delivered by elective cesarean section (Fig. 2). Genomic analyses confirmed the presence of the transgene in two of the animals (CL53-1 and CL53-12), as well as in the fetus that was removed electively at day 49. At birth, the presentation of the cloned calves was consistent with previous published reports (4, 6, 31, 32). In general, birth weights (51.6 +/- 3.6 kg) were increased, and several of the calves experienced pulmonary hypertension and respiratory distress at birth, as well as incidence of fever after vaccinations at 4 months. After the first 24 hours, the calves were vigorous with minimal health problems. However, we noted a moderate incidence of polyuria/polydypsia and lowered dry matter intake during the first two months. The occurrence of these complications was linked neither to the donor cell population (isolate 53 or 57) nor to the presence or absence of transgene integration. After about 2 months, all of the calves resembled healthy control calves generated from both in vitro fertilization and in vivo embryo transfers, and they remained alive and normal 7 to 12 months after birth. Messenger RNA from dermal fibroblasts of the cloned calves was isolated (Fig. 1D). The cells from the cloned animals expressed about threefold higher EPC-1 mRNA levels than the early-passage fetal bovine cells. Furthermore, these dermal fibroblasts also expressed a 3.5- to 5-fold higher level of EPC-1 mRNA than comparable lines derived from age-matched control animals. This suggests that the fibroblasts derived from the cloned animals are potentially younger than the control fibroblasts.
________________________________________
Fig. 2. Normal heifers cloned from senescent somatic cells. (A) CL53-8, CL53-9, CL53-10, CL53-11, and CL53-12 (nicknamed Lily, Daffodil, Crocus, Forsythia, and Rose, respectively) at 5 months of age and (B) CL53-1 (Persephone) at 10 months of age. [View Larger Version of this Image (58K GIF file)]

________________________________________

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To confirm that results from the cloned calves were not due to variations in the donor cell population, we produced dermal fibroblasts from three adult Holstein steers. Single-cell clones were isolated, and population doublings were counted until senescence. Nuclear transfer was performed with those fibroblast cells that were at or near senescence. Fetuses were removed from the uterus at week 6 of gestation, and fibroblasts were isolated from them and cultured until senescence. Cells were analyzed by immunohistochemistry and were shown to be fibroblasts. Cell strains isolated from the cloned fetuses underwent an average of 92.6 +/- 1.6 population doublings as compared with 60.5 +/- 1.7 population doublings for cell strains generated from normal age-matched (6-week-old) control fetuses (Table 1) (P < 0.0001). These data suggest that cloning is capable of resetting (indeed, extending) the life-span of somatic cells and that the cellular age of the fetus does not reflect the number of times the donor cells doubled in culture before nuclear transfer.

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Table 1. Population doublings in fibroblasts derived from normal fetuses and fetuses generated from clonal populations of adult senescent cells.
________________________________________
PDs left at time of nuclear transfer in original adult cells PDs in fibroblasts isolated from the fetus
________________________________________
Cloned fetus
25-1 0.26 90.1
25-2 0.0 91.4
14-1 4.0 89.3
14-2 1.0 99.2
22-1 2.5 92.9
Normal fetus
1-1 - 59.6
2-1 - 67.4
3-1 - 60.2
3-2 - 59.8
3-3 - 55.7

To exclude the possibility that there was a small proportion of nonsenescent cells that gave rise to the cloned animals, we seeded CL53 donor cells at both normal and clonal densities. The cells were 2.01 +/- 0.11 (SEM) population doublings from replicative senescence. Less than 12% (11/97) and 3% (2/97) of cells seeded at clonal density underwent more than one or two population doublings, respectively, whereas none of the cells divided more than three times (Fig. 3C). These data are consistent with a second experiment that was performed in which 250 cells were seeded at clonal densities (none of the cells underwent more than four population doublings). In contrast, early-passage (pretransfection) BFF cells underwent 58.7 +/- 1.2 population doublings, with an average cell cycle length of 17.8 +/- 0.7 hours during the logarithmic growth phase (Fig. 3A).
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Fig. 3. Ability of nuclear transfer to restore the proliferative life-span of senescent donor cells. (A) The growth curve of the original BFF cell strain (green) is compared with that of cells derived from the fetus (ACT99-002) (black) that was cloned from late-passage BFF cells (CL53 cells). (B) The growth curve of the CL53 donor cells demonstrating that the cultures had about two population doublings (PDs) remaining. (C) Late-passage CL53 cells (n = 97) were seeded at clonal density, and the proliferative capacity after 1 month was determined. (D) Single-cell clones from early-passage BFF cultures (original) and early-passage ACT99-002 (clone) showed a capacity for extended proliferation. [View Larger Version of this Image (16K GIF file)]

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To test whether the somatic cell nuclear transfer procedure restored the proliferative life-span of the senescent donor fetal cells, we cultured fibroblasts from an electively removed 7-week-old fetus (ACT99-002). Cell strains from it underwent 96.1 +/- 7.3 population doublings, with a cell cycle length of 17.7 +/- 0.8 hours during the logarithmic growth phase (Fig. 3A). One-cell clones (n = 5) ]

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were generated from the cloned (ACT99-002) and original (BFF) age-matched fetuses, and cultures characterized as fibroblasts by immunohistochemical staining were isolated. These one-cell clones underwent 31.2 +/- 3.4 and 25.9 +/- 2.9 population doublings from the cloned and original fetuses, respectively (Fig. 3D).
To further investigate the ability of nuclear transfer to rescue senescent cells, we compared the telomere lengths in nucleated blood cells of the six cloned animals with those of age-matched (5 to 10 months old) control animals, newborn calves (<2 weeks old), and cows of various ages (ranging from 6 months to 19 years old) using flow cytometric analysis after in situ hybridization with directly fluoroscein isothiocyanate (FITC)-labeled (CCCTAA) peptide nucleic acid probe (flow FISH) (Fig. 4, A and B) (33, 34). The results of three separate experiments are indicative of elongation of telomere length in the cloned animals relative to age-matched controls [63.1 +/- 1.7 compared with 50.8 +/- 2.9 kMESF (molecules of equivalent soluble fluorochrome) (mean +/- SD, P < 0.0001, experiment 1), 75.4 +/- 1.5 compared with 60.8 +/- 3.1 kMESF (P < 0.0001, experiment 2), and 73.6 +/- 0.3 compared with 62.7 +/- 4.0 kMESF (P < 0.0001, experiment 3)]. Indeed, in two of three experiments, the telomeres in cells of the cloned animals were significantly longer than those in cells from the newborn calves [75.4 +/- 1.5 compared with 66.8 +/- 5.1 kMESF (P < 0.0002, experiment 2) and 73.6 +/- 0.3 compared with 62.7 +/- 4.0 kMESF (P < 0.0001, experiment 3)]. The mean telomere lengths in nucleated bovine blood cells showed considerable variation at any given age as in human nucleated blood cells (34). Nevertheless, a highly significant decline in telomere length with age was observed (P < 0.001), corresponding to an estimated 20 to 100 base pairs of telomere repeats per year (n = 46). More extensive studies are needed to establish the rate of telomere shortening in the various nucleated blood cells from cattle.
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Fig. 4. Telomere length analysis. (A) Nucleated blood cells. Peripheral blood samples from cloned and control Holsteins were analyzed by flow FISH (34) in two separate blinded experiments. Duplicate samples (red and blue bars) of nucleated cells obtained after osmotic lysis of red cells with ammonium chloride were analyzed by flow FISH as described (33). The average telomere fluorescence of gated single cells was calculated by subtracting the mean background fluorescence from the mean fluorescence obtained with the FITC-labeled telomere probe. (B) Telomere lengths in nucleated blood cells of 25 normal Holsteins ranging from <2 weeks to 6 years of age, showing the decline in mean telomere lengths against age. (C) Elongation of telomeres in cells upon nuclear transfer. Terminal restriction fragment (TRF) analysis of DNA fragments obtained after digestion with Hinf I-Rsa I was performed on a 0.5% agarose gel run for 28 hours, as described (Telomere Length Assay Kit; Pharmingen, San Diego, California). Lanes 1 and 4, genomic DNA isolated from control cells (pretransfection BFF bovine fibroblasts) (mean TRF length = 18.3 kb); lanes 2 and 5, senescent CL53 cells (mean TRF

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length = 15.2 kb); lanes 3 and 6, fibroblasts from a 7-week-old cloned fetus (ACT99-002) obtained by nuclear transfer with senescent CL53 cells (mean TRF length = 20.1 kb) (lanes 4 to 6 are longer exposures of lanes 1 to 3); lane 7, senescent donor fibroblast clone 22-1 (mean TRF length = 14.4 kb); lane 8, nuclear transfer fetal fibroblasts obtained with senescent 22-1 cells (mean TRF length = 16.4 kb); lane 9, senescent fibroblast clone 25-1 (mean TRF length = 12.1 kb); and lane 10, nuclear transfer fetal fibroblasts obtained with senescent 25-1 cells (mean TRF length = 16.1 kb). [View Larger Version of this Image (33K GIF file)]

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Telomere length was also studied with Southern blot analysis of terminal restriction fragments (22). The results (Fig. 4C) obtained with senescent (CL53), control (pretransfection BFF), and cloned (ACT99-002) cells were consistent with the flow FISH analysis of nucleated blood cells. The telomeres were longer in the cells derived from the cloned fetus (20.1 kb, lanes 3 and 6) than in the senescent and early-passage donor cells (15.2 and 18.3 kb, respectively; compare lanes 1 to 6, Fig. 4C). These results were reproduced in two separate experiments and were consistent with flow FISH analysis on the same cells (28).
The telomere length in clonal populations of senescent adult dermal fibroblasts (0.26 to 2.5 population doublings remaining) was compared with that in fibroblasts from cloned fetuses obtained with these cells (Fig. 4C, lanes 7 to 10). In the two cases that could be analyzed, an increase in telomere length was also observed upon cloning from senescent fibroblasts. The increase in telomere length ranged from 14.4 to 16.4 kb for clone 22-1 to from 12.1 to 16.1 kb for clone 25-1. The telomere length in these cloned early-passage (<10 population doublings) fibroblasts with extensive proliferative potential (Table 1) was comparable to that of the senescent fibroblasts that gave rise to the cloned animals with elongated telomeres described in this report. These results highlight the variable terminal restriction fragment length associated with replicative senescence.
High levels of telomerase activity were detected in reconstructed day 7 embryos tested by the telomeric repeat amplification protocol (TRAP) assay (Fig. 5, lanes 5 to 8), whereas the bovine fibroblasts used as donor cells in the nuclear transfer experiments were negative (Fig. 5, lane 9).
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Fig. 5. Telomerase is expressed in reconstructed embryos but not in donor bovine fibroblasts. Telomerase activity was measured with a TRAP assay kit (Pharmingen, San Diego, California). Lysates from adult donor senescent (CL53) fibroblasts and day 7 reconstructed bovine embryos (n = 15) were obtained and used in the TRAP assay. Lane 1, extract from 4000 K562 human

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erythroleukemia cell line cells; lane 2, 20-base pair ladder; lane 3, no cell extract; lane 4, heat-treated embryo (n = 1) extract; lane 5, embryo extract (n = 10); lane 6, n = 1; lane 7, n = 0.1; lane 8, n = 0.01; and lane 9, extract from 4000 donor CL53 fibroblasts. All lanes contain the internal control TRAP reaction (36 base pairs, arrow). [View Larger Version of this Image (73K GIF file)]

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Our results differ from the study by Shiels et al. (11), in which telomere erosion did not appear to be repaired after nuclear transfer in sheep. The telomere lengths in cells from three cloned animals, 6LL3 (Dolly, obtained from an adult donor cell), 6LL6 (derived from an embryonic donor cell), and 6LL7 (derived from a fetal donor cell), were decreased relative to those of age-matched control animals. The authors suggested that full restoration of telomere length did not occur because these animals were generated without germ line involvement. They further suggested that the shorter terminal restriction fragment in Dolly was consistent with the time the donor cells spent in culture before nuclear transfer. Our findings show that viable offspring can be produced from senescent somatic cells and that nuclear transfer can extend the telomeres of the animals beyond that of newborn and age-matched control animals. It is not known whether the longevity of these animals will be reflected by telomeric measurements, although cells derived from cloned fetuses had an about 50% longer proliferative life-span than those obtained from same-age nonmanipulated fetuses. The ability to extend the life-span of specific differentiated cell types, such as hepatocytes, cardiomyocytes, and islets, an extra 30 population doublings would lead to a billionfold increase in the number of replacement cells generated for tissue engineering and transplantation therapies.
The differences between the present study and that reported by Shiels et al. (11) could be due to species differences and/or differences in nuclear transfer techniques or donor cell types. Wilmut et al. (3), for instance, used quiescent mammary cells to produce Dolly, whereas senescent fibroblasts were used in the present experiments. Also, although recent studies have shown that reconstruction of telomerase activity can lead to telomere elongation and immortalization of human fibroblasts (35, 36), similar experiments with mammary epithelial cells did not result in elongation of telomeres and extended replicative life-span (37). Differences between cells in telomere binding proteins (38), the ability of telomerase to extend telomeres, or differences in the signaling pathways activated upon adaptation to culture (39) could explain the differences. The elongation of telomeres in the present study suggests that reconstructed bovine embryos contain a mechanism for telomere length regeneration, providing chromosomal stability throughout the events of pre- and postattachment development. The ability of nuclear transfer to restore somatic cells to a phenotypically youthful state may have important implications for agriculture and medicine.

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43. We thank P. Damiani, J. Kane, K. Delegge, K. Cunniff, C. Malcuit, and E. Milano (Advanced Cell Technology) and the staff at Trans Ova Genetics, particularly the Genetic Advancement Center Team. We also thank A. P. Soler for his help with the electron microscopy studies and K. Chapman for helpful criticism. This work was supported in part by NIH grants AG00378, AI29524, and GM56162, a grant from the National Cancer Institute of Canada, and funds from the Terry Fox Run and the Lankenau Foundation. G.M.B. is supported by the Swiss National Science Foundation.

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Nature Reviews Genetics 6, 611-622 (2005); doi:10.1038/nrg1656

TELOMERES AND HUMAN DISEASE: AGEING, CANCER AND BEYOND

Maria A. Blasco about the author
Telomeres and Telomerase Group, Molecular Oncology Program, Spanish National Cancer Centre (CNIO), 28029 Madrid, Spain.
mblasco@cnio.es

Telomere length and telomerase activity are important factors in the pathobiology of human disease. Age-related diseases and premature ageing syndromes are characterized by short telomeres, which can compromise cell viability, whereas tumour cells can prevent telomere loss by aberrantly upregulating telomerase. Altered functioning of both telomerase and telomere-interacting proteins is present in some human premature ageing syndromes and in cancer, and recent findings indicate that alterations that affect telomeres at the level of chromatin structure might also have a role in human disease. These findings have inspired a number of potential therapeutic strategies that are based on telomerase and telomeres.

The ends of chromosomes are formed by telomeres -- special chromatin structures that are essential to protect these regions from recombination and degradation activities1. In vertebrates, telomeres are composed of tandem repeats of the TTAGGG sequence that are bound by specific proteins1. They are also the substrate for telomerase, a DNA polymerase that can elongate them in those cell types in which it is expressed2, 3. Interestingly, telomeres continuously lose TTAGGG repeats in a way that is coupled to cell division, owing to the incomplete replication of linear chromosomes by conventional DNA polymerases -- the so-called 'end-replication problem'. This progressive telomere shortening is proposed to represent a 'molecular clock' that underlies organismal ageing2, 3. In particular, telomere shortening to a critical length results in loss of telomere protection, which leads to chromosomal instability and loss of cell viability. As an exception, germ cells and some cancer cells express high levels of telomerase, which prevents critical telomere shortening and maintains cell viability3.

Defects in telomere length have been implicated in the pathology of several age-related diseases and premature ageing syndromes, as well as in cancer. In this review, I discuss recent advances in understanding the regulation of telomeres by chromatin-modifying activities, telomere-binding proteins and telomerase. These different levels of telomere regulation have provided new insights into how telomere function can be disrupted in disease. Indeed, activities that are involved in chromatin assembly, telomerase activity and telomere-binding proteins are altered in some ageing-related diseases and in cancer (Fig. 1;Table 1). I also discuss the generation of mouse models that are deficient for telomerase activity. These models have been crucial in demonstrating that short telomeres in

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the mouse can lead to similar disease states to those associated with both normal ageing and premature ageing syndromes in humans. These mouse models have also contributed to our understanding of how telomerase regulates the balance between ageing and cancer. This knowledge has opened up the possibility of targeting telomerase and telomere-binding proteins in therapeutic strategies against cancer and ageing-related pathologies.

Figure 1 | Telomere structure and telomerase activity.
A | The structure of mammalian telomeres. Telomeres contain a double-stranded DNA region of TTAGGG repeats (green arrows) which is typically 10-15-kb long in humans and 25-40-kb long in mice. Telomeres are characterized by a 150-200-nt long single-stranded overhang of the G-rich strand (G-strand overhang; blue arrows). Note that the length of telomere repeats is not drawn to scale. Telomerase

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recognizes the 3' OH at the end of the G-strand overhang, leading to telomere elongation. Two main protein complexes are bound to telomeres, the telomere repeat binding factor 1 and 2 complexes, TRF1 and TRF2. B | A telomere in a T-loop conformation. Strand invasion of the G-strand overhang is highlighted in red. This conformation might prevent the access of telomerase to the 3' OH at the chromosome end. The components of the telomere repeat binding factor 1 (TRF1) (Ca) and 2 (TRF2) (Cb) complexes and the telomerase enzyme (Cc) are shown. The human diseases in which expression of these components has been shown to be altered are indicated. Note that the way that the complexes are shown is not necessarily an exact structural representation. ATM, ataxia telangiectasia mutated; BLM, Bloom syndrome; DKC1, dyskeratosis congenita 1, dyskerin; ERCC1, excision repair cross-complementing 1; KU86, Ku86 autoantigen related protein 1 (also known as XRCC5); MRE11, meiotic recombination 11; NBS1, Nijmegen breakage syndrome 1; POT1, protection of telomeres 1; PTOP, POT1 and TIN2 organizing protein; RAD50, a DNA repair protein; RAP1, repressor/activator protein 1; TANK, tankyrases; TERC, telomerase RNA component; TERT, telomerase reverse transcriptase; TIN2, TRF1-interacting nuclear factor 2. Part B is modified, with permission, from EMBO Journal Ref. 66 © (2005) Macmillan Magazines Ltd.

Table 1 | Components of mammalian telomeres and their roles in human disease
Telomeric chromatin and its regulation
Telomere repeats, telomerase and T loops. Telomeres are gene-poor, repetitive chromosomal regions that are located adjacent to the more gene-rich subtelomeric regions (Fig. 1A). They span around 10-15 kb in humans and 25-40 kb in mice1, 2. The proteins that associate with these structures include the telomere repeat binding factors 1 and 2, TRF1 and TRF2 (also known as TERF1 and TERF2), which can directly bind to the TTAGGG repeats and can also interact with other factors, forming large protein complexes (see below for details).
Telomeres are also characterized by the fact that they end in a 150-200 nucleotide single-stranded overhang of the G-rich strand1 (Fig. 1A). Telomerase is a reverse transcriptase, which is encoded by the Tert (telomerase reverse transcriptase) gene, that specifically recognizes the 3'-OH group at the end of this overhang. It elongates telomeres by extending from this group using an RNA molecule, which is encoded by the Terc (telomerase RNA component) gene, as a template2, 3 (Fig. 1A,C). The G-strand overhang can also fold back and anneal with the double-stranded region of the TTAGGG repeats to form a large telomeric loop known as the T loop4-6 (Fig. 1B). This has been proposed to represent a primordial mechanism for chromosome end-protection, and could also function to restrict the access of telomerase to telomeres4-6 (Fig. 1B). Loss of telomere protection can occur due to loss of either TTAGGG repeats or telomere-binding factors, which leads to chromosomal end-to-end fusions and subsequent loss of cell viability. Telomerase activity prevents the TTAGGG repeats from being shortened to below a critical length in those cells in which it is expressed, therefore protecting telomeres and maintaining cell viability.
The chromatin structure of telomeres. Several studies have highlighted the fact that mammalian telomeres, besides being substrates for telomerase and the telomere repeat binding factors, are also bound by NUCLEOSOME arrays7. These arrays contain histones that have undergone specific modifications that are characteristic of constitutive HETEROCHROMATIN8, 9 (Fig. 2;Table 1). This indicates a potential higher-order level of control of telomere length and structure, which might have important implications for human disease.

Figure 2 | Epigenetic regulation of telomeric chromatin and implications for disease.
Telomeres are bound by nucleosome arrays, which contain histones that carry modifications that are characteristic of constitutive heterochromatin. The suppressor of variegation 3-9 homologue (SUV39H) histone methyltransferases (HMTases) are required for the trimethylation (triM) of H3-K9 (histone 3 at lysine 9) at telomeres, which efficiently recruits heterochromatin protein 1 (HP1) isoforms (HP1 , HP1 and HP1 ) to these regions. HP1 recruits the suppressor of variegation 4-20 homologue (SUV4-20H) HMTases, which trimethylate H4-K20 (histone 4 at lysine 20). The retinoblastoma (RB) family of proteins are important for this last step of telomeric chromatin assembly, and a direct interaction between the SUV4-20H HMTases and the RB-family proteins has been demonstrated in vitro. In the absence of the SUV4-20H HMTases there is a marked decrease in trimethylation of H3-K9, which is coincidental with an increase ( ) in monomethylation and a decrease ( ) in the binding of HP1 proteins. These changes in epigenetic marks are accompanied by abnormally elongated telomeres and an increased binding of the telomere repeat binding factor 1 (TRF1) protein. Finally, a loss of H4-K20 trimethylation at telomeres as consequence of decreased HP1 binding is also likely, although this possibility has not been formally demonstrated. In the absence of the RB family of proteins (some of which are altered in human tumours), there is a marked loss of trimethylated H4-K20, which also results in abnormally elongated telomeres. These findings indicate that the different epigenetic modifications at telomeres contribute to a 'closed' or 'silenced' chromatin state, which might regulate the access of telomerase and other telomere-elongating activities to telomeres. In addition, epigenetic modifications at telomeres and changes in telomere length might regulate the binding of telomere-repeat binding factors (for example, TRF1), as well as the so-called telomere position effect or the transcriptional controls of genes located near telomeres. DKC1, dyskeratosis congenita 1, dyskerin; Me, methylated; RBL1/2, retinoblastoma-like 1 and 2; TRF2, telomere repeat binding factor 2; TERC, telomerase RNA component; TERT, telomerase reverse transcriptase.
Constitutive heterochromatin is found at transcriptionally inactive 'silenced' genomic regions of repetitive DNA, such as pericentric SATELLITE REPEATS and telomeres. Similar to pericentric chromatin, telomeres are enriched for binding of the heterochromatin protein

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1 (HP1) isoforms HP1 (which is also known as chromobox protein homologue 5; CBX5), HP1 and HP1 (Fig. 2;Table 1). They also contain high levels of histone 3 trimethylated at lysine 9 (H3-K9) and histone 4 trimethylated at lysine 20 (H4-K20), histone modifications that are carried out by the suppressor of variegation 3-9 homologue (SUV39H) and suppressor of variegation 4-20 homologue (SUV4-20H) histone methyltransferases (HMTases), respectively8-11 (Fig. 2;Table 1).
More recently, the RETINOBLASTOMA FAMILY of proteins (retinoblastoma protein 1 (RB1) and retinoblastoma-like 1/2 (RBL1 and RBL2)), among which RB1 is frequently mutated in human cancer, have been demonstrated to be required for the trimethylation of H4-K20 at both telomeres and centromeres9. In the absence of the RB-family proteins, this histone modification is rapidly lost. Indeed, these proteins can interact directly with the SUV4-20H HMTases, providing a mechanism by which the RB family influences the assembly of both telomeric and pericentric heterochromatin9 (Fig. 2). Interestingly, centromeres are fundamental for chromosome segregation during cell division and telomeres are essential to protect chromosome ends from aberrant chromosomal rearrangements2. Therefore, these results indicate a novel role for the RB-family proteins in both chromosome segregation and telomere-length control, in addition to its more established role in controlling proliferation.
Implications for telomere regulation. The different activities that remodel telomeric chromatin might be involved in higher-order control of telomere length and function. Indeed, mice that lack both the SUV39H1 and SUV39H2 HMTases have decreased di- and trimethylation of H3-K9, increased mono-methylation of H3-K9, and loss of HP1 binding at telomeres, which coincides with aberrant telomere elongation and altered TRF1 binding8 (Fig. 2). Similarly, loss of RB-family proteins leads to the abnormal elongation of telomeres9, 12. These findings indicate that loss of heterochromatic features at telomeres might lead to a less compact chromatin state, which in turn can result in abnormal telomere elongation owing to an increased access of telomerase or other telomere-elongating activities to the telomere (Fig. 2).
Altered telomere structure and abnormal telomere length might influence the transcriptional silencing of genes that are located at the neighbouring subtelomeric regions. This phenomenon is known as the telomere position effect, and occurs in both yeast and mammalian cells13-15, with profound effects on gene-expression patterns. In mammalian cells, telomere elongation owing to telomerase reintroduction leads to transcriptional repression of a reporter gene that is located near a telomere14. This effect is thought to result from the induction of a repressive or more compact chromatin state at telomeres that also affects nearby regions. Similarly, agents that alter chromatin structure, such as the histone deacetylase inhibitor trichostatin A, increase the expression of reporter genes that are located near telomeres14, 15, presumably through the induction of a more 'relaxed' chromatin state.
Importantly, as telomere length can be epigenetically regulated by chromatin modifications, it is possible that the variable restoration of telomere length in cloned animals might be the consequence of epigenetic errors, especially as epigenetic modifications are not transmitted faithfully in clones16, 17. Similarly, human syndromes that are characterized by epigenetic defects, such as RETT SYNDROME18, might also be characterized by abnormal telomere-length regulation. This might contribute to disease pathology, although this possibility has not yet been explored. Future studies warrant the

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complete identification and characterization of the epigenetic modifications that regulate telomere structure and length for a better understanding of telomere regulation and its role in human disease.
Telomere-binding proteins and human disease
Several of the proteins that bind to telomeres are implicated in disease conditions (Fig. 1C).
The TRF1 and TRF2 complexes. A number of proteins that bind telomeric repeats, such as the TRF1 and TRF2 complexes mentioned above, regulate telomere length and function1, 19 (Fig. 1; Table 1). TRF1 forms a multi-protein complex that contains the TRF1-interacting nuclear factor 2 (TIN2, also know as TINF1); the TANK1 and TANK2 (tankyrase 1 and 2) poly(ADP)-ribosylases; protection of telomeres 1 (POT1); the repressor/activator protein 1 (RAP1, also known as TERF2IP); POT1 and TIN2 organizing protein (PTOP, also known as adrenocortical dysplasia homologue (ACD)); and TRF2 (through its interaction with TIN2) (Ref. 19) (Fig. 1C). TIN2 modulates the TANK1-dependent poly(ADP)-ribosylation of TRF1, which alters TRF1 binding to TTAGGG repeats. This is in turn thought to control telomere length by regulating the access of telomerase to the telomere19. The TRF1 complex also controls telomere length through the single-stranded telomere-binding POT1 protein and its interacting PTOP protein, both of which are thought to regulate the access of telomerase to telomeres19.
The role of TRF1 seems to go beyond telomere regulation. Mice that carry a targeted deletion of Trf1 do not show telomere-length defects or loss of telomere protection20 (Table 1), possibly due to compensation of TRF1 function by TRF1-interacting proteins, although this remains to be proved. However, this deletion causes embryonic lethality. Interestingly, the TRF1-regulatory protein TANK1 is essential for the separation of the telomeres of sister chromatids during mitosis21, which indicates a role for this protein in cell division. This could explain the lethality of Trf1 mice in the absence of telomere defects. Similarly, mice that are deficient for TIN2 die as embryos, independently of telomere-length maintenance and telomerase activity22. Interestingly, TIN2 co-localizes to non-telomeric heterochromatin domains through its interaction with HP1 (Ref. 23), which indicates a putative role for this protein in heterochromatin assembly.
In addition, the expression of TRF1, TRF2, TIN2, POT1 and TANK1 is altered in some human tumour types24-28 (Fig. 1C; Table 1). The precise mechanism by which these proteins might contribute to tumorigenesis remains unknown. It will be interesting to determine whether defects in any of these proteins have a role in age-related diseases, a question that has not yet been addressed, due in part to a lack of viable mouse models.
TRF2 and DNA repair. The TRF2 complex has a fundamental role in protecting the telomeric single-stranded G-rich overhang from degradation and from DNA repair activities, thereby preventing telomere end-to-end fusions19. Interestingly, a number of DNA repair proteins that are involved in several repair pathways localize to telomeres19, 29-36 (Table 1), and some of them do so through a direct interaction with TRF2 (Ref. 19) (Fig. 1C; Table 1).
Some of the DNA repair proteins that are present at telomeres have a direct role in regulating telomere length and telomere protection32-42 (Table 1), which indicates an interplay between DNA repair and telomere function. In turn, telomere-binding proteins and telomere length might influence DNA damage repair in non-telomeric regions. TRF2 rapidly localizes to laser-induced sites of DNA damage and has been shown to block the

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ataxia telangiectasia mutated (ATM)-dependent DNA damage response43, 44, although it remains to be demonstrated that TRF2 directly affects DNA repair or sensitivity to DNA damage. In addition, lack of telomere protection, due to either a critical loss of TTAGGG repeats or loss of TRF2 function, triggers a DNA damage response that involves the same signalling cascade that is activated by double-stranded breaks, including phosphorylation of -H2AX and ATM, transformation-related protein 53 (p53) stabilization, and p53-binding protein 1 (53BP1) binding45-47. Short or dysfunctional telomeres can lead to end-to-end telomere fusions that are mediated by the non-homologous end-joining machinery40, 41, and can re-join with double-stranded breaks at non-telomeric sites, therefore interfering with their proper repair and leading to chromosomal translocations48. Consistent with these findings, both telomerase-deficient mice and cells that have critically short telomeres are hypersensitive to ionizing radiation and other genotoxic agents48.
Many TRF2-interacting telomeric proteins are mutated in human chromosomal instability syndromes, which are characterized by premature ageing, increased susceptibility to cancer and shortening of telomeres to below the critical length (Fig. 1C; Table 1). In the past few years, it has become apparent that an important component of the pathobiology of these premature ageing diseases is the presence of critically short telomeres, which are likely to synergize with the corresponding DNA repair defects, leading to disease presentation. In particular, mutations in Nijmegen breakage syndrome 1 (NBS1; also known as nibrin (NBN)) and meiotic recombination 11 (MRE11) -- two components of the MRE11 complex that have a central role in double-stranded-break repair -- are responsible for the human Nijmegen breakage syndrome49 and the Ataxia-telangiectasia-like disorder50 (ATLD) respectively (Fig. 1C; Table 1). Similarly, the Werner syndrome (WRN) and Bloom syndrome (BLM) genes, which are involved in crosslink repair, are mutated in the Werner and Bloom human syndromes, respectively51 (Fig. 1C; Table 1). The XPF/ERCC1 (excision repair cross-complementing 1) nuclease, which is involved in the nucleotide excision repair pathway for repair of UV-induced lesions and in DNA crosslink repair, is mutated in the human xeroderma pigmentosum syndrome, which shows hypersensitivity to UV light, premature ageing and increased incidence of skin cancer52. Finally, mutations that affect the ATM protein are responsible for the human syndrome ataxia telangiectasia, which is also characterized by chromosomal instability, radiosensitivity, premature ageing defects and increased incidence of cancer53 (Fig. 1C; Table 1). Other DNA repair proteins with an impact on telomere protection and telomere-length regulation, such as proteins that are involved in homologous recombination (HR), non-homologous end joining and mismatch repair (MMR) are altered in various types of human tumour42, 54, 55 (Fig. 1C; Table 1).
The fact that many of the TRF2-interacting proteins are responsible for human chromosomal instability syndromes indicates that TRF2 itself might also have an important role in human disease. TRF2 is overexpressed in a number of human tumours (lung, liver and gastric cancer), indicating a role for TRF2 in tumorigenesis24, 27, 28 (Fig. 1C;Table 1). The exploration of a putative role of TRF2 in ageing, however, awaits the development of appropriate mouse models.
Telomerase, telomere elongation and disease
Telomerase and other telomere-elongating activities. In contrast to germ cells, most normal human somatic tissues and adult stem cells do not express sufficient telomerase to

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maintain telomere length indefinitely, and therefore undergo telomere attrition with age56 (Box 1). This telomere shortening can eventually lead to critically short or unprotected telomeres and loss of organismal viability, indicating an important role for telomerase activity and telomere length in the pathobiology of human disease (Box 1). Indeed, many human diseases of different origins that are associated with ageing, as well as late stages of cancer, are characterized by the presence of short telomeres56-58, probably reflecting their long proliferative history (Box 1). In addition to the role of telomerase in preventing telomere degradation below a critical length, telomerase can also increase survival even at stages when telomeres are sufficiently long, therefore conferring another growth advantage59.
Some immortal human cell lines and tumours that lack telomerase activity are still able to maintain or elongate their telomeres by telomerase-independent mechanisms, a phenomenon known as ALT (alternative lengthening of telomeres)60. In yeast and mammals, the HR-repair pathway has been implicated in ALT61, 62. In addition, activities that regulate HR (such as the MMR genes, the DNA repair proteins RAD54 and RAD51D, and the X-ray repair complementing defective repair in Chinese hamster cells 3 protein, XRCC3 (Refs 42,34-36)) or proteins that modify the state of the telomeric chromatin (SUV39H HMTases and the RB family)8, 9, 12 can affect telomere length in the absence of significant changes in telomerase activity, highlighting them as potential regulators of ALT, although direct demonstration for this is still required.
Mouse models of telomerase and telomere-length defects. The telomerase-deficient mouse model has been instrumental in demonstrating the impact of short telomeres in the context of the whole organism. Telomerase-deficient mice were first generated by elimination of the mouse Terc gene63, 64. The long-term viability of the Terc-/- mouse strain is severely compromised, and only a limited number of generations can be derived, due to infertility and the progressive ANTICIPATION of pathologies that are associated with loss of telomeric repeats64-73. These pathologies include loss of fertility, heart failure, immunosenescence-related diseases, various tissue atrophies and decreased tissue regeneration (of the digestive system, skin and haematopoietic system) (Table 2). Interestingly, these pathologies recapitulate disease states of different aetiology that also occur during human ageing, which are characterized by cells with short telomeres, possibly as the consequence of excessive proliferation. The telomerase-deficient mouse is considered to be a promising model to study telomere-driven ageing.

Table 2 | Mouse models of telomerase and telomere length in human disease
Interestingly, the pathologies that occur in the telomerase-deficient mouse model are accompanied by a reduction in proliferative potential or increased apoptosis in the affected tissues. These effects coincide with upregulation of the tumour-suppressor gene p53 (Refs 72,74), in agreement with the idea that short telomeres trigger a DNA damage response45, 46. By contrast, those human diseases associated with ageing that are characterized by increased proliferation, such as cancer or atherosclerosis, are not reproduced in the telomerase-deficient mouse74, 75 (Table 2), which indicates that

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development of these diseases requires further alterations to bypass the DNA damage signal that is triggered by short telomeres.
These findings indicate that a minimum telomere length is necessary to maintain normal tissue homeostasis in the mouse, and predict that the telomere shortening that occurs with age in humans and is associated with various disease states might also lead to similar pathologies. This idea is supported by the fact that reintroduction of the telomerase Terc gene in telomerase-deficient mice with inherited short telomeres prevents further telomere shortening,

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chromosomal instability and loss of organismal viability76.
In addition to the role of telomere shortening in organismal ageing, short telomeres have also been proposed to mediate tumour suppression by preventing the proliferation of cells with telomere dysfunction, which might also carry chromosomal aberrations57 (Fig. 3). In particular, late-stage human cancers generally have shorter telomeres than the surrounding normal tissue owing to a longer proliferative history. This progressive telomere shortening in the absence of telomerase could eventually trigger a DNA damage response, thereby impairing cell division and increasing apoptosis within the tumour (Fig. 3). However, in the absence of the appropriate checkpoints (for example, p53 deficiency), short telomeres can contribute to the high chromosomal instability that is characteristic of human tumours57. Further selection for tumour cells that have reactivated telomerase (>90% of human cancers) would then guarantee their indefinite growth potential by rescuing short telomeres and preventing MITOTIC CATASTROPHE58, 77 (Fig. 3).

Figure 3 | Telomerase and telomere length in tumorigenesis.
a | Changes in telomere length over time during tumour progression, compared with changes in normal tissue. Tumours generally have shorter telomeres than the surrounding normal tissue, owing to the fact that they have had a longer proliferative history in the absence of telomerase activity. This telomere shortening could eventually lead to increased cell death and loss of cell viability within the tumour. However, telomerase is reactivated in more than 90% of all types of human tumour, thereby rescuing short telomeres and perpetuating cells with short telomeres and high chromosomal instability. Similarly, most metastases also contain telomerase-positive cells, which indicates that telomerase is required to sustain their growth. The fact that cancer cells have shorter telomeres than normal cells, together with the fact that cancer growth seems to depend on telomerase reactivation, indicates that therapeutic strategies that are aimed at inhibiting telomerase will preferentially kill tumour cells and have no toxicity on normal cells. The presence or absence of telomerase activity is indicated by the plus symbol and minus symbol respectively. b | The composition of cells in a tumour over the same time-frame.
Telomerase knockout mice have been instrumental in dissecting these putative roles of telomeres and telomerase in tumorigenesis. These models have demonstrated that short telomeres, in the absence of telomerase, function as potent tumour suppressors, which is coincident with p53 upregulation74. Similarly, tumorigenesis is reduced also in mice that are simultaneously deficient in both telomerase and tumour-suppressor genes other than p53 -- such as p19ARF, p16 or Apc. This supports the idea that short telomeres suppress carcinogenesis even in the absence of the main tumour-suppressor pathways77-79 (Table 2). As an exception to this, telomerase deficiency and short telomeres, in the context of p53-heterozygous mice, lead to increased numbers of epithelial tumours with high levels of chromosomal instability, again indicating that p53 is an important mediator of the cellular response to short telomeres77, 78.
Mice that overexpress Tert in adult tissues also demonstrate an impact of telomerase in both cancer and ageing that seems to be independent of telomere length (Table 2). In particular, mice that overexpress Tert under the control of various promoters are more susceptible to developing tumours as they age than wild-type controls are80-84 (Table 2). Interestingly, Tert transgenic mice also show increased protection against certain age-related pathologies, such as kidney dysfunction and infertility in the case of mice that overexpress Tert in stratified epithelia, under the control of the keratin 5 promoter (K5-TERT mice), or heart dysfunction in the case of mice that overexpress Tert in cardiac muscle, under the control of the -myosin heavy chain promoter (major histocompatibility complex (MHC)-TERT mice)82-85 (Table 2). The mechanisms that underlie these effects of Tert on cancer and ageing are largely unknown, although they seem to require the telomerase RNA component that is encoded by Terc86. These findings indicate that telomerase might have a significant effect on cancer and ageing, even in the stages at which telomeres are long enough to maintain viability.
Telomerase defects and short telomeres in human disease. The fact that short telomeres can trigger a rapid loss of cell viability in telomerase-deficient mouse indicates a putative role of defects in telomeres and telomerase in the pathobiology of human disease. As mentioned above, short telomeres are characteristic of human diseases of various origins that are associated with ageing, such as heart disease87, ulcerative colitis88, liver cirrhosis89 and atherosclerosis90, as well as several premature ageing syndromes (Box 1; Fig. 1C; Table 1). In addition, a correlation between telomere length and risk of death from heart disease or infections has been recently observed91, further indicating that telomere length might directly contribute to such diseases. Finally, factors that are considered to accelerate ageing and to be a risk for premature death, such as perceived stress, can also negatively impact on telomerase-activity levels and telomere length in affected individuals92.
Several human premature ageing syndromes are characterized by a faster rate of telomere attrition with age, and these have provided important insights into the consequences of telomere loss (Box 1; Fig. 1C; Table 1). One of these syndromes is dyskeratosis congenita (DC). DC patients carry mutations in components of the telomerase complex, which result in decreased telomerase stability and shorter telomeres93. These mutations affect either the Terc gene (patients with the autosomal dominant DC variant)94, 95, or the dyskeratosis congenita 1, dyskerin gene (DKC1) (patients with the X-linked form of the disease), which encodes a protein that is involved in Terc stability and snoRNA processing93. Both mutations result in decreased telomerase activity and shorter telomeres compared with healthy individuals93-95.
Strikingly, DC patients show increased chromosomal instability with age, consistent with a faster rate of telomere loss, which indicates that DC might be a chromosomal instability syndrome that is produced by a defect in telomerase activity and the proper maintenance of telomeres. DC patients develop many of the pathologies shown for the telomerase-deficient mouse model, such as short stature, hypogonadism and infertility, defects of the skin and the haematopoietic system, bone marrow failure, and premature death. However, an important difference between the two is the fact that DC patients

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show an elevated incidence of spontaneous cancer, whereas telomerasedeficient mice have an increased resistance to cancer74, 78, 79.
An explanation for this discrepancy might be provided by the fact that DC patients still have telomerase activity, although at lower levels than in healthy individuals, and this could be aberrantly upregulated during tumorigenesis. By contrast, Terc-/- mice are telomerase deficient. Therefore, DC is a human premature ageing syndrome that closely, but not completely, recapitulates the phenotype of the telomerase-deficient mouse model. Similarly to telomerase-deficient mice, human DC is characterized by disease anticipation in affected progeny, which demonstrates that short telomeres directly contribute to disease presentation95. In addition, several patients that were diagnosed with aplastic anaemia also carry mutations in the telomerase Terc and Tert genes, resulting in accelerated telomere shortening and premature death96, 97 (Box 1; Fig. 1C; Table 1).
In addition to DC and aplastic anaemia patients, who have defective telomerase activity and short telomeres, several other human premature ageing syndromes are also characterized by an accelerated rate of telomere loss and chromosomal instability (Box 1). Interestingly, these diseases are produced by mutations in DNA repair proteins such as NBS1, MRE11, WRN, BLM, ATM and FANC (Fanconi anaemia complementation group proteins)49-51, 98, 99 (Box 1; Table 1), many of which also have a role at telomeres, as discussed in a previous section. Strikingly, mice that are deficient for these proteins do not recapitulate the full-blown human pathology and, in particular, they do not faithfully reproduce premature ageing pathologies100-103. A possible explanation for this is the fact that mice have longer telomeres and higher levels of TERT than humans and, therefore, a contribution of short telomeres to the pathobiology of the disease is also lacking in these different mouse models.
In support of this idea, the ageing pathologies associated with the Werner, Bloom and ATM syndromes have been modelled in mice only when in combination with telomerase deficiency and short telomeres in the context of the telomerase-deficient mouse model104-108 (Table 2). This demonstrates that short telomeres contribute to the pathobiology of these premature ageing diseases. Similarly, mice that are deficient in FANC genes have normal telomeres and do not fully reproduce the human disease phenotype107, which suggests that short telomeres in Fanconi anaemia patients are responsible for a large part of the pathology. Also, in agreement with the idea that short telomeres synergize with some DNA repair deficiencies in accelerating organismal ageing, mice that are deficient in both telomerase and either Ku86 autoantigen-related protein 1 (KU86; also known as XRCC5) or DNA-dependent protein kinase catalytic subunit (DNA-PKcs) activities, but not in poly(ADP-ribose) polymerase family 1 (PARP1), show an acceleration of the ageing phenotypes that are associated with telomerase deficiency109 (Table 2).
Therapeutic approaches
Establishing the role of telomeres and telomerase in human disease has been important for the design of appropriate therapeutic strategies. The fact that diseases that are associated with human ageing and premature ageing syndromes are characterized by short telomeres, together with observations from the Terc-knockout mouse model that demonstrate that short telomeres contribute to these different pathologies, indicates the therapeutic potential for strategies that are based on temporary telomerase reactivation. Therapeutic agents that could be designed to do this would preferentially target those cell types that normally divide to maintain organ homeostasis, such as stem cells, which,

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although telomerase-proficient, do not have sufficient telomerase activity to maintain telomere length over time. Germ-line reintroduction of telomerase extends inherited short telomeres in mouse models and prevents end-to-end fusions and pathologies that are associated with short telomeres, such as bone marrow aplasia, atrophy of the intestinal epithelium, hypogonadism and infertility76.
Similarly, telomerase reactivation could prevent critical telomere shortening and associated pathologies in those premature ageing syndromes that are characterized by a faster rate of telomere loss, as well as in age-associated diseases. In this regard, both the telomere-length defect and the DNA repair deficiency that are characteristic of the human Nijmegen breakage syndrome can be corrected by simultaneous reintroduction of NBS1 and the telomerase TERT subunit in cultured cells49. Similarly, reintroduction of telomerase in Werner syndrome cells can correct short telomeres and extend the lifespan of the cells51.
By contrast, the fact that the vast majority of human tumours seem to depend on telomerase reactivation to prevent critical telomere loss and to divide indefinitely indicates that telomerase inhibition could be an effective way to abolish tumour growth57, 59. An increasing number of therapeutic strategies that are based on targeting telomerase in cancer have been developed over the past few years, which include pharmacological inhibitors of the enzyme, as well as immunotherapy strategies57, 110. Many of these strategies are based on triggering critical shortening of telomeres and loss of cell viability. Interestingly, short telomeres, in the context of telomerase deficiency, are likely to function synergistically with anticancer therapies that are based on genotoxic agents, because telomere dysfunction results in hypersensitivity to DNA damaging agents66.
The fact that telomerase deficiency only results in loss of organismal viability when telomeres reach a critically short length is an important point when considering the possible secondary effects of these therapies. In particular, this predicts that putative anti-cancer therapies that are based on temporary telomerase inhibition will only trigger loss of viability in those cells with short telomeres that depend on telomerase activity. Presumably, these include tumour cells, but not healthy tissues, which generally lack telomerase activity and have sufficiently long telomeres to maintain viability during the human lifetime, therefore providing a window of opportunity for intervention (Fig. 3).
Conclusions and future directions
Since first proposed in 1990 by Harley et al.56, mounting evidence indicates that telomere shortening with increasing age is a biological determinant in the pathobiology of human disease. Human diseases that are associated with ageing, including cancer and premature ageing syndromes, are characterized by short telomeres at the time of disease presentation, which in turn can actively contribute to loss of cell viability.
The role of decreased telomerase function in premature ageing syndromes highlights the fact that telomerase activity is tightly regulated to maintain sufficient telomeric repeats, and therefore proliferative potential, to maintain tissue homeostasis during a human lifetime. If telomerase activity levels are constitutively decreased, such as in diseases with mutations in the telomerase genes, this is accompanied by shorter telomeres, premature loss of organismal fitness and decreased lifespan. It is important to consider that these diseases are likely to specifically affect those cell populations that normally have telomerase activity in the adult organism, such as stem cells, which need telomerase to maintain tissue regeneration. It will be important to confirm this possibility in future

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studies by determining the effect of telomerase deficiency and telomere shortening in different adult stem-cell populations.
All the human premature ageing syndromes that show a faster rate of telomere loss, as well as telomerase-deficient mice, are also characterized by showing high levels of chromosomal instability, which indicates that short telomeres cause ageing by leading to increased DNA damage. In this context, short telomeres in tumours that have aberrantly upregulated telomerase are likely to be responsible for part of the chromosomal instability of the tumour, although this awaits formal demonstration.
In addition to telomerase activity, it is likely that many of the proteins that are important in regulating telomere length and function -- such as the telomere repeat binding factors, proteins involved in DNA repair and activities that participate in the assembly of the telomeric heterochromatin -- will also have an important role in human disease as they can regulate the action of telomerase at telomeres. In the future, the generation of viable mouse models that are deficient for these different telomere-binding proteins will be needed to demonstrate their role in cancer and ageing.
In conclusion, a clear picture is emerging in which telomerase activity and telomere length have a crucial role in human disease. Studies of human ageing syndromes and transgenic mouse models have allowed an exploration of the balance between the need to maintain telomere length and the need to prevent aberrant telomere elongation, reconciling cancer and ageing as two different end points of pathological telomere shortening.
Box

Box 1 | Telomerase, telomere length and ageing

Telomeres undergo characteristic length changes over time in normal somatic and germline cells, and in premature ageing syndromes. In contrast to germ cells, which have high telomerase activity (indicated by the plus symbol on the graph) and maintain telomere length with age, most somatic cells show progressive telomere shortening owing to low or absent telomerase activity (indicated by the minus symbol on the graph). This progressive telomere loss eventually leads to critically short telomeres, which triggers a DNA damage response that results in chromosomal end-to-end fusions or cell arrest and apoptosis. This loss of cell viability associated with telomere shortening is thought to contribute to the onset of degenerative diseases that occur during human ageing. In addition, several human premature ageing syndromes show an accelerated rate of telomere shortening, therefore resulting in an early onset of ageing-related pathologies. Examples of these diseases are listed below.
Premature ageing syndromes with short telomeres
The genes that are mutated in these syndromes are indicated in brackets. Ataxia telangiectasia (ATM); Werner syndrome (WRN); Bloom syndrome (BLM); dyskeratosis congenita

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(DKC1, Terc); aplastic anaemia (Terc, Tert); Fanconi anaemia (FANC genes); Nijmegen breakage syndrome (NBS); and ataxia telangiectasia-like disorder (MRE11).
Ageing-related pathologies with short telomeres
Heart failure; immunosenescence (infections); digestive tract atrophies (ulcers); infertility; reduced viability of stem cells; reduced angiogenic potential; reduced wound-healing; and loss of body mass.
Links
DATABASES
Entrez gene: BLM | DKC1 | MRE11 | NBN | Tert | Trf1 | WRN
Omim: Ataxia telangiectasia | Ataxia-telangiectasia-like disorder | Bloom syndrome | Dyskeratosis congenita | Fanconi anaemia | Nijmegen breakage syndrome | Rett syndrome | Werner syndrome | Xeroderma pigmentosum syndrome
SwissProt: ATM | HP1 | POT1 | RB1 | RBL1 | RBL2 | SUV39H1 | SUV39H2 | TIN2 | TRF1 | TRF2

FURTHER INFORMATION
Scientific progammes at the Centro Nacional de Investigaciones Oncológicas | Telomeres Information Center web site | The Science of Aging Knowledge Environment home page | EMBO Journal

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Nucleic Acids Research 2004 32(19):e152; doi:10.1093/nar/gnh149

Published online 1 November 2004
Nucleic Acids Research, Vol. 32 No. 19 © Oxford University Press 2004; all rights reserved
Small circular DNAs for synthesis of the human telomere repeat: varied sizes, structures and telomere-encoding activities
Jörg S. Hartig and Eric T. Kool*
Department of Chemistry, Stanford University, Stanford, CA 94305-5080, USA
* To whom correspondence should be addressed: Tel: +1 650 724 4741; Fax: +1 650 725 0259; Email: kool@leland.stanford.edu
Received September 12, 2004; Revised October 1, 2004; Accepted October 11, 2004

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ABSTRACT

We describe the construction, structural properties and enzymatic substrate abilities of a series of circular DNA oligonucleotides that are entirely composed of the C-rich human telomere repeat, (CCCTAA)n. The nanometer-sized circles range in length from 36 to 60 nt, and act as templates for synthesis of human telomere repeats in vitro. The circles were constructed successfully by the application of a recently developed adenine-protection strategy, which allows for cyclization/ligation with T4 DNA ligase. Thermal denaturation studies showed that at pH 5.0, all five circles form folded structures with similar stability, while at pH 7.0 no melting transitions were seen. Circular dichroism spectra at the two pH conditions showed evidence for i-motif structures at the lower pH value. The series was tested as rolling circle templates for a number of DNA polymerases at pH = 7.3-8.5, using 18mer telomeric primers. Results showed that surprisingly small circles were active, although the optimum size varied from enzyme to enzyme. Telomeric repeats >>1000 nt in length could be synthesized in 1 h by the Klenow (exo-) DNA polymerase. The results establish a convenient way to make long human telomeric repeats for in vitro study of their folding and interactions, and establish optimum molecules for carrying this out.

INTRODUCTION

The study of the structures of human telomeres and their interactions with proteins is widely recognized as important because of the relevance of telomeres and their capping state to human aging and cancer (1,2). Telomeric DNA multimers have the possibility of folding into multiple structures, including several topological variants of quadruplexes (3). In addition, it is becoming increasingly evident that, in addition to secondary structure, higher-order structures are biologically important as well (4). For example, the question of how adjacent folded quadruplexes interact in longer telomeric repeats is now under investigation (5). Natural human telomeres are thousands of nucleotides in length, while synthetic DNAs can be made only up to roughly 100 nt. Thus, for study of higher-order telomeric structures, efficient tools for elongation of telomeric DNAs are necessary. Unfortunately, telomerase enzyme preparations exhibit low activity in vitro, requiring amplification steps to observe the very short elongations that typically occur (6,7). For these reasons, it would be useful if new methods for elongating telomeres were available.
Recently, we reported that a 54mer DNA nanometer-sized circle containing the C-rich repeat of human telomeres is able to template the elongation of the complementary, G-rich strand (8). Commercially available DNA polymerases were used in this biomimetic mechanism, and repeating DNAs up to several thousands of nucleotides in length were produced. This early result, however, raised a number of important questions. Among these are, can smaller circular templates be constructed, and are they active as polymerase substrates?

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This issue is important because smaller oligonucleotides are more readily synthesized than large ones. A second question is whether such a mechanism might be active using DNA polymerases from human cells, which would be useful in mechanistic and structural studies in vivo (9). This possibility would require that DNA polymerases from the nucleus of the cell can utilize these unusual synthetic templates. Finally, since the circles themselves contain C-rich telomeric sequences that are also known to fold when in linear form (10,11), there is the question of whether they form secondary structures that might inhibit this mechanism. The current study addresses these issues. The results show that telomeric C-rich circles can in fact be constructed as small as 36 nt in length. The data suggest that the telomeric circles can indeed form pH-dependent folded structures, but despite this are able to template the synthesis of long telomeric repeats. The experiments reveal that surprisingly small circles can be active in telomere synthesis, including polymerases from nuclear extracts.

MATERIALS AND METHODS

Synthesis of DNA nanocircles
Circularization of the linear precursor oligonucleotides was carried out using T4 DNA ligase (New England Biolabs). The corresponding precursor (1 µM) was combined with a 18mer ligation splint (GTTAGGGTTAGGGTTAGG, 1.5 µM) in 50 mM Tris, pH 7.5, 10 mM MgCl2. After denaturation for 5 min at 75deg. C, the solution was allowed to slowly reach room temperature. ATP, DTT and BSA were added to final concentrations of 100 µM, 10 mM and 25 µg/ml, respectively. The reaction was initiated by adding T4 DNA ligase to a final concentration of 800 U/ml. The reaction was incubated for 12 h at room temperature, followed by heat inactivation of the ligase and dialysis against water. The reaction mixture was concentrated, followed by purification of circular oligonucleotides by 15% PAGE. Confirmation of circularity was provided by nicking with S1 endonuclease. Initial cleavage of circle produces a single band with the mobility of the linear precursor (see Figure 2). The faint smear with a greater mobility in the circular samples is believed to be a folded conformation of the circle sequences.

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Because of the unusual repeating sequences being ligated, successful cyclization required protection of central adenines in each sequence with N6-dimethylacetamidine, and the remaining bases with more labile protecting groups. This modified nucleotide was prepared according to the method described by McBride et al. (12). The modified and orthogonally deprotected DNA oligonucleotides were synthesized as described previously (13). Additional details are given in the Supplementary Material.
Polymerase extension reactions
All extension reactions were carried out in a final volume of 20 µl containing 100 nM DNA nanocircle, traces of 5'-32P-labeled primer (GGGTTA)3 and 1 mM dNTPs. The reactions were started by the addition of the respective polymerase or cell extracts and incubated at 37deg. C. After 1 h, the reactions were quenched in formamide loading buffer and analyzed by 15% PAGE.
Calf thymus polymerase . A total of 3 U of calf thymus DNA polymerase (Chimerx) were applied in 50 mM Tris buffer, pH 7.4, 5 mM MgCl2, 0.3 mg/ml BSA and 1 mM DTT.
Human polymerase B. A total of 3.2 U of human DNA polymerase B (Chimerx) were used in 50 mM Tris buffer, pH 8.5, 100 mM KCl, 10 mM MgCl2, 0.4 mg/ml BSA and 1 mM DTT.
Klenow Fragment. A total of 8 U of Klenow Fragment lacking 3'-5'-exonuclease activity (New England Biolabs) were used in 50 mM Tris buffer, pH 7.5, 5 mM MgCl2 and 7.5 mM DTT.
Nuclear cell extracts. A total of 4.7 U of HeLaScribe Nuclear Extract (Promega) were incubated at 37deg. C in 50 mM Tris buffer, pH 8.5, 100 mM KCl, 10 mM MgCl2, 0.4 mg/ml BSA and 1 mM DTT.
Thermal denaturation experiments
Solutions for thermal denaturation studies were prepared as 1 ml samples of 1 µM concentration. For pH 5, 50 mM NaOAc and for pH 7, 10 mM PIPES buffer were used. Details and plots are available in the Supplementary Material.
Circular dichroism measurements
Solutions for measuring circular dichroism (CD) spectra were prepared as 1 ml samples of 1 µM concentration. For pH 5, 50 mM NaOAc and for pH 7, 10 mM PIPES buffer were used. Details are available in the Supplementary Material.

RESULTS

Synthesis of circular single-stranded DNAs composed of highly repetitive sequences is difficult since hybridization of splints to assist in enzymatic ligations does not necessarily occur at the ends of the corresponding circle precursor as desired. To prevent complications from the repeating sequence, an orthogonal protecting group strategy, involving dimethylacetamidine protecting groups on selected adenine residues, was employed (13). Circularization of linear, 5'-phosphorylated precursors was accomplished using T4 DNA ligase and a ligation splint DNA that hybridizes to both ends of the precursor oligonucleotides. Using this strategy, five different nanocircles ranging from 6 to 10 repeats of the

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hexamer sequence (TAACCC) were synthesized, resulting in circle sizes of 36-60 nt (Figure 1). Confirmation of circularity was performed by the nuclease method (see Figure 2).

Next, we tested the different sizes of nanocircles with purified DNA polymerases for their ability to elongate a primer composed of three repeats of the G-rich human telomeric sequence (GGGTTA)3 (Figure 3A-C). Not surprisingly, variations in efficiency of rolling circle elongation of the telomeric sequence were observed with different polymerases. Using Klenow Fragment of Escherichia coli DNA polymerase I (lacking 3'-5'-exonuclease activity), circles composed of 42 and 48 nt showed the best performance in the extension reactions (Figure 3A). After 1 h, even the smallest nanocircle (36mer) showed extensive elongation of the primer to very long products composed of 1000 and more nucleotides. Although also facilitating substantial elongation of the telomeric primer, mammalian polymerases such as calf thymus polymerase (Figure 3B) and human polymerase B (Figure 3C) were not able to produce as long extension products as the prokaryotic polymerase. Specifically, the 48 and 54mer nanocircles (representing 8 and 9 repeats of the sequence TAACCC) were most efficient, resulting in the synthesis of elongated telomeric DNAs with a maximum length of 200-300 nt after 1 h. Although the medium-sized 42-54 nt circles showed the strongest activity with these purified polymerases, even the smallest case, the 36mer, did show significant activity with all three enzymes.

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Recent studies have suggested that a natural alternative telomere-lengthening mechanism may operate with circular telomere repeats in eukaryotic cells (14,15). To explore the viability of the current very small templates in such a mechanism, we then tested nuclear HeLa cell extracts as a source of cellular polymerases (Figure 3D). With a control reaction lacking a circular telomeric template, no elongation of the primer was observed. This result showed that no residual telomerase activity from the cells is observed under these conditions. Although telomerase is expressed in HeLa cell lines (16), the activity is low and remains undetected without further amplification, such as by the TRAP assay (17-19). Relatively strong nuclease activity of the nuclear cell extracts was observed, resulting in digestion of the radioactive primer in a time-dependent manner, especially in the absence of DNA nanocircles. In contrast to the control experiment, with all reactions containing DNA nanocircles, significant primer elongation was observed, with strongly varying efficiency depending on circle size. It has been shown that circular, single-stranded DNAs smaller than 36 nt are able to perform rolling circle replication when incubated with bacterial and phage DNA polymerases (20-24). Nevertheless, when incubated with HeLa nuclear extracts, only very short extension products were observed with the 36mer. With all other DNA nanocircles tested (42-60 nt), at least small amounts of long elongation products ranging from 200 to over 1000 nt were seen.
To better understand the different behavior of the varying circle sizes, we investigated the structure of the DNA nanocircles employed in this study. Under certain conditions, the linear C-rich human telomeric sequence is known to fold into i-motif structures with protonated C-C+-base pairs (10,25,26). The topological limits of such small circles such as those in this study might provide a useful context for controlling and studying the folding of C-rich telomeric sequences. Earlier studies by Chan (27) have shown that very small DNA circles containing C-rich sequences can indeed form i-motif structures, although they were not composed of the human telomeric C-rich sequence. On the other hand, highly structured nanocircles would represent unsatisfactory templates for rolling circle replication, since such structure might well compete with proper hybridization of C-rich circle with the G-rich primer strand.

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To investigate whether significant helical structures were formed by the DNA nanocircles, thermal melting curves were determined by ultraviolet absorption at 260 nm for all sizes of circles at pH 5 and pH 7 (Figure S1, Supplementary Material). Interestingly, pronounced structures were only observed under acidic conditions. This is in accordance with possible formation of i-motif structures (10). Surprisingly, all transitions fell into a relatively narrow window of 42-47deg. C. The melting temperatures appeared to alternate, with maxima at uneven repeats of the telomeric sequence (42 and 54 nt, respectively). To identify the nature of the structures formed under the acidic conditions, CD spectroscopy was applied, and spectra were measured for all circle sizes at pH 5 and pH 7. The results are shown in Figure 4. For all circles, measurements at pH 5 revealed a maximum at 285-288 nm, which is characteristic for i-motif structures (28,29). At pH 7, the maximum shifted toward 275 nm for all investigated circle sizes, consistent with the absence of an i-motif. These values almost exactly match results that were reported recently for short, linear DNAs composed of the C-rich, human telomeric sequence at pH 5.5 and pH 7 (30). In our series, the CD spectra are all very similar, although the spectral region below 240 nm shows some differences.

Taken together, the structural data suggest that all sizes of these telomeric DNA nanocircles probably adopt i-motif structures, or at least C+C duplexes, at acidic pH. We also investigated the linear precursors of the telomeric circles. In contrast to the circular species, a small fraction of the linear sequences was found to be folded into i-motif at pH 7 (data not shown). At neutral pH, there is no evidence of stable folds of such structures within the circular cases. This is consistent with their proficiency as templates for extending telomeric sequences.

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DISCUSSION

The present results offer a viable approach, perhaps the only one currently available, for the synthesis of human telomeric G-rich strands of a length much greater than is accessible from a DNA synthesizer. If highly active and pure human telomerase ribonucleoproteins were available, it might well be useful in making such G-rich strands. Unfortunately, although the enzyme has been cloned, it has not been made active in pure form (31). The enzyme can be partially purified by selective affinity methods, but the activity remains quite dilute (32). Thus, the elongation of telomeres by this enzyme requires amplification steps to be observed, and does not offer the possibility either of long repeats or of preparative quantities that might be needed in studies of telomere folding and interactions. In any case, the current approach, once a template circle is in hand, is extremely simple to carry out, requiring only a commercial polymerase, a deoxynucleoside triphosphate mixture and a short primer. Previous data have shown that labels or reporters such as fluorophores can also be incorporated into the G-rich repeat (8).
Importantly, circle sizes as small as 36 nt show efficient elongation of the primer if incubated with isolated polymerases. The finding that smaller circle sizes are as effective as larger constructs is of particular importance, since synthesis of circular single-stranded oligonucleotides composed of repeating sequences remains challenging (13). When HeLa cell nucleus extracts are applied, a minimum circle size of 42 nt is required in order to obtain longer elongation products. In general, Klenow Fragment, the only prokaryotic DNA polymerase tested, showed more efficient elongation than the mammalian polymerases, with a large fraction of long products. The structural studies carried out on the circular templates suggest that all the circles are prone to form i-motifs, but these structures appear to form only at pH values lower than neutral pH.
The present circular DNAs also offer a new molecular context for the study of intramolecular folding of the C-rich strand of the human telomere repeat. Closed circular topologies are useful in promoting intramolecular folding and simultaneously preventing intermolecular associations. These are known to be complicating factors in the study of folding of both C-rich and G-rich sequences containing the human telomeric repeat (10,11). Our preliminary studies have shown apparently well-behaved melting behavior, which can be problematic for linear telomere repeats. Thus, further structural studies of selected circles in this series are warranted.
Future work will be aimed at studying the effects of DNA modifications on this biomimetic elongation, and at employing DNA nanocircles for elongating human telomeres in living cells. Altering telomere length in vivo without the need for expressing telomerase could be very useful for applications, such as tissue engineering and therapy of age-related diseases, and could be used for studying structure and function of human telomeres in their natural environment.

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SUPPLEMENTARY MATERIAL
TOP
ABSTRACT
INTRODUCTION
MATERIALS AND METHODS
RESULTS
DISCUSSION
SUPPLEMENTARY MATERIAL
REFERENCES

Supplementary Material is available at NAR Online.

ACKNOWLEDGEMENTS

J.S.H. was supported by a fellowship of the Deutsche Forschungsgemeinschaft. This work was supported by the US National Institutes of Health (GM069763).

REFERENCES
TOP
ABSTRACT
INTRODUCTION
MATERIALS AND METHODS
RESULTS
DISCUSSION
SUPPLEMENTARY MATERIAL
REFERENCES

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15. Tomaska,L., McEachern,M.J. and Nosek,J. ( (2004) ) Alternatives to telomerase: keeping linear chromosomes via telomeric circles. FEBS Lett., , 567, , 142-146.
16. Sawant,S.G., Gregoire,V., Dhar,S., Umbricht,C.B., Cvilic,S., Sukumar,S. and Pandita,T.K. ( (1999) ) Telomerase activity as a measure for monitoring radiocurability of tumor cells. FASEB J., , 13, , 1047-1054.

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17. Szatmari,I. and Aradi,J. ( (2001) ) Telomeric repeat amplification, without shortening or lengthening of the telomerase products: a method to analyze the processivity of telomerase enzyme. Nucleic Acids Res., , 29, , e3.
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Clinical Cancer Research Vol. 10, 3317-3326, May 15, 2004
© 2004 American Association for Cancer Research
________________________________________
Molecular Oncology, Markers, Clinical Correlates
Telomere Length Abnormalities Occur Early in the Initiation of Epithelial Carcinogenesis
Alan K. Meeker1,2, Jessica L. Hicks2, Christine A. Iacobuzio-Donahue2, Elizabeth A. Montgomery2, William H. Westra2, Theresa Y. Chan2, Brigitte M. Ronnett2 and Angelo M. De Marzo1,2,3
1 Brady Urological Institute, and Departments of 2 Pathology and 3 Oncology, The Johns Hopkins University School of Medicine, Baltimore, Maryland
ABSTRACT
Purpose: Telomeres help maintain chromosomal integrity. Dysfunctional telomeres can cause genetic instability in vitro and an increased cancer incidence in telomerase knock out mouse models. We recently reported that telomere shortening was a prevalent alteration in human prostate, pancreas, and breast cancer precursor lesions. In the present study, we address whether the previous findings are broadly applicable to human epithelial cancer precursors in general.

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Experimental Design: Surgical specimens of epithelial cancer precursor lesions from the urinary bladder, esophagus, large intestine, oral cavity, and uterine cervix were examined using a recently developed technique for direct in situ telomere length assessment in formalin-fixed human tissue specimens.
Results: Widespread telomere length abnormalities were nearly universal (97.1% of cases) in the preinvasive stages of human epithelial carcinogenesis in all sites examined in this series, with telomere shortening the predominant abnormality (88.6% of cases).
Conclusions: Telomere length abnormalities appear to be one of the earliest and most prevalent genetic alterations acquired in the multistep process of malignant transformation. These findings support a model whereby telomere dysfunction induces chromosomal instability as an initiating event in many, perhaps most, human epithelial cancers. Together with previous findings from the prostate and pancreas, the percentage of intraepithelial neoplasia lesions showing telomere length abnormalities is 95.6%. The implications of these findings include the potential that telomere length assessment in situ may be a widely useful biomarker for monitoring disease prevention strategies and for improved early diagnosis.
INTRODUCTION
Grossly abnormal karyotypes, displaying both numerical and structural chromosomal changes, are a nearly universal finding in mismatch repair-proficient human epithelial malignancies, reflecting either a transient or ongoing state of chromosomal instability (1, 2, 3) . This observation may be interpreted as a manifestation of a mutator phenotype acting at chromosomal and subchromosomal levels and may appear early in tumorigenesis (4, 5, 6) . Several genes involved in the maintenance of chromosomal stability have been identified, representing candidate mutational targets for chromosome destabilization (7 , 8) . However, defects in such genes have thus far been implicated in only a small subset of human cancer cases, and these primarily affect chromosome number (9) . Thus, the molecular mechanisms underlying chromosomal instability in the majority of human cancers remain a mystery. Likewise, the timing of chromosomal instability remains a critical question (10) .
One path to chromosomal instability is via telomere dysfunction. Telomeres are composed of specialized DNA sequence repeats complexed with telomere-binding proteins, located at the ends of linear chromosomes. Telomeres stabilize chromosomes by preventing deleterious recombinations and fusions and also keep cells from recognizing their chromosomal termini as DNA double-strand breaks (11) . Telomeric DNA tracts are dynamic entities, subject to shortening during cell division because of their incomplete replication (referred to as the end-replication problem; Ref. 12 ). In addition, telomeres may shorten as a result of oxidative damage (13) . Conversely, telomeres may be elongated through action of the ribonucleoprotein enzyme telomerase (14) or genetic recombination (15 , 16) .
Critically short telomeres become dysfunctional, and as demonstrated >50 years ago, loss of telomere function can be a major mechanism for the generation of chromosomal abnormalities (17 , 18) . In normal human cells, an incompletely characterized telomere length monitoring system responds to short telomeres by initiating either apoptosis or an irreversible cell cycle arrest, termed replicative senescence, responses proposed to have

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evolved as tumor-suppressive mechanisms in large, long-lived organisms (19, 20, 21) . Inactivation of these checkpoints allows the development and tolerance of severe telomere shortening, such that one or more telomeres no longer perform their protective capping function. Chromosome end-to-end fusions ensue, producing dicentric, multicentric, and ring chromosomes that missegregate or break during mitosis, leading to a series of so-called Breakage-Fusion-Bridge cycles capable of generating aneusomies, as well as the various types of structural abnormalities typically seen in human solid tumor karyotypes (17 , 22) .
It has been postulated that dysfunctional telomeres could play a causal role in carcinogenesis by instigating chromosomal instability, thus promoting neoplastic transformation (19 , 23, 24, 25, 26) . Results from telomerase-knockout mouse models in which animals possessing critically short telomeres exhibit an increased cancer incidence support this concept (27 , 28) . In particular, Artandi et al. (29) demonstrated that crossing telomerase-knockout mice with p53+/- mice resulted in a shift in the spectrum of tumors normally seen in the p53-defective background (primarily lymphomas and sarcomas) to one dominated by carcinomas displaying the types of karyotypic aberrations (e.g., nonreciprocal translocations) often observed in human epithelial cancers. This is a significant finding because most mouse models of human cancer involve overexpression of oncogenic transgenes or the knocking out of tumor suppressor genes, and tumors arising in these models generally show only simple chromosomal gains and losses rather than the more complex chromosomal aberrations that typify human carcinomas.
When examined by Southern blot analysis, the telomeres of invasive human cancers often appear shorter than their normal tissue counterparts (24) . The combined observations of short telomeres, plus the frequent activation of telomerase in human epithelial cancers, suggest that the majority of tumors undergo critical telomere shortening at some point during their development. This could simply be a consequence of the end-replication problem combined with extensive cell turnover occurring during tumor expansion. On the other hand, if telomere shortening occurs early, it could be playing an important role during the initiation stage of tumorigenesis. Thus, the timing of the occurrence of telomere shortening during human cancer development is a critical question.
The vast majority of epithelial malignancies appear to develop from morphologically defined precursor lesions termed intraepithelial neoplasia (IEN; Ref. 30 ). Examinations to date have revealed evidence of genetic instability in IEN lesions, suggesting an early role for genetic changes in malignant transformation (5 , 6 , 31 , 32) . If telomere dysfunction is a major cause of this genetic instability, then signs of this dysfunction should likewise be evident in these early premalignant lesions. In support of this hypothesis, previous work investigating telomere lengths using a high-resolution in situ method for telomere length assessment in IEN lesions of the prostate and pancreas revealed dramatic telomere shortening in >90% of lesions examined (33, 34, 35, 36) .
In the current study, we used this method to test the hypothesis that telomere shortening is a widespread early contributor to human epithelial tumorigenesis in general. To this end, we probed telomere lengths in well-characterized preinvasive precursor lesions of several human epithelial cancers, including those of the large intestine, bladder, uterine cervix, esophagus, and oral cavity. We found clear evidence of telomere length abnormalities, primarily telomere shortening, as well as surprising telomere length heterogeneity, in the majority of IEN lesions from these human epithelial tissues, which represent a large proportion ( 400,000 cases/year in the United States) of clinically relevant carcinoma sites.

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MATERIALS AND METHODS
Tissue Samples.
Human tissues were obtained from the Department of Surgical Pathology at the Johns Hopkins University School of Medicine. The study was approved by the Johns Hopkins Internal Review Board. Biopsies and surgical specimens were routinely fixed in 10% neutral-buffered formalin and subjected to standard processing and paraffin embedding. For tissue microarray construction, representative areas containing morphologically defined lesions, normal tissues, or both were identified on H&E-stained sections, circled on the glass slides, and used as a template. Tissue microarrays were constructed using a manual Tissue Puncher/Arrayer (Beecher Instruments, Silver Spring, MD). The tissue microarray blocks were sectioned at 4 µm and stained by telomere-fluorescence in situ hybridization (FISH) with or without immunofluorescence, with adjacent sections used for H&E staining. In total, 35 separate IEN lesions from 25 cases were examined, including 11 lesions from 8 bladder cases [2 low-grade papillary carcinoma in situ (CIS), 4 high-grade papillary CIS, 5 high-grade flat CIS], 3 squamous intraepithelial lesions (SILs) from 3 uterine cervix cases (1 low-grade SIL, 2 high-grade SILs), 7 lesions from 5 large intestine cases (5 adenomatous polyps, 2 high-grade dysplasias), 6 lesions from 3 esophageal cases (2 Barrett’s esophagi with low-grade dysplasia, 4 with high-grade dysplasia), and 8 lesions from 6 oral cavity cases (1 mild dysplasia, 4 moderate dysplasias, and 3 high-grade dysplasias).
Telomere-FISH and Telomere/Immunostaining-FISH.
The protocol for combined staining of telomeric DNA (FISH probe) and immunostaining was performed without protease digestion, as described previously (33) . Briefly, 4-µm thick sections from formalin-fixed, paraffin-embedded tissues were deparaffinized, hydrated through a graded ethanol series, and underwent heat-induced antigen retrieval for 14 min in citrate buffer in a steamer, followed by application of a Cy3-labeled, telomere-specific, peptide nucleic acid (PNA) probe (0.3 µg/ml) complementary to the mammalian telomere repeat sequence [custom synthesized by Applied Biosystems (Framingham, MA)] and having the sequence (NH2 terminus to COOH terminus) CCCTAACCCTAACCCTAA with a NH2-terminal covalently linked Cy3 fluorescent dye. Denaturation was conducted for 4 min at 83deg. C, followed by a 2-h room temperature hybridization step. Slides were then washed and counterstained with the DNA-binding dye 4',6-diamidino-2-phenylindole (Sigma Chemical Co., St. Louis, MO).
Hybridization Probe Access Control.
To rule out differences in probe penetration or target accessibility as potential sources of observed differences in fluorescent telomere signal intensities in fixed tissue samples, we used a second fluorescently labeled PNA probe with specificity for centromeric DNA repeats (5'-Cy3-labeled PNA probe having the sequence ATTCGTTGGAAACGGGA synthesized by Applied Biosystems; Ref. 37 ). Using this probe, independent hybridizations were performed on tissue samples of several IEN lesions that displayed significant diminution of telomere hybridization signals in this study. Directly adjacent tissue sections were hybridized in parallel with either the centromere-specific PNA probe or the telomere-specific probe as described above.
Microscopy and Image Assessment.
Areas containing normal epithelium and IEN lesions were identified on H&E stained

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slides prior to telomere length assessment on adjacent tissue sections by fluorescence microscopy as previously described (33) . In the case of tissue microarray slides, such regions had been previously identified during array construction. During telomere length assessment, directly adjacent H&E reference slides were examined simultaneously with the telomere-FISH slides with a pathologist specializing in the particular tissue under study. In epithelial cells, telomeric staining produced a speckled pattern of widely distributed nuclear signals in all cases examined, with no evidence of significant peripheral or other nuclear sublocalization--in keeping with results previously reported for mammalian somatic cells (34 , 36 , 38 , 39) . For all tissues, the intensity of telomere staining, previously shown to be linearly related to telomere length, was assessed visually, with staining in IEN lesions compared qualitatively to that found in either adjacent normal-appearing epithelial cells or, where unavailable, to normal adjacent stromal cells (33 , 40) . IEN telomeres were scored as either very short (nearly undetectable), short (fluorescent signal intensity easily recognizable as less intense than normal-appearing epithelium or nonlymphocytic stroma), normal (signals equivalent to normal epithelium or stroma), long (signals significantly greater than normal), or very long (signals markedly brighter than normal epithelium or stroma; comparable with or greater than lymphocytes, which invariably exhibit robust telomere signals).
Anaphase bridges were defined as one or more clearly intact 4',6-diamidino-2-phenylindole-stained chromatin strands connecting and perpendicular to well-separated anaphase mitotic nuclei.
RESULTS
Microscopic examination of tissue sections containing IEN lesions hybridized with a telomere-specific fluorescent PNA probe revealed the presence of telomere length abnormalities in 34 of 35 (97%) of IEN lesions assayed. These included premalignant, preinvasive lesions of the large intestine, bladder, uterine cervix, esophagus, and oral cavity (Table 1 , Figs. 1 and 2 ).

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In agreement with previous studies, bright fluorescent telomere signals were observed in fibroblasts, smooth muscle cells, and endothelial cells of the stroma surrounding both premalignant lesions and normal-appearing epithelia, whereas lymphocytes exhibited very strong signals, typically stronger than those of other stromal cell types (Figs. 1 and 2 ; Refs. 34 , 36 , 41 ).
Esophagus.
Six lesions from 3 cases were examined, including 2 Barrett’s esophagi with low-grade dysplasia and 4 with high-grade dysplasia. All dysplastic lesions displayed short or very short telomeres (Fig. 2, A and B) . In 2 cases, regions of Barrett’s metaplasia were also

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observed on the biopsy specimens, and these exhibited telomere lengths that were intermediate between normal esophagus and dysplasia.
Large Intestine.
Seven lesions (5 adenomatous polyps, 2 high-grade dysplasias) from 5 cases were examined, all of which possessed short or very short telomeres compared with those within the normal-appearing epithelium (Fig. 1) . In addition, anaphase bridges were observed in colonic adenomas where telomeres were found to be short (Fig. 3E) . One adenoma (without associated high-grade dysplasia) and one high-grade dysplasia exhibited striking regional heterogeneity in which abrupt transitions were seen between large areas having very short telomeres and those possessing normal or longer than normal telomeres (Fig. 3, B-D) . A detailed examination of these same cells poststained with H&E after telomere-FISH revealed no discernable differences in either cell or nuclear architecture between cells with short telomeres and those with elongated telomeres.

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Fig. 3. Telomere length heterogeneity in intestinal adenomas. A, H&E-stained region of adenomatous polyp. B, same region as shown in A, stained for telomeres and total DNA. Telomere length heterogeneity is clearly visible. C, low power image of adenoma showing marked regional telomere length heterogeneity (* indicates regions with abnormally long telomeres). D, high power image showing transition from very short telomere phenotype to very long telomere phenotype in contiguous stretch of adenomatous epithelium. E, 4',6-diamidino-2-phenylindole-stained high-power image showing anaphase bridges in mitotic figure in region with short telomeres. F, crypt-crypt telomere length variability between normal-appearing colonic crypts. Arrow: crypt possessing significantly longer telomeres than neighboring crypts.

Invasive cancers, all of which contained short telomeres, were present in 3 cases. In 1 of these, the corresponding adenoma was of mixed telomere length phenotype, with the short component comparable with the cancer with respect to telomere length.
Although telomere lengths appeared uniform between cells within individual normal-appearing colonic crypts (Fig. 1, A and B) , significant crypt-crypt variation was occasionally seen in 2 of 5 cases (Fig. 3F) .
Bladder.
In bladder specimens, 8 of 11 (72.7%) IEN lesions contained cells with short or very short telomeres. Of the epithelial sites examined in this study, telomere length variability was most prevalent in IEN lesions of the bladder, where 7 of 11 lesions displayed mixtures of cells with either abnormally short or abnormally long telomeres (Fig. 4) . These mixed telomere length phenotype IEN lesions exhibited either regional, cell-cell intralesional variability, or both. In 1 heterogeneous lesion, anaphase bridges were

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observed in the component with short telomeres, whereas, in contrast, cleanly separated anaphases were observed in the component having long telomeres.

In 1 case, invasive cancer was also present and exhibited very short telomeres. The flat CIS lesion (mixed telomere length phenotype) associated with this cancer displayed an equivalent level of telomere shortening in the component with short telomeres.
In 1 of 5 flat CIS lesions, very long telomeres were the sole abnormality seen (Fig. 4B) .
Uterine Cervix.
One low-grade SIL and 2 high-grade SILs from separate cases all displayed shorter telomeres than adjacent normal-appearing squamous epithelium, with 1 of the high-grade lesions also containing cells with normal length telomeres (Fig. 2, E and F) .
Oral Cavity.
Eight lesions from 6 cases were examined, all but one of which had short or very short telomeres (Fig. 2, C and D) . In the case that did not display abnormal telomeres in the IEN lesion, invasive cancer was also present, and it exhibited telomere shortening.
Confirmation of Hybridization Probe Access.
To rule out differences in either probe penetration or DNA accessibility as potential sources of the differences we observed in fluorescent-telomeric signal intensities in fixed tissue samples, we used a second fluorescently labeled PNA probe with different target specificity, namely centromeric DNA repeats (37) . Using this probe, which is similar in size to the telomere-specific probe, independent hybridizations were performed on serial sections of tissue samples of several IEN lesions that displayed significant telomere shortening in this study. These adjacent sections were hybridized in parallel with either the centromere-specific PNA probe or the telomere-specific probe, under identical hybridization conditions. In each case, the centromere-specific probe gave robust signals in all cells, including those in which telomeric signals were dim or undetectable (Fig. 5) .

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DISCUSSION
In previous work applying high-resolution fluorescence in situ telomere length assessment to human clinical specimens, evidence of marked telomere shortening was found in >90% of premalignant cancer precursor lesions of both the prostate and pancreas (34, 35, 36) . In the current study, to determine how widespread this somatic DNA alteration is in human epithelial cancer precursor lesions, we surveyed 35 IEN lesions from an array of epithelial tissues, including the bladder, esophagus, large intestine, oral cavity, and uterine cervix, representing many clinically important human carcinoma target sites.
In this study, we found that in the vast majority (97.1%) of IEN lesions examined, the earliest identifiable epithelial cancer precursors are composed of cells possessing telomere length abnormalities, with most lesions (88.6%) displaying abnormally short telomeres (Table 1) . It therefore appears that the telomere shortening frequently observed in malignant epithelial tumors has already occurred by the preinvasive stage (Table 2) . Indeed, when both were present, invasive cancers and accompanying IEN lesions typically exhibited similar degrees of telomeric shortening in agreement with previous results in the prostate and pancreas (34, 35, 36) .

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Table 2 Summary of telomere length abnormalities found to date in intraepithelial neoplasia lesions by in situ telomere length assessment

Although the cause of the shortened telomeres we observed in IEN lesions is unknown, research to date suggests three possibilities.

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The first is the end-replication problem, a result of the inability of DNA polymerases to completely replicate the termini of linear DNA molecules. Thus, if the initial target cell for malignant transformation was negative (or weakly positive) for the telomere length maintenance enzyme telomerase, then loss of telomeric DNA could take place during the clonal expansion/selection processes thought to occur during tumor development (42, 43, 44) . Secondly, several proteins have been implicated in the formation of a protective higher-order capping structure at the telomeres, and experimental changes in the level of expression or function of several of these proteins have been shown to affect telomere length, both positively and negatively (45 , 46) . It remains to be seen, however, whether similar changes in telomeric capping proteins occur during tumorigenesis. Finally, telomeres may rapidly shorten as a result of inefficiently repaired DNA damage caused by oxidative stress (13) .
In light of the above, it is noteworthy that several chronic inflammatory conditions, known to cause both increased cell turnover and oxidative damage, are positively correlated with the risk of epithelial cancer development (47) . Intriguingly, inflammatory cells are frequently seen in association with IEN lesions, and telomere shortening has recently been reported in ulcerative colitis, a cancer-predisposing chronic inflammatory condition (41) . However, further study is required to determine whether telomere shortening occurs in local settings of chronic or acute inflammation.
The presence of anaphase bridges in IEN lesions with short telomeres, plus the fact that the magnitude of telomere shortening we observe in IEN lesions is strikingly similar to that seen in invasive carcinomas within the same tissue section, suggests that many IEN lesions possess cells with telomeres that have shortened well beyond the normal senescence checkpoint. These observations are in keeping with previous research, indicating that the expression of telomerase components, as well as telomerase enzymatic activity itself, often become pronounced at the IEN stage, as would be anticipated given that critical telomere shortening provides a strong selective pressure for the activation of telomere length maintenance mechanisms (48, 49, 50, 51, 52, 53, 54, 55) .
Although genetic instability is thought necessary for tumor initiation, increasing levels of instability present a problem for continued tumor growth because lethal genetic defects will accrue, creating a barrier to tumor expansion. Interestingly, not all IEN lesions are believed capable of fully advancing to the malignant state. It is, therefore, conceivable that unchecked telomere shortening at the IEN stage may represent a bottleneck to tumor development, with abortive IEN lesions either maintaining some checkpoint functionality or being ultimately self-limited because of an inability to activate telomere maintenance mechanisms. Consequently, only cells that find a way to maintain their telomeres, thus allowing unlimited cell division and some degree of genomic stabilization, will be able to pass through this bottleneck and progress to give rise to an invasive tumor.
In the current survey, one surprising finding was that 10 of 35 lesions (29%) displayed marked telomere length heterogeneity, particularly bladder IEN (Figs. 3 and 4 ). The variability in these mixed lesions consisted of cell-cell or regional differences between cells with normal to very long telomeres and cells with abnormally short telomeres. This heterogeneity may reflect differing rates of telomere dynamics in individual cells or in clonal outgrowths due, perhaps, to differences in proliferation rates, protection against oxidative damage, or to differences in telomere preservation/elongation mechanisms. Notably, intratumoral heterogeneity of telomerase activity has been reported in advanced cancers (56 , 57) .

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Once reliable methods for detection of telomerase activity in situ are available, it will be interesting to test whether areas in lesions with long telomeres correlate with regions of increased telomerase activity.
Another surprising finding of the current study was that several of the aforementioned heterogeneous lesions contained cells with telomeres that appeared much longer than those of adjacent normal-appearing epithelia, stroma, or lymphocytes--a phenotype reminiscent of the known telomerase-independent telomere elongation pathway termed alternating lengths of telomeres (ALT; Ref. 16 ). In 3 bladder lesions, cells with unusually long telomeres were the sole abnormality seen. However, and in keeping with the fact that the ALT pathway is seen predominately in tumors and in vitro-immortalized cells of mesenchymal rather than epithelial origin, we saw no evidence of the larger, very bright telomeric signals indicative of the presence of so-called ALT-associated promyelocytic leukemia nuclear bodies, a nearly universal finding in cell populations displaying the ALT phenotype (16 , 58) . The extraordinarily long telomeres seen in some of the IEN lesions surveyed here may, instead, be caused by telomerase-mediated telomere extension. On the other hand, they may be the result of an ALT-like telomere elongation pathway that does not involve the formation of ALT-associated promyelocytic leukemia bodies.
In addition to the variability described above for a subset of IEN lesions, intriguing differences in telomere lengths were also sometimes observed in normal-appearing epithelia of the large intestine. Although telomere lengths appeared uniform between cells within individual normal crypts, significant crypt-crypt variation was seen on occasion (2 of 5 cases; Fig. 3F ). Because colonic crypts display evidence of clonality, this variability may represent telomere length mosaicism between the stem cells maintaining individual crypts. Telomere length variability is also observed in subsets of normal-appearing breast epithelium as well (59) .
In summary, we report that a majority of IEN lesions are largely composed of cells with abnormal telomere lengths, primarily short telomeres, in keeping with previously published studies on IEN lesions of the prostate (34 , 35) and pancreas (36) , as well as results from breast (59) and biliary lesions.4 The results presented here support a model whereby telomere dysfunction induces chromosomal instability as an early initiating event in many, perhaps most, human epithelial cancers. Thus, intervention strategies aimed at preventing or even reversing telomere shortening may be effective in lowering cancer incidence. In addition, telomere length assessment by high-resolution in situ techniques may provide a novel end point for cancer chemoprevention studies and for improved early diagnosis of human cancer precursor lesions.

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ACKNOWLEDGMENTS
We thank Helen Fedor for her expert assistance with sample preparation and database management.
FOOTNOTES
Grant support: Public Health Service Grants NIH/NCI K08CA78588, R01DK07552, and NCI SPORE#P50CA58236.
The costs of publication of this article were defrayed in part by the payment of page charges. This article must therefore be hereby marked advertisement in accordance with 18 U.S.C. Section 1734 solely to indicate this fact.
Requests for reprints: Angelo M. De Marzo, Department of Pathology, Division of Genitourinary Pathology, Bunting/Blaustein Cancer Research Building, Room 153, 1650 Orleans Street, Baltimore, MD 21231-1000. Phone: (410) 614-5686; Fax: (410) 502-5158; E-mail: ademarz@jhmi.edu.
4 D. E. Hansel, A. K. Meeker, J. Hicks, A. DeMarzo, K. D. Lillemoe, R. Schulick, R. H. Hruban, A. Maitra, and P. Argani. Telomere length variation in biliary tract metaplasia, dysplasia and carcinoma, submitted for publication.
Received 7/ 3/03; revised 2/ 3/04; accepted 2/18/04.
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2. Mittelamn F. . Catalog of chromosome aberrations in cancer, 6th ed. Alan R. Liss New York 1998.
3. Lengauer C, Kinzler KW, Vogelstein B. Genetic instabilities in human cancers. Nature (Lond.), 396: 643-9, 1998.

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4. Loeb LA. A mutator phenotype in cancer. Cancer Res, 61: 3230-9, 2001.
5. Shih IM, Zhou W, Goodman SN, Lengauer C, Kinzler KW, Vogelstein B. Evidence that genetic instability occurs at an early stage of colorectal tumorigenesis. Cancer Res, 61: 818-22, 2001.
6. Qian J, Jenkins RB, Bostwick DG. Genetic and chromosomal alterations in prostatic intraepithelial neoplasia and carcinoma detected by fluorescence in situ hybridization. Eur Urol, 35: 479-83, 1999.
7. Hartwell L. Defects in a cell cycle checkpoint may be responsible for the genomic instability of cancer cells. Cell, 71: 543-6, 1992.
8. Myung K, Chen C, Kolodner RD. Multiple pathways cooperate in the suppression of genome instability in Saccharomyces cerevisiae. Nature (Lond.), 411: 1073-6, 2001.
9. Jallepalli PV, Lengauer C. Chromosome segregation and cancer: cutting through the mystery. Nat Rev Cancer, 1: 109-17, 2001.
10. Nowak MA, Komarova NL, Sengupta A, et al The role of chromosomal instability in tumor initiation. Proc Natl Acad Sci USA, 99: 16226-31, 2002.
11. Blackburn EH. Structure and function of telomeres. Nature (Lond.), 350: 569-72, 1991.
12. Levy MZ, Allsopp RC, Futcher AB, Greider CW, Harley CB. Telomere end-replication problem and cell aging. J Mol Biol, 225: 951-60, 1992.
13. von Zglinicki T, Saretzki G, Docke W, Lotze C. Mild hyperoxia shortens telomeres and inhibits proliferation of fibroblasts: a model for senescence?. Exp Cell Res, 220: 186-93, 1995.
14. Greider CW, Blackburn EH. Identification of a specific telomere terminal transferase activity in tetrahymena extracts. Cell, 43: 405-13, 1985.
15. Lundblad V, Blackburn EH. An alternative pathway for yeast telomere maintenance rescues est1-senescence. Cell, 73: 347-60, 1993.
16. Henson JD, Neumann AA, Yeager TR, Reddel RR. Alternative lengthening of telomeres in mammalian cells. Oncogene, 21: 598-610, 2002.

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17. McClintock B. The stability of broken ends of chromosomes in Zea mays. Genetics, 26: 234-82, 1941.
18. Hackett JA, Feldser DM, Greider CW. Telomere dysfunction increases mutation rate and genomic instability. Cell, 106: 275-86, 2001.
19. Shay JW, Wright WE, Werbin H. Defining the molecular mechanisms of human cell immortalization. Biochim Biophys Acta, 1072: 1-7, 1991.
20. Harley CB, Kim NW, Prowse KR, et al Telomerase, cell immortality, and cancer. Cold Spring Harb Symp Quant Biol, 59: 307-15, 1994.
21. Wright WE, Shay JW. Telomere dynamics in cancer progression and prevention: fundamental differences in human and mouse telomere biology. Nat Med, 6: 849-51, 2000.
22. O’Hagan RC, Chang S, Maser RS, et al Telomere dysfunction provokes regional amplification and deletion in cancer genomes. Cancer Cell, 2: 149-55, 2002.
23. Hastie N, Dempster M, Dunlop M, Thompson A, Green D, Alshire R. Telomere reduction in human colorectal carcinoma and with ageing. Nature (Lond.), 346: 866-8, 1990.
24. de Lange T. Blackburn EAG eds. . Telomere dynamics and genome instability in human cancer, p. 265-293, Cold Spring Harbor Press Telomeres, Plainview, NY 1995.
25. von Zglinicki T. Are the ends of chromosomes the beginning of tumor genesis? On the role of telomeres in cancer development [in German]. Fortschr Med, 114: 12-4, 1996.
26. Harley CB. Telomere loss: mitotic clock or genetic time bomb?. Mutat Res, 256: 271-82, 1991.
27. Blasco MA, Lee HW, Hande MP, et al Telomere shortening and tumor formation by mouse cells lacking telomerase RNA. Cell, 91: 25-34, 1997.
28. Rudolph KL, Chang S, Lee HW, et al Longevity, stress response, and cancer in aging telomerase-deficient mice. Cell, 96: 701-12, 1999.
29. Artandi SE, Chang S, Lee SL, et al Telomere dysfunction promotes non-reciprocal translocations and epithelial cancers in mice. Nature (Lond.), 406: 641-5, 2000.

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30. O’Shaughnessy JA, Kelloff GJ, Gordon GB, et al Treatment and prevention of intraepithelial neoplasia: an important target for accelerated new agent development. Clin Cancer Res, 8: 314-46, 2002.
31. Galipeau PC, Prevo LJ, Sanchez CA, Longton GM, Reid BJ. Clonal expansion and loss of heterozygosity at chromosomes 9p and 17p in premalignant esophageal (Barrett’s) tissue. J Natl Cancer Inst (Bethesda), 91: 2087-95, 1999.
32. Buerger H, Otterbach F, Simon R, et al Comparative genomic hybridization of ductal carcinoma in situ of the breast evidence of multiple genetic pathways. J Pathol, 187: 396-402, 1999.
33. Meeker AK, Gage WR, Hicks JL, et al Telomere length assessment in human archival tissues: combined telomere fluorescence in situ hybridization and immunostaining. Am J Pathol, 160: 1259-68, 2002.
34. Meeker AK, Hicks JL, Platz EA, et al Telomere shortening is an early somatic DNA alteration in human prostate tumorigenesis. Cancer Res, 62: 6405-9, 2002.
35. Vukovic B, Park PC, Al-Maghrabi J, et al Evidence of multifocality of telomere erosion in high-grade prostatic intraepithelial neoplasia (HPIN) and concurrent carcinoma. Oncogene, 22: 1978-87, 2003.
36. van Heek NT, Meeker AK, Kern SE, et al Telomere shortening is nearly universal in pancreatic intraepithelial neoplasia. Am J Pathol, 161: 1541-7, 2002.
37. Chen C, Hong YK, Ontiveros SD, Egholm M, Strauss WM. Single base discrimination of CENP-B repeats on mouse and human Chromosomes with PNA-FISH. Mamm Genome, 10: 13-18, 1999.
38. Harley CB. Telomeres and aging: fact, fancy, and the future. J NIH Res, 7: 64-8, 1995.
39. Henderson S, Allsopp R, Spector D, Wang SS, Harley C. In situ analysis of changes in telomere size during replicative aging and cell transformation. J Cell Biol, 134: 1-12, 1996.
40. Lansdorp PM, Verwoerd NP, van de Rijke FM, et al Heterogeneity in telomere length of human chromosomes. Hum Mol Genet, 5: 685-91, 1996.

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41. O’Sullivan JN, Bronner MP, Brentnall TA, et al Chromosomal instability in ulcerative colitis is related to telomere shortening. Nat Genet, 32: 280-4, 2002.
42. Nowell PC. The clonal evolution of tumor cell populations. Science (Wash. DC), 194: 23-8, 1976.
43. Fialkow PJ. The origin and development of human tumors studied with cell markers. N Engl J Med, 291: 26-35, 1974.
44. Cairns J. Mutation selection and the natural history of cancer. Nature (Lond.), 255: 197-200, 1975.
45. van Steensel B, de Lange T. Control of telomere length by the human telomeric protein TRF1 [see comments]. Nature (Lond.), 385: 740-3, 1997.
46. Baumann P, Cech TR. Pot1, the putative telomere end-binding protein in fission yeast and humans. Science (Wash. DC), 292: 1171-5, 2001.
47. Coussens LM, Werb Z. Inflammation and cancer. Nature (Lond.), 420: 860-7, 2002.
48. Koeneman KS, Pan CX, Jin JK, et al Telomerase activity, telomere length, and DNA ploidy in prostatic intraepithelial neoplasia (PIN). J Urol, 160: 1533-9, 1998.
49. Meeker AK, Coffey DS. Telomerase: a promising marker of biological immortality of germ, stem, and cancer cells. A review. Biochemistry (Mosc.), 62: 1323-31, 1997.
50. Kanamaru T, Tanaka K, Kotani J, et al Telomerase activity and hTERT mRNA in development and progression of adenoma to colorectal cancer. Int J Mol Med, 10: 205-10, 2002.
51. Kim HR, Christensen R, Park NH, Sapp P, Kang MK. Elevated expression of hTERT is associated with dysplastic cell transformation during human oral carcinogenesis in situ. Clin Cancer Res, 7: 3079-86, 2001.
52. Frost M, Bobak JB, Gianani R, et al Localization of telomerase hTERT protein and hTR in benign mucosa, dysplasia, and squamous cell carcinoma of the cervix. Am J Clin Pathol, 114: 726-34, 2000.

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53. Kolquist KA, Ellisen LW, Counter CM, et al Expression of TERT in early premalignant lesions and a subset of cells in normal tissues. Nat Genet, 19: 182-6, 1998.
54. Mueller C, Riese U, Kosmehl H, Dahse R, Claussen U, Ernst G. Telomerase activity in microdissected human breast cancer tissues: association with p53, p21 and outcome. Int J Oncol, 20: 385-90, 2002.
55. Wisman GB, De Jong S, Meersma GJ, et al Telomerase in (pre)neoplastic cervical disease. Hum Pathol, 31: 1304-12, 2000.
56. Tsao JI, Zhao YL, Lukas J, et al Telomerase activity in normal and neoplastic breast. Clin Cancer Res, 3: 627-31, 1997.[Abstract]
57. Kleinschmidt-Demasters BK, Evans LC, Bobak JB, et al Quantitative telomerase expression in glioblastomas shows regional variation and down-regulation with therapy but no correlation with patient outcome. Hum Pathol, 31: 905-13, 2000.
58. Yeager TR, Neumann AA, Englezou A, Huschtscha LI, Noble JR, Reddel RR. Telomerase-negative immortalized human cells contain a novel type of promyelocytic leukemia (PML) body. Cancer Res, 59: 4175-9, 1999.
59. Meeker AK, Hicks J, Argani P, Gabrielson E, Strauss WM, DeMarzo A. Telomere shortening occurs in subsets of normal breast epithelium as well as in situ and invasive carcinoma. Am J Pathol, 164: 925-35, 2004.

Nature Biotechnology 18, 22 - 23 (2000)
doi:10.1038/71872
The use of telomerized cells for tissue engineering
Jerry W. Shay & Woodring E. Wright
Jerry W. Shay (shay@utsw.swmed.edu) and Woodring E. Wright are professors in the department of cell biology, University of Texas, Southwestern Medical Center, 5323 Harry Hines Boulevard , Dallas, TX 75390-9039. J.W.S. is a senior scholar, the Ellison Medical Foundation, Bethesda , MD.

Tissue and organ failure are major health problems. Surgical repair, artificial prostheses, mechanical devices, and both human and xenograph organ transplantation continue to be important in medical treatment of certain human diseases1. However, the field of tissue engineering, involving the reprogramming of pluripotent stem cells or rejuvenation of specific differentiated cells, is emerging as a promising alternative. The eventual goal is to be able to take a patient's own cells, expand them in a laboratory environment, genetically engineer them to correct a particular defect, and then reintroduce them into

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the patient in a form that permits the cells to function in a tissue-specific manner. In this issue of Nature Biotechnology, Thomas et al. provide data that supports the feasibility of a first step in this direction2.

Normal cells divide a limited number of times before they undergo growth arrest, often referred to as replicative senescence. Telomerase is a cellular ribonucleoprotein reverse transcriptase that adds telomeric DNA to the ends of chromosomes to compensate for the inevitable losses that occur during replication. The hypothesis that progressive telomere shortening could be the counting mechanism for replicative senescence was recently strengthened by the demonstration that expression of the catalytic protein component of telomerase (hTERT) could prevent growth arrest and immortalize human fibroblasts and epithelial cells3. Moreover, telomerase is present in specialized reproductive cells and almost all cancer cells that appear to divide indefinitely4. Although telomerase is present in proliferative stem cells of renewal tissues, its level is apparently insufficient to fully maintain telomere length, since these tissues show gradual telomere shortening throughout life.

Thomas et al. introduced both hTERT and SV40 large T-antigen into bovine adrenal cells and showed that the modified cells maintained telomeric DNA2. They then transplanted (Fig. 1) these rapidly growing engineered bovine adrenocortical cells into a small (3 mm) polycarbonate cylinder introduced beneath the kidney capsule of scid (T- and B-cell deficient) mice that had been adrenalectomized. Whereas the animals without transplantation died, animals that received transplants of cells expressing both hTERT and SV40 large T-antigen survived and produced bovine cortisol to replace the mouse glucocorticoid, corticosterone. This is an important result, becasue cortisol secretion is a very sensitive measure of cell function, since it depends on the formation of a complete set of steroidogenic enzymes. The tissue formed in the animals was a chimera of normal-appearing bovine adrenal cortex cells together with mouse endothelial cells. The tissue was well vascularized and did not overgrow the polycarbonate cylinder (whereas a similarly introduced breast cancer cell line did expand outside the cylinder). The proliferation rate in tissues formed by these transplanted bovine adrenal cells was low, and there were no indications of malignant transformation. Previously, these investigators had shown that normal bovine adrenal cells and SV40 T-antigen transfected bovine cells were only transplantable for a short time after culture5. Introduction of hTERT greatly extended the time after culture that transplantations were successful. While an important question not addressed in this study is whether hTERT alone could have accomplished the same result, these experiments dramatically showed that an endocrine tissue could be derived from a previously cultured somatic cell type that expressed both T-antigen and hTERT.

Figure 1. Bovine adrenocortical cells were established in culture and transfected with SV40 large T-antigen and the catalytic protein component of telomerase (hTERT).

Approximately 2106 cells were then transplanted into a small cylinder placed beneath the kidney capsule of scid mice that had been adrenalectomized. All mice that received

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cell transplants produced cortisol instead of the mouse corticosterone, and survived despite adrenalectomy.

Full Figure and legend (72K)

Another important result in these studies is that the combined introduction of viral oncoproteins together with telomerase did not result in cancer progression. The expression of telomerase in almost all malignancies suggests that overcoming the proliferative limits imposed by telomere shortening represents a key step in oncogenesis4. Initial concerns that the introduction of telomerase alone into normal cells might actually transform them have not been borne out6, 7. The cells with introduced telomerase have extended the length of their telomeres, have continued to divide for over 300 generations past the time they normally would stop dividing, and continue to divide. The cells are growing normally, giving rise to normal cells with the normal number of chromosomes. Thus, telomerase expression and maintenance of telomere integrity does not bypass cell cycle-induced checkpoint controls and does not lead to genomic instability. However, anchorage-independent growth and xenograph tumors can be obtained if T-antigen is introduced into normal human cells followed several months later by expressing both H-ras and hTERT (8). The experiments by Thomas et al.2 are important because they demonstrate that in some cell types a cancer phenotype is not obtained, even after many normal cell cycle checkpoint functions have been abrogated. It would be of interest to know if the introduction of H-ras into these telomerized, T-antigen expressing bovine adrenal cells prevents successful transplantation or produces premalignant or malignant changes. While concerns over long-term effects on cancer incidence by immortalized cells are legitimate, the present results suggest that immortalization or reversible immortalization of specific cell types that can be thoroughly characterized before transplantation may have manageable risks. In the future, the discovery of small molecules or drugs that transiently activates the normal hTERT promoter or conditional expression may obviate some of these concerns.

Slowing the rate of telomere shortening could have benefits in specific tissues where telomere-based growth arrest (senescence) occurs. The medical implications of this technology are profound. Some promising areas of cell engineering include rejuvenation of hematopoietic stem cells for improving bone marrow transplants or enhancing general immunity for older patients. Other possibilities include an unlimited supply of skin cells for grafts in burn patients and for treating ulcerated lesions that do not heal. The immortalization of chondrocytes or osteoprogenitor cells to treat osteoarthritis or for bone grafts, and endothelial cells for the generation of tissue-engineered blood vessels are other areas of interest. In the future, we could try to grow cells in the laboratory for disorders for which there are currently no cures--for example, muscle satellite cells for muscular dystrophy, retinal cells for the treatment of macular degeneration (a leading cause of age-related blindness), and immune cells for HIV patients. This could avoid immune rejections and could slow down or reverse some of the problems associated with

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these disorders. Alternatively, we could produce proteins from normal human cell cultures to treat the donor patient. Engineered cells may also be useful for in vitro markets, as alternatives to animal testing, or to produce products for cosmetic applications. However, we will first have to develop safety and efficacy standards, quality and control assurances, and preclinical and clinical evaluations. The present results are a first step in documenting that the introduction or activation of telomerase in normal cells is likely to have many applications and a major impact for the future of medicine.

REFERENCES
Persidis, A. Nat. Biotechnol. 17, 508−510 (1999). | Article | PubMed | ChemPort |
Thomas, M., Yang, L. & Hornsby, P.J. Nat. Biotechnol. 18, 39−42 (2000). | Article | PubMed | ISI | ChemPort |
Bodnar, A.G. et al. Science 279, 349−352 (1998). | Article | PubMed | ISI | ChemPort |
Kim, N.-W. et al. Science 266, 2011−2015 (1994). | PubMed | ISI | ChemPort |
Thomas, M., Northrup, S.R. & Hornsby, P.J. Nat. Med. 3, 978−983 (1997). | Article | PubMed | ISI | ChemPort |
Morales, C.P. et al. Nat. Genet. 21, 115−118 (1999). | Article | PubMed | ISI | ChemPort |
Jiang, X.-R. et al. Nat. Genet. 21, 111−114 (1999). | Article | PubMed | ISI | ChemPort |
Hahn, W.C. et al. Nature 291, 464−468 (1999).

In Focus
February 02, 1998
Turning Back the Strands of Time
Scientists have found a major factor that controls whether a cell dies or thrives
By Kristin Leutwyler

It may not sound as appetizing as aquavit, but telomerase--an enzyme discovered only a decade ago in a single-celled protozoan--may well be the elixir of youth. This chemical acts in immortal cancer cells, sperm and ovum to repair telomeres, the strands of DNA that tie up the ends of chromosomes. And now it seems that activating telomerase in sundry other cells grants them a longer lease on life as well.

The finding, which was published in the January 16 issue of Science, finally proves what was a highly controversial model linking telomeres to cellular aging. More important, it opens up new avenues for research into diseases that occur when cells grow old, including macular degeneration in the eye and atherosclerosis, and those that arise when cells don't age at all, such as cancer.

The connection between telomeres and aging first emerged in 1986, when Howard Cooke of the Medical Research Council in Edinburgh noticed that the telomeres in reproductive cells were longer than those in shorter-lived somatic cells--the sort found in skin, muscle

Page. 452

and nerve tissues. Knowing that telomeres shortened each time a cell divided, he speculated that somatic cells might not make telomerase. If somatic cells could not repair telomeres, he reasoned, their telomeres would continually shrink.
In addition, Cooke suggested that ever-shortening telomeres, like sands passing through an hourglass, might count out a cell's days. After a certain number of cell divisions, the telomeres would be so short as to somehow prevent the cell from further proliferation--putting it in a state called senescence. In other words, he proposed that telomere length offered a clock for telling a cell's longevity.
Image: SOUTHWESTERN MEDICAL CENTER

LIVING PROOF. Cells treated to produce active telomerase continue to divide vigorously (bottom), whereas normal cells of the same age have lost their vigor (top).

The idea got a lot of attention--and attacks. Cooke himself wrote a paper in 1990 showing that mice having extraordinarily long telomeres did not live for an extraordinarily long time. And last year, M. A. Blasco of Cold Spring Harbor Laboratory discovered that even when mice were genetically engineered so that they could not manufacture telomerase, the animals still, on occasion, developed malignancies. Either some other mechanism had protected the telomeres in these murine tumor cells against erosion or shortened telomeres did not suppress tumor growth in mice as it was suspected they did in humans.

Now, it is clear the latter is likely the case. In a salvo of papers published over the past few months, researchers have shown that the telomerase gene can be activated in human cells--and that it does extend cell life. The initial development was a report in the August 15, 1997, issue of Science that a group headed by Nobelist Thomas Cech of the University of Colorado at Boulder and colleagues at Geron Corporation, a biotechnology company specializing in aging research in Menlo Park, Calif., had isolated the human gene for a catalytic protein called telomerase reverse transcriptase (hTRT).

Although the gene for telomerase is present in all cells, hTRT is present only in immortal cells, where it serves to fuse the repeating sequences of DNA to the chromosomes, thereby lengthening the telomeres. Proof that introduction of the hTRT gene into mortal cells would cause them to produce active telomerase was offered in the December 1, 1997, issue of Nature Genetics by the Geron group, this time in a collaboration with researchers from the University of Texas Southwestern Medical Center in Dallas.

But does lengthening the telomeres actually prolong the life of human cells? Groups from Southwestern Medical Center and Geron proved just that in the recent Science article. By introducing the hTRT gene, they caused three different kinds of cells--retinal pigment epithelial cells, foreskin fibroblasts and vascular endothelial cells--to resume telomerase activity.

It may not sound as appetizing as aquavit, but telomerase--an enzyme discovered only a decade ago in a single-celled protozoan--may well be the elixir of youth. This chemical acts in immortal cancer cells, sperm and ovum to repair telomeres, the strands of DNA

Page. 453

that tie up the ends of chromosomes. And now it seems that activating telomerase in sundry other cells grants them a longer lease on life as well.

The finding, which was published in the January 16 issue of Science, finally proves what was a highly controversial model linking telomeres to cellular aging. More important, it opens up new avenues for research into diseases that occur when cells grow old, including macular degeneration in the eye and atherosclerosis, and those that arise when cells don't age at all, such as cancer.

The connection between telomeres and aging first emerged in 1986, when Howard Cooke of the Medical Research Council in Edinburgh noticed that the telomeres in reproductive cells were longer than those in shorter-lived somatic cells--the sort found in skin, muscle and nerve tissues. Knowing that telomeres shortened each time a cell divided, he speculated that somatic cells might not make telomerase. If somatic cells could not repair telomeres, he reasoned, their telomeres would continually shrink.
In addition, Cooke suggested that ever-shortening telomeres, like sands passing through an hourglass, might count out a cell's days. After a certain number of cell divisions, the telomeres would be so short as to somehow prevent the cell from further proliferation--putting it in a state called senescence. In other words, he proposed that telomere length offered a clock for telling a cell's longevity.
Image: SOUTHWESTERN MEDICAL CENTER

LIVING PROOF. Cells treated to produce active telomerase continue to divide vigorously (bottom), whereas normal cells of the same age have lost their vigor (top).

The idea got a lot of attention--and attacks. Cooke himself wrote a paper in 1990 showing that mice having extraordinarily long telomeres did not live for an extraordinarily long time. And last year, M. A. Blasco of Cold Spring Harbor Laboratory discovered that even when mice were genetically engineered so that they could not manufacture telomerase, the animals still, on occasion, developed malignancies. Either some other mechanism had protected the telomeres in these murine tumor cells against erosion or shortened telomeres did not suppress tumor growth in mice as it was suspected they did in humans.

Now, it is clear the latter is likely the case. In a salvo of papers published over the past few months, researchers have shown that the telomerase gene can be activated in human cells--and that it does extend cell life. The initial development was a report in the August 15,

Page. 454

1997, issue of Science that a group headed by Nobelist Thomas Cech of the University of Colorado at Boulder and colleagues at Geron Corporation, a biotechnology company specializing in aging research in Menlo Park, Calif., had isolated the human gene for a catalytic protein called telomerase reverse transcriptase (hTRT).

Although the gene for telomerase is present in all cells, hTRT is present only in immortal cells, where it serves to fuse the repeating sequences of DNA to the chromosomes, thereby lengthening the telomeres. Proof that introduction of the hTRT gene into mortal cells would cause them to produce active telomerase was offered in the December 1, 1997, issue of Nature Genetics by the Geron group, this time in a collaboration with researchers from the University of Texas Southwestern Medical Center in Dallas.

But does lengthening the telomeres actually prolong the life of human cells? Groups from Southwestern Medical Center and Geron proved just that in the recent Science article. By introducing the hTRT gene, they caused three different kinds of cells--retinal pigment epithelial cells, foreskin fibroblasts and vascular endothelial cells--to resume telomerase activity.

(Circulation Research. 2004;94:575.)
© 2004 American Heart Association, Inc.
Telomeres and Cardiovascular Disease
Does Size Matter?
Antonio L. Serrano, Vicente Andrés

From Laboratory of Vascular Biology, Department of Molecular and Cellular Pathology and Therapy, Instituto de Biomedicina de Valencia, Consejo Superior de Investigaciones Científicas, Valencia, Spain.

Correspondence to Vicente Andrés, Laboratory of Vascular Biology, Department of Molecular and Cellular Pathology and Therapy, Instituto de Biomedicina de Valencia, C/Jaime Roig 11, 46010 Valencia, Spain. E-mail vandres@ibv.csic.es

Telomeres--the specialized DNA-protein structures at the ends of eukaryotic chromosomes--are essential for maintaining genome stability and integrity and for extended proliferative life span in both cultured cells and in the whole organism. Telomerase and additional telomere-associated proteins are necessary for preserving telomeric DNA length. Age-dependent telomere shortening in most somatic cells, including vascular endothelial cells, smooth muscle cells, and cardiomyocytes, is thought to impair cellular function and viability of the aged organism. Telomere dysfunction is emerging as an important factor in the pathogenesis of hypertension, atherosclerosis, and heart failure. In this Review, we discuss present studies on telomeres and telomere-associated proteins in cardiovascular pathobiology and their implications for therapeutics.

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Telomeres are specialized DNA-protein complexes located at the ends of linear chromosomes of eukaryotes that preserve genome integrity and stability by preventing the recognition of chromosomal ends as double-stranded DNA breaks. The telomeric complex is composed of noncoding double-stranded repeats of G-rich tandem DNA sequences (TTAGGG in humans) that are extended several thousand base pairs and end in a 3' single-stranded overhang, the enzyme telomerase, and several associated proteins with structural and regulatory roles that participate in the control of telomere length and capping (ie, TRF1, TRF2, and Ku86) (Figures 1A and 1B). Telomerase has two components, a catalytic telomerase reverse transcriptase (TERT) and a telomerase RNA component (Terc) that serves as a template for the synthesis of new telomeric DNA

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repeats (Figure 1B). The telomeric structure and the complex regulation of telomere dynamics is thoroughly discussed elsewhere.1,2

Most adult somatic cells exhibit low or absent telomerase activity and thus experience progressive telomere attrition with each mitotic cycle, both in cell culture as a function of population doublings and during aging of the whole organism3-5 (Figure 1C). In contrast, germ and tumor cells maintain high telomerase activity and long telomeres and thus have an extended proliferative potential. Notably, forced overexpression of TERT inhibits replicative senescence and extends life span in numerous cell types. The Table summarizes studies on telomeres and telomerase in the biology of cultured cardiomyocytes, smooth muscle cells (SMCs), and endothelial cells (ECs). Notably, telomere shortening is accelerated in human premature aging syndromes (ie, Werner syndrome, ataxia telangiectasia, and dyskeratosis congenita).

Table 1. In Vitro Studies Implicating Telomeres and Telomerase in Cardiovascular Cell Function

The validity of telomere length by itself as an indicator of cell viability or aging has been challenged by the present model of the telomere complex, which postulates a dynamic switch between a protected or capped state and a temporarily uncapped state.6 Telomere homeostasis is regulated through mutually reinforcing mechanisms, such as its precise protein composition, telomere length, and telomerase activity level. The probability of telomere uncapping increases when one or more of these parameters are critically altered and cannot be compensated by the others. For instance, telomerase is dispensable in cells with sufficiently long telomeres, but cells with critically short telomeres that lack telomerase lose their ability to proliferate (replicative senescence). Telomere dysfunction can provoke chromosomal fusions and apoptotic cell death.

Telomerase expression and activity and telomere length are tissue-regulated and developmentally regulated, with generally greater telomerase activity during embryonic development and low or undetectable levels soon after birth. For instance, telomerase activity in rat embryos is highest in liver and lowest in brain and becomes undetectable in all adult organs examined but in liver,7 and telomere length decreases with aging in rat

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kidney, liver, pancreas, and lung but not in brain.8 In mice, similar telomere length was found in liver, brain, testis, kidney, and spleen of newborns, but this parameter differed among tissues in adults.9 Significant age-dependent telomere shortening in Mus spretus was found in spleen and brain but not in liver, testis, or kidney, and telomerase activity was abundant in adult liver and testis but weak to undetectable in spleen, kidney, and brain.10 Although human telomere reduction rates of 29 to 60 bp per year have been estimated in the liver, renal cortex, and spleen, telomere length is maintained in cerebral cortex.11

Individual differences in telomere length in rodents9,10 and humans11-15 suggest that this parameter is genetically determined. Moreover, human and animal studies revealed higher telomerase activity16 and longer telomeres8,10,17 in females versus males, and estrogens may contribute to these gender differences (see below). It is also noteworthy that human TERT (hTERT) is alternatively spliced in specific patterns in different tissue types during human development, and this mechanism often leads to the expression of hTERT protein lacking functional reverse-transcriptase domains.18

The impact of telomere ablation in the whole organism has been rigorously assessed in Terc-deficient mice.19-26 Notably, the breeding of successive generations of Terc-null mice is necessary to reach critical telomere ablation, leading to increased chromosome end-to-end fusions and alterations characteristic of premature aging and disease, such as infertility, graying of hair, alopecia, impaired wound healing, small intestine and spleen atrophy, reduced proliferation of T and B lymphocytes, and hematopoietic disorders. These alterations, which are most prominent in highly proliferative organs, are associated with a significant reduction in life span. Studies using this animal model that are relevant for cardiovascular pathobiology will be discussed in the next sections.

Telomeres and Neovascularization

The restoration of blood flow into ischemic territories in the adult organism depends on the development of new collateral vessels from established vascular networks (angiogenesis) and on de novo vessel formation by endothelial progenitor cells (vasculogenesis).27 New capillaries composed by a monolayer of ECs are stabilized and mature into fully functional vessels on the recruitment of SMCs and pericytes. Hypoxia is a fundamental angiogenic stimulus that induces TERT protein expression and phosphorylation in cultured SMCs.28 Telomerase inhibition shortened the life span of hypoxic cultures, and constitutive TERT expression extended life span under normoxia, suggesting that hypoxia-mediated telomerase activation promotes long-term SMC growth. Whether chronic hypoxia also leads to higher telomerase activity in ECs remains to be established.

Aging leads to endothelial dysfunction, reduced vascular endothelial growth factor expression, and diminished angiogenesis in a rabbit model of limb ischemia, although advanced age does not preclude augmentation of collateral vessel development in response to the supply of exogenous angiogenic factors.29 Late-generation Terc-null mice with short telomeres disclosed a sharp decrease in angiogenesis in both Matrigel

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implants and murine melanoma grafts, and this correlated with diminished tumor cell proliferation, increased tumor cell apoptosis, and a lower tumor growth rate.23 Collectively, these studies suggest that telomere ablation likely impairs angiogenesis in the aged organism.

Pallini et al30 found a direct correlation between hTERT mRNA expression in ECs of newly formed vessels and the histological grade of human tumors, thus additionally supporting a role of telomerase in angiogenesis. They detected endothelial hTERT expression in 29%, 56%, and 100% of low-grade astrocytomas, anaplastic astrocytomas, and advanced glioblastomas multiforme, respectively. Whereas hTERT mRNA expression and the proliferation rate of human ECs are dissociated in low-grade and anaplastic astrocytomas, these parameters correlated in glioblastomas multiforme. Remarkably, diffusible factors produced by glioblastoma cells in vitro upregulate hTERT mRNA and protein expression and telomerase activity in ECs.31

Human dermal microvascular ECs transduced with hTERT have increased capacity to form more durable microvascular structures when subcutaneously xenografted in severe combined immunodeficiency mice.32 Likewise, constitutive hTERT expression in cultured human endothelial progenitor cells enhances their mitogenic and migratory activity, improves survival, and augments neovascularization in a murine hind limb ischemia model.33

Telomeres and Cardiovascular Disease

The cardioprotective effects of estrogens via indirect actions on lipoprotein metabolism and through direct effects on vascular ECs and SMCs are likely to contribute to the lower incidence of cardiovascular disease observed in premenopausal women compared with men.34-37 Of note in this regard, women have a decelerated rate of age-dependent telomere exhaustion over men.8,10,15,17 Estrogen induces TERT transcription via an estrogen response element within the TERT promoter.38 Moreover, estrogen activates in human ECs the phosphoinositol 3-kinase (PI3K)/Akt pathway,39 which in turn enhances human telomerase activity through TERT phosphorylation.40 In contrast, PI3K inhibition or dominant-negative Akt diminishes telomerase activity in ECs.41 Collectively, these findings suggest that estrogen activates endothelial telomerase via PI3K/Akt signaling. Conversely, Akt inactivation by proatherogenic oxidized low density lipoproteins diminishes telomerase activity in ECs.41 Estrogen also stimulates nitric oxide production in vascular ECs,39 which in turn induces telomerase in these cells.42

Atherothrombosis is frequently the cause of myocardial infarction (MI) and consecutive heart failure. Atheroma development is a complex multifactorial process that involves distinct cell types and molecular events, including both adaptive and innate immune mechanisms.43-48 Endothelial dysfunction in response to atherogenic stimuli (ie, elevated plasma cholesterol level, hypertension, and diabetes) is accepted as one of the earliest manifestations of atherosclerosis at sites of predisposition to atheroma formation. The damaged endothelium promotes the adhesion and transendothelial migration of

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circulating leukocytes. Early fatty streaks contain mostly highly proliferative macrophages that avidly uptake lipoproteins to become lipid-laden foam cells. Activated intimal leukocytes produce a plethora of inflammatory mediators that promote SMC proliferation and migration, thus additionally contributing to atheroma growth.43,44,49,50 Plaque rupture or erosion at advanced disease stages can lead to thrombus formation, resulting in MI or stroke. In the next sections, we will discuss studies on telomeres and telomere-associated proteins in cardiovascular pathobiology, including alterations in telomere homeostasis induced by atherogenic stimuli, cardiovascular aging, and heart failure, as well as the cardiovascular phenotype of mice with altered telomerase function (Figure 2).

Telomeres and Atherosclerosis

Aging is a major cardiovascular risk factor.43,44 ECs from human abdominal aorta display age-dependent telomere shortening and increased frequency of aneuploidy.51 A greater rate of telomere attrition has been estimated in human ECs from iliac arteries compared with iliac veins (102 versus 47 bp per year, respectively), and age-dependent intimal telomere loss is greater in the iliac artery versus the internal thoracic artery (147 versus 87 bp per year, respectively),52 a vessel subjected to less hemodynamic stress. Similarly, Okuda et al53 reported a higher rate of age-dependent telomere attrition in both the intima and media of the distal versus proximal human abdominal aorta. They also found a negative correlation between telomere length and atherosclerotic grade, although this relationship was not statistically significant after adjustment for age. Collectively, these studies suggest that telomere attrition contributes to age-dependent endothelial dysfunction and reveal a higher rate of telomere attrition in aged vascular beds with increased shear wall stress and enhanced cellular turnover.

ECs with senescence-associated phenotypes are present in human atherosclerotic lesions.54 This phenotype can be induced in cultured human aortic ECs by overexpression of a dominant-negative mutant of telomere repeat binding factor 2 (TRF2), and replicative senescence of these cells can be prevented by TERT transduction.54 Interestingly, age-dependent telomere shortening of cultured human umbilical vein ECs is slowed down by enrichment of intracellular vitamin C, which reduces by 53% the level of proatherogenic reactive oxygen intermediates.55

Leukocytes play important roles in all phases of atheroma development.43,44,47,48 Patients with vascular dementia, a disorder that is frequently associated with progressive cerebrovascular atherosclerosis and consecutive stroke, have significantly shorter telomeres in blood circulating leukocytes compared with three age-matched control groups, namely cognitively competent patients suffering from cerebrovascular or

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cardiovascular disease alone, patients with probable Alzheimer’s dementia, and apparently healthy control subjects.56 Likewise, average telomere length in leukocytes of 10 patients with severe coronary artery disease (CAD) was significantly shorter than that of 20 controls with normal coronary angiograms after adjustment for age and sex.57 In a larger study comparing 203 cases of premature MI and 180 controls, age- and sex-adjusted mean terminal restriction fragment (TRF) length of patients was significantly shorter than that of controls, and this difference was not accounted for by other coronary risk factors.58 Compared with subjects in the highest quartile for telomere length, subjects with shorter than average telomeres had between 2.8- and 3.2-fold higher risk of MI. In another study of 143 healthy unrelated individuals older than 60 years of age, shorter telomere length in blood DNA correlated with poorer survival that was attributable in part to a 3.18- and a 8.54-fold higher mortality rate from heart and infectious disease, respectively.59

The above studies raise the possibility that telomere attrition may be a primary abnormality that renders the organism more susceptible to cardiovascular risk factors. However, because the rate of telomere shortening augments in most somatic cells with increasing cell division,1-5 reduced leukocyte telomere length in patients with cardiovascular and cerebrovascular diseases may be a mere consequence of increased cell turnover induced by the chronic inflammatory response underlying atherogenesis. To add insight into this question, we assessed the impact of telomere attrition on atherogenesis induced by dietary cholesterol in apolipoprotein E (apoE)-deficient mice, a well-established model of experimental atherosclerosis that recapitulates important aspects of the human disease.60 We found that late-generation mice doubly deficient in apoE and Terc had shorter telomeres and were protected from atherosclerosis compared with apoE-null mice with an intact Terc gene, and this beneficial effect of short telomeres correlated with impaired proliferative capacity of lymphocytes and macrophages.26 Additional studies are warranted to ascertain whether telomere shortening affects other key processes implicated in atherosclerosis (ie, leukocyte recruitment, SMC proliferation, and migration). If our findings in Terc-apoE doubly deficient mice are applicable to humans, telomere shortening in blood circulating leukocytes is unlikely to represent a factor predisposing to atherosclerosis in humans. However, a conclusive answer to this chief question must await the results of epidemiological studies to ascertain if individuals with significantly shorter telomeres in circulating leukocytes at birth are at higher risk of developing CAD in adulthood independently of known cardiovascular risk factors. Of note in this regard, Okuda et al12 reported high variability of telomeric DNA length in white blood cells (WBCs), umbilical artery, and skin from donor newborns independently of gender, suggesting that genetic and environmental determinants that start exerting their effect during embryonic development are key determinants of telomere length. These authors also suggested that longer telomeres in adult women result from a slower rate of telomeric attrition during aging. X-linked inheritance of telomere length has recently been suggested.97

Because human aging is associated with telomere erosion in most somatic cells,4,5 the higher prevalence of atherosclerosis within the elderly seems to challenge the conclusion made in mice that short telomeres protect from atherosclerosis.26 These seemingly

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conflicting findings might be reconciled if accepting that accumulation of cellular damage imposed by prolonged exposure to cardiovascular risk factors ultimately prevails over protective mechanisms, including telomere shortening. Remarkably, we have shown that 4- to 5-year-old rabbits exhibit a marked reduction in the size of atherosclerotic lesions compared with 4- to 5-months-old counterparts despite comparable hypercholesterolemia induced by the same dietary regimen.61

Telomeres, Hypertension, and Diabetes

Hypertension is a major cardiovascular risk factor.46 In spontaneously hypertensive rats (SHR), both telomerase protein expression and activity are induced in the aorta but not in other tissues before the onset of hypertension, and this correlates with telomere lengthening and increased medial SMC proliferation.62 TERT antisense RNA delivery increased apoptosis in cultured SMCs by a mechanism that was reversed by p53 overexpression. The authors concluded that selective TERT activation and subsequent telomere lengthening in aortic medial SMCs is the driving force for the imbalance between cell proliferation and apoptosis that ultimately results in the vascular remodeling seen in genetic hypertension. Compared with age-matched normotensive rats, the kidney of SHR undergoes a transient hyperplasic response during the first 2 weeks of postnatal life.63 Because shorter telomeres are detected in the kidney of SHR at all ages examined, it was suggested that kidney cells from these animals are subjected to increased turnover, potentially leading to their accelerated aging.

In a study performed on 49 twin pairs that included 38 men and 60 women 18 to 44 years of age, TRF length in WBCs correlated positively with diastolic blood pressure but negatively with systolic blood pressure, suggesting a negative relation between TRF length and pulse pressure.15 Moreover, the correlation between telomere length and pulse pressure was independent of gender, and both parameters appeared highly heritable. Benetos et al17 also investigated WBC telomere length and blood pressure parameters that are associated with stiffness of large arteries (pulse pressure and pulse wave velocity) in French subjects who were not taking any antihypertensive medications (120 men and 73 women; mean age, 56+/-11 years). Although telomere length negatively correlated with age in both sexes, multivariate analysis showed that telomere shortening significantly contributed to increased pulse pressure and pulse wave velocity only in men. Both studies found age-adjusted longer telomeres in women, suggesting that biological aging is more advanced in men than in women.

Patients with diabetes mellitus are at higher risk for microvascular and macrovascular disease.45 Jeanclos et al64 reported reduced telomere length in WBCs from patients with insulin-dependent diabetes mellitus compared with age-matched nondiabetic subjects. Because this parameter was undistinguishable when comparing patients with non-insulin-dependent diabetes mellitus and nondiabetic controls, the authors suggested that telomere shortening occurs in subsets of WBCs that play a role in the pathogenesis of insulin-dependent diabetes mellitus. The observation that CAD patients with hypercholesterolemia and diabetes mellitus have shorter telomeres in peripheral blood mononuclear cells than healthy controls provides additional support implicating telomere

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exhaustion as a mechanism contributing to coronary atherosclerosis under some circumstances of metabolic disorders.65

Telomeres and Heart Pathobiology
Similar telomere length in the human heart was found in autopsy samples from 168 individuals in the age range of 0 to 104 years.11 Examination of crude heart extracts revealed a maximum of telomerase activity in embryos, which then declines to become very low or undetectable shortly after birth and throughout adulthood in rodents7,66-68 and humans.69-71 Telomerase downregulation in the adult heart has been eluded in transgenic mice engineered to express hTERT specifically in cardiac myocytes, and this was sufficient to prevent telomere attrition in adult myocardium.68 Although the ventricle of 2-week-old transgenic mice displayed increased DNA synthesis and myocyte density, the ratio of heart weight to body weight did not increase because transgenic cardiomyocytes at this age were smaller than wild-type controls. By 12 weeks, however, there was a concentric hypertrophy of both ventricles and increased myocyte size, without evidence of cell loss or alteration of mechanical heart dysfunction as an explanation. It is noteworthy that this biphasic response occurred despite sustained telomerase activity throughout the period of time examined, suggesting that hTERT initially delays cardiac myocyte cell-cycle exit and then induces late-onset cell hypertrophy in mice. In contrast, hTERT overexpression in primary cultures of postmitotic rat ventricular myocytes did not elicit DNA synthesis but triggered hypertrophic growth.68

Leri and colleagues16,72 confirmed the postnatal downregulation of cardiac telomerase activity by analyzing highly pure preparations of rat and dog ventricular myocytes obtained by enzymatic dissociation. Notably, these authors detected telomerase activity in a restricted population of cardiomyocytes throughout adulthood and argued that contamination from fibroblast, EC, and SMC nuclei lacking telomerase is the most likely cause of the reported lack of telomerase activity in the whole myocardium from 20-day-old rats.7 Telomerase expression in adult somatic cells has been also reported in cycling primary presenescent human fibroblasts,73 previously believed to lack telomerase activity and expression. Analysis of telomere length in myocyte nuclei isolated from the left ventricle of fetal, neonatal, and adult rats (up to 27 months of age) additionally supports the notion of cellular heterogeneity within the adult heart.74 Although this parameter was preserved during aging in most cells, telomere shortening increased with age in a subgroup of myocytes that constituted 16% of the entire cell population in aged hearts. Because telomere attrition is generally more prominent in proliferating cells, these findings have been interpreted as an indication that replicative-competent cardiac myocytes exist throughout life and that these cells may counteract the continuous death of cells in the aging mammalian rat heart.16,74 Indeed, contrary to the generally held concept that adult cardiomyocytes irreversibly exit the cell cycle, several studies reported the presence of proliferating ventricular myocytes in the normal and pathologic adult mammalian heart of several species, including humans.75-79

Recent studies have explored the putative role of telomeres and telomerase in heart pathology. As discussed above, reduced telomere length in circulating leukocytes has

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been associated with increased risk of MI and heart disease and higher mortality rate.58,59 In an experimental model of progressive deterioration of cardiac performance and dilated cardiomyopathy in young dogs, telomerase activity and protein level in left ventricle myocytes, but not in ECs, SMCs, and fibroblasts, increased 3 weeks after the onset of the disease and then were reduced 1 week later.72 Notably, the percentage of telomerase-competent cardiomyocytes coexpressing the proliferation marker Ki67 increased during disease progression, and their level of telomerase activity seemed sufficient to preserve telomere length in this model of acute cardiac failure. In contrast, age-related cardiomyopathy in humans (characterized by an increase of cell senescence markers, moderate hypertrophy, and cardiac dilatation) correlated with enhanced apoptosis and telomere shortening despite a 14-fold increase in the number of telomerase-competent myocytes and twice as much telomerase activity with respect to age-matched hearts.80 Likewise, heart tissue from patients affected by cardiac hypertrophy consecutive to aortic stenosis with a mean duration of 3 years exhibited increased telomerase activity and a 90- to 120-fold increase in the number of telomerase-positive cells but a 2.7-fold decrease in telomere length.81 Thus, unlike acute dilated cardiomyopathy in young dogs,72 these human studies demonstrate telomerase shortening during age-related heart disease and cardiac hypertrophy despite enhanced telomerase activity. Oh et al71 also reported age-dependent telomere attrition in patients with end-stage heart failure at the time of cardiac transplantation, although they did not detect telomerase activity in the diseased heart.

In addition to cardiac telomere shortening,71,81 patients with heart failure disclose induction of the DNA damage-activated checkpoint kinase Chk2, downregulation of TRF2 expression, and increased frequency of myocyte apoptosis compared with control hearts.71 TRF2 downregulation was not seen in patients with hypertrophic obstructive cardiomyopathy, a disease that does not affect ventricular function. Biomechanical stress induced by 1 week of partial aortic constriction in mice reproduced the findings made in patients with heart failure, including telomere shortening, TRF2 downregulation, Chk2 activation, and increased apoptosis in myocardial tissue.71 Importantly, cardiac-specific hTERT expression in transgenic mice resulted in maintenance of TRF2 protein expression, blockade of Chk2 activity, and diminished cardiac apoptosis after ischemic (coronary ligation) and biomechanical (partial occlusion of the thoracic aorta) injury, and these effects correlated with reduced area of MI and less fibrosis and preservation of systolic function, respectively.68,71 Moreover, TRF2 inhibition caused telomere erosion, Chk2 activation, and increased apoptosis in cultured rat ventricular myocytes, and TERT and TRF2 overexpression reduced the apoptotic rate and increased oxidative stress induced by serum withdrawal in these cells.71 Collectively, these studies strongly suggest that TRF2 downregulation and Chk2 activation contribute to increased cardiomyocyte apoptosis in both human and murine cardiac failure.

The examination of successive generations of Terc-null mice additionally supports the importance of telomere attrition in cardiac pathology.24 Telomere length in isolated cardiac myocytes was progressively reduced up to the fifth generation of Terc-null mice (G5Terc-null). Moreover, old G5Terc-null mice exhibited shorter telomeres in cardiomyocytes than did younger counterparts, and this led to ventricular dilation,

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thinning of the myocardium, cardiac dysfunction, and sudden death. Compared with wild-type mice, heart sections from G5Terc-null mice revealed increased level of expression of the tumor suppressor protein p53, reduced proliferation and increased apoptosis, and a 50% reduction in the number of left ventricular myocytes. Moreover, a strong correlation between p53 protein expression and telomere shortening was found in cardiomyocytes of G5Terc-null mice. It remains to be established whether systemic alterations in response to telomere attrition in other organs may have contributed to cardiac hypertrophy and heart failure in this experimental model.

Potential Therapeutic Applications of Telomerase Gene Transfer for Cardiovascular Disease

As discussed in the previous sections, telomerase attrition is likely to play an important role in cardiovascular disease. Thus, telomerase-based gene therapy could be of value for the treatment of these disorders. Importantly, Samper et al82 demonstrated that critically short telomeres can become fully functional by restoration of telomerase. They mated heterozygous Terc+/- mice to late-generation Terc-null mice, which have short telomeres, unstable chromosomes, and signs of premature aging. Analysis of the progeny revealed chromosomes with detectable telomeres, absence of chromosomal instability, and no signs of premature aging in the telomerase-reconstituted mice.

The exogenous supply of angiogenic cytokines promotes therapeutic neovascularization in animal models of peripheral and myocardial ischemia and has shown promising clinical results.83,84 Ex vivo expanded human endothelial progenitor cells can also serve as a "supply-side" strategy for therapeutic neovascularization in experimental animals,85 and in vivo transplantation of hTERT-transduced endothelial progenitors improved capillary density and limb salvage in a murine hind limb ischemia model.33 It is noteworthy, however, that telomere-independent barriers may limit the transplantation capacity of hematopoietic stem cells. Indeed, although TERT overexpression in murine hematopoietic stem cells prevented telomere attrition in these cells during serial transplantation, this strategy did not extend their transplantation capacity.86

hTERT overexpression in human aortic SMCs increased telomere length and extended life span compared with control cells.87 Late-passage hTERT-transduced SMCs retained a normal morphology and a differentiated, nonmalignant phenotype, and engineered vessels containing human umbilical vein ECs and hTERT-SMCs disclosed markedly improved cellular viability and were architecturally and mechanically superior to vessels generated from control SMCs. Thus, the production of tissue-engineered human arteries for bypass surgery may be facilitated by TERT transduction.

Proof of principle for the notion that telomerase reconstitution may prevent or rescue heart disease was provided by the observation that cardiac-restricted expression of TERT in transgenic mice protects from age-dependent myocardial telomere shortening and apoptosis and alleviates the consequences of ischemic and biomechanical injury

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(ie, reduced MI area, less fibrosis, and preservation of systolic function).68,71 Isolation and ex vivo expansion of telomerase-competent replicating cardiomyocytes found in adult heart16,72,74 could also support myocardial regeneration. Moreover, recent studies have reported the isolation of murine and rat adult heart-derived cardiac progenitor cells that are capable of homing to injured myocardium when injected either intravenously88 or directly into the ischemic heart.89 Grafted cardiac stem cells undergo cardiac differentiation with and without fusion to host cells and can encompass as much as 70% of the injured ventricle. Current issues regarding the potential use of stem cell transplantation for the treatment of ischemic heart disease have been comprehensively discussed elsewhere.90,91

Despite encouraging results of gene therapy in preclinical and clinical studies, major efforts are still required to override the current practical barriers and limitations placed on most clinical trials before gene therapy strategies exhibit wide application, including the development of safer gene delivery vectors, improvement of transgene expression, and development of efficient systems for conditional expression. Aside from these general considerations, it is worth considering some issues specifically related to gene therapy for telomere-length restoration. First, the protection against heart injury observed in cardiac-specific TERT transgenic mice was achieved in animals that expressed the transgene throughout development,68,71 but telomerase gene transfer would most likely be administered in adult patients whose heart contains a large fraction of nondividing cardiomyocytes. Of note in this regard, cardiac-specific TERT transgenic mice displayed cardiac hyperplasic growth by 2 weeks of age and concentric hypertrophy of both ventricles and increased myocyte size at 12 weeks of age.68 Additional animal studies are thus warranted to assess whether telomerase reconstitution after injury is of therapeutic value. A second aspect is the potential of unwanted effects brought about by telomerase gene transfer that should be considered in the risk-benefit analysis of this approach. For instance, indiscriminate proliferation of telomerized cells within the heart may promote cardiac fibrosis and cancer.92,93 Moreover, because neovascularization is enhanced by TERT overexpression32,33 and proliferation of vasa vasorum promotes atherosclerosis,94 grafting of telomerized cells into coronary vessels may worsen atherogenesis in patients with CAD. This potential risk, as well as additional unwanted effects attributable to the homing of grafted telomerized cells in sites other than the heart, may be prevented by the use of cardiac-restricted promoters to drive TERT expression.

Telomere dysfunction is emerging as an important factor in the pathogenesis of age-related cardiovascular disease. Critically short telomeres, an imbalance in the relative level of telomere-associated proteins, low telomerase activity, or a combination of these factors can lead to cellular senescence or apoptosis. Both genetic and environmental factors seem to control human telomere length, which shows a high degree of individual variability. It is also notable that estrogens may contribute to longer telomeres in women compared with age-matched men, and this correlates with lower incidence of cardiovascular disease in premenopausal women.

Although a consistent finding in humans is the correlation between short telomeres in blood circulating leukocytes and hypertension, diabetes mellitus, CAD, and MI, whether

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telomere exhaustion is cause or consequence of these pathologies remains to be established. On the other hand, assessing whether telomere erosion is an independent cardiovascular risk factor will require prospective epidemiological studies. Another important issue is to what extent the observations made in genetically modified mice affecting telomeric components are valid in humans. For instance, although shorter telomeres have been detected in human arterial tissue from atherosclerosis-prone vascular beds and in blood circulating leukocytes from patients with CAD, telomere shortening in hypercholesterolemic mice significantly reduced atherosclerosis. Furthermore, although cardiac-specific TERT transgenic mice give proof of principle for telomerase reconstitution as a valid therapy for myocardial regeneration, additional studies are required to ascertain whether this strategy may be applicable to humans.

In conclusion, although the role of telomere dysfunction in cardiovascular disease appears evident, more research is needed before telomerization can be translated effectively into clinical practice. Because most reports have focused on telomerase, future studies aimed at assessing the role of additional telomere-associated proteins in cardiovascular pathobiology and their potential implications for therapeutics are warranted.

Acknowledgments

Work in the laboratory of V.A. is supported in part by the Ministry of Science and Technology of Spain and Fondo Europeo de Desarrollo Regional (grants SAF2001-2358 and SAF2002-1443) and from Instituto de Salud Carlos III (Red de Centros C03/01). A.L.S. is the recipient of a Marie Curie postdoctoral fellowship from the European Union. We thank M.J. Andrés-Manzano for preparing the figures and M.A. Blasco for providing the Q-FISH photomicrograph of Figure 1A.

Footnotes

Original received November 26, 2003; revision received January 21, 2004; accepted February 4, 2004.

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Dr. Massimo Cristofanilli, MD Anderson Cancer Center, Cancerwise, 2003
New p53 Therapy in Advanced Breast Cancer
Anti-tumor Gene May Enhance Chemotherapy

Adding an anti-tumor gene to cancer cells can make the cells more sensitive to the killing power of chemotherapy. It can also shrink inoperable breast cancer tumors enough that they can be eliminated by surgery, according to a study by researchers at M. D. Anderson.

The study demonstrated that administering Advexin®, a drug containing the p53 gene, directly to tumors can improve the results of neoadjuvant chemotherapy - a method commonly used to shrink large tumors before surgery or radiation therapy. The drug was given to 12 women with locally advanced breast cancer in a Phase II study, which tests for safety and effectiveness.

"These patients’ tumors are typically difficult to treat because of their advanced nature," says Massimo Cristofanilli, M.D., assistant professor of medicine in M. D. Anderson’s Department of Breast Medical Oncology. "The response to chemotherapy is a mixed bag. After neoadjuvant chemotherapy, some patients have only a few cancer cells left, whereas some have a lot of disease, and only 10% to 15% of patients achieve total remission. Our goal with this study is to increase the pathological remission rate and overall patient survival."

The Results

When Advexin was administered by injection, in addition to a standard chemotherapy regimen of docetaxel plus doxorubicin, all 12 patients had dramatic reduction in tumor size with minimal tumor cells remaining. These remaining cells were removed surgically. Of the women studied, none has had a recurrence of cancer since the trial started one year ago, says Cristofanilli, who presented these preliminary results recently at the annual meeting of the American Society of Clinical Oncology.

"The fact that we haven’t seen any progression is important for patients with breast cancer," Cristofanilli says. "This treatment could eventually be applied to breast cancer patients with every stage of disease."

Advexin and the P53 Gene:

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Advexin supplies the p53 gene protein in very high concentrations to cancer tissue

A major role of this protein is to recognize when the cell has been damaged by mutation, stop cell growth and initiate repair, or if the cell is heavily damaged, p53 initiates cell death

In about half the cases of aggressive breast cancer, the p53 gene is mutated so that the protein is no longer available in proper amounts to control cell growth, Cristofanilli says
In cancers where the p53 gene is still normal, the function of the p53 protein still can be disrupted

Loss of p53 is associated with more aggressive tumors that are resistant to chemotherapy and radiation therapy

Special Delivery: p53 to Cancer Cells

A common cold virus called adenovirus is used to carry the p53 gene into cancer cells. The adenovirus has been used extensively as a gene delivery device, or vector, to supply therapeutic genes to cells. The adenovirus survives only long enough to deliver the p53 gene, perhaps only a matter of hours, Cristofanilli says. Inside the cancer cell, the p53 gene is translated into the active p53 protein, and cell death is initiated. This short-lived, targeted therapy does not affect normal cells outside the tumor area.

"We have seen very few side effects," Cristofanilli says. "A few patients experienced irritation at the site of injection, but that lasted for only a couple of days."

In the current M. D. Anderson study, patients receive two chemotherapy agents (docetaxel plus doxorubicin) together with two injections of Advexin every three weeks for four treatment cycles. Patients diagnosed with stage III A-B or localized stage IV breast cancer are still being recruited for the trial, which is scheduled to include 60 patients.

Immune System Benefits

Initial findings indicate that in addition to direct killing by the p53 genes and proteins, the injections seem to stimulate the immune system to attack the cancer cells.

"Something is happening in the breast with these p53 drug injections that has not been seen before," Cristofanilli says. "In the area of the primary tumor we see immune system cells surrounding the few remaining cancer cells."

However, the role of the immune system needs to be clarified, he adds. More patients need to be enrolled and further study is necessary regarding the number of injections required for optimal response.

Trial Recruitment

Prospective participants and/or referring physicians who would like to learn more about the study, as well as additional inclusion requirements, can call the M. D. Anderson Information Line at (800) 392-1611 or fill out an online inquiry form.

Disclosure Information: Introgen Therapeutics, Inc., of Houston, is sponsoring the clinical trial. The company holds a licensing agreement with M. D. Anderson to commercialize products based on licensed technologies, and has the option to license future technologies under sponsored research agreements. The University of Texas System owns stock in Introgen. These arrangements are managed by M. D. Anderson in accordance with its conflict of interest policies.

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